As filed with the U.S. Securities and Exchange Commission on August 21, 2026.

Registration No. 333-297395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Holtec Nuclear Corporation

(Exact name of registrant as specified in its charter)

Delaware	4911	41-3557932
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Holtec Boulevard

Camden, New Jersey 08104

Tel: (856) 797-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Krishna P. Singh

Chief Executive Officer

1 Holtec Boulevard

Camden, New Jersey 08104

Tel: (856) 797-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Hillary H. Holmes Harrison Tucker Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 Tel: (346) 718-6600	Michael Kaplan Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(Subject to Completion, Dated     , 2026)

    Shares

Holtec Nuclear Corporation

Class A Common Stock

This is the initial public offering of the Class A common stock of Holtec Nuclear Corporation, a Delaware corporation. We are offering    shares of our Class A common stock.

Currently, no public market exists for our Class A common stock. We expect the initial public offering price to be between $    and $    per share. We intend to apply to list our Class A common stock on The Nasdaq Stock Market LLC (“Nasdaq”) and Nasdaq Texas, Inc. (“Nasdaq Texas”) under the symbol “HNUC.”

Following this offering, we will have two classes of authorized common stock: Class A common stock; and Class B common stock. Each share of Class A common stock is entitled to one vote per share on all matters presented to our stockholders generally. Each share of Class B common stock is entitled to 10 votes per share on all matters presented to our stockholders generally. Holders of our common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation (the “certificate of incorporation”) or as required by applicable law. The holders of Class B common stock will not have any economic rights, including any of the economic rights (including the rights to dividends) provided to holders of Class A common stock.

Immediately following the offering, Holtec Holdings, Inc. (“Holtec Holdings”), an entity affiliated with our founder and Chief Executive Officer, will directly or indirectly own all of the issued and outstanding shares of our Class B common stock and will directly or indirectly control approximately    % of the voting power of our common stock with respect to director elections (or approximately    % of the voting power with respect to director elections if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), without giving effect to any purchases that any of our affiliates may make through the directed share program. As a result, we will be a “controlled company” under the corporate governance listing standards of Nasdaq and Nasdaq Texas following the completion of this offering. As of the date of this prospectus, however, we do not intend to take advantage of exemptions from certain corporate governance requirements but may elect to do so in the future for as long as we remain a controlled company. See “Management—Controlled company exemption.”

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. See “Risk Factors” and “Prospectus Summary—Implications of being an emerging growth company.”

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 34 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Holtec Nuclear Corporation	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also exercise an option to purchase up to an additional    shares of our Class A common stock from us to cover over-allotments, if any, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus. See “Underwriting.”

At our request, the underwriters have reserved up to   % of the shares of Class A common stock for sale at the public offering price through a directed share program to certain individuals associated with us. See “Underwriting—Directed share program.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of Class A common stock will be ready for delivery on or about    , 2026.

Joint Book-Running Managers

J.P. Morgan	Guggenheim Securities

Goldman Sachs & Co. LLC	Citigroup	BofA Securities

Morgan Stanley	Cantor	BMO Capital Markets	Oppenheimer & Co.

Prospectus Dated    , 2026.

Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell our Class A common stock in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Basis of presentation

Holtec Nuclear Corporation (“Holtec Nuclear”) was formed as a Delaware corporation on December 16, 2025 and will have no assets or operations prior to the Reorganization (as defined below). Historically, we have

i

conducted substantially all of our operations through Holtec International, a Delaware corporation (“Holtec International”), which is held entirely by The Great Banyan Trust and the Multi-Decades Trust (a complex irrevocable trust), both of which are beneficially owned by Dr. Krishna P. Singh (collectively with Dr. Krishna P. Singh, the “Legacy Stockholders”). Accordingly, this prospectus includes certain historical consolidated financial and other data of Holtec International.

Prior to this offering, Holtec International, which had been organized as an S corporation, converted into a Delaware limited liability company and, following the completion of the Reorganization, is treated as a partnership for U.S. federal income tax purposes. Immediately following this offering, Holtec Nuclear will be a holding company, and its sole material asset will be Class A membership interests in Holtec International (“Class A Interests”), which Holtec Nuclear will hold either directly or indirectly through one or more wholly owned subsidiaries. As the sole managing member of Holtec International, Holtec Nuclear will operate and control all of the business and affairs of Holtec International and, through Holtec International and its subsidiaries, conduct our business. The Reorganization will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of Holtec Nuclear will recognize the assets and liabilities received in the Reorganization at their historical carrying amounts, as reflected in the historical financial statements of Holtec International. Holtec Nuclear will consolidate Holtec International on its consolidated financial statements and record a non-controlling interest related to the Class B membership interests in Holtec International (“Class B Interests”) held by Holtec Holdings and Holtec International Holdco 1 LLC (“Holtec International Holdco”) on its consolidated balance sheet and statement of income. See “Organizational Structure.”

Prior to the closing of this offering, we effectuated NAMCO Restructuring Phase I (as defined herein), pursuant to which certain decommissioning assets and associated liabilities will be transferred from NAMCO (as defined herein) to DEAMCO (as defined herein), a subsidiary of Holtec Holdings. Subject to receipt of required NRC and certain other regulatory approvals, which may occur after the closing of this offering, we expect to effectuate NAMCO Restructuring Phase II (as defined herein), upon the completion of which we intend to deconsolidate DEAMCO and its subsidiaries from the consolidated financial statements of Holtec Nuclear and its subsidiaries. Our consolidated financial statements included in this prospectus do not give effect to the NAMCO Restructuring. Our Unaudited Pro Forma Condensed Combined Financial Information included in this prospectus, however, present certain financial information after giving effect to the Reorganization described above and the NAMCO Restructuring. See “Organizational Structure—NAMCO Restructuring” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.” See also “Risk Factors—Risks related to our business—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals.”

Except as otherwise indicated or required by the context, all references to “Holtec,” the “Company,” “we,” “our” and “us” or similar terms refer to (i) Holtec International and its consolidated subsidiaries before the Reorganization and (ii) Holtec Nuclear and its consolidated subsidiaries after the Reorganization. Except as otherwise indicated or the context otherwise requires, references to “common stock” refer to our Class A common stock and Class B common stock, collectively.

Except as otherwise indicated, all information contained in this prospectus (i) assumes an initial public offering price of $    per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) and (ii) assumes that the underwriters do not exercise their option to purchase additional shares.

For the definitions of certain terms and abbreviations used in this prospectus, see “Glossary of Nuclear Industry and Holtec Terms” beginning on page iv of this prospectus.

Industry and market data

Certain market and industry data and forecasts used in this prospectus have been obtained from the following independent industry publications or reports: (i) BloombergNEF; (ii) Federal Energy Regulatory Commission; (iii) Idaho National Laboratory; (iv) International Atomic Energy Agency; (v) North American Electric Reliability Corporation; (vi) Nuclear Business Platform; (vii) Nuclear Energy Institute; (viii) Our World in Data; (ix) Sandia National Laboratories; (x) DOE; (xi) U.S. Energy Information Administration; (xii) World Nuclear Association and other publicly available reports and data. None of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of publicly available industry publications, our internal research and our knowledge of the markets in which we currently, and will in the future, operate. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. Statements as to our market position are based on market data currently available to us, as well as management’s estimates and assumptions regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Trademarks and trade names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

GLOSSARY OF NUCLEAR INDUSTRY AND HOLTEC TERMS

The terms and abbreviations defined in this section are used throughout this prospectus:

•	“AC” refers to alternating current.

•	“AI” refers to artificial intelligence.

•	“AMC” refers to our future advanced manufacturing center.

•	“ARDP” refers to the Advanced Reactor Demonstration Program.

•	“ASPA” refers to an Asset Sale and Purchase Agreement.

•	“BNEF” refers to BloombergNEF.

•	“BOP” refers to balance of plant.

•	“Budget Tracker PMT” refers to our proprietary project financial management and tracking system.

•

“Build-Own-and-Operate” refers to one method of commercialization of our SMR-300 technology whereby we will deploy our SMR-300 technology at Palisades for Pioneer One and Pioneer Two, overseeing all elements of project execution together with Hyundai E&C, and will initially retain ownership after commissioning, although we may subsequently sell all or a portion of our equity interest in either project.

•	“BWRs” refers to boiling water reactors.

•	“CFE” refers to the Comisión Federal de Electricidad.

•	“CIS” refers to consolidated interim storage.

•	“COD” refers to commercial operation date.

•	“CPA” refers to a Construction Permit Application.

•	“CRDMs” refers to Control Rod Drive Mechanisms.

•	“CSP” refers to concentrated solar power.

•	“CTBs” refers to conjugated tube bundles.

•	“DC” refers to direct current.

•

“DEAMCO” refers to Decommissioning Asset Management Company, LLC, a wholly owned subsidiary of Holtec Holdings and the owner of the DEAMCO Facility Entities as of the completion of NAMCO Restructuring Phase I.

•

“DEAMCO Facility Entities” refers, collectively, to Holtec Pilgrim, LLC, Holtec Indian Point 2, LLC (which owns Indian Point reactor units 1 and 2), Holtec Indian Point 3, LLC, Oyster Creek Environmental Protection, LLC and Holtec Big Rock Point, LLC.

•

“Develop-to-Deploy” refers to one method of commercialization of our SMR-300 technology whereby we will perform early development and licensing activities for an SMR-300 project and transfer ownership to the customer once those activities are completed.

•	“DOD” refers to the U.S. Department of Defense, which may also be referred to as the Department of War in certain executive-branch communications.

•	“DOE” refers to the U.S. Department of Energy.

•	“DOE LGA” refers to the Loan Guarantee Agreement dated as of July 31, 2024, between Holtec Palisades, LLC, as Borrower, and the DOE, as Guarantor and Loan Servicer.

•

“DOE LGA Facility” refers to the loan guarantee facility pursuant to the DOE LGA, which guarantees loan advances from the Federal Financing Bank to Holtec Palisades, LLC in an amount of up to $1.52 billion, subject to certain conditions and in accordance with the terms of the DOE LGA.

•	“EAB” refers to the exclusion area boundary.

•	“EDF UK” refers to EDF Energy Nuclear Generation Limited.

•	“EH&S” refers to environmental, health and safety.

•	“EIA” refers to the U.S. Energy Information Administration.

•	“Electronic Shop Traveler” or “EST” refers to our proprietary electronic manufacturing sequencing and management software.

•

“Energetics” refers to Energetics, LLC, our wholly owned subsidiary and a fully integrated, in-house development platform for planning, siting, financing, off-take structuring, capital structuring and equity sell-downs of SMR-300 projects.

•	“ENERCON” refers to Enercon Services, Inc. and its affiliates.

•	“Energy Island” refers to an integrated energy system combining one or more SMR-300 units, the HI-THERM HCSP, and the Holtec Green Boiler.

•	“EPA” refers to the U.S. Environmental Protection Agency.

•	“EPC” refers to engineering, procurement and construction.

•	“EPSA” refers to an Equity Purchase and Sale Agreement.

•	“EQ” refers to an environmental qualification.

•	“ER” refers to an environmental report.

•	“ESG” refers to environmental, social and governance.

•	“FOAK” refers to first-of-a-kind.

•	“FHE” refers to fuel handling equipment.

•

“Gen III+ SMR” refers to a nuclear fission reactor, as characterized by the DOE, that: (1) uses light water as a coolant and low-enriched uranium (LEU) as a fuel; (2) has a net power output of approximately 50-350 mega-watts-electric (MWe) per single plant; (3) maximizes factory fabrication approaches; and (4) incorporates evolutionary technological, safety, operational and economic improvements over earlier commercial light-water reactor designs.

•	“Gigawatt” or “GW” refers to one billion watts.

•	“Gigawatt-hour” or “GWh” refers to one billion watt-hours.

•	“HDI” refers to Holtec Decommissioning International, a wholly owned subsidiary of Holtec International and an NRC-licensed decommissioning operator.

•	“HI-DOC” refers to our proprietary, cloud-based information management system.

•	“HI-POP/IST” refers to our proprietary system used to manage accounts payable and invoice processing.

•	“HI-SAFE” refers to our system for on-site storage of non-fuel waste.

•	“HI-STAR” refers to our family of dry spent nuclear fuel storage and transportation cask systems.

•	“HI-STAR 100” refers to a variation of the HI-STAR dry spent nuclear fuel storage and transportation system.

•	“HI-STAR 180D” refers to a variation of the HI-STAR dry spent nuclear fuel storage and transportation cask system.

•	“HI-STORE CISF” refers to our licensed consolidated interim storage facility for used nuclear fuel.

•	“HI-STORM FW” refers to a HI-STORM dry spent nuclear fuel storage system designed for use with pressurized water reactor and boiling water reactor spent fuel with enhanced flood and wind resilience.

v

•	“HI-STORM UMAX” refers to our below-ground dry spent nuclear fuel storage system designed for use with pressurized water reactor and boiling water reactor spent fuel.

•	“HI-STORM UVH” refers to a HI-STORM dry spent nuclear fuel storage system designed for use in marine-air or coastal environments.

•	“HI-STORM” refers to our family of dry spent nuclear fuel storage systems.

•	“HI-THERM HCSP” or “HCSP” refers to our Hybrid Concentrated Solar Plant.

•	“HI-TRAC” refers to our system for on-site transfer and handling of multi-purpose canisters used in spent nuclear fuel management.

•	“Holtec Asia” refers to Holtec Asia Private Limited, an affiliate owned and controlled by our founder, Dr. Krishna P. Singh.

•	“Holtec Green Boiler” or “HGB” refers to our innovative, high-capacity, long-duration thermal energy storage system.

•	“Holtite A” and “Holtite B” refer to proprietary neutron shield materials.

•	“HSP-600” refers to our Holtec Field Services Industrial Safety Program handbook.

•	“HYLAW” refers to Hybrid Laser Arc Welding.

•	“Hyundai E&C” refers to Hyundai Engineering and Construction Co., Ltd.

•	“I&C” refers to instrumentation and control.

•	“IAEA” refers to the International Atomic Energy Agency.

•	“IHA” refers to an integrated head assembly.

•	“IMS” refers to our integrated management system.

•	“INPO” refers to the Institute of Nuclear Power Operations.

•	“IP” refers to intellectual property.

•	“ISFSI” refers to an Independent Spent Fuel Storage Installation.

•	“JV” refers to a joint venture.

•	“LWA” refers to a limited work authorization.

•	“Megawatt Electric” or “MWe” refers to one megawatt of electrical power.

•	“Megawatt” or “MW” refers to one million watts.

•	“Megawatt-hour” or “MWh” refers to one megawatt of electrical power supplied for one hour.

•	“MELCO” refers to Mitsubishi Electric Corporation.

•	“Metamic” refers to our proprietary metal-matrix neutron absorber.

•	“Metamic-HT” refers to our proprietary, high-strength variant of our Metamic metal-matrix neutron absorber material.

•	“MISO” refers to the Midcontinent Independent System Operator.

•	“MOU” refers to a memorandum of understanding.

•	“MPC” refers to multi-purpose canisters, designed to be used in conjunction with either spent fuel storage or spent fuel transportation systems.

•	“MSI” refers to Mariner Strategic Investments, LLC, the Legacy Stockholders’ family asset management company.

•	“NCI” refers to Nuclear Consultants International.

•	“NDT” refers to a nuclear decommissioning trust.

•	“NEI” refers to the Nuclear Energy Institute.

•	“NEI Survey” refers to the Nuclear Energy Institute’s 2025 Future of Nuclear Power survey.

•	“NIAC” refers to the Nuclear Industry Assessment Corporation.

•	“NNSA” refers to the U.S. DOE National Nuclear Security Administration.

•	“NOAK” refers to nth-of-a-kind.

•	“NPD” refers to our Nuclear Power Division.

•	“NRC” refers to the U.S. Nuclear Regulatory Commission.

•	“NSSS” refers to the nuclear steam supply system.

•

“Nuclear Island” refers to the portion of a nuclear power facility that contains nuclear-safety-related structures, systems, and components (SSCs) that are directly involved in reactor operation, nuclear safety, and radiological containment.

•	“NUPIC” refers to Nuclear Procurement Issues Corporation.

•	“O&M” refers to operations and maintenance.

•	“OEM” refers to original equipment manufacturer.

•	“OSHA” refers to the U.S. Occupational Safety and Health Administration.

•

“Overnight capital cost” refers to the estimated cost of constructing a power plant as if it were constructed “overnight,” excluding financing costs, interest during construction and inflation, and representing the upfront cost of the equipment, materials and construction needed to build the facility, expressed in current dollars.

•	“Palisades” refers to the Palisades Nuclear Power Plant, located in Covert, Michigan, and originally commissioned in 1971.

•

“Pioneer One” and “Pioneer Two” refer to the first and second SMR-300 reactor units, respectively, planned to be deployed as a dual-unit SMR-300 plant at the Palisades site located in Covert, Michigan. Pioneer One and Pioneer Two are collectively referred to as the “Pioneer project.”

•	“PJM” refers to the Pennsylvania-New Jersey-Maryland Interconnection.

•	“PPA” refers to a power purchase agreement.

•	“Price-Anderson Act” refers to the U.S. Price-Anderson Act of 1957, as amended.

•	“PV” refers to photovoltaic.

•	“PVP” refers to photovoltaic plant.

•	“PWR” refers to a pressurized water reactor.

•	“RV” refers to a reactor vessel.

•	“RVI” refers to a reactor vessel internal.

•	“RVUI” refers to reactor vessel upper internals.

•	“SMR-300” refers to our proprietary small modular reactor, a generation III+ pressurized water reactor with an expected net electrical output of approximately 300–340 megawatts per reactor unit.

•	“SMR” refers to a small modular reactor.

•	“SNF” refers to spent nuclear fuel.

•	“SSC” refers to structures, systems and components.

•	“Terawatt-hour” or “TWh” refers to one trillion watt-hours.

•	“TRIR” refers to a total recordable incident rate.

•	“UGSOA” refers to the United Government Security Officers of America labor union.

•	“UWUA” refers to the Utility Workers Union of America labor union.

•

“Walk-away-safe” refers to a nuclear reactor design that, following a shutdown or postulated accident, can be placed in and maintained in a safe shutdown condition for an indefinite duration without operator action, relying on passive safety systems and internally contained water inventories for decay heat removal, while preventing release of radioactivity in excess of regulatory limits to the public or the environment. The term is not a regulatory designation.

•	“WANO” refers to the World Association of Nuclear Operators.

•	“WPMR” refers to the Whole-Pool-Multi-Rack.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and provides an overview of Holtec Nuclear Corporation and its subsidiaries (“Holtec,” “the Company,” “we” or “us”). This summary does not contain all of the information that an investor (“you”) should consider before investing in our Class A common stock. For a more complete understanding of our business, you should read this entire prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the Company’s audited consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. In addition, certain statements in this prospectus include forward-looking information that is subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for additional information. Capitalized terms not otherwise defined in this prospectus have the meanings assigned to them under “Basis of Presentation” and in the “Glossary of Nuclear Industry and Holtec Terms” included elsewhere in this prospectus.

Overview

Our company

Holtec is a U.S.-headquartered, multinational technology company specializing in the energy sector, with its principal focus on nuclear power generation and an expanding presence in adjacent clean energy generation solutions and long-duration energy storage. Our founder, Dr. Krishna P. Singh, a widely recognized inventor and entrepreneur, has led the Company since its inception in 1986. We believe that our established position in multiple sectors of the nuclear power industry has been facilitated by our sustained development of innovative technologies, covered by 203 granted patents worldwide as of June 30, 2026, that help protect our IP from unauthorized appropriation by others, as well as other confidentially held IP. Our innovative solutions extend across a full spectrum of disciplines applicable to nuclear power plants, including design, engineering validations, licensing, manufacturing, site construction, commissioning, operations and decommissioning. We provide SSCs and specialty services to the nuclear power industry for our global clients, many of whom are Fortune 500 companies and among the largest in their respective countries. As a vertically integrated, turnkey nuclear technology company, we deliver our goods and services to our customers while maintaining control of all key elements of product delivery, which we believe makes us uniquely positioned to address the growing needs of the global nuclear market. We operate on five continents through 13 operation centers and have a client base that includes more than 150 commercial nuclear reactors, as of June 30, 2026.

We are a leader in the nuclear energy sector in four primary business activities that cut across our legacy operations, our SMR development program and our relatively new renewable energy program: (i) provision of goods and services for the management, storage and transportation of spent nuclear fuel; (ii) restart of decommissioned nuclear power plants and provision of decommissioning services to shutdown nuclear power plants; (iii) development and turnkey supply of SMRs, which are engineered to provide 24/7, clean energy; and (iv) development and deployment of our solar and energy storage technologies that will complement our SMR-300 clean energy solution. We believe that we are the only company in North America that provides a broad range of SSCs and specialty services to the nuclear power industry, is licensed to operate a nuclear reactor and has the distinction of pioneering the restart of a shuttered nuclear plant, a milestone previously viewed by many as unattainable in the United States. Our main business lines to date, comprising decommissioning services, spent fuel storage and transportation solutions and related services, include businesses characterized by long-duration, contracted cash flows with highly rated, stable counterparties. Since our inception, we have been conservatively managed with limited indebtedness. We have grown from a small, niche nuclear supplier in the 1980s to a leading nuclear company, with more than 90% U.S. market share in wet spent fuel storage and approximately 75% U.S. market share in dry spent fuel storage for operating plants as of June 30, 2026, which speaks to our proven ability to expand into and lead new markets.

Our goal is to replicate this success in the developing SMR sector by utilizing our established turnkey project delivery model to deliver the SMR-300 to our customers with engineered passive safety features that are designed to make the SMR-300 Walk-away-safe and with other design attributes to make the SMR-300 universally deployable and land-efficient. We are a leading SMR developer that owns the Palisades nuclear plant and has access to four other nuclear sites (Oyster Creek, Pilgrim, Indian Point and Big Rock Point) in the United States, which we expect will serve as prequalified locations to deploy our SMR-300 plant, subject to receipt of required regulatory licenses and other approvals for our SMR technology. We were also the only SMR developer selected by the DOE in December 2025 for its coveted Tier 1 First Mover Award, which we expect will provide us a $400 million grant to accelerate deployment of our first dual-unit SMR-300 plant (named Pioneer One and Pioneer Two) at our existing Palisades site in Michigan, subject to certain conditions, including the negotiation and execution of a funding agreement. Based on our knowledge of the emerging SMR industry, we believe that Pioneer One and Pioneer Two will be among the first SMRs commercially operating in the United States.

We operate three advanced manufacturing plants, one each in New Jersey, Pennsylvania and Ohio, that feature over one million square feet of aggregate production capacity. These plants enable us to serve our diverse, global client base through timely deliveries and rigorously quality-controlled SSCs and specialty services. We also maintain a commercial relationship with Holtec Asia, an affiliate owned and controlled by our founder. Holtec Asia operates a manufacturing facility in Gujarat, India that supplies air-cooled condensers and is a leader in renewable energy technologies. Our relationship with Holtec Asia provides us with access to its technical capabilities and supports our efforts to pursue opportunities in the large SMR market in India and other parts of Asia and Africa. We believe that the combination of our substantial IP portfolio and our advanced domestic manufacturing facilities positions us to capture a wide range of opportunities across the entire nuclear lifecycle, from new build reactor operations to recommissioning of shuttered plants and life extension of existing nuclear plants. Our capabilities and certifications position us to play a critical role in the supply chain for both traditional light-water reactors, including Western- and Russian-designed systems and evolving next-generation reactor technologies.

With a strong commitment to public health and safety, research and development and social and environmental responsibility underpinned by a global footprint spanning North America, Europe, Asia, Africa and South America, we are well-positioned to contribute to the Trump administration’s ambition to expand commercial nuclear energy generation. We believe that our integrated capabilities, innovative technologies and project execution track record make us a trusted partner to deliver on our commitments to our global clients, which include utilities, governments, off-takers and industrial companies. Our ability to maintain customer relationships will depend, in part, on our continued performance, regulatory compliance and cost competitiveness.

Our business model varies by the industry sector, but in all instances, it is supported by our vertically integrated delivery model, extensive regulatory experience and innovation-driven approach. Our leading position in spent fuel storage was attained by our turnkey, single-responsibility delivery model, which enabled us to capture additional financial margin while simultaneously mitigating our customers’ risks. While this model may allow us to capture additional margin, it may also increase our responsibility for design, procurement and construction risks. Our advanced cloud-based project management and quality assurance systems, refined through nearly four decades of sustained use, further enhance operational efficiency and risk management strategies, supporting a track record of hundreds of completed projects delivered on-time. In decommissioning, we led the industry in pioneering the “acquire the plant and decommission” model, making us the largest owner of shuttered nuclear reactor units in the United States as of June 30, 2026. Pursuant to NAMCO Restructuring Phase I, which will have been completed prior to the closing of this offering, certain decommissioning assets and associated liabilities have been transferred from NAMCO to DEAMCO, a subsidiary of our affiliate, Holtec Holdings. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may not be completed prior to the closing of this offering, we expect to continue to generate decommissioning services revenues pursuant to a contractual services arrangement with DEAMCO, the new owner of these assets. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. For additional information, see “Organizational Structure—NAMCO Restructuring” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

We intend to lead the licensing, procurement, construction and commissioning of SMR-300 plants to address the growing global shortage of baseload, carbon-free power. In addition to the full-scope procurement and construction of SMR-300 plants, we have established a fully integrated project development subsidiary, Energetics, to lead commercial development of SMR-300 projects, starting at the nuclear plant sites we currently own or to which we have access. Our project development capability builds on the Palisades restart project where we have successfully managed the off-take arrangements, permits and project financing, and have established ourselves as an INPO-accredited and NRC certified nuclear operator. The recommissioning of the shuttered Palisades nuclear plant, which would be the first restart of a shuttered nuclear power plant in the United States, is in the final stages with all major upgrades completed and a limited number of minor modifications required for restart. These minor modifications must be completed with the same care and rigor as the major modifications to ensure long-term reliable plant performance. The completion of the remaining modifications and final commissioning of the Palisades restart project is expected in 2026, in advance of our commitment date with our counterparties of March 2027.

We believe our depth and breadth of experience—spanning more than 40 years of successfully executing complex nuclear projects—positions us to effectively address the project execution challenges and quality issues that have negatively affected nuclear plant construction for decades. Consistent with our full-spectrum capabilities, through Energetics we offer both a Build-Own-and-Operate model and a Develop-to-Deploy model to the industry. We believe this flexibility differentiates us from our domestic competitors and allows us to better compete with government-owned foreign suppliers. In collaboration with Hyundai E&C, we expect to utilize our vertically integrated capability to deliver reactors to our own sites as well as to our global customers. We believe that our nuclear plant operational capabilities and certifications will be valuable to countries that are in the early stages of developing nuclear power programs. Our plant operational capabilities, however, are not expected to be utilized extensively in the United States or in other countries that currently operate established nuclear facilities. While we have an established operating history of executing highly complex nuclear projects, nuclear projects are capital-intensive undertakings that require extensive regulatory approvals and ongoing compliance with applicable laws and regulations as well as multi-stakeholder project delivery and management, and they may be subject to significant delays, cost overruns or other uncertainties beyond our control. See “Risk Factors—Risks related to our business—The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations, and we may need to make significant adjustments to our SMR business plans or significantly delay or scale back the deployments of our SMR-300s” and “—Our ownership and operation of the Palisades plant, and any future nuclear power plants, subject us to substantial risks and financial assurance requirements that are associated with nuclear generation.”

Our full product portfolio is broad, premised on a combination of our existing mature product lines and new or maturing technologies that are future-focused or nascent in their state of development. Our mature product offerings include high-density racks for wet storage of spent fuel, high-capacity dry storage and transport systems for used nuclear fuel and high-level waste, air-cooled condensers and advanced heat exchangers. Our SMR-300 reactor is, as of the date of this prospectus, in a pre-construction stage reflective of completed technical design, site selection, partial financing via the DOE LGA Facility and site preparation work, and we believe the SMR-300 could be among the first SMRs to be commissioned in the United States. Our Holtec Green Boiler (HGB), which is an innovative, high-capacity, long-duration thermal energy storage system, and our HI-THERM HCSP, our hybrid solar energy capture system, are both recently developed technologies that could drive significant long-term growth opportunities. While our current business and projected future growth are not dependent on the commercial success of these technologies, we expect they will provide incremental growth opportunities through our sales efforts and licensing arrangements with Holtec Asia.

Holtec Asia currently expects to test the Holtec Green Boiler as a scale-model prototype in 2026, and we expect demonstration testing to begin on our HI-THERM HCSP following successful prototype testing of the Holtec Green Boiler. As of the date of this prospectus, the SMR-300, Holtec Green Boiler and HI-THERM HCSP have each achieved technical design, but none have been commercially deployed to date and each remain subject to successful commercialization.

We also provide specialized solutions to the DOE and the DOD, while also delivering integrated security and cybersecurity solutions for critical infrastructure and data centers. We believe that our extensive footprint in the area of supply of critically important equipment and systems for Russian-origin nuclear reactors will make us an attractive partner for countries that may be wary of reliance on Russian supply chains.

Key highlights that define our differentiated position in the commercial nuclear industry include:

40

years of sector leadership and operating history

$577 million

revenue in 2025 across business segments

>85%

combined U.S. market share across wet and dry storage

>40

countries that we have delivered our nuclear equipment to

4,150+

workforce worldwide

203

granted patents worldwide

1st

$400 million[1]

Tier 1 First Mover Award to deploy SMR-300

Note: Information as of June 30, 2026, unless otherwise indicated.

(1)	The amount of the Tier 1 First Mover Award represents our current expectations and is subject to certain conditions, including the negotiation and execution of a funding agreement.

Our market opportunity

Global power demand surge

The global energy landscape is experiencing significant electricity demand growth. According to BNEF New Energy Outlook (2025), global demand for electric power is projected to rise 75% by 2050 from 2024 levels, driven by economic development in emerging markets, electrification of transportation and buildings, increasing frequency of extreme weather and data center expansion for AI and cloud computing. BNEF projects global data center demand to be five and a half times higher by 2040, creating acute pressure on grid infrastructure. To satisfy escalating demand, particularly in industrial and data center load, and to balance intermittent power output from renewables and backfill coal retirements, a substantial increase in baseload generation is needed.

In the United States, demand growth is also supported by national policy priorities. The intensifying AI infrastructure race, industrial onshoring and reinvigoration of domestic manufacturing necessitate expansion of U.S. power infrastructure. BNEF expects incremental annual electricity load additions from data centers and industry in the United States to be approximately 15 times higher by 2040 than in 2025, measured relative to a 2024 baseline. Coal’s electricity generation share is projected to decline from 33% in 2024 to 8% in 2050 according to BNEF, and planned retirements of other legacy baseload assets will compound the need for new capacity. Energy independence and diversification have also become national security priorities.

Nuclear energy can help address these trends. Nuclear energy provides reliable, baseload generation that produces clean power, satisfying the requirements of many large-load customers, including data center operators. U.S. policymakers see increased nuclear generation as a key contributor to energy security, as reflected in the Trump administration’s call to expand nuclear capacity from approximately 100 GW today to 400 GW by 2050. Globally, nuclear energy addresses similar diversification and security concerns amid ongoing geopolitical tensions.

The rapid build-out of intermittent power sources, such as solar and wind, has in some markets contributed to grid stability challenges and periods of excess generation. These market conditions have supported the development of our long-duration storage technology, the Holtec Green Boiler, which Holtec Asia licenses from us and currently expects to test as a scale-model prototype in 2026. Together with Holtec Asia, we intend to commercially deploy the Holtec Green Boiler both nationally and in foreign markets and increase our exposure to such foreign markets through our alliance agreement with Holtec Asia.

Overview of the contemporary nuclear industry

As of July 29, 2026, there were 417 operating nuclear reactors globally with a combined capacity of 380 GW, and an additional 77 reactors (81 GW) under construction, according to the IAEA. Over the past two decades, the nuclear landscape has evolved regionally, and despite 106 retirements, 102 reactors have been built, primarily in China (World Nuclear Association, 2025). Amid geopolitical shifts and anticipated demand growth, the expansion of nuclear energy has re-emerged as a focus of global and national energy policy.

The United States operates the largest national nuclear fleet by net capacity, with approximately 97 GW from 94 operational reactors. In the near term, much of the opportunity for “new” nuclear capacity in the United States will arise through relicensing, power uprates, life extensions and restarts of shuttered plants. According to the NEI’s 2025 Future of Nuclear Power survey, 73% of U.S. sites are planning or considering power uprates, representing more than 5 GW of potential additional capacity in the aggregate.

Nuclear market opportunity

We believe that the global nuclear energy sector presents substantial growth opportunities through 2050, with approximately 200 GW of new generation capacity required to satisfy demand and replace retiring assets (U.S. DOE, 2024). The IAEA projects nuclear energy capacity to increase up to 2.5 times globally, from 376 GW today, and up to 2.0 times in North America by 2050. Given our strong market presence and track record, we believe that we are well-positioned to maintain our leading market share both domestically and internationally as new capacity additions from AP1000s, other large reactors and SMRs come online. In particular, we believe that we have a differentiated market position because many of the utilities globally that will build new plants are already using our spent fuel management technologies for their existing plants. This anticipated expansion creates more than $100 billion of global market opportunities by 2050 across nuclear services and decommissioning according to SNL, IAEA and INL, and presents strong opportunities for the deployment of our SMR-300 and the Holtec Green Boiler.

Nuclear services. Commercial nuclear reactors require continuous maintenance, upgrades and component replacements throughout their operating lives, creating a substantial and recurring market. As the current fleet ages and new capacity is added, demand for specialized nuclear equipment supply, maintenance, refurbishment and support services is expected to expand. Increasing plant output, restarting idle reactors and renewing operating licenses are near-term drivers of services demand.

The total U.S. nuclear services market today is estimated to be approximately $20 billion annually, according to SNL and BNEF. The U.S. nuclear fleet represents approximately 25% of global capacity, and we expect the international market opportunity to be larger.

In dry spent fuel storage, we have a leading market position with installations at approximately 75% of operating U.S. sites. This leadership extends to wet storage, where over the past approximately 25 years we have secured nearly 100% of the design/build contracts in the United States. Our products and services are supplied to nuclear and conventional power generation facilities globally.

Nuclear generation. We expect SMRs to play a meaningful role in the expansion of nuclear capacity. We believe SMRs will offer scalable, cost-effective solutions for new capacity with enhanced safety features, reduced construction timelines and reduced land and transmission infrastructure needs as compared to traditional, larger-scale reactors. Through smaller core inventory and simplified, modular fabrication, SMRs complement large-scale nuclear generation through lower upfront costs and flexible capacity planning. We believe that recent public announcements by utilities and large commercial customers, including data-center operators, indicate increasing market acceptance of long-term off-take arrangements to secure reliable, carbon-free baseload power.

We believe that our SMR-300 plant can become a favored nuclear generation source over large reactors because of certain advantages, including (i) small land requirement, with an SMR-300 installation designed to occupy approximately 15 acres of land for a single-unit deployment, or less than approximately 0.05 acre per MWe, and (ii) a fast construction life cycle (targeting approximately three years). Based on our design assumptions, a 1,200 MWe plant could be replaced by two dual-unit SMR-300 plants, comprising four SMR units in total, that together could deliver over 1,300 MWe. In addition, the supply disruption caused during a large plant’s refueling outages would be expected to be replaced with smaller, staggered reductions in output as each of the four SMRs at the site enters scheduled refueling.

Decommissioning. As the global reactor fleet ages and license extension periods expire, the market for decommissioning, waste management and site restoration services is expected to grow. IAEA’s 2025 estimates assume at least 81 GW of current nuclear capacity may be retired by 2050, including approximately 6 GW in North America. Decommissioning costs generally range between $750 per kW (first quartile) and $1,250 per kW (third quartile) (INL: Nuclear Energy Cost Estimates for Net Zero World Initiative, 2024), representing a market opportunity for decommissioning revenue of at least approximately $60 billion globally through 2050. Based on our current market capture rate and our established track record as a U.S. decommissioning services provider, we expect our decommissioning business line, led by HDI, to continue growing globally as nuclear plants reach the end of their operating lives. While we expect that the service life of operating nuclear plants will also likely be extended through innovative technologies being developed by us and our peers, which could reduce near-term demand for decommissioning services, we expect that such developments would in turn increase demand for our life-extension and related services.

Long-duration energy storage. Energy storage is an additional pathway to provide clean, grid-stabilizing power. The global battery and energy storage systems market is projected to grow from 128 GW in 2024 up to approximately 3.78 TW by 2050, according to BNEF. When paired with renewable generation, energy storage can provide critical load-balancing and increase the overall economics of clean energy assets. Current battery technology typically provides two- to four-hour discharge durations. As renewable adoption expands and industrial load increases, we expect long-duration storage, measured in days, to become an increasingly important component of load balancing and grid stabilization. To address this need, we have developed a long-duration energy storage technology, the Holtec Green Boiler, which Holtec Asia licenses from us and currently expects to test as a scale-model prototype in 2026.

Holtec’s competitive strengths

Our sustained growth and leadership in the global energy sector is underpinned by a set of distinctive competitive strengths that differentiate us from our peers within the nuclear and clean energy industries. Backed by our relentless focus on innovation, vertically integrated project delivery model, financial resources and expansive international footprint, we have established a reputation for operational excellence, reliability and technological leadership. Our commitment to safety, quality and social responsibility, combined with our strategic partnerships and proven track record of successful project execution, has positioned us to capitalize on emerging opportunities and address the evolving needs of our clients worldwide. These core strengths form the foundation of our ability to deliver value, drive high-impact innovation and maintain a resilient, future-ready enterprise.

Industry-leading innovation and intellectual property. We are a premier technology company in the nuclear and clean energy sectors with 203 granted patents worldwide as of June 30, 2026, supported by a collection of proprietary processes, internally developed software and proprietary technical reports that supplement our substantial portfolio of IP. Our commitment to sustained research and development has resulted in multiple industry-first solutions that underpin our core business today, which includes wet and dry storage technologies and equipment used for the dry storage and transportation of spent nuclear fuel. These solutions enable our global customers to manage the backend of their nuclear fuel cycle while reducing the risk of forced reactor outages associated with spent fuel storage constraints. Our ongoing innovation efforts include the SMR-300 Walk-away-safe nuclear power plant, the HI-THERM HCSP solar energy capture system and the Holtec Green Boiler long-duration thermal storage system, each of which is intended to support decarbonization and grid stabilization while providing additional clean energy options. Other examples of our innovations include the development of the first underground dry storage solution in the United States and the development and licensing of Metamic, a metal-matrix neutron absorber, as well as its nano-technology-based, higher strength variant, Metamic-HT. We have also developed proprietary neutron shield materials, known as Holtite A and Holtite B, which are used to absorb thermalized neutrons in a neutron-emitting environment. To our knowledge, Metamic and the Holtite-class of materials are only available from our company, and their differentiated capabilities have resulted in sales to a broad range of customers, including the national laboratories and branches of the U.S. government. In addition to innovative products and technical solutions, we have developed internal project management and quality assurance systems that are indispensable for our continued industry leadership and support our project delivery capabilities, manufacturing controls and supply chain management. We believe that our substantial portfolio of IP drives our competitive advantage and protects our market position and future revenue streams.

Turnkey project delivery and vertical integration. We distinguish ourselves as a turnkey supplier, offering a vertically integrated delivery model that encompasses every phase of a project, from conceptual design and regulatory licensing to manufacturing, construction and commissioning. This single-responsibility approach is designed to support seamless execution and enable critically important control over quality, schedule and cost throughout the project lifecycle. Our in-house manufacturing capabilities, carried out by three major U.S. plants and an affiliated facility in India, further support our ability to execute complex, large-scale projects on time and within budget. In addition, as part of the Palisades restart project, we have become a licensed nuclear plant operator, which we believe makes us the only U.S. SMR developer with this qualification as of June 30, 2026. We believe this expansion of our turnkey capabilities, including the vetting of our SMR designs through an operator’s perspective, will result in a safer, more cost-effective and operator-friendly SMR design relative to our competitors. Many countries that are prospective markets for SMRs do not have existing nuclear operating capabilities. We believe our ability to operate nuclear facilities allows us to offer a fully turnkey build and operate solution that differentiates us from our domestic competitors in these markets and, together with our experience supplying and servicing equipment and systems for Russian-designed nuclear reactors, will enable us to be strategically competitive with state-owned foreign competitors, including those from Russia and China, in markets where such reactor designs are prevalent.

Domestic manufacturing footprint and supply chain advantage. We manufacture engineered SSCs at three fabrication facilities in the United States. Our global operation centers engineer virtually all SSCs fabricated by us, except for a small number that are designed by our customers. Our long-standing U.S.-based manufacturing model aligns with federal programs that encourage domestic production. Furthermore, because our supply chain includes a wide array of U.S. suppliers, we anticipate that our procurement of materials and parts tends to be more resilient, which helps reduce tariff exposure and strengthens our position relative to competitors whose cost structures and delivery timelines are more sensitive to international manufacturing and trade-policy dynamics. While certain specialized components or large forgings may be more economical to source globally, domestic manufacturing offers meaningful advantages, including reduced tariff exposure, easier compliance with federal domestic-content requirements, generally shorter and more controllable logistics, potential eligibility for federal programs and loan guarantees tied to U.S. content and reputational benefits. Our U.S. factory-built SMR modules are expected to enable repeatable manufacturing processes, tighter quality assurance oversight and more efficient field construction. We expect this approach will lower construction-schedule risk and accelerate capital-cost efficiencies as we progress from FOAK to NOAK deployments. In addition, domestic sourcing supports U.S. jobs, which can facilitate permitting, strengthen long-term community and utility relationships and support stakeholders that are critical for site selection and off-take agreements. Our high-profile U.S. projects underscore these advantages, while reducing foreign-exchange exposure, international shipping delays, port congestion and geopolitical disruptions, including sanctions and export controls. More broadly, our growing manufacturing footprint positions us to benefit from the continued resurgence and onshoring of U.S. manufacturing, which is likely to be a long-term trend.

Proven track record and operational excellence. With hundreds of completed projects in more than 40 countries, we have developed a track record for project delivery that extends back nearly four decades. Our project management infrastructure, advanced digital systems, robotic manufacturing techniques and highly trained employees have enabled us to consistently deliver both small and large-scale nuclear projects without material cost overruns or failures. We believe that our operational excellence has earned us a solid reputation for reliability and trustworthiness among utilities, government agencies and industrial clients worldwide.

Strong strategic alliances. We have forged strong strategic alliances, including several exclusive arrangements, with leading international companies across both our core business lines and areas of business growth. These alliances bring together complementary expertise in engineering, procurement, construction and advanced manufacturing, enabling us to deliver complex nuclear projects across the globe with enhanced efficiency, quality and risk mitigation. Notable partnerships include our relationship with Hyundai E&C and MELCO to support the development, licensing and deployment of our flagship SMR-300 program, as well as our U.K.-focused collaborations with EDF UK and other U.K. companies to enhance our project delivery capabilities and local market presence. Expanding our cooperation, we have entered into an MOU with MELCO and Hyundai E&C to jointly deliver the first two SMR-300 units, Pioneer One and Two, at Holtec’s Palisades nuclear site in Michigan and to develop and deploy SMR-300 projects across the Indo-Pacific region through the trilateral cooperation agreement, as announced by the Trump Administration at the Indo-Pacific Energy Security Summit in March of 2026. In addition, we are working closely with MVM Group in Hungary on spent fuel management programs and SMR-300 programs through an MOU, as announced in December 2025. We also work through joint ventures with regional partners in Europe, Asia and the Americas to support market entry, address local regulatory requirements and facilitate knowledge transfer. By leveraging the strengths of our partners, we are able to accelerate innovation, scale up our operations and offer our clients integrated, turnkey solutions that address the full spectrum of their clean energy and nuclear infrastructure needs.

Commitment to quality, safety and social responsibility. Our quality assurance program, which we believe is compliant with a variety of national and international codes and standards, including 10 C.F.R. Part 50 Appendix B and ISO 9001, governs all aspects of our operations and supports a four-decade-long record of strong operational performance. In the area of worker safety, we strive to maintain an exemplary safety record, with our manufacturing division consistently recording a lower TRIR rate than industry average and having extended periods without serious worker injuries. We are also committed to social and environmental stewardship, as demonstrated by our investment in revitalizing economically challenged communities, such as our $300 million technology campus in Camden, New Jersey commissioned in 2017 and expanded in 2025, and our focus on developing clean energy solutions that support global decarbonization and energy equity.

Deep moorings in digital innovation and robotics. As a part of our turnkey delivery model, we maintain a commitment to digital innovation and robotics, especially as it pertains to product quality, efficiency and productivity gains. As a qualified nuclear organization with decades of experience, our in-house team of over 40 software developers has leveraged our deep experience in turnkey project execution to create and deploy more than two dozen proprietary web-based applications. This suite of software includes applications such as: HI-DOC, our cloud-based information management system that provides searchable access to technical and business information for real-time project management, design and quality control across global teams; Budget Tracker PMT, which provides a financial management platform to the Company’s project managers; the Electronic Shop Traveler, or EST, our nuclear quality-compliant manufacturing sequencing software that supports the execution of manufacturing activities and records all related tests and inspections by Holtec’s and the client’s personnel; and our HI-POP/IST portal, which manages accounts payable and invoice processing with embedded control features to safeguard against fraud and embezzlement. Unlike off-the-shelf technology solutions, our digital platforms are purpose-built for the nuclear industry and are regularly refined based on lessons learned and evolving nuclear quality standards. In addition to our array of industry-leading software, we have equipped the manufacturing facilities that we operate with advanced robotics and automation, including robotic welding, forming and material handling systems, which are expected to improve our site construction work on SMR-300. Our manufacturing facilities and SMR-300 site construction efforts are also expected to benefit from our transformative manufacturing inventions such as HYLAW, which increases the speed of joining thick weldments by an order of magnitude.

Together, these capabilities enable precise fabrication of large, complex nuclear components with a focus on safety, high precision, reduced manual work and enhanced product consistency.

As part of our digital innovation program, we are also increasingly leveraging AI to drive increased productivity in our operations. For example, in the system and equipment design process, AI tools help inform design decisions by drawing on the repositories of prior recorded lessons learned which can increase quality and improve manufacturability. AI tools are also utilized in the development of operating procedures that are needed to carry out our activities at nuclear plants. As the integration of AI into our processes matures, we expect to see significant productivity improvements. Our internal specialists, who forecast significant efficiency gains attributable to AI in various aspects of our work in the near term, believe that these improvements have the potential to contribute higher profit margins on future projects, including the SMR-300 deployments, although actual results will depend on a range of factors.

Global reach and geographical diversification. Our international operations span five continents, with regional operation centers and subsidiaries in key markets such as the United Kingdom, the European Union (the “EU”), Mexico, Spain, Brazil, Ukraine, India, Taiwan and the Middle East. This global presence enables us to serve a broad and diverse client base, adapt to regional regulatory environments and mitigate risks associated with geopolitical or economic shifts. Our ability to leverage local expertise while maintaining centralized quality and oversight from our U.S. headquarters is a key element of our international operating model.

Strong financial position underpinned by long-term contracts and predictable cash flows. Our robust financial health and stability are foundational to our long-term success and resilience in the global energy sector. Since our inception in 1986, we have been conservatively managed with limited indebtedness and a conservative capital structure. All other business expansions, including the development of our $300 million technology campus in Camden, New Jersey, have been financed through retained earnings and, in certain cases, non-dilutive financing such as government grants and tax credits. Our diversified revenue streams, derived from a broad portfolio of mature and emerging product lines, as well as a global customer base spanning over 40 countries, further support our financial stability. As shown in the illustration below, our long-term contracts with major utilities and government agencies extend into the 2030s, 2040s and 2050s, and are expected to provide predictable cash flows and a stable backlog. In addition, our substantial annual investment in research and development is strategically balanced to sustain innovation while preserving profitability.

The below graph depicts our contract expirations between 2030 and 2039, 2040 and 2049, and 2050 and beyond.

Note: As of June 30, 2026.

Visionary management team. Our management team is a key driver of our success, bringing together deep industry expertise, technical excellence and a proven track record in leading complex, large-scale energy projects worldwide. Our team is led by our founder, Chairman and CEO, Dr. Krishna P. Singh, a globally acclaimed inventor with over 200 granted patents worldwide, who was inducted into the National Academy of Inventor’s Hall of Fame, is a member of the National Academy of Engineering and the Pan-American Academy of Science and Engineering, and has received numerous awards, medals and citations, chiefly for his contributions to the nuclear power industry. Dr. Singh’s vision and entrepreneurial leadership have shaped our growth since our inception in 1986. Dr. Singh is supported in his leadership role by our President, Dr. Richard Springman, a Mechanical Engineering graduate of the University of Pennsylvania and a 17-year Holtec veteran who is an internationally recognized thought leader in the nuclear industry with a prolific record of contributions to our intellectual property assets including multiple patents. Dr. Springman was most recently the President of the Global Clean Energy Opportunities program. This highly qualified leadership team, which has a diverse set of experiences, has successfully navigated us through multiple industry cycles, regulatory challenges and international expansion initiatives, while maintaining a strong focus on operational excellence, corporate ethics, worker safety and relentless innovation. Our team’s collective expertise, strategic vision and commitment to sustained improvement undergird our ability to execute on our ambitious growth strategy and to pursue long-term value creation for our clients, partners and stockholders around the world.

Holtec’s operating segments

We operate through two segments, which we also refer to as “Enterprise Units,” each of which is described below. The performance of our Enterprise Units is a subject of regular oversight by our board of directors. All of our customer-facing businesses, products and services, other than the Palisades restart operations, are included in our NPD segment.

Nuclear Power Division (NPD)

NPD operates as our largest and most mature business segment, serving as the backbone of our global nuclear operations. NPD’s main activities include the design, engineering, licensing, procurement, manufacturing, installation and commissioning of high-density spent fuel storage racks, dry storage and transport systems, and ancillary equipment for both operating and decommissioned nuclear power plants. This Enterprise Unit also encompasses our decommissioning operations and Energetics, our in-house SMR-300 development platform. By maintaining and regularly exercising in-house capabilities across all critical functions, we believe that we have successfully fostered a culture of stringent quality control, regulatory-compliant quality assurance, cost efficiency and schedule reliability, with a clearly defined single point of accountability for our clients, which we view as necessary in executing complex, safety-critical projects.

A key revenue driver for NPD is our significant market share in both dry and wet spent nuclear fuel storage solutions, achieving more than 90% of the U.S. market share in wet spent fuel storage and supplying approximately 75% of the U.S. dry spent fuel storage market, with 73 nuclear power plants using our dry storage products internationally as of June 30, 2026. In addition to our reported backlog from long-term contracts, there are several customer contracts that expire in the near term, particularly in dry storage, where we have historically realized high renewal rates. Assuming these contracts with existing clients are renewed in line with past experience, our backlog is expected to increase by more than $2.5 billion, of which $0.5 billion is expected to be recognized over the next 5 years. In addition, we expect our pipeline of new clients from market capture within the current global operating fleet and the growth from new builds will continue to add to our backlog. However, there can be no assurance that any of these contracts will be renewed on the terms we expect, terms otherwise favorable to us or at all. In addition, even if renewed, we may not realize revenue from such contracts on the timeline we expect or at all. See “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.” NPD’s product lines, such as the HI-STORM and HI-STAR systems, are protected by a substantial portfolio of patents and proprietary technologies, supporting our market-leading position and providing recurring revenue from long-term, life-of-plant contracts.

In addition to our storage and transport offerings, we provide engineering consulting, regulatory support, site construction and global site services through NPD, further diversifying our revenue streams. NPD is also positioned for future growth through its involvement in the development and supply of components for our SMR-300 program, as well as the anticipated ramp-up of the HI-STORE CISF, subject to federal policy enabling centralized storage of used nuclear fuel in the United States. Beyond our SMR technology, we believe NPD is well positioned to take advantage of the growth in deployment of other nuclear reactor technologies, including Westinghouse’s AP1000 and several Generation III+ and Generation IV SMR technologies, as we hold strategic agreements to design and fabricate components for such reactors. As a supplier to other reactor developers, we are agnostic to their reactor type, serving as OEM to them and OEM plus developer to others where business imperatives so dictate, with added credentials and capabilities to also serve as the plant operator when required. Our deep experience in international operations, with presences in the United Kingdom, Europe, Japan, Brazil, Ukraine, Mexico, Taiwan, South Africa, the Middle East and other markets, also allows us to adapt to local regulatory requirements and pursue opportunities in emerging nuclear markets.

Within NPD, our decommissioning operations have historically been structured around a vertically integrated, full-scope business model that addresses the entire lifecycle of nuclear plant decommissioning. In 2018, we led the industry in pioneering the “acquire the plant and decommission” approach, which allowed us to develop the largest privately held portfolio of grid-connected, SMR-amenable nuclear sites in the United States—Oyster Creek, Pilgrim, Indian Point, Big Rock Point, and Palisades. The strategic decision to acquire retiring nuclear sites has positioned us to deploy our SMR-300 plants at certain prequalified sites in the future, an opportunity we do not believe is presently available to our competitors.

We have historically generated revenue from our decommissioning operations through prudent management and drawdown of decommissioning funds, which are used to finance the safe dismantlement and remediation of nuclear sites. Our fleetwide management approach enables the sharing of best practices, workforce and technology across multiple sites, driving operational efficiencies and cost savings. We also benefit from recurring revenue associated with ongoing site security, spent fuel management and regulatory compliance services, which can extend for years, even decades, after physical decommissioning is complete.

In early 2026, we made the strategic decision to pursue the NAMCO Restructuring. Pursuant to NAMCO Restructuring Phase I, which will be completed prior to the closing of this offering, we transferred certain decommissioning sites and related liabilities from one of our subsidiaries to DEAMCO, a subsidiary of Holtec Holdings. This restructuring is intended to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs by transferring the responsibility for managing the NDTs and remaining decommissioning work outside of the company. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may not be completed prior to the closing of this offering, we expect to continue to generate decommissioning revenues through HDI, which is expected to provide decommissioning services for these sites under long-term service agreements with DEAMCO and its subsidiaries on arm’s-length commercial terms. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. Given that the Palisades restart project is nearing recommencement, the Palisades site and its related assets and liabilities will not be part of the NAMCO Restructuring and will remain wholly owned by us.

Following the NAMCO Restructuring, we intend to continue to leverage our in-house expertise in project management, engineering, regulatory compliance, waste management and spent fuel storage to manage our decommissioning operations through HDI. Our broad spectrum of capabilities allow us to self-perform critical activities such as spent fuel transfer, site remediation, demolition and waste packaging, while drawing on our advanced manufacturing plants for specialized equipment and spent fuel storage systems. By maintaining control over the supply chain and project execution, we believe that we are able to optimize schedules and control costs. Our HI-DOC proprietary information management system and our Budget Tracker PMT digital project controls solution ensure enhanced internal controls, operational transparency and risk management, and enable real-time decision-making throughout the decommissioning process.

While NAMCO Restructuring Phase I will have been completed prior to the closing of this offering, NAMCO Restructuring Phase II may not be completed prior to the closing of this offering and remains subject to NRC and certain other regulatory approvals, which carries the risk of delay, denial or additional conditions. See

“Risk Factors—Risks related to our business—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

As the global reactor fleet ages and license extension periods expire, the market for decommissioning, waste management and site restoration services is expected to grow. IAEA’s 2025 estimates assume at least 81 GW of current nuclear capacity may be retired by 2050, including approximately 6 GW in North America, representing a market opportunity for decommissioning revenues of at least approximately $60 billion globally through 2050. Based on our current market capture rate and our established track record as a U.S. decommissioning services provider, we expect our decommissioning business line, led by HDI, to continue growing globally as nuclear plants reach the end of their operating lives.

In parallel, as the U.S. nuclear industry evolves from a period of plant retirements towards potential restarts and life extensions, we are pursuing new opportunities, including the decommissioning of research reactors, government-owned facilities, naval nuclear vessels and overseas nuclear plants. In this regard, we have entered into a contractual arrangement with Hyundai E&C to provide decommissioning services in South Korea.

Another key product line of NPD is our SMR-300 technology, which is the centerpiece of our SMR technology development effort and reflects significant research and development investment underway since 2011. NPD is responsible for executing the full lifecycle of engineering, procurement and construction of SMR-300 plants, in collaboration with Hyundai E&C and other strategic supply chain partners. NPD is expected to generate revenue from the SMR-300 product line through its sale of SMR-300 plants, receiving milestone payments for advancement of key licensing, procurement, construction and commissioning milestones throughout the project period. Our target clients for SMR-300 plant sales are utilities, cooperatives and well-capitalized project developers that can own and finance SMR-300 construction.

In addition, NPD is expected to deliver SMR-300 plants to our in-house, fully integrated project development platform, Energetics. We established Energetics as a new wholly owned subsidiary to develop SMR-300 projects globally, starting with the Pioneer One and Pioneer Two projects at our Palisades site in Michigan. Energetics leads planning, siting, financing, off-take structuring, capital structuring and equity sell-downs of SMR-300 projects. In addition to the Pioneer One and Pioneer Two projects at Palisades, we are targeting to develop SMR-300 projects at the Oyster Creek site in New Jersey, and other domestic and international projects with utilities, strategic partners, government entities and data center developers through co-development arrangements. While we currently hold 100% of the equity interest for Pioneer One and Pioneer Two, we are likely in the future to sell some of our equity interests in the Pioneer project to one or more third parties based on then-current market conditions, our capital and liquidity needs, the availability and cost of financing, our future development and capital allocation plans, strategic considerations and other factors we deem relevant. Our nuclear asset ownership experience, spent fuel and waste management solutions, qualified nuclear operating program and decommissioning capacity enables Energetics to offer a broad spectrum of solutions to clients that seek the benefits of nuclear power without the highly specialized expertise required for its deployment. These same capabilities are also essential to offer Develop-to-Deploy projects to nuclear utilities. We expect Energetics will (i) generate revenue through the development and monetization of projects, including through equity recapitalizations and partial asset sales at defined project de-risking milestones, and (ii) generate long-term recurring revenue from electricity sales and capacity payments from operating facilities under contracted off-take arrangements.

A key feature of our business is our focus on fleet deployment and standardization. By developing a pipeline of projects, beginning with the anticipated first dual-unit SMR-300 installation at the Palisades site in Michigan, we aim to drive down costs, accelerate project timelines, and deliver safe, consistent and high-quality outcomes across multiple sites. Our global reach is supported by our network of utility clients, regional operation centers and strategic partnerships, enabling us to access new markets, comply with local regulations and adapt to diverse customer requirements. Through this model, we believe that we are positioned to become a leading provider of next-generation nuclear power, supporting the global transition to clean, reliable and scalable energy.

Palisades

The restart of the Palisades Nuclear Power Plant in Covert, Michigan embodies our ambitious and historic initiative to return Palisades to commercial operation following its permanent shutdown in May 2022. We believe this project represents the first-ever attempt in the United States to restart a previously shuttered nuclear facility, making Palisades a national and industry milestone. After acquiring the plant and its assets, we undertook a comprehensive program of inspections, maintenance, equipment upgrades and regulatory compliance activities designed to support a safe and reliable restart. We have received NRC approvals to proceed with restart activities on an accelerated timeline, and we have been certified as a nuclear plant operator by the INPO, which we believe positions us to restart the plant, under the supervision of the NRC and INPO, in 2026, in advance of our commitment date with our counterparties of March 2027. Our INPO and WANO credentials support our ability to provide reactor operation services to our prospective SMR-300 nuclear plant owners internationally, where comparable capabilities have been offered by foreign state-owned reactor suppliers.

Financially, the Palisades restart has been supported by a combination of federal and state funding, including the DOE LGA Facility and a $300 million grant from the State of Michigan, as well as our own capital investment. We have entered into PPAs with regional electric cooperatives with an initial term of 28 years, providing predictable revenue streams and supporting the plant’s economic viability. We are actively pursuing additional SMR-300 opportunities at the Palisades site to support the increasing clean energy demand in Michigan.

The Palisades restart model is underpinned by a comprehensive, vertically integrated strategy that draws on our in-house engineering, manufacturing and project management capabilities which are designed to execute a rigorous program of inspections, maintenance, equipment upgrades and regulatory compliance activities necessary to return the plant to safe commercial operation. Our Corporate Engineering Center and NCI have continued to provide technical support, owner’s engineering oversight and digital solutions to support the restart process, while our manufacturing facilities and our supply chain partners provide critical components and refurbishment services. In our experience, this vertical and lateral integration has enhanced comprehensive quality assurance, cost efficiency and schedule control throughout the restart timeline.

Holtec’s growth strategies

We will continue to employ the strategies that have helped preserve our profitability and established our position among industry leaders in our chosen sectors of the nuclear industry, including during periods when demand for nuclear power was stagnant or in decline across much of the world. As demand for nuclear energy increases to meet current and projected global demand for clean energy generation, we intend to supplement our existing, proven strategies with additional initiatives designed to support future growth. Our updated strategy is informed by our evolution from a niche participant in the nuclear industry to a leading nuclear supplier over the past decade, as well as by changes in the opportunity landscape associated with new nuclear technologies. Our growth initiatives are focused on strengthening our NPD business, accelerating the commercialization of advanced nuclear and renewable technologies, expanding our global footprint, forging strategic partnerships and monetizing our proprietary technologies to generate additional revenue, including through leveraging our increased access to capital markets as a public company. Key elements of our strategy are summarized below.

Commercialization and fleet deployment of advanced nuclear technologies. The cornerstone of our growth strategy is the commercialization and fleet deployment of advanced nuclear technologies, with primary focus on the SMR-300 Walk-away-safe nuclear plant. We are executing a comprehensive plan to bring the SMR-300 from development to widespread market adoption, including full scope delivery to clients and development of our own projects. Our approach is built around a fleet deployment model, which emphasizes the standardization and modularization of plant design, manufacturing and construction processes. This model is intended to enable us to achieve significant economies of scale, reduce project timelines and lower overall costs for customers, making advanced nuclear power more accessible and competitive in both established and emerging markets. The initial deployment of the SMR-300 is planned as a dual-unit installation at Holtec’s Palisades nuclear site in Michigan, which we expect to serve as the flagship deployment for the SMR-300 program and the foundation for future SMR-300 deployments globally.

Expansion of NPD manufacturing capacity to serve the projected growth in the nuclear industry. NPD’s installed manufacturing capacity positions us favorably to play a critical role as the industry enters the cycle of anticipated growth. To meet this resulting demand, we intend to increase the utilization of existing manufacturing facilities that we currently own or lease through a multi-million dollar expansion of their capability and capacity. We have also identified potential sites for additional factories with specific capabilities centered around the enablement of new large reactor deployments. We are in advanced discussions with several states to build new manufacturing plants within their states.

Redevelopment of decommissioned nuclear sites. We have developed a forward-looking and multi-faceted strategy to revitalize decommissioned nuclear sites, designed to transform what were once end-of-life assets into vehicles for long-term value creation, community benefit and clean energy innovation. Looking beyond decommissioning, we are actively evaluating the redevelopment of these sites as clean energy hubs, targeting revitalization of the decommissioned nuclear sites held by DEAMCO, which we will continue to control prior to the completion of the NAMCO Restructuring. This includes the potential deployment of our SMR-300, which can utilize existing grid infrastructure and skilled local workforce pool to provide new sources of carbon-free baseload power. Additionally, we are considering the integration of renewable energy and long-duration storage solutions, such as the Holtec Green Boiler and HI-THERM HCSP, to support grid resilience and local economic development. Following the completion of the NAMCO Restructuring, we expect to enter into an agreement with DEAMCO to continue to manage these sites. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Coal-to-clean program as a part of global decarbonization campaign. Our coal-to-clean program entails redeveloping coal fired plant sites into optimized SMR-300 plants supplemented with HI-THERM HCSP and Holtec Green Boiler systems, technologies that we are developing and intend to commercialize together with Holtec Asia pursuant to an alliance agreement. A retired coal site could be reinvigorated by deploying Holtec clean energy technologies, including the SMR-300, HI-THERM HCSP and Holtec Green Boiler. This Holtec coal-to-clean solution is expected to be attractive for the wider global coal markets.

Continued research, development and innovation. We maintain significant annual investments in research and development to support a steady pipeline of proprietary technologies and solutions. This commitment supports our ability to commercialize new products and maintain technological leadership in the evolving energy sector and address additional markets as opportunities present themselves. In addition to innovative projects such as HI-STORE CISF, which will provide a below-ground, centralized storage facility for used nuclear fuel, we are also advancing hybrid laser welding and digital manufacturing technologies that we expect to contribute to our profitability in the long term.

Expansion of Holtec’s security services. We also offer comprehensive security solutions for critical infrastructure, with a primary focus on the nuclear industry. Through NPD, we provide a full spectrum of services, including nuclear site protection, cybersecurity, physical security for government and commercial facilities, intelligence and threat analysis and emergency preparedness. Our security teams are currently providing security services to our fleet of decommissioned nuclear plants and a plant owned by a competitor, overseeing security for the Palisades restart, and delivering advanced security solutions to nuclear, public and private sector clients. Our client portfolio is expected to grow to include federal and state agencies, law enforcement and Fortune 500 companies in the coming years.

Expansion of Holtec’s government services. We also leverage our advanced engineering, manufacturing and project management capabilities in service of federal and state government clients. We provide specialized solutions across a range of mission-critical areas, including national defense, government-owned spent nuclear fuel management, radioactive waste management, decommissioning and dismantlement of nuclear-powered vessels, and the deployment of advanced clean energy technologies. We have secured strategic contracts with prime contractors to support key agencies such as the DOE, the DOD and the NNSA, supporting both ongoing operations and the execution of federally funded innovation initiatives. Our track record includes more than 50 projects for governmental bodies or companies providing services to such bodies, including the design for a FOAK dry cask storage system at Idaho National Laboratory and support for advanced reactor demonstration programs. Additionally, there is opportunity for growth, as the DOE has requested over $1.5 billion in 2027 for nuclear energy projects and the U.S. Navy has requested $5.7 billion in new nuclear shipbuilding. Our growth strategy for these services is focused on expanding our portfolio of government contracts, deepening engagement in advanced nuclear and clean energy initiatives, and building strategic partnerships to support the evolving needs of federal and state agencies.

Monetization of business management software. We have developed in-house a suite of proprietary, web-based software applications that support many aspects of our business activities, including manufacturing, logistics and inventory, procurement, engineering and design, project management and quality assurance. These systems, which are integral to operating a modern industrial enterprise, have been developed, tested and refined through continuous internal use in support of our operations. Our software is designed to interface with widely used enterprise systems, including those offered by SAP and Oracle, and incorporates features intended to reduce the risk of fraud and human error. These applications are designed to be configurable and adaptable to the specific requirements of industrial customers. To date, we have not commercialized these software applications at scale. Although we have made certain tools available to select external users and have received positive feedback regarding their functionality, we have not yet generated material revenue from third-party licensing or sales of these solutions. As a public company, we may evaluate potential strategies to commercialize these applications, which may include offering them for sale or license to third parties, including operators of nuclear power plants and other industrial enterprises. Any such commercialization would require additional investment in product development, marketing, customer support, cybersecurity and regulatory compliance, and there can be no assurance that we will successfully monetize our business management software or generate significant revenues from these initiatives.

Expansion of Holtec’s owner’s engineer services. The increasing acceptance of nuclear energy has expanded the number of countries and companies that are pursuing nuclear generation. We expect these countries and entities will require management, operational and quality assurance infrastructure to acquire, develop and manage nuclear plants. We intend to leverage our turnkey delivery capabilities, as well as our software tools and analytical models, to support new entrants in developing the capabilities necessary to become qualified nuclear plant owners. Our role may include acting as an owner’s engineer during project development and subsequently providing technical and operational support to operating nuclear plants, with a focus on operational efficiency and cost management. We believe our experience with the Palisades nuclear facility positions us to pursue opportunities to expand these services internationally.

Organizational structure

We currently conduct our business through Holtec International, its subsidiaries and entities consolidated under the variable interest entity model. Prior to the completion of this offering, we intend to undertake certain transactions to effectuate the Reorganization described under “Organizational Structure—The Reorganization.” Immediately following the Reorganization and this offering, Holtec Nuclear will be a holding company and its sole material asset will be all of the Class A Interests, which Holtec Nuclear will hold either directly or indirectly through one or more wholly owned subsidiaries. Holtec Nuclear will be the sole managing member of Holtec International, will operate and control all of Holtec International’s business and affairs and will be able to consolidate the financial results of Holtec International into Holtec Nuclear’s financial statements. Our organizational structure is commonly referred to as an UP-C structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The UP-C approach provides Holtec Holdings and Holtec International Holdco, which will initially own all (or substantially all) of the Class B Interests, with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for Holtec Nuclear as the public company and economic benefits for Holtec Holdings and Holtec International Holdco when the Class B Interests are exchanged for shares of Class A common stock.

Holtec Nuclear will have two classes of authorized common stock: Class A common stock; and Class B common stock. Each share of Class A common stock is entitled to one vote per share on all matters presented to our stockholders generally. Each share of Class B common stock is entitled to 10 votes per share on all matters presented to our stockholders generally until the Sunset (as described below) becomes effective. Holders of our common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our certificate of incorporation or as required by applicable law. The holders of Class B common stock will not have any economic rights, including any of the economic rights (including the rights to dividends) provided to holders of Class A common stock.

The “Sunset” becomes effective upon the first trading day on or after the date on which Holtec Holdings and Holtec International Holdco (including permitted transferees) collectively cease to maintain beneficial ownership of at least 20% of the aggregate number of shares of Class B common stock owned by them immediately after this offering. The Sunset is not triggered by the death of our founder (or any other holder of Class B common stock), or by intra-family transfers of the Class B common stock, and no conversion of the Class B common stock will be required upon such death or intra-family transfer. See “Description of Capital Stock—Common stock—Class B common stock” for more information about the terms of the Class B common stock.

Our dual-class voting structure concentrates voting control with Holtec Holdings and may expose investors to additional risks, including reduced influence over corporate matters and potential conflicts of interest between Holtec Holdings and other investors. Our voting structure may also have anti-takeover effects, preventing a change in control transaction that stockholders might consider to be in their best interest. See “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—The dual class structure of our common stock has the effect of concentrating voting control with Holtec Holdings, and this will limit or preclude your ability to influence corporate matters.”

We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law. After the closing of this offering, we are obligated to issue shares of Class A common stock (subject to the transfer and exchange restrictions set forth in the Holtec International Limited Liability Company Agreement (“Holtec International LLC Agreement”) entered into by Holtec Holdings, Holtec International Holdco, Holtec Nuclear and Holtec International) to Holtec Holdings and Holtec International Holdco (or any other holder of Class B Interests) upon the exchange of any of its Class B Interests for shares of our Class A common stock on a one-for-one basis (unless we elect to satisfy such exchange for cash). When a Class B Interest is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be retired. The issuance of additional shares of Class A common stock would result in additional dilution to the holders of our Class A common stock. Holtec Holdings and Holtec International Holdco (or any other holder of Class B Interests) are not required to exchange or convert their Class B Interests for shares of Class A common stock at any time.

In connection with this offering, Holtec Nuclear will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) for the benefit of Holtec Holdings and Holtec International Holdco (collectively, the “TRA Beneficiaries”). Pursuant to the Tax Receivable Agreement, Holtec Nuclear will pay 85% of the amount of the net cash tax savings, if any, that Holtec Nuclear is deemed to realize as a result of (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of Class B Interests in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries, which may be increased as a result of the anticipated distributions of cash to Holtec Holdings and Holtec International Holdco as described under “Use of Proceeds”) that exist as of the time of this offering or may exist at the time when Class B Interests are exchanged for shares of Class A common stock and (iii) certain other tax benefits related to Holtec Nuclear entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Holtec Nuclear makes under the Tax Receivable Agreement. See “Organizational Structure” and “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

In connection with this offering, Holtec International will distribute $      in cash to Holtec Holdings and $     in cash to Holtec International Holdco. Holtec International Holdco will distribute the $     in cash received from Holtec International to Holtec Holdings. The distribution by Holtec International of $     in cash from the proceeds of the offering to Holtec Holdings, the distribution by Holtec International of $      in cash from the proceeds of the offering to Holtec International Holdco and the distribution by Holtec International Holdco of $     in cash from the distribution received from Holtec International to Holtec Holdings, taken together, are intended to provide Holtec Holdings with the liquidity to distribute to the Legacy Stockholders the previously taxed net income of Holtec International on a tax-free basis. See “Organizational Structure” and “Use of Proceeds.”

Prior to the completion of this offering, we intend to undertake certain transactions to effectuate NAMCO Restructuring Phase I described under “Organizational Structure—NAMCO Restructuring—Phase I.” The following diagram reflects our simplified organizational structure immediately prior to the consummation of the Reorganization and NAMCO Restructuring Phase I.

The Great Banyan Trust
Dr. Krishna P. Singh
Multi-Decades Trust (A Complex Irrevocable Trust)
Holtec Holdings, Inc.
Holtec International
Orrvilon, Inc.
Nuclear Asset Management Company, LLC
Holtec Decommissioning International, LLC
Other U.S. Subsidiaries
Non-U.S. Subsidiaries
DEAMCO Facility Entities

The following diagram reflects our simplified organizational structure immediately following the Reorganization, NAMCO Restructuring Phase I and the completion of this offering (assuming that the underwriters’ option to purchase additional shares of Class A common stock is not exercised and without giving effect to any shares of Class A common stock that may be purchased in the directed share program).

The Great Banyan Trust
Dr. Krishna P. Singh
Multi-Decades Trust (A Complex Irrevocable Trust)
Public Shareholders (2)
Holtec Holdings, Inc. (1)(3)(5)
Class B common stock
no economic interest and
% voting interest
Class A common stock
% economic interest and
% voting interest
Decommissioning Asset Management Company, LLC
Holtec International Holdco 1 LLC (1)(3)(5)
Class B Interests
% economic interest and
no voting interest
DEAMCO Facility Entities
Class B Interests
% economic interest and
no voting interest
Class B common stock
no economic interest and
% voting interest
Holtec Nuclear Corporation (4)
Managing Member
Class A Interests
% economic interest and
100% voting interest
Holtec International
Orrvilon LLC
Holtec Decommissioning International, LLC
U.S. Subsidiaries
Non-U.S. Subsidiaries

(1)

At the closing of this offering, (a) Holtec Holdings will own     Class B Interests of Holtec International and     shares of Class B common stock of Holtec Nuclear, and (b) Holtec International Holdco will own      Class B Interests of Holtec International and       shares of Class B common stock of Holtec Nuclear.

(2)

Each share of Class A common stock of Holtec Nuclear will be entitled to one vote and will vote together with the Class B common stock as a single class, except as provided in our amended and restated certificate of incorporation or required by law. See “Description of Capital Stock—Common Stock—Class A common stock.”

(3)

Each share of Class B common stock is entitled to 10 votes until the Sunset becomes effective and will vote together with the Class A common stock as a single class, except as provided in our amended and restated certificate of incorporation or required by law. The Class B common stock will have no economic rights in Holtec Nuclear. See “Description of Capital Stock—Common stock—Class B common stock.”

(4)

Holtec Nuclear will, directly or indirectly, own all of the Class A Interests of Holtec International after the Reorganization, which upon the completion of this offering will represent the right to receive approximately   % of the distributions made by Holtec International. While this interest represents a minority of economic interests in Holtec International, it represents 100% of the voting interests, and Holtec Nuclear (or its subsidiary) will be admitted as the sole managing member of Holtec International in connection with the Reorganization. As a result, Holtec Nuclear will operate and control all of Holtec International’s business and affairs and will be required to consolidate its financial results into Holtec Nuclear’s financial statements.

(5)

At the closing of the offering, (a) Holtec Holdings will own      shares of Class B common stock and      Class B Interests, which upon the completion of this offering will represent the right to receive approximately   % of the distributions made by Holtec International, and (b) Holtec International Holdco will own      shares of Class B common stock and      Class B Interests, which upon the completion of this offering will represent the right to receive approximately   % of the distributions made by Holtec International. No person will have any voting rights in Holtec International on account of the Class B Interests, except for the right to approve amendments to the Holtec International LLC Agreement that adversely affect the rights of holders of Class B Interests. However, through ownership of shares of Class B common stock, Holtec Holdings will control a majority of the voting power of the common stock of Holtec Nuclear, the sole managing member (or sole owner of the sole managing member) of Holtec International, and will therefore have indirect control over Holtec International. Class B Interests of Holtec International may be exchanged for shares of our Class A common stock or, at our election, for cash, subject to certain restrictions pursuant to the Holtec International LLC Agreement described in “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Exchange right; Holtec International LLC Agreement.” When a Class B Interest is exchanged for a share of our Class A common stock or, at our election, for cash, it will result in the automatic cancellation of the corresponding number of shares of our Class B common stock and, therefore, will decrease the aggregate voting power of Holtec Holdings. Any beneficial holder exchanging its Class B Interests must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for cancellation as a condition of exercising its right to exchange Class B Interests for shares of our Class A common stock or, at our election, for cash. After a Class B Interest is surrendered for exchange, it will not be available for reissuance.

Principal stockholder

Holtec Holdings is our principal stockholder. Holtec Holdings was formed on February 17, 2026 by the Legacy Stockholders for the principal purpose of holding our common stock and the Class B Interests in Holtec International. Upon completion of this offering, Holtec Holdings will directly or indirectly own all of the shares of our Class B common stock, representing approximately    % of our total common stock outstanding.

The Legacy Stockholders beneficially own all of the voting power of Holtec Holdings and are able to control matters requiring stockholder approval, including the election of directors, changes to Holtec Holdings’ organizational documents and significant corporate transactions. The Legacy Stockholders’ control of Holtec Holdings means that they will indirectly control us through Holtec Holdings. Prior to the Reorganization, the Legacy Stockholders have controlled all of the operations of Holtec International. We are a party to certain agreements with other businesses owned by or affiliated with the Legacy Stockholders. For a description of these agreements, see “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their Affiliates.”

Controlled company status

Because Holtec Holdings will directly or indirectly control  shares of our common stock, which represents approximately  % of the voting power with respect to director elections, we expect to be a controlled company as of the completion of this offering under the Nasdaq and Nasdaq Texas rules. Under these rules, a controlled company may elect not to comply with certain corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the compensation and nominating and corporate governance committees be composed entirely of independent directors. Although we currently qualify for the “controlled company” exemptions, we do not currently intend to avail ourselves of these exemptions and intend to comply with all applicable corporate governance requirements of Nasdaq and Nasdaq Texas applicable to non-controlled companies, although we may elect to take advantage of these exemptions in the future for as long as we remain a controlled company. See “Management—Controlled company exemption” and “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—We expect to be a “controlled company” within the meaning of the Nasdaq and Nasdaq Texas rules and, as a result, will qualify for exemptions from certain corporate governance requirements.”

Implications of being an emerging growth company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an EGC, we are permitted, and have elected, to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not EGCs. These exemptions include:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years following completion of this offering or such earlier time when we are no longer an EGC. We will cease to be an EGC if we have more than $1.235 billion in annual revenue, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you may hold stock. For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.”

The JOBS Act provides that an EGC may take advantage of an extended transition period for complying with new or revised accounting standards. We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Corporate information

Our principal executive offices are located at 1 Holtec Boulevard, Camden, New Jersey 08104, and our telephone number at that address is (856) 797-0900. Our website address is www.holtecinternational.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of and is not incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

Summary of our risk factors

An investment in our Class A common stock involves risks. Among these important risks are the following:

•	Our future revenue growth will be dependent on an increase in demand for nuclear energy in the United States and internationally.

•

We, our partners and our customers operate in a politically sensitive environment, and negative public and political perceptions of nuclear energy and radioactive materials and their safety could materially and adversely affect us, our customers and the markets in which we operate.

•

Our nuclear power plants, manufacturing facilities and other operational and work sites expose employees, contractors and other persons to potentially hazardous environments and materials. Any failure to maintain a safety-conscious work environment or the failure of our personnel to observe rules and regulations could result in damage to or loss of property, bodily injury or loss of life, the loss of projects or customers and possible exposure to litigation.

•	Disruptions or temporary shutdowns at any of the manufacturing facilities that we operate or utilize could materially and adversely affect our business.

•

Significant disruptions in our supply chain and supply routes due to supply limitations, tariffs, geopolitical events or otherwise could result in higher production costs or unavailability of components, commodities and raw materials, which may adversely affect our future financial results and reduce our operating margins.

•

Market volatility, investment performance, changes in interest rates or other factors could reduce the value of our NDT funds. Following the completion of the NAMCO Restructuring, DEAMCO or one of its affiliates will be responsible for managing and bearing the economic risk of the NDT funds with respect to the DEAMCO Facility Entities.

•	Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals.

•

Our ownership and operation of the Palisades plant, and any future nuclear power plants, subject us to substantial risks and financial assurance requirements that are associated with nuclear generation.

•

Our Palisades plant, and any SMR-300 nuclear power plants that we may own in the future, may experience unplanned interruptions or periods of reduced output, which could result in lower energy margin, lost opportunities, monetary penalties, contractual damages and other losses.

•

PPAs are a key component to our anticipated business model for sales of power, and nonperformance or underperformance by us or our counterparties to these agreements could adversely impact our financial performance.

•	Our SMR-300 will utilize novel applications of existing technologies that have not been deployed at scale yet, and we may face commercial challenges in bringing this technology to market.

•

We have not yet constructed or received all necessary regulatory approvals for any of our SMR-300s or entered into definitive agreements with customers to take delivery of, or to off-take power from, an SMR-300, and there is no guarantee that we will be able to do so in the future.

•

The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations, and we may need to make significant adjustments to our SMR business plans or significantly delay or scale back the deployments of our SMR-300s.

•

A significant portion of our future revenue is expected to be derived from the sale and deployment of energy technologies and services that are currently in a pre-deployment state, principally our SMR-300. If we are delayed in deploying these products to scale, or if we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

•

Emerging and disruptive technologies, including nuclear fusion and competing renewable and low-carbon generation technologies, could adversely affect demand for our products and services and the competitiveness of our nuclear generation and SMR businesses.

•

Our global operations expose us to legal, political and economic risks in different countries as well as currency exchange rate fluctuations and impacts from inflation that could affect our business and financial results.

•

Our operations may be adversely affected by restrictive covenants and other limitations set forth in our financing documents and by conditions attached to our government grants and other sources of funding.

•

Our past results are not necessarily indicative of our future performance and our results may fluctuate significantly due to, among other factors, timing and size of contract awards and project milestones, deployment of our new technologies, strategic transactions, including the NAMCO Restructuring, and other corporate actions.

•	Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.

•

We occasionally collaborate with third parties on joint projects, and the failure of a joint project partner to perform its contractual obligations could expose us to reputational harm and reduced profitability.

•	We are dependent on certain key personnel and may be unable to attract and retain highly qualified and skilled employees.

•	Our nuclear operations subject us to various environmental, regulatory, financial and other risks.

•	Our operation, decommissioning and ownership of a fleet of nuclear power facilities subjects us to regulations, costs and liabilities uniquely associated with these types of facilities.

•

Our ability to establish, maintain, protect and enforce our patents and other IP rights may be challenged and is not guaranteed. If we are unable to protect our IP rights, our business and competitive position may be harmed.

•

We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to pay dividends, if any, taxes and other expenses and make payments under the Tax Receivable Agreement.

•

We will be required to pay over to the TRA Beneficiaries most of the tax benefits available to us in respect of our acquisition of Class B Interests, and the amount of those payments are expected to be substantial.

•

Our certificate of incorporation and bylaws, as well as Delaware law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock.

•	The dual class structure of our common stock has the effect of concentrating voting control with Holtec Holdings, and this will limit or preclude your ability to influence corporate matters.

•

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and federal courts for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

•

We do not presently anticipate paying cash dividends on our Class A common stock. Consequently, your only opportunity to achieve a return on your shares of Class A common stock is if the price of our Class A common stock appreciates.

You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 34 and the other information in this prospectus before investing in our Class A common stock.

The offering

Issuer	Holtec Nuclear Corporation

Class A common stock offered	shares of Class A common stock (or shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock outstanding immediately after this offering	shares of Class A common stock (or shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Assuming exchange of all Class B Interests for Class A common stock, there will be shares of Class A common stock.

Class B common stock outstanding immediately after this offering	shares of Class B common stock. Class B common stock will be issued to holders of Class B Interests. Immediately following the offering, all of the issued and outstanding shares of Class B common stock will be beneficially owned directly or indirectly by Holtec Holdings.

Voting rights	We will have two classes of authorized common stock: Class A common stock; and Class B common stock. Each share of Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders generally, representing an aggregate of % of the combined voting power of our issued and outstanding common stock upon completion of this offering (or %, if the underwriters exercise their option to purchase additional shares of Class A common stock in full), without giving effect to any purchases that any of our affiliates may make through the directed share program.

Each share of Class B common stock entitles its holder to 10 votes per share on all matters presented to our stockholders generally until the Sunset becomes effective, representing an aggregate of % of the combined voting power of our issued and outstanding common stock upon completion of this offering (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). After the Sunset becomes effective, each share of Class B common stock will entitle its holder to one vote per share instead of 10 votes per share.

The “Sunset” becomes effective upon the first trading day on or after the date on which Holtec Holdings and certain of its affiliates (including permitted transferees) collectively cease to maintain beneficial ownership of at least 20% of the aggregate number of shares of Class B common stock owned by them immediately after this offering. The Sunset is not triggered by the death of our founder (or any other holder of Class B common stock), or by intra-family transfers of the Class B common stock, and no conversion of the Class B common stock will be required upon such death or intra-family transfer.

When Holtec Holdings (or any other holder) exchanges Class B Interests for cash or shares of our Class A common stock, at the election of Holtec Nuclear in its sole discretion, it will result in the automatic retirement of the corresponding number of shares of our Class B common stock and, therefore, will decrease the aggregate voting power of the Class B common stock. See “Organizational Structure—Post-offering holding company structure—Our Class B common stock.”

Upon completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock and after the transactions described herein under “Organizational Structure”), Holtec Holdings will directly or indirectly own 100% of our Class B common stock (representing % of the total combined voting power of our issued and outstanding common stock). As a result, Holtec Holdings will be able to control matters requiring stockholder approval, including the election and removal of directors, changes to our organizational documents and significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets. See “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—Holtec Holdings has the ability to direct the voting of a majority of our voting stock, and their interests may conflict with those of our other stockholders.”

In addition, our certificate of incorporation will provide Holtec Holdings (including its permitted transferees) with certain board appointment rights that cannot be modified without approval of holders of our Class B common stock voting as a separate class. See “Management—Composition of our board of directors.”

Exchange rights	The Holtec International LLC Agreement will entitle Holtec Holdings, Holtec International Holdco and certain of their affiliates (including permitted transferees) to cause Holtec International to acquire Class B Interests, along with the cancellation of an equal number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B Interest is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be canceled. We have reserved for issuance shares of our Class A common stock, which is the aggregate number of shares of our Class A common stock expected to be issued over time upon the exchange by the holders of Class B Interests, assuming we do not elect to exchange such Class B Interests for cash.

Holtec International LLC Agreement	Upon completion of the Reorganization, Holtec Nuclear will become the sole managing member of Holtec International pursuant to the Holtec International LLC Agreement. As such, Holtec Nuclear will operate and control all of the business and affairs of Holtec International and, through Holtec International and its subsidiaries, conduct our business.

See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Exchange right; Holtec International LLC Agreement.”

Tax Receivable Agreement	Holtec Nuclear and Holtec International will enter into the Tax Receivable Agreement for the benefit of the TRA Beneficiaries, pursuant to which Holtec Nuclear will pay 85% of the amount of the net cash tax savings, if any, that Holtec Nuclear is deemed to realize as a result of (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of Class B Interests in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries, which may be increased as a result of the anticipated distributions of cash to Holtec Holdings and Holtec International Holdco as described under “Use of Proceeds”) that exist as of the time of this offering or may exist at the time when Class B Interests are exchanged for shares of Class A common stock and (iii) certain other tax benefits related to Holtec Nuclear entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Holtec Nuclear makes under the Tax Receivable Agreement. See “Organizational Structure” and “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

Use of proceeds	We expect to receive approximately $ of net proceeds from this offering (or $ if the underwriters exercise their option to purchase additional shares of our Class A common stock in full), based upon the assumed initial public offering price of $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses payable by us. See “Underwriting.”

We intend to use such net proceeds to (i) purchase Class A Interests from Holtec International at a per interest purchase price equal to the per share price paid by the underwriters for our Class A common stock in this offering and (ii) cause Holtec International to use the net proceeds (a) to distribute approximately $ in cash to Holtec Holdings and approximately $ in cash to Holtec International Holdco and (b) for general corporate purposes, which may include accelerating SMR-300 licensing, deployment and manufacturing capacity, furthering commercialization of our Holtec Green Boiler and HI-THERM HCSP innovations and expanding our product and services offerings in emerging areas such as cybersecurity and national defense programs. Please see “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend policy

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant.

Following this offering and subject to funds being legally available, we intend to cause Holtec International to make pro rata distributions to Holtec Holdings, Holtec International Holdco and us in an amount at least sufficient to allow us, Holtec Holdings and Holtec International Holdco to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with Holtec Holdings and Holtec International Holdco and to pay our corporate and other overhead expenses.

See “Dividend Policy.”

Controlled company	Because Holtec Holdings will directly or indirectly control shares of our common stock, which represents approximately % of the voting power with respect to director elections, we expect to be a controlled company as of the completion of this offering under the Nasdaq and Nasdaq Texas rules. Although we currently qualify for the “controlled company” exemptions, we do not currently intend to avail ourselves of these exemptions and intend to comply with all applicable corporate governance requirements of Nasdaq and Nasdaq Texas applicable to non-controlled companies, although we may elect to take advantage of these exemptions in the future for as long as we remain a controlled company. See “Management—Controlled company exemption” and “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—We expect to be a “controlled company” within the meaning of the Nasdaq and Nasdaq Texas rules and, as a result, will qualify for exemptions from certain corporate governance requirements.”

Directed share program

At our request, the underwriters will reserve up to     % of the shares of Class A common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by J.P. Morgan Securities LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares of Class A common stock, but any purchases they do make will reduce the number of shares of Class A common stock available to the general public. Any reserved shares of Class A common stock not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Shares of Class A common stock purchased by our directors, officers and employees in the directed share program will be subject to the lock-up restrictions described in this prospectus. We have agreed to indemnify J.P. Morgan Securities LLC against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of reserved shares of Class A common stock. See “Underwriting—Directed share program.”

Risk factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 34, together with all of the other information set forth in this prospectus, before deciding whether to invest in our Class A common stock.

Listing and trading symbol	We intend to apply to list our Class A common stock on Nasdaq and Nasdaq Texas under the symbol “HNUC.”

Unless otherwise noted, Class A common stock outstanding after the offering and other information based thereon in this prospectus does not reflect any of the following:

•

    shares of Class A common stock reserved for issuance upon the exchange of      Class B Interests that will be held by Holtec Holdings and certain of its affiliates (including permitted transferees) following the completion of this offering;

•	shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock from us; and

•	shares of Class A common stock reserved for issuance under our 2026 Plan and ESPP (each as defined herein), which we plan to adopt in connection with this offering.

In addition, except when otherwise indicated, information in this prospectus, including the number of shares of Class A common stock to be outstanding following this offering, reflects or assumes:

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each in connection with the closing of this offering;

•	an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus;

•	no exercise by the underwriters of their option to purchase up to additional shares of Class A common stock;

•	no purchase of shares of Class A common stock by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program; and

•	the Reorganization.

Throughout this prospectus, we present performance metrics and financial information regarding the business of Holtec International. This information is generally presented on an enterprise-wide basis. The new public stockholders will be entitled to receive a pro rata portion of the economics of Holtec International’s operations through their ownership of our Class A common stock. Holtec Nuclear’s ownership of Class A Interests will represent a minority share of Holtec International. Holtec Holdings will continue to hold a majority of the economic interest in its operations as a non-controlling interest holder, primarily through direct and indirect ownership of Class B Interests of Holtec International. Prospective investors should be aware that the owners of the Class A common stock will be entitled only to a minority economic position, and therefore should evaluate performance metrics and financial information in this prospectus accordingly. To the extent Class B Interests are exchanged for Class A common stock or, at the election of Holtec Nuclear in its sole discretion, for cash, over time, the percentage of the economic interest in Holtec International’s operations to which Holtec Nuclear and the Class A common stockholders are entitled will increase proportionately.

Summary historical and pro forma consolidated financial and operating data

The summary consolidated statements of operations data for the six months ended June 30, 2026 and 2025, the summary consolidated balance sheets data as of June 30, 2026 and 2025, and the summary consolidated statements of cash flow data for the six months ended June 30, 2026 and 2025 presented below are derived from the unaudited consolidated financial statements of Holtec International, our predecessor for accounting purposes, included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2025 and 2024, the summary consolidated balance sheets data as of December 31, 2025 and 2024, and the summary consolidated statements of cash flow data for the years ended December 31, 2025 and 2024 presented below are derived from the audited consolidated financial statements of Holtec International included elsewhere in this prospectus. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace the audited consolidated financial statements and related notes and are qualified in their entirety thereby. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. The unaudited pro forma financial information for the six months ended June 30, 2026 and for the year ended December 31, 2025 is derived from the unaudited supplemental pro forma financial information included elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Consolidated statements of operations data

Dollars in thousands, except per share amounts	Six Months Ended June 30,		Year Ended December 31,		Pro Forma (a)
	2026	2025	2025	2024	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Revenues	$269,879	$286,574	$576,617	$765,531	$488,444	$893,411
Direct operating costs	151,422	207,790	377,082	432,698	262,008	602,677

Gross operating profit	118,457	78,784	199,535	332,833	226,436	290,734

Operating expenses:
Selling, general, and administrative expenses	121,748	76,533	160,169	146,955	121,694	152,851
Accretion of asset retirement obligations	26,150	30,226	60,452	72,604	1,646	2,538

Total operating expenses	147,898	106,759	220,621	219,559	123,340	155,389

Asset retirement obligation settlement and measurement gain	88,666	42,035	58,181	177,711	1,646	4,853

Income from operations	59,225	14,060	37,095	290,985	104,742	140,198

Other income (expenses):
Interest expense	(7,006)	(1,064)	(3,377)	(5,714)	(6,515)	(1,775)
Interest and investment income	34,793	43,607	78,963	91,741	8,955	18,632
Realized gain on investments	202,248	3,779	118,536	45,536	2,155	4,144
Unrealized gain (loss) on investments	(43,999)	100,077	230,033	247,552	34,742	55,167
Gain on foreign currency exchange	2,140	74	6,169	3,775	2,140	3,139
Gain (loss) on sale of fixed assets	(10)	2,342	2,342	520	(10)	1,250
Other income	548	1,678	1,271	5,023	548	1,271

Net other income (expenses)	188,714	150,493	433,937	388,433	42,015	81,828

Dollars in thousands, except per share amounts	Six Months Ended June 30,		Year Ended December 31,		Pro Forma (a)
	2026	2025	2025	2024	Six Months Ended June 30, 2026	Year Ended December 31, 2025

Income before provision for income taxes	247,939	164,553	471,032	679,418	146,757	222,026
Provision for income taxes	42,299	25,474	84,464	83,638	13,066	21,752

Net income	205,640	139,079	386,568	595,780	133,691	200,274
Less net (loss) income attributable to noncontrolling interests	(6,309)	(4,469)	(11,047)	3,836	(6,309)	(11,047)

Net income attributable to Holtec International and subsidiaries	$211,949	$143,548	$397,615	$591,944	$140,000	$211,321

Earnings Per Share (EPS)
Weighted-average common shares outstanding	1,178,916	1,178,916	1,178,916	1,178,916	1,178,916	1,178,916

Basic and diluted earnings per share	$179.78	$121.76	$337.27	$502.11	$118.75	$179.25

(a) Pro forma figures give effect to the following transactions, each as described in more detail in this prospectus:

(1)	the deconsolidation of Holtec Asia;
(2)	the planned restructuring of the ownership of the decommissioning assets;
(3)	the conversion of Holtec International into an UP-C structure in connection with the IPO, inclusive of the entry into the Tax Receivable Agreement and the LLC Agreement; and
(4)	the IPO and the use of proceeds therefrom. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Consolidated balance sheets data

Dollars in thousands	As of June 30,	As of December 31,		Pro Forma (a)
	2026	2025	2024	As of June 30, 2026	As of December 31, 2025
Cash and cash equivalents	$27,413	$23,421	$106,332	$27,413	$34,929
Working capital (1)	(225,251)	(126,318)	128,133	(150,225)	17,109
Nuclear decommissioning trust funds	2,837,617	2,993,941	3,084,242	659,891	615,755
Total assets	6,479,453	6,075,636	5,106,028	3,831,293	3,315,542
Asset retirement obligations	1,629,439	1,802,539	2,030,216	312,379	312,379
Total liabilities	4,015,399	3,704,326	2,994,590	2,493,080	2,054,191
Additional paid-in capital	15,046	17,415	17,415	15,046	11,017
Retained earnings	2,453,268	2,351,846	2,080,927	1,327,427	1,248,285
Noncontrolling interests	(4,272)	2,037	13,084	(4,272)	2,037
Total stockholders’ equity	$2,464,054	$2,371,310	$2,111,438	$1,338,213	$1,261,351

(1)	Working capital is defined as current assets less current liabilities.

Consolidated statements of cash flow data

Dollars in thousands	Six Months Ended June 30,		Year Ended December 31,		Pro Forma (a)
	2026	2025	2025	2024	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Net cash provided by (used in) operating activities	$90,449	$(45,635)	$(248,512)	$(150,157)	$418,642	$158,185
Net cash provided by (used in) investing activities	(402,817)	(225,639)	(474,969)	392,383	(742,518)	(873,450)
Net cash provided by (used in) financing activities	316,360	251,666	640,570	(211,193)	316,360	650,571

Net increase (decrease) in cash and cash equivalents	$3,992	$(19,608)	$(82,911)	$31,033	$(7,516)	$(64,694)

Supplementary financial data

Dollars in thousands	Six Months Ended June 30,		Year Ended December 31,		Pro Forma (a)
	2026	2025	2025	2024	Six Months Ended June 30, 2026	Year Ended December 31, 2025
EBITDA	$302,261	$173,978	$497,768	$698,290	$200,588	$246,286
EBITDA Margin	112%	61%	86%	91%	41%	28%

Operational measure

Backlog (Long-term contracts)

Backlog represents the dollar amount of revenue we expect to recognize in the future from signed contracts with customers.

	As of June 30,	As of December 31,		Pro Forma (a)
	2026	2025	2024	As of June 30, 2026	As of December 31, 2025
Dollars in thousands
NPD
Remaining amounts to earn	$10,566,625	$10,937,981	$10,528,592	$12,759,827	$13,365,915
Amounts expected to earn over next 12 months	391,294	438,277	471,739	566,322	769,030
Amounts expected to earn beyond next 12 months	10,175,331	10,499,704	10,056,853	12,193,505	12,596,885
Palisades
Remaining amounts to earn	$10,218,690	$10,385,412	$10,385,412	$10,218,690	$10,385,412
Amounts expected to earn over next 12 months	183,211	186,248	—	183,211	186,248
Amounts expected to earn beyond next 12 months	10,035,479	10,199,164	10,385,412	10,035,479	10,199,164

See also “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.”

Non-GAAP financial measures

We present non-GAAP financial measures because we believe they provide useful information to investors regarding our operating performance and underlying business trends. These measures assist in period-to-period comparisons of our operating results and, in certain cases, facilitate comparisons with other companies in our industry. We also use non-GAAP financial measures internally to evaluate operating performance and to inform resource allocation and strategic planning decisions. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP measures and may differ from similarly titled measures used by other companies. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are provided below.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are key measures used by our management to help us analyze our financial results, establish budget and operational goals for managing our business, evaluate our performance, and make strategic decisions. We define EBITDA as our net income excluding: depreciation and amortization; interest expense; and income tax expense. We define EBITDA Margin as EBITDA divided by revenue.

The table below presents a reconciliation of net income and net income margin, the most directly comparable GAAP financial measures, to EBITDA and EBITDA Margin, respectively.

	Six Months Ended June 30,		Year Ended December 31,		Pro Forma (a)
	2026	2025	2025	2024	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Dollars in thousands, except percentages
Revenues	$269,879	$286,574	$576,617	$765,531	$488,444	$893,411
Net income	205,640	139,079	386,568	595,780	133,691	200,274
Interest Expense	7,006	1,064	3,377	5,714	6,515	1,775
Income Taxes	42,299	25,474	84,464	83,638	13,066	21,752
Depreciation and amortization	47,316	8,361	23,359	13,158	47,316	22,485

EBITDA	302,261	173,978	497,768	698,290	200,588	246,286
Net Income Margin	76%	49%	67%	78%	23%	22%
EBITDA Margin	112%	61%	86%	91%	41%	28%

RISK FACTORS

Investing in our Class A common stock involves risks. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations. We urge you to carefully consider the information in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements” and the following risks before making an investment decision. If any of these risks were to materialize, our business, financial condition, results of operations and future prospects could be materially adversely affected. The trading price of our Class A common stock could consequently decline due to any of these risks, and you may lose all or part of your investment. For a summary of these risks, see “Prospectus Summary—Summary of our risk factors.”

Risks related to our business

Our future revenue growth will be dependent on an increase in demand for nuclear energy in the United States and internationally.

Our revenues are substantially dependent on nuclear industry activity and customer spending on the development, construction, servicing and support of nuclear generation, nuclear fuel storage and related infrastructure projects. Demand for our products and services offered by our different business units depends, to varying degrees, on the willingness and ability of our customers, which are primarily large public companies and governments, to commit capital to new nuclear projects such as reactor restarts, life-extension programs, power upgrades, procurement of SMRs, nuclear fuel storage solutions and decommissioning activities. The pace, scale and timing of these activities are determined by our customers and other market participants and are influenced by factors outside of our control.

In recent years, nuclear development activity has increased materially, driven in part by policy initiatives, decarbonization objectives and sharply rising expectations for electricity demand associated with data centers, electrification of the transportation industry, AI and high-performance computing. As a result, a significant number of nuclear-related projects have been announced or proposed or are under active consideration. Many of these projects are premised on assumptions regarding future electricity demand, utilization levels and long-term market conditions that may not be fully realized, if at all.

Demand for our products and services is substantially dependent on capital spending by our customers. These expenditures are influenced by numerous factors, some of which may be outside our or our customers’ control. Such factors include, but are not limited to, our customers’ overall financial condition, access to and cost of capital, expected returns on investment, competing capital allocation priorities and their views regarding future electricity demand and power market conditions. For example, if data center and AI infrastructure is built at levels that significantly exceed actual end-user demand, or if demand develops more slowly than anticipated, customers may reassess their investment plans and delay, reduce or cancel capital spending on nuclear projects, including projects that are at early stages of evaluation or development.

In addition, changes in energy markets, power generation technologies, regulatory environments or public perception of nuclear energy, as well as the availability and relative cost of alternative sources of power generation, could affect customer decisions regarding the continued operation of existing nuclear facilities, the pursuit of new nuclear projects, and the timing and scope of retirements and decommissioning programs. Because nuclear projects and decommissioning programs typically involve significant capital commitments and lengthy development or execution timelines, a reassessment of demand forecasts, capital availability or expected returns could result in delays, reductions in scope or cancellations.

Any significant slowdown, deferral or contraction in nuclear industry activity, including one driven by overcapacity in data center infrastructure or a pullback in investment related to AI, a reversion to fossil-fuel-powered transport and industrial sectors or the commercialization of alternative energy sources such as fusion or geothermal energy through hydraulic fracturing technology, could lead to reduced demand for our products and services, lower project volumes, reduced backlog, lower utilization of our engineering and manufacturing resources and potential project cancellations. As a result, our revenues, results of operations, cash flows and financial condition could be materially adversely affected.

We, our partners and our customers operate in a politically sensitive environment, and negative public and political perceptions of nuclear energy and radioactive materials and their safety, including as a result of accidents or catastrophic events related to nuclear energy and radioactive materials, could materially and adversely affect us, our customers and the markets in which we operate.

Our business is dependent, in part, upon public and political support for nuclear power in the United States and other countries. Any significant incident affecting a nuclear energy facility could materially damage public perception of nuclear power. In the past, adverse public reaction to such incidents (for example, incidents involving the Fukushima Daiichi nuclear power plant in Japan and earlier incidents at Three Mile Island and Chernobyl) led to increased public and regulatory scrutiny, which contributed to prolonged licensing and construction timelines and, in some cases, the delay or shutdown of operating facilities.

The risks associated with uses of radioactive materials in our nuclear facilities and those of our customers, and the public perception of those risks, can directly and indirectly affect our business and the business of our customers. These risks are heightened by the potential for catastrophic consequences and the long half-life of nuclear waste, which generally leads to disproportionately high levels of public concern compared to the probability of such events. In addition, journalists, trade press and other third parties, potentially including one or more of the agencies with regulatory jurisdiction over us, may publish statements that negatively affect the public or political perception of us. We may also face adverse public or political perception due to a variety of environmental and social factors, which could increase as relevant standards continue to evolve. Stakeholder and policymaker expectations on such matters are not uniform, and any failure to successfully navigate such expectations may result in various adverse impacts. This includes potential pressure from ESG investors, who may divest from or decline to invest in nuclear-related businesses due to concerns over waste, security and the long-term impact on local communities, thereby restricting our access to capital. In addition, opposition by third parties can delay or prevent the licensing and construction of new nuclear facilities or the restart of existing nuclear facilities, result in increased regulatory requirements and costs or increase the likelihood that our operations are subject to liabilities or adverse claims. For example, certain advocacy groups filed a lawsuit against us and the NRC in November 2025 in an effort to enjoin the restart of our Palisades plant, alleging that the NRC’s issuance of the exemption permitting the facility to restart violates the Administrative Procedure Act. These allegations are virtually identical to those made by the same advocacy groups in an unrelated NRC proceeding that resulted in the NRC Atomic Safety and Licensing Board Panel rejecting their challenge to the exemption. We intend to vigorously defend the November 2025 lawsuit and any others should they arise, but defending such lawsuit could be time-consuming, divert management’s attention and resources from the operation of our business, cause us significant reputational harm or result in significant expenses or liability, even if such claims are ultimately resolved in our favor.

In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing and construction periods for nuclear power plants, sometimes severely delaying construction schedules, or even shutting down operations at already-constructed nuclear power facilities. Currently, public support for nuclear power is influenced by its role as a source of carbon-free baseload electricity and growing concerns regarding climate change associated with fossil fuels. Public opinion regarding nuclear energy, however, has historically fluctuated and remains subject to change. Future shifts in public sentiment, whether driven by political, environmental, safety-related or other factors, could result in increased opposition to nuclear power, which could adversely affect regulatory policies, licensing, operations and the overall demand for nuclear energy. Any of these effects could materially and adversely affect our business, financial condition, results of operations and future prospects.

Our nuclear power plants, manufacturing facilities and other operational and work sites expose employees, contractors and other persons to potentially hazardous environments and materials and, as such, require personnel to be extensively trained and workplaces to be maintained in accordance with NRC and OSHA regulations. Any failure to maintain a safety-conscious work environment or the failure of our personnel to observe such rules and regulations could result in damage to or loss of property, bodily injury or loss of life, the loss of projects or customers and possible exposure to litigation.

Our nuclear power plants, manufacturing facilities that we operate or utilize and other operational and work sites often put our employees, contractors and other persons in close proximity with mechanized equipment, heavy load handling, moving vehicles, manufacturing processes and other potentially hazardous conditions. If we fail to implement effective safety procedures or if such procedures are not observed, our employees, contractors and other persons near our nuclear power plants, manufacturing facilities and other operational and other work sites may suffer serious bodily injury or loss of life. In addition to the direct harm caused by accidents, incidents at our work sites could result in long-term health consequences for workers, particularly those exposed to radiation or toxic chemicals. While we utilize robotics in our operations and strive to maintain comprehensive safety protocols, incidents may still occur, particularly in our frequent heavy-load handling activities. As a result, our failure to maintain adequate safety standards and equipment could result in reduced profitability, harm to our reputation or the loss of projects or customers. Moreover, regulatory fines or penalties could be imposed for noncompliance with workplace safety standards, and we could face reputational damage that undermines stakeholder confidence in our ability to manage potentially hazardous environments. Failure to comply with safety regulations could also delay project timelines, increase insurance premiums and disrupt operations, which may adversely affect our ability to secure new projects or renew existing contracts. Any of these risks could have an adverse impact on our business, financial condition, results of operations and future prospects.

Disruptions or temporary shutdowns at any of the manufacturing facilities that we operate or utilize could materially and adversely affect our business.

We conduct manufacturing operations at three manufacturing facilities in the production of our spent nuclear fuel casks, heat transfer systems and other nuclear components. A disruption or temporary shutdown at any of our facilities, whether due to a catastrophic event, such as a fire, explosion, natural disaster, equipment malfunction, industrial accident, cyber incident or other cause, could impair our ability to manufacture and deliver our products in a timely manner. In the event of a significant disruption at any facility, that facility could be unavailable for a period of time due to damage, remediation, regulatory review, staffing constraints or other operational or compliance-related requirements. Even a temporary shutdown could place strain on our overall manufacturing capacity, limit our ability to meet customer commitments, and delay or prevent fulfillment of existing or future orders. Although in such event we may seek to shift production to other areas in such facility or other facilities owned or leased by us or third-party manufacturers, such alternatives may not be immediately available and may require additional time, expense and regulatory or customer qualification under applicable nuclear quality, safety and licensing requirements. In addition, alternative facilities or third-party manufacturers may not be capable of producing products at required volumes, specifications or timelines. Any disruption or temporary shutdown at one or more of our manufacturing facilities, particularly if prolonged or occurring at multiple facilities simultaneously, could adversely affect our revenues, customer relationships, competitive position and results of operations.

Significant disruptions in our supply chain and supply routes due to supply limitations, tariffs, geopolitical events or otherwise could result in higher production costs or unavailability of components, commodities and raw materials, which may adversely affect our future financial results and reduce our operating margins.

Our reliance on third-party suppliers, subcontractors, service providers and commodity markets to secure raw materials, parts, components and sub-systems used in our products exposes us to volatility in the prices and availability of these materials, parts, components, systems and services. As our supply chain extends into many different countries and regions of the world, including many developing economies, we are also subject to global economic and geopolitical dynamics, including tariffs and risks associated with exporting or importing components and raw materials for completing the construction or incorporation process in other countries. For example, we have in the past, and may in the future, file claims with the U.S. Court of International Trade seeking refunds of certain tariffs, which refunds would be contingent upon a favorable judicial determination. While our products are currently, and are expected to continue to be in the future, principally manufactured in the United States at three manufacturing facilities that we operate, the increasing use of trade restrictions, such as export controls and import tariffs, by major global powers on critical technologies and materials may adversely affect our ability to maintain cost-effective and timely production.

With respect to certain of our products, we may face supply chain disruptions, inflationary pressures, shortages of skilled labor, transportation and logistics challenges and manufacturing disruptions that could impact our revenues, profitability, cash flow and timeliness in fulfilling customer orders. To manage the impact of supply chain disruptions and inflationary pressures, we have sought, and may continue to seek, to negotiate long-term agreements with suppliers, develop relationships with alternative suppliers, drive productivity initiatives in our manufacturing operations, provide training to our employees, develop alternate transportation routes, modes and providers and share rising costs with our customers. While in the past these measures have mitigated some of the past impact of supply chain pressures, there is no guarantee that such measures will similarly mitigate any such pressures in the future. We also expect that such pressures across our businesses will continue and as such, may adversely affect our operations and financial performance. In addition, while we seek to have at least two qualified suppliers for each of our components, commodities and raw materials, it is possible that the supply of certain critical materials or rare earth minerals could become restricted or entirely unavailable in the global market. We have in the past experienced, and may in the future experience, disruptions related to availability of components, commodities and raw materials sourced from limited source suppliers, but the impact to our operations and financial results of such disruptions has not been material to date.

Furthermore, disruptions in deliveries, capacity constraints, production disruptions up- or down-stream, price increases, cyber-related attacks or decreased availability of components, commodities or raw materials, including as a result of war, natural disasters, actual or threatened public health emergencies, increased tariffs or import or export restrictions or other business continuity events, could adversely affect our operations and, depending on the length and severity of the disruption, could limit our ability to manufacture products on a timely basis and could harm our financial results. Additionally, nonperformance or underperformance by third-party suppliers could materially impact our ability to perform obligations to our customers. Although our contracts generally include force majeure provisions intended to mitigate the impact of certain disruptive events, such provisions may not fully protect us from all adverse consequences, and the events giving rise to force majeure claims could still have a material adverse effect on our business, financial condition, results of operations and future prospects.

While historically our decommissioning costs have been below the amounts available in the applicable NDT funds and DOE reimbursements, there can be no assurance that future decommissioning projects will not incur costs in excess of available NDT funds or DOE reimbursements. Prior to the completion of the NAMCO Restructuring, any such cost overruns could adversely affect our financial condition and results of operations. Following the completion of NAMCO Restructuring Phase II, DEAMCO or one of its affiliates will be responsible for seeking reimbursements from the DOE and for any NDT shortfall with respect to the DEAMCO Facility Entities.

Prior to the completion of the NAMCO Restructuring, we will maintain significant balances of NDT funds and retain responsibility for managing such funds. NDT funds are restricted assets established for the primary purpose of funding nuclear decommissioning activities. These funds are used to pay decommissioning and spent fuel management costs incurred in connection with nuclear decommissioning operations. However, the amounts held in NDTs are finite, and there can be no assurance that available trust fund balances will be sufficient to cover the total costs of decommissioning and spent fuel management. To the extent such costs exceed available NDT funds, we would be required to fund the shortfall from other sources.

In addition, our ability to recover spent fuel management costs from the DOE varies by site and depends on the applicable reimbursement framework. As part of the acquisition of the Oyster Creek Nuclear Generating Station, we were assigned rights under a settlement agreement with the DOE pursuant to which we are eligible to submit certain spent fuel management costs for reimbursement. Our remaining decommissioning sites are not covered by DOE settlement agreements, and, as long as the DOE has not fulfilled its obligations under the standard contract required by federal law for the removal and disposal of spent nuclear fuel (the “Standard Contract”), we intend to seek reimbursement of those costs through litigation for partial breach of the Standard Contract. We are currently pursuing litigation against the DOE in respect of such costs at several of our sites. See Note 19—“Legal” of our audited consolidated financial statements included elsewhere in this prospectus. While the government’s liability for partial breach of the Standard Contract has been established, there can be no assurance that we will be awarded the entirety of our damages claim in any such litigation or that such reimbursement or other remedies awarded to us will be sufficient to offset the spent fuel management costs that we have incurred.

Following the completion of NAMCO Restructuring Phase II, we expect that DEAMCO or one of its affiliates would be responsible for seeking reimbursements from the DOE and for any NDT shortfall with respect to the DEAMCO Facility Entities.

Prior to the completion of the NAMCO Restructuring, if NDT funds are insufficient to cover decommissioning and spent fuel management costs, or if DOE reimbursement is delayed, reduced or not obtained, whether under the Oyster Creek settlement agreement or through litigation, we will be required to fund such costs from other sources, which could adversely affect our liquidity, increase financing costs, reduce financial flexibility and negatively impact our results of operations.

Market volatility, investment performance, changes in interest rates or other factors could reduce the value of our NDT funds. To the extent that the value of the NDT funds is insufficient to cover decommissioning obligations as they come due, we would be required to provide additional funding from treasury funds, unless decommissioning activities can be deferred or otherwise restructured, which may not always be feasible.

Following the completion of NAMCO Restructuring Phase II, DEAMCO or one of its affiliates will be responsible for managing and bearing the economic risk of the NDT funds with respect to the DEAMCO Facility Entities.

NDT funds are held in tax-advantaged trusts established to accumulate assets to fund the substantial costs associated with the safe dismantling and decommissioning of nuclear facilities at the end of their operating lives. We currently manage certain NDT funds in connection with our decommissioning business and, in the future, will be required to establish and fund NDTs for nuclear reactors for which we hold licenses, including Palisades. The amounts required to be contributed to our NDTs are determined by federal regulation, primarily based on site-specific decommissioning cost estimates and projected long-term rates of return on the trusts’ underlying investments. The assets held in our NDTs are subject to market risks, including volatility in the capital markets, changes in interest rates, inflation and other economic conditions. Disruptions in the capital markets, adverse investment performance or sustained periods of lower-than-expected returns could reduce the value of the investments held in our NDTs relative to projected levels. We have significant decommissioning obligations and hold substantial assets in these trusts to meet those obligations. The actual returns on NDT investments, however, are uncertain and may fall below the assumptions used in determining required funding levels. In addition, changes in interest rates may affect both investment performance and the estimated present value of decommissioning liabilities. Furthermore, the discovery of previously unknown environmental conditions, changes in regulatory requirements or other factors could cause decommissioning costs to be materially higher than we currently anticipate, which could accelerate the depletion of NDT investments. Historically, our decommissioning costs have been below the available NDT funds and DOE reimbursements, and we have never had to use treasury funds to address an NDT fund shortfall. If, however, the market value of our NDT fund investments declines, investment returns are lower than expected, or estimated decommissioning costs increase, we may be required to make additional contributions to our NDT funds from our own resources. Any such additional funding requirements could adversely affect our liquidity, financial condition, results of operations and future prospects. Following the completion of NAMCO Restructuring Phase II, we expect that DEAMCO or one of its affiliates would be responsible for managing and bearing the economic risk of the NDT funds with respect to the DEAMCO Facility Entities. Please refer to Note 10—“Asset Retirement Obligations” of our audited consolidated financial statements included elsewhere in this prospectus.

Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals.

Pursuant to NAMCO Restructuring Phase I, which was completed prior to the closing of this offering, we transferred certain decommissioning sites and related liabilities to DEAMCO, a subsidiary of Holtec Holdings. This restructuring is intended to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs by transferring the responsibility for managing the NDTs and remaining decommissioning work to a separate entity, while preserving our ability to generate decommissioning services revenue through HDI pursuant to operator services agreements with DEAMCO and its subsidiaries on arm’s-length commercial terms following the completion of NAMCO Restructuring Phase II. NAMCO Restructuring Phase II may not be completed prior to the closing of this offering and remains subject to NRC review processes, including an NRC license transfer approval, that may be denied by the NRC or may be lengthy, uncertain or involve the imposition of conditions or requirements that could be burdensome or inconsistent with our intended structure. If the NRC denies approval or requires modifications to the proposed transactions, we may be required to revise the terms of NAMCO Restructuring Phase II, delay implementation of NAMCO Restructuring Phase II or revert to existing ownership and operational arrangements, including continued ownership of certain decommissioning assets and liabilities by us or our affiliates. Though we expect the NRC to approve the license transfer required for NAMCO Restructuring Phase II since the NRC has approved similar license transfer applications previously and the ultimate support obligations will continue to reside with the Legacy Stockholders, we cannot provide assurance that we will receive NRC and certain other regulatory approvals required to complete NAMCO Restructuring Phase II at all or on the timeline that we currently anticipate. Any such outcome could prevent us from achieving the intended separation of decommissioning-related exposures from our other business operations, increase our ongoing exposure to decommissioning-related cost uncertainties, and result in changes to our organizational structure and financial reporting.

Holtec International currently provides parent company guarantees and other financial support arrangements with respect to certain obligations of the DEAMCO Facility Entities. Holtec International and DEAMCO have entered into a Control and Support Agreement, pursuant to which such existing parent company guarantees and financial support arrangements will continue in effect through the completion of NAMCO Restructuring Phase II. Upon the effectiveness of NAMCO Restructuring Phase II, the Control and Support Agreement will terminate and DEAMCO will concurrently provide analogous financial support arrangements directly to the DEAMCO Facility Entities, which would remain in effect going forward. There can be no assurance that NAMCO Restructuring Phase II will be completed or that such replacement financial support arrangements will be put in place on terms consistent with our current expectations. To the extent NAMCO Restructuring Phase II is delayed or not completed, the existing guarantees and other financial support arrangements will remain outstanding and binding on us for an indeterminate period thereafter, and we will continue to be subject to material obligations and liabilities with respect to the DEAMCO Facilities Entities, including obligations arising under the settlement agreements, NDT funding requirements and other arrangements.

We have not yet entered into arm’s length operator services agreements governing the decommissioning services we expect to provide to the DEAMCO Facility Entities following the completion of NAMCO Restructuring Phase II, and there can be no assurance that such agreements will be entered into on terms favorable to us or at all.

Currently, HDI provides decommissioning services to the DEAMCO Facility Entities pursuant to existing intracompany arrangements. Pursuant to NAMCO Restructuring Phase I, which was completed prior to the closing of this offering, these entities were transferred from NAMCO to DEAMCO. These existing service arrangements will remain in place through the completion of NAMCO Restructuring Phase II. Upon effectiveness of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may not be completed prior to the closing of this offering, we plan to enter into one or more agreements between HDI and the DEAMCO Facility Entities on arm’s-length commercial terms. Pursuant to such agreements, we anticipate continuing to provide decommissioning services to such entities at levels substantially consistent with those provided prior to this offering and in line with our current decommissioning plans for these sites. However, as of the date of this prospectus, we have not entered into any definitive agreements governing the terms, scope, pricing or duration of such arm’s length services.

Because these arrangements remain subject to negotiation with the DEAMCO Facility Entities, which, in turn, are expected to be managed by DEAMCO and its independent fiduciary manager with exclusive authority over enumerated decommissioning-related decisions, there can be no assurance that we will reach agreement on terms acceptable to us or at all. The DEAMCO Facility Entities may have interests that diverge from ours, may seek pricing, service levels or contractual terms that are less favorable than those we currently contemplate, or may elect to source services from third parties rather than from us. In addition, negotiations may be protracted or may not result in an entry into a definitive agreement. If we are unable to enter into a services agreement on satisfactory terms, or if the scope or pricing of services ultimately agreed upon differs materially from our current expectations, our revenue, results of operations and financial condition could be adversely affected.

Furthermore, even if a services agreement is executed, there can be no assurance that it will replicate the operational and economic characteristics of the arrangements in place prior to the NAMCO Restructuring. The transition from an intracompany service model to an arm’s-length contractual relationship introduces execution risk, including the potential for service disruptions, increased administrative burden and disputes regarding performance obligations. The DEAMCO Facility Entities’ independent fiduciary manager may also seek to renegotiate or terminate any such agreement following its execution, particularly if it determines that alternative arrangements would better serve the interests of the DEAMCO Facility Entities.

Prospective investors should not assume that our historical or pro forma financial results included elsewhere in this prospectus are indicative of our future performance following the planned deconsolidation and any associated changes to our service arrangements.

Our ownership and operation of the Palisades plant, and any future nuclear power plants, subject us to substantial risks and financial assurance requirements that are associated with nuclear generation.

Accidents and other unforeseen problems at nuclear reactors have occurred both in the United States and abroad. The consequences of a major incident could be significant, including loss of life, human health impacts, damage to or loss of property and environmental damage. Because we expect the Palisades plant to predominantly comprise our nuclear generation capacity in the near- and medium-term, any adverse development in the restart of the Palisades plant or its operations once restarted, such as material adverse developments in litigation and proceedings challenging various aspects of the restart process, delays in achieving commercial operation, unplanned outages or a catastrophic event, could have an adverse effect on our business. While we have implemented a three-tiered risk management model for enterprise, work management and personnel risk designed to ensure compliance in all material respects with rigorous nuclear standards, not all risks related to nuclear generation can be mitigated and some risks are out of our control. The risks and uncertainties associated with owning and operating nuclear generation facilities, among other things, include:

•

delays in achieving commercial operation, impairment of reactor operation and safety systems, unscheduled outages or unexpected costs due to equipment, mechanical, structural or other problems, inadequacy or lapses in maintenance protocols, human error or force majeure;

•	the limited supply chain, domestically and globally, for nuclear-grade replacement parts, especially NQA-1 compliant Safety-Related Structures, Systems and Components as required by the NRC;

•

costs and liabilities relating to the procurement, safeguarding, packaging, storage, handling, treatment, transport, release, use and disposal of nuclear fuel and other radioactive materials, including the costs of storing and maintaining SNF at our on-site dry cask storage facilities or ISFSI;

•	potential impacts of natural disasters, terrorist or other attacks, cyber-related attacks or other unforeseen events, and the costs of preventing, preparing for and responding to any such events;

•	limitations on the amounts and types of insurance coverage commercially available;

•	reduced water availability to nuclear facilities for cooling and operations;

•	the technological and financial aspects of modifying or decommissioning nuclear facilities at the end of their useful lives;

•	the receipt of a poor INPO rating at our Palisades plant or any other similar facility that we may own and operate in the future;

•	extensive regulation and permitting obligations associated with ownership and operation of a nuclear facility;

•

potential impairments to the carrying value of our property, plant and equipment due to prolonged economic downturn, decreases in the market price of an asset, significant changes to market conditions or regulatory environments or other reasons; and

•

uncertainties surrounding public perception of nuclear generation, as well as the potential for a serious incident at the Palisades plant or another nuclear facility, which could adversely affect the demand for nuclear power and could lead to increased regulation of the nuclear power industry.

In addition, the costs associated with the nuclear fuel cycle are substantial, and suppliers of certain components and other materials required to produce nuclear fuel are limited. The nuclear fuel cycle may be disrupted for a number of reasons, including international conflict, embargoes, sanctions or deterioration of relations with allies that currently provide enrichment services. Any disruption to the availability of these components and other materials, whether temporary or long-term, could cause unplanned outages and have a significant impact on the cost of nuclear fuel or otherwise impact our ability to profitably operate the Palisades plant.

Furthermore, NRC regulations require that licensees of nuclear generating facilities demonstrate reasonable assurance that funds will be available in certain minimum amounts at the end of the life of the facility to decommission the facility. Actual costs to decommission the Palisades plant at the end of its operating life may substantially exceed our estimates as a result of changes in the approach and timing of decommissioning activities, changes in decommissioning costs, changes in federal or state regulatory requirements, other changes in our estimates or our ability to effectively execute on planned decommissioning activities. Our business, financial condition, results of operations and future prospects could be materially and adversely affected if any of these financial or operating risks related to our ownership and operation of the Palisades plant and any future nuclear power plants were to occur.

Our Palisades plant, and any SMR-300 nuclear power plants that we may own in the future, may experience unplanned interruptions or periods of reduced output, which could result in lower energy margin, lost opportunities, monetary penalties, contractual damages and other losses.

Nuclear power plants require periodic planned outages to perform maintenance and repair activities, which are typically scheduled during seasonal non-peak demand periods to minimize their financial impacts to our business. Nuclear power plants, however, may also experience unplanned outages, periods of reduced output or other interruptions due to a number of factors, including but not limited to equipment failures, accidents, fuel supply disruptions, acts of nature, environmental incidents, security or information technology breaches, labor disputes, intentional attacks, obsolescence or below-expected performance. Any unexpected failure, including those associated with breakdowns or forced or unforced outages, could result in reduced profitability, including from reduced energy margin, costs to cover power at then-current market prices to satisfy our commitments and additional repair and ongoing maintenance costs. In addition, significant operational disruptions at our plants could impair our ability to meet our obligations under long-term power supply contracts. Any prolonged service interruption at our Palisades plant or future nuclear power plants could harm our reputation and have a material and adverse effect on our business, financial condition, results of operations and future prospects.

PPAs are a key component to our anticipated business model for sales of power, and nonperformance or underperformance by us or our counterparties to these agreements could adversely impact our financial performance.

Our existing PPAs include, and we expect future PPAs to include, terms that are intended to protect against counterparty underperformance or nonperformance, but there is no guarantee that we can prevent all counterparty risks under our PPAs. Counterparties might have the right to terminate or renegotiate these contracts based on a number of factors that will be specified on an agreement-by-agreement basis. These factors could include, but are not limited to, failure to achieve guaranteed operational dates, failure to meet certain performance metrics (such as capacity factor or availability) or the occurrence of specific regulatory or legislative changes that materially alter the economic viability of the project for the customer. Given the risk that a customer might void, or attempt to renegotiate, a PPA, we might not fully realize the anticipated benefits under our PPAs. In addition, with respect to our SMR-300 deployments, we may cancel licensing and procurement efforts, losing our investment to that point, or we may be forced to find substitute customers, which may not ultimately purchase energy on as favorable of terms, reducing the expected revenue of the deployment. Attracting new customers could be time-consuming, and there is no guarantee that we will be able to secure new PPAs on terms that are as favorable as the original agreements. Furthermore, fluctuations in the price of nuclear fuel and other energy sources could impact the viability of our PPAs, especially if the contract prices are fixed or based on long-term projections. Rapid unfavorable changes in the energy markets might render our pricing less competitive or less profitable. Additionally, if we were to sell all or a portion of our equity interest in any future SMR-300s that we owned under a Build-Own-and-Operate model to a third party, then we would no longer receive the benefit of the portion of the PPA revenue attributable to the equity interest sold.

On the other hand, if we were to fail to deliver power at the contractually agreed amounts under our PPAs, we could be subject to penalties or early termination under the PPA as well as negative publicity and loss of confidence by existing and prospective customers. Such penalties may adversely impact our profitability and financial stability. For example, our existing PPAs for the Palisades site require the site to be in-service by March 2027. If the site is not in-service by that date, we and our counterparties each have the right to terminate the applicable PPA. If a counterparty terminates its PPA on this basis, we would be required to pay that counterparty a portion of an aggregate $100 million termination payment, allocated between the two PPA counterparties based on their respective percentages of contracted power. Additionally, such penalties might lead to cash flow reductions as our financial resources are diverted to remediate. Reduced cash flow may inhibit our ability to invest in growth opportunities or fund operational expenses, among other financial impacts. Incurring penalties might also harm our reputation in the market, and may put us at a competitive disadvantage to our competitors.

We could be subject to indirect risks related to our off-takers’ failure to maintain grid connections necessary for the transmission and distribution of electricity generated by our Palisades plant and future nuclear power plants.

The ability to interconnect to or access transmission service to a power grid is essential to the commercialization of nuclear power generation. Factors beyond our control, such as regulatory constraints, permitting restrictions and delays or system failures, could impair our off-taker’s ability to maintain connection to the power grid and, as a result, delay or prevent the transmission and distribution of electricity from our Palisades plant and any other future nuclear power plants that we or our customers may operate. We have entered into PPAs with Wolverine Power Cooperative and Hoosier Energy that contractually obligate Wolverine

Power Cooperative and Hoosier Energy to off-take power from our Palisades plant and deliver the generated electricity to their customers. If, however, the power transmission system in the region was to break down, then we could be unfavorably impacted. In severe circumstances, the full transmission and dispatch output of electricity may be curtailed as a result of various grid constraints, such as grid congestion, restrictions on transmission capacity of the grid and restrictions on electricity dispatch during certain periods. Additionally, electricity transmission lines may experience unplanned outages due to system failures, accidents and severe weather conditions, or planned outages due to repair and maintenance, construction work and other reasons beyond our control. If this were to occur, our off-takers’ performance under our PPAs could be affected, which in turn could adversely impact our revenues or require us to find alternative off-take. In addition, some of our future SMR-300s may rely on interconnections to transmission and distribution facilities owned and operated by third parties, meaning that those specific deployments are exposed to interconnection and transmission facility development and curtailment risks. While we own the land and interconnection breakers for our Palisades plant and expect our contractual arrangements to include fixed-price arrangements and minimum off-take amounts to help reduce the risk of curtailment, these curtailment risks could impede delivery of our electricity and reduce our ability to fully capitalize on the potential of those specific deployments. Power grid capacity constraints and any breakdown of the transmission, distribution and connection infrastructure downstream of our Palisades plant and any other nuclear power plant that we may own and operate in the future could limit our off-takers’ ability to maintain grid connections, and could exacerbate the risks to our business, particularly as the power grid becomes increasingly strained in order to integrate new, non-fossil fuel generation sources, including large nuclear power plants and fleets of smaller reactors and dispersed renewable energy sources.

Our SMR-300 will utilize novel applications of existing technologies that have not been deployed at scale yet, and we may face commercial challenges in bringing this technology to market.

The design, construction, deployment and operation of SMR power plants is a new and emerging industry. There can be no assurance that we will not experience commercial challenges during our deployment of Pioneer One, Pioneer Two and subsequent SMR-300 deployments. While our SMR-300 is grounded on the proven light water reactor technology, the promise of the SMR to deliver power at a competitive price is not yet proven. While we believe that the many innovations that we have embedded in our SMR-300 technology will enable us to realize the commercial targets, such an outcome will depend in part on obtaining required licenses and other permits and authorizations from the NRC and other regulatory agencies, as discussed below, and other factors that may be beyond our control. Any failures or setbacks, particularly on our first commercial deployments, could harm our reputation and have an adverse effect on our SMR business. Such issues could result in delaying or canceling planned deployments of SMR-300s or other adverse systemic consequences.

While we expect that the development of our SMR-300 fleet will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, it is possible that latent manufacturing and construction issues may not be identified early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our SMR-300. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, which could adversely affect our business. These risks are exacerbated given the novel nature of our technology and our limited experience in manufacturing similar products.

While our SMR-300 will utilize existing technologies, the application thereof and the utilization of PPAs by independent developers for SMR power plants is relatively new. As a result, our SMR business faces certain risks and challenges due to the novelty of the business model. The absence of prior experiences may introduce uncertainties that could impact our projections and subsequent performance with respect to our SMR business. Additionally, the novelty of the application of this technology and the related business strategy, or the perception thereof, might lead to higher perceived risks or higher uncertainty risk assessments that might increase the potential for cost overruns and delays of deployment.

Additionally, as a result of the evolving demand for SMR technology and the potential development of other SMR technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of our SMR business and plan for and model future growth of our SMR business is limited and subject to a number of uncertainties. Given the novel nature of our SMR technology, there can be no assurance that our internal estimates relating to the size of our total addressable market with respect to nuclear generation and our SMR-300 will be correct, and our expectations with respect to our total potential addressable market may differ from those of third parties. Accordingly, we may be unable to prepare accurate internal financial forecasts with respect to our SMR business or replace anticipated revenue that we do not receive as a result of delays, changed circumstances or changed market conditions arising from these factors, and such factors could have an adverse effect on our business, financial condition, results of operations and future prospects.

We have not yet constructed or received all necessary regulatory approvals for any of our SMR-300s or entered into definitive agreements with customers to take delivery of, or to off-take power from, an SMR-300, and there is no guarantee that we will be able to do so in the future.

Our business plan to construct, deliver and, in some cases, operate our SMR-300s is subject to receiving all necessary regulatory approvals and reaching binding agreements with potential customers to take delivery of, or to off-take the nuclear power generated by, our SMR-300s. On December 31, 2025, we submitted Part I of our construction permit application for Pioneer One, with a request that the NRC review our application within 12 months. Recent federal developments in NRC licensing have proposed deadlines for review of new license applications, but there is no assurance that the NRC will meet these new review deadlines or our requested review timelines. In the future, we will need to submit additional construction permit applications with the NRC, including Part II of our construction permit application for Pioneer One, in order to deploy our fleet of SMRs. There is no assurance that any construction permit or any other regulatory application will be approved, or approved in a timely manner, including as a result of recent personnel reductions in federal government and any future reductions. Any revisions necessary to address concerns the NRC may have, or additional regulatory requirements that may arise during the approval process, may affect the development and commercialization of our SMR fleet, which could have an adverse effect on our SMR business and financial condition. This uncertainty may also hinder our ability to secure necessary financing or enter into binding agreements with customers, further exacerbating the risks to our SMR business.

In addition, if we are unable to enter into definitive agreements with customers to take delivery of, or to off-take the nuclear power generated by, our SMR-300s, then our planned construction and operation of Pioneer One and Pioneer Two, and any future SMR-300s, could be significantly delayed. As of the date of this prospectus, we have entered into a binding Framework Agreement (as amended, the “Pioneer Framework Agreement”) that memorializes the parties’ intent to reach a definitive agreement for, and establishes certain milestones related to, the long-term off-take of nuclear power generated by our dual-unit SMR-300s, Pioneer One and Pioneer Two, once they are brought into operation. If the counterparty to the Pioneer Framework Agreement were to breach its obligations under such agreement and we were unable to substitute an off-take party, our planned construction and operation of Pioneer One and Pioneer Two could be significantly delayed. Such delays would result in delays in generating revenues from our SMR business and could hinder our ability to gain market traction with other potential customers for our SMR-300s. Furthermore, given that we have not deployed any of our SMR-300s, we may face additional challenges in securing customers who may view the application of the SMR-300 technology as too novel or unproven. As of the date of this prospectus, we have carried out discussions with parties under NDAs and have entered into contingent, nonbinding MOUs for the exchange of technical and commercial information to help potential customers evaluate the potential purchase of an SMR-300. There is no guarantee that these discussions will result in any MOUs or definitive contracts. Additionally, the MOUs represent expressions of interest, but they are not legally enforceable and do not guarantee that any definitive contracts will be signed on terms favorable to us, or at all. If we are unable to convert these nonbinding MOUs into definitive, binding agreements or unable to obtain binding agreements with other customers, our current pipeline for the dual-unit SMR-300 plants may not be achieved and our business prospects and financial condition could be materially and adversely affected.

The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations, and we may need to make significant adjustments to our SMR business plans or significantly delay or scale back the deployments of our SMR-300s.

The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations. Any shortfall in funding, uncertainty in regulatory licensing timelines or adverse public reaction to developments in the use of nuclear power by special interest groups, community groups and state and local government agencies leading to environmental litigation or other legal proceedings could result in significant delays and cost overruns and could adversely affect our ability to construct and operate our SMR-300s. The actual cost and time required to construct and deploy our SMR-300s at scale may vary significantly from our current forecasts depending on, among other things:

•	the results of our research and product development efforts;

•	changes in the focus and direction of our research and product development programs;

•	competitive and technological advances;

•	the cost of filing, prosecuting, defending and enforcing claims with respect to patents;

•	the regulatory approval process;

•	limitations and impediments to supply chains;

•	adverse public reaction to the developments in the use of nuclear power;

•	access to necessary funding; and

•	other costs associated with commercialization of these technologies.

Accordingly, we may need to make significant adjustments to our SMR business plan or significantly delay, scale back or abandon the deployments of our SMR-300s. Any material change to the development and commercialization of our SMR business could impact our business prospects, financial condition, results of operations and cash flows by limiting our ability to pursue some of our other strategic objectives and by reducing the resources available to further develop our design, sales and manufacturing efforts.

Furthermore, the development of our SMR technology has required significant investments in research and development, and we expect our operating expenses and capital expenditures to increase materially over the next several years as we continue to refine and streamline our manufacturing processes for our SMR-300s, make technical improvements, hire additional employees, continue research and development efforts relating to new products and technologies and eventually commence deployment of our SMR-300s. For example, in order to fulfill SMR-300 deliveries, we may be required to build additional fabrication facilities or, alternatively, subcontract manufacturing to qualified third-party manufacturers. In order to meet increasing capital demands, we may seek to raise additional capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any additional capital that we raise may contain terms that are not favorable to us or our stockholders, or terms that are not commercially reasonable.

As a result, it is difficult for us to predict our future operating results with respect to our SMR business. These efforts may be more costly than we expect and may not result in increased revenue, profits or growth in our SMR business. Our business, financial condition, results of operations and future prospects could be negatively affected if we were unable to effectively manage our capital projects or raise the necessary capital.

Competitors of our SMR business are in various stages of development and commercialization of their SMR technology, and certain competitors in China and Russia currently operate low output commercial SMRs, which may disadvantage us in bringing our SMR technology to the international market.

Competitors of our SMR business are in various stages of development and commercialization of their SMR technology. In addition, competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although the SMR designs of such competitors have not been approved in any jurisdiction outside of their local markets and produce limited power output, those competitors may have a competitive advantage if they can otherwise demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent regulatory requirements and do not have national security concerns working with such state-owned entities. In addition, these competitors may have access to greater government funding to develop, commercialize and deliver SMR projects. If our competitors are able to bring their SMR designs to our target markets before we are able to, we may be disadvantaged in achieving sufficient market share, including in developing SMR regions such as Africa and South Asia, which could have an adverse effect on our business, financial condition, results of operations and future prospects.

A significant portion of our future revenue is expected to be derived from the sale and deployment of energy technologies and services that are currently in a pre-deployment state, principally our SMR-300. If we are delayed in deploying these products to scale, or if we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

A substantial portion of our anticipated future revenue is dependent on the successful development, manufacturing, deployment and commercialization of our energy technologies that are not yet deployed at scale, principally our SMR-300 reactor and, to a lesser extent, the Holtec Green Boiler and HI-THERM HCSP. While each of these technologies is currently at a different stage of maturation, none of them has generated any significant revenue to us. Our ability to achieve our growth objectives and generate expected revenue will depend on our ability to successfully transition these technologies from prototypical stage or early-stage deployment to commercial operation. There can be no assurance that we will be able to do so on a timely basis, if at all.

The design, construction, deployment and operation of advanced energy technologies involve complex engineering, supply chain coordination and project execution. While these technologies may incorporate proven components or underlying technologies, their integration into commercial systems, the application of new deployment models and contracting structures, and the scaling of manufacturing, construction and installation processes present significant technical, operational, and execution risks. The limited history of large-scale or standardized deployment for certain of these technologies increases uncertainty with respect to cost estimates, construction timelines, operational performance and long-term reliability. As a result, our capital and operating cost estimates are inherently uncertain, highly sensitive to assumptions, and subject to significant variability as projects progress from early-stage design through construction and commissioning.

We may encounter manufacturing challenges as we seek to establish or expand fabrication, assembly and installation capabilities, qualify suppliers, secure critical components and comply with applicable quality assurance, safety and regulatory requirements. Certain manufacturing, construction or performance issues may not be identified until later stages of development, fabrication, installation or commissioning, at which point remediation may be more costly or time-consuming. In addition, our cost estimates may increase significantly as designs mature, supply chain availability is assessed, fabrication and installation costs are finalized or additional regulatory requirements are imposed. Inflationary pressures, labor availability, commodity price volatility and disruptions in global or regional supply chains may further increase our costs and limit our ability to control or manage expenses. Any such issues could result in cost overruns, delays in project completion, reduced efficiency or underperformance of our products, technologies, and assets.

In addition, we may face operational and commercial challenges in deploying these technologies, particularly in connection with initial or FOAK projects. These challenges may include site-specific constraints, permitting and interconnection delays, construction and commissioning risks, workforce availability, integration with existing energy infrastructure, and coordination with customers, off-takers and other counterparties. Capital and operating costs for the deployment of energy infrastructure are difficult to project and may vary significantly based on site conditions, customer off-take requirements, regulatory oversight, operating agreements and the availability and performance of key suppliers. Opportunities for cost reductions in subsequent deployments are uncertain and may not be realized within the expected time frame or magnitude. Failures or setbacks in connection with early deployments could adversely affect our reputation, lead to increased regulatory scrutiny, delay or cancel planned projects, or reduce customer confidence in our ability to deliver reliable and cost-effective energy solutions. In addition, our ability to commercialize these technologies is also subject to uncertainties related to market demand, customer adoption, pricing dynamics and competition. Demand for advanced energy technologies continues to evolve, and alternative technologies or competing solutions may emerge that are perceived as more efficient, economical or better suited to certain applications.

Further, we have developed proprietary web-based software applications supporting our business operations, including software related to manufacturing, logistics and inventory, procurement, engineering and design, project management and quality assurance. While we have provided limited access of this software to third parties and received positive feedback, we have not commercialized these applications at scale or generated significant third-party revenue. We intend to evaluate commercialization strategies, including licensing or sale to nuclear operators and other industrial enterprises, which would require additional investment for such software in development, marketing, IP protection, cybersecurity and regulatory compliance. There can be no assurance that we will successfully monetize these applications or generate significant revenues therefrom.

Furthermore, if our operations continue to grow, of which there can be no assurance, we will need to continue to expand our sales and marketing, research and development, engineering, commercial, strategy, permitting and licensing, products and services, manufacturing, supply and operations functions. These efforts will require us to invest significant financial and other resources. The expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to scale the business as currently planned or within the planned time frame. These difficulties may divert the attention of management and key employees and impact financial and operational results.

If we are unable to successfully address these manufacturing, operational and commercial risks, or if the development and commercialization of our SMR-300, renewable energy power technologies or energy storage solutions, or software applications are delayed or fail to achieve anticipated levels of adoption, our business, financial condition, results of operations and future prospects could be materially and adversely affected.

Emerging and disruptive technologies, including nuclear fusion and competing renewable and low-carbon generation technologies, could adversely affect demand for our products and services and the competitiveness of our nuclear generation and SMR businesses.

The energy industry is subject to technological change, and the development, commercialization or broader adoption of emerging or disruptive technologies could materially and adversely affect our business, financial condition, results of operations and future prospects. In particular, advancements in nuclear fusion technology or developments in other fission technologies such as sodium-cooling or fuel recycling, if successfully commercialized at scale, could significantly alter the competitive landscape for baseload power generation and reduce demand for traditional nuclear generation technologies and their application, such as the application in our SMR-300. In addition, ongoing advancements in other power generation and energy technologies, including commercial and residential solar generation, wind generation, energy storage technologies such as batteries and fuel cells, advanced geothermal systems, carbon capture, utilization and sequestration technologies and improvements in natural gas-fired generation, are improving the cost-effectiveness and deployment of alternative sources of electricity. These developments may enable increased customer self-supply of electricity, change customer consumption patterns or expand the supply of competing low-carbon or zero-carbon power. While recent improvements in the market outlook for competitive wholesale power generation have been driven in part by expectations of increased electricity demand from data centers, technology sector expansion, reshoring of manufacturing, electrification of industrial processes and other demand drivers, any rapid development of disruptive technologies and alternative energy sources could reduce demand for traditional nuclear technologies and their applications, including our SMR-300 technology.

These factors could make our Palisades plant or future SMR nuclear power plants less economically viable prior to the end of their expected useful lives. As a result, we may experience reduced operating revenues, increased capital expenditures, including expenditures related to research and development, potential asset impairment charges, and accelerated depreciation or increased decommissioning expenses over shortened remaining asset lives. Any of these outcomes could materially and adversely affect our business, financial condition, results of operations and future prospects.

Our global operations expose us to legal, political and economic risks in different countries as well as currency exchange rate fluctuations and impacts from inflation that could affect our business and financial results.

We operate in multiple international markets, including regions that are subject to instability, such as Ukraine. For the six months ended June 30, 2026, revenue attributable to our services provided outside of the United States to non-U.S. customers was approximately 28% of our total revenue. There are risks inherent in doing business internationally, including:

•

the ongoing war between Russia and Ukraine, which jeopardizes our operations in Ukraine and has caused the imposition by the United States and other nations of restrictive actions against Russia, Belarus and certain banks, companies and individuals;

•	imposition of governmental controls, including restrictions on foreign investment, and changes in laws, regulations or policies in the countries where we currently do business or plan future business;

•	political and economic instability, including in the Middle East and in Eastern Europe;

•	civil unrest, acts of terrorism, war or other armed conflict;

•

changes in U.S. and other national government international trade policies, laws and regulations affecting the supply chains for our products and the markets for our services, such as tariffs and retaliatory tariffs between the United States and other countries, economic sanctions, export controls and import controls;

•	increases in the consumer price index and interest rates;

•	changes in regulatory practices and taxes;

•	imposition of price controls;

•	actions by policy-makers, regulators or other actors to delay or deny necessary licenses and permits;

•	potential noncompliance with a wide variety of laws and regulations, including anti-corruption, export control, economic sanctions and anti-boycott laws and similar non-U.S. laws and regulations;

•	changes in labor conditions;

•	logistical and communication challenges;

•	government actions to cancel contracts, redenominate the official currency, renounce or default on obligations, renegotiate terms unilaterally or expropriate assets; and

•	currency exchange rate fluctuations, devaluations and other conversion restrictions.

Some countries in which we do business do not have well-developed legal systems, lack political or governmental stability, have not yet adopted or may be unable to maintain clear regulatory frameworks, or may have evolving and unharmonized standards that vary or conflict across jurisdictions. Lack of legal certainty exposes us to increased risk of adverse or unpredictable actions by government officials, may reduce our ability to comply timely or cost-effectively with evolving standards or requirements, and may make it more difficult for us to enforce our contracts. In some cases, these risks can be partially offset by agreements to arbitrate disputes in an international forum, but the adequacy of this remedy may still depend on the local legal system to enforce an award. Any of these factors could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our business could be adversely affected by actual or perceived quality issues or failures in our quality assurance processes.

We manufacture highly sophisticated products and provide specialized solutions and services for complex nuclear and other advanced engineering projects, including nuclear fuel and waste management systems, heat transfer equipment and related components. These activities require precise engineering, specialized materials and strict adherence to detailed technical specifications and regulatory requirements. Our products, solutions and services are produced and delivered pursuant to a comprehensive quality assurance program subject to oversight and enforcement by the NRC and other applicable regulatory authorities. While we have implemented and maintain a quality assurance program that is subject to NRC enforcement, a breakdown of our procedures is possible. Any actual or perceived product or execution failure could result from design flaws, manufacturing defects, material nonconformities, human error, supply chain issues or deficiencies in quality control, testing, documentation or oversight. Such failures could lead to project delays, cost overruns, equipment rework, repair or replacement obligations, or the suspension of operations at customer facilities. In more serious circumstances, product failures could result in safety incidents, environmental impacts or regulatory noncompliance, which could subject us to investigations, enforcement actions, fines, penalties or increased regulatory scrutiny.

Quality-related issues may also give rise to warranty claims, contractual disputes, indemnification obligations or other claims for damages, including claims related to project delays or loss of use. These costs may be significant and may not be fully covered by insurance, if at all. In addition, quality issues associated with new product introductions or existing product lines could adversely affect customer confidence, harm our reputation and reduce demand for our products, solutions and services. Any of these factors could materially and adversely affect our business, financial condition, results of operations and future prospects.

We face potential product liability risk from the products that we manufacture or sell, or have previously manufactured or sold.

We may be exposed to liabilities for personal injury or property damage due to the failure of a product that we, or a company that we have acquired, have manufactured or sold. We typically agree to indemnify our customers against certain liabilities resulting from the products we sell, and our liability insurance, or any third-party indemnification that we may seek from our suppliers, may not fully cover our indemnification obligations to our customers. We may also not be able to maintain insurance coverage in the future at an acceptable cost. Any liability for which third-party indemnification is not available and not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and future prospects. In addition, the failure of a product that we, or a company that we have acquired, have manufactured or sold could also result in a recall of, or safety alert relating to, such product which could ultimately result, in certain cases, in the removal of that specific product line from the marketplace and claims regarding costs associated therewith.

Furthermore, an accident caused by one of our products could cause reputational damage. If an accident were to be caused by one of our products, or if we were to otherwise fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers may be materially and adversely affected.

Many of our contracts contain limited-assurance-type warranties for our products and services, and we may be subject to liability for warranty claims.

The majority of our contracts contain limited-assurance-type warranties for fixed durations that may expose us to potential liability for warranty claims made by our customers with respect to products that we have designed or manufactured, or services that we have provided. While we maintain quality assurance procedures that are designed to meet or exceed NQA-1 quality assurance requirements, any failure or perceived failure or inadequacy of our products or services during the warranty period may result in a warranty claim against us. Historically, warranty claims have not resulted in material costs incurred by us, but there can be no assurance that a severe claim of loss in the future would not occur. It is possible that insurance coverage may not be adequate to cover all claims that may arise, or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Material product warranty obligations not covered by insurance or that exceed our established reserves could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Limitations or modifications to indemnification regulations of the United States or foreign countries could adversely affect our business.

The Price-Anderson Act partially indemnifies the nuclear industry against liability arising from nuclear incidents in the United States, while ensuring compensation for the general public. The Price-Anderson Act comprehensively regulates the manufacture, use and storage of radioactive materials, while promoting the nuclear industry by offering indemnification to commercial nuclear power plant operators and DOE contractors.

Under the Price-Anderson Act, owners of nuclear power plants regulated by the NRC are required to have private insurance for each reactor site to cover the first $500 million in damages related to an accident (“First Tier”). If damages are in excess of $500 million, then each licensee that operates a nuclear power plant under the NRC would be assessed a prorated share of the excess, up to a maximum of approximately $170 million per reactor (“Second Tier”). If an accident occurs at our facility, we may also be required to pay an assessment in the Second Tier, in addition to the $500 million covered by the First Tier. Based on the current number of operating reactors in the United States, the First and Second Tiers of insurance under the Price-Anderson Act provide approximately $16 billion to cover liability. Beyond this cap, there is no liability for injuries caused by a nuclear accident covered under the Price-Anderson Act.

If an accident occurs at any reactor licensed by the NRC and damages are in excess of $500 million, then all licensees are required to pay an assessment based on the Price-Anderson Act’s Second Tier of insurance. Thus, under the Price-Anderson Act’s structure for nuclear insurance, our operation of the Palisades plant could require us to contribute up to approximately $170 million per reactor in the event of a nuclear accident at any operating reactor in the country, even if the accident has no direct relation to our business.

In addition, we supply nuclear equipment and components in various jurisdictions globally, including Belgium, Brazil, Finland, India, Mexico, Slovenia, South Africa, Spain, Sweden, Taiwan, Ukraine and the United Kingdom. Each jurisdiction maintains its own indemnification regulations, although jurisdictions generally align their domestic requirements with international conventions for nuclear liability. The Price-Anderson Act and the indemnification regulations in the various jurisdictions in which we operate may not apply to all liabilities that we might incur while performing services as a contractor for the DOE and the nuclear power industry. If an incident, damages or evacuation is not covered under the indemnification provisions of the Price-Anderson Act or such other indemnification regulation, we could be held liable for damages, in some cases regardless of fault, which could have an adverse effect on our financial condition and results of operations. While our operations do not involve the international transportation of toxic, hazardous and radioactive materials, there can be no assurance that a counterparty may not try to bring a secondary claim against us if a transport accident were to occur that is outside the indemnification provided by the Price-Anderson Act or such other indemnification regulation.

Neither the Price-Anderson Act nor international nuclear liability conventions and national domestic nuclear liability laws cover on-site loss or damage to property due to a nuclear incident. Rather, most nuclear regulators (including the NRC) require nuclear operators to maintain on-site property damage insurance. While we maintain on-site property damage insurance, there can be no assurance that the insurance pool is adequate because it has never been tested.

Our operations are subject to operating risks, which could expose us to potentially significant workers’ compensation, contractual liability, professional liability, product liability, warranty and other claims. Our insurance coverage may be inadequate to cover all of our risks, or our insurers may deny coverage of material losses we incur, which could adversely affect our business, financial condition, results of operations and future prospects.

We operate large manufacturing facilities and nuclear power plants and perform services at third parties’ work sites where accidents or system failures can have significant consequences. Risks inherent in our operations include:

•	accidents resulting in injury or the loss of life or damage to or loss of property;

•	environmental or toxic tort claims, including delayed manifestation claims;

•	pollution or other environmental mishaps;

•	natural disasters;

•	adverse weather conditions;

•	mechanical or design failures, in particular with respect to our novel products and services;

•	business interruption due to political action in foreign countries or other reasons; and

•	labor stoppages.

Any significant accident or failure at our manufacturing facilities, nuclear power plants or other work sites where we have provided products or services could result in significant workers’ compensation, contractual liability, professional liability, product liability, warranty and other claims against us, regardless of whether our products or services caused the incident or if we have contractual indemnification from a third party.

While we endeavor to identify and obtain adequate and, in some cases, excess insurance to cover significant risks and liabilities based on contractual obligations, insurance against some of the risks inherent in our operations is either unavailable or available only at rates or on terms that we consider uneconomical. Additionally, our insurance policies may not protect us against potential liability due to various exclusions in the policies and self-insured retention amounts. For example, currently there is a lack of commercially available coverage for new design and professional liability for SMRs, creating exclusions in our current policies. Also, catastrophic events customarily result in decreased coverage limits, more limited coverage, additional exclusions in coverage, increased premium costs and increased deductibles and self-insured retentions. Risks that we have frequently found difficult to cost-effectively insure against include, but are not limited to, property losses caused by natural disasters, nuclear hazards and contamination, war and liabilities related to occupational health exposures.

Depending on competitive conditions and other factors, we endeavor to obtain contractual protection against certain uninsured risks from our customers, and we are typically covered as additional insureds when performing services at third parties’ work sites. When obtained, such contractual indemnification protection may not be as broad as we desire or may not be supported by adequate insurance maintained by the customer. Such insurance or contractual indemnity protection may not be sufficient or effective under all circumstances or against all hazards to which we may be subjected. While we have deductible reimbursement policies in place to minimize disruptions to cash flow, drawn out disputes with insurance carriers over coverage may affect the timing of cash flows and, if litigation with the carrier becomes necessary, an outcome unfavorable to us may have a material adverse effect on our results of operations.

To a certain degree, we also supply equipment and provide services to the U.S. government. Our services for the U.S. government involve, among other things, handling nuclear equipment and its contaminated and non-contaminated components. Such services are often highly classified and involve stringent security protocols and safety standards, increasing the operational risk profile. Most insurable liabilities arising from these sites are not covered by our corporate insurance program. Instead, we rely on government contractual agreements, including a U.S. government-provided nuclear indemnity, insurance purchased specifically for the sites and certain specialized self-insurance programs. Nuclear Electric Insurance Limited (“NEIL”) and Northcourt Limited (“Northcourt”) are the two nuclear contamination insurance companies we utilize, with deductibles covered by our insurance policies with two captive insurance companies maintained by MSI. This coverage is limited to nuclear contamination of our ISFSI pads where nuclear spent fuel rests and cools. American Nuclear Insurers (“ANI”) is the off-site nuclear liability company covering the public with limits of $500,000,000 per facility. The U.S. government has historically fulfilled its contractual agreement to reimburse for insurable claims, and we expect it to continue this process. However, the U.S. government’s contractual obligation to pay is subject to the availability of authorized government funds. The reimbursement obligation of the U.S. government is also conditional, and provisions of the relevant contract or applicable law may preclude reimbursement.

We maintain insurance coverage from market insurers and insurance policies with the captive insurance companies maintained by MSI as part of our overall risk management strategy and because some of our contracts require us to maintain specific insurance coverage limits. Our insurance policies with the captive insurance companies are used to cover deductibles, to supplement traditional insurance and to minimize the risk of large deductibles. If any of our market insurers or MSI’s captive insurance companies fail, suddenly cancel our coverage or otherwise are unable to provide us with adequate insurance coverage, then our overall risk exposure and our operational expenses would increase and the management of our business operations would be disrupted. In addition, there can be no assurance that any of our existing insurance coverage will be renewable upon the expiration of the coverage period or that future coverage will be affordable at the required limits.

Although we have broad insurance coverage with policy limits that we believe are customary for the nuclear industry, such coverage may not be adequate, requiring that we pay judgments or settlement amounts in excess of policy limits. We may not be able to maintain insurance coverage at adequate levels. Any potential claims could be costly to defend, time-consuming and result in adverse judgments, which could result in a material adverse effect on our business, reputation and results of operations.

Our engineering, consulting and other professional services expose us to risks of liability, and our insurance coverage may not be adequate to protect us against all potential claims.

Our engineering, consulting and other professional services involve the exercise of professional judgment and the application of complex technical, safety and regulatory analyses, including services related to nuclear engineering, safety, licensing and operations. As a result, our services potentially expose us to the risk of professional liability claims, including claims alleging errors, omissions, negligence, design defects, inadequate analyses or failure to comply with applicable laws, regulations or industry standards. Such claims may arise even when we have performed our services in accordance with contractual requirements, professional standards, rigorous quality control procedures and applicable regulations, including those promulgated by the NRC. Although we generally seek to limit our contractual exposure through liability caps, indemnification provisions and other risk-allocation mechanisms, such provisions may not be enforceable in all circumstances, may not apply to all types of claims or may be subject to challenge. In addition, third parties who are not parties to our contracts may assert claims against us, and claimants may attempt to circumvent contractual limitations on liability, including by alleging gross negligence, willful misconduct or other conduct that could render contractual protections inapplicable. Any such claims, regardless of their merit, could result in substantial defense costs, divert management’s attention and resources, harm our reputation or result in monetary damages.

We maintain insurance coverage that we believe is customary for companies providing similar professional services; however, our insurance policies are subject to coverage limits, exclusions, deductibles and self-insured retention amounts. If we incur liabilities that are not adequately covered by insurance, or if our insurance coverage proves insufficient in amount or scope, we could be required to pay substantial amounts out of pocket. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any reductions or the elimination of governmental incentives or policies that support nuclear energy or low-carbon projects could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Parts of our business benefit from federal, state, local and foreign government incentives or policies that support nuclear energy or low-carbon projects and enhance the economic feasibility of such projects in regions in which we operate or plan to operate. In a number of economic regions and countries in which we operate, notably the United States, the EU and South Korea, the federal governments and some state and other local governments provide incentives, such as grants, tax abatements and credits, renewable portfolio standards and feed-in tariffs, that are designed to support the generation and sale of energy from low-carbon facilities, such as our Palisades plant, and support the design and manufacture of products and technologies to be used in these facilities, such as our SMR-300 technology. A decrease in, expiration without renewal of or other cessation or clawback of government incentives for any of our operations, as a result of an administrative decision or otherwise, could have a substantial adverse impact on our financial condition or results of operations.

In the United States, the Inflation Reduction Act (the “IRA”) includes incentives for development and production of nuclear energy. In particular, the IRA extends the availability of investment tax credits (“ITCs”) and production tax credits (“PTCs”) to certain nuclear energy projects and provides a credit for the manufacture of qualifying products, including advanced reactors and SMRs. We benefit from PTCs with respect to qualifying nuclear energy projects. In determining PTC eligibility and developing applicable tax structures, we have relied upon applicable tax law and published Internal Revenue Service (the “IRS”) guidance. However, the application of such law and guidance to the facts of particular nuclear energy projects is subject to a number of uncertainties.

Separately, we expect to benefit from ITCs with respect to certain qualifying nuclear energy projects. ITCs present additional risks relative to PTCs, including because ITCs generally require projects to be placed in service by specified deadlines in order to qualify. These placed-in-service requirements may increase pressure on our capital expenditures, manufacturing capacity, availability of equipment and construction timelines. Delays in manufacturing, supply chain constraints, limitations on available manufacturing space or other factors outside of our control could result in projects failing to meet the applicable ITC deadlines, which could reduce or eliminate the ITCs available to us.

In addition, we expect to claim credits associated with the manufacture of qualified products. We rely on applicable tax laws and guidance to determine the amount and availability of these manufacturing-related credits. However, the Department of the Treasury or the IRS may issue additional guidance that may reduce our eligibility for these credits, including potentially with retroactive effect, or may disagree with our interpretation of the applicable tax law in the event of an audit. We may also face uncertainty as a result of efforts to repeal, substantially modify or invalidate some or all provisions of the IRA, which could require us to change our operations and strategic plans.

Similarly, many states in the United States have incentive programs and tax credits. We have in the past and may in the future become subject to regulatory scrutiny or legal proceedings in connection with such incentive programs and tax credits. For example, in 2024, we agreed with the State of New Jersey to make a $5 million payment to resolve any allegation of liability of Holtec and to forego certain redevelopment tax credits following scrutiny over certain tax credit applications submitted by one of our affiliates in 2018.

Our business could also be adversely affected by the loss or significant reduction in access to U.S. government technology grants and related funding programs. Beyond incentive policies, new environmental regulatory actions or significant modifications to existing regulations and policies of the EPA and NRC could increase our operating costs or impede sales of our products, solutions and services. Any reduction, delay or disallowance of ITCs, PTCs or manufacturing-related credits could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our operations may be adversely affected by restrictive covenants and other limitations set forth in our financing documents and by conditions attached to our government grants and other sources of funding.

Our financing arrangements, including our government grants, cost-sharing arrangements and other indebtedness, contain, and future financing arrangements may contain, restrictive covenants and other limitations that may restrict our ability to operate our business and pursue our strategic objectives. These covenants and restrictions may, among other things, limit our ability to incur additional indebtedness, create liens, make certain investments, engage in acquisitions or dispositions, enter into affiliate transactions, make capital expenditures or take other actions that could otherwise be in our best interests. Compliance with these covenants may limit our operational and financial flexibility and may restrict our ability to respond to changing business, economic or competitive conditions. For example, the DOE LGA requires us to maintain specific financial metrics and various debt service and other coverage ratios to access advances.

In addition, we have received, and may in the future receive, funding in the form of government grants, subsidies or other incentive programs, as well as funding from other third-party sources, that are subject to various conditions, performance milestones, reporting obligations, use-of-proceeds requirements and other restrictions. Failure to comply with these conditions could result in the suspension, reduction, or termination of such funding, require us to repay amounts previously received, or limit our ability to access additional funding in the future. In certain cases, these conditions may also restrict our ability to modify our business plans, reallocate resources or pursue certain activities. If we are unable to comply with the covenants in our financing documents or the conditions attached to our government grants or other funding sources, we could be required to seek waivers or amendments, refinance or restructure our obligations or pursue alternative sources of funding, which may not be available on acceptable terms or at all. Any of these events could adversely affect our business, financial condition, results of operations and prospects.

Our past results are not necessarily indicative of our future performance and our results may fluctuate significantly due to, among other factors, timing and size of contract awards and project milestones, deployment of our new technologies, strategic transactions, including the NAMCO Restructuring, and other corporate actions.

Our revenue is subject to significant variability because we typically perform a limited number of large projects (and numerous small projects) each year. The timing of the award, execution, modification or delay of any single project can have a material impact on our revenue, results of operations and cash flows in a particular period. We recognize revenue over time based on the percentage of project completion, which requires estimates of total contract value and total expected costs. Changes in these estimates or in project performance schedules can result in material adjustments to revenue and gross margin in a given period. Accordingly, our quarterly revenue, gross margin and results of operations are subject to certain volatility if viewed on a quarterly basis, which could make period-to-period comparisons difficult and adversely affect the trading price of our common stock.

In addition, while we have historically derived substantially all of our revenue from nuclear fuel storage and decommissioning services, we expect to begin generating revenue from selling electricity produced by the Palisades power plant and from the commercialization of new technologies that are currently in development, including SMR-300s. The timing and amount of these new revenue streams are uncertain and depend on various factors, including regulatory approvals, construction timelines, market conditions and successful development milestones, which could delay or prevent their realization. As a result, our historical financial statements do not include any contributions from these anticipated activities and may not be representative of our future performance once these initiatives commence.

Our financial performance may also vary, or appear to vary, as a result of strategic transactions and other corporate actions. For example, in connection with this offering, we plan to deconsolidate Holtec Asia from our operations. While Holtec Asia has historically represented an immaterial portion of our revenues, net income and total assets, as a result of this deconsolidation, our revenue and other financial metrics for subsequent periods may appear lower on a comparative basis as a result of this disposition. In addition, pursuant to NAMCO Restructuring Phase I, which was completed prior to the closing of this offering, certain decommissioning assets and associated liabilities were transferred from NAMCO to DEAMCO. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals, we intend to deconsolidate DEAMCO and its subsidiaries from our consolidated financial statements. Consequently, the historical results of operations and financial position of the DEAMCO Facility Entities, which are reflected in the consolidated financial statements included elsewhere in this prospectus, will not be included in our results of operations following the completion of NAMCO Restructuring Phase II. At the same time, our results in the future will recognize revenue from decommissioning services that we expect to provide through HDI to the DEAMCO Facility Entities pursuant to arm’s length operator services agreements to be entered into upon the effectiveness of NAMCO Restructuring Phase II. Such revenue has been historically eliminated upon consolidation of our financial statements and as such, has not been reflected in our consolidated financial statements included elsewhere in the prospectus. As a result of any of the above, our past results are not necessarily indicative of our future performance, and our results in any given fiscal period may not fully reflect the underlying performance of our business or be indicative of the results we may achieve in any other fiscal period.

Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.

There can be no assurance that the revenues projected in our backlog will be realized or, if realized, will result in projected profits. Because of project cancellations or changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. Further, many of our contracts with customers include a termination-for-convenience clause and may be modified, curtailed or terminated by the customer either at its discretion or upon the default of the contractor. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us or poor project performance could increase the cost associated with a project. Delays, suspensions, cancellations, payment defaults, scope changes and poor project execution could materially reduce or eliminate the revenues and profits that we actually realize from projects in backlog.

Reductions in our backlog due to cancellation or modification by a customer or for other reasons may adversely affect, potentially to a material extent, the revenues and earnings we actually receive from contracts included in our backlog. Many of the contracts in our backlog provide for cancellation fees in the event customers cancel projects. These cancellation fees usually provide for reimbursement of our out-of-pocket costs, revenues for work performed prior to cancellation and a varying percentage of the profits we would have realized had the contract been completed. However, we typically have no contractual right upon cancellation to the total revenues reflected in our backlog. Projects may remain in our backlog for extended periods of time and the inclusion of long-duration contracts in backlog can obscure nearer-term revenue visibility, making our quarterly or annual projections less reliable. Moreover, the conversion of backlog into actual revenue is often dependent on factors outside our control, such as the customer securing regulatory approvals, finalizing financing or meeting construction milestones. If we experience significant project terminations, suspensions or scope adjustments to contracts reflected in our backlog, our financial condition, results of operations and cash flows may be adversely impacted.

We may experience disproportionately high levels of collection risk and nonpayment if customers in specific geographic areas are adversely affected by factors particular to their geographic area.

Our customers include large public companies and governments that have been, and may continue to be, negatively impacted by the changing landscape in the global economy. For example, a weakening or breakdown in the authority of the World Trade Organization could result in increased trade barriers, tariffs or retaliatory measures that impair the ability or willingness of our customers to make timely payments or satisfy their payment obligations to us. On occasion, we face collection risk in the operation of our business, where we perform services and subsequently bill our customers for such services, particularly in the case of long-term capital projects before the project completes operational status or completes its project financing. If we have concentrated credit risk from customers in a specific geographic area or industry, continuing negative trends or a worsening in the financial condition of that specific geographic area or industry could make us susceptible to disproportionately high levels of default by those customers. Such defaults could adversely impact our revenues, results of operations or accounts receivable.

In some cases, our failure to meet contractual schedule or performance requirements that we have agreed to could adversely affect our operating results.

In some circumstances, we can incur liquidated or other damages if we do not achieve project completion by a scheduled date. If we fail to complete a project as scheduled and the matter cannot be satisfactorily resolved with a customer, we may be responsible for cost impacts to the customer resulting from any delay or the cost to complete the project. Our costs generally increase from schedule delays and/or could exceed our projections for a particular project. In addition, project performance can be affected by a number of factors beyond our control, including unavoidable delays from governmental inaction, public opposition, inability to obtain financing, weather conditions, unavailability of vendor materials, changes in the project scope of services requested by our customers, industrial accidents, environmental hazards, labor disruptions, pandemics and other factors. Even when delays are caused by factors outside our direct control, our contracts often have limited or no relief provisions, meaning we may still bear the financial burden of the time extension and cost escalation, negatively impacting our margins. Material performance problems for existing and future contracts could cause actual results of operations to differ from those anticipated by us and also could cause us to suffer damage to our reputation within our industry and customer base.

At times we are required to provide surety bonds, letters of credit and other financial guarantees as well as other forms of financial assurance, which may restrict our liquidity and subject us to interest and other market risks.

In line with industry practice, we are often required to provide surety bonds, standby letters of credit or corporate guarantees and similar financial assurances to our customers and other counterparties that indemnify them should we fail to perform our obligations under the terms of the applicable contract, settlement and other similar arrangement. As of June 30, 2026, we were contingently liable for $297.7 million in issued surety bonds and had $385.4 million of outstanding letters of credit, none of which had been drawn, primarily to support project execution. A surety may issue a performance or payment bond to guarantee to the customer that we will perform under the terms of a contract. If we fail to perform under the terms of the contract, then the beneficiary may demand that the surety or another corporate affiliate provide the contracted services. In addition, we would typically have obligations to indemnify the surety for any loss incurred in connection with the bond. The need for these financial instruments, particularly performance bonds and letters of credit, can restrict our liquidity and future borrowing capacity. The cost of obtaining and maintaining these instruments is subject to fluctuations based on market rates, the creditworthiness of our surety providers and our own financial stability. In addition, in connection with acquisitions of shuttered nuclear power plants, we provided parent company guarantees to former operators of those plants to ensure the fulfillment of our obligations. We also entered into settlement and similar agreements with state and local government agencies to resolve outstanding litigation and regulatory proceedings related to the ownership, decommissioning and site restoration of certain of our power plants. Pursuant to such agreements, we are required to ensure that sufficient funds are maintained in the applicable NDT or otherwise available to satisfy our decommissioning and other obligations, among other requirements. Holtec International and DEAMCO have entered into a Control and Support Agreement, pursuant to which such existing parent company guarantees and financial support arrangements will continue in effect through the completion of NAMCO Restructuring Phase II. Upon the effectiveness of NAMCO Restructuring Phase II, we expect that the Control and Support Agreement will terminate and DEAMCO will concurrently provide analogous financial support arrangements directly to the DEAMCO Facility Entities, which would remain in effect going forward. Following the completion of NAMCO Restructuring Phase II, DEAMCO or one of its affiliates would be responsible for providing the parent company guarantees, satisfying any obligations under the settlement agreements and maintaining sufficient NDT funds with respect to the DEAMCO Facility Entities. However, there can be no assurance that NAMCO Restructuring Phase II will be completed or that such replacement financial support arrangements will be put in place on terms consistent with our current expectations. To the extent NAMCO Restructuring Phase II is delayed or not completed, the existing guarantees and other financial support arrangements will remain outstanding and binding on us for an indeterminate period thereafter, and we will continue to be subject to material obligations and liabilities with respect to the DEAMCO Facilities Entities, including obligations arising under the settlement agreements, NDT funding requirements and other arrangements. See also “—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals.” If we are unable to obtain required surety bonds, letters of credit or other financial guarantees on commercially reasonable terms, or at all, due to liquidity constraints, market conditions or changes in our credit profile, we may be unable to bid for or pursue certain projects or satisfy our regulatory or contractual obligations, any of which could materially adversely affect our business, financial condition, results of operations and future prospects.

We occasionally collaborate with third parties on joint projects, and the failure of a joint project partner to perform its contractual obligations could expose us to reputational harm and reduced profitability.

From time to time, we collaborate with third parties to perform joint projects or pursue business opportunities through joint ventures, joint development agreements, consortia, temporary business groupings or teaming arrangements. For example, we entered into a teaming agreement with Hyundai E&C, which will be responsible for the construction of our SMR-300s in the future. In addition, we are involved in a Unión Temporal de Empresas (UTE) in collaboration with Equipos Nucleares, S.A. (ENSA) for the development of an SNF dry storage project in Spain. We may also enter into similar arrangements in the future in connection with complex or large-scale nuclear manufacturing, engineering or supply projects. Joint projects and teaming arrangements typically require close coordination among participants and involve the allocation of responsibilities, risks and rewards among multiple parties with differing objectives, financial resources, technical capabilities and risk tolerances. Although we seek to structure these arrangements to define each party’s scope of work and to allocate financial and operational risk to the party responsible for its performance, we may have limited ability to influence the actions or decisions of our partners, particularly where we do not control the joint venture or similar arrangement or where key decisions require unanimous or supermajority approval. Joint venture partners may have interests, incentives or business priorities that conflict with ours, including different views on capital commitments, technical approaches, regulatory strategy, project timelines, risk management or long-term objectives. These differences may impede decision-making, delay projects or prevent the joint venture or similar arrangement from pursuing opportunities that we believe are in our best interests. In addition, there is no assurance that any of our planned joint ventures or other similar arrangements will be successfully formed, will achieve their intended objectives, or will continue for their expected duration. Early termination or dissolution of a joint venture or other commercial arrangement, whether due to performance issues, disagreements among partners, funding limitations, regulatory challenges or other factors, could result in the loss of anticipated benefits, require additional expenditures or disrupt our business plans.

In addition, if a joint project partner fails to perform its contractual obligations in a timely or satisfactory manner, including as a result of financial distress, operational difficulties, supply chain disruptions or noncompliance with applicable laws, regulations or permit requirements, we may be required to provide additional services to mitigate delays or performance shortfalls and to meet customer expectations or contractual commitments. In regulated industries, such as nuclear manufacturing and energy infrastructure, performance or compliance failures by a joint venture partner or other commercial partner may result in heightened regulatory scrutiny, enforcement actions, license delays or suspensions, penalties or other sanctions that could affect the entire project or joint venture, even if we are not directly responsible for the underlying noncompliance. While we may be entitled to contractual remedies, indemnification or other protections from an underperforming or noncompliant partner, such remedies may be subject to contractual limitations, caps or exclusions, may be difficult or costly to enforce, or may be unavailable if the partner lacks sufficient financial resources. In addition, disputes may arise among joint project participants regarding technical execution, compliance matters, cost overruns, schedule delays, allocation of liabilities, IP rights, governance, exit rights or strategic direction. Depending on the structure of the arrangement and the applicable governing law, the resolution of such disputes may be time-consuming, costly, and disruptive and could result in litigation, arbitration or termination of the joint venture.

Any of the foregoing factors could result in project delays, cost overruns, reduced returns, lost business opportunities or reputational harm and could have a material adverse effect on our business, financial condition, results of operations and future prospects.

In conducting our business, we depend on other contractors, subcontractors and equipment and material providers. If these parties fail to satisfy their obligations to us or other parties, or if we are unable to maintain these relationships, our revenue, profitability and growth prospects could be adversely affected.

We depend on contractors, subcontractors and equipment and material providers in conducting our business. The talent pool for qualified nuclear fabricators and suppliers is limited. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor or our failure to extend existing task orders or issue new task orders under a subcontract. While we endeavor to vertically integrate our operations where commercially sensible, to the extent that we cannot acquire equipment and materials at reasonable costs, or if the amount we are required to pay exceeds our estimates, our ability to complete a project in a timely fashion or at a profit may be impaired. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized, we could be held responsible for such failures and/or we may be required to purchase the supplies or services from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the supplies or services are needed. The risk of subcontractor failure or poor performance is magnified by the complex, multi-tiered nature of the nuclear supply chain, where we may have limited visibility into the financial stability or operational capacity of second- or third-tier specialty component providers.

Misconduct by our employees, affiliates or agents, or failures to comply with laws, regulations, internal policies and government contracts, could adversely affect our business and results of operations.

While we maintain policies and procedures to prevent misconduct, fraud or other improper activities by one or more of our employees, affiliates or agents, any failure to comply with applicable laws and regulations or our internal policies and procedures could adversely affect our business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified and other information, regulations regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, regulations pertaining to the internal controls over financial reporting and various other applicable laws or regulations. For example, we currently provide services that are considered Controlled Unclassified Information (CUI) for U.S. governmental agencies that may be sensitive or that are related to national security matters. If a security breach were to occur, our ability to procure future government contracts could be severely limited. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Furthermore, incorporating AI into business operations could give rise to litigation risk, risk of noncompliance with AI-related regulatory obligations and increasing costs of compliance, as AI is an emerging technology subject to a rapidly evolving global legal and regulatory landscape (including potential liability under existing laws that apply to AI, such as IP, product liability or privacy and data protection laws). While new AI initiatives, laws and regulations are emerging and evolving, what they ultimately will look like remains uncertain, and our compliance obligations could entail significant costs, negatively affect our business or limit our ability to incorporate certain AI capabilities into our offerings.

From time to time, we are audited and reviewed by federal, state and foreign government regulatory agencies, including the Defense Contract Audit Agency. These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as, as applicable, the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, data security, cost estimating systems, compensation systems and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit or review uncovers improper or illegal activities, we could be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, loss of security clearance and suspension or debarment from contracting with such agency. For example, in 2010, we were debarred for nine days and paid a $2 million administrative fine to the Tennessee Valley Authority (the “TVA”) following an investigation into improper payments allegedly made to one of the TVA employees. In connection with the allegation, we entered into a settlement agreement with TVA in which we did not concede any violation of law or wrongdoing. We could suffer serious reputational harm if allegations of impropriety were made against us.

Barriers to becoming a government contractor and the highly regulated nature of the government procurement process could impact our ability to expand our Government and Security business.

Government contracts are awarded through a regulated procurement process. The federal government has awarded multi-year contracts with pre-established terms and conditions, such as indefinite delivery contracts, that generally require those contractors that have previously been awarded the indefinite delivery contract to engage in an additional competitive bidding process before a task order is issued. The federal government has also awarded federal contracts based on a low-price, technically acceptable criteria emphasizing price over qualitative factors, such as past performance. As a result of these competitive bidding pressures, our ability to expand our Government and Security business may be materially and adversely affected. Furthermore, our profit margins on future federal contracts may be reduced and may require us to make sustained efforts to reduce costs in order to realize profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted. Our inability to win or renew government contracts during regulated procurement processes could harm our operations and business prospects. Furthermore, government funding decisions are subject to annual Congressional appropriations, political cycles and changing national security priorities. As a result, a major contract or program on which we rely could be delayed, scaled back or terminated abruptly due to political factors outside of our control, regardless of our performance.

Governmental agencies may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, then our Government and Security business may suffer a decline in revenue.

Most government contracts include a termination-for-convenience clause and may be modified, curtailed or terminated by the government either at its discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profits from that contract. In addition, for some assignments, the U.S. government may attempt to “insource” the services to government employees rather than outsource to a contractor. This shift to insourcing is often driven by political or budgetary decisions and can result in the nonrenewal of existing contracts and the permanent loss of a revenue stream, regardless of our performance or pricing competitiveness. If a government terminates a contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

We are dependent on certain key personnel and may be unable to attract and retain highly qualified and skilled employees.

Our operations and future success depend on the talents and contributions of our senior management team, including our founder and Chief Executive Officer, Dr. Krishna P. Singh, and other highly qualified personnel, such as nuclear scientists, engineers, product designers and other technical personnel. The loss of key personnel, including members of management as well as key engineering, product development and sales personnel, could disrupt our operations and have an adverse effect on our business. In part because no new nuclear power plants have been constructed in the United States since the mid-1970s, there is a limited number of qualified nuclear professionals with the skills and expertise to develop, construct and operate a nuclear power plant, and in the nuclear industry generally. This labor shortage of qualified personnel is further exacerbated by the recent increase in the number of companies seeking to develop and commercialize SMR technology, which could make hiring and retaining qualified personnel challenging. Factors that may affect our ability to attract and retain sufficient numbers of qualified employees and contractors include competition from other employers, our ability to manage attrition and the availability of qualified individuals. In addition, in the event of the sudden or unexpected death or incapacity of key personnel, including our founder and Chief Executive Officer, we may be unable to replace such individuals in a timely or effective manner. Difficulties in hiring or retaining highly qualified personnel, the failure to properly manage succession plans or the unexpected loss of experienced employees resulting in the depletion of our institutional knowledge base, as well as difficulties in efficient utilization of our workforce, could have an adverse impact on our business performance, reputation, results of operations, liquidity or financial condition. Furthermore, our performance and competitiveness as an employer are influenced by our ability to comply with, anticipate and adapt to changes in employment and tax laws and regulations, including those related to labor relations, health and safety standards and immigration policies. Failure to ensure that we have the depth and breadth of personnel with the necessary skill set and experience, or the loss of key employees, could impede our ability to deliver our growth targets and execute our strategy.

We may be adversely affected by negative publicity about us, our leadership, our business practices or the power generation industry generally.

Negative publicity or adverse public perceptions about us, including with respect to our current or former directors, executive officers, employees or our industry more broadly, could harm our reputation, brand and relationships with customers, suppliers, regulators and other stakeholders. This risk is particularly significant in the power generation and energy infrastructure industries, where long project cycles, large capital commitments, safety performance and compliance with environmental and regulatory standards are critical to maintaining customer trust and securing new contracts.

Sources of negative publicity for us could include, without limitation:

•	actual or perceived deficiencies in performance, reliability, safety or environmental performance;

•	project delays, cost overruns, equipment failures, outages, performance shortfalls, warranty claims or unexpected downtime at customer facilities or facilities that we operate;

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our actual or perceived failure to effectively manage health, safety, environmental and sustainability risks, including any incidents resulting in worker injury, environmental harm or violations of law;

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our actual or perceived failure to comply with environmental, health and safety, energy, export control, state aid, sanctions, anti-money laundering and other legal and regulatory requirements, including any investigations, enforcement actions or litigation involving us, our joint venture partners, suppliers or the industry;

•	actual or perceived shortcomings in the quality, integrity and security of our industrial control systems and operational technologies;

•	allegations of misconduct or inappropriate behavior by our current or former directors, executive officers, employees, contractors or business partners;

•	any disputes or disagreements involving our stockholders, including activist campaigns or related litigation; and

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negative public perceptions of the power generation industry, including concerns regarding climate change, emissions, the role of thermal generation or the siting of new energy infrastructure projects.

Any such negative publicity, whether accurate or unfounded, could erode confidence in our company, reduce customer willingness to award us new projects or service contracts, impair our ability to attract and retain employees, and harm our long-term competitive position. The impact of negative publicity is amplified in the digital age, where information, whether accurate or not, can spread rapidly across social media and online platforms, making it more difficult for us to respond effectively and mitigate potential reputational damage. Any adverse publicity, including inaccurate, misleading or malicious statements disseminated through social media or other channels, could negatively affect investor perception and result in volatility or declines in the trading price of our Class A common stock, at least in the short term.

Negotiations with labor unions and possible work stoppages and other labor problems could divert management’s attention and disrupt operations. In addition, new collective bargaining agreements or amendments to agreements could increase our labor costs and operating expenses.

Approximately 210 of our manufacturing employees are members of a labor union, all of whom are employed at our Pittsburgh plant. Historically, we have maintained positive relationships with our employees, including those that are members of labor unions, and we have never faced a union strike. However, if in the future we were unable to negotiate acceptable new contracts with our union at the Pittsburgh plant or at any other plants that may in the future employ union members, we could experience strikes or other work stoppages at our Pittsburgh plant or at any other plants that may in the future employ union members. If any such strikes or other work stoppages were to occur, we could experience a significant disruption of operations. In addition, negotiations with unions could divert management’s attention. New union contracts or the organization of nonunion employees could result in increased operating costs, as a result of higher wages, higher benefit expenses and other factors, for both union and nonunion employees.

Our management team has limited experience in operating a public company, and we may need to expend significant resources to ensure we have the internal controls required of a public company.

Our management team has limited experience operating a publicly traded company. As a result, management may devote a significant amount of time navigating the increasingly complex rules and regulations that pertain to public companies, which may detract from management’s effort being devoted to the growth of our business. We may need to add additional personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices and internal controls over financial reporting to maintain what is required of public companies in the United States. The development and implementation of the standards and controls necessary for us to maintain the level of accounting standards required of a public company in the United States may require additional costs. We could be required to hire additional personnel to support our operations as a public company, which will increase our operating costs in future periods.

Our operations are exposed to risks arising from cyber-based attacks and network failures, outages or delays of service affecting the information systems we rely on.

We have been, and will likely continue to be, subject to cyber-based attacks and other attempts to threaten our network and information systems and gain unauthorized access to our and our customers’ and vendors’ proprietary, confidential and sensitive information, as well as the personal information that we process and that is processed on our behalf. These attacks include attacks from computer hackers, cyber criminals, nation-states, state-sponsored actors and other threat actors, attacks via ransomware, computer viruses or other malicious code, phishing or other social engineering attacks, denial of service attacks, supply chain attacks, data extortion, internal threats and other similar breaches of our network or information systems, or those of our customers, vendors, business partners and other third parties that we interface with. As an energy infrastructure provider and U.S. government contractor, we may be prone to a greater number of these threats than companies in other industries. These threats range from attacks common to most industries to more advanced and persistent threats from highly organized adversaries that target us because we are an energy infrastructure provider and United States government contractor. We are required to maintain cybersecurity standards for handling information under our government contracts in order to avoid fines and penalties imposed by the United States government. While we have not been the subject of a material cyber-based attack thus far, due to the evolving nature of security threats, we and the third parties on which we rely may be unable to anticipate and predict the impact of any future incident entirely. Moreover, the rapid evolution and increased sophistication, availability and use of AI technologies may exacerbate our cybersecurity risks, including in connection with the use of these technologies by us, the third parties on which we rely and by threat actors. Although we devote considerable resources to our cybersecurity programs and maintain industry-standard security measures designed to safeguard proprietary, confidential, sensitive and personal information, such measures may be insufficient to prevent, detect and respond to future cyber-based attacks. In the future, a cyber-based attack affecting us or the third parties on which we rely could result in the loss, misappropriation and unauthorized access to, use or disclosure of, or prevention of access to, proprietary, confidential, sensitive and personal information (including, but not limited to, IP, proprietary business information and sensitive customer, vendor and employee data) as well as failures, outages or delays of service.

In addition, our network and information systems, and those of third parties on which we rely, are vulnerable to failures, outages or delays of service, including damage or interruption from power outages, telecommunications failures, accidents, natural disasters (including extreme weather arising from short-term or any long-term changes in weather patterns), terrorist attacks and similar events. Our system redundancy and disaster recovery planning, or that of the third parties on which we rely, may be ineffective, inadequate or insufficient for all eventualities. The large number of third parties on which we rely requires significant effort for the initial and ongoing verification of their implementation of effective cybersecurity requirements. The increasing degree of interconnectedness and shared liability between us and third parties on which we rely also poses a risk to the security of our network and information systems as well as the larger ecosystem in which we operate. Consequently, we may be subject to short- and long-term interruptions, delays and outages in service and availability due to reliability incidents, including incidents that are outside of our direct control.

If such an event were to occur, our reputation could be negatively affected, customer confidence in us could be diminished, or we could be subject to legal claims (including class actions), loss of revenues, increased costs, regulatory investigations and penalties, or operational shutdown. As these cyber threats continue to evolve, we may be required to devote even larger resources in the future to help prevent, detect and respond to cyber-based attacks and failures, outages or delays of service affecting the network and information systems we rely on. Any of these events could damage our reputation and have a material adverse effect on our business, financial condition, results of operations and future prospects. While we maintain insurance designed to cover these events, our coverage may not sufficiently cover all types of losses or claims that may arise or be subject to exclusions. In the future, such insurance may not be available on commercially reasonable terms, or at all.

Failure to comply with evolving data privacy, data protection and cybersecurity laws and regulations or to otherwise protect personal information in the jurisdictions in which we operate may adversely impact our business and financial results.

We have access to personal information (including employee information) in our businesses that is subject to a variety of jurisdiction-specific data privacy, data protection, and cybersecurity laws, regulations and standards. The legal and regulatory environment related to data privacy, data protection and cybersecurity is increasingly complex and rigorous, with new and constantly evolving requirements applicable to our business. This evolution is further complicated by the adoption of new technologies, particularly generative AI, which raise novel data privacy, data protection and cybersecurity issues. Enforcement practices vary widely in the jurisdictions in which our businesses operate and are likely to remain uncertain for the foreseeable future.

As a result of our worldwide operations, we are subject to various rapidly evolving, and sometimes conflicting, data privacy, data protection and cybersecurity laws, regulations and standards. In the United States, various federal and state regulators, including the Federal Trade Commission, enforce laws, regulations and standards concerning personal information, data privacy, data protection and cybersecurity. For example, there are U.S. state laws that impose data privacy, data protection and cybersecurity obligations on companies that collect and process personal information about residents of such states, including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020. These state laws, and similar state or federal laws or regulations and standards that may be enacted in the future, may require us to modify our data processing practices and policies and thus incur substantial compliance-related expenses or otherwise suffer adverse impacts on our business. Internationally, many of the jurisdictions in which we operate have adopted unique data privacy, data protection and cybersecurity legal and regulatory frameworks with which we must comply, including the European Union’s General Data Protection Regulation (the “GDPR”) and the United Kingdom’s Data Protection Act of 2018 as supplemented by the GDPR as implemented into the laws of the United Kingdom (collectively, “UK GDPR”). We are also observing an increase in jurisdiction-specific requirements related to the cross-border transfer of personal information, which can bring complexity to processing operations that are supported by external third parties located globally. Given our global footprint, this complexity may significantly complicate our compliance efforts and impose considerable costs, such as costs related to organizational changes, modification of our data processing practices and policies, implementation of additional protection technologies or consultation with third parties who have jurisdictional expertise. In addition, compliance with applicable requirements may take time away from management of other issues and can divert resources from other initiatives and projects. Violations of applicable data privacy, data protection, and cybersecurity laws or regulations and standards could result in substantial fines, regulatory investigations, reputational damage, orders to cease processing or to change uses of data, sanctions and enforcement notices, and raise the potential for civil claims and proceedings, including class action litigation.

International, federal and state laws, regulations and standards can differ significantly from one another and may be interpreted and applied differently over time and from jurisdiction to jurisdiction. It is not uncommon for there to be a period of uncertainty over how to practically apply the law, regulation and standard such as when there is a delay in regulators issuing supplementary guidance or implementing regulations to provide clarity on their expectations. Any failure or perceived failure by us to comply with applicable international, federal or state laws, regulations and standards relating to data privacy, data protection and cybersecurity could adversely affect our business and result in damage to our reputation and our relationship with our customers.

We operate in highly competitive markets. Our failure to compete successfully could adversely affect our business, financial condition, results of operations and future prospects.

Our products, solutions and services are subject to significant competitive pressures, and we face intense competition from both international and domestic competitors. In particular, there has been a recent focus on developing and commercializing SMR technology, and there have been several new market participants looking to bring their SMR technology to market, including new entrants backed by significant strategic partners, venture capital or government-backed funding, which may challenge the traditional deployment advantages of established industry players, including ourselves. The continual development of advanced technologies, new and existing products and solutions including product enhancements, and high quality but cost-effective supply chain, production and delivery methods are critical to remaining competitive by maintaining commercially attractive products, solutions and services at acceptable pricing levels. A change in the strategic priorities of our business or a failure to anticipate or respond quickly to changing market and customer dynamics, including technological developments, evolving industry standards, new regulations or incentives, changing customer demands, supply chain issues or innovations in production techniques in the industries we serve could cause us to experience lower revenues, price erosion and lower margins, and could result in forgone growth opportunities. Competition has also intensified as a result of international expansion by existing industry participants exploiting new markets and increasing pressure from competitors from other regions who strive to improve the quality and reliability of their technologies and expand beyond their existing markets. The entry of new market participants could further intensify competition. Moreover, some of our competitors receive significant financial and other assistance from their governments, which may allow them to have a longer-term investment approach and greater risk tolerance to realizing returns and other benefits from their investments and business strategies and execution than may be available to us. If we are unable to respond successfully to these competitive pressures, our business, financial condition, results of operations and future prospects may be adversely affected.

Our use of technologies and systems that use AI or large language models, given the dynamic state of such technologies, may cause inadvertent or unexpected impacts that may harm our business.

We use, and are evaluating additional opportunities to use, AI technologies, including systems based on large language models, to reduce costs and improve operational efficiency. These technologies may support research and development activities and operational functions such as procurement, technical document review, and contract management. Many AI technologies remain nascent, and their reliability and effectiveness are not proven. As a result, the time and resources we invest in these tools may fail to produce anticipated efficiencies and, in some cases, may hinder our operations. Additionally, ineffective or inadequate AI development or deployment practices by us or third-party developers or vendors, or actual or perceived deficiencies, inaccuracies, biases or other flaws in the AI systems we use, could damage our reputation, competitive position and business, expose us to legal liability or regulatory risk, and cause us to incur additional costs. Our personnel, vendors or service providers may use AI in connection with our business or the services they provide to us, which may result in the inadvertent disclosure or incorporation of our information into publicly available or other third-party training sets, which may impact our ability to realize the benefit of, or adequately protect, our IP. Any output we create using generative AI may not be subject to copyright protection, which may adversely affect our IP rights in or ability to commercialize such output. The increased use of AI may raise or enhance any reputational, governance, ethical, data privacy, data protection, cybersecurity, confidentiality, compliance, technical, operational, legal, competitive or other challenges.

AI systems may also rely on erroneous, incomplete or misleading data, algorithms, prompts or other inputs or generate erroneous, incomplete, or misleading outputs, including hallucinated results, which if relied upon could adversely impact our business operations or research and development processes, including the assessment of engineering or design parameters. We undertake efforts to govern the use of AI, including, where relevant, by using safeguards such as human-in-the-loop review by qualified personnel; however, if these governance processes are not effectively designed, implemented or scaled in line with the scope, scale and complexity of our AI use, we may not identify, address or mitigate associated risks in a timely manner. There can be no assurance that our use of AI will result in our business or operations being more efficient or profitable or otherwise result in our intended outcomes.

In addition, the global legal and regulatory landscape governing AI continues to evolve rapidly. New or amended laws, regulations or standards, such as the EU AI Act and proposed and enacted U.S. federal and state laws and regulations, as well as new interpretations of existing laws, regulations or standards, could limit how we deploy AI, increase compliance or implementation costs, require modifications to existing processes, or expose us to legal, regulatory and reputational risk. If we do not have sufficient rights to use the outputs generated by AI, or the data, algorithms, prompts or other inputs on which such AI relies, in our business, we may incur liability through the violation of applicable laws, regulations, standards, contracts to which we are party, or third-party intellectual property, privacy or other rights. Any of these developments could materially and adversely affect our operations, financial condition, or ability to realize anticipated benefits from AI-related initiatives.

Natural disasters, war, acts and threats of terrorism, pandemic and other significant events could negatively impact our results of operations and our ability to raise capital for future growth.

Our Palisades plant, various decommissioning plants, operational centers, manufacturing facilities and other work sites could be affected by natural disasters, war, acts and threats of terrorism and extreme weather events, which could result in increased costs, including supply chain costs. For example, our operations in Ukraine have experienced heightened security and safety concerns due to the ongoing war between Russia and Ukraine. Any retaliatory military strikes or continued military campaign could affect our operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly for our operations in Ukraine. Additionally, natural disasters and other significant events, such as the Fukushima Daiichi incident following the 2011 earthquake and tsunami, increase our risk that the NRC or other regulatory or legislative bodies could change the laws or regulations governing, among other things, operations, maintenance, operating licenses, decommissioning, SNF storage, insurance, emergency planning, security and environmental and radiological matters. These post-incident regulatory changes may necessitate substantial and unplanned capital expenditures for safety enhancements, physical hardening of facilities or increases in required insurance coverage. Furthermore, natural disasters could affect the availability of a secure and economical supply of water in some locations, which is essential for our continued operation, particularly the cooling of generating units. Also, the ability of energy transmission and distribution companies to maintain the reliability, resiliency and safety of their energy delivery systems could affect our ability to deliver energy to our customers and affect our operating costs.

The impact that potential terrorist attacks could have on the industry and on us is uncertain. We face a risk that our operations would be direct targets or indirect casualties of an act of terror. Furthermore, these catastrophic events could compromise the physical security or cybersecurity of our facilities, which could adversely affect our ability to manage our business effectively. Instability in the financial markets as a result of terrorism, war, natural disasters, pandemic, credit crises, recession or other factors also could result in a decline in power consumption or interruption of the supply chain. In addition, the implementation of security guidelines and measures has resulted in and is expected to continue to result in increased costs.

The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results and cash flows.

Our operations and properties, and those of our supply chain, may in the future be adversely impacted by severe floods, wildfires, high winds, drought and other natural disasters and catastrophic events. For example, climate change has contributed to gradual increases in the temperature of Lake Michigan, which could adversely affect the power output of the Palisades plant, particularly during summer months. Climate change is also expected to increase the frequency and intensity of certain such events, as well as contribute to chronic changes (such as in weather patterns or water levels) that may result in various adverse impacts. These events can force us or our supply chain to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our supply chain, they may indirectly impact us through increased insurance, energy or other costs. In addition, although the ongoing transition to non-carbon-based energy is creating significant opportunities for us, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Risks related to environmental, legal and regulatory matters

We are subject to liabilities and obligations under environmental and health and safety laws and regulations.

Our business and facilities are subject to numerous federal, state, local and foreign laws and regulations relating to air emission, water discharges, solid waste management, chemical reporting, site remediation, emergency preparedness, community right-to-know obligations and the use, packaging, handling, storage, discharge, transportation and disposal of hazardous and radioactive materials and other waste products, and we are subject to potentially significant fines or penalties, including criminal sanctions, as well as facility shutdowns to address violations, and may require potentially costly operational changes or expenditures to limit releases or otherwise to comply with such laws and regulations. We may also be subject to increasingly stringent environmental standards in the future, particularly to the extent environmental, health and safety laws and regulations grow in number and complexity. These laws and regulations affect the way we conduct our operations and make capital expenditures, including how we handle air and water emissions, hazardous and solid waste and activities affecting surface waters, groundwater and aquatic and other species. Violations of these requirements could subject us to enforcement actions, capital expenditures to bring existing facilities into compliance, additional operating costs for remediation and clean-up costs, civil penalties and exposure to third parties’ claims for alleged health or property damages or operating restrictions to achieve compliance.

Regulatory bodies may decide in the future to limit or ban certain materials we use in our manufacturing process due to potentially significant health and safety risks to people or the environment. Such limitations or bans may in the future require us to consider the use of alternative materials or changes to our method of operations. Such alternatives often require customer approval and may result in additional costs, including higher material expenses, changes in operational methods and additional customer qualifications. The formulation changes could also impact the utility of our products.

Environmental laws generally impose liability for investigation, remediation and removal of hazardous materials and other waste products on property owners and those who dispose of materials at waste sites, whether or not the waste was disposed of legally at the time in question; as noted below, such liability can be joint and several, or strict. We are currently addressing environmental remediation at certain current and former facilities, and we have been named as a potentially responsible party along with other organizations in a number of environmental clean-up sites and may be named in connection with future sites. We are required to contribute to the costs of the investigation and remediation and to establish reserves in our financial statements for future costs deemed probable and estimable. The final resolution of these liabilities may significantly vary from our estimates and could potentially have an adverse effect on our results of operations and financial position. Some environmental laws provide for joint and several or strict liability for remediation of releases of hazardous substances, which could result in us incurring a liability for environmental damage without regard to our negligence or fault. Such laws and regulations could expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time the acts were performed.

We are also subject to federal, state, local and foreign laws and regulations governing worker health and safety requirements. Failing to comply with these laws and regulations could have an adverse effect on our operating results.

Our nuclear operations subject us to various environmental, regulatory, financial and other risks.

We are subject to federal, state, local and foreign regulations governing nuclear operations and the use, packaging, handling, storage, discharge, transportation and disposal of radioactive and hazardous materials. For example, the State of New York passed a law that would prevent us from discharging radioactive wastewater associated with the decommissioning of Indian Point Energy Center into the Hudson River. While we have successfully challenged this law in the United States District Court for the Southern District of New York, the state has appealed the district court ruling. Similarly, the Massachusetts Department of Environmental Protection has denied our request to modify a wastewater permit at the Pilgrim Nuclear Power Station to allow discharge of decommissioning-associated radioactive wastewater into Cape Cod Bay. If we are ultimately unable to discharge such wastewater into the Hudson River and/or Cape Cod Bay, we could face delays in completing the decommissioning of these sites, although if the NAMCO Restructuring is completed, we do not expect to face increased capital or operating costs associated with alternative methods of disposing of this wastewater because such responsibility is expected to shift to DEAMCO following the completion of the NAMCO Restructuring. In addition, our operations in designing, engineering, manufacturing, supplying, constructing and maintaining nuclear fuel and nuclear power equipment and components subject us to various risks, including:

•	potential liabilities relating to harmful effects on the environment and human health resulting from nuclear operations and the storage, handling and disposal of radioactive materials;

•	unplanned expenditures relating to maintenance, operation, security, defects, upgrades and repairs required by the NRC and other government agencies;

•	limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

•	potential liabilities arising out of a nuclear, radiological or criticality incident, whether or not it is within our control.

Our nuclear operations are subject to various safety-related requirements imposed by the U.S. government, the DOE, the NRC and other foreign governments and agencies. In the event of noncompliance, these agencies might increase regulatory oversight, impose fines or shut down our operations, depending upon the assessment of the severity of the situation. For example, the NRC has conducted various inspections and issued violations related to design changes to our spent fuel cask storage products, which may result in fines, penalties and the need to seek additional approvals from the NRC for any such past or future design changes. Revised security and safety requirements promulgated by these agencies could necessitate substantial capital and other expenditures. In addition, we must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. government contracts. U.S. government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts. These requirements are complex and subject to frequent change. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate. Such expenditures and liabilities may adversely affect our business, financial condition, results of operations and future prospects.

Our operation, decommissioning and ownership of a fleet of nuclear power facilities subjects us to regulations, costs and liabilities uniquely associated with these types of facilities.

Under the Atomic Energy Act, our operation and ownership of the Palisades plant, and our decommissioning and ownership (prior to the completion of the NAMCO Restructuring) of the Oyster Creek Generating Station, the Pilgrim Nuclear Power Station, the Indian Point Energy Center and the Big Rock Point facility, are subject to regulation by the NRC, including requirements pertaining to, among other matters: licensing, inspection and enforcement; testing, evaluation and modification of all aspects of nuclear reactor power generation facility design and operation; environmental and safety performance; handling and storage of SNF; technical and financial qualifications; decommissioning funding assurance; and transfer and foreign ownership restrictions. The NRC may modify, suspend or revoke operating licenses (including licenses used for decommissioning activities) and impose civil or criminal penalties for failure to comply with all applicable statutes and regulations that govern nuclear power facilities or the terms of the licenses. The current facility operating license for our Palisades plant expires in 2031, though we are in the process of applying to extend the operating license to 2051.

Even though the NRC and other authorities have approved the re-powering of the Palisades plant, the NRC may revoke any operating license at a later date, require a nuclear operator to modify its operations or refuse to permit a unit to restart after any planned or unplanned outage, which could result in a temporary or permanent shut down at our Palisades plant (or any other affected nuclear plant we may own in the future). As a result of any shutdown or forced outage, we may also face substantial costs related to the storage and disposal of radioactive materials and SNF. In addition, the Palisades plant will be obligated to continue storing SNF if the DOE continues to fail to meet its contractual obligations under the Nuclear Waste Policy Act to accept and dispose of the Palisades plant’s SNF. NRC regulations also require us to demonstrate reasonable assurance that certain funds will be available to decommission each nuclear generation facility at the end of its life. There are uncertainties with respect to certain technological and financial aspects of decommissioning these facilities, and related costs may exceed the amounts available from the NDT funds. Please refer to Note 10—“Asset Retirement Obligations” of our consolidated financial statements included elsewhere in this prospectus.

In addition, a change in the Atomic Energy Act or the applicable regulations or licenses could require a substantial increase in capital expenditures or could result in increased operating or decommissioning costs. Events at nuclear plants owned by others, as well as those owned by us, could cause the NRC to initiate such actions. Our nuclear operations produce various types of nuclear waste materials, including SNF. The approval of a national repository for the storage of SNF and the timing of that facility opening may significantly affect the costs associated with storage of SNF and possibly the ultimate amounts received from the DOE to reimburse us for these costs for the nuclear plants that we may own in the future. Furthermore, new or amended NRC safety and regulatory requirements may give rise to additional operation and maintenance costs and capital expenditures, and aging equipment may require more capital expenditures to keep the Palisades plant operating efficiently. Any unexpected failure, including failure associated with breakdowns or any unanticipated capital expenditures, could result in reduced profitability. Costs associated with these risks could be substantial.

While we maintain property and liability insurance and are subject to NRC insurance requirements and the Price-Anderson Act scheme, there may be limitations on the amounts and types of insurance commercially available to us or we may have insufficient coverage with respect to any losses. Uninsured losses and other liabilities and expenses resulting from an incident at the Palisades plant, to the extent not recovered from insurers or the nuclear industry, could be borne by us. Additionally, an accident or other significant event at a nuclear facility within the United States or abroad, whether owned by us or others, could result in increased regulation and reduced public support for nuclear-fueled energy. If an incident did occur at the Palisades plant, any resulting operational loss, damages and injuries would likely have a material adverse effect on our business.

Some of our services involve the packaging, handling, transportation and disposal of radioactive and hazardous wastes and materials for our customers, which may expose us to civil liability for contamination of the environment or related personal injuries despite contractual provisions that limit our liability or provide us indemnification for such occurrences.

Some of our operations involve the packaging, handling, transportation and disposal of radioactive and hazardous wastes and materials, including nuclear fuel, nuclear equipment and their contaminated and non-contaminated components. Failure to properly classify and handle these hazardous wastes and materials could pose a health risk to humans or the environment with the potential to cause personal injury and property damage (including environmental contamination). If an accident were to occur, its severity could be significantly affected by the activity and form of the materials as well as the efficacy of the corrective action taken by us and others, including emergency response personnel. In the event of a spill or other release, there are other factors beyond our control, such as location, weather and wind conditions. Actions required in response to an accident could result in significant costs and reputational harm. In addition, activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities.

Governmental requirements relating to the protection of the environment, including solid waste management, air quality, water quality, and the decontamination and decommissioning of nuclear manufacturing and processing facilities, including cleanup of contaminated sites, may have a substantial impact on our business. These requirements are complex, may vary by jurisdiction and are subject to change. Compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or detection of previously unknown contamination may require material expenditures or subject us to liabilities that we currently do not anticipate. Such expenditures and liabilities may adversely affect our business, financial condition, results of operations and cash flows. In addition, some of our operations and the operations of predecessor owners of some of our properties have exposed us to civil claims by third parties for liability resulting from alleged contamination of the environment or personal injuries caused by releases of hazardous substances into the environment.

We seek to contractually limit our liability, but there can be no assurance that such contractual limitations on liability will be effective in all cases or that our customers’ insurance will cover all the liabilities we have contractual protection against under those contracts. While we also maintain insurance coverage for certain types of liabilities as part of our overall risk management strategy, these policies do not protect us against all liabilities associated with accidents or for claims not covered by our insurance policies. The costs of defending against a claim arising out of a nuclear incident or emergency response action, even those that may be precautionary, and any damages awarded as a result of such a claim, could adversely affect our financial condition. For example, in certain of our radioactive waste management contracts for our decommissioning sites, we have included contractual provisions to transfer the risk of liability for spills and other environmental hazards to the counterparty once the hazardous material has left our site. However, the NRC may still enforce monetary fines or penalties against us as the licensee of the nuclear plant.

Any failure to comply with environmental laws and regulations and liability for contamination of the environment or related personal injuries may result in an increase in our operating costs and capital expenditures and a corresponding decrease in our earnings and cash flows, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Failure to obtain or comply with federal, state, local and foreign government approvals, licenses and permits may negatively affect our ability to produce, market and sell our products, solutions and services.

A majority of our operations require us to obtain, and to comply with, federal, state, local and foreign government approvals, licenses and permits. Any of these approvals, licenses or permits may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of approvals, licenses or permits may adversely affect our operations by suspending our activities or curtailing our work and may subject us to penalties and other sanctions. For example, our nuclear operations in the United States are subject to regulation by the NRC. Failure to obtain approval or renewal of our NRC licenses could result in significant disruptions to our nuclear business. Obtaining licenses and permits can be subject to extended time delays due to governmental requirements and policies as well as local official processes and availability, as well as community opposition and legal challenges to various aspects of the permitting process.

In addition, as we increasingly pursue more innovative, complex and next-generation technologies, including advanced nuclear technologies, solar power plants and energy storage solutions, we may be required to obtain new, modified or expanded licenses, approvals or permits for technologies, applications or operating models with respect to which we have limited prior operating experience. Regulatory authorities may have limited precedent for reviewing or approving such technologies, which could result in increased scrutiny, additional information requests, extended review timelines, more restrictive conditions or the imposition of requirements that are not economically feasible.

Although in the past we have managed to renew or obtain licenses in the ordinary course of business in a timely fashion, there is no guarantee that we will be able to do so in the future. Renewal could be denied or jeopardized by various factors, including the failure to comply with environmental, health and safety laws and regulations, the failure to comply with permit conditions, violations found during inspections or otherwise, or local community, political or other opposition. In addition, where our operations are conducted through joint ventures or other collaborative arrangements, our ability to obtain or maintain required licenses and permits may be adversely affected by the actions or omissions of our joint project partners. Any failure by a partner to comply with applicable laws, regulations or permit conditions—even where we are not directly responsible for such noncompliance—could result in delays, enforcement actions, penalties or the suspension or revocation of permits applicable to the joint venture or other collaborative arrangements, or to our operations more broadly. In some cases, our inability to obtain or renew licenses or permits may also arise from challenges associated with our internal capabilities, the novelty of the technologies being deployed, evolving regulatory expectations or our limited experience operating or commercializing such technologies at scale. Costs, conditions, denials or nonrenewals, or noncompliance associated with any required permits or approvals, could result in increased costs; cessation, suspension, delay or limitation of our operations; premature unit retirements; and monetary penalties, increased compliance obligations or other types of sanctions. These risks may be heightened for FOAK projects or early commercial deployments, where regulatory frameworks are still evolving or where permitting authorities require additional operational data, testing or demonstration before granting full approvals.

If new legislation or regulations are enacted or implemented, or if existing laws or regulations are amended or are interpreted or enforced differently, we may be required to obtain additional operating approvals, licenses or permits. Moreover, changes in industry standards and governmental regulations may cause us to incur substantial costs to adapt our products, solutions and services. As regulatory regimes adapt to emerging technologies, compliance obligations may become more stringent, uncertain or costly, and we may be required to modify our designs, operating procedures or deployment timelines to meet new or revised regulatory requirements. Our inability to obtain, and to comply with, the approvals, licenses or permits required for our business could have a material adverse effect on us. In addition, our customers are often required to obtain, and comply with, approvals, licenses, or permits required for their businesses, and their failure to obtain, or comply with, those approvals, licenses or permits may negatively impact our ability to provide products and services to them and to execute our projects.

Our initiatives related to the evolving matter of sustainability, and our public statements and disclosures regarding sustainability expose us to numerous risks.

Our business may face increased scrutiny from regulators, the investment community, other stakeholders and the media related to our sustainability activities. The criteria used to evaluate sustainability practices may continue to evolve, which could result in greater expectations and may cause us to undertake costly initiatives to satisfy new criteria and comply with any new disclosure requirements. Because sustainability standards and expectations are continuing to evolve, the potential impact of these developments on our business and operations is difficult to predict and could be material. Some investors have used, and may continue to use, sustainability criteria to guide their investment strategies, and may not invest in us, or divest their holdings of our securities, if they believe our policies relating to sustainability matters are inadequate. Our customers may also require us to implement sustainability responsibility procedures or standards before they continue to do business with us. Additionally, we may face reputational challenges if our sustainability procedures or standards do not meet the standards set by certain stakeholders, which are often inconsistent in approach. Furthermore, from time to time, we may communicate certain initiatives or goals regarding sustainability matters. Our ability to achieve any stated target or initiative is subject to numerous factors and conditions, many of which are outside of our control. Examples of such factors include evolving regulatory requirements affecting sustainability standards or disclosures or imposing different requirements, evolving disclosure standards and/or policies established by regulators and standards organizations, stockholders, ratings agencies, and proxy advisory firms, the pace of changes in technology, the availability of requisite financing, and the availability of suppliers that can meet sustainability and other standards. Furthermore, methodologies for reporting sustainability information may be updated and previously reported information may be adjusted to reflect improvement in the availability and quality of third-party data, changing assumptions, changes in the nature and scope of our operations, and other changes in circumstances. Our processes and controls for reporting sustainability information across our operations are evolving along with multiple disparate standards for identifying, measuring and reporting sustainability metrics, including sustainability-related disclosures that may be required by regulators in the jurisdictions in which we operate, and such standards may change over time, which could result in significant revisions to our current goals or reported progress in achieving such goals, or adversely impact our ability to achieve such goals in the future. Furthermore, there can be no assurance that environmental activist groups and similar organizations will not mount campaigns against us. On the other hand, our sustainability efforts may not be favored by certain stakeholders, whose priorities and expectations may not align or may be opposed to one another and/or those of the Company, and there can be no assurance that our sustainability efforts will be perceived positively, including the perception that they are not sufficiently robust, or conversely, too costly, or not otherwise in the best interests of the Company and our stockholders, and, as a result, our investor, customer and other stakeholder relationships could be damaged or this could lead to public scrutiny or reputational damage, which could adversely impact our reputation, business and results of operations. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may become involved in litigation that may have a materially adverse effect on us.

From time to time, we are involved and may become involved in the future in various legal proceedings relating to matters incidental to the ordinary course of our business or from extraordinary corporate, tax or regulatory events, including commercial, product liability, environmental, health and safety, employment (including with respect to our former executive officers or other key employees), whistleblower, IP and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us reputational harm, and/or result in significant expenses or liability. Because of the potential risks, expenses and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Given the inherent difficulty of predicting the outcome of any legal matter, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in the early stages of investigation or discovery, we cannot provide any assurances as to the outcome of any matter to which we currently are, or may in the future be, party. An unfavorable resolution of any such matter may result in settlements, awards, injunctions, fines and penalties and, as such, have a material adverse effect on our business, financial condition, results of operations and future prospects. In addition, any insurance coverage that we may have may not cover all claims that may be asserted against us or damages and other monetary awards awarded to the claimants. Furthermore, the amount of reserves for these matters that we may take in any fiscal period may be substantially less than our ultimate monetary liability, which, in turn, could adversely affect our results of operations for that period and, as such, negatively impact the market price of our common stock. Finally, regardless of their outcome, any legal proceedings brought against us may require substantial management attention, time and legal expenses or could cause us significant reputational harm.

The nature of our business requires us to interact with various governmental entities, making us subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities, and we may be negatively or positively impacted by any change thereto.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including, among others, with respect to:

•	use, packaging, handling, storage, discharge, transportation and disposal of radioactive and hazardous wastes and materials;

•	design, manufacture, operations, marketing and export of nuclear technologies;

•	ownership and operation of nuclear power facilities;

•	employment and labor;

•	tax;

•	data privacy, data protection and cybersecurity of the operational and information technology we use;

•	health and safety; and

•	zoning and environmental issues.

Federal, state, local and foreign laws and regulations may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We cannot guarantee that our measures to monitor these developments and the time and resources we spent to comply with these laws, regulations and guidelines will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive governmental regulation.

We may need to expend substantial efforts to comply with any new and changing relevant and applicable laws and regulations, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, certifications from regulatory agencies and/or any other type of regulatory approval.

Failure to comply with these laws may result in civil and criminal penalties or private lawsuits, or the suspension or revocation of those regulatory approvals, which would prevent us from operating our business. We require regulatory approval from the NRC to construct and operate nuclear power facilities, and any additional local and state permitting requirements, as needed. Failure to comply with these laws, obtain the required regulatory approvals or receive exemptions from such regulations, as needed, could result in regulatory enforcement, violations, fines, penalties or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet construction and operation timelines and thereby affect our financial performance.

Our nuclear power plants are subject to regulations related to nuclear safety, environmental and financial qualification, among other requirements. Regulatory approvals, such as construction permits and operating licenses issued by the NRC and DOE, are necessary for us to construct and operate our nuclear power plants. Our plans to construct and operate these facilities rely on timely receipt of such regulatory approvals. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities and may also provide opportunities for third parties to lodge objections or file petitions against the licensing of our facilities.

Our operations are subject to numerous domestic and international laws, regulations and restrictions. Noncompliance with these laws, regulations, and restrictions could expose us to fines, penalties, suspension or debarment, which could have a material adverse effect on our profitability and overall financial condition.

We have contracts and operations in many parts of the world subject to the international trade and other laws of the United States, including the False Claims Act, the Foreign Corrupt Practices Act (the “FCPA”), the anti-boycott provisions of the Anti-Boycott Act of 2018, sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), regulations relating to the import and export of commodities, technology and services (including the Atomic Energy Act of 1954 and the Export Control Reform Act of 2018), repatriation of earnings and exchange controls, and their foreign equivalents. These laws and regulations are complex and frequently updated and may be inconsistently applied or enforced across jurisdictions, creating uncertainty and potential compliance challenges for our operations across multiple countries. Although we have implemented policies and procedures and provided training that we believe are sufficient to address these risks, we cannot guarantee that our operations, our employees, agents, consultants, commercial intermediaries, joint-venture partners (over which we may have limited control) or any acquired businesses have in the past been, and will in the future be, fully compliant with these laws and regulations. From time to time, we may file voluntary disclosure reports with the NRC, the DOE and the Department of Commerce regarding certain violations of United States export control laws and regulations discovered by us in the course of our business activities, employee training or internal reviews and audits. To date, our voluntary disclosures have not resulted in a fine, penalty or export privilege denial or restriction that has had a material adverse impact on our financial condition or ability to export. Several of the markets in which we currently operate are widely recognized for elevated levels of corruption, weak rule-of-law environments or inconsistent enforcement of local and international compliance standards, which increases our exposure to anti-bribery, anti-corruption and sanctions-related risks. Violations or even allegations of violations of the FCPA, OFAC sanctions, or equivalent foreign anti-corruption or sanctions laws can trigger lengthy and costly investigations by the U.S. Department of Justice, the SEC, OFAC and foreign authorities, result in substantial criminal and civil fines and penalties (including disgorgement of profits), monitorships, or deferred-prosecution agreements, lead to exclusion or debarment from government contracts worldwide (including by multilateral development banks), cause suspension or revocation of export licenses and inflict significant reputational harm.

We are subject to United States export and import control laws and regulations. Unfavorable changes in these laws and regulations or United States government licensing policies, our failure to secure timely United States government authorizations under these laws and regulations or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our technologies for commercial applications outside the United States. For example, if we were unable to obtain or maintain our licenses to export certain nuclear equipment, we would be effectively prohibited from exporting our nuclear technology and equipment to some or all non-United States locations, which would limit the number of our potential customers. In addition, if we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a competitive edge to international suppliers of nuclear equipment and our other products and services. In both cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export authorization, we may need to implement design changes to our products to address issues with our domestic supplier chain, which may increase costs or result in delays in delivery of our technology and equipment when ordered.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the United States government. In addition, any changes in export control regulations or United States government licensing policy, such as that necessary to implement United States government commitments to multilateral control regimes, may restrict our operations.

Risks related to our intellectual property

Our ability to establish, maintain, protect and enforce our patents and other IP rights may be challenged and is not guaranteed. If we are unable to protect our IP rights, our business and competitive position may be harmed.

Our success depends, in part, upon our ability to establish, maintain, protect and enforce our IP. We rely upon a combination of the IP protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as commercial agreements, such as confidentiality agreements, assignment agreements and license agreements to establish, maintain, protect and enforce rights associated with our proprietary technologies, including our small modular reactor technology, nuclear fuel management technologies, heat exchanger technology, Holtec Green Boiler technology and other clean energy technologies. Given that some of the base technology may be many decades old, we use patents to not only protect improvements and advancements of these base technologies but also to help ensure that others cannot preclude us from using certain technologies or key design aspects.

In some circumstances, we may not be able to prevent unauthorized use of our IP, which could harm our business and competitive position. We rely, in large part, on our ability to establish, maintain, protect and enforce patent protection for our technologies, but our patent applications may not result in issued patents, in part because the questions around patentability and the large number of patents and patent applications in related fields are often complex. If a patent application does not issue, we may lose trade secrets that are disclosed and published in the patent application and third parties may be able to exploit such published information in our patent application. Therefore, failing to establish, maintain, protect and enforce patent protection may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Even if issued, our patents may be contested, challenged, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of any patents that issue from our patent applications may be narrowed in scope during prosecution or challenged as invalid, or may simply not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours (for example if competitors can “design around” our patents).

We also may, in some circumstances, rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how, or other proprietary information that we consider to be confidential, by the parties to these agreements, despite the existence of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breach or violate the terms of any of these agreements, it is possible that we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. For example, certain of our proprietary technologies, including confidential information not disclosed through patents, have been misappropriated in the past by foreign, government-controlled entities, resulting in financial harm to us. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets, know-how or other proprietary information is expensive and time-consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets, know-how or other proprietary information. If any of our trade secrets, know-how or other proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

The United States Government may exercise march-in rights which could result in compulsory licensing of certain of our IP.

A few of our technologies have been developed with partial funding from the DOE. Inventions conceived or first actually reduced to practice under agreements with the DOE (“subject inventions”) grant the United States Government certain rights and impose specific obligations on our ability to practice and license these inventions. Specifically, the United States Government obtains a worldwide, nonexclusive, nontransferable, irrevocable, paid-up license to practice or have the subject invention practiced for or on behalf of the United States Government and we are generally obligated to ensure that any products embodying or produced through the use of any subject invention will be manufactured substantially in the United States unless the United States Government determines that it is not commercially feasible to do so. Failure to abide by the United States competitiveness requirements for domestic manufacture of certain subject inventions may also cause us to forfeit and assign all rights to certain inventions to the DOE. Another right the United States Government has in subject inventions—although it has never exercised such a right in the approximately 45 years since the Bayh-Dole Act was enacted—is march-in rights whereby the United States Government may require us to license a patent on reasonable terms under very limited circumstances, such as if we or a licensee are not commercializing the invention or if there is a violation of the domestic manufacturing requirement in 35 U.S.C. § 204.

We may need to defend ourselves and our customers against claims of IP infringement, misappropriation or other violation which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other IP rights that would prevent, limit or interfere with our ability to develop our IP and make, use, develop, import, offer to sell or sell our technologies, which could make it more difficult for us to operate our business. From time to time, we have received, and may in the future receive, inquiries from holders of patents or trademarks/service marks or other IP rights inquiring whether we are infringing, misappropriating or otherwise violating such IP rights. Companies, organizations or individuals, including our existing and future competitors, may also seek court declarations that they do not infringe, misappropriate or otherwise violate our IP rights. Companies holding patents or other IP rights similar to our technology have in the past, and may bring proceedings alleging infringement, misappropriation or other violation of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed, misappropriated or otherwise violated a third party’s IP rights, we may be required to do, among other things, one or more of the following: (i) cease making, using, offering to sell, selling or importing our technologies that incorporate the challenged IP; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed, misappropriated or otherwise violated IP right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement, misappropriation or other violation against us and our failure or inability to obtain a license to the infringed, misappropriated or otherwise violated IP rights, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

Furthermore, our agreements with our customers and other third parties typically include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of certain third-party IP claims. Accordingly, the risks identified in the preceding paragraph would be equally applicable in situations where customer indemnification is required. We may not always be successful in limiting our liability with respect to such obligations and could become subject to large indemnity payments or damages claims from contractual breach, which could harm our business, financial condition, results of operations or future prospects.

Additionally, our confidentiality and IP assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive IP. Those agreements may not be honored and obligations to assign IP may be challenged or breached, and we cannot guarantee that we will have executed such agreements with all such employees, consultants or contractors. Moreover, there may be some circumstances where we are unable to negotiate for such ownership rights.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other IP as an owner, a joint owner, a licensee, an inventor or a co-inventor. In the latter two cases, it is possible that the failure to name the proper inventors on a patent application could result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, or conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such IP. If we fail in defending any such claims, in addition to paying monetary damages, we may narrow the scope or lose exclusive ownership of, or right to use or license, valuable IP. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our technologies.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified every third-party patent and pending application in the United States and abroad that is relevant to or necessary for our technologies or the commercialization thereof in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be rejected by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our technologies.

In addition, there are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications for technology similar to our technologies without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims. Thus far, we have not encountered such a situation, but there can be no assurance that such a situation would not occur in the future.

We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our IP rights throughout the world.

We seldom secure worldwide patent rights for our proprietary technologies for reason of cost. Also, some jurisdictions, such as India, do not allow patent protection for most nuclear-based technologies. Accordingly, we may not be able to protect our IP rights in certain jurisdictions and their legal systems. Procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorney fees are considered when the costs may outweigh the commercial advantages. Once a patent is issued, we (or our licensors under the applicable license agreement) will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. The breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Furthermore, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications. In addition, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

Our future success will depend, in part, on our ability to develop new technologies.

Virtually all products produced and sold by us are highly engineered and require sophisticated manufacturing and system-integration techniques and capabilities. The commercial and government markets in which we operate are characterized by rapidly changing technologies. In addition, product and program needs of our government and commercial customers change and evolve regularly. Accordingly, to remain competitive in the future, we will need to continue to invest financial resources, including through internal research and experimentation, acquisitions, or other teaming arrangements, to:

•	identify emerging technological trends in our current and target markets;

•	develop and manufacture competitive products, systems and services;

•	enhance our offerings by adding technological innovations that differentiate our products, systems and services from those of our competitors; and

•	develop, manufacture and bring those products, systems and services to market quickly at cost-effective prices.

These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies or identification of and expansion into new markets. We may, in the future, experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand or that we will be successful in newly identified markets as we currently anticipate.

We rely on IP licenses from third parties.

In some instances, we have augmented or may in the future choose to augment our technology base by licensing the proprietary IP of third parties. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms, which could have a material adverse effect on our operations. Furthermore, the commercialization of certain technologies may require obtaining a license from a third party to ensure compliance with government regulatory requirements, and permission for obtaining and continuing such a license cannot be guaranteed. This may prevent us from having the ability to make certain commercial offerings and may require us to invest additional resources in developing alternative solutions to meet regulatory standards. Furthermore, given the often complex nature of trade secret and know-how rights, a third party that licenses trade secret or know-how to us may allege misappropriation or other violation based on an understanding of the owner’s trade secret or know-how rights that exceeds the scope of rights as understood by us.

We also anticipate licensing patents and other IP from third parties, and we may face claims that the use of this IP infringes the rights of other third parties. Our rights to indemnification or damages under our license contracts may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We rely on open-source software in our technology.

We use and may continue to use open-source software in our technology, including software licensed under widely used and permissive open-source licenses such as MIT, BSD and Apache 2.0, which are common in the software industry and generally allow modification and commercial use with limited restrictions. The terms of various open-source software licenses to which we are subject are ambiguous and have not or may have not been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our technology. Certain open-source software licenses contain requirements that we make available source code for modifications or derivative works we create. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source software licenses, be required to release the source code of our proprietary software to the public on unfavorable terms or at no cost. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract may allow our competitors to create similar products with lower development effort and time. From time to time, there have been claims against companies that use open-source software in their technology asserting that the use of such open-source software infringes the claimants’ IP rights. Additionally, if an open-source software licensor were to allege that we had not complied with the conditions of the relevant open-source software license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on our technology. We could also be required to re-engineer all or a portion of our technology, which could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering efforts. The use and distribution of open-source software may also entail greater risks than the use of third-party commercial software, as open-source software licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities where open-source software may be more susceptible. While we maintain controls over our use of open-source software through our software development and code check-in processes and utilize automated scanning tools to regularly review our source code repositories for open-source components and license compliance, we cannot ensure that we have effectively monitored our use of open-source software, or validated the quality or source of such software, or that we are always in compliance with the terms of the applicable open-source software license or our current policies and procedures. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Risks related to our corporate structure, tax matters, our Class A common stock and this offering

We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to pay dividends, if any, taxes and other expenses and make payments under the Tax Receivable Agreement.

We are a holding company and, upon completion of the Reorganization and this offering, will have no material assets other than our ownership of equity interests in our subsidiaries. See “Organizational Structure” in this prospectus for additional information. We have no independent means of generating revenue. Substantially all of our assets are held through subsidiaries of Holtec International. Holtec International’s cash flow is dependent on cash distributions from its subsidiaries, and, in turn, substantially all of our cash flow is dependent on cash distributions from Holtec International. We will also incur expenses related to our operations and will have obligations to make payments under the Tax Receivable Agreement. The creditors of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to its equity holders.

Holtec International’s ability to make distributions to us depends on its subsidiaries’ ability to first satisfy their obligations to their creditors. We intend to cause Holtec International to make distributions to us pursuant to the Holtec International LLC Agreement in an amount sufficient to cover our expenses, all applicable taxes payable and dividends, if any, declared by us and enable us to make payments under the Tax Receivable Agreement. Deterioration in the financial conditions, earnings or cash flow of Holtec International and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Thus, our ability to cover our expenses, all applicable taxes payable and dividends, if any, declared by us depends on Holtec International’s ability to first satisfy its obligations to its creditors.

In addition, our participation in any distribution of the assets of any of our direct or indirect subsidiaries upon any liquidation, reorganization or insolvency is only after the claims of such subsidiaries’ creditors, including trade creditors, are satisfied. Furthermore, the DOE LGA contains negative covenants, limiting the ability of our subsidiaries to declare or pay dividends or make distributions. To the extent that we need funds, and our subsidiaries are restricted from declaring or paying such dividends or making such distributions under applicable law or regulations, or otherwise unable to provide such funds, for example, due to restrictions in future financing arrangements that limit the ability of our operating subsidiaries to distribute funds, our liquidity and financial condition could be materially harmed.

We will be required to pay over to the TRA Beneficiaries most of the tax benefits available to us in respect of our acquisition of Class B Interests, and the amount of those payments are expected to be substantial.

We will enter into a Tax Receivable Agreement with the TRA Beneficiaries and the representative of the TRA Beneficiaries (the “TRA Representative”). The Tax Receivable Agreement will provide for payment by us to the TRA Beneficiaries of 85% of the amount of the net cash tax savings, if any, that we are deemed to realize as a result of (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of Class B Interests in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries, which may be increased as a result of the anticipated distributions of cash to Holtec Holdings and Holtec International Holdco as described under “Use of Proceeds”) that exist as of the time of this offering or may exist at the time when Class B Interests are exchanged for shares of Class A common stock and (iii) certain other tax benefits related to Holtec Nuclear entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Holtec Nuclear makes under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these deemed net cash tax savings.

The term of the Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless we exercise our right to terminate the Tax Receivable Agreement (or it is terminated due to our breach of a material obligation thereunder), in which case, we will be required to make the termination payment specified in the Tax Receivable Agreement. In addition, upon a change of control, our (or our successor’s) future payments under the Tax Receivable Agreement for each taxable year after any such event would also be computed using certain assumptions (instead of our or our successor’s actual realized cash tax savings). In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. If Holtec Holdings and Holtec International Holdco were to exchange all of their Class B Interests, we would recognize a total deferred tax asset of approximately $    and a related liability for payments under the Tax Receivable Agreement of approximately $    , assuming (i) that Holtec Holdings and Holtec International Holdco exchanged all of

their Class B Interests immediately after the completion of this offering at an initial public offering price of $     per share of Class A common stock, (ii) no material changes in relevant tax law, (iii) a constant combined effective income tax rate of 21% and (iv) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of the Tax Receivable Agreement. The actual future payments to the TRA Beneficiaries will vary based on the factors discussed below, and estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation of amounts payable depends on a variety of factors and future events. We expect to receive distributions from Holtec International in order to make any required payments under the Tax Receivable Agreement. However, we may need to incur debt to finance payments under the Tax Receivable Agreement to the extent such distributions or our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

The amount and timing of any payments under the Tax Receivable Agreement will vary depending on a number of factors, including the price of our Class A common stock at the time of the exchange; the timing of future exchanges; the extent to which exchanges are taxable; the amount and timing of the utilization of tax attributes; the amount, timing and character of our income; the U.S. federal, state and local tax rates then applicable; the amount of each exchanging member’s tax basis in its interests at the time of the relevant exchange; the depreciation and amortization periods that apply to the assets of Holtec International and its subsidiaries; the timing and amount of any earlier payments that we may have made under the Tax Receivable Agreement and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Holtec International attributable to the exchanged Class B Interests and certain other tax benefits (including the existing tax basis of assets owned by Holtec International or its subsidiaries), the payments that we will be required to make to the holders of rights under the Tax Receivable Agreement could be substantial. There may be a material negative effect on our financial condition and liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Holtec International are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that we actually realize.

The Tax Receivable Agreement will provide that if (i) we materially breach any of our material obligations thereunder or the Tax Receivable Agreement is rejected by operation of law or (ii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be accelerated and become immediately due and payable. The amount due and payable in those circumstances is based on the present value (at a discount rate equal to the secured overnight financing rate (“SOFR”) plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if we were to exercise our termination right, or if the Tax Receivable Agreement is otherwise terminated, immediately following the consummation of this offering, the aggregate amount of the termination payments would be approximately $    . In addition, upon a change of control, our (or our successor’s) payments under the Tax Receivable Agreement for each taxable year after any such event would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, we would be required to make an immediate cash payment that may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the TRA Beneficiaries that are greater than 85% of the actual cash tax savings we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. We may not be able to fund or finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the TRA Beneficiaries under the Tax Receivable Agreement in the event any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine and the IRS or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. If any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, we would be entitled to reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent the holder has received excess payments. However, the required final and binding determination that a holder of rights under the Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and we will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been such a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. We will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. Moreover, payments under the Tax Receivable Agreement are calculated on the basis of certain assumptions, which may deviate from reality, including, for example, (i) that the increase in tax basis of the assets of Holtec International that results from exchanges of Class B Interests for shares of Class A common stock will be determined without regard to the existing tax basis of the assets of Holtec International and (ii) if we hold Class B Interests through one or more wholly owned subsidiaries, the assumption that no such subsidiary exists and we hold all of our Class B Interests directly. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefit that we actually realize in respect of the increases in tax basis (and utilization of certain other tax benefits) and we may not be able to recoup those payments, which could adversely affect our financial condition and liquidity.

In certain circumstances, Holtec International will be required to make distributions to us and the other members of Holtec International, including the TRA Beneficiaries, and the distributions that Holtec International will be required to make may be substantial. To the extent we receive tax distributions in excess of our actual tax liabilities and retain such excess cash, the other members of Holtec International, including the TRA Beneficiaries, would benefit from such accumulated cash balances if they exercise their exchange right.

The Holtec International LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the members of Holtec International in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of Holtec International; (ii) pro rata tax distributions to the members of Holtec International in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with Holtec International and the TRA Beneficiaries in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the members of Holtec International in an amount generally intended to allow the members of Holtec International (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of Holtec International, based on certain assumptions and conventions. For this purpose, the determination of available cash will take into account, among other factors, (i) the existing indebtedness and other obligations of Holtec International and its subsidiaries and their anticipated borrowing needs, (ii) the ability of Holtec International and its subsidiaries to take on additional indebtedness on commercially reasonable terms, (iii) capital expenditures and (iv) cash reserves for the proper conduct of our business.

The amount of such additional tax distributions to the members of Holtec International (other than us) to satisfy their assumed tax liabilities will be determined based on certain assumptions, including assumed income tax rates, and will be calculated after taking into account other distributions (including other tax distributions) made by Holtec International. Additional tax distributions may significantly exceed the actual tax liability for many of the members of Holtec International, including us. Our board of directors will determine the appropriate uses for any such excess cash, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. If we retain the excess cash we receive from such distributions, the members of Holtec International, including the TRA Beneficiaries, would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the exchange right. As a result, public stockholders of our Class A common stock will not benefit from any such tax distribution in the same manner as a TRA Beneficiary that exercises its exchange right. However, we may take steps to eliminate any material excess cash balances, which could include, but are not necessarily limited to, a distribution of the excess cash to holders of shares of our Class A common stock or the reinvestment of such cash in Holtec International for additional Class A Interests. We may also adjust the exchange ratio between Class B Interests and shares of our Class A common stock to take into account any material excess cash balances that we retain.

In addition, the tax distributions that Holtec International may be required to make may be substantial, and the amount of any additional tax distributions Holtec International is required to make likely will exceed the tax liabilities that would be owed by a corporate taxpayer similarly situated to Holtec International. Funds used by Holtec International to satisfy its obligation to make tax distributions will not be available for reinvestment in our business, except to the extent we or certain other members of Holtec International use any excess cash received to reinvest in Holtec International for additional Class A Interests. In addition, because cash available for additional tax distributions will be determined by taking into account the ability of Holtec International and its subsidiaries to take on additional borrowing, Holtec International may be required to increase its indebtedness in order to fund additional tax distributions. Such additional borrowing may adversely affect our results of operations, cash flows and financial position by, without limitation, limiting our ability to borrow in the future for other purposes, such as capital expenditures, and increasing our interest expense and leverage ratios. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Exchange right; Holtec International LLC Agreement.”

We may be required to pay additional taxes because of the U.S. federal partnership audit rules and potentially also state and local tax rules.

Under the U.S. federal partnership audit rules, subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction or credit of an entity (and any holder’s share thereof) is determined, and taxes, interest and penalties attributable thereto are assessed and collected, at the entity level. Holtec International (or any of its applicable subsidiaries or other entities in which Holtec International directly or indirectly invests that are treated as partnerships for U.S. federal income tax purposes) may be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a member of Holtec International (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Audit adjustments for state or local tax purposes could similarly result in Holtec International (or any of its applicable subsidiaries or other entities in which Holtec International directly or indirectly invests) being required to pay or indirectly bear the economic burden of state or local taxes and associated interest, and penalties.

Under certain circumstances, Holtec International or an entity in which Holtec International directly or indirectly invests may be eligible to make an election to cause members of Holtec International (or such other entity) to take into account the amount of any understatement, including any interest and penalties, in accordance with such member’s share in Holtec International in the year under audit. We will decide whether or not to cause Holtec International to make this election; however, there are circumstances in which the election may not be available and, in the case of an entity in which Holtec International directly or indirectly invests, such decision may be outside of our control. If Holtec International or an entity in which Holtec International directly or indirectly invests does not make this election, the then-current partners of Holtec International could economically bear the burden of the understatement.

If Holtec International were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and Holtec International might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that Holtec International does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is an entity that otherwise would be treated as a partnership for U.S. federal income tax purposes, the interests of which are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of Holtec International interests pursuant to the Holtec International LLC Agreement or other transfers of Holtec International interests could cause Holtec International to be treated like a publicly traded partnership. From time to time, the U.S. Congress has considered legislation to change the tax treatment of partnerships and there can be no assurance that any such legislation will not be enacted or if enacted will not be adverse to us.

If Holtec International were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and Holtec International, including as a result of our inability to file a consolidated U.S. federal income tax return with Holtec International. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreement and would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Holtec International’s assets) were subsequently determined to have been unavailable.

Changes in tax laws, or adverse outcomes resulting from tax increases or an examination of our income or other tax returns, could adversely affect our business, financial condition, results of operations and future prospects.

We are subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Any changes in our effective tax rates or tax liabilities could adversely affect our business, financial condition, results of operations and future prospects. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expansion into or future activities in new jurisdictions;

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities;

•	tax effects of share-based compensation; and

•	changes in tax laws, tax regulations, accounting principles or interpretations or applications thereof.

Our interpretation and application of these laws and regulations as well as compliance with specific tax filing requirements, payment obligations and transfer pricing regulations require significant judgment and the use of assumptions and estimates. Our effective tax rate and tax filings reflect our interpretation of such tax laws. As a result, we are exposed to the risk that tax authorities in any of these jurisdictions could disagree with our interpretations of the applicable tax laws or our tax calculations’ methodologies, including the classification of our revenues, the pricing of our intercompany transactions or the determinations of the jurisdictions to which profits are attributed. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. We may be subject to income tax audits by various tax authorities. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Furthermore, we may be unable to utilize any net operating losses in the event a change in control is determined to have occurred. In sum, any changes in tax laws or regulations, or in their interpretation by the relevant authorities, the outcome of any tax audits or changes to our taxation as a result of any expansion or modification of our products and services, operations or corporate structure, could adversely affect our business, financial condition, results of operations and future prospects. In addition, an adverse outcome arising from an examination of our income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on our operating results and financial condition.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2025, we identified material weaknesses in our internal control over financial reporting. Due to our insufficient number of staff performing accounting and reporting functions, the material weaknesses identified relate to a lack of segregation of duties within our financial reporting function, resulting in a limited level of multiple reviews among those tasked with preparing the financial statements, resulting in the need for adjustments. Specifically, we did not design and maintain effective controls over account reconciliations and accounting policies and processes and determining the correct accounting treatment over complex transactions and arrangements.

These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We have addressed some of the issues identified in the prior year that contributed to such material weaknesses and are in the process of implementing additional measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses. We plan to complete the following remedial actions:

•

hire additional full-time accounting resources with appropriate levels of accounting knowledge and expertise, including a Senior Director of Accounting and Senior Staff Accountants to address staffing shortages and enable a proper segregation of duties;

•

implement enhanced system-level access controls within our financial accounting software to restrict user access to only those functions necessary for their specific job responsibilities (the “principle of least privilege”), thereby preventing individuals from having end-to-end control over a single financial process;

•

establish a rigorous secondary review process performed by personnel independent of the initial preparation of financial data, specifically for the high-risk areas of complex technical accounting estimates;

•	enhance controls over the review of significant transactions for proper accounting and disclosure treatment under GAAP;

•	enhance process and controls over account reconciliations;

•	enhance our accounting policies and practices; and

•	implement a formalized Disclosure Committee to assist with the identification of all significant transactions and adequacy of financial statement disclosures.

If we are unable to further implement and maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods, could be adversely affected, which could subject us to litigation or investigations requiring management resources and payment of legal and other expenses, negatively affect investor confidence in our financial statements and adversely impact our stock price. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock could be adversely affected and we could become subject to litigation or investigations by Nasdaq and Nasdaq Texas on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Furthermore, we cannot assure you that the actions we may take in the future will be sufficient to prevent or avoid potential future material weaknesses, including with regard to the matters previously remediated. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq and Nasdaq Texas.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, will increase our costs and demands on our general and administrative functions.

As a public company, we will be required to comply with laws, regulations and requirements that we have never had to comply with before, including certain corporate governance provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations of the SEC and the requirements of Nasdaq and Nasdaq Texas. We will be required to:

•	maintain a comprehensive compliance function;

•	comply with rules promulgated by Nasdaq and Nasdaq Texas;

•	continue to prepare and distribute periodic public reports but those that will be more extensive and in compliance with our obligations under the federal securities laws;

•	establish, maintain and update various internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increase our costs and expenses. Such costs could have a material adverse effect on our business, financial condition, results of operations and future prospects. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act for our fiscal year ending December 31, 2026, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until as late as our annual report for the fiscal year ending December 31, 2030. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, operated or reviewed or that discloses a material weakness identified by our management in our internal control over financial reporting. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our independent registered public accounting firm will not identify additional material weaknesses in our internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our independent registered public accounting firm identify and report such material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our Class A common stock. Furthermore, additional material weaknesses in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. Additionally, as an emerging growth company, we are required to present in this prospectus, and the registration statement of which this prospectus forms a part, only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. We will remain as an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700.0 million in market value of our Class A common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act, until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find our Class A common stock to be less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

The initial public offering price of our Class A common stock may not be indicative of the market price of our Class A common stock after this offering. In addition, an active, liquid and orderly trading market for our Class A common stock may not develop or be maintained, and our stock price may be volatile.

Prior to this offering, our Class A common stock was not traded on any market. An active, liquid and orderly trading market for our Class A common stock may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock. The initial public offering price will be negotiated between us and representatives of the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our Class A common stock after this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price paid by you in this offering.

The following is a non-exhaustive list of factors that could affect our stock price:

•	our operating and financial performance;

•	quarterly variations in our financial and operating results;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	our failure to meet revenue or earnings estimates by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by Holtec Holdings or other stockholders, or issuances of additional shares of our Class A common stock, or the perception that such sales or issuance may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and materially harm our business, operating results and financial condition.

The dual class structure of our common stock has the effect of concentrating voting control with Holtec Holdings, and this will limit or preclude your ability to influence corporate matters.

Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in our initial public offering, has one vote per share. Following the completion of this offering and the Reorganization, Holtec Holdings, which is controlled by our founder and long-serving CEO, will initially have   % of the combined voting power of our common stock. Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock until the Sunset, Holtec Holdings will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 9.1% of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. Our voting structure may also have anti-takeover effects, preventing a change in control transaction that stockholders might consider to be in their best interest.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, other than certain intra-family transfers, transfers to controlled entities, or transfers for estate planning or certain charitable purposes as provided in our certificate of incorporation. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, Holtec Holdings retains a significant portion of its holdings of Class B common stock for an extended period of time, Holtec Holdings could, in the future, continue to control a majority of the combined voting power of our Class A common stock and Class B common stock. For a description of the dual class structure, see “Organizational Structure” and “Description of Capital Stock—Common stock.”

Holtec Holdings has the ability to direct the voting of a majority of our voting stock, and its interests may conflict with those of our other stockholders.

Upon completion of this offering, given its share ownership following our initial public offering, Holtec Holdings, which is controlled by our founder and long-serving CEO, will be able to control matters requiring stockholder approval, including the election of directors (although we will have a majority of independent directors), changes to our organizational documents and significant corporate transactions. In addition, our certificate of incorporation will provide holders of Class B common stock (including Holtec Holdings and its permitted transferees) with the sole right to elect Dr. Krishna P. Singh and Martha Singh as directors of our board of directors. This concentration of ownership makes it unlikely that you or any other holder or group of holders of our Class A common stock will be able to direct the way we are managed or the direction of our business without the concurrence of Holtec Holdings. The interests of Holtec Holdings with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may not be fully aligned with the interests of our other stockholders due to its relative tax positions, financial planning objectives or other reasons. See “Description of Capital Stock” and “Management—Composition of our board of directors.”

Conflicts of interest could arise in the future between us, on the one hand, and Holtec Holdings and entities owned by or affiliated with it (including Holtec Asia, MSI and the Legacy Stockholders), on the other hand, concerning, among other things, business transactions, potential competitive business activities or business opportunities.

Conflicts of interest could arise in the future between us, on the one hand, and Holtec Holdings and entities owned by or affiliated with it (including Holtec Asia, MSI and the Legacy Stockholders), on the other hand, concerning, among other things, business transactions, potential competitive business activities or business opportunities. In the normal course of business, we have engaged in transactions with some of these companies. See “Certain Relationships and Related Person Transactions.” Furthermore, Holtec Holdings and other businesses owned by or affiliated with it may now, or in the future, directly or indirectly, compete with us for investment or business opportunities.

Holtec Holdings and its affiliates are not restricted from owning assets or engaging in businesses that compete directly or indirectly with us and, pursuant to the corporate opportunity waiver included in our certificate of incorporation in connection with this offering, will not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or doing business with any of our customers or vendors.

Holtec Holdings or its affiliates may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. In addition, Holtec Holdings and its affiliates may dispose of their interests in other companies or other assets in the future, without any obligation to offer us the opportunity to purchase any of those interests or assets.

Our certificate of incorporation and bylaws, as well as Delaware law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock.

Our certificate of incorporation will authorize our board of directors to issue preferred stock without stockholder approval in one or more series, designate the number of shares constituting any series, and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. If our board of directors elects to issue preferred stock with premium voting or certain other rights, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws, such as those described under “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law—Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect” could make it more difficult for a third party to initiate a proxy contest or to acquire control of us without the consent of our board of directors and majority vote of our stockholders, even if the change of control would be beneficial to our stockholders.

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and federal courts for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our certificate of incorporation will provide that, unless we elect in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware or other state courts of the State of Delaware, will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Investors in shares of our capital stock will be bound by these provisions, which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or stockholders, which may discourage such lawsuits against us and such persons, or increase the costs to bring such lawsuits.

Our certificate of incorporation will also provide that the federal district courts of the United States will be the exclusive forum for any complaint asserting a cause of action under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum provision providing for exclusive jurisdiction of federal district courts with respect to suits brought to enforce any duty or liability created by the Securities Act. If a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, results of operations and future prospects.

The above-summarized choice of forum limitations will not apply to suits brought to enforce a duty or liability created by the Exchange Act.

Investors in this offering will experience immediate and substantial dilution of $     per share.

Based on an assumed initial public offering price of $     per share (the midpoint of the price range set forth on the cover of this prospectus), purchasers of our Class A common stock in this offering will experience an immediate and substantial dilution of $     per share in the net tangible book value per share of Class A common stock from the initial public offering price, and our historical and pro forma net tangible book value as of June 30, 2026, would be $     per share and $     per share, respectively. See “Dilution.”

We do not presently anticipate paying cash dividends on our Class A common stock. Consequently, your only opportunity to achieve a return on your shares of Class A common stock is if the price of our Class A common stock appreciates.

While we look forward to the opportunity to pay dividends in the future, we do not presently anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Consequently, unless we revise our dividend policy and are released from the provisions in the DOE LGA that restrict the payment of dividends, your only opportunity to achieve a return on your investment in us will be if you sell your Class A common stock at a price greater than the price that you paid for it. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you pay in this offering. See “Dividend Policy.”

Future sales of our Class A common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

There will likely be additional sales and issuances of shares of Class A common stock or securities that are convertible or exchangeable therefor, whether in the case of newly issued shares and securities by us or in the case of third-party sales by large stockholders. We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.

In addition, upon the expiration or earlier waiver of the lock-up restrictions on transfers or sales of our securities following the completion of this offering, Holtec Holdings, which is entitled to exchange its Class B Interests on a one-for-one basis for shares of our Class A common stock, will not be subject to any obligation to maintain its ownership interest in us and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in us. Furthermore, Holtec Holdings will be party to a registration rights agreement, which will require us to effect the registration of any shares of Class A common stock that it beneficially owns in certain circumstances no earlier than the expiration of the lock-up period contained in the underwriting agreement entered into in connection with this offering. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Registration Rights Agreement.”

In connection with this offering, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of      shares of our Class A common stock issued or reserved for issuance under our long-term incentive plan. Subject to the satisfaction of vesting conditions, the expiration of lock-up agreements and the requirements of Rule 144, shares registered under the registration statement on Form S-8 may be made available for resale immediately in the public market without restriction.

If Holtec Holdings sells all or a substantial portion of its ownership interest in us or the Legacy Stockholders sell all or a substantial portion of their ownership interest in Holtec Holdings, it may have an adverse impact on the price of our Class A common stock at the times of the sales or as a result of the market’s desire for Holtec Holdings to continue its significant ownership.

If deemed to be in the interest of the Company, our board of directors may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock.

Our certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having the designations, preferences, limitations and relative rights, including preferences over our Class A common stock respecting dividends and distributions, that our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Class A common stock.

We expect to be a “controlled company” within the meaning of Nasdaq and Nasdaq Texas rules and, as a result, will qualify for exemptions from certain corporate governance requirements.

Because Holtec Holdings will directly or indirectly own all of our shares of Class B common stock following the offering and the Reorganization, we expect to be a controlled company as of the completion of this offering under the rules of Nasdaq and Nasdaq Texas. Under the Nasdaq and Nasdaq Texas rules, a controlled company may elect to be exempt from certain Nasdaq corporate governance requirements, including the requirements described under “Management—Controlled company exemption.” Notwithstanding certain exemptions that are available to us under the Nasdaq and Nasdaq Texas independence requirements, following the completion of this offering, we expect that our board of directors will be comprised of a majority of independent directors and that our compensation, governance and nominations committee will consist of independent directors.

We will continue to be eligible for “controlled company” exemptions as long as we remain a controlled company, and we can elect to take advantage of these exemptions in the future. Accordingly, if we ever elect to take advantage of controlled company exemptions in the future, you may not have, or be viewed by the market as having, the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq and Nasdaq Texas until we are subject to all those requirements. See “Management.”

The multi-class structure of our common stock may adversely affect the trading market for our Class A common stock.

Our multi-class structure may result in a lower or more volatile market price of our Class A common stock, adverse publicity and other adverse consequences. For example, certain stock index providers exclude or limit the ability of companies with multi-class share structures from being added to certain of their indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the multi-class structure of our common stock may make us ineligible for inclusion in certain indices and may discourage such indices from selecting us for inclusion, notwithstanding our automatic termination provision, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our Class A common stock. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, any exclusion from certain stock indices could result in less demand for our Class A common stock. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

We have broad discretion over the use of net proceeds from this offering which will be guided by our board of directors but may not be viewed by some investors as the most effective use of funds.

Our management, guided by our board of directors, will have broad discretion in the application of such net proceeds, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to control the use of the net proceeds. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our use of the net proceeds or interim investments may not yield a favorable return to our investors and may negatively impact the price of our Class A common stock.

If securities or industry analysts do not publish research reports or publish unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our Class A common stock and other securities would be negatively affected. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our Class A common stock and other securities and their trading volume to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals, as well as our expectations with respect to:

•	our business strategy and future growth prospects;

•

the development, commercialization, deployment and market acceptance of our novel and emerging technologies, including the timing, costs, technical feasibility and regulatory approval of such technologies;

•	our industry;

•	the formation, performance and expected benefits of joint ventures, strategic alliances, teaming arrangements and other collaboration agreements;

•	our future profitability, cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount, nature and timing of our capital expenditures and the impact of such expenditures on our performance;

•	the availability and terms of capital;

•	the market for spent fuel storage solutions, nuclear technologies and nuclear power generation;

•	competition and government regulations; and

•	general economic conditions.

These forward-looking statements may be accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “should,” “could,” “would,” “likely,” “future,” “budget,” “pursue,” “target,” “seek,” “objective” or similar expressions that are predictions of or indicate future events or trends that do not relate to historical matters.

The forward-looking statements in this prospectus speak only as of the date of this prospectus, or such other date as specified herein. We disclaim any obligation to update these statements unless required by law, and we caution you not to place undue reliance on them. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•	expectations regarding demand for nuclear energy and other low-carbon energy technologies in the United States and internationally;

•	public, political and regulatory perceptions of nuclear energy and radioactive materials, including the impact of accidents, incidents or catastrophic events involving nuclear facilities or materials;

•	our ability to operate nuclear power plants, manufacturing facilities and other work sites safely and in compliance with applicable nuclear, environmental, health and safety regulations;

•

the availability, performance and reliability of our manufacturing facilities, supply chains, suppliers, contractors and logistics networks, including the impact of geopolitical events, tariffs, inflation and commodity price volatility;

•	estimates and assumptions regarding decommissioning obligations and the sufficiency and investment performance of NDT funds;

•	the risk that NRC approval of NAMCO Restructuring Phase II may be delayed, conditioned or not obtained;

•	the risks and financial assurance requirements associated with owning and operating nuclear power plants, including unplanned outages, reduced output, penalties, contractual damages and other losses;

•	our ability to enter into, perform under and manage PPAs and other long-term contracts, and the performance and creditworthiness of counterparties and off-takers;

•

the development, licensing, construction, manufacturing, deployment and commercialization of our SMR-300 and other energy technologies, including the time, cost, funding requirements and technical or regulatory challenges associated with bringing such technologies to market;

•	competition in nuclear, SMR, renewable and other low-carbon energy markets, including competition from existing and emerging technologies and international competitors;

•	our ability to manage growth, scale operations, develop new technologies and successfully transition our business model over time;

•	the impact of emerging or disruptive technologies, including alternative generation technologies and nuclear fusion, on demand for our products and services;

•	risks associated with our global operations, including legal, political, economic, currency exchange, inflationary and geopolitical risks;

•	quality assurance, safety, product performance, product liability, warranty and indemnification risks, as well as the adequacy of our insurance coverage;

•

reliance on a limited number of large contracts, variability in the timing and size of contract awards and project milestones, backlog volatility, customer payment risk and contract performance obligations;

•	liquidity constraints and financial risks associated with surety bonds, letters of credit and other financial guarantees;

•	risks associated with joint ventures, strategic partners, subcontractors and third-party service providers;

•	our compliance with laws, regulations, government contracts and ethical standards, including risks related to employee misconduct;

•	our ability to compete for, perform and retain government contracts, including the impact of government termination rights and procurement regulations;

•	our dependence on key personnel, our ability to attract and retain skilled employees, labor relations and the impact of collective bargaining agreements or work stoppages;

•	our ability to operate effectively as a public company, including maintaining appropriate internal controls, systems and governance processes;

•	cybersecurity risks, data protection and privacy compliance, and risks arising from the use of AI and related technologies;

•	reputational risks and the impact of adverse publicity involving us, our leadership, our industry or the energy sector generally;

•	the impact of natural disasters, severe weather, climate change, pandemics, war, terrorism and other catastrophic or disruptive events on our operations, financial condition and access to capital; and

•	other risks and uncertainties inherent in our business.

These and other important factors that could affect our operating results and performance are described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of

this prospectus and elsewhere within this prospectus. Should one or more of the risks or uncertainties described in the documents above or in this prospectus occur, or should underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements. All such forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this section.

ORGANIZATIONAL STRUCTURE

On December 16, 2025, Holtec Nuclear was incorporated as a Delaware corporation. Prior to this offering, Holtec Nuclear had no business operations. Our business is expected to be conducted through Holtec International, its subsidiaries and entities consolidated under the variable interest model. Holtec International has been operating continuously since 1986.

Historical ownership structure

We currently conduct our business through Holtec International and its subsidiaries. Immediately before the Reorganization described below, Holtec Holdings and Holtec International Holdco were the sole members of Holtec International. Holtec Holdings is owned 100% by the Legacy Stockholders.

The Reorganization

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization”:

•

The members of Holtec International will amend and restate the Holtec International LLC Agreement whereby all of the outstanding membership interests in Holtec International will be recapitalized into Class A Interests and Class B Interests. Subject to certain limitations, the Holtec International LLC Agreement will permit Class B Interests to be exchanged for shares of Class A common stock on a one-for-one basis or, at Holtec Nuclear’s election, for cash. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Exchange right; Holtec International LLC Agreement.”

•	Holtec Nuclear will amend and restate its certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock. See “Description of Capital Stock.”

•	Holtec Holdings will transfer a % interest in Holtec International to Holtec International Holdco.

•	Holtec Nuclear will sell to the underwriters in this offering shares of our Class A common stock (assuming no exercise of the underwriters’ option to purchase additional shares).

•	Holtec Nuclear will purchase Class A Interests at a purchase price per Class A Interest equal to the initial public offering price of Class A common stock after underwriting discounts and commissions.

•

Holtec International will distribute $     in cash to Holtec Holdings and $      in cash to Holtec International Holdco. Holtec International Holdco will distribute the $      in cash received from Holtec International to Holtec Holdings.

•	Holtec Nuclear will issue to Holtec Holdings shares of Class B common stock. Holtec Nuclear will issue to Holtec International Holdco shares of Class B common stock.

•

Holtec Nuclear will enter into the Tax Receivable Agreement for the benefit of the TRA Beneficiaries, pursuant to which Holtec Nuclear will pay 85% of the amount of the net cash tax savings, if any, that Holtec Nuclear is deemed to realize as a result of (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of the Class B Interests for Class A common stock in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries, which may be increased as a result of the anticipated distribution of cash to Holtec Holdings as described under “Use of Proceeds”) that exist as of the time of this offering or may exist at the time when Class B Interests are exchanged for shares of Class A common stock and (iii) certain other tax benefits related to Holtec Nuclear entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Holtec Nuclear makes under the Tax Receivable Agreement. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

•

Upon completion of the Reorganization, Holtec Nuclear will become the sole managing member of Holtec International pursuant to the Holtec International LLC Agreement. As such, Holtec Nuclear will operate and control all of the business and affairs of Holtec International and, through Holtec International and its subsidiaries, conduct our business.

The distribution by Holtec International of $       in cash from the proceeds of the offering to Holtec Holdings, the distribution by Holtec International of $    in cash from the proceeds of the offering to Holtec International Holdco, and the distribution by Holtec International Holdco of $      in cash from the distribution received from Holtec International to Holtec Holdings, taken together, are intended to provide Holtec Holdings with the liquidity to distribute to the Legacy Stockholders the previously taxed net income of Holtec International on a tax-free basis.

NAMCO Restructuring

In early 2026, we made the strategic decision to pursue the NAMCO Restructuring, pursuant to which we will transfer certain decommissioning sites and related liabilities out of our business to DEAMCO, a subsidiary of Holtec Holdings. This restructuring is intended to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs. Following the completion of the NAMCO Restructuring, we expect to retain access to the decommissioned nuclear sites and to continue to generate decommissioning services revenues through HDI, which is expected to provide decommissioning services for these sites under long-term service agreements with DEAMCO. Given that the Palisades restart project is nearing recommencement, the Palisades site and its related assets and liabilities will not be part of the NAMCO Restructuring and will remain wholly owned by us.

Phase I

Prior to the closing of this offering, we completed the following series of transactions, which we collectively refer to as the “NAMCO Restructuring Phase I”:

•	Holtec Holdings formed a new subsidiary, DEAMCO;

•	NAMCO transferred the equity interests of the DEAMCO Facility Entities to DEAMCO;

•	The limited liability company agreements of the DEAMCO Facility Entities were amended to evidence their ownership by DEAMCO and the appointment of NAMCO as manager of the DEAMCO Facility Entities; and

•

Holtec International entered into a Control and Support Agreement, pursuant to which Holtec International continues to manage the business and affairs of the DEAMCO Facility Entities and provide ongoing corporate services and financial support with respect to certain of the DEAMCO Facility Entities’ obligations.

The following diagram reflects our simplified organizational structure immediately prior to the consummation of NAMCO Restructuring Phase I.

Holtec Holdings, Inc. (HHI)
Board of Directors
Holtec Nuclear Corporation (HNUC)
Holtec International
Palisades Energy, LLC
Nuclear Asset Management Company, LLC (NAMCO)
Holtec Decommissioning International (HDI)
Holtec Palisades, LLC
Palisades SMR, LLC
Holtec Pilgrim, LLC
Holtec Indian Point 2, LLC
Holtec Indian Point 3, LLC
Oyster Creek Environmental Protection, LLC
Holtec Big Rock Point, LLC

Phase II

Subject to receipt of required NRC and certain other regulatory approvals, which may occur after the closing of this offering, we intend to enter into the following series of transactions, which we collectively refer to as the “NAMCO Restructuring Phase II”:

•

The members of DEAMCO will amend and restate DEAMCO’s limited liability company agreement to provide for the appointment of an independent fiduciary manager with authority over specified significant decisions relating to the DEAMCO Facility Entities;

•	Holtec International and DEAMCO will terminate the Control and Support Agreement; and

•

HDI will enter into new decommissioning operator agreements with each of the DEAMCO Facility Entities, pursuant to which HDI is expected to provide NRC-licensed decommissioning services for the DEAMCO Facility Entities on arm’s-length commercial terms, which are expected to encompass the same range of decommissioning services as are currently provided under existing intracompany arrangements. See “Risk Factors—Risks related to our business—We have not yet entered into arm’s-length operator services agreements governing the decommissioning services we expect to provide to the DEAMCO Facility Entities following the completion of the NAMCO Restructuring Phase II, and there can be no assurance that such agreements will be entered into on terms favorable to us or at all.”

Completion of NAMCO Restructuring Phase II is subject to NRC and certain other regulatory approvals, including the NRC’s approval of applicable license transfers, and may be delayed, conditioned or not completed. Upon completion of NAMCO Restructuring Phase II, we expect that DEAMCO will hold the assets and liabilities associated with the DEAMCO Facility Entities, including their asset retirement obligations and environmental liabilities. As a result, we intend to deconsolidate DEAMCO and its subsidiaries from the consolidated financial statements of Holtec Nuclear and its subsidiaries.

The transactions described above are collectively referred to as the “NAMCO Restructuring.” See “Risk Factors—Risks related to our business—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

The following diagram reflects our simplified organizational structure immediately following the consummation of NAMCO Restructuring Phase II.

Post-offering holding company structure

Our post-offering holding company structure is commonly referred to as an “UP-C” structure, which is commonly used by partnerships and limited liability companies undertaking an initial public offering. The UP-C approach provides the existing owners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for the public company and economic benefits for the existing members when they ultimately exchange their pass-through interests for shares of Class A common stock. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

Holtec Nuclear will be a holding company. Following this offering, its only material assets will be Class A Interests representing approximately    % of Holtec International interests (or    % if the underwriters exercise their option to purchase additional shares of Class A common stock in full), which Holtec Nuclear will hold directly or indirectly. We will consolidate the financial results of Holtec International and will report non-controlling interests related to the interests held by the other members of Holtec International in our consolidated financial statements. The membership interests in Holtec International owned by us (directly or indirectly) will be classified as Class A Interests, and the remaining approximately    % of Holtec International interests (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full), which will continue to be held by Holtec Holdings and Holtec International Holdco, will be classified as Class B Interests. See “Prospectus Summary—Organizational structure” for a diagram that depicts our organizational structure following the completion of the Reorganization and this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

The following diagram reflects our simplified organizational structure immediately following the Reorganization, NAMCO Restructuring Phase I and the completion of this offering (assuming that the underwriters’ option to purchase additional shares of Class A common stock is not exercised and without giving effect to any shares of Class A common stock that may be purchased in the directed share program).

The Great Banyan Trust
Dr. Krishna P. Singh
Multi-Decades Trust (A Complex Irrevocable Trust)
Public Shareholders (2)
Holtec Holdings, Inc. (1)(3)(5)
Class B common stock
no economic interest and
% voting interest
Class A common stock
% economic interest and
% voting interest
Decommissioning Asset Management Company, LLC
Holtec International Holdco 1 LLC (1)(3)(5)
Class B Interests
% economic interest and
no voting interest
DEAMCO Facility Entities
Class B Interests
% economic interest and
no voting interest
Class B common stock
no economic interest and
% voting interest
Holtec Nuclear Corporation (4)
Managing Member
Class A Interests
% economic interest and
100% voting interest
Holtec International
Orrvilon LLC
Holtec Decommissioning International, LLC
U.S. Subsidiaries
Non-U.S. Subsidiaries

(1)

At the closing of this offering, (a) Holtec Holdings will own      Class B Interests of Holtec International and      shares of Class B common stock of Holtec Nuclear, and (b) Holtec International Holdco will own      Class B Interests of Holtec International and      shares of Class B common stock of Holtec Nuclear.

(2)

Each share of Class A common stock of Holtec Nuclear will be entitled to one vote and will vote together with the Class B common stock as a single class, except as provided in our amended and restated certificate of incorporation or required by law. See “Description of Capital Stock—Common Stock—Class A common stock.”

(3)

Each share of Class B common stock is entitled to 10 votes until the Sunset becomes effective and will vote together with the Class A common stock as a single class, except as provided in our amended and restated certificate of incorporation or required by law. The Class B common stock will have no economic rights in Holtec Nuclear. See “Description of Capital Stock—Common stock—Class B common stock.”

(4)

Holtec Nuclear will, directly or indirectly, own all of the Class A Interests of Holtec International after the Reorganization, which upon the completion of this offering will represent the right to receive approximately   % of the distributions made by Holtec International. While this interest represents a minority of economic interests in Holtec International, it represents 100% of the voting interests, and Holtec Nuclear (or its subsidiary) will be admitted as the sole managing member of Holtec International in connection with the Reorganization. As a result, Holtec Nuclear will operate and control all of Holtec International’s business and affairs and will be required to consolidate its financial results into Holtec Nuclear’s financial statements.

(5)

At the closing of the offering, (a) Holtec Holdings will own      shares of Class B common stock and    Class B Interests, which upon the completion of this offering will represent the right to receive approximately  % of the distributions made by Holtec International, and (b) Holtec International Holdco will own     shares of Class B common stock and Class B Interests, which upon the completion of this offering will represent the right to receive approximately % of the distributions made by Holtec International. No person will have any voting rights in Holtec International on account of the Class B Interests, except for the right to approve amendments to the Holtec International LLC Agreement that adversely affect the rights of holders of Class B Interests. However, through ownership of shares of Class B common stock, Holtec Holdings will control a majority of the voting power of the common stock of Holtec Nuclear, the sole managing member (or sole owner of the sole managing member) of Holtec International, and will therefore have indirect control over Holtec International. Class B Interests of Holtec International may be exchanged for shares of our Class A common stock or, at our election, for cash, subject to certain restrictions pursuant to the Holtec International LLC Agreement described in “Certain Relationships and Related Person Transactions— Proposed transactions with Holtec Nuclear—Exchange right; Holtec International LLC Agreement.” When a Class B Interest is exchanged for a share of our Class A common stock or, at our election, for cash, it will result in the automatic cancellation of the corresponding number of shares of our Class B common stock and, therefore, will decrease the aggregate voting power of Holtec Holdings. Any beneficial holder exchanging its Class B Interests must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for cancellation as a condition of exercising its right to exchange Class B Interests for shares of our Class A common stock or, at our election, for cash. After a Class B Interest is surrendered for exchange, it will not be available for reissuance.

Our Class A common stock

We expect    shares of our Class A common stock to be outstanding after this offering (or     shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), all of which will be sold pursuant to this offering.

The Class A common stock outstanding will represent 100% of the rights of the holders of all classes of our outstanding common stock to share in distributions from Holtec Nuclear, except for the right of Class B stockholders to receive the par value of the Class B common stock upon our liquidation, dissolution or winding up or an exchange of Class B Interests.

We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law. We are obligated to issue shares of Class A common stock (subject to the transfer and exchange restrictions set forth in the Holtec International LLC Agreement) to Holtec Holdings (or any other holder of Class B Interests) upon the exchange of any of its Class B Interests for shares of our Class A common stock on a one-for-one basis (unless we elect to satisfy such exchange for cash). When a Class B Interest is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be retired. The issuance of additional shares of Class A common stock would result in additional dilution to the holders of our Class A common stock. Holtec Holdings (or any other holder of Class B Interests) is not required to exchange or convert their Class B Interests for shares of Class A common stock at any time.

Our Class B common stock

Following the completion of this offering and the Reorganization, Holtec Holdings will directly or indirectly hold all of the shares of our outstanding Class B common stock. The Class B common stock entitles the holder to 10 votes per share until the Sunset becomes effective. Currently, the equity owners of Holtec International consist solely of the Legacy Stockholders. If at any time the ratio at which Class B Interests are exchangeable for shares of our Class A common stock changes from one-for-one, for example, as a result of conversion rate adjustments for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise provided in our amended and restated certificate of incorporation or required by law. See “Description of Capital Stock—Common stock—Class B common stock—Voting.”

After the Sunset becomes effective, each share of Class B common stock will entitle its holder to one vote per share instead of 10 votes per share. Because the Sunset may not take place for some time, it is expected that the Class B common stock will continue to entitle its holder to 10 votes per share, and such holder will continue to exercise voting control of Holtec Nuclear for the near future. See “Description of Capital Stock—Common stock—Class B common stock—Voting.”

The “Sunset” becomes effective upon the first trading day on or after the date on which Holtec Holdings and certain of its affiliates (including permitted transferees) collectively cease to maintain beneficial ownership of at least 20% of the aggregate number of shares of Class B common stock owned by them immediately after this offering. The Sunset is not triggered by the death of our founder (or any other holder of Class B common stock), or by intra-family transfers of the Class B common stock, and no conversion of the Class B common stock will be required upon such death or intra-family transfer. See “Description of Capital Stock—Common stock—Class B common stock” for more information about the terms of the Class B common stock.

Following the completion of this offering and the Reorganization, Holtec Holdings will initially have     % of the combined voting power of our common stock (or     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full). When a Class B Interest is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be canceled.

Our dual-class voting structure concentrates voting control with Holtec Holdings and may expose investors to additional risks, including reduced influence over corporate matters and potential conflicts of interest between Holtec Holdings and other investors. Our voting structure may also have anti-takeover effects, preventing a change in control transaction that stockholders might consider to be in their best interest. See “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—The dual class structure of our common stock has the effect of concentrating voting control with Holtec Holdings, and this will limit or preclude your ability to influence corporate matters.”

Registration rights

Pursuant to the Registration Rights Agreement, we will grant Holtec Holdings the right to require us to file registration statements in order to register the resales of the shares of our Class A common stock that are issuable to Holtec Holdings upon exchange of its Class B Interests. See “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Registration Rights Agreement” for a description of the timing and manner of sale limitations on resales of these shares.

USE OF PROCEEDS

We expect to receive approximately $    of net proceeds from this offering (or $    if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), based upon the assumed initial public offering price of $    per share (which is the midpoint of the price range set forth on the cover page of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to (i) purchase    Class A Interests from Holtec International at a per interest purchase price equal to the per share price paid by the underwriters for our Class A common stock in this offering and (ii) cause Holtec International to use the net proceeds (a) to distribute $    in cash to Holtec Holdings and $     in cash to Holtec International Holdco, and (b) for general corporate purposes, which may include accelerating SMR-300 licensing, deployment and manufacturing capacity, furthering commercialization of our Holtec Green Boiler and HI-THERM HCSP innovations and expanding our product and services offerings in emerging areas such as cybersecurity and national defense programs.

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 change in the assumed initial public offering price of $    per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would cause the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, to change by approximately $     , assuming no change to the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus. Similarly, an increase (decrease) of one million shares of Class A common stock sold in this offering by us would increase (decrease) our net proceeds by $    , assuming the initial public offering price of $    per share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Any such increase or decrease in the net proceeds would result in a corresponding increase or decrease in the amount of net proceeds retained by Holtec International for general corporate purposes and would not impact the amount of cash distributed to Holtec Holdings.

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends, restrictions in any future debt agreements and other factors our board of directors may deem relevant. See “Risk Factors—Risks related to our corporate structure, tax matters, our Class A common stock and this offering—Future sales of our Class A common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.”

Following this offering and subject to funds being legally available, we intend to cause Holtec International to make pro rata distributions to Holtec Holdings, Holtec International Holdco and us in an amount at least sufficient to allow us and Holtec Holdings to pay all applicable taxes, to make payments under the Tax Receivable Agreement that we will enter into with Holtec Holdings and to pay our corporate and other overhead expenses.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of June 30, 2026 of (i) Holtec International on a historical basis and (ii) Holtec Nuclear on a pro forma basis to give effect to NAMCO Restructuring Phase I and the Reorganization, and the issuance and sale of shares of Class A common stock in this offering at an initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus), after (a) deducting the underwriting discounts and commissions and estimated offering expenses payable by us and (b) the application of the proceeds from this offering, as described under “Use of Proceeds.”

The table below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements appearing elsewhere in this prospectus.

	As of June 30, 2026
	Historical Holtec International	Pro Forma Holtec Nuclear
	(Dollars in thousands, except par values and share counts)
Cash and cash equivalents	$27,413	$

Long-term debt, including current portions:	$1,057,056	$

Stockholders’ equity:
Common stock, $0.01 par value	$12	$
Retained earnings
Class A common stock (no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Class B common stock (no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Additional paid-in capital	15,046
Total members’ / stockholders’ equity	$2,464,054	$

Total capitalization	$3,521,110	$

The information presented above assumes no exercise of the underwriters’ option to purchase additional shares from us. The table does not reflect      shares of common stock reserved for issuance under our 2026 Plan and ESPP, which we plan to adopt in connection with this offering.

DILUTION

Purchasers of the Class A common stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Class A common stock for accounting purposes. Our pro forma net tangible book value as of June 30, 2026 was approximately $    , or $    per share of Class A common stock. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities) by the total number of shares of Class A common stock that would have been outstanding immediately prior to the closing of this offering after giving effect to the Reorganization transactions other than this offering and the application of the net proceeds therefrom (assuming the exchange of all Class B Interests outstanding immediately following the completion of the Reorganization and this offering for shares of our Class A common stock on a one-for-one basis as if such interests were immediately exchangeable).

(in thousands)
Pro forma tangible assets	$
Pro forma liabilities
Pro forma net tangible book value after this offering
Less:
Proceeds from offering net of underwriting discounts
Offering expenses

Pro forma net tangible book value as of June 30, 2026	$

After giving effect to: (i) the Reorganization; (ii) the sale of    shares of Class A common stock in this offering at an initial public offering price of $    per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming the exchange of all Class B Interests outstanding immediately following the completion of the Reorganization and this offering for shares of our Class A common stock as if such interests were immediately exchangeable; and (iii) the application of such net proceeds as described in the section entitled “Use of Proceeds,” our pro forma net tangible book value as of June 30, 2026 would have been approximately $    , or $    per share. This represents an immediate increase in pro forma net tangible book value of $     per share to Holtec Holdings and an immediate dilution (i.e., the difference between the offering price and the pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $    per share.

The following table illustrates the per share dilution to new investors purchasing shares of Class A common stock in this offering:

Initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2026	$
Increase in pro forma net tangible book value per share attributable to new investors in this offering

Pro forma net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering(1)		$

(1)

If the initial public offering price were to increase or decrease by $1.00 per share, then dilution in pro forma net tangible book value per share to new investors in this offering would equal $     or $     , respectively.

The following table summarizes, on the same pro forma basis as of June 30, 2026, the total number of shares of Class A common stock owned by Holtec Holdings and to be owned by new investors, the total consideration paid, and the average price per share paid by Holtec Holdings and to be paid by new investors in this offering, assuming the exchange of all Class B Interests outstanding immediately following the completion of the Reorganization and this offering for shares of our Class A common stock on a one-for-one basis as if such interests were immediately exchangeable.

	Shares Acquired(1)		Total Consideration(2)		Average Price Per Share
	Number	Percent	Amount	Percent
Holtec Holdings		%		$(3)%	$
New investors in this offering		%		%	$

Total		100.0%	$	100.0%	$

(1)

If the underwriters exercise their option to purchase additional shares in full, Holtec Holdings would own approximately  % and our new investors in this offering would own approximately  % of the total number of shares of our Class A common stock outstanding after this offering.

(2)	If the underwriters exercise their option to purchase additional shares in full, the total consideration paid by our new investors would be approximately $ (or %).
(3)	Past contributions of Holtec Holdings (and the Legacy Stockholders) not included.

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase or decrease in the assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $     and increase or decrease the percent of total consideration paid by new investors by %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the underwriting discount and estimated offering expenses payable by us.

Except as otherwise indicated, the above discussion and tables assume (i) no exercise of the underwriters’ option to purchase additional shares and (ii) no purchase of shares of Class A common stock by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program. In addition, to the extent we issue any additional stock options or any stock options are exercised, or we issue any other securities or convertible debt in the future, investors participating in this offering may experience further dilution.

Except as otherwise indicated, the above discussion and tables are based on shares of our Class A common stock outstanding as of     , and excludes      shares of Class A common stock initially reserved for issuance under our 2026 Plan and ESPP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our historical performance, financial condition and future prospects in conjunction with the financial statements and related notes included elsewhere in this prospectus. The information provided below supplements but does not form part of our historical financial statements. This discussion includes forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results and the timing of events could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be under control of management. For further information on items that could impact our future operating performance or financial condition, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements, except as required by applicable law.

Unless otherwise indicated, the historical financial information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects only the historical financial results of Holtec International, our accounting predecessor, and does not give effect to the transactions described in the section titled “Organizational Structure.”

Company overview

Holtec is a U.S.-headquartered, multinational technology company specializing in the energy sector, with its principal focus on nuclear power generation and an expanding presence in adjacent clean energy generation solutions and long-duration energy storage. Our founder, Dr. Krishna P. Singh, a widely recognized inventor and entrepreneur, has led the Company since its inception in 1986. We believe that our leading position in multiple sectors of the nuclear power industry has been facilitated by our sustained development of innovative technologies, covered by 203 granted patents worldwide, that help protect our intellectual property from unauthorized appropriation by others as well as other confidentially held intellectual property. Our innovative solutions extend across a full spectrum of disciplines applicable to nuclear power plants, including design, engineering validations, licensing, manufacturing, site construction, commissioning, operations and decommissioning. We provide SSCs and specialty services to the nuclear power industry for our global clients, many of whom are Fortune 500 companies and among the largest in their respective countries. As a vertically integrated, turnkey nuclear technology company, we deliver our goods and services to our customers while maintaining control of all key elements of product delivery, which we believe makes us uniquely positioned to address the growing needs of the global nuclear market.

We believe that we are the only company in North America that provides a broad range of SSCs and specialty services to the nuclear power industry, is licensed to operate a nuclear reactor, and has the distinction of pioneering the restart of a shuttered nuclear plant, a milestone previously viewed by many as unattainable in the United States. We operate on five continents through 13 operation centers and have a client base that includes more than 150 commercial nuclear reactors as of June 30, 2026.

Our full product portfolio is broad, premised on a combination of our existing mature product lines and new or maturing technologies that are future-focused or nascent in their state of development. Our mature product offerings include high-density racks for wet storage of spent fuel, high-capacity dry storage and transport systems for used nuclear fuel and high-level waste, air-cooled condensers, and advanced heat exchangers. Our SMR-300 reactor is, as of the date of this prospectus, a technically developed design that we believe could be among the first SMRs to be commissioned in the United States. Our Holtec Green Boiler, which is an innovative, high-capacity, long-duration thermal energy storage system, and our HI-THERM HCSP, our hybrid solar energy capture system, are both nascent technologies that could drive significant long-term growth opportunities. While our current business and projected future growth are not dependent on the commercial success of these technologies, we expect they will provide incremental growth opportunities through our sales efforts and licensing arrangements with Holtec Asia. We also provide specialized solutions to the DOE and the DOD through our Holtec Government Services business unit, while Holtec Security International (HSI) delivers integrated security and cybersecurity solutions for critical infrastructure and data centers. We believe that our extensive footprint in the area of supply of critically important equipment and systems for Russian-origin nuclear reactors will make us an attractive partner for countries that may be wary of reliance on Russian supply chains.

Recent trends and outlook

Electricity demand has increased in recent years and is projected to continue to grow globally and in the United States, driven in significant part by the expansion of data centers supporting artificial intelligence and cloud computing, as well as increased industrial activity and onshoring. Growth in large-scale data center and industrial load has placed increasing pressure on existing grid infrastructure and has underscored the need for additional reliable, dispatchable baseload generation. Nuclear energy provides baseload generation capable of meeting the requirements of large-load customers, including data center operators, and has re-emerged as a focus of national and global energy policy in response to rising demand and grid reliability considerations.

In the United States, the nuclear generation fleet is largely mature, with approximately 97 GW of capacity from 94 operational reactors. In the near term, opportunities for incremental nuclear capacity are expected to arise primarily through relicensing, power uprates, life extensions and restarts of previously shuttered nuclear facilities, rather than through new greenfield construction. According to the Nuclear Energy Institute’s 2025 survey, a significant majority of U.S. nuclear sites are planning or considering power uprates, representing more than 5 GW of potential additional capacity. These activities are expected to increase plant output and extend operating lives, which in turn increases demand for associated services, upgrades and equipment.

The continued operation and life extension of the existing nuclear fleet drive ongoing demand for nuclear services, including maintenance, upgrades, refurbishment and component replacement throughout a plant’s operating life. Increasing plant output, restarting idle reactors and renewing operating licenses are identified as near-term drivers of nuclear services demand. The total U.S. nuclear services market is currently estimated at approximately $20 billion annually, and the international market is expected to be larger given the scale of the global nuclear fleet. These conditions support a substantial and recurring market for nuclear services and equipment supply.

In addition, the nuclear market continues to evolve as market participants and policymakers evaluate pathways to expand generation capacity and enhance grid reliability. Small modular reactors are expected to play a meaningful role in the expansion of nuclear capacity by offering scalable deployment, reduced land and infrastructure requirements and shorter construction timelines compared to traditional large-scale reactors. Recent public announcements by utilities and large commercial customers indicate increasing market acceptance of long-term off-take arrangements to secure nuclear generation. Separately, the increasing penetration of intermittent generation sources has contributed to interest in long-duration energy storage solutions designed to support grid stability and load balancing, including technologies capable of providing multi-day storage as part of future power system planning.

These industry trends have influenced, and are likely to continue to influence, activity levels and demand in the markets we serve, including nuclear services, SNF management and power generation. Holtec’s full nuclear lifecycle capabilities, long-standing relationships with power generators, and decades of experience executing complex projects within demanding regulatory frameworks worldwide enable us to capitalize on these trends. As these dynamics accelerate, we believe Holtec is well positioned to convert expanding global demand into sustained market leadership and revenue growth over the near and medium term.

Our business model

We operate a vertically integrated business model that enables us to deliver comprehensive, turnkey solutions across the entire lifecycle of nuclear and clean energy projects. By maintaining in-house capabilities for design, engineering, licensing, manufacturing, construction and commissioning, we exercise direct control over quality, cost and schedule, which is intended to improve project execution and client satisfaction. This single-responsibility approach distinguishes us from our industry peers, as clients benefit from a streamlined process with a single point of accountability, reduced risk of delays or cost overruns, and improved project outcomes. To strengthen and enrich our in-house construction capability, we have entered into a teaming agreement with Hyundai E&C, an experienced international constructor of nuclear power plants, under which we will collaborate on construction and related services in support of SMR-300 delivery projects.

A core element of our business model is our significant investment in advanced manufacturing infrastructure. We operate three major manufacturing plants in the United States, all equipped with advanced robotics, automation, and digital quality assurance systems. These facilities produce a wide range of critical SSCs for the nuclear, renewable, and industrial power sectors, including spent fuel storage systems, heat exchangers, air-cooled condensers, and components for the SMR-300. By controlling our own supply chain, working with a network of qualified nuclear suppliers and leveraging proprietary manufacturing processes, we are able to maintain high productivity as well as product quality, and achieve cost competitiveness in global markets.

Another key element of our business model is our Corporate Engineering Center, which supports our research and development activities and contributes to our ongoing innovation efforts. We hold 203 granted patents worldwide with intellectual property rights secured in relevant countries, many of which have had a transformative impact across multiple segments of the nuclear industry, including underground storage of used nuclear fuel, forced helium dehydrators and highly efficient neutron absorbers, including Metamic and Metamic-HT neutron absorbers, to name a few.

Finally, our business practice is to target to have at least two (preferably three) suppliers for all key products and services. Supplier redundancy is designed to protect us from disruption at any supplier adversely impacting our operations.

NAMCO Restructuring and Expected Deconsolidation of DEAMCO

In early 2026, we initiated NAMCO Restructuring Phase I in which certain NAMCO Facility Entities were transferred to DEAMCO, a subsidiary of Holtec Holdings, Inc. Each of the DEAMCO Facility Entities is presently managed by NAMCO. This restructuring is intended to implement a services-based decommissioning model while reducing direct exposure to long-term decommissioning cost uncertainties. Notwithstanding the foregoing, the DEAMCO Facility Entities continue to be consolidated in the Company’s financial statements. Deconsolidation of the DEAMCO Facility Entities is expected to occur in NAMCO Restructuring Phase II upon receipt of applicable NRC and certain other regulatory approvals and the implementation of certain support arrangements through DEAMCO. We will continue to own and operate the Palisades facility, manage the Palisades decommissioning trust and hold the direct exposure associated with Palisades long-term decommissioning cost uncertainties after the completion of NAMCO Restructuring. For additional information, see “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

As a result, our future financial results are expected to reflect the removal of decommissioning related assets and liabilities associated with the DEAMCO Facility Entities, including asset retirement obligation liabilities, settlements and measurement gains and nuclear decommissioning trust funds assets and the associated other income and expenses recognized for each trust.

After completion of Restructuring Phase II, the recognition of service based revenues and associated costs for work performed by HDI, our wholly owned subsidiary, for DEAMCO is expected to affect the comparability of our results of operations across periods. In particular, we expect our revenue to increase as a result of recognition of the decommissioning service revenue under long-term service agreements with DEAMCO. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Holtec’s operating segments

We operate through two segments, which we also refer to as “Enterprise Units,” each of which is described below. The performance of our Enterprise Units is subject to regular oversight by our board of directors. All of our customer-facing businesses, products and services, other than the Palisades restart operations, are included in our NPD segment.

Nuclear power division (NPD)

NPD operates as our largest and most mature business segment, serving as the backbone of our global nuclear operations. NPD’s main activities include the design, engineering, licensing, procurement, manufacturing, installation and commissioning of high-density spent fuel storage racks, dry storage and transport systems, and ancillary equipment for both operating and decommissioned nuclear power plants. This Enterprise Unit also encompasses our decommissioning operations and Energetics, our in-house SMR-300 development platform. By maintaining and continuously exercising in-house capabilities across all critical functions, we have successfully fostered a culture of stringent quality control, regulatory-compliant quality assurance, cost efficiency, and schedule reliability, with a clearly defined single point of accountability for our clients, which we view as necessary in executing complex, safety-critical projects.

A key revenue driver for NPD is our significant market share in both dry and wet spent nuclear fuel storage solutions, achieving more than 90% of the U.S. market in wet spent fuel storage and supplying approximately 75% of the U.S. dry spent fuel storage market, with 73 nuclear power plants using our dry storage products internationally as of June 30, 2026. In addition to our reported backlog from long-term contracts, there are several customer contracts that expire in the near term, particularly in dry storage, where we have historically realized high renewal rates. As of June 30, 2026, we believe that no customer has switched away from our dry storage solution, and assuming these contracts with existing clients are renewed in line with past experience, our backlog is expected to increase by more than $2.5 billion, of which $0.5 billion is expected to be recognized over the next 5 years. In addition, we expect our pipeline of new clients from market capture within the current global operating fleet and the growth from new builds will continue to add to our backlog. However, there can be no assurance that any of these contracts will be renewed on the terms we expect, terms otherwise favorable to us or at all. In addition, even if renewed, we may not realize revenue from such contracts on the timeline we expect or at all. See “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.” NPD’s product lines, such as the HI-STORM and HI-STAR systems, are protected by a substantial portfolio of patents and proprietary technologies, supporting our market-leading position and providing recurring revenue from long-term, life-of-plant contracts.

In addition to our storage and transport offerings, we provide engineering consulting, regulatory support, site construction, and global site services through NPD, further diversifying our revenue streams. NPD is also positioned for future growth through its involvement in the development and supply of components for our SMR-300 program, as well as the anticipated ramp-up of the HI-STORE Consolidated Interim Storage Facility (CISF), subject to federal policy enabling centralized storage of used nuclear fuel in the United States. Beyond our SMR technology, we believe NPD is well positioned to take advantage of the growth in deployment of other nuclear reactor technologies, including Westinghouse’s AP1000 and several Generation III+ and Generation IV SMR technologies, as we hold strategic agreements to design and fabricate components for such reactors. As a supplier to other reactor developers, we are agnostic to their reactor type, serving as Original Equipment Manufacturer (OEM) to them and OEM plus developer to others where business imperatives so dictate, with added credentials and capabilities to also serve as the plant operator when required. Our deep experience in international operations, with presences in the United Kingdom, Europe, Brazil, Ukraine, Mexico, Taiwan, South

Africa, the Middle East and other markets, also allows us to adapt to local regulatory requirements and pursue opportunities in emerging nuclear markets.

Within NPD, our decommissioning operations have historically been structured around a vertically integrated, full-scope business model that addresses the entire lifecycle of nuclear plant decommissioning. Unlike traditional models in which the original utility or a third-party contractor manages the process, in 2018 we led the industry in pioneering an “acquire the plant and decommission” approach. Under this model, we obtained ownership of retired nuclear facilities, including their licenses and NDT funds, and assumed direct responsibility for all regulatory, operational, public safety and financial aspects of the decommissioning process. The strategic decision to acquire retiring nuclear sites has positioned us to deploy our SMR-300 plants at certain pre-qualified sites in the future, an opportunity we do not believe is presently available to our competitors. Because decommissioning activities are closely integrated with several functions within NPD, we report the financial performance of HDI as a part of NPD in our financial statements. Following the completion of the NAMCO Restructuring, we expect to continue providing decommissioning services to the DEAMCO Facility Entities through HDI under arm’s length contractual arrangements as well as pursuing new business opportunities in the commercial and government decommissioning sector. Ownership for the DEAMCO Facility Entities will reside with DEAMCO, an affiliate of Holtec Holdings. This structure is intended to support a service-based delivery model for decommissioning activities. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Another key product line of NPD is our SMR-300 technology, which is the centerpiece of our SMR technology development effort and reflects significant research and development investment underway since 2011. NPD is responsible for executing the full life cycle of engineering, procurement and construction of SMR-300 plants, in collaboration with Hyundai E&C and other strategic supply chain partners. NPD will generate revenue from the SMR-300 product line through its sale of SMR-300 plants, receiving milestone payments for advancement of key licensing, procurement, construction and commissioning milestones throughout the project period. Our target clients for SMR-300 plant sales are utilities, cooperatives and well-capitalized project developers that can own and finance SMR-300 construction.

In addition, NPD will deliver SMR-300 plants to our in-house, fully integrated project development platform, Energetics. We established Energetics as a new wholly owned subsidiary to develop SMR-300 projects globally, starting with the Pioneer One and Pioneer Two projects at our Palisades site in Michigan. Energetics leads planning, siting, financing, off-take structuring, capital structuring and equity sell-downs of SMR-300 projects. In addition to the Pioneer One and Pioneer Two projects at Palisades, we plan to develop SMR-300 projects at the Oyster Creek site we own in New Jersey, and other domestic and international projects with utilities, strategic partners, government entities and data center developers through co-development arrangements. Our nuclear asset ownership experience, spent fuel and waste management solutions, qualified nuclear operating program and decommissioning capacity enable Energetics to offer a broad spectrum of solutions to clients that seek the benefits of nuclear power without the highly specialized expertise required for its deployment. These same capabilities are also essential to offer Develop-to-Deploy projects to nuclear utilities. We expect that Energetics will (i) generate revenue through the development and monetization of projects, including through equity recapitalizations and partial asset sales at defined project de-risking milestones, and (ii) generate long-term recurring revenue from electricity sales and capacity payments from operating facilities under contracted off-take arrangements.

A key feature of the Energetics business is our focus on fleet deployment and standardization. By developing a pipeline of projects, beginning with the anticipated first dual-unit SMR-300 installation at the Palisades site in Michigan, we aim to drive down costs, accelerate project timelines, and deliver safe, consistent, and high-quality outcomes across multiple sites. Our global reach is supported by our network of utility clients, regional operation centers and strategic partnerships, enabling Energetics to access new markets, comply with local regulations, and adapt to diverse customer requirements. Through this model, we believe that we are positioned to become a leading provider of next-generation nuclear power, supporting the global transition to clean, reliable, and scalable energy.

Likewise, we expect our SMR, LLC business unit, at present a research and development cost center, will become an Enterprise Unit after it begins to receive contracts to provide licensing services and provide safety-significant nuclear equipment to the SMR-300 projects that will be executed by the future Energetics Enterprise Unit.

While Energetics and our SMR-300 program remain in the developmental stage, we report the financial performance of Energetics as a part of NPD in our financial statements.

Palisades

We are on track to restart the Palisades Nuclear Power Plant in Covert, Michigan in 2026 under the supervision of the NRC and INPO. The restart of Palisades embodies our ambitious and historic initiative to return Palisades to commercial operation following its permanent shutdown in May 2022. We believe this project represents the first-ever restart in the United States of a previously shuttered nuclear facility, making Palisades a national and industry milestone. After acquiring the plant and its assets, we undertook a comprehensive program of inspections, maintenance, equipment upgrades, and regulatory compliance activities designed to support a safe and reliable restart. We received the necessary NRC approvals to complete the restart on an accelerated timeline, and we have been recertified as a nuclear plant operator by INPO, which enables us to return the plant to operation. Our INPO credentials and WANO pre-startup peer review, each received in connection with the Palisades restart, support our ability to provide reactor operation services to our prospective SMR-300 nuclear plant owners internationally, where comparable capabilities have been offered by foreign state-owned reactor suppliers.

On August 25, 2025, the Palisades Power Plant in Covert, Michigan, officially transitioned from decommissioning status to operation status for regulatory purposes under the oversight of the NRC, following the agency’s July 2025 approval of the Company’s licensing package. We expect Palisades to be the first nuclear facility in the United States to move from decommissioning back to commercial power operation status upon completion of the remaining restart steps. While authorized to receive nuclear fuel and complete restart preparations, final power operations are subject to compliance with applicable Technical Specifications and regulatory requirements. The plant’s Emergency Response Organization is fully activated, and extensive maintenance, inspections, and testing are underway as part of the restart process.

Financially, the Palisades restart has been supported by a combination of federal and state funding, including the DOE LGA Facility and a $300 million grant from the State of Michigan, as well as our own capital investment. We have entered into PPAs with regional electric cooperatives with an initial term of 28 years, providing predictable revenue streams and supporting the plant’s economic viability. We are actively pursuing additional SMR-300 opportunities at the Palisades to support the increasing demand for clean energy in Michigan.

How we generate revenue

Historically, the Company’s revenues have been primarily generated by NPD. In 2026, the Company will begin generating revenue from Palisades. The current and future sources of our revenue are described below.

NPD revenue

Construction-type revenue

NPD generates construction-type revenues from contracts to design and manufacture spent fuel management systems and heat exchange systems, including dry cask and wet fuel storage systems. These systems are custom-designed to meet customer-specific operational and regulatory requirements. Construction contracts typically contain a single performance obligation for construction services arrangements with terms ranging from one year to multiple decades.

Site service revenue

NPD also generates recurring revenues from site services associated with the removal, on-site transportation, loading, and on-site storage of spent nuclear fuel. Customers typically contract for an integrated spent fuel waste management service, and the Company accounts for these activities as a single performance obligation. These arrangements generally have terms ranging from five years to multiple decades, reflecting the anticipated operating life and post-shutdown needs of the customer’s nuclear facility.

Decommissioning revenue

NPD generates revenues from site services associated with the removal, storage, monitoring, security, management of spent fuel, and other decommissioning-related services at decommissioning sites. Historically, the spent fuel-related services are reimbursed by the DOE as a result of the DOE’s failure to remove and securely store spent nuclear fuel under the standard contract for the disposal of spent nuclear fuel entered into pursuant to the Nuclear Waste Policy Act of 1982 (the “Standard Contract”).

Historically, the Company has been entitled to claim compensation from the DOE for costs incurred for services performed, either pursuant to a settlement agreement, as in the case of the Oyster Creek decommissioning site, or through claims related to the DOE’s ongoing breach of its obligations under the Standard Contract at other decommissioning sites. This is a standard practice in the nuclear energy industry for sites that have not reached a settlement agreement with DOE. The right to pursue such claims has been assigned to the Company pursuant to the applicable asset sale and purchase agreements or equity purchase and sale agreements with the prior site owners. Following the completion of the NAMCO Restructuring, the DEAMCO Facility Entities will be responsible for managing the spent fuel litigation claims from the DOE for the DEAMCO Facility Entities.

The Company has determined that decommissioning arrangements generally contain a single performance obligation because the promised activities for site services are highly interrelated and, in combination, represent an integrated service of managing and safeguarding spent fuel on behalf of the DOE. The Company recognized revenue for this performance obligation over time using a cost incurred input measure of progress and expects to continue structuring service contracts to all customers, including DEAMCO, consistent with this established methodology.

Decommissioning site service revenues relate to spent fuel management costs and services that are attributable to the DOE’s failure to begin accepting SNF as required. SNF services are incremental reimbursable services separate from the Company’s asset retirement obligations. The Company recognizes these amounts as revenues and direct operating costs over time based on an input method that uses costs incurred to measure progress in exchange for consideration that the Company expects to recover from the DOE.

The Company includes amounts in revenue only to the extent it is probable that a significant reversal will not occur. The allowance for cost adjustments represents management’s estimate of consideration related to spent fuel management costs and services that is constrained under ASC 606-10-32-11 through 32-13 and therefore not expected to be recovered from the DOE. The allowance is reflected as a reduction of decommissioning site service revenues and is evaluated each reporting period based on the Company’s assessment, which includes an evaluation of the DOE’s contractual obligations under the NWPA, evaluation of claim supportability, documentation, applicable settlement terms (for Oyster Creek), relevant legal/contractual considerations, and historical DOE precedent on recoveries, as applicable.

Following the NAMCO Restructuring, we expect to continue providing decommissioning services to the DEAMCO Facility Entities through HDI under arm’s-length contractual arrangements, which will lead to revenue generation for HDI that, historically, would not have been reflected in our consolidated financial statements due to the consolidation of our financial results. HDI also provides decommissioning and related services to third-party customers in the commercial and government sectors, and we expect to continue pursuing additional decommissioning opportunities beyond the DEAMCO Facility Entities. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Engineering and consulting service revenue

NPD generates revenues from engineering and consulting service contracts that provide design, safety, civil engineering, deactivation consulting, and other advisory services to customers in the energy generation industry. These services are provided pursuant to service contracts with terms generally ranging from less than one year to five years.

Variable consideration

The Company’s construction and site service contracts are fixed price. The Company’s decommissioning revenues may include variable consideration, primarily related to reimbursement of certain qualifying costs that are subject to DOE review, audit, allowability determinations, and final approval. The Company estimates variable consideration using the expected value method and recognizes revenue only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.

Following the NAMCO Restructuring, we expect DEAMCO to be responsible for pursuing DOE reimbursement claims related to the DEAMCO Facility Entities. As a result, our decommissioning revenues are expected to be generated primarily through contractual service arrangements with DEAMCO that will reduce our direct exposure to variable consideration associated with DOE reimbursements.

Contract modifications

Contract modifications are generally executed through change orders and typically result from customer-directed changes in scope, sequencing, or timing of work. Because the Company’s arrangements generally comprise integrated services accounted for as a single performance obligation, most modifications do not add distinct goods or services and are accounted for as part of the existing contract. Accordingly, changes in the transaction price and/or measure of progress are recognized on a cumulative catch-up basis. Modifications are accounted for as a separate contract only when additional distinct goods or services are added at their standalone selling prices.

Palisades revenue

PPAs

Palisades is expected to generate revenue from the sale of electricity pursuant to PPAs. The Palisades plant has approximately 800 MW of capacity. All of the plant’s generating capacity is contracted under fixed-price long-term PPAs. Under these agreements, revenues are not expected to be subject to market price fluctuations in the MISO wholesale power markets.

Grant

We recognize grant benefits when there is reasonable assurance that we will comply with the applicable conditions of the grant agreements and that the funds will be received. Grant funding related to the Palisades facility is recognized as income over the facility’s estimated useful life. To the extent that grant proceeds reimburse operating expenses reflected in the Consolidated Statements of Operations, we recognize the related income in the period in which the underlying expenses are incurred.

How we evaluate our operations

We use a variety of financial and operational metrics to assess the performance of our business. These metrics help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The key metrics we use to evaluate our business are provided below.

GAAP financial measures

Revenue

Revenue is a key measure used by our management to help us analyze our financial results, establish budget and operational goals for managing our business, evaluate our performance, and make strategic decisions.

Income (loss) from operations

Income (loss) from operations is a key measure used by our management to help us assess our business performance, monitor cost control and operating efficiency, set budget and operational objectives, evaluate our results, and make strategic decisions.

Income (loss) from operations is our income from operations, which includes revenue and income related to retirement of asset retirement obligations, less our operating expenses, which include direct operating costs, selling, general, and administrative expenses, and accretion of asset retirement obligations.

Non-GAAP financial measures

We present non-GAAP financial measures because we believe they provide useful information to investors regarding our operating performance and underlying business trends. These measures assist with period-to-period comparisons of our operating results and, in certain cases, facilitate comparisons with other companies in our industry. We also use non-GAAP financial measures internally to evaluate operating performance and to inform resource allocation and strategic planning decisions. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP measures and may differ from similarly titled measures used by other companies. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are provided below.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are key measures used by our management to help us analyze our financial results, establish budget and operational goals for managing our business, evaluate our performance, and make strategic decisions. We define EBITDA as our net income excluding: depreciation and amortization; interest expense; and income tax expense. We define EBITDA Margin as EBITDA divided by revenue.

For the six months ended June 30, 2026, EBITDA Margin is elevated due to non-operating ARO gains and investment income as well as the depreciation of the restart of the plant at Palisades. The table below presents a reconciliation of net income and net income margin, the most directly comparable GAAP financial measures, to EBITDA and EBITDA Margin, respectively.

	Six Months Ended June 30,
	2026	2025
Dollars in Thousands, except percentages
Net income	205,640	139,079
Interest expense	7,006	1,064
Income taxes	42,299	25,474
Depreciation and amortization	47,316	8,361

EBITDA	302,261	173,978
Net Income Margin	76%	49%
EBITDA Margin	112%	61%

The table below presents a reconciliation of net income and net income margin for the full years ended 2025 and 2024, to EBITDA and EBITDA Margin, respectively.

	Year ended December 31,
	2025	2024
Dollars in Thousands, except percentages
Net income	386,568	595,780
Interest expense	3,377	5,714
Income taxes	84,464	83,638
Depreciation and amortization	23,359	13,158

EBITDA	497,768	698,290
Net Income Margin	67%	78%
EBITDA Margin	86%	91%

Operational measure

Backlog (Long-term contracts)

Backlog represents the dollar amount of revenue we expect to recognize in the future from signed contracts with customers.

	As of June 30,	As of December 31,
	2026	2025	2024
Dollars in Thousands
NPD
Remaining amounts to earn	$10,566,625	$10,937,981	$10,528,592
Amounts expected to earn over next 12 months	391,294	438,277	471,739
Amount expected to earn beyond next 12 months	10,175,331	10,499,704	10,056,853
Palisades
Remaining amounts to earn	$10,218,690	$10,385,412	$10,385,412
Amounts expected to earn over next 12 months	183,211	186,248	—
Amount expected to earn beyond next 12 months	10,035,479	10,199,164	10,385,412

Following the completion of the NAMCO Restructuring upon receipt of NRC and certain other regulatory approvals, the additional total backlog to be recognized for services to be performed for the DEAMCO Facility Entities is expected to be greater than $2.4 billion.

The decrease in NPD backlog from December 2025 is primarily attributable to a change in planning under a long-term contract and is expected to be reinstated or extended under an amendment in the future. The decrease in Palisades backlog from December 2025 is primarily attributable to an adjustment in the timing of the Palisades restart.

See “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings” and “—We have not yet entered into arm’s length operator services agreements governing the decommissioning services we expect to provide to the DEAMCO Facility Entities following the completion of NAMCO Restructuring Phase II, and there can be no assurance that such agreements will be entered into on terms favorable to us or at all.”

Factors affecting the comparability of our financial results

Impact of the reorganization

Following the completion of this offering, we will be a corporation for U.S. federal and state income tax purposes. Our accounting predecessor, Holtec International, is treated as a flow-through entity for U.S. federal income tax purposes and, as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, unless otherwise specified, the historical results of operations and other financial information set forth in this prospectus do not include any provision for U.S. federal income tax. The Reorganization will be accounted for as a reorganization of entities under common control. As a result, our consolidated financial statements will recognize the assets and liabilities received in the Reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Holtec International. In addition, in connection with the Reorganization and this offering, we will enter into the Tax Receivable Agreement pursuant to which we will be required to pay the TRA Beneficiaries 85% of the net cash savings, if any, that we are deemed to realize as a result of our utilization of certain tax benefits described under “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

NAMCO Restructuring

As described above, ownership of the DEAMCO Facility Entities was recently transferred from NAMCO to DEAMCO, a direct subsidiary of Holtec Holdings. Each of the DEAMCO Facility Entities is presently managed by NAMCO. Notwithstanding the foregoing, the DEAMCO Facility Entities continue to be consolidated in the Company’s financial statements. Deconsolidation of the DEAMCO Facility Entities is expected to occur in NAMCO Restructuring Phase II only upon receipt of applicable NRC and certain other regulatory approvals and the implementation of certain support arrangements through DEAMCO. Any such deconsolidation would be reflected in the Company’s future consolidated financial statements. We will continue to own and operate the Palisades facility, manage the Palisades decommissioning trust and hold the direct exposure associated with Palisades long-term decommissioning liabilities after the completion of the NAMCO Restructuring.

The NAMCO Restructuring is intended to shift our role in decommissioning activities from asset ownership to a service-based model. Following implementation of this new structure, DEAMCO is expected to bear responsibility for the DEAMCO Facility Entities, including their respective NDTs and AROs. We expect that the Company will continue to generate decommissioning site services revenue through arm’s length contractual service arrangements with DEAMCO.

The proposed structure, when implemented, will affect the comparability of our financial results between periods. Historically, our financial statements reflected the economic effects of decommissioning asset ownership, including AROs, NDT fund performance, and related accounting impacts. Following the implementation of the proposed structure, our results are expected to reflect service-based revenues and operating costs, with reduced direct exposure to decommissioning-related cost uncertainties and NDT investment-related volatility.

Although we do not expect to bear primary economic responsibility for decommissioning activities under the new structure, our revenues from decommissioning services are expected to depend on the scope and timing of work authorized by DEAMCO, as well as the availability and performance of the NDT funds. As a result, our operating results may continue to be indirectly affected by market conditions and regulatory factors impacting such NDT funds.

Public company expenses

We expect to incur additional recurring administrative expenses as a result of becoming a publicly traded corporation that we have not previously incurred, including costs associated with SEC reporting and compliance requirements, annual and quarterly reports to stockholders, transfer agent fees, audit fees, incremental director and officer liability insurance costs, Sarbanes-Oxley compliance readiness, and director and officer compensation. Additionally, in anticipation of this offering, we expect to hire additional employees and consultants, including accounting and legal personnel, in order to prepare for the requirements of being a publicly traded corporation. We additionally expect to incur approximately $4.0 million in incremental, non-recurring costs related to our transition to a publicly traded corporation.

Components of our results of operations

Revenues, direct operating costs, gross operating profit and gross operating margin

Following the NAMCO Restructuring, the DEAMCO Facility Entities will no longer be reflected in our consolidated financial statements.

We will continue to own and operate the Palisades facility, manage the Palisades decommissioning trust and hold the direct exposure associated with Palisades long-term decommissioning liabilities after the completion of the NAMCO Restructuring.

Revenues

Historically, the four components of revenue included construction revenues, site service revenues, decommissioning site service revenues, engineering and consulting service revenues. We expect to begin generating revenue in 2026 from sales of power from the Palisades power plant under the PPAs.

Drivers of changes in revenue include product and contract mix, pricing, backlog conversion timing, cancellations and delays.

Direct operating costs

All direct operating costs, including those associated with change orders, unresolved contract modifications, claims to or from customers, and back-charge recoveries, are recorded as incurred, and revisions to estimated total costs are reflected as soon as the obligation to perform is determined. Direct operating costs include all direct labor, material, subcontractors, equipment and indirect costs related to contract performance.

Drivers of changes in direct operating costs include product and contract mix, labor costs, inflation, productivity/efficiency variance, commodity and energy costs, and freight/logistic costs.

Gross operating profit and gross operating margin

Gross operating profit represents revenues less direct operating costs. Gross operating margin represents gross operating profit as a percentage of revenues. These components fluctuate based on the corresponding changes to revenues and direct operating costs occurring during the applicable period.

Operating expenses

Selling, general, and administrative expenses

Selling, general, and administrative expenses comprise overhead and indirect business expenses not directly assignable to specific contracts. Selling, general, and administrative expenses are charged to operations as incurred.

Drivers of changes in selling, general, and administrative expenses include changes in headcount, compensation inflation, sales and marketing spend, bid and proposal costs, outside services, information technology costs, and facilities costs.

Accretion of asset retirement obligations

The Company recognizes a liability for its legal obligation to perform Asset Retirement Obligation (“ARO”) activities. AROs are measured at their fair value by using the present value of the estimated future cash outflows for demolition and decommissioning site restoration costs. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion of asset retirement obligations in Holtec’s Consolidated Statement of Operations.

Drivers of changes in accretion of asset retirement obligations include changes in scope, engineering estimate updates, unit-cost changes, inflation assumption updates, new obligations placed in service, and settlements.

Asset retirement obligation settlement and measurement gain (loss)

Changes resulting from revisions to the timing or amount of estimated asset retirement cash flows are recognized as increases or decreases to the asset retirement obligation liability. If the related decommissioned nuclear sites are fully depreciated, the corresponding adjustments are recognized in earnings within asset retirement obligation settlement and measurement gain (loss).

Drivers of changes in asset retirement obligation settlement and measurement gain (loss) include changes in scope, engineering estimate updates, unit-cost changes, and inflation assumption updates, and settlements.

Other income (expenses)

Interest expense

Interest expense relates to amortization from our fixed income investments held in the NDTs and implied interest in the deferred purchase price of Oyster Creek Environmental Protection, LLC as well as interest payable on our outstanding borrowings under our credit facilities and interest expenses of our financing leases.

Drivers of changes in interest expense include changes in principal balances, instrument mix, interest rates, new issuance terms, fees and non-coupon interest components.

Interest and investment income

Interest income consists primarily of interest income earned on our cash, cash equivalents, and marketable securities.

Drivers of changes in interest and investment income include our average balance of cash, cash equivalents, and marketable securities during the period and market interest rates.

Realized gain/(loss) on investments

Represents gains recognized upon the sale or settlement of investment securities, primarily held in NDTs or as surplus cash, when proceeds exceed the securities’ cost basis.

Drivers of changes in realized gain/(loss) on investments include transaction activity, cost basis of assets sold, asset mix sold, market performance and timing, interest rate shifts, and geopolitical events.

Unrealized gain/(loss) on investments

The increase in market value of investment holdings that have not yet been sold, marked to market at the financial statement date.

Drivers of changes in unrealized gain/(loss) on investments include portfolio balance, asset mix, market performance and timing, interest rate shifts, and geopolitical events.

Gain/(loss) on foreign currency exchange

The Company’s operations outside of the United States are largely financed in U.S. dollars and, accordingly, utilize the U.S. dollar as their functional currency. For these foreign subsidiaries, all foreign currency consolidated financial statement amounts are remeasured into U.S. dollars. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in the consolidated statements of income.

Drivers of changes in gain/(loss) on foreign currency exchange include monetary assets and liabilities balances, concentration by currency, spot rate changes, and volatility.

Gain/(loss) on sale of fixed assets

Gain on sale of fixed assets is recognized when Holtec sells or disposes of physical assets for amounts exceeding their net book value. Conversely, loss on sale of fixed assets is recognized when the disposition was for less than their net book value.

Drivers of changes in gain/(loss) on sale of fixed assets include transaction activity, sale price, market conditions, net book value, and impairment or write-downs.

Other income (loss)

Other income (loss) varies between years.

Provision for income taxes

We have generally elected to be taxed as a pass-through entity under the applicable federal and state revenue codes, by unanimous consent of our stockholders, where available. As a result, there are no provisions for federal or state income taxes for the states for which Subchapter S status is permitted and elected. Instead, the stockholders are liable for federal and state income taxes on their individual tax returns. Certain states assess a separate corporate income tax which has been reflected in these Consolidated Financial Statements. The provision for state income taxes for those states in which the Company does not have pass-through status is determined by the asset and liability method.

Historically, we maintain NDTs to fund the cost of decommissioning our respective nuclear power plants. Pursuant to Section 468A of the Code, the NDTs in which we retain ownership are classified as “Qualified Funds.” As a result, the NDTs are taxed as separate taxpayers on their net investment earnings at a reduced rate of 20% for federal tax purposes. After the NAMCO Restructuring, we expect that the only NDT maintained by us will be associated with Palisades.

Results of operations

Six Months Ended June 30, 2026, Compared to Six Months Ended June 30, 2025

	Six Months Ended June 30,
	2026	2025
Dollars in Thousands
Revenues	$269,879	$286,574
Direct operating costs	151,422	207,790

Gross operating profit	118,457	78,784

Operating expenses:
Selling, general, and administrative expenses	121,748	76,533
Accretion of asset retirement obligations	26,150	30,226

Total operating expenses	147,898	106,759
Asset retirement obligation settlement and measurement gain	88,666	42,035

Income from operations	59,225	14,060

Other income (expenses):
Interest expense	(7,006)	(1,064)
Interest and investment income	34,793	43,607
Realized gain on investments	202,248	3,779
Unrealized gain (loss) on investments	(43,999)	100,077
Gain on foreign currency exchange	2,140	74
Gain on sale of fixed assets	(10)	2,342
Other income (loss)	548	1,678

Net other income (expenses)	188,714	150,493
Income before provision for income taxes	247,939	164,553
Provision for income taxes	42,299	25,474

Net income	205,640	139,079
Less net (loss) income attributable to noncontrolling interests	(6,309)	(4,469)

Net income attributable to Holtec International and subsidiaries	$211,949	$143,548

Business segment results of operations

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

	NPD		Palisades		Total
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,

Dollars in Thousands	2026	2025	2026	2025	2026	2025

Revenue	$269,879	$286,574	$-	$-	$269,879	$286,574
Direct operating costs	151,422	207,790	-	-	151,422	207,790

Gross operating profit	118,457	78,784	-	-	118,457	78,784
Operating expenses
IT development expenses	-	-	-	-	-	-
Other selling, general, and administrative expenses	81,850	74,608	39,898	1,925	121,748	76,533
Accretion of asset retirement obligations	26,150	30,226	-	-	26,150	30,226

Total operating expenses	108,000	104,834	39,898	1,925	147,898	106,759
Asset retirement obligation settlement and measurement gain	88,666	42,035	-	-	88,666	42,035

Income (loss) from operations	99,123	15,985	(39,898)	(1,925)	59,225	14,060

Other income (expenses)
Interest expense	(7,006)	(1,064)	-	-	(7,006)	(1,064)
Interest and investment income	34,671	42,786	122	821	34,793	43,607
Realized gain (loss) on investments	202,248	3,779	-	-	202,248	3,779
Unrealized gain (loss) on investments	(43,999)	100,077	-	-	(43,999)	100,077
Gain on foreign currency exchange	2,140	74	-	-	2,140	74
Gain on sale of fixed assets	(10)	2,342	-	-	(10)	2,342
Other income (loss)	548	1,678	-	-	548	1,678

Net other income (expenses)	188,592	149,672	122	821	188,714	150,493
Income (loss) before income taxes	287,715	165,657	(39,776)	(1,104)	247,939	164,553
Provision for income taxes	42,299	25,474	-	-	42,299	25,474

Net income (loss)	$245,416	$140,183	$(39,776)	$(1,104)	$205,640	$139,079

Revenue, direct operating costs, gross operating profit and gross operating margin

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Revenue	$269,879	$286,574	$(16,695)	(5.8)%
Direct operating costs	151,422	207,790	(56,368)	(27.1)%

Gross operating profit	$118,457	$78,784	$39,673	50.4%

Gross operating margin	43.9%	27.5%		16.4%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

Revenue

Revenue decreased by $16.7 million for the six months ended June 30, 2026 compared to June 30, 2025. The decrease was primarily driven by (i) $13.0 million in Core customer mix with key projects nearing completion, partially offset by increases in new project starts and revenue from change orders incurred during the period as well as the recognition of a $30.7 million project related to the activation of an escalation clause in a customer contract and (ii) a $7.6 million decrease in revenue from Holtec Asia in 2025 that will not reoccur in 2026 as Holtec Asia was deconsolidated on January 1, 2026. The decrease in revenue was partially offset by a decommissioning revenue increase of $3.9 million.

Direct operating costs

Direct operating costs decreased by $56.4 million for the six months ended June 30, 2026 compared to June 30, 2025, primarily reflecting lower costs associated with (i) $47.1 million in lower material costs, work in process, and timing of project costs in the Core business and (ii) lower Decommissioning costs of $8.5 million attributable to lower spent fuel management activity.

Gross operating profit and gross operating margin

Gross operating profit increased by $39.7 million and gross operating margin increased to 43.9% from 27.5% for the six months ended June 30, 2026 compared to June 30, 2025 reflecting the change in revenue and operating costs above as well as the impact of the one-time revenue adjustment of $30.7 million on a customer contract where the corresponding cost of goods sold was reflected in a prior period.

Operating Expenses

Selling, general, and administrative expenses

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Selling, general, and administrative expenses	$121,748	$76,533	$45,215	59.1%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

Selling, general, and administrative (“SG&A”) expenses increased by $45.2 million for the six months ended June 30, 2026 compared to June 30, 2025. The increase in SG&A is primarily driven by higher Palisades Restart project related expenses, largely attributable to increased depreciation of capitalizable assets of $39.6 million and $7.4 million in higher legal and professional fees associated with the IPO. The increase was partially offset by $1.8 million in lower accrued vacation and payroll expense resulting from workforce reductions and departures.

Accretion of asset retirement obligations

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Accretion of asset retirement obligations	$26,150	$30,226	$(4,076)	(13.5)%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The $4.1 million decrease is primarily driven by the reduction in the ARO liability as site decommissioning work declined year over year.

Asset retirement obligation settlement and measurement gain (loss)

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Asset retirement obligation settlement and measurement gain	$88,666	$42,035	$46,631	110.9%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The increase in asset retirement obligation settlement and measurement gains of $46.6 million compared to the six months ended June 30, 2025 was primarily driven by higher gains recognized at Indian Point of $43.6 million and Pilgrim $8.8 million. These favorable variances were partially offset by a $6.1 million increase in settlement losses at Oyster Creek.

Other income (expenses)

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Interest expense	$(7,006)	$(1,064)	$(5,942)	(558.5)%
Interest and investment income	34,793	43,607	(8,814)	(20.2)%
Realized gain (loss) on investments	202,248	3,779	198,469	5251.9%
Unrealized gain (loss) on investments	(43,999)	100,077	(144,076)	(144.0)%
Gain (loss) on foreign currency exchange	2,140	74	2,066	2791.9%
Gain (loss) on sale of fixed assets	(10)	2,342	(2,352)	(100.4)%
Other income (loss)	548	1,678	(1,130)	(67.3)%

Net other income (expenses)	$188,714	$150,493	$38,221	25.4%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

For the six months ended June 30, 2026 compared to June 30, 2025, total other income (expenses), net, reflected the following changes and underlying factors:

•

Interest expense increased by $5.9 million, primarily driven by higher interest accrued on the 2025 RP Agreement of $4.3 million and of $0.7 million on the 2025 D&D Agreement, as well as increased interest associated with finance leases of $0.9 million.

•

Interest and investment income decreased by $8.8 million, primarily attributable to lower dividend distributions and interest income earned on the Indian Point, Pilgrim, and Oyster Creek decommissioning trust investments during the first half of 2026 compared to the comparable period in 2025. The reduction was driven mainly by lower market interest rates and changes in trust investment earnings relative to the prior-year period.

•

Realized gain on investments increased by $198.5 million, driven by increases in gains by Indian Point Units 1–3 $144.7 million, Oyster Creek $47.0 million, Pilgrim $4.4 million, and Palisades $2.2 million.

•

Unrealized gain on investments decreased by $144.1 million, driven by Indian Point Units 1–3 $114.4 million, OCEP $44.5 million, and Pilgrim $7.7 million. These decreases were partially offset by an increase in unrealized gain by Palisades of $22.4 million.

•	Gain on foreign currency exchange increased by $2.1 million, driven by fluctuations in exchange rates throughout the period across the various jurisdictions in which the Company operates.

•	Gain on sale of fixed assets decreased by $2.4 million as a minor amount of sales occurred in 2026.

•	Other income (loss) decreased by $1.1 million. In 2025, Other income relates to the Holtec Asia management fees that are no longer incurred in 2026.

Provision for income taxes

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Provision for income taxes	$42,299	$25,474	$16,825	66.0%

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The Company’s effective income tax rate was 17.1% and 15.5% for the six months ended June 30, 2026 and 2025, respectively. Due to significant variability in forecasted full-year results, including ordinary income (loss) for the operating company and unrealized gains and losses within the Nuclear Decommissioning Trusts (“NDTs”), the Company is unable to reliably estimate an annual effective tax rate. Accordingly, income tax expense for the periods presented was based on the actual year-to-date effective tax rate.

The Company’s effective tax rate is significantly impacted by the tax treatment of its operating company, which is structured as an S corporation for U.S. federal income tax purposes, and by the activity of the Nuclear Decommissioning Trusts (“NDTs”).

The operating company is generally treated as a flow-through entity for U.S. federal income tax purposes and therefore is not subject to federal corporate income tax. However, the Company is subject to state income taxes in certain jurisdictions that impose entity-level taxation on S corporations or similar entities. The blended state effective tax rate associated with these jurisdictions, primarily California, Louisiana, New Jersey, and New York, was approximately 2.9% for the six months ended June 30, 2026 and 2025.

The NDTs are taxable entities and receive preferential tax treatment under Internal Revenue Code Section 468A. The effective tax rates associated with the NDTs were approximately 20.0% and 17.4% for the six months ended June 30, 2026 and 2025, respectively.

The Company’s consolidated effective tax rate is materially impacted by taxable income and unrealized gains/(losses) recognized within the NDTs which are taxed at a higher tax rate under the Internal Revenue Code. For the six months ended June 30, 2026 and 2025, the NDTs recorded pre-tax book income of approximately $191.6 million and $142.9 million, respectively, including unrealized gains/(losses) of approximately $(44.4) million and $99.6 million. The resulting tax associated with NDTs was the primary driver of the Company’s overall effective tax rate during the periods presented.

Year Ended December 31, 2025, compared to Year Ended December 31, 2024

	Year Ended December 31,
Dollars in Thousands	2025	2024
Revenues	$576,617	$765,531
Direct operating costs	377,082	432,698

Gross operating profit	199,535	332,833

Operating expenses:
Selling, general, and administrative expenses	160,169	146,955
Accretion of asset retirement obligations	60,452	72,604

Total operating expenses	220,621	219,559

Asset retirement obligation settlement and measurement gain	58,181	177,711

Income from operations	37,095	290,985

Other income (expenses):
Interest expense	(3,377)	(5,714)
Interest and investment income	78,963	91,741
Realized gain on investments	118,536	45,536
Unrealized gain on investments	230,033	247,552
Gain on foreign currency exchange	6,169	3,775
Gain on sale of fixed assets	2,342	520
Other income (loss)	1,271	5,023

Net other income (expenses)	433,937	388,433

Income before provision for income taxes	471,032	679,418
Provision for income taxes	84,464	83,638

Net income	386,568	595,780

Less net (loss) income attributable to noncontrolling interests	(11,047)	3,836

Net income attributable to Holtec International and subsidiaries	$397,615	$591,944

Business segment results of operations

	NPD		Palisades		Total
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
Dollars in Thousands	2025	2024	2025	2024	2025	2024
Revenue	$576,617	$765,531	$-	$-	$576,617	$765,531
Direct operating costs	377,082	432,698	-	-	377,082	432,698

Gross operating profit	199,535	332,833	-	-	199,535	332,833

Operating expenses
IT development expenses	1,354	1,362	-	-	1,354	1,362
Other selling, general, and administrative expenses	149,068	144,498	9,747	1,095	158,815	145,593
Accretion of asset retirement obligations	60,452	72,604	-	-	60,452	72,604

Total operating expenses	210,874	218,464	9,747	1,095	220,621	219,559

Asset retirement obligation settlement and measurement gain	58,181	177,711	-	-	58,181	177,711

Total consolidated (loss) income from operations	46,842	292,080	(9,747)	(1,095)	37,095	290,985

Other income (expenses)
Interest expense	(3,377)	(5,714)	-	-	(3,377)	(5,714)
Interest and investment income	77,648	91,339	1,315	402	78,963	91,741
Realized gain (loss) on investments	118,536	45,536	-	-	118,536	45,536
Unrealized gain (loss) on investments	230,033	247,552	-	-	230,033	247,552
Gain on foreign currency exchange	6,169	3,775	-	-	6,169	3,775
Gain on sale of fixed assets	2,342	520	-	-	2,342	520
Other income (loss)	1,271	5,023	-	-	1,271	5,023

Net other income (expenses)	432,622	388,031	1,315	402	433,937	388,433

Income (loss) before income taxes	479,464	680,111	(8,432)	(693)	471,032	679,418
Provision for income taxes	84,464	83,638	-	-	84,464	83,638

Net income (loss)	$395,000	$596,473	$(8,432)	$(693)	$386,568	$595,780

Revenue, direct operating costs, gross operating profit and gross operating margin

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Revenue	$576,617	$765,531	$(188,914)	(24.7)%
Direct operating costs	377,082	432,698	(55,616)	(12.9)%

Gross operating profit	$199,535	$332,833	$(133,298)	(40.0)%

Gross operating margin	34.6%	43.5%		(8.9)%

Revenue

Revenue decreased by $188.9 million for the year ended December 31, 2025 from December 31, 2024. The decrease was primarily driven by (i) lower decommissioning site service revenues as certain discrete site activities, primarily at the Indian Point site, including site cleanup and reactor segmentation work that were completed in 2024 or otherwise did not recur at the same level in 2025 and our decommissioning-related work shifted toward a more steady-state spent fuel management profile, and (ii) lower construction and site service revenues (including cask-related revenues) due to the timing of various higher-value customer deliveries and related contract mix in 2025.

Decommissioning site service revenues decreased by $134.0 million, from approximately $157.0 million in 2024 to approximately $23.0 million in 2025. This decrease was primarily attributable to the completion of certain site cleanup and related project activity at Indian Point in 2024, including the completion of full core offload and Greater Than Class C (“GTCC”) waste activities associated with reactor segmentation, which did not recur at the same level in 2025, and the resulting reduction in reimbursable costs incurred and corresponding revenue recognized under our over-time cost-incurred input method. Revenue levels in 2025 represent a steady-state level of decommissioning site services generated from ongoing spent fuel management activities at currently active decommissioning sites.

We expect decommissioning site service revenues to continue to vary period to period based on the timing and extent of reimbursable activities performed at each site. After the plant restart, Palisades will begin generating revenue from commercial operations under long-term PPAs. As part of the ongoing operations at Palisades, the Company expects to perform additional dry fuel storage campaigns periodically, which will generate incremental decommissioning site service revenue.

In addition, revenues from construction and site service decreased by approximately $52.0 million in 2025 compared to 2024, primarily due to lower dry cask-related sales of $43.0 million driven by the timing of various higher-value customer deliveries and the cyclical nature of the Company’s contracts.

Direct operating costs

Direct operating costs decreased by $55.6 million in 2025, primarily reflecting lower costs associated with (i) reduced cask-related system sales activity and (ii) reduced decommissioning-related activities compared to the prior year.

The reduction in costs associated with cask-related system sales accounted for approximately $36.4 million of the year-over-year decrease in direct operating costs, largely consistent with the lower dry cask-related revenue volume and related project activity in 2025. Decommissioning-related direct costs decreased by approximately $25 million, primarily due to lower reimbursable activity levels in 2025 following the completion of certain Indian Point site cleanup projects in 2024.

Gross operating profit and gross operating margin

Gross operating profit decreased by $133.3 million and gross operating margin decreased to 34.6% from 43.5% from 2024 to 2025. The change in gross operating margin was primarily driven by (i) business mix (lower decommissioning revenues and lower dry storage system sales), (ii) the relative profitability of the work performed in each period (including the stage of completion and risk profile of projects under the percentage-of-completion model), and (iii) period-to-period variability in estimates of contract cost and profitability on construction-type and site-service contracts, including the impact of change orders and contract modifications recognized on a cumulative catch-up basis.

Operating Expenses

Selling, general, and administrative expenses

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Selling, general, and administrative expenses	$160,169	$146,955	$13,214	9.0%

Selling, general, and administrative (“SG&A”) expenses increased by $13.2 million in 2025. The increase was primarily driven by higher Palisades restart-related maintenance and other general expenses of approximately $64.4 million, consisting mostly of monitoring and security costs incurred to support fuel management activities, as well as training and depreciation, which were expensed as incurred. This increase was partially offset by $54.7 million of grant income recognized as a reduction of SG&A in 2025, reflecting grant proceeds recognized in the period as underlying qualifying costs were incurred and other grant conditions were met. For additional information regarding the accounting policy of Palisades capitalized costs and grant policy see Note 2— “Basis of Presentation and Significant Accounting Policies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Accretion of asset retirement obligations

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Accretion of asset retirement obligations	$60,452	$72,604	$(12,152)	(16.7)%

The $12.2 million decrease in accretion of asset retirement obligations in 2025 from 2024 was primarily driven by lower Palisades accretion expense, which accounted for approximately $9.3 million. The decrease in accretion expense reflects the lower ARO balance resulting from the 2024 remeasurement of the Palisades ARO liability following the DOE approval to transition the site from decommissioning to restart operations.

Asset retirement obligation settlement and measurement gain (loss)

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Asset retirement obligation settlement and measurement gain	$58,181	$177,711	$(119,530)	(67.3)%

The decrease in asset retirement obligation settlement and measurement gains of $119.5 million was primarily driven by a $186.1 million gain recognized in 2024 related to the remeasurement of the liability for the Palisades nuclear decommissioning site. The remeasurement followed approval from the DOE to transition from decommissioning activities to restart, with remaining decommissioning efforts not expected to recommence until 2054, at the earliest. This was partially offset by approximately $67 million of settlement and measurement gains recognized in 2025, primarily from the Indian Point and Pilgrim decommissioning sites.

Other income (expenses)

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Interest expense	$(3,377)	$(5,714)	$2,337	40.9%
Interest and investment income	78,963	91,741	(12,778)	(13.9)%
Realized gain on investments	118,536	45,536	73,000	160.3%
Unrealized gain on investments	230,033	247,552	(17,519)	(7.1)%
Gain on foreign currency exchange	6,169	3,775	2,394	63.4%
Gain on sale of fixed assets	2,342	520	1,822	350.4%
Other income (loss)	1,271	5,023	(3,752)	(74.7)%

Net other income (expenses)	$433,937	$388,433	$45,504	11.7%

For the year ended December 31, 2025, total other income (expense), net, reflected the following changes and underlying factors:

•

Interest expense decreased by $2.3 million, primarily driven by a $3.6 million reduction in bond amortization expense across the various decommissioning entities. This decrease was partially offset by $0.45 million in finance lease interest expense and $0.63 million in interest expense related to the Company’s credit agreements.

•

Interest and investment income decreased by $12.8 million, primarily due to lower average investable balances during the year. The NDTs experienced net cash outflows of approximately $511.0 million in 2025, which reduced income-generating assets and partially offset the impact of positive market returns.

•

Realized gain on investments increased by $73.0 million, primarily due to a higher volume of sales of appreciated securities during the year. Favorable market conditions provided opportunities to rebalance portions of the portfolio and monetize gains, resulting in greater realized gains relative to the prior year.

•	Unrealized gain on investments decreased by $17.5 million, due to comparatively lower mark-to-market valuation changes during the year.

•	Gain on foreign currency exchange increased by $2.4 million, driven by favorable fluctuations in exchange rates throughout the year across the various jurisdictions in which the Company operates.

•	Gain on sale of fixed assets increased by $1.8 million, primarily driven by the sale of $1.3 million in the Company’s equipment.

•	Other income (loss) decreased by $3.8 million from 2024 to 2025. In 2024, Other Income relates to the portion of interest-bearing notes with Community Development Enterprises that were forgiven.

Provision for income taxes

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Provision for income taxes	$84,464	$83,638	$826	1.0%

Historically, we have been classified as an “S” corporation for federal and state income tax purposes and therefore we have not been subject to federal income taxes. Our stockholders have been subject to federal income tax on their distributive share of our earnings.

Provision for income taxes increased by $0.8 million in 2025 compared to 2024. Although the Company’s S-Corporation state taxable income declined by approximately $170.0 million year over year, this income is subject to a lower effective tax rate. In contrast, taxable income from the NDTs activity increased, primarily driven by higher realized gains of $73.0 million compared to 2024, and is subject to a 20% federal statutory tax rate. The NDTs taxable income was partially offset by the utilization of a capital loss carryforward.

Liquidity and capital resources

Our liquidity requirements are primarily driven by capital expenditures, direct operating costs, operating expenses and working capital needs associated with the restart of Palisades and the expansion of NPD’s manufacturing operations. These activities are capital intensive and require significant upfront investment prior to the generation of corresponding cash flows.

Our primary sources of liquidity consist of cash flows generated from operating and NDT investing activities, borrowings under the DOE LGA Facility providing for up to $1.52 billion of financing, and borrowings under our credit facilities, including related-party facilities. From time to time, we may utilize borrowings under our credit facilities to fund capital expenditures prior to the receipt of proceeds under the DOE LGA Facility. Following the completion of the NAMCO Restructuring, the cash flows associated with NDT investment activity will no longer be reflected in the Company’s consolidated financial statements even though we expect to continue to generate decommissioning revenue from the DEAMCO Facility Entities through HDI pursuant to arm’s length contractual arrangements.

NPD’s liquidity needs are primarily driven by capital expenditures related to enhancements to our existing manufacturing facility and the planned construction of an additional SMR manufacturing facility. We expect to fund these expenditures through cash flows from operating activities, borrowings under our credit facilities, including related-party facilities, and proceeds from this offering.

We believe that our existing liquidity and capital resources will be sufficient to meet our anticipated operating, capital expenditure and working capital requirements for at least the next 12 months. However, our future liquidity requirements may be greater than currently anticipated due to changes in project scope, timing, regulatory requirements or other factors, including, but not limited to, our rate of growth, the timing and extent of spending on research and development efforts, the development and adoption of our new products and technologies, including our SMR-300s, capital expenditures and volatility in capital markets and overall economic conditions, and we may seek additional funding through debt or equity financings or other arrangements. The sale of additional equity securities would result in additional dilution to stockholders. Incurring debt financing would result in debt service obligations. The instruments governing such debt could provide for operating and financing covenants that may restrict our operations. There can be no assurance that we will be able to raise additional funds on terms that are attractive to us or at all. The inability to raise funds may adversely affect our business, results of operations, financial condition and future prospects.

Cash flow statement highlights

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Net cash provided by (used in) operating activities	$90,449	$(45,635)	136,084	298.2%
Net cash provided by (used in) investing activities	(402,817)	(225,639)	(177,178)	(78.5)%
Net cash provided by (used in) financing activities	316,360	251,666	64,694	25.7%

Net increase (decrease) in cash and cash equivalents	$3,992	$(19,608)	$23,600	120.4%

For the six months ended June 30, 2026 compared to the six months ended June 30, 2025, our cash flow reflected several changes across operating, investing, and financing activities, with the following notable contributions and drivers:

Operating activities

The period-over-period change in net cash sourced through operations was primarily driven by a $66.6 million increase in net income, partially offset by changes in non-cash items and working capital discussed below.

Key reconciling non-cash items primarily included:

•	ARO: $50.7 million related to accretion expenses and settlement and measurement (gain) loss items;

•

Realized and unrealized gains (losses) on investments: $54.4 million, reflecting mark-to-market and sales activity within the investment portfolio that impacted net income but did not reflect operating cash receipts in the period;

•	Depreciation and amortization: $39 million; and

•	Deferred income tax provision: $25.2 million.

Changes in working capital resulted in a net source of $162.4 million cash in the six months ended June 30, 2026 compared to the six months ended June 30, 2025, primarily driven by fluctuations in payables, receivables, contract assets and liabilities, and accrued expenses, reflecting the timing of revenue recognition, billing, and cash collections on long-term contracts.

The change in working capital is driven primarily by:

•	Accounts and contract receivables represent a use of cash of approximately $1.5 million and the change reflects the timing of collection of accounts receivable;

•

The long term receivables balance increased by $34.7 million primarily related to the activation of an escalation clause in a customer contract. For additional information regarding long term receivables see Note 13 — “Revenue Contracts” in the notes to our unaudited condensed consolidated financial statements;

•

Costs and estimated earnings in excess of billings decreased by $71 million, representing a source of cash. In addition, billings in excess of costs and estimated earnings increased by $43.4 million, further reflecting the timing differences between revenue recognition and invoicing driven primarily by ordinary course of project activity;

•

Accounts payable increased by $184.1 million, representing the timing of vendor payments, while accrued expenses and other liabilities decreased by $77 million, providing a use of cash primarily due to the timing of expense recognition and settlement; and

•	Prepaid expenses and other assets, including other non-current assets, used approximately $39.6 million of cash, primarily due to timing of advance payments.

Investing activities

The period-over-period change in investing cash flow decreased by $177.2 million. The change was primarily driven by:

•	Capital expenditures: cash used for capital expenditures increased by approximately $270.9 million, primarily related to Palisades’ restart spending and further investments in the SMR-300 program.

•	NDT investment activity: net proceeds from NDT investment activities increased by approximately $113.6 million, reflecting:

•	Decrease in purchases of NDT investments of $102.5 million;

•	Increase in sales of NDT investments of $44.9 million;

•	Decrease in proceeds from redemption of NDT debt securities of $33.8 million; and

•	Decrease in grant reimbursement for capital projects of $19.9 million.

Financing activities

The period-over-period change in financing cash flow increased by $64.7 million. The change was primarily driven by:

•	Debt activity: an increase of approximately $261 million in debt proceeds, associated with capital payments for Palisades in support of the restart anticipated in the second half of 2026;

•	Repayments: $97.3 million of repayments under the 2025 D&D Agreement;

•	Distributions: a $110.5 million increase in distributions to stockholders’ interests; and

•	Deconsolidation: $11.5 million in proceeds from the deconsolidation of Holtec Asia on January 1, 2026.

Cash requirements

Our material cash requirements have consisted of capital expenditures, direct operating costs, operating expenses, and working capital needs, and we anticipate they will continue to consist of capital expenditures, direct operating costs, operating expenses, and working capital needs.

Capital expenditures

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Dollars in Thousands
Capital expenditures	$718,420	$447,517	$270,903	60.5%

Capital expenditures represent the cash paid for capital expenditures for the six months ended June 30, 2026 and the six months ended June 30, 2025, and reconcile to the capital expenditures in the investing activities on the Consolidated Statement of Cash Flows.

Capital expenditures for the six months ended June 30, 2026 and the six months ended June 30, 2025 were primarily attributable to additional investment in the Palisades restart project and continued capital investment in the SMR-300 program and related cost-share award activities.

Cash flow statement highlights

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Net cash provided by (used in) operating activities	$(248,512)	$(150,157)	(98,355)	(65.5)%
Net cash provided by (used in) investing activities	(474,969)	392,383	(867,352)	(221.0)%
Net cash provided by (used in) financing activities	640,570	(211,193)	851,763	403.3%

Net increase (decrease) in cash and cash equivalents	$(82,911)	$31,033	$(113,944)	(367.2)%

For the year ended December 31, 2025, our cash flow reflected several changes across operating, investing, and financing activities, with the following notable contributions and drivers:

Operating activities

The period-over-period change in net cash used in operations was primarily driven by a $209.2 million decrease in net income, partially offset by changes in non-cash items and working capital discussed below.

Key reconciling non-cash items primarily included:

•	ARO: $107.4 million related to accretion expenses and settlement and measurement (gain) loss items;

•

Realized and unrealized gains (losses) on investments: $55.5 million, reflecting mark-to-market and sales activity within the investment portfolio that impacted net income but did not reflect operating cash receipts in the period;

•	Michigan grant reimbursements recognized as a reduction of expenses $54.7 million;

•	Depreciation and amortization: $10.2 million; and

•	Deferred income tax provision: $7.8 million.

Changes in working capital resulted in a net source of $111.5 million of cash in 2025 compared to 2024, primarily driven by fluctuations in receivables, contract assets and liabilities, and accrued expenses, reflecting the timing of revenue recognition, billing, and cash collections on long-term contracts.

The change in working capital is driven primarily by:

•

Accounts and contract receivables provided a source of cash of approximately $57.9 million, primarily due to the collection of amounts billed in prior periods and the achievement of billing milestones on certain projects;

•

The impact of the change in DOE receivable for spent fuel increased favorably by approximately $137.9 million; however, this change primarily reflects the timing of revenue recognition. For additional information regarding DOE receivable see Note 4— “Site Decommissioning” in the notes to our annual consolidated financial statements;

•

Costs and estimated earnings in excess of billings increased by $48.2 million, representing a use of cash. In addition, billings in excess of costs and estimated earnings decreased by $20.7 million, further reflecting the timing differences between revenue recognition and invoicing;

•

Accounts payable decreased by $24.7 million, representing the timing of vendor payments, while accrued expenses and other liabilities increased by $97.1 million, providing a source of cash primarily due to the timing of expense recognition and settlement; and

•	Prepaid expenses and other assets, including other non-current assets, used approximately $97.3 million of cash, primarily due to timing of advance payments.

Investing activities

The period-over-period change in investing cash flow decreased by $867.4 million. The change was primarily driven by:

•	Capital expenditures: cash used for capital expenditures increased by approximately $437.1 million, primarily related to Palisades’ restart spending and further investments in the SMR-300 program.

•	NDT investment activity: net proceeds from NDT investment activities decreased by approximately $178 million, reflecting:

•	Decrease in purchases of NDT investments of $809.2 million;

•	Decrease in sales of NDT investments of $874.0 million; and

•	Decrease in proceeds from redemption of NDT debt securities of $113.2 million.

•

Michigan grant proceeds: cash received in 2024 of $300 million from the State of Michigan grant did not recur in 2025, contributing to the year-over-year change. For additional information regarding the accounting policy of Palisades capitalized costs and grant policy see Note 2— “Basis of Presentation and Significant Accounting Policies” in the notes to our annual consolidated financial statements.

Financing activities

The period-over-period change in financing cash flow increased by $851.8 million. The change was primarily driven by:

•	Debt activity: an increase of approximately $787.3 million in debt proceeds, reflecting borrowings of:

•	$677.3 million under the DOE LGA agreement; and

•	$110 million and a $10 million repayment under our 2025 RP Agreement (as defined herein); and

•	Distributions: a $59.1 million decrease in distributions to stockholders’ interests compared to 2024.

Cash requirements

Our material cash requirements have consisted of capital expenditures, direct operating costs, operating expenses, and working capital needs, and we anticipate will continue to consist of capital expenditures, direct operating costs, operating expenses, and working capital needs.

Capital expenditures

	Year Ended December 31,
	2025	2024	$ Change	% Change
Dollars in Thousands
Capital expenditures	$983,562	$546,432	$437,130	80.0%

Capital expenditures represent the cash paid for capital expenditures for the years ended December 31, 2025 and 2024, and reconcile to the capital expenditures in the investing activities on the Consolidated Statement of Cash Flows.

Capital expenditures for the years ended December 31, 2025 and 2024 were primarily attributable to additional investment in the Palisades restart project of $868.6 million and $436.5 million, respectively, as well as continued capital investment in the SMR-300 program and related cost-share award activities.

Indebtedness

DOE Loan Guarantee Agreement

On July 31, 2024, we entered into a Loan Guarantee Agreement (the “LGA”) with the DOE, which guarantees loan advances from the Federal Financing Bank (the “FFB”) to us in an amount of up to $1.52 billion, subject to certain conditions and in accordance with the terms of the LGA. Upon execution of the LGA, we paid (i) a one-time facility fee of $8.1 million and (ii) a prorated 2024 maintenance fee of $0.2 million. For each subsequent year during the term of the LGA, we are required to pay an annual maintenance fee of $0.3 million. As a condition under the LGA to receiving loan proceeds, we were required to make a “Base Equity Commitment” to the Palisades project up to $390.0 million. In connection with taking the first loan advance, we were required to (i) make an “Initial Base Equity Commitment” of at least $150.0 million in the form of cash deposits into the project’s Restart Account or payment of Project Costs prior to September 10, 2024, and (ii) make a “Supplemental Base Equity Commitment” of $65.0 million in the form of cash deposited into the project’s Base Equity Account or a letter of credit acceptable to the DOE. We were also required to guarantee 50% of the obligations under the Notes (as defined below) from FFB and certain other related secured obligations. In addition, we were required to secure a grant of $300.0 million from the State of Michigan and deposit those funds into the project’s Restart Account.

On January 17, 2025, we received our first loan advance from the FFB for the Palisades restart. Our obligations to FFB are guaranteed under the LGA. The LGA provides us with guaranteed funding of up to $1.52 billion through two notes (“Note 1” and “Note 2” and collectively, the “Notes”) from the FFB. As of December 31, 2025, total advances received from the FFB were $677.3 million, all of which are classified as long-term debt, with principal and interest repayments scheduled to commence on December 15, 2027. The effective interest rate on total advances received as of December 31, 2025 is 4.584%. In February 2026, the Company received an advance in the amount of $107.6 million which bears interest at an effective rate of 4.436% and in April 2026, the Company received an additional advance in the amount of $240.0 million which bears interest at an effective rate of 4.595%. During the six months ended June 30, 2026, the Company received advances from the FFB in the amount of $347.6 million. As of June 30, 2026, total advances received from the FFB were $1.0 billion, all of which are classified as long-term debt, with principal and interest repayments scheduled to commence on December 15, 2027. The effective interest rate on total advances received as of June 30, 2026, is 4.571%.

Note 1 permits capitalized interest up to $132.0 million and principal up to $1.057 billion. The first scheduled payment date is December 15, 2027, with semiannual payments on June 15 and December 15 thereafter, and a maturity date of June 15, 2037. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

Note 2 permits capitalized interest up to $36.7 million and principal up to $294.1 million. The first scheduled payment date is December 15, 2027, with semiannual payment dates on June 15 and December 15 thereafter, and a maturity date of December 15, 2045. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

Letter of Credit Facility and 2025 D&D Agreement

We are party to a Letter of Credit Facility Agreement with BMO Bank N.A. (“BMO”), as agent for itself and Bank of Montreal, pursuant to which letters of credit may be issued for our benefit (as amended, the “Letter of Credit Facility”). The Letter of Credit Facility was amended in December 2024 to increase the facility amount to $193.0 million. In October 2025, the Letter of Credit Facility was amended to increase the facility amount to $250.0 million. We had $188.6 million of outstanding letters of credit as of December 31, 2024, and $238.7 million of outstanding letters of credit as of December 31, 2025, none of which have been drawn. In March 2026, the Letter of Credit Facility was amended to increase the facility limit to $400.0 million, of which $385.4 million was outstanding as of June 30, 2026.

In October 2025, we entered into a Discretionary and Demand Line of Credit Agreement with BMO (the “2025 D&D Agreement”), which provides an uncommitted, discretionary, demand revolving line of credit with an aggregate maximum principal amount of $50.0 million. Borrowings under the 2025 D&D Agreement bear interest at a rate equal to the one-month SOFR rate plus 0.75% per annum, payable monthly, and may be accelerated at the bank’s option. As of December 31, 2025, there were no cash borrowings outstanding under the 2025 D&D Agreement. In January and February 2026, we borrowed $80.0 million under the 2025 D&D Agreement with BMO, of which $57.0 million was repaid between February and April 2026, resulting in $28.0 million outstanding as of March 31, 2026. During the six months ended June 30, 2026, the Company borrowed $140.3 million under the 2025 D&D Agreement, out of which $97.3 million was repaid during this period. As of June 30, 2026, there was $43.0 million outstanding under the line of credit.

Related party indebtedness

Certain of our indebtedness involves related parties under common ownership or control, including arrangements in which related parties provide collateral support for our credit facilities, as described below. For additional information, see “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates.”

Collateral support provided by Harbor for the Letter of Credit Facility and the 2025 D&D Agreement

In connection with the Letter of Credit Facility and the 2025 D&D Agreement, on October 15, 2025, Harbor Associates Limited Partnership (“Harbor”), an entity owned and controlled by our founder, Dr. Krishna P.

Singh, entered into a Third Amended and Restated Security Agreement with BMO, as agent. Pursuant to that security agreement, Harbor granted a continuing security interest in specified collateral accounts and related property to secure our obligations under both the Letter of Credit Facility and the 2025 D&D Agreement.

Revolving loan agreement with Harbor

In October 2025, we entered into a Revolving Loan Agreement with Harbor (as amended, the “2025 RP Agreement”) that provides us with a revolving credit facility with a maximum aggregate principal amount of $100.0 million. Borrowings under the 2025 RP Agreement bear interest at a rate equal to the greater of (1) rate of one-month SOFR rate plus 0.75% per annum or (2) the applicable federal rate. The 2025 RP Agreement remains available in perpetuity until terminated by either party upon written notice to the other party. As of December 31, 2025, the revolving loan was fully drawn. In 2026 the 2025 RP Agreement was amended, and the facility limit was increased to $250.0 million. In addition, effective April 1, 2026, the 2025 RP Agreement bears interest at a rate equal to the greater of (1) the one-month SOFR plus 1.50% per annum or (2) the applicable federal rate. In January 2026, the Company drew an additional aggregate amount of $125.0 million under the revolving loan. In July 2026, the Company borrowed $50.0 million under the 2025 RP Agreement. The total amount borrowed as of July 2026 under the 2025 RP Agreement amounted to $175.0 million. Harbor adjusted the total availability on the facility to $175.0 million at this time.

2026 RP Agreement

In July 2026, the Company entered into a Related Party Loan Agreement (the “2026 RP Agreement”) with Mariner Strategic Investments, LLC, a related party under common ownership. Per the 2026 RP Agreement, the Company can borrow up to $150.0 million. The outstanding principal amount of the loan bears interest at a fixed rate of one percent (1.00)% per month. The Company borrowed $60.0 million under the 2026 RP Agreement in July 2026.

Contractual obligations

We are party to contractual obligations involving commitments to make payments to third parties. Such material obligations as of June 30, 2026, are summarized below.

Cost-share awards

We have entered into cost-sharing arrangements with U.S. and international government agencies to support the development of certain future projects. We capitalize qualifying project costs as non-current other assets in the consolidated balance sheet. We invoice the government agencies for their reimbursable share of eligible costs, and amounts billed are recorded as a reduction of the related capitalized project costs within non-current other assets, resulting in a net asset balance.

Capitalized qualifying project costs, net of reimbursements, were $7.7 million and $9.9 million as of June 30, 2026 and December 31, 2025, respectively. Assets associated with the cost-sharing awards are amortized when they are substantially complete and available for their intended use.

Capitalized qualifying project costs, net of reimbursements, were $9.9 million and $12.3 million as of December 31, 2025 and 2024, respectively. As of December 31, 2025, no related assets were substantially complete; therefore, no amortization expense was recorded.

For a summary of the required outlays to receive the cost-share awards, see Note 17—“Commitments and Contingencies” in the notes to our unaudited condensed consolidated financial statements.

Following the completion of NAMCO Restructuring Phase II, the financial results of Pilgrim, Big Rock Point, Indian Point and Oyster Creek will be deconsolidated from our consolidated financial statements.

Pilgrim

As part of the Pilgrim transaction with Entergy, we agreed to provide certain parent guarantees to provide assurance to Entergy regarding our indemnity obligations included in the Pilgrim Equity Purchase Agreement.

Separately, on June 16, 2020, Holtec Pilgrim, LLC (“Holtec Pilgrim”), our wholly owned subsidiary, and HDI (collectively, the “Holtec Pilgrim Parties”) entered into a settlement agreement (the “Pilgrim Settlement Agreement”) with the Commonwealth of Massachusetts (the “Commonwealth”) to resolve outstanding litigation and regulatory proceedings related to the ownership, decommissioning, and site restoration of the Pilgrim Nuclear Power Station (“Pilgrim”). Under the Settlement Agreement, the Holtec Pilgrim Parties agreed to:

i.

Provide assurances to the Commonwealth that the Pilgrim NDT will have adequate funds to decommission the site through the Partial Site Release (the date the NRC approves our application for partial release of the Pilgrim site for unrestricted use) and to file an annual 10 C.F.R. §50.75(f)(1) report to the NRC.

ii.

If the estimated amount in the Pilgrim NDT at the Partial Site Release is ever less than the value of $193.3 million (subject to adjustment for inflation in accordance with the Pilgrim Settlement Agreement, the “Phase 1 Minimum Balance”), the Holtec Pilgrim Parties must deposit within 30 days following submission to the NRC, sufficient funds to increase the NDT balance at Partial Site Release to an amount equal to the Phase 1 Minimum Balance. The Holtec Pilgrim Parties shall use proceeds recovered through litigation or settlement with the DOE. If DOE recoveries are insufficient to make up any shortfall, the Holtec Pilgrim Parties will utilize funds from an alternative source or other financial assurance of equivalent value in the form of parental guarantee, letter of credit, or other mutually acceptable instruments. The Holtec Pilgrim Parties shall deposit funds into the Pilgrim NDT or a separate fund meeting the requirements of the settlement reached with the Commonwealth.

iii.

After Partial Site Release, the Holtec Pilgrim Parties are required to report to the NRC the estimated amount required to pay for remaining decommissioning activities. If the amount in the NDT is ever less than $38.4 million (in 2021 dollars, the “Phase 2 Minimum Balance”), Holtec shall deposit an amount sufficient to increase the value of the Pilgrim NDT or a separate fund to an amount equal to the Phase 2 Minimum Balance. The Holtec Pilgrim Parties shall use proceeds recovered through litigation or settlement with the DOE.

For additional information on Pilgrim, see Note 17 — “Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Palisades and Big Rock

In July 2018, we and NAMCO entered into a Membership Interest Purchase and Sale Agreement (the “Palisades MIPA”) with Entergy Nuclear Midwest Investment Company, LLC and Entergy Nuclear Palisades, LLC, both subsidiaries of Entergy. The transaction closed in June 2022. As part of this transaction, we agreed to provide certain parent guarantees to provide assurance to Entergy regarding our indemnity obligations included in the Palisades MIPA.

For additional information on Palisades and Big Rock, see Note 17 — “Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Indian Point

In April 2019, we and NAMCO entered into a Membership Interest Purchase and Sale Agreement (the “Indian Point MIPA”) with Entergy Nuclear Indian Point 2, LLC and Entergy Nuclear Indian Point 3, LLC, both subsidiaries of Entergy. The transaction closed in May 2021. As part of this transaction, we agreed to provide certain parent guarantees to provide assurance to Entergy regarding our indemnity obligations in the Indian Point MIPA.

Further, on April 14, 2021, HDI and the New York State Department of Environmental Conservation (NYSDEC) agreed to an Order on Consent and Administration Settlement related to the Indian Point Energy Center. Under the Order on Consent, HDI agreed to post a $110.6 million surety bond to ensure adequate funds existed to pay for the site’s cleanup pursuant to applicable statutory requirements. The Order on Consent allows for the bond to be adjusted in amount as decommissioning progresses, although as of the date of this disclosure no adjustment has been requested. HDI may also substitute the bond for a letter of credit subject to the State’s approval. In addition, we agreed to provide a $30.0 million pollution liability insurance policy, which remains in effect.

Also, in April 2021 NAMCO and HDI (collectively referred to in this section as the “Holtec Indian Point Parties”) entered into a Joint Proposal with a number of New York State regulatory agencies regarding the cleanup of the Indian Point Energy Center. Under the Joint Proposal, the Holtec Indian Point Parties agreed to:

i.	Maintain at least $400.0 million in the Indian Point NDTs for 10 years following the transaction closing date;

ii.	Maintain at least $360.0 million in the Indian Point NDTs until Partial Site Release, subject to an adjustment mechanism;

iii.

After the applicable partial site release date, maintain a certain amount in the NDTs, which will be calculated at the applicable partial site release date but sufficient to cover the cost of managing any spent fuel left onsite, decommissioning the site’s Independent Spent Fuel Storage Installation (ISFSI), and meeting any remaining State radiological cleanup standards—until the later of (1) the State issuing a cleanup “Satisfactory Completion Letter”, or (2) the site’s NRC license being terminated; and

iv.

File claim against DOE within five years to recover spent fuel management costs, with at least 50% of any recovery from such lawsuit deposited into a new subaccount under the Indian Point’s NDTs. Such funds must remain in the subaccount until the applicable partial site release date (or longer if at the applicable partial site release date all other NDT’s funds have been exhausted). Also, if the NDTs fall below the minimum balances noted above—even with the additional 50% recovery taken into consideration—HDI would be obligated to contribute as much of the remaining recovery as needed to meet the minimum balances.

For additional information on Indian Point, see Note 17—“Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

We initiated the legal proceedings against the DOE as required by the Joint Proposal in 2022. For additional information on legal claims, see Note 18—“Legal” in the notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Oyster Creek

In July 2018, we and our subsidiary Oyster Creek Environmental Protection, LLC (“OCEP”) entered into an Asset Purchase and Sale Agreement (the “OC APA”) with Exelon Generation Company, LLC (now Constellation). The transaction closed in July 2019. As part of this transaction we agreed to provide certain indemnities until all obligations of the Holtec parties in the OC APA and related transaction documents have been completed.

Additionally, pursuant to a Decommissioning Completion Agreement (the “DCA”), dated July 2019, which was signed in concert with the OC APA, we are required to certify annually to Exelon (now Constellation) that we (1) have a Tangible Net Worth (as defined in the DCA) of at least $200.0 million and (2) have not had two or more consecutive years of negative EBITDA (as defined in the DCA). If we cannot meet these requirements, we will be required to provide two letters of credit: one issued to Constellation, and the other issued to either the “qualified” or the “non-qualified” NDT fund. Each letter of credit must be for an amount equal to 50% of the lesser of: (1) $200.0 million, or (2) the remaining cost to achieve Stage One Completion (as defined in the DCA), multiplied by two, minus the sum of the balances of the qualified and non-qualified trusts as of December 31 of the prior year.

For additional information on Oyster Creek, see Note 17—“Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Following the completion of the NAMCO Restructuring, DEAMCO and its owners will assume responsibility for the DEAMCO Facility Entities, including the contractual obligations described above. For additional information, see “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.” See also “Risk Factors—Risks related to our business—Completion of the NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals.”

Hyundai Engineering & Construction (“Hyundai”)

We have entered into a strategic teaming arrangement with Hyundai pursuant to which Hyundai will serve as our exclusive engineering, procurement, and construction (“EPC”) delivery partner for our SMR-300 program with Energetics, LLC (“Energetics”). Under the arrangement, Hyundai is responsible for performing the detailed design of the balance of plant (“BOP”), performing constructability assessments for each plant, and co-delivering procurement and construction through a Joint Project Management Office (“JPMO”) with us.

EDF Energy Limited and Tritax Management LLP

In September 2025, we entered into a non-exclusive memorandum of understanding (the “MOU”) with EDF Energy Limited and Tritax Management LLP to explore a potential strategic collaboration related to SMR-300-powered data center projects in the lower Trent Valley, United Kingdom. The MOU contemplates (i) joint engagement with the UK National Wealth Fund and other potential investors to explore financing options for a potential first-of-a-kind SMR project at Cottam and related data center development, and (ii) a joint feasibility study of potential deployment sites, including review of design and certain Generic Design Assessment-related areas, financing/off-take strategy, and development of preliminary project schedule and cost estimates.

Under the MOU, each party bears its own costs, and the arrangement does not create a partnership or joint venture. The MOU terminates upon the earlier execution of a superseding definitive agreement or five years from the effective date and may be terminated by any party for convenience upon 15 business days’ written notice. We have not yet executed definitive agreements to construct or acquire assets related to the contemplated projects. Accordingly, no amounts have been recognized in the accompanying financial statements as a result of this event.

SMR-300 Limited Work Authorization Acceptance

On December 31, 2025, we submitted the first part of the phased Construction Permit Application, including a Limited Work Authorization (the “LWA”) request, to the NRC. The LWA request sought NRC approval to conduct certain early construction activities for a dual-unit SMR-300 plant located at the Palisades Energy Center in Covert, Michigan.

On February 13, 2026, we received a letter from the NRC stating that it had performed an acceptance review of the LWA request and determined that the application is acceptable for docketing, contains sufficient information to initiate a detailed safety and environmental technical review, and allows the NRC to establish a predictable review schedule.

Decommissioning funding obligations

As the owner of these decommissioning sites, we are ultimately responsible for funding all decommissioning costs, including any amounts that exceed the balances available in the related NDT funds and DOE reimbursements. Historically, our decommissioning costs have been below the available NDT funds, and we have never had to use treasury funds to address an NDT fund shortfall. If, however, the market value of our NDT fund investments declines, investment returns are lower than expected, or estimated decommissioning costs increase, we may be required to make additional contributions to our NDT funds from our own resources.

Following the completion of the NAMCO Restructuring, we expect that DEAMCO and its owners will assume responsibility for the DEAMCO Facility Entities, including the respective NDTs and any related obligation to fund decommissioning costs. For additional information, see “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Tax Receivable Agreement

In connection with this offering, we will enter into the Tax Receivable Agreement with the TRA Beneficiaries. The Tax Receivable Agreement will provide for payment by us to the TRA Beneficiaries of 85% of the amount of the net cash tax savings, if any, that we are deemed to realize as a result of our utilization of certain tax benefits resulting from (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of Holtec International membership interests in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries) that exist as of the time of this offering or may exist at the time when Class B Interests of Holtec International are exchanged for shares of Class A common stock, and (iii) certain other tax benefits related to us entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement.

The payments that we will be required to make under the Tax Receivable Agreement, including those made if we elected to terminate the agreement early, have the potential to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreement, we expect that future payments to the TRA Beneficiaries (not including Holtec Nuclear) in respect of the Reorganization and the initial public offering will equal $     in the aggregate (based on the initial offering price of $     per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus), although the actual future payments to the TRA Beneficiaries will vary based on the factors discussed in “Certain Relationships and Related Person Transactions,” and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes in control.

Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Holtec International to make distributions to us. The ability of Holtec International or its subsidiaries to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although Holtec Nuclear would reduce future amounts otherwise payable to a TRA

Beneficiary to the extent such TRA Beneficiary has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under the Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and Holtec Nuclear will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that Holtec Nuclear is deemed to realize in respect of its utilization of tax benefits resulting from (i) Holtec Nuclear’s acquisition of Class B Interests from TRA Beneficiaries in future exchanges and (ii) any payments Holtec Nuclear makes under the Tax Receivable Agreement. Holtec Nuclear may not be able to recoup those payments, which could adversely affect our financial condition and liquidity.

Given the length of time over which payments would be payable, the impact to liquidity in any single year is greatly reduced. Although the timing and extent of future payments could vary significantly under the Tax Receivable Agreement for the factors discussed above, we anticipate funding payments from the Tax Receivable Agreement from cash flows generated from operations, and such payments are not anticipated to depend upon the availability of proceeds of this offering.

Off-balance sheet arrangements

We do not currently have any off-balance sheet arrangements. From time-to-time, we may enter into off-balance sheet arrangements, but we do not believe that these arrangements are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Critical accounting estimates

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that impact accounting related to asset retirement obligations at the dates of the consolidated financial statements and the reported revenues during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as the amount of revenue and expenses recognized. Our actual results may materially differ from these estimates.

Listed below are the accounting estimates that we believe are critical to our consolidated financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.

Revenue recognition

The accuracy of our revenue and profit recognition in a given period depends on the accuracy of our estimates of the cost to complete each project. There are a number of factors that can contribute to changes in estimates of contract cost and profitability, including the completeness and accuracy of the original bid, scope changes and changes from the original design, changes in the costs of labor and/or materials, owner changes, weather, site conditions, subcontractor performance issues and other delays. We generally recognize changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified.

Construction-type revenues

We have concluded that our performance obligations are satisfied over time because our performance does not create an asset with an alternative use and we have an enforceable right to payment for performance completed to date. We measure the progress toward complete satisfaction of the performance obligation(s) using the cost-to-cost input method resulting in a percentage of completion accounting model. Our estimate of the percentage complete is a critical accounting estimate.

Site service revenues

We have concluded that our performance obligations are satisfied over time because the customer simultaneously receives and consumes the benefit over the duration of site services performed. We measure the progress toward complete satisfaction of the performance obligation(s) using the cost-to-cost input method resulting in a percentage of completion accounting model. Our estimate of the percentage complete is a critical accounting estimate.

Decommissioning site service revenues

We have concluded that our performance obligations are satisfied over time because our performance does not create an asset with an alternative use, we have an enforceable right to payment for performance completed to date, and the customer simultaneously receives and consumes the benefits of the services as they are performed.

Engineering and consulting service revenues

Consulting services are recorded over-time based on time and materials incurred to date reflecting the enforceable right to payment and the value transferred to our customer for services rendered to date. We measure the progress toward complete satisfaction of the performance obligation(s) using the cost-to-cost input method resulting in a percentage of completion accounting model. Our estimate of the percentage complete is a critical accounting estimate.

For further information, see Note 2—“Basis of Presentation and Significant Accounting Policies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Asset retirement obligations

We account for ARO in accordance with ASC 410, Asset Retirement and Environmental Obligations. We recognize a liability for our legal obligation to perform ARO activities. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion of asset retirement obligations in Holtec’s Consolidated Statement of Operations. Changes resulting from revisions to the timing or amount of estimated asset retirement cash flows are recognized as increases or decreases to the asset retirement obligation liability. If the related decommissioned nuclear sites are fully depreciated, the corresponding adjustments are recognized in earnings within asset retirement obligation settlement and measurement gain (loss).

AROs are recognized legal obligations associated with the retirement of our shutdown nuclear reactors, at the present value, discounted at the credit adjusted risk-free rate, of the projected liability over the period in which it is expected to be incurred. The decommissioning process may take several years, and full decommissioning must be complete within sixty years of the nuclear plant ceasing operations. The present value of the initial obligation and subsequent remeasurements are based on site-specific cost estimates.

Our estimate of the ARO is a critical accounting estimate.

For further information, see Notes 4—“Site Decommissioning,” 10—“Asset Retirement Obligations” and 17—“Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus.

Recent accounting pronouncements

See Note 2—“Basis of Presentation and Significant Accounting Policies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus for further discussion regarding recently issued accounting standards.

Quantitative and qualitative disclosures about market risk

Foreign currency exchange risk

Our operations outside of the United States are largely financed in U.S. dollars and, accordingly, utilize the U.S. dollar as our functional currency. For those foreign subsidiaries that do have transactions in local currencies, all foreign currency Consolidated Financial Statement amounts are remeasured into U.S. dollars. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in the Consolidated Statements of Operations. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. For the years ended December 31, 2025 and 2024, a hypothetical uniform 10% strengthening or weakening in the value of the U.S. dollar relative to all other currencies in which our net income is generated would result in additional income or expense, as applicable, of approximately $0.6 million and $0.4 million, respectively. For the six months ended June 30, 2026, a hypothetical uniform 10% strengthening or weakening in the value of the U.S. dollar relative to all other currencies in which our net income is generated would result in additional income or expenses, as applicable, of approximately $0.2 million.

Commodity price risk

Our operations require the use of various commodities. Fluctuations in the prices and availability of these commodities can impact our direct operating costs and, in turn, our profitability. To mitigate this risk, we have implemented various strategies, including commercial actions and diversification of supplier base. We continuously monitor our exposure to commodity price fluctuations and adjust our risk management strategies as necessary. For the years ended December 31, 2025 and 2024, a uniform 10% increase in prices of the commodities that we use in our operations would result in approximately $2.9 million and $2.0 million, respectively, of additional costs if not fully recovered through higher prices to our customers. There have been no material changes in our commodity price exposure since December 31, 2025.

See Note 17—“Commitments and Contingencies” in the notes to our annual consolidated financial statements included elsewhere in this prospectus for further information regarding our risk exposures.

Interest rate risk

We have exposure to increases in interest rates under the LGA from the DOE. The LGA provides us with guaranteed funding of up to $1.52 billion through two notes from the FFB. Each advance has a fixed rate; however, the interest rate of each advance is determined on the date of each advance as 0.375% over the current average yield on outstanding marketable obligations of the United States of comparable maturity. As a result, increases in interest rates could result in future FFB advances having a greater cost of debt.

As of June 30, 2026, the Company has borrowed $125.0 million under the 2025 RP Agreement. In 2026, the 2025 RP Agreement was amended, and the facility limit was increased to $250.0 million, from $100.0 million. In addition, effective April 1, 2026, the 2025 RP Agreement bears interest at a rate equal to the greater of (1) the one-month SOFR plus 1.50% per annum or (2) the applicable federal rate. As a result, increases in the interest rates could increase the cost of servicing our indebtedness and reduce our profitability, financial condition and cash flows. The impact of a 1% increase in interest rates on the amounts drawn on the 2025 RP Agreement as of June 30, 2026, would result in an annual increase in interest expense of approximately $1.25 million.

Credit risk

Financial instruments that potentially subject us to concentrations of credit risk are trade account receivables. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including credit evaluations and maintaining an allowance for credit losses. As of June 30, 2026, three customers within the NPD reportable segment represented approximately 49% of aggregate accounts receivable. As of December 31, 2025, one customer within the NPD reportable segment represented approximately 32% of aggregate account receivables. The outstanding balance of this customer was collected in full in February 2026. As of December 31, 2024, two customers within the NPD reportable segment represented approximately 14% and 12%, respectively, of aggregate accounts receivable.

FOUNDER’S LETTER

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

TO:	Prospective Investors in Holtec Nuclear Corp (HNUC)

FROM:	Dr. Krishna P. Singh, Founder, CEO and Chairman Holtec Nuclear Corporation

SUBJECT:	Founder’s Letter to Prospective Investors

Dear Prospective Investor:

I am Krishna (“Kris”) P. Singh, CEO and Chairman of Holtec, an energy technology company that I founded in 1986. Because Holtec is predominantly a nuclear technology company and we serve a select cadre of global clients, we are not a consumer-facing entity and therefore may not be familiar to some of you. In view of our relative absence in the media, I felt it would be helpful for you to hear directly from me about my business philosophy, my management model, and my strategy for positioning our Company to play a prominent role in the fast-changing world of energy. Hopefully, what I will present in this letter in my own words will help provide you with additional insight into Holtec.

To understand Holtec, I should take you to the early 1970s when I graduated from the University of Pennsylvania which was the era when nuclear power generation was an exciting new field that needed highly trained engineers. To the environmentally conscious, it held the allure of providing an abundant source of energy to the world’s underserved billions without having to burn coal with its smoke, soot, pollution, and disfigurement of the landscape. I was one of hundreds of young scientists and engineers with advanced degrees that bought into the “nuclear promise.” For the first 15 years after graduation, I eagerly and energetically designed and qualified equipment and systems for nuclear power plants (many of which are still in service today), acquiring an in-depth knowledge of the nuclear industry in the process. While I was undergoing this period of maturation, the incident at Three Mile Island (“TMI”) Unit 2 occurred (in 1979). Although there were no casualties at TMI, the public image of the industry was badly damaged. At the same time, the per-kilowatt cost of nuclear plants was rising inexorably despite the industry’s efforts to counter the trend by building larger nuclear plants. Making matters worse, a general state of technology stasis had developed where design innovation was being stifled by the fear of change. The “nuclear promise” that had attracted people like me was becoming ever more distant and elusive. Something had to be done to inject new optimism and new ideas to re-invigorate nuclear power. It was this mindset that led me to launch Holtec (an acronym of “Holistic Technologies”), energized by the mission to help re-ignite the nuclear renaissance.

Of course, I knew our little company could not change the industry’s fortunes by itself. First, we had to become better known with a track record. To address the issue, I focused on the used fuel sector, which had become a matter of national concern following the U.S. government’s decision to discontinue reprocessing. This led to the possibility of plant closures, as the available storage capacity for storing spent fuel in their fuel storage pools was decreasing to critically low levels. As we describe in this prospectus, we entered the industry’s “wet storage” sector with a set of innovative solutions that significantly expanded the in-pool storage capacity of spent nuclear fuels, vaulting us to a position of industry leadership in wet storage within a mere five years after we opened our doors.

It was a heady achievement for our Company, which at the time employed fewer than 15 people. We also achieved a measure of recognition and respect in the nuclear industry.

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

A few years later, the nuclear industry encountered another challenging situation related to the need to continue reactor operations for many decades after the storage capacity of spent fuel pools was exhausted. This required nuclear plants to move their used fuel to onsite dry storage, where the fuel can be safely kept in a helium environment inside leak-tight, radiation-shielding casks. This segment of the industry, too, was under significant strain, to the point that the U.S. Nuclear Regulatory Commission had briefly suspended all dry storage operations in 1996.

It was during this period of crisis that we introduced our dry storage systems to store used nuclear fuel backed, as before, by creative and innovative solutions that we had been developing since 1992. The industry response was immediate and strongly affirmative. After the first sale in 1996, our market share began to climb steadily reaching approximately 75% of the U.S. plants in 2025. Our industry leadership of the “backend of the nuclear cycle” is supported by an array of patents and numerous proprietary technologies. Many of our dry storage contracts extend to the end of plants’ lives—well into the 2040s and 2050s. These long-term contracts reflect an intense customer loyalty founded on continuing stellar performance that, along with a high regulatory barrier to entry for new companies, has given a level of stability to our dry storage business that is rare in any industry. We believe that we will keep growing our market share in the coming years boosted by new nuclear plants coming online and continuing migration of our competitors’ customers to us. These long-term used fuel contracts have supported predictable, recurring revenues that have funded our initiatives for future growth, namely our small modular reactor, solar energy capture and long duration thermal energy storage technologies that, after a period of maturation, are expected to boost our profitability over time.

The Fukushima disaster in March 2011 solidified my conviction that developing a small reactor that is walk-away-safe, compact and universally deployable is the path for the industry to recapture the “nuclear promise.” With that conviction, we began work in 2011 on a small modular reactor solution, and drawing on our in-house capability to design, license, manufacture, construct and commission nuclear systems, honed through decades of turnkey supply, we are now uniquely positioned to launch the development of our small nuclear reactor which we now call SMR-300. Our three large manufacturing plants, in New Jersey, Pennsylvania and Ohio, all qualified in and practiced at nuclear fabrication, supported by hundreds of suppliers, have given us protection against supply chain performance concerns that are faced by our competitors. Our SMR-300 development has been carried out using the same disciplined, manufacturing and licensability-focused approach that we applied when building our used fuel management program, resulting in a construction-friendly, walk-away-safe, compact reactor that can be deployed at practically any place on earth with or without a natural source of cooling water, creating an intellectual moat against competitors’ intrusion. Further, our design is intended to provide a solution that eliminates the burned (used) fuel management concern by storing it in underground bunkers at the site. Thus, all used fuel produced by a plant’s reactor(s) can reside undisturbed in underground cavities at the plant site without the need to ship it offsite. Multiple patents safeguard our SMR-300 innovations. I am pleased that the U.S. Department of Energy selected Holtec for the highly coveted “Tier 1 First Mover Award,” which we expect, subject to a successful negotiation and execution of a funding agreement, will provide $400 million in federal funding to accelerate deployment of what we believe will be among the first SMRs deployed in the United States. We believe this grant also reflects strong federal support of our SMR-300 as a nationally important technology.

Another significant development in the wake of the Fukushima disaster (ca. 2011) that we successfully leveraged to strengthen our SMR program deserves mention. As utilities began to shut down nuclear plants, we acquired several of these sites. In 2026, we initiated the transfer of assets and liabilities from our decommissioning sites, Oyster Creek, Pilgrim, Indian Point, and Big Rock Point, to Decommissioning Asset

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

Management Company, LLC (DEAMCO), a wholly owned subsidiary of our affiliate, Holtec Holdings. This strategic move is intended to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs, with the ultimate goal of building SMR-300s on the decommissioned lands. Under this model, we also expect to continue to generate our decommissioning revenues through contractual services arrangements with DEAMCO, the new owner of these assets. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including potential deployments of our SMR-300 reactors.

We were confident that our turnkey delivery model, used fuel management expertise, and a portfolio of innovations that increased decommissioning efficiency would enable us to make a profit where others had struggled. Our strategic and innovative decommissioning business model worked beautifully; we produced good profits and now possess the proven experience and capabilities to provide our decommissioning services to shutdown nuclear plants around the world. In addition, through our agreement with DEAMCO, we will have access to the largest privately held portfolio of grid-connected, SMR-amenable nuclear sites in the United States—Oyster Creek, Pilgrim, Indian Point, and Big Rock Point. These four sites, which once produced approximately 3.4 gigawatts of power, possess characteristics we believe make them well suited to host dozens of our SMR-300s (our flagship SMR model). We believe that, if deployed, these sites could save hundreds of millions in capital relative to greenfield development by avoiding new critical infrastructure construction, cut years from SMR-300 deployment timelines that could give our program meaningful advantages compared to our competitors.

Thankfully, the last reactor in our shuttered plant lineup, Palisades, escaped demolition, due to a dramatic change in the public’s attitude and governments’ posture towards nuclear energy. Palisades’ home state awarded us a $300 million grant if we re-furbished and re-started it, and we obtained a not-to-exceed $1.52 billion low interest loan from the federal government. We signed up and are now on track to restart the 800 MWe plant in 2026, well before the promised date to our counterparties of March 2027, which, boosted by the federal production tax credit, we believe will give a steady stream of income to us for three decades. We also plan to build our first two SMR-300s, to be called Pioneer One and Two, at the Palisades site, and we expect those units to be commissioned in the early 2030s.

I must confess to being astonished by the rising interest in our SMR-300s, in the United States and overseas. We are fortunate to have an array of operations centers around the world, which we believe are ideally placed to introduce our SMR technology to their local regions. In some cases, they have been inundated with local interest. Certain governments are passing laws to enable us to enter their markets without fear of loss due to policy change and are helping us find local investment capital. For example, Ukraine has entered into a Memorandum of Agreement to deploy our SMRs, and EDF (UK) has executed an MOU with us to construct multiple SMR-300s in that country’s heartland. From the Cottam site in the U.K. to proposed projects in Ukraine, India, Sweden, Finland, Turkey, Hungary, and beyond, we are experiencing a rapidly growing demand for our reactors and technologies. Countries that had turned away from nuclear are reversing course, and new nations are preparing to join the “nuclear fraternity.” The roster of agreements gets longer every month.

Another market sector that holds immense opportunities for our SMR-300 is the retiring coal-fired plants which number in tens of thousands around the world. To serve them we have developed a coal-to-clean strategy that envisages the SMR-300 reactor to be supplemented by an advanced solar energy collection system called HI-THERM Hybrid Concentrated Solar Plant (HCSP), and a long duration thermal storage system, the Holtec Green Boiler, that we believe has the potential to transform solar energy from an intermittent source into a 24/7 source of electrical power. Our coal-to-clean model, we believe, will transform retired coal plants into clean

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

energy hubs that leverage existing cooling systems and grid interconnections while significantly increasing the site’s net power output with zero carbon emissions.

To summarize, we expect our classical used fuel management business with long-term contracts, and Palisades generation, due to become a long-term revenue generator, provide stable income streams to us with the former rising with increasing number of nuclear units by different nuclear plant suppliers that are expected to come online in the coming years. Our nuclear manufacturing business, which is managed within our Nuclear Power Division (NPD), is positioned to be the manufacturer for the non-Holtec reactor components that are expected to boost NPD’s revenue stream concurrent with the global rise of nuclear power. In contrast to the relatively stable income streams from the used fuel and the Palisades plant, our SMR-300’s financial benefit is expected to ramp up after the first units (Pioneer One and Two) are commissioned in Michigan which we believe would validate the performance of the SMR-300 technology. We expect the income from the SMR-300 program to meaningfully exceed the combined income streams from our used fuel and Palisades generation enterprises and that it will continue to grow in the foreseeable future. I attribute the past and ongoing business trajectory of the Company summarized in the foregoing to the three operating principles which I have held as essential predicates for our past and future success:

i.

Maintain a world-class manufacturing facility to minimize reliance on subcontractors and to serve as the training ground for our design engineers to continually sharpen their craft. Our three advanced manufacturing plants in New Jersey, Pennsylvania, and Ohio, and our technology center in Camden, New Jersey, provide us with more than a million square feet of nuclear-certified production capacity, supported by a robust supplier base and an array of proprietary digital systems and robots.

ii.

Maintain the capability to function as a full spectrum turnkey supplier which means single point responsibility for the project. It is the commitment to full spectrum service that has led us to acquire the necessary certifications to enable ourselves to operate a nuclear plant: we believe we are the only U.S. SMR developer to hold this distinction (which is a highly prized capability in foreign countries and which would also open another revenue stream for us as the SMR-300 operator). This single point of responsibility model is designed to reduce the risk of safety and quality being diluted by fragmented responsibility. It is also what differentiates Holtec from its peers: a combination of turnkey supply capability, high-impact intellectual property (IP), and reliable deliveries that make our customer base exceptionally loyal. We are proud that, as of June 30, 2026, to our knowledge, no Holtec customer in the United States has switched its dry storage system away from us once deployed, while 33 nuclear units have switched to Holtec dry storage from our competitors! I believe ongoing migration of dry storage business from our competitors to Holtec will likely continue in the future.

iii.	Maintain a rigorously meritocratic company culture that prizes every associate’s professional talent, and spirit of teamwork as critically important attributes.

We are fortunate to have maintained and nurtured a culture of technology innovation at our Company that has facilitated our entry into successive market segments armored with innovative technologies and our signature turnkey supply model resulting in a steadily rising market share in several industry segments. Innovations, often memorialized through patents, also help create a moat around our offerings preventing unauthorized usurpation by others. The market segments that we target for entry are always informed by emerging needs in the economy. The development of our SMR-300 “walk-away-safe” nuclear plant began in 2011 when Japan’s Fukushima plant was battered by the combined blow of a ferocious tsunami and a severe earthquake. While we did not foresee the rise in the demand for nuclear energy that has come about with the global race to build data

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

centers, our decision to launch the SMR program in 2011 appears to be (undeservedly) prescient. Today, after nearly 15 years of development and licensing interactions with the NRC, SMR-300 stands poised to debut as a twin-unit 680 MW (electric) plant to be called Pioneer One and Pioneer Two. The ongoing interactions with the NRC indicate that the regulatory work authorization process is expected to support the Pioneer construction effort similar to the manner it has occurred in the Palisades restart program. Given that SMR-300 is a Gen 3+ technology that uses borated water as the reactor coolant and benefits from 70 years of operating experience at over 300 nuclear plants, we believe its underlying technologies are proven and mature. We chose the pressurized water-cooled reactor that uses conventional nuclear fuel to eliminate the uncertainties attendant to the Gen 4 reactor making SMR-300’s deployment a more assured outcome. The SMR-300 is expected to receive necessary regulatory approvals to support construction and operation in the early 2030s under the well-established NRC 10 C.F.R. Part 50 process under which all U.S. nuclear plants operating today were constructed, other than the most recent AP1000 plants at Vogtle Electric Generating Plant in Burke County, Georgia. We view the multi-part 10 C.F.R. Part 50 process as more practical than the 10 C.F.R. Part 52 process used at Vogtle for first of kind projects. On December 31, 2025, we submitted Part I of our construction permit application (CPA) with the NRC for Pioneer One for limited release for construction, and we will submit Part II of the construction permit application for full construction release, followed by the Operating License Application (OLA) for operating Pioneer One and Pioneer Two, which we currently expect to receive in the early 2030s. Pioneer One and Pioneer Two, as of the date of this prospectus, are in a pre-construction stage reflective of completed technical design, site selection, pending partial financing via the DOE LGA Facility and site preparation work, and we currently expect Pioneer One and Pioneer Two will be among the first SMRs to be commissioned in the United States.

Other major new technologies that have emerged from our innovation technium in the past decade are the Long Duration Thermal Storage system (called the Holtec Green Boiler) and the Hybrid Concentrated Solar Power system (known as HI-THERM HCSP). The Holtec Green Boiler is undergoing prototypical testing that we believe will confirm its capability to store vast amounts of energy for long periods that the Li-ion batteries cannot match.

We see no material barriers to the success of the Holtec Green Boiler; however, its commercial competitiveness remains to be demonstrated. We are encouraged by strong indications of interest in the Holtec Green Boiler both domestically and from foreign countries such as India and Spain.

The HI-THERM HCSP is a twenty-year-old solar energy capture technology that, thanks to the plummeting cost of Chinese photovoltaic panels, failed to compete favorably with the PV technology. We have revived this technology by increasing effectiveness of the HI-THERM HCSP plant by a factor of two to three, and drastically reducing the construction cost and deployment schedule which figure to make it cost-competitive with the Chinese-led PV/battery offer for industrial scale applications. The innovations that have made these technology leaps possible are disclosed through patents with application details held proprietarily to protect our business interests. Unlike nuclear, the HI-THERM HCSP technology is not subject to any export control regimen and does not require regulatory approvals which would help its rapid application in the industry. We are hopeful that our innovative solar energy capture technology will compete favorably with the Chinese sponsored PV variety and other alternatives in the market. As of the date of this prospectus, the detailed design of both the Holtec Green Boiler and the HI-THERM HCSP have been completed. They have not yet reached commercial deployment and as such, their commercial success remains to be realized. As such, we believe that HI-THERM HCSP represents a meaningful long-term opportunity with the potential to contribute to the business over time.

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

Turning to financial aspects, I should observe that as a stockholder, your relationship with Holtec will rest on a simple premise—every share represents an interest in a real, operating business. We intend to communicate with you frequently seeking to present developments in plain language and share with you performance metrics that are meaningful for you to evaluate us.

As we enter the public markets, our strategy is to align management’s incentives with long-term per-share value creation, safety, and regulatory excellence—not short-term share price movements. We are committed to preserving our culture in which decisions are evaluated by their expected risk-adjusted return for Holtec’s stockholders, which is every one of you.

I am heartened by the market indications which suggest that if we execute our strategic plan, we can achieve a leading position in the SMR industry within the next ten years. That opportunity will require a substantially larger capital base and credit capacity than our current capacity as a private company. The transition to a public company is largely motivated by this capital need.

We envisage the capital we raise in this offering will help us execute our long-term strategy, including accelerating SMR-300 licensing and deployment in the United States and key international markets, further expanding our manufacturing capacity and digital capabilities to support factory-built SMR systems, structures and components at scale, furthering refinement and commercialization of our Holtec Green Boiler and HI-THERM innovations, and expanding our product and services offerings in emerging areas such as cybersecurity and national defense programs.

I am profoundly grateful to our company associates, partners, customers, and governmental authorities, whose support for our cause has made Holtec what it is today. As we begin this new phase as a public company, we welcome investors who have confidence in our business strategy and the disciplined execution that has undergirded our decades-long commercial success, as set forth in this prospectus.

Despite a technologically accomplished and financially successful past, our best days, I firmly believe, lie ahead. I hope you will join us on this journey.

BUSINESS

Overview

Holtec is a U.S.-headquartered, multinational technology company specializing in the energy sector, with its principal focus on nuclear power generation and an expanding presence in adjacent clean energy generation solutions and long-duration energy storage. Our founder, Dr. Krishna P. Singh, a widely recognized inventor and entrepreneur, has led the Company since its inception in 1986. We believe that our established position in multiple sectors of the nuclear power industry has been facilitated by our sustained development of innovative technologies, covered by 203 granted patents worldwide as of June 30, 2026, that help protect our IP from unauthorized appropriation by others, as well as other confidentially held IP. Our innovative solutions extend across a full spectrum of disciplines applicable to nuclear power plants, including design, engineering validations, licensing, manufacturing, site construction, commissioning, operations and decommissioning. We provide SSCs and specialty services to the nuclear power industry for our global clients, many of whom are Fortune 500 companies and among the largest in their respective countries. As a vertically integrated, turnkey nuclear technology company, we deliver our goods and services to our customers while maintaining control of all key elements of product delivery, which we believe makes us uniquely positioned to address the growing needs of the global nuclear market. We operate on five continents through 13 operation centers and have a client base that includes more than 150 commercial nuclear reactors, as of June 30, 2026.

We are a leader in the nuclear energy sector in four primary business activities that cut across our legacy operations, our SMR development program and our relatively new renewable energy program: (i) provision of goods and services for the management, storage and transportation of spent nuclear fuel; (ii) restart of decommissioned nuclear power plants and provision of decommissioning services to shutdown nuclear power plants; (iii) development and turnkey supply of SMRs, which are engineered to provide 24/7, clean energy; and (iv) development and deployment of our solar and energy storage technologies that will complement our SMR-300 clean energy solution. We believe that we are the only company in North America that provides a broad range of SSCs and specialty services to the nuclear power industry, is licensed to operate a nuclear reactor and has the distinction of pioneering the restart of a shuttered nuclear plant, a milestone previously viewed by many as unattainable in the United States. Our main business lines to date, comprising decommissioning services, spent fuel storage and transportation solutions and related services, include businesses characterized by long-duration, contracted cash flows with highly rated, stable counterparties. Since our inception, we have been conservatively managed with limited indebtedness. We have grown from a small, niche nuclear supplier in the 1980s to a leading nuclear company, with more than 90% U.S. market share in wet spent fuel storage and approximately 75% U.S. market share in dry spent fuel storage for operating plants as of June 30, 2026, which speaks to our proven ability to expand into and lead new markets.

Our goal is to replicate this success in the developing SMR sector by utilizing our established turnkey project delivery model to deliver the SMR-300 to our customers with engineered passive safety features that are designed to make the SMR-300 Walk-away-safe and with other design attributes to make the SMR-300 universally deployable and land-efficient. We are a leading SMR developer that owns the Palisades nuclear plant and has access to four other nuclear sites (Oyster Creek, Pilgrim, Indian Point and Big Rock Point) in the United States, which we expect will serve as prequalified locations to deploy our SMR-300 plant, subject to receipt of required regulatory licenses and other approvals for our SMR technology. We were also the only SMR developer selected by the DOE in December 2025 for its coveted Tier 1 First Mover Award, which we expect will provide us a $400 million grant to accelerate deployment of our first dual-unit SMR-300 plant (named Pioneer One and Pioneer Two) at our existing Palisades site in Michigan, subject to certain conditions, including the negotiation and execution of a funding agreement. Based on our knowledge of the emerging SMR industry, we believe that Pioneer One and Pioneer Two will be among the first SMRs commercially operating in the United States.

We operate three advanced manufacturing plants, one each in New Jersey, Pennsylvania and Ohio, that feature over one million square feet of aggregate production capacity. These plants enable us to serve our diverse, global client base through timely deliveries and rigorously quality-controlled SSCs and specialty services. We also maintain a commercial relationship with Holtec Asia, an affiliate owned and controlled by our founder. Holtec Asia operates a manufacturing facility in Gujarat, India that supplies air-cooled condensers and is a leader in renewable energy technologies. Our relationship with Holtec Asia provides us with access to its technical capabilities and supports our efforts to pursue opportunities in the large SMR market in India and other parts of Asia and Africa. We believe that the combination of our substantial IP portfolio and our advanced domestic manufacturing facilities positions us to capture a wide range of opportunities across the entire nuclear lifecycle, from new build reactor operations to recommissioning of shuttered plants and life extension of existing nuclear plants. Our capabilities and certifications position us to play a critical role in the supply chain for both traditional light-water reactors, including Western- and Russian-designed systems and evolving next-generation reactor technologies.

With a strong commitment to public health and safety, research and development and social and environmental responsibility underpinned by a global footprint spanning North America, Europe, Asia, Africa and South America, we are well-positioned to contribute to the Trump administration’s ambition to expand commercial nuclear energy generation. We believe that our integrated capabilities, innovative technologies and project execution track record make us a trusted partner to deliver on our commitments to our global clients, which include utilities, governments, off-takers and industrial companies. Our ability to maintain customer relationships will depend, in part, on our continued performance, regulatory compliance and cost competitiveness.

Our business model varies by the industry sector, but in all instances, it is supported by our vertically integrated delivery model, extensive regulatory experience and innovation-driven approach. Our leading position in spent fuel storage was attained by our turnkey, single-responsibility delivery model, which enabled us to capture additional financial margin while simultaneously mitigating our customers’ risks. While this model may allow us to capture additional margin, it may also increase our responsibility for design, procurement and construction risks. Our advanced cloud-based project management and quality assurance systems, refined through nearly four decades of sustained use, further enhance operational efficiency and risk management strategies, supporting a track record of hundreds of completed projects delivered on-time. In decommissioning, we led the industry in pioneering the “acquire the plant and decommission” model, making us the largest owner of shuttered nuclear reactor units in the United States as of June 30, 2026. Pursuant to NAMCO Restructuring Phase I, which will have been completed prior to the closing of this offering, certain decommissioning assets and associated liabilities have been transferred from NAMCO to DEAMCO, a subsidiary of our affiliate, Holtec Holdings. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may not be completed prior to the closing of this offering, we expect to continue to generate decommissioning services revenues pursuant to a contractual services arrangement with DEAMCO, the new owner of these assets. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. For additional information, see “Organizational Structure—NAMCO Restructuring” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

We intend to lead the licensing, procurement, construction and commissioning of SMR-300 plants to address the growing global shortage of baseload, carbon-free power. In addition to the full-scope procurement and construction of SMR-300 plants, we have established a fully integrated project development subsidiary, Energetics, to lead commercial development of SMR-300 projects, starting at the nuclear plant sites we currently own or to which we have access. Our project development capability builds on the Palisades restart project where we have successfully managed the off-take arrangements, permits and project financing, and have established ourselves as an INPO-accredited and NRC certified nuclear operator. The recommissioning of the shuttered Palisades nuclear plant, which would be the first restart of a shuttered nuclear power plant in the United States, is in the final stages with all major upgrades completed and a limited number of minor modifications required for restart. These minor modifications must be completed with the same care and rigor as the major modifications to ensure long-term reliable plant performance. The completion of the remaining modifications and final commissioning of the Palisades restart project is expected in 2026, in advance of our commitment date with our counterparties of March 2027.

We believe our depth and breadth of experience—spanning more than 40 years of successfully executing complex nuclear projects—positions us to effectively address the project execution challenges and quality issues that have negatively affected nuclear plant construction for decades. Consistent with our full-spectrum capabilities, through Energetics we offer both a Build-Own-and-Operate model and a Develop-to-Deploy model to the industry.

We believe this flexibility differentiates us from our domestic competitors and allows us to better compete with government-owned foreign suppliers. In collaboration with Hyundai E&C, we expect to utilize our vertically integrated capability to deliver reactors to our own sites as well as to our global customers. We believe that our nuclear plant operational capabilities and certifications will be valuable to countries that are in the early stages of developing nuclear power programs. Our plant operational capabilities, however, are not expected to be utilized extensively in the United States or in other countries that currently operate established nuclear facilities. While we have an established operating history of executing highly complex nuclear projects, nuclear projects are capital-intensive undertakings that require extensive regulatory approvals and ongoing compliance with applicable laws and regulations as well as multi-stakeholder project delivery and management, and they may be subject to significant delays, cost overruns or other uncertainties beyond our control. See “Risk Factors—Risks related to our business—The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations, and we may need to make significant adjustments to our SMR business plans or significantly delay or scale back the deployments of our SMR-300s” and “—Our ownership and operation of the Palisades plant, and any future nuclear power plants, subject us to substantial risks and financial assurance requirements that are associated with nuclear generation.”

Our full product portfolio is broad, premised on a combination of our existing mature product lines and new or maturing technologies that are future-focused or nascent in their state of development. Our mature product offerings include high-density racks for wet storage of spent fuel, high-capacity dry storage and transport systems for used nuclear fuel and high-level waste, air-cooled condensers and advanced heat exchangers. Our SMR-300 reactor is, as of the date of this prospectus, in a pre-construction stage reflective of completed technical design, site selection, partial financing via the DOE LGA Facility and site preparation work, and we believe the SMR-300 could be among the first SMRs to be commissioned in the United States. Our Holtec Green Boiler, which is an innovative, high-capacity, long-duration thermal energy storage system, and our HI-THERM HCSP, our hybrid solar energy capture system, are both recently developed technologies that could drive significant long-term growth opportunities. While our current business and projected future growth are not dependent on the commercial success of these technologies, we expect they will provide incremental growth opportunities through our sales efforts and licensing arrangements with Holtec Asia. Holtec Asia currently expects to test the Holtec Green Boiler as a scale-model prototype in 2026, and we expect demonstration testing to begin on our HI-THERM HCSP following successful prototype testing of the Holtec Green Boiler. As of the date of this prospectus, the SMR-300, Holtec Green Boiler and HI-THERM HCSP have each achieved technical design, but none have been commercially deployed to date and each remain subject to successful commercialization.

We also provide specialized solutions to the DOE and the DOD, while also delivering integrated security and cybersecurity solutions for critical infrastructure and data centers. We believe that our extensive footprint in the area of supply of critically important equipment and systems for Russian-origin nuclear reactors will make us an attractive partner for countries that may be wary of reliance on Russian supply chains.

Key highlights that define our differentiated position in the commercial nuclear industry include:

Note: Information as of June 30, 2026, unless otherwise indicated.

(1) The amount of the Tier 1 First Mover Award represents our current expectations and is subject to certain conditions, including the negotiation and execution of a funding agreement.

Our market opportunity

Global power demand surge

The global energy landscape is experiencing significant electricity demand growth. According to BNEF New Energy Outlook (2025), global demand for electric power is projected to rise 75% by 2050 from 2024 levels, driven by economic development in emerging markets, electrification of transportation and buildings, increasing frequency of extreme weather and data center expansion for AI and cloud computing. BNEF projects global data center demand to be five and a half times higher by 2040, creating acute pressure on grid infrastructure. To satisfy escalating demand, particularly in industrial and data center load, and to balance intermittent power output from renewables and backfill coal retirements, a substantial increase in baseload generation is needed.

In the United States, demand growth is also supported by national policy priorities. The intensifying AI infrastructure race, industrial onshoring and reinvigoration of domestic manufacturing necessitate expansion of U.S. power infrastructure. BNEF expects incremental annual electricity load additions from data centers and industry in the United States to be approximately 15 times higher by 2040 than in 2025, measured relative to a 2024 baseline. Coal’s electricity generation share is projected to decline from 33% in 2024 to 8% in 2050 according to BNEF, and planned retirements of other legacy baseload assets will compound the need for new capacity. Energy independence and diversification have also become national security priorities.

Nuclear energy can help address these trends. Nuclear energy provides reliable, baseload generation that produces clean power, satisfying the requirements of many large-load customers, including data center operators. U.S. policymakers see increased nuclear generation as a key contributor to energy security, as reflected in the Trump administration’s call to expand nuclear capacity from approximately 100 GW today to

400 GW by 2050. Globally, nuclear energy addresses similar diversification and security concerns amid ongoing geopolitical tensions.

The rapid build-out of intermittent power sources, such as solar and wind, has in some markets contributed to grid stability challenges and periods of excess generation. These market conditions have supported the development of our long-duration storage technology, the Holtec Green Boiler, which Holtec Asia licenses from us and currently expects to test as a scale-model prototype in 2026. Together with Holtec Asia, we intend to commercially deploy the Holtec Green Boiler both nationally and in foreign markets and increase our exposure to such foreign markets through our alliance agreement with Holtec Asia.

Overview of the contemporary nuclear industry

As of July 29, 2026, there were 417 operating nuclear reactors globally with a combined capacity of 380 GW, and an additional 77 reactors (81 GW) under construction, according to the IAEA. Over the past two decades, the nuclear landscape has evolved regionally, and despite 106 retirements, 102 reactors have been built, primarily in China (World Nuclear Association, 2025). Amid geopolitical shifts and anticipated demand growth, the expansion of nuclear energy has re-emerged as a focus of global and national energy policy. Several countries, particularly in Europe, have announced plans to pursue or consider new nuclear power plants. As examples, Ukraine, which is a long-term Holtec client, intends to build new SMR-300 reactors as part of its infrastructure rebuilding efforts at the closing of the war with Russia. This infrastructure build-out is expected to include multiple reactors at its former coal plant sites after the war. Sweden and Finland are changing their laws to facilitate new nuclear development, including SMRs. Turkey, which is well positioned to serve both Eastern Europe and the Middle East, is pursuing private capital solutions to expand its nuclear portfolio. Several African governments have engaged us to express strong interest in deploying SMRs to support their industrial base. The United Kingdom has emerged as a leading developed market to build new nuclear assets and Holtec has signed an MOU with EDF to explore the potential deployment of SMR-300 units at its approximately 900-acre Cottam site. The United Arab Emirates is expanding its nuclear energy program in collaboration with its South Korean partners. In Canada, Ontario Power Generation is leading the construction of the first commercial-scale SMR. India has privatized nuclear plant ownership through an act of its parliament (The Shanti Act 2025) with plans to build 100 GW of new generation by 2047. The United States, Japan and South Korea are progressing cooperation for development of new nuclear energy, potentially leading to new nuclear construction in East Asia. From our perspective, demand for SMRs is growing at an astonishing pace across the world.

The United States operates the largest national nuclear fleet by net capacity, with approximately 97 GW from 94 operational reactors. In the near term, much of the opportunity for “new” nuclear capacity in the United States will arise through relicensing, power uprates, life extensions and restarts of shuttered plants. According to the NEI’s 2025 Future of Nuclear Power survey, 73% of U.S. sites are planning or considering power uprates, representing more than 5 GW of potential additional capacity in the aggregate. We expect to return the Palisades Nuclear Power Plant in Michigan to service in 2026, which is on track to be the first restart of a decommissioned nuclear plant in the United States. Additional restarts at Crane Clean Energy Center in Pennsylvania, formerly known as Three Mile Island, and at Duane Arnold Energy Center in Iowa are expected to follow. There have also been multiple announcements in the trade press regarding plans for new large-scale and small-modular commercial reactors within the United States, including at the abandoned V.C. Summer Nuclear Power Station and our Palisades site.

Nuclear market opportunity

We believe that the global nuclear energy sector presents substantial growth opportunities through 2050, with approximately 200 GW of new generation capacity required to satisfy demand and replace retiring assets (U.S. DOE, 2024). The IAEA projects nuclear energy capacity to increase up to 2.5 times globally, from 376 GW today, and up to 2.0 times in North America by 2050. Given our strong market presence and track record, we believe that we are well-positioned to maintain our leading market share both domestically and internationally as new capacity additions from AP1000s, other large reactors and SMRs come online. In particular, we believe that we have a differentiated market position because many of the utilities globally that will build new plants are already using our spent fuel management technologies for their existing plants. This anticipated expansion creates more than $100 billion of global market opportunities by 2050 across nuclear services and decommissioning according to SNL, IAEA and INL, and presents strong opportunities for the deployment of our SMR-300 and the Holtec Green Boiler.

Nuclear services. Commercial nuclear reactors require continuous maintenance, upgrades and component replacements throughout their operating lives, creating a substantial and recurring market. As the current fleet ages and new capacity is added, demand for specialized nuclear equipment supply, maintenance, refurbishment and support services is expected to expand. Increasing plant output, restarting idle reactors and renewing operating licenses are near-term drivers of services demand.

The total U.S. nuclear services market today is estimated to be approximately $20 billion annually, according to SNL and BNEF. Today, nuclear energy generates approximately 775 TWh in the United States. Assuming average O&M costs of approximately $8.4/MWh for fuel and approximately $5.1/MWh for non-fuel (SNL 2025), the current market opportunity for variable O&M needs is approximately $10 billion per year, according to SNL and BNEF. Fixed O&M costs drive an additional $10 billion market, assuming average costs of approximately $75/kW-year, according to SNL and BNEF. The potential United States fleet expansion, as forecasted by the IAEA, could catalyze an additional approximately $20 billion of market opportunity annually by 2050 for nuclear services, according to SNL and BNEF. The U.S. nuclear fleet represents approximately 25% of global capacity, and we expect the international market opportunity to be larger.

In dry spent fuel storage, we have a leading market position with installations at approximately 75% of operating U.S. sites. This leadership extends to wet storage, where over the past approximately 25 years we have secured nearly 100% of the design/build contracts in the United States. Our products and services are supplied to nuclear and conventional power generation facilities globally.

Nuclear generation. We expect SMRs to play a meaningful role in the expansion of nuclear capacity. We believe SMRs will offer scalable, cost-effective solutions for new capacity with enhanced safety features, reduced construction timelines and reduced land and transmission infrastructure needs as compared to traditional, larger-scale reactors. Through smaller core inventory and simplified, modular fabrication, SMRs complement large-scale nuclear generation through lower upfront costs and flexible capacity planning. We believe that recent public announcements by utilities and large commercial customers, including data-center operators, indicate increasing market acceptance of long-term off-take arrangements to secure reliable, carbon-free baseload power.

We believe that our SMR-300 plant can become a favored nuclear generation source over large reactors because of certain advantages, including (i) small land requirement, with an SMR-300 installation designed to occupy approximately 15 acres of land for a single-unit deployment, or less than approximately 0.05 acre per MWe, and (ii) a fast construction life cycle (targeting approximately three years). Based on our design assumptions, a 1,200 MWe plant could be replaced by two dual-unit SMR-300 plants, comprising four SMR units in total, that together could deliver over 1,300 MWe. In addition, the supply disruption caused during a large plant’s refueling outages would be expected to be replaced with smaller, staggered reductions in output as each of the four SMRs at the site enters scheduled refueling.

We believe our vertically integrated model, track record for project execution, established infrastructure and proven project delivery expertise position us to successfully capture this opportunity. For nearly 40 years, we have designed, manufactured and delivered critical nuclear components and systems for numerous FOAK projects. Once operational, we expect the SMR-300 plant will be the next FOAK nuclear project in our long historical record of delivering new technologies.

We have access to five shuttered nuclear sites across the United States, which were previously qualified to host commercial nuclear reactors by the NRC. Palisades, an 800 MW facility with decades of operational history before its 2022 shutdown, is the site of the anticipated first-ever restart of a decommissioned nuclear plant in the United States. We believe this achievement will demonstrate our unique capability to restore retired nuclear assets to commercial operation. In the fourth quarter of 2025, we were selected to receive the Tier 1 First Mover Award, which we expect will provide us a $400 million grant, subject to certain conditions, including the negotiation and execution of a funding agreement, specifically for SMR-300 deployment which reflects strong federal support of our advanced reactor technology and recognition of our execution capabilities. Our teaming arrangement with Hyundai E&C, a global nuclear EPC contractor, enhances our ability to manage complex nuclear construction and delivery activities and strengthens our conviction around our ability to deliver. Similarly, our comprehensive lifecycle services, from permitting and financing to spent fuel management and decommissioning, help reduce key barriers faced by utilities and developers. With existing long-term contracts with major utilities and government agencies extending into the 2030s and 2040s, we believe that we are well positioned to capitalize on the expanding nuclear generation market domestically and internationally.

Decommissioning. As the global reactor fleet ages and license extension periods expire, the market for decommissioning, waste management and site restoration services is expected to grow. IAEA’s 2025 estimates assume at least 81 GW of current nuclear capacity may be retired by 2050, including approximately 6 GW in North America. Decommissioning costs mainly range between $750 per kW (first quartile) and $1,250 per kW (third quartile) (INL: Nuclear Energy Cost Estimates for Net Zero World Initiative, 2024), representing a market opportunity for decommissioning revenue of at least approximately $60 billion globally through 2050. Based on our current market capture rate and our established track record as a U.S. decommissioning services provider, we expect our decommissioning business line, led by HDI, to continue growing globally as nuclear plants reach the end of their operating lives. While we expect that the service life of operating nuclear plants will also likely be extended through innovative technologies being developed by us and our peers, which could reduce near-term demand for decommissioning services, we expect that such developments would in turn increase demand for our life-extension and related services.

Long-duration energy storage. Energy storage is an additional pathway to provide clean, grid-stabilizing power. The global battery and energy storage systems market is projected to grow from 128 GW in 2024 up to approximately 3.78 TW by 2050, according to BNEF. When paired with renewable generation, energy storage can provide critical load-balancing and increase the overall economics of clean energy assets. Current battery technology typically provides two- to four-hour discharge durations. As renewable adoption expands and industrial load increases, we expect long-duration storage, measured in days, to become an increasingly important component of load balancing and grid stabilization. To address this need, we have developed a long-duration energy storage technology, the Holtec Green Boiler, which Holtec Asia licenses from us and currently expects to test as a scale-model prototype in 2026.

We believe that our Holtec Green Boiler technology positions us to take advantage of two distinct market opportunities: coal plant retirements and ongoing grid-stabilizing capacity needs. The Holtec Green Boiler repurposes retiring coal infrastructure to support clean energy generation by preserving existing turbine-generator equipment, cooling systems, grid interconnections and transmission capacity, while eliminating coal combustion systems. In addition, the Holtec Green Boiler is designed to provide long-duration energy storage that can be engineered to provide project-specific discharge capability and is designed for a service life of greater than 60 years through Holtec’s patented technology. When integrated with our HI-THERM HCSP, the Holtec Green Boiler becomes a clean energy solution that can generate electricity when needed, using stored thermal energy with potential behind-the-meter applications. The technology can serve multiple industrial applications including hydrogen production, district heating, medical sterilization and food processing, positioning it as a versatile solution for industrial customers seeking to add clean baseload capacity across diverse sectors.

Nuclear advantage

In a rapidly evolving energy landscape, we believe that nuclear energy is well-positioned to meet the growing demand needs, supported by relative operational and safety benefits as compared to alternative resources. Nuclear generation provides consistent baseload power that is largely insulated from weather-driven intermittency, pipeline constraints of fuel procurement and market-driven cycling that affect other assets.

i.

Capacity factors: Based on 2024 EIA data, nuclear power plants routinely operate at capacity factors above 90%, producing near-maximum output almost continuously throughout the year. In comparison to other baseload generation, average capacity factors for coal and combined-cycle natural gas assets are approximately 43% and 61%, respectively. A nuclear power plant’s high utilization reflects the stable thermal performance of nuclear reactors and the industry’s maintenance and monitoring standards.

ii.

Turbine environment: Nuclear turbines operate in a significantly less hostile mechanical and thermal environment than natural gas combined-cycle turbines. Nuclear steam turbines are driven by saturated steam at comparatively lower temperatures and pressures, with clean working fluid that is free of corrosive combustion byproducts. By contrast, combined-cycle gas turbines are exposed to high firing temperatures (approximately 3,000°F), thermal cycling and chemically aggressive exhaust gases that accelerate material fatigue, blade erosion and hot-section degradation. This harsher operating process necessitates more frequent inspections, component replacements and forced outages in natural gas plants. However, nuclear turbines benefit from the longer service intervals, slower degradation rates and more predictable longer-term performance.

iii.

Planned outages and refueling cycles: Nuclear power plants undergo planned refueling and maintenance outages on predictable 18- to 24-month cycles, with detailed work scopes scheduled years in advance. These outages are executed in concentrated windows, allowing plant owners and grid operators to plan capacity needs with a high degree of confidence. By contrast, gas and coal plants typically face more frequent, shorter and less predictable outages driven by equipment failures, fuel delivery issues, or dispatch volatility, which increase the risk of unplanned downtime and system stress during peak demand periods.

iv.

Fuel supply: Uranium fuel is procured and purchased through long-term contracts in advance of fuel-loading cycles. The procured fuel is stored on-site, providing assets with up to 24 months of inventory. Fuel costs represent a limited portion of total operating costs and short-term fluctuations in uranium prices are not expected to have a significant impact on an asset’s economics. Gas power plants, however, often rely on “just-in-time” delivery of fuel, which exposes the assets to real-time price fluctuations, weather events and other transportation disruptions and geopolitical shocks.

v.

Safety: Nuclear energy is among the safest large-scale energy sources. The industry operates under a defense-in-depth philosophy with multiple redundant physical barriers, engineered safety systems and stringent regulatory oversight, resulting in extremely low rates of worker injury, public exposure and environmental harm. Decades of operational data show that, despite the high-profile nature of rare accidents, the overall safety record of nuclear energy is far superior to that of fossil-fuel generation. A 2020 analysis shows that in the years since data has been collected, nuclear has been responsible for as few as approximately 0.03 deaths-per-terawatt hour of production, nearly 99.9% fewer per-TWh than attributable to coal and approximately 98.9% fewer than attributable to gas, according to Our World in Data.

vi.

Resilience: The operating performance of nuclear plants during extreme weather events is also notable relative to alternative forms of generation. Publicly available reliability analyses have noted that nuclear units in weather-affected regions generally maintained high availability relative to gas-fired generation, which experienced significant outages driven by fuel supply constraints and equipment failures. For example, during the February 2021 cold weather event in Texas and the South Central United States, the joint staff report by the Federal Energy Regulatory Commission and the North American Electric Reliability Corporation found that fuel-related and freezing issues affecting natural gas production and delivery were a primary driver of widespread outages, and that the gas-fired units accounted for the majority of fuel-related outages and derates in the ERCOT, SPP and MISO South regions. Over the course of the event, gas-fired units in these regions experienced approximately 256,590 MW of cumulative incremental unplanned generation outages, derates and start-up failures, compared to approximately 2,091 MW for nuclear units, meaning nuclear units accounted for less than 1% of the cumulative unplanned MW losses experienced by gas-fired units, even though nuclear represents a meaningful share of firm capacity in those regions. Nuclear outages were largely attributed to freezing or mechanical issues rather than fuel unavailability. While no single event is determinative, these outcomes are consistent with the structural difference in fuel logistics and operating profiles described above.

Holtec’s competitive strengths

Our sustained growth and leadership in the global energy sector is underpinned by a set of distinctive competitive strengths that differentiate us from our peers within the nuclear and clean energy industries. Backed by our relentless focus on innovation, vertically integrated project delivery model, financial resources and expansive international footprint, we have established a reputation for operational excellence, reliability and technological leadership. Our commitment to safety, quality and social responsibility, combined with our strategic partnerships and proven track record of successful project execution, has positioned us to capitalize on emerging opportunities and address the evolving needs of our clients worldwide. These core strengths form the foundation of our ability to deliver value, drive high-impact innovation and maintain a resilient, future-ready enterprise.

Industry-leading innovation and intellectual property. We are a premier technology company in the nuclear and clean energy sectors with 203 granted patents worldwide as of June 30, 2026, supported by a collection of proprietary processes, internally developed software and proprietary technical reports that supplement our substantial portfolio of IP. Our commitment to sustained research and development has resulted in multiple industry-first solutions that underpin our core business today, which includes wet and dry storage technologies and equipment used for the dry storage and transportation of spent nuclear fuel. These solutions enable our global customers to manage the backend of their nuclear fuel cycle while reducing the risk of forced reactor outages associated with spent fuel storage constraints. Our ongoing innovation efforts include the SMR-300 Walk-away-safe nuclear power plant, the HI-THERM HCSP solar energy capture system and the Holtec Green Boiler long-duration thermal storage system, each of which is intended to support decarbonization and grid stabilization while providing additional clean energy options. Other examples of our innovations include the development of the first underground dry storage solution in the United States and the development and licensing of Metamic, a metal-matrix neutron absorber, as well as its nano-technology-based, higher strength variant, Metamic-HT. We have also developed proprietary neutron shield materials, known as Holtite A and Holtite B, which are used to absorb thermalized neutrons in a neutron-emitting environment. To our knowledge, Metamic and the Holtite-class of materials are only available from our company, and their differentiated capabilities have resulted in sales to a broad range of customers, including the national laboratories and branches of the U.S. government. In addition to innovative products and technical solutions, we have developed internal project management and quality assurance systems that are indispensable for our continued industry leadership and support our project delivery capabilities, manufacturing controls and supply chain management. We believe that our substantial portfolio of IP drives our competitive advantage and protects our market position and future revenue streams.

Turnkey project delivery and vertical integration. We distinguish ourselves as a turnkey supplier, offering a vertically integrated delivery model that encompasses every phase of a project, from conceptual design and regulatory licensing to manufacturing, construction and commissioning. This single-responsibility approach is designed to support seamless execution and enable critically important control over quality, schedule and cost throughout the project lifecycle. Our in-house manufacturing capabilities, carried out by three major U.S. plants and an affiliated facility in India, further support our ability to execute complex, large-scale projects on time and within budget. In addition, as part of the Palisades restart project, we have become a licensed nuclear plant operator, which we believe makes us the only U.S. SMR developer with this qualification as of June 30, 2026. We believe this expansion of our turnkey capabilities, including the vetting of our SMR designs through an operator’s perspective, will result in a safer, more cost-effective and operator-friendly SMR design relative to our competitors. Many countries that are prospective markets for SMRs do not have existing nuclear operating capabilities. We believe our ability to operate nuclear facilities allows us to offer a fully turnkey build and operate solution that differentiates us from our domestic competitors in these markets and, together with our experience supplying and servicing equipment and systems for Russian-designed nuclear reactors, will enable us to be strategically competitive with state-owned foreign competitors, including those from Russia and China, in markets where such reactor designs are prevalent.

Domestic manufacturing footprint and supply chain advantage. We manufacture engineered SSCs at three fabrication facilities in the United States. Our global operation centers engineer virtually all SSCs fabricated by us, except for a small number that are designed by our customers. Our long-standing U.S.-based manufacturing model aligns with federal programs that encourage domestic production. Furthermore, because our supply chain includes a wide array of U.S. suppliers, we anticipate that our procurement of materials and parts tends to be more resilient, which helps reduce tariff exposure and strengthens our position relative to competitors whose cost structures and delivery timelines are more sensitive to international manufacturing and trade-policy dynamics. While certain specialized components or large forgings may be more economical to source globally, domestic manufacturing offers meaningful advantages, including reduced tariff exposure, easier compliance with federal domestic-content requirements, generally shorter and more controllable logistics, potential eligibility for federal programs and loan guarantees tied to U.S. content and reputational benefits. Our U.S. factory-built SMR modules are expected to enable repeatable manufacturing processes, tighter quality assurance oversight and more efficient field construction. We expect this approach will lower construction-schedule risk and accelerate capital-cost efficiencies as we progress from FOAK to NOAK deployments. In addition, domestic sourcing supports U.S. jobs, which can facilitate permitting, strengthen long-term community and utility relationships and support stakeholders that are critical for site selection and off-take agreements. Our high-profile U.S. projects underscore these advantages, while reducing foreign-exchange exposure, international shipping delays, port congestion and geopolitical disruptions, including sanctions and export controls. More broadly, our growing manufacturing footprint positions us to benefit from the continued resurgence and onshoring of U.S. manufacturing, which is likely to be a long-term trend.

Proven track record and operational excellence. With hundreds of completed projects in more than 15 countries, we have developed a track record for project delivery that extends back nearly four decades. Our project management infrastructure, advanced digital systems, robotic manufacturing techniques and highly trained employees have enabled us to consistently deliver both small and large-scale nuclear projects without material cost overruns or failures. We believe that our operational excellence has earned us a solid reputation for reliability and trustworthiness among utilities, government agencies and industrial clients worldwide.

Strong strategic alliances. We have forged strong strategic alliances, including several exclusive arrangements, with leading international companies across both our core business lines and areas of business growth. These alliances bring together complementary expertise in engineering, procurement, construction and advanced manufacturing, enabling us to deliver complex nuclear projects across the globe with enhanced efficiency, quality and risk mitigation. Notable partnerships include our relationship with Hyundai E&C and MELCO to support the development, licensing and deployment of our flagship SMR-300 program, as well as our U.K.-focused collaborations with EDF UK and other U.K. companies to enhance our project delivery capabilities and local market presence. Expanding our cooperation, we have entered into an MOU with MELCO and Hyundai E&C to jointly deliver the first two SMR-300 units, Pioneer One and Two, at Holtec’s Palisades nuclear site in Michigan and to develop and deploy SMR-300 projects across the Indo-Pacific region through the trilateral cooperation agreement, as announced by the Trump Administration at the Indo-Pacific Energy Security Summit in March of 2026. In addition, we are working closely with MVM Group in Hungary on spent fuel management programs and SMR-300 programs through an MOU, as announced in December 2025. We also work through joint ventures with regional partners in Europe, Asia and the Americas to support market entry, address local regulatory requirements and facilitate knowledge transfer. By leveraging the strengths of our partners, we are able to accelerate innovation, scale up our operations and offer our clients integrated, turnkey solutions that address the full spectrum of their clean energy and nuclear infrastructure needs.

Commitment to quality, safety and social responsibility. Our quality assurance program, which we believe is compliant with a variety of national and international codes and standards, including 10 C.F.R. Part 50 Appendix B and ISO 9001, governs all aspects of our operations and supports a four-decade-long record of strong operational performance. In the area of worker safety, we strive to maintain an exemplary safety record, with our manufacturing division consistently recording a lower TRIR rate than industry average and having extended periods without serious worker injuries. We are also committed to social and environmental stewardship, as demonstrated by our investment in revitalizing economically challenged communities, such as our $300 million technology campus in Camden, New Jersey commissioned in 2017 and expanded in 2025, and our focus on developing clean energy solutions that support global decarbonization and energy equity.

Deep moorings in digital innovation and robotics. As a part of our turnkey delivery model, we maintain a commitment to digital innovation and robotics, especially as it pertains to product quality, efficiency and productivity gains. As a qualified nuclear organization with decades of experience, our in-house team of over 40 software developers has leveraged our deep experience in turnkey project execution to create and deploy more than two dozen proprietary web-based applications. This suite of software includes applications such as: HI-DOC, our cloud-based information management system that provides searchable access to technical and business information for real-time project management, design and quality control across global teams; Budget Tracker PMT, which provides a financial management platform to the Company’s project managers; the Electronic Shop Traveler, or EST, our nuclear quality-compliant manufacturing sequencing software that supports the execution of manufacturing activities and records all related tests and inspections by Holtec’s and the client’s personnel; and our HI-POP/IST portal, which manages accounts payable and invoice processing with embedded control features to safeguard against fraud and embezzlement. Unlike off-the-shelf technology solutions, our digital platforms are purpose-built for the nuclear industry and are regularly refined based on lessons learned and evolving nuclear quality standards. In addition to our array of industry-leading software, we have equipped the manufacturing facilities that we operate with advanced robotics and automation, including robotic welding, forming and material handling systems, which are expected to improve our site construction work on SMR-300. Our manufacturing facilities and SMR-300 site construction efforts are also expected to benefit from our transformative manufacturing inventions such as HYLAW, which increases the speed of joining thick weldments by an order of magnitude.

Together, these capabilities enable precise fabrication of large, complex nuclear components with a focus on safety, high precision, reduced manual work and enhanced product consistency.

As part of our digital innovation program, we are also increasingly leveraging AI to drive increased productivity in our operations. For example, in the system and equipment design process, AI tools help inform design decisions by drawing on the repositories of prior recorded lessons learned which can increase quality and improve manufacturability. AI tools are also utilized in the development of operating procedures that are needed to carry out our activities at nuclear plants. As the integration of AI into our processes matures, we expect to see significant productivity improvements. Our internal specialists, who forecast significant efficiency gains attributable to AI in various aspects of our work in the near term, believe that these improvements have the potential to contribute higher profit margins on future projects, including the SMR-300 deployments, although actual results will depend on a range of factors.

Global reach and geographical diversification. Our international operations span five continents, with regional operation centers and subsidiaries in key markets such as the United Kingdom, the EU, Mexico, Spain, Brazil, Ukraine, India, Taiwan and the Middle East. This global presence enables us to serve a broad and diverse client base, adapt to regional regulatory environments and mitigate risks associated with geopolitical or economic shifts. Our ability to leverage local expertise while maintaining centralized quality and oversight from our U.S. headquarters is a key element of our international operating model.

Strong financial position underpinned by long-term contracts and predictable cash flows. Our robust financial health and stability are foundational to our long-term success and resilience in the global energy sector. Since our inception in 1986, we have been conservatively managed with limited indebtedness and a conservative capital structure. All other business expansions, including the development of our $300 million technology campus in Camden, New Jersey, have been financed through retained earnings and, in certain cases, non-dilutive financing such as government grants and tax credits. Our diversified revenue streams, derived from a broad portfolio of mature and emerging product lines, as well as a global customer base spanning over 40 countries, further support our financial stability. As shown in the illustration below, our long-term contracts with major utilities and government agencies extend into the 2030s, 2040s and 2050s, and are expected to provide predictable cash flows and a stable backlog. In addition, our substantial annual investment in research and development is strategically balanced to sustain innovation while preserving profitability.

The below graph depicts our contract expirations between 2030 and 2039, 2040 and 2049, and 2050 and beyond.

Note: As of June 30, 2026.

Visionary management team. Our management team is a key driver of our success, bringing together deep industry expertise, technical excellence and a proven track record in leading complex, large-scale energy projects worldwide. Our team is led by our founder, Chairman and CEO, Dr. Krishna P. Singh, a globally acclaimed inventor with over 200 granted patents worldwide, who was inducted into the National Academy of Inventor’s Hall of Fame, is a member of the National Academy of Engineering and the Pan-American Academy of Science and Engineering, and has received numerous awards, medals and citations, chiefly for his contributions to the nuclear power industry. Dr. Singh’s vision and entrepreneurial leadership have shaped our growth since our inception in 1986. Dr. Singh is supported in his leadership role by our President, Dr. Richard Springman, a Mechanical Engineering graduate of the University of Pennsylvania and a 17-year Holtec veteran who is an internationally recognized thought leader in the nuclear industry with a prolific record of contributions to our intellectual property assets including multiple patents. Dr. Springman was most recently the President of the Global Clean Energy Opportunities program. This highly qualified leadership team, which has a diverse set of experiences, has successfully navigated us through multiple industry cycles, regulatory challenges and international expansion initiatives, while maintaining a strong focus on operational excellence, corporate ethics, worker safety and relentless innovation. Our team’s collective expertise, strategic vision and commitment to sustained improvement undergird our ability to execute on our ambitious growth strategy and to pursue long-term value creation for our clients, partners and stockholders around the world.

Our business model

We operate a vertically integrated business model that enables us to deliver comprehensive, turnkey solutions across the entire lifecycle of nuclear and clean energy projects. By maintaining in-house capabilities for design, engineering, licensing, manufacturing, construction and commissioning, we exercise direct control over quality, cost and schedule, which is intended to improve project execution and client satisfaction. This single-responsibility approach distinguishes us from our industry peers, as we believe clients benefit from a streamlined process with a single point of accountability, reduced risk of delays or cost overruns and improved project outcomes. To strengthen and enrich our in-house construction capability, we have entered into a teaming agreement with Hyundai E&C, an experienced international constructor of nuclear power plants, under which we will collaborate on construction and related services in support of SMR-300 delivery projects.

A core element of our business model is our significant investment in advanced manufacturing infrastructure. We own and operate three major manufacturing plants in the United States and license our non-nuclear manufacturing technology to a large fabrication facility in India, all equipped with advanced robotics, automation and digital quality assurance systems. These facilities produce a wide range of critical SSCs for the nuclear, renewable and industrial power sectors, including spent fuel storage systems, heat exchangers, air-cooled condensers and components for the SMR-300. By controlling our own supply chain, working with a network of qualified nuclear suppliers and leveraging proprietary manufacturing processes, we are able to maintain high productivity as well as product quality, and achieve cost competitiveness in global markets.

Another key element of our business model is our Corporate Engineering Center, which supports our research and development activities and contributes to our ongoing innovation efforts. We hold 203 granted patents worldwide as of June 30, 2026, with IP rights granted in relevant countries, many of which have had a transformative impact across multiple segments of the nuclear industry, including underground storage of used nuclear fuel and our Metamic and Metamic-HT neutron absorber materials.

Finally, it is our business practice to target to have at least two or three suppliers for all key products and services. Supplier redundancy is designed to protect us from disruption at any supplier from adversely impacting our operations.

Holtec’s operating segments

We operate through two segments, which we also refer to as “Enterprise Units,” each of which is described below. The performance of our Enterprise Units is a subject of regular oversight by our board of directors. All of our customer-facing businesses, products and services, other than the Palisades restart operations, are included in our NPD segment.

Nuclear Power Division (NPD)

NPD operates as our largest and most mature business segment, serving as the backbone of our global nuclear operations. NPD’s main activities include the design, engineering, licensing, procurement, manufacturing, installation and commissioning of high-density spent fuel storage racks, dry storage and transport systems, and ancillary equipment for both operating and decommissioned nuclear power plants. This Enterprise Unit also encompasses our decommissioning operations and Energetics, our in-house SMR-300 development platform. By maintaining and regularly exercising in-house capabilities across all critical functions, we believe that we have successfully fostered a culture of stringent quality control, regulatory-compliant quality assurance, cost efficiency and schedule reliability, with a clearly defined single point of accountability for our clients, which we view as necessary in executing complex, safety-critical projects.

A key revenue driver for NPD is our significant market share in both dry and wet spent nuclear fuel storage solutions, achieving more than 90% of the U.S. market share in wet spent fuel storage and supplying approximately 75% of the U.S. dry spent fuel storage market, with 73 nuclear power plants using our dry storage products internationally as of June 30, 2026. In addition to our reported backlog from long-term contracts, there are several customer contracts that expire in the near term, particularly in dry storage, where we have historically realized high renewal rates. As of June 30, 2026, we believe that no customer has switched away from our dry storage solution, and assuming these contracts with existing clients are renewed in line with past experience, our backlog is expected to increase by more than $2.5 billion, of which $0.5 billion is expected to be recognized over the next 5 years. In addition, we expect our pipeline of new clients from market capture within the current global operating fleet and the growth from new builds will continue to add to our backlog. However, there can be no assurance that any of these contracts will be renewed on the terms we expect, terms otherwise favorable to us or at all. In addition, even if renewed, we may not realize revenue from such contracts on the timeline we expect or at all. See “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.” NPD’s product lines, such as the HI-STORM and HI-STAR systems, are protected by a substantial portfolio of patents and proprietary technologies, supporting our market-leading position and providing recurring revenue from long-term, life-of-plant contracts.

In addition to our storage and transport offerings, we provide engineering consulting, regulatory support, site construction and global site services through NPD, further diversifying our revenue streams. NPD is also positioned for future growth through its involvement in the development and supply of components for our SMR-300 program, as well as the anticipated ramp-up of the HI-STORE CISF, subject to federal policy enabling centralized storage of used nuclear fuel in the United States. Beyond our SMR technology, we believe NPD is well positioned to take advantage of the growth in deployment of other nuclear reactor technologies, including Westinghouse’s AP1000 and several Generation III+ and Generation IV SMR technologies, as we hold strategic agreements to design and fabricate components for such reactors. As a supplier to other reactor developers, we are agnostic to their reactor type, serving as OEM to them and OEM plus developer to others where business imperatives so dictate, with added credentials and capabilities to also serve as the plant operator when required. Our deep experience in international operations, with presences in the United Kingdom, Europe, Japan, Brazil, Ukraine, Mexico, Taiwan, South Africa, the Middle East and other markets, also allows us to adapt to local regulatory requirements and pursue opportunities in emerging nuclear markets.

Within NPD, our decommissioning operations have historically been structured around a vertically integrated, full-scope business model that addresses the entire lifecycle of nuclear plant decommissioning. In 2018, we led the industry in pioneering the “acquire the plant and decommission” approach, which allowed us to develop the largest privately held portfolio of grid-connected, SMR-amenable nuclear sites in the United States—Oyster Creek, Pilgrim, Indian Point, Big Rock Point, and Palisades. The strategic decision to acquire retiring nuclear sites has positioned us to deploy our SMR-300 plants at certain prequalified sites in the future, an opportunity we do not believe is presently available to our competitors.

We have historically generated revenue from our decommissioning operations through prudent management and drawdown of decommissioning funds, which are used to finance the safe dismantlement and remediation of nuclear sites. Our fleetwide management approach enables the sharing of best practices, workforce and technology across multiple sites, driving operational efficiencies and cost savings. We also benefit from recurring revenue associated with ongoing site security, spent fuel management and regulatory compliance services, which can extend for years, even decades, after physical decommissioning is complete.

In early 2026, we made the strategic decision to pursue the NAMCO Restructuring. Pursuant to NAMCO Restructuring Phase I, which was completed prior to the closing of this offering, we transferred certain decommissioning sites and related liabilities from one of our subsidiaries to DEAMCO, a subsidiary of Holtec Holdings. This restructuring is intended to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs by transferring the responsibility for managing the NDTs and remaining decommissioning work outside of the company. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may not be completed prior to the closing of this offering, we expect to continue to generate decommissioning revenues through HDI, which is expected to provide decommissioning services for these sites under long-term service agreements with DEAMCO and its subsidiaries on arm’s-length commercial terms. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. Given that the Palisades restart project is nearing recommencement, the Palisades site and its related assets and liabilities will not be part of the NAMCO Restructuring and will remain wholly owned by us.

Following the NAMCO Restructuring, we intend to continue to leverage our in-house expertise in project management, engineering, regulatory compliance, waste management and spent fuel storage to manage our decommissioning operations through HDI. Our broad spectrum of capabilities allow us to self-perform critical activities such as spent fuel transfer, site remediation, demolition and waste packaging, while drawing on our advanced manufacturing plants for specialized equipment and spent fuel storage systems. By maintaining control over the supply chain and project execution, we believe that we are able to optimize schedules and control costs. Our HI-DOC proprietary information management system and our Budget Tracker PMT digital project controls solution ensure enhanced internal controls, operational transparency and risk management, and enable real-time decision-making throughout the decommissioning process.

While NAMCO Restructuring Phase I will have been completed prior to the closing of this offering, NAMCO Restructuring Phase II may not be completed prior to the closing of this offering and remains subject to NRC and certain other regulatory approvals, which carries the risk of delay, denial or additional conditions. See “Risk Factors—Risks related to our business—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

As the global reactor fleet ages and license extension periods expire, the market for decommissioning, waste management and site restoration services is expected to grow. IAEA’s 2025 estimates assume at least 81 GW of current nuclear capacity may be retired by 2050, including approximately 6 GW in North America, representing a market opportunity for decommissioning revenue of at least approximately $60 billion globally through 2050. Based on our current market capture rate and our established track record as a U.S. decommissioning services provider, we expect our decommissioning business line, led by HDI, to continue growing globally as nuclear plants reach the end of their operating lives.

In parallel, as the U.S. nuclear industry evolves from a period of plant retirements towards potential restarts and life extensions, we are pursuing new opportunities, including the decommissioning of research reactors, government-owned facilities, naval nuclear vessels and overseas nuclear plants. In this regard, we have entered into a contractual arrangement with Hyundai E&C to provide decommissioning services in South Korea.

Another key product line of NPD is our SMR-300 technology, which is the centerpiece of our SMR technology development effort and reflects significant research and development investment underway since 2011. NPD is responsible for executing the full lifecycle of engineering, procurement and construction of SMR-300 plants, in collaboration with Hyundai E&C and other strategic supply chain partners. NPD is expected to generate revenue from the SMR-300 product line through its sale of SMR-300 plants, receiving milestone payments for advancement of key licensing, procurement, construction and commissioning milestones throughout the project period. Our target clients for SMR-300 plant sales are utilities, cooperatives and well-capitalized project developers that can own and finance SMR-300 construction.

In addition, NPD is expected to deliver SMR-300 plants to our in-house, fully integrated project development platform, Energetics. We established Energetics as a new wholly owned subsidiary to develop SMR-300 projects globally, starting with the Pioneer One and Pioneer Two projects at our Palisades site in Michigan. Energetics leads planning, siting, financing, off-take structuring, capital structuring and equity sell-downs of SMR-300 projects. In addition to the Pioneer One and Pioneer Two projects at Palisades, we are targeting to develop SMR-300 projects at the Oyster Creek site in New Jersey, and other domestic and international projects with utilities, strategic partners, government entities and data center developers through co-development arrangements. While we currently hold 100% of the equity interest for Pioneer One and Pioneer Two, we are likely in the future to sell some of our equity interests in the Pioneer project to one or more third parties based on then-current market conditions, our capital and liquidity needs, the availability and cost of financing, our future development and capital allocation plans, strategic considerations and other factors we deem relevant. Our nuclear asset ownership experience, spent fuel and waste management solutions, qualified nuclear operating program and decommissioning capacity enables Energetics to offer a broad spectrum of solutions to clients that seek the benefits of nuclear power without the highly specialized expertise required for its deployment. These same capabilities are also essential to offer Develop-to-Deploy projects to nuclear utilities. We expect Energetics will (i) generate revenue through the development and monetization of projects, including through equity recapitalizations and partial asset sales at defined project de-risking milestones, and (ii) generate long-term recurring revenue from electricity sales and capacity payments from operating facilities under contracted off-take arrangements.

A key feature of our business is our focus on fleet deployment and standardization. By developing a pipeline of projects, beginning with the anticipated first dual-unit SMR-300 installation at the Palisades site in Michigan, we aim to drive down costs, accelerate project timelines, and deliver safe, consistent and high-quality outcomes across multiple sites. Our global reach is supported by our network of utility clients, regional operation centers and strategic partnerships, enabling us to access new markets, comply with local regulations and adapt to diverse customer requirements. Through this model, we believe that we are positioned to become a leading provider of next-generation nuclear power, supporting the global transition to clean, reliable and scalable energy.

Palisades

The restart of the Palisades Nuclear Power Plant in Covert, Michigan embodies our ambitious and historic initiative to return Palisades to commercial operation following its permanent shutdown in May 2022. We believe this project represents the first-ever attempt in the United States to restart a previously shuttered nuclear facility, making Palisades a national and industry milestone. After acquiring the plant and its assets, we undertook a comprehensive program of inspections, maintenance, equipment upgrades and regulatory compliance activities designed to support a safe and reliable restart. We have received NRC approvals to proceed with restart activities on an accelerated timeline, and we have been certified as a nuclear plant operator by the INPO, which we believe positions us to restart the plant, under the supervision of the NRC and INPO, in 2026, in advance of our commitment date with our counterparties of March 2027. Our INPO and WANO credentials support our ability to provide reactor operation services to our prospective SMR-300 nuclear plant owners internationally, where comparable capabilities have been offered by foreign state-owned reactor suppliers.

Financially, the Palisades restart has been supported by a combination of federal and state funding, including the DOE LGA Facility and a $300 million grant from the State of Michigan, as well as our own capital investment. We have entered into PPAs with regional electric cooperatives with an initial term of 28 years, providing predictable revenue streams and supporting the plant’s economic viability. We are actively pursuing additional SMR-300 opportunities at the Palisades site to support the increasing clean energy demand in Michigan.

The Palisades restart model is underpinned by a comprehensive, vertically integrated strategy that draws on our in-house engineering, manufacturing and project management capabilities which are designed to execute a rigorous program of inspections, maintenance, equipment upgrades and regulatory compliance activities necessary to return the plant to safe commercial operation. Our Corporate Engineering Center and NCI have continued to provide technical support, owner’s engineering oversight and digital solutions to support the restart process, while our manufacturing facilities and our supply chain partners provide critical components and refurbishment services. In our experience, this vertical and lateral integration has enhanced comprehensive quality assurance, cost efficiency and schedule control throughout the restart timeline.

Holtec’s growth strategies

We will continue to employ the strategies that have helped preserve our profitability and established our position among industry leaders in our chosen sectors of the nuclear industry, including during periods when demand for nuclear power was stagnant or in decline across much of the world. As demand for nuclear energy increases to meet current and projected global demand for clean energy generation, we intend to supplement our existing, proven strategies with additional initiatives designed to support future growth. Our updated strategy is informed by our evolution from a niche participant in the nuclear industry to a leading nuclear supplier over the past decade, as well as by changes in the opportunity landscape associated with new nuclear technologies. Our growth initiatives are focused on strengthening our NPD business, accelerating the commercialization of advanced nuclear and renewable technologies, expanding our global footprint, forging strategic partnerships and monetizing our proprietary technologies to generate additional revenue, including through leveraging our increased access to capital markets as a public company. Key elements of our strategy are summarized below.

Commercialization and fleet deployment of advanced nuclear technologies. The cornerstone of our growth strategy is the commercialization and fleet deployment of advanced nuclear technologies, with primary focus on the SMR-300 Walk-away-safe nuclear plant. We are executing a comprehensive plan to bring the SMR-300 from development to widespread market adoption, including full scope delivery to clients and development of our own projects. Our approach is built around a fleet deployment model, which emphasizes the standardization and modularization of plant design, manufacturing and construction processes. This model is intended to enable us to achieve significant economies of scale, reduce project timelines and lower overall costs for customers, making advanced nuclear power more accessible and competitive in both established and emerging markets. The initial deployment of the SMR-300 is planned as a dual-unit installation at Holtec’s Palisades nuclear site in Michigan, which we expect to serve as the flagship deployment for the SMR-300 program and the foundation for future SMR-300 deployments globally.

Expansion of NPD manufacturing capacity to serve the projected growth in the nuclear industry. NPD’s installed manufacturing capacity positions us favorably to play a critical role as the industry enters the cycle of anticipated growth. To meet this resulting demand, we intend to increase the utilization of existing manufacturing facilities that we currently own or lease through a multi-million dollar expansion of their capability and capacity. We have also identified potential sites for additional factories with specific capabilities centered around the enablement of new large reactor deployments. We are in advanced discussions with several states to build new manufacturing plants within their states.

Redevelopment of decommissioned nuclear sites. We have developed a forward-looking and multi-faceted strategy to revitalize decommissioned nuclear sites, designed to transform what were once end-of-life assets into vehicles for long-term value creation, community benefit and clean energy innovation. Looking beyond decommissioning, we are actively evaluating the redevelopment of these sites as clean energy hubs, targeting revitalization of the decommissioned nuclear sites held by DEAMCO, which we will continue to control prior to the completion of the NAMCO Restructuring. This includes the potential deployment of our SMR-300, which can utilize existing grid infrastructure and skilled local workforce pool to provide new sources of carbon-free baseload power. Additionally, we are considering the integration of renewable energy and long-duration storage solutions, such as the Holtec Green Boiler and HI-THERM HCSP, to support grid resilience and local economic development. Following the completion of the NAMCO Restructuring, we expect to enter into an agreement with DEAMCO to continue to manage these sites. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Coal-to-clean program as a part of global decarbonization campaign. Our coal-to-clean program entails redeveloping coal fired plant sites into optimized SMR-300 plants supplemented with HI-THERM HCSP and Holtec Green Boiler systems, technologies that we are developing and intend to commercialize together with Holtec Asia pursuant to an alliance agreement. A retired coal site could be reinvigorated by deploying Holtec clean energy technologies, including the SMR-300, HI-THERM HCSP and Holtec Green Boiler. This Holtec coal-to-clean solution is expected to be attractive for the wider global coal markets.

Continued research, development and innovation. We maintain significant annual investments in research and development to support a steady pipeline of proprietary technologies and solutions. This commitment supports our ability to commercialize new products and maintain technological leadership in the evolving energy sector and address additional markets as opportunities present themselves. In addition to innovative projects such as HI-STORE CISF, which will provide a below-ground, centralized storage facility for used nuclear fuel, we are also advancing hybrid laser welding and digital manufacturing technologies that we expect to contribute to our profitability in the long term.

Expansion of Holtec’s security services. We also offer comprehensive security solutions for critical infrastructure, with a primary focus on the nuclear industry. Through NPD, we provide a full spectrum of services, including nuclear site protection, cybersecurity, physical security for government and commercial facilities, intelligence and threat analysis and emergency preparedness. Our security teams are currently providing security services to our fleet of decommissioned nuclear plants and a plant owned by a competitor, overseeing security for the Palisades restart, and delivering advanced security solutions to nuclear, public and private sector clients. Our client portfolio is expected to grow to include federal and state agencies, law enforcement and Fortune 500 companies in the coming years.

Expansion of Holtec’s government services. We also leverage our advanced engineering, manufacturing and project management capabilities in service of federal and state government clients. We provide specialized solutions across a range of mission-critical areas, including national defense, government-owned spent nuclear fuel management, radioactive waste management, decommissioning and dismantlement of nuclear-powered vessels, and the deployment of advanced clean energy technologies. We have secured strategic contracts with prime contractors to support key agencies such as the DOE, the DOD and the NNSA, supporting both ongoing operations and the execution of federally funded innovation initiatives. Our track record includes more than 50 projects for governmental bodies or companies providing services to such bodies, including the design for a FOAK dry cask storage system at Idaho National Laboratory and support for advanced reactor demonstration programs. Additionally, there is opportunity for growth, as the DOE has requested over $1.5 billion in 2027 for nuclear energy projects and the U.S. Navy has requested $5.7 billion in new nuclear shipbuilding. Our growth strategy for these services is focused on expanding our portfolio of government contracts, deepening engagement in advanced nuclear and clean energy initiatives, and building strategic partnerships to support the evolving needs of federal and state agencies.

Monetization of business management software. We have developed in-house a suite of proprietary, web-based software applications that support many aspects of our business activities, including manufacturing, logistics and inventory, procurement, engineering and design, project management and quality assurance. These systems, which are integral to operating a modern industrial enterprise, have been developed, tested and refined through continuous internal use in support of our operations. Our software is designed to interface with widely used enterprise systems, including those offered by SAP and Oracle, and incorporates features intended to reduce the risk of fraud and human error. These applications are designed to be configurable and adaptable to the specific requirements of industrial customers. To date, we have not commercialized these software applications at scale. Although we have made certain tools available to select external users and have received positive feedback regarding their functionality, we have not yet generated material revenue from third-party licensing or sales of these solutions. As a public company, we may evaluate potential strategies to commercialize these applications, which may include offering them for sale or license to third parties, including operators of nuclear power plants and other industrial enterprises. Any such commercialization would require additional investment in product development, marketing, customer support, cybersecurity and regulatory compliance, and there can be no assurance that we will successfully monetize our business management software or generate significant revenues from these initiatives.

Expansion of Holtec’s owner’s engineer services. The increasing acceptance of nuclear energy has expanded the number of countries and companies that are pursuing nuclear generation. We expect these countries and entities will require management, operational and quality assurance infrastructure to acquire, develop and manage nuclear plants. We intend to leverage our turnkey delivery capabilities, as well as our software tools and analytical models, to support new entrants in developing the capabilities necessary to become qualified nuclear plant owners. Our role may include acting as an owner’s engineer during project development and subsequently providing technical and operational support to operating nuclear plants, with a focus on operational efficiency and cost management. We believe our experience with the Palisades nuclear facility positions us to pursue opportunities to expand these services internationally.

The proven transformative impact of our technologies

NPD designs, manufactures and commissions a range of technologies and products that reflect our deep moorings across the nuclear value chain, from power generation through to spent fuel storage and transportation. Our decades of nuclear technology leadership can be traced back to our early innovations in both wet and dry spent fuel storage when we entered the market in 1986. By 1993, we had established a leading position in wet storage systems, having secured a large majority of the contracts awarded by U.S. nuclear plant owners for in-pool spent fuel storage. Since that time, we have also become the market leader in dry storage and transport of used nuclear fuel and high-level waste. We have also strengthened our expertise in manufacturing heat exchangers and pressure vessels and provide a range of custom engineering, design and manufacturing services to operating and decommissioned nuclear plants globally.

More recently, we have leveraged our culture of innovation, our leading engineering and design capabilities, and our licensing expertise to develop the Holtec SMR-300 plant. The SMR-300 is a small modular reactor based on proven PWR technology, with a generation capacity of 340 MW per installed unit and a targeted first deployment date in the early 2030s at Palisades in a 680 MW twin-unit configuration. The SMR-300 is expected to receive necessary regulatory approvals to support construction and operation under the well-established NRC 10 C.F.R. Part 50 process under which all U.S. nuclear plants operating today were constructed, other than the most recent AP1000 plants at Vogtle Electric Generating Plant in Burke County, Georgia (“Vogtle”). We view the multi-part 10 C.F.R. Part 50 process as more practical than the 10 C.F.R. Part 52 process used at Vogtle for first of kind projects. We believe Palisades will be the first decommissioned nuclear plant to restart in the United States. Upon restart, the facility is expected to provide approximately 800 MW of carbon-free baseload capacity, which is expected to meet the electric power needs of approximately 800,000 households.

Other technologies that are currently under development and that we believe will contribute to our future growth include the HI-THERM HCSP and the Holtec Green Boiler. Together, these technologies will support our vision for integrated Energy Islands, which we believe could redefine base-load power deployment by combining our flagship SMR-300 with hybrid concentrated solar generation and long-duration thermal storage. We envision these Energy Islands to be standardized, autonomous generation facilities that could be deployed at scale and located adjacent to the world’s population centers.

Wet spent fuel storage: high density racks

With spent fuel reprocessing prohibited by the Carter administration in 1977, nuclear power plants throughout the United States were faced with a storage crisis in their spent fuel pools. The “detuned honeycomb rack” design and WPMR analysis methodology that we introduced in 1987 went on to become the industry standard for high-density, free-standing storage racks. It was a technology breakthrough allowing nuclear plants to increase their spent fuel storage capacity two-to-three-fold. By 1993, we had become the leading spent fuel pool re-racking company in the world and remain so to date with more than 90% U.S. market share. We also stand to benefit from the recent surge in demand for new construction activity in the nuclear industry that is expected to create more demand for our high-density storage racks and associated engineering and licensing services. For example, following President Trump’s May 23, 2025 executive orders, the U.S. government has partnered with Westinghouse Electric Company to accelerate deployment of the AP1000. We have an established agreement with Westinghouse to supply wet storage racks for future AP1000 plants.

Note: Pictured above is a High Density Spent Fuel Storage Rack.

Our wet storage offerings and capabilities are differentiated in the following ways:

i.

Engineering innovation: High density racks enable utilities to extend pool life without major infrastructure changes, while meeting stringent seismic, mechanical accident conditions and nuclear safety standards.

ii.

Regulatory expertise: Extensive track record for securing NRC and international approvals for complex pool configurations and fuel types, including both Western- and Russian-origin fuel, which supports regulatory compliance and long-term operability of Holtec-engineered racks.

iii.

Client-centric design: Collaboration directly with utility engineering and operations teams to customize rack layouts, indexing schemes and installation methods for diverse reactor designs, site constraints and outage schedules.

Dry spent fuel storage and transportation systems: HI-STAR and HI-STORM

Our dry storage offerings are comprised of the HI-STAR and HI-STORM product lines. The HI-STAR 100 was introduced in 1995, used for both storage and transport of spent nuclear fuel, at a time when utilities were seeking more flexible, cost-effective and reliable solutions for spent nuclear fuel management. Rather than replicate existing approaches, we focused on understanding client needs, deficiencies in the available technologies and regulatory requirements, and invested in focused research and development programs to address these factors.

This continued focus on innovation led to the development of the HI-STORM product line, which includes what we believe to be the industry’s first and so-far only underground dry cask storage system available in the world, designed to provide enhanced seismic and radiation shielding in the flagship HI-STORM UMAX line. Today, our dry cask storage system is deployed at 81 operating and decommissioned nuclear plants in the United States and 73 nuclear plants internationally. Our dry storage technology includes the HI-STORM FW system, which we believe represents the highest capacity BWR spent fuel storage system ever loaded in the United States. Over the past two decades, 33 nuclear units that had originally selected a competitor’s storage system have transitioned to our dry storage technology. It is also notable that, to date, no customer nuclear unit has transitioned away from a Holtec dry storage system to a Holtec competitor.

Used fuel management products and services, including on-site storage, off-site transportation and ultimate interment in a repository, have been a core element of Holtec’s NPD for over 30 years and are expected to remain so for the foreseeable future. This product line reflects sustained investment in engineering, licensing, manufacturing and customer service and continues to be a significant contributor to our business. It is, by every measure, a most prized product line that Holtec has developed and nourished through relentless innovations and superb client service. Our long-standing leadership in this business line positions Holtec to realize durable competitive, operational and commercial benefits, including the following:

i.

Durable competitive advantages: Used fuel management requires a combination of patented technologies, specialized engineering expertise, advanced manufacturing capabilities and extensive regulatory experience across wet storage, dry storage, transportation and handling of used nuclear fuel. We hold IP rights covering many of the core innovations employed across these applications. The stringent and complex regulatory requirements that apply to used fuel technologies require capabilities that take years to develop, qualify and license. As a result, this market has seen limited new participant entry over the last 30 years.

ii.

Resistant to shifts in the industry: The used fuel produced by the world’s nuclear reactors must be managed in dry storage for extended periods, often measured in decades, before it can be placed in a repository. At the same time, if the consolidated interim storage initiatives that have been under consideration by the U.S. government since 2012 were to be implemented, we expect demand for our fuel management business to grow further to accommodate such implementation.

iii.

Long-term contracts: As noted above, dry storage and related services are typically governed by long-term contracts, giving us predictable revenue streams for decades and support long-term planning and investment.

iv.

Unaffected by the shifts in preferred reactor technologies: Holtec’s used fuel management technologies are applicable across a broad range of reactor designs, including commercial light-water reactors, naval reactors and Russian-origin reactors. As a result, demand for our used fuel management solutions is not dependent on the adoption of any single reactor technology. While we expect the SMR-300 will be the dominant reactor type employed in the coming decades, we anticipate that our used fuel management business, given our breadth of supply and IP ownership, will continue to be an important part of our operations as reactor technologies evolve.

Note: Pictured above is the HI-STAR 100 Dry Spent Fuel Storage and Transportation System.

Note: Pictured above is the HI-STORM UMAX Underground Dry Spent Fuel Storage System.

Note: Pictured above is the HI-STORM FW (Flood and Wind optimized) Dry Spent Fuel Storage System.

Other products that support deployment of our flagship HI-STAR and HI-STORM lines include our MPCs, the HI-TRAC system for on-site transport of MPCs, and the HI-SAFE system for on-site storage of non-fuel waste.

Our dry storage offerings and capabilities are differentiated in several respects:

i.

Client-centric design: We focused on early engagement with utilities to identify priorities related to delivery reliability, cost control and licensing for systems capable of both storage and transport.

ii.

Multipurpose canister innovation: We developed and obtained licenses for an MPC system that could both store and transport spent fuel, and, subsequently, to serve as the waste package for the repository. This approach simplifies fuel management and can reduce the need for costly fuel repackaging.

iii.

Materials advancement: The invention and licensing of Metamic, a metal-matrix absorber, was intended to eliminate neutron absorber swelling and the resulting performance issues that had affected earlier industry designs. Metamic HT, the nano-technology evolution of Metamic, was intended to enable us to increase cask capacity for PWR and BWR fuel and has supported development of the industry’s highest capacity MPCs.

iv.

Security-driven solutions: In response to evolving security concerns following September 11, 2001, we developed what we believe to be the industry’s first high-capacity, below-ground and NRC-licensed dry storage system. This approach has since been adopted by leading utilities and is planned for use in the SMR-300 on-site fuel storage system.

v.

Sustained innovation: We continue to advance our dry storage and transport technologies to reduce personnel radiation exposure, shorten pool-to-pad transfer durations and minimize contamination risk and site boundary dose. These innovations have supported industry-leading performance metrics, including a pool-to-pad transfer duration of 50.5 hours, resulting in meaningful reductions in radiation exposure during loading operations. The HI-STORM UVH system is another example of this innovation focus, designed to protect spent fuel at sites in coastal and saltwater exposed sites, that contributed to Taiwan Power Company’s award to Holtec in December 2025 of what we believe to be the industry’s largest international dry storage contract to date for a BWR fleet.

Heat exchangers

We design and manufacture heat exchangers for severe service applications, including high temperatures and pressures, making them suitable for a whole range of industries including the nuclear power industry. Many PWRs and BWRs built in the United States and abroad by U.S. suppliers contain shell and tube heat exchangers designed by our engineers. Our auxiliary heat exchangers are designed to eliminate flow induced vibration, minimize potential of fouling and enables long service life. Our heat exchangers are characterized by compact designs that provide high heat transfer rates and can withstand cyclic conditions and render expected performance under a broad range of operating scenarios. All heat exchangers and pressure vessels required by the SMR-300 plants are scheduled to be manufactured at our NPD facilities. As in the past, we expect that NPD will provide similar supply services to other reactor developers. Consistent with this expectation, we currently provide components and services, or are in discussions to do so, for a range of advanced reactor developers, including suppliers of Generation III+ pressurized and boiling water reactors and developers of Generation IV small modular and microreactor technologies.

Note: Pictured above is the Holtec Feedwater Heaters.

Holtec’s Consolidated Interim Storage Facility: HI-STORE CISF

We believe that we are the world’s leading developer of consolidated storage systems for used nuclear fuel. We have licensed or been involved in licensing two such facilities in the United States and one in Ukraine. The two U.S. licenses currently remain idle due to uncertainty in U.S. regulatory policy. The Ukraine facility developed by us has been operating since 2023.

We believe our HI-STORE CISF will provide a significant step toward meeting the U.S. federal government’s long-standing obligation to manage used nuclear fuel by providing a safe, secure, temporary, retrievable and centralized facility for storage of used nuclear fuel and high-level radioactive waste until a permanent solution is available. The HI-STORE CISF seeks to aggregate the used nuclear fuel canisters presently scattered across the country at dozens of independent used fuel storage installations into one suitable location.

The initial license for the HI-STORE CISF facility includes storage of up to 8,680 metric tons of uranium in commercial used fuel (500 canisters) with future potential amendments for additional canisters up to 10,000 storage locations. The United States currently has more than 90,000 metric tons of used nuclear fuel in storage and more is being generated every day at a rate of 2,000 metric-tons per year, according to the DOE.

We also expect to pursue opportunities to participate in the DOE’s planned initiatives relating to the management of SNF, including potential federal consolidated interim storage and geologic repository programs. In May 2025, the White House issued an executive order directing the DOE to evaluate and advance options for consolidated storage and long-term disposal of SNF, including through consent-based siting and competitive procurements.

Consistent with these initiatives, we intend to evaluate and, where appropriate, participate in upcoming DOE solicitations and cooperative programs related to consolidated interim storage facilities and geologic repositories. Our prior experience designing and successfully completing the licensing process for the HI-STORE CISF positions us with relevant technical, regulatory and project management capabilities that we believe will be important for such programs.

Note: Pictured above is a rendering of the proposed HI-STORE CISF licensed by the NRC.

Innovative technology solutions in development

SMR-300 Walk-away-safe universal nuclear plant

SMR-300 is being developed as a Walk-away-safe, Gen III+ SMR technology based on the existing PWR reactor technology and traditional PWR fuel in use today. As currently designed, each unit of the SMR-300 will have a net generation capacity of 340 MW and a capacity factor of over 90%. The first planned deployment at Palisades is expected to be in a dual-unit configuration totaling 680 MW. The SMR-300 is being developed with an 18-month fuel cycle and an initial service life of 80 years, which may be extended with proper service and maintenance. The SMR-300 is expected to receive regulatory approval for deployment in 2029 and reach its first COD in the early 2030s. The SMR-300 is expected to receive necessary regulatory approvals to support construction and operation under the well-established NRC 10 C.F.R. Part 50 process under which all U.S. nuclear plants operating today were constructed, other than the most recent AP1000 plants at Vogtle. We view the multi-part 10 C.F.R. Part 50 process as more practical than the 10 C.F.R. Part 52 process used at Vogtle for first of kind projects. On December 31, 2025, we submitted Part I of our construction permit application for Pioneer One, with a request that the NRC review our application within 12 months. We will submit one or more additional construction permit applications and limited work authorizations before receiving an operating license for Pioneer One and Pioneer Two, which we currently expect to receive in the early 2030s. Pioneer One and Pioneer Two, as of the date of this prospectus, are in a pre-construction stage reflective of completed technical design, site selection, partial financing via the DOE LGA Facility and site preparation work, and we currently expect Pioneer One and Pioneer Two will be among the first SMRs to be commissioned in the United States. Our SMR-300 has achieved significant project milestones, but it has not been commercially deployed to date and remains subject to regulatory approval, project financing, construction and successful commercialization. For a discussion of some of the potential challenges we may face in connection with this project, see “Risk Factors—Risks related to our business—The amount of time and funding needed to bring our SMR-300 technology to market may exceed our expectations, and we may need to make significant adjustments to our SMR business plans or significantly delay or scale back the deployments of our SMR-300s” and “Risk Factors—Risks related to our business—A significant portion of our future revenue is expected to be derived from the sale and deployment of energy technologies that are currently in a pre-deployment state, principally our SMR-300. If we are delayed in deploying these products to scale, or if we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.”

Note: As shown in the rendition above, the SMR-300 is expected to be deployed at the same site as the 800 MW Palisades Nuclear Power Plant owned by Holtec.

Note: Pictured above is a rendering of the Holtec SMR-300.

Below is a summary of some current facts and takeaways related to the SMR-300 technology that we are currently developing:

i.

Compact land area: The controlled area for a twin unit SMR-300 plant (total net electric output over 680 MW) requires about 37 acres of land (about half the area of a large shopping mall), which puts it among the most efficient user of land across peers.

ii.	Island mode capable: The plant can operate in “island mode,” i.e., it supplies its own house load with no reliance on the power grid.

iii.

No exclusion zone: Unlike large reactors in service today, the SMR-300 plant is designed to not require an Exclusion (i.e., unpopulated) Zone, which means the Controlled Area Boundary would also be the site boundary.

iv.

Exclusion area boundary: SMR-300’s EAB is the same as the plant’s (double barbed wire fence) protected boundary. In most cases, the Emergency Planning Zone does not extend beyond the plant’s EAB, highlighting the strong safety design.

v.

Robust design to withstand heavy loadings: Our SMR-300 technology is designed to provide high resistance to severe hazards such as strong earthquakes, aircraft impacts or acts of terrorism or sabotage.

vi.

Walk-away-safe: All safety-significant fluid systems in SMR-300 are gravity-operated (none relies on a pump or a motor), which eliminates the reliance on many of the systems and components involved in the disasters at TMI-2 (1979) and Fukushima (2011).

vii.

Rejection of plant’s waste heat directly to air: Unlike its peers, SMR-300’s waste heat (which is over 63% of total reactor heat) can be rejected directly to the ambient. As such, SMR-300 is not reliant on a large body of water, which is a differentiating capability that makes SMR-300 deployable in areas without large bodies of water.

viii.

Uses commonly available nuclear fuel: The nuclear fuel burned in the SMR-300 reactor is the most used type in the world and is produced in several countries, giving the plant’s owner the option of multiple sources of supply.

ix.

Used fuel storage can be stored onsite: The used fuel produced by the SMR-300 reactor will be stored on-site in our subterranean (below-ground) storage system called HI-STORM UMAX where it can be stored for centuries with limited risk of damage or degradation, including due to natural phenomena or malicious human activity. No need to ship the spent fuel anywhere.

x.

SMR-300’s steam will be clean: Unlike the steam from BWR reactors, which may be potentially contaminated, the steam from SMR-300 (which is a PWR) is uncontaminated and therefore can be used in power generation or other industrial applications such as making hydrogen fuel and supply of process steam.

The Holtec Green Boiler

The Holtec Green Boiler is a long-duration thermal energy storage system that can store vast quantities of heat at an elevated temperature for long periods with minimal parasitic losses to the environment. In addition to serving as a thermal energy storage system, the Holtec Green Boiler also has a built-in steam generation or hot water delivery feature to provide steam or heated water at the pressure and temperature desired by the user. If so engineered, both steam and water streams at different pressures and temperatures can be delivered simultaneously from the same Holtec Green Boiler. Its modular internal design allows for scalable expansion by incorporating additional internal CTBs, and the stored energy can be used for a wide range of applications including turbo-generation during peak demand periods, auxiliary boiler support in power plants, hydrogen production, district heating, industrial processes, medical and pharmaceutical sterilization and cooking and food processing. Engineered for longevity, the Holtec Green Boiler has a design life of over 60 years and is free of scarce rare-earth elements, making it a sustainable alternative to battery-based storage solutions. Unlike lithium-ion batteries, it is inherently safer from fire risks, enhancing its reliability in industrial settings. With thermal energy retention efficiencies limiting heat loss to just 5% per month, the Holtec Green Boiler provides long-duration energy storage with minimal waste.

Note: Pictured above is a rendering of the Holtec Green Boiler.

Below is a summary of some key facts and takeaways related to our existing design of the Holtec Green Boiler, which is subject to change as we finalize our first scale-model prototype in 2026 and subsequently finalize the design for commercial deployment:

i.	Flexible heat source: The Holtec Green Boiler can be customized for charging to any desired temperature ranging from 400 to nearly 1,300 Deg F depending on the source of heat.

ii.

Virtually limitless capacity given modular capabilities: A single unit can be over 100 feet in diameter and 80 feet tall; multiple Holtec Green Boilers can be operated in parallel to extend capacity and output.

iii.

Energy preservation: The Holtec Green Boiler is a long-duration thermal energy storage system that allows minimal loss of stored thermal energy (5% per month). Its performance is not expected to degrade over time like batteries.

iv.	A multi-purpose energy provider: The Holtec Green Boiler can be configured to provide simultaneous supply of concurrent streams of hot water and steam at various pressures.

v.

Powerful vehicle for energy conservation: Globally, up to 25% of electricity is wasted when supply exceeds demand, especially from base-loaded systems like nuclear plants. The Holtec Green Boiler addresses this inefficiency by storing surplus energy and releasing it during peak demand, making it a powerful tool for energy conservation and grid optimization.

vi.	Extremely rugged with long service life: Unlike batteries, the Holtec Green Boiler does not use hard to obtain and expensive materials, is non-flammable and has a design life of more than 60 years.

The primary target market for the Holtec Green Boiler is industrial decarbonization of industrial process heating, district heating, hydrogen generation and other industrial-scale heating applications that require continuous steam production from clean energy sources. The Holtec Green Boiler is a commercial product requiring only traditional site permitting and compliance with grid connection protocol, as applicable, and does not require NRC approval to commercialize. Holtec Asia currently expects to test the Holtec Green Boiler as a scale-model prototype in 2026, with construction and commercialization to follow successful prototype testing. The Holtec Green Boiler has achieved technical design, but it has not been commercially deployed to date and may undergo adaption following prototype testing prior to full commercialization. For a discussion of some of the potential challenges we may face in connection with this project, see “Risk Factors—Risks related to our business—A significant portion of our future revenue is expected to be derived from the sale and deployment of energy technologies that are currently in a pre-deployment state, principally our SMR-300. If we are delayed in deploying these products to scale, or if we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.”

The Holtec Green Boiler has been developed by us together with Holtec Asia, which licenses the technology from us and has the right to commercialize it in select markets pursuant to an alliance agreement with us. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—Alliance Agreement with Holtec Asia.”

HI-THERM HCSP: The Hybrid Thermal Energy Storage System

The HI-THERM HCSP is a cost-effective solar energy collection system being developed by us that integrates classical CSP and PVP technology within the same land footprint. The HI-THERM HCSP, using the Holtec Green Boiler technology platform, is designed to provide uninterrupted electrical power and eliminate the main weakness of solar power, which is its intermittency. This Holtec-patented innovation is expected to maximize solar energy capture per acre, efficiently converting sunlight into both thermal energy and DC power. By combining CSP and PVP, HCSP is intended to enhance energy yield and operational efficiency.

POWER TOWER
AIR COOLED
CONDENSER
TG BUILDING
PV FIELD
DM TANK
DM PUMP
PV FIELD
AUX.CT.
SOLAR SALT
DUMP TANK
GREEN BOILER
HELIOSTAT FIELD

Note: Pictured above is a rendering of the HI-THERM HCSP.

The HI-THERM HCSP is designed to capture approximately 5,000 GWh/year if deployed on the same site as the largest PV installation in the world, which currently captures only 1,725 GWh/year. HI-THERM HCSP’s capacity can be scaled using multi-modular tower arrangements, allowing for increased power output. Furthermore, the HI-THERM HCSP produces a greater solar energy capture rate per acre than either traditional CVP or PVP technology could deliver by itself, meaning the system requires less land than traditional solar energy systems. We expect to develop a demonstration project upon completion of the prototype testing of the Holtec Green Boiler. The HI-THERM HCSP has achieved technical design, but it has not been commercially deployed to date and may undergo adaption following prototype testing prior to full commercialization. For a discussion of some of the potential challenges we may face in connection with this project, see “Risk Factors—Risks related to our business—A significant portion of our future revenue is expected to be derived from the sale and deployment of energy technologies that are currently in a pre-deployment state, principally our SMR-300. If we are delayed in deploying these products to scale, or if we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.”

The HI-THERM HCSP is being developed by us together with Holtec Asia, which licensed the technology from us and has the right to commercialize it in select markets pursuant to an alliance agreement with us. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—Alliance Agreement with Holtec Asia.”

Our customers

Across each of our business segments, we have demonstrated a track record of successful delivery and execution, earning the position as a valued and trusted partner of our clients. We have a large and diverse base of customers that includes U.S.-based and international utilities, nuclear reactor operators, the DOE and the DOD. With the planned restart of the Palisades nuclear plant and future deployments of our SMR-300 reactors across the globe, we expect that our customer base will continue to expand through PPAs and other power off-take structures. The map below depicts the prominence of our wet and dry storage solutions across nuclear reactors within the United States and internationally as of June 30, 2026.

Note: The above graphic depicts Holtec’s global leadership in the used nuclear fuel business sector.

The following table highlights the breadth and depth of our customer relationships, illustrating the range of products and services we provide to leading North American utilities and nuclear operators by generation capacity.

Sample Customers	Products			Services		Nuclear Generation Capacity (GW)
	Dry Storage	Wet Storage	Heat Exchanger	Engineering	Site Services
Customer 1	✓	✓	✓	✓	✓	22.1
Customer 2		✓	✓	✓		9.3
Customer 3	✓	✓	✓	✓	✓	8.2
Customer 4	✓	✓	✓	✓	✓	6.4
Customer 5	✓	✓	✓	✓	✓	6.0
Customer 6	✓	✓	✓	✓	✓	5.8
Customer 7	✓	✓		✓	✓	5.1
Customer 8	✓	✓	✓	✓	✓	4.8
Customer 9	✓	✓	✓	✓	✓	3.8
Customer 10	✓	✓		✓	✓	2.7
Customer 11	✓	✓		✓	✓	2.3
Customer 12	✓	✓	✓	✓	✓	2.2
Customer 13	✓			✓	✓	2.2
Customer 14	✓			✓		1.2
Customer 15	✓	✓		✓	✓	1.2
Customer 16	✓	✓		✓	✓	1.1
Customer 17		✓	✓	✓		N/A

Note: The above chart represents a selected overview of Holtec’s representative customers and scope of product and service delivery. Generation capacity is based on publicly available information provided by such customers.

U.S. based utilities and nuclear reactors

We are the leading supplier of critical components for nuclear reactors and count virtually all of North America’s largest nuclear fleets among our customers. As such, we have a leading market share in each of our core business lines. As of June 30, 2026, our dry storage systems are deployed in 70 out of 94 operating reactors in the United States, amounting to approximately 75% of the market, based on the NEI. In 2025, there were 149 Holtec dry storage systems loaded in the United States, while our two primary competitors combined loaded only 53 systems based on UxC StoreFUEL and Decommissioning Report. Similarly, we have won nearly all U.S. wet storage design and build contracts since 1986, achieving more than 90% U.S. market share across all wet storage product lines.

U.S. government contracts

In addition to the large utilities in the United States, we provide goods and services to the U.S. government and have strategic contracts with the DOE, the DOD and the NNSA or their prime contractors. We successfully analyze, design, construct and commission facilities and SSCs for government nuclear installations. We also support U.S. government initiatives for solutions to the country’s used nuclear fuel, high level waste and transuranic wastes. We have several contracts supporting the growing market funded by the U.S. government in the area of advanced nuclear fission and fusion reactor technologies, including custom manufacturing, an example of which was a contract for fabrication of the Center Stack Casing for the DOE Princeton Plasma Physics Laboratory’s Tokamak fusion reactor. We continue to receive support in the form of research vouchers, cost-share awards and financial assistance grants to develop innovative technologies that will support the domestic and international nuclear renaissance. This includes a $147.5 million cost-share award received in 2021 for our SMR-300 Readiness Demonstration Project and the $400 million DOE Tier 1 First Mover Award, which we were selected for in the fourth quarter of 2025, subject to certain conditions, including the negotiation and execution of a funding agreement, highlighting the U.S. government’s support of our SMR program.

International utilities and nuclear reactors

We also have a leading position in many of the international markets in which we operate today, including Spain, the United Kingdom, Ukraine, Mexico, Sweden, Finland, Belgium, Brazil and Taiwan:

i.

Spain: This was our first international dry spent fuel storage market secured in 2002 through a contract with the country’s nuclear waste management company, ENRESA. We are a long-term supplier of dry spent fuel storage systems for four nuclear power plants in Spain through a partnership with state-owned Equipos Nucleares S.A.

ii.

United Kingdom: We believe the U.K. is a strong growth market for us as it intends to build out its light-water nuclear and SMR fleets. We have a major operating center located in Bristol. We have established customized dry spent fuel storage solutions to fit the national requirements for the U.K.’s only operating light water reactor and continue to provide our dry spent fuel storage systems to the Sizewell B nuclear plant.

iii.

Ukraine: We are the long-term supplier of dry spent fuel storage systems for nine nuclear reactors in Ukraine, and we have a major operating center located in Kyiv. We also provided a bespoke spent fuel storage system in support of decommissioning activities at the Chernobyl nuclear power plant.

iv.

Mexico: We are the provider of dry spent fuel storage solutions to Mexico’s only nuclear site. Laguna Verde, with the facility licensed and constructed specific to Holtec’s technology to maintain continued supply. We also have an existing operation center in Mexico to support site work activities and remain well positioned to support the country’s planned SMR deployments given our existing relationship with the state-owned utility, the CFE.

v.	Sweden: Sweden utilizes Holtec designed and licensed transport casks for its entire fleet of nuclear plants.

vi.	Finland: Finland selected Holtec’s high density racks for its most recent nuclear plant at Olkiluoto.

vii.	Belgium: Holtec’s HI-STAR 120 high efficiency cask is widely used at Belgium’s Tihange plant.

viii.

Brazil: We provided a FOAK dry spent fuel storage solution in Brazil market for two operating reactors, and we believe that we remain well positioned to be a long-term supplier, including for units under construction given the large growth opportunity with the national energy plant forecast of an additional 10 GW by 2050, according to the Nuclear Business Platform.

ix.

Taiwan: The Taiwan Power company, the country’s national nuclear operator, acquired Holtec’s wet storage racks in the 1990s through the 2000s for its entire BWR fleet. In December 2025, Taiwan Power awarded Holtec what we believe is the industry’s largest international dry storage contract awarded to date for a BWR fleet, reflecting our long-standing customer relationship and the licensing of Holtec’s marine-air compatible HI-STORM UVH system.

Wolverine Power Cooperative and Hoosier Energy

With our FOAK restart of Palisades, we have added two new customers to our growing customer base through PPAs with Wolverine Power Cooperative and Hoosier Energy, each with an initial term of 28 years. Wolverine Power Cooperative is a not-for-profit, member-owned and governed power generation cooperative that delivers power to its members which include Spartan Renewable Energy and Wolverine Power Marketing Cooperative, and its six distribution cooperative members—Cherryland, Great Lakes, HomeWorks, Midwest, Presque Isle, and Thumb Electric Cooperative. Hoosier Energy currently serves more than 700,000 consumers in more than 50 counties through 17- member electric cooperatives across Indiana and Illinois.

Our strategic alliances

Hyundai E&C

We have collaborated with Hyundai E&C under a teaming agreement to serve as our exclusive EPC delivery partner for our SMR-300s. Hyundai E&C is responsible for performing detailed design of the BOP, constructability assessments for each plant, and co-delivering procurement and construction through a JPMO with Holtec.

Hyundai E&C brings 55 years of nuclear power plant construction experience to the teaming arrangement, having constructed 18 plants in South Korea and the APR-14000 Barakah 1-4 units in the UAE. Hyundai E&C is a leading EPC company globally, in conventional power plants, petrochemical facilities and other large infrastructure projects. To further advance the arrangement and execution of the SMR-300 program, Hyundai E&C has established a U.S. subsidiary that is now operating in New Jersey.

Hyundai E&C has invested significant in-kind resources in the development of the SMR-300 BOP design and overall constructability and is fully committed to the success of the program as a strategic partner. A summary of the key elements of the Hyundai E&C teaming arrangement is presented below:

i.	Teaming arrangement structure: Holtec and Hyundai E&C have entered into a teaming agreement under which we will collaborate on construction and related services to deliver SMR-300 projects globally.

ii.	EPC delivery: Hyundai E&C will be responsible for construction of SMR-300 projects and co-delivery of engineering and procurement to Energetics and other third-party customers on an EPC basis.

iii.	Performance certainty: The long-term teaming arrangement with Hyundai E&C, combined with our own project delivery record, provides a high level of performance certainty for SMR-300 projects.

iv.	Incentive structure: The teaming arrangement includes an incentive structure designed to minimize project cost and duration.

v.

Standardization and cost reduction: The teaming arrangement supports the standardization of the SMR-300 design, aiming to maximize design commonality across projects, enabling cost reduction and efficiency gains with each additional unit built and commissioned.

vi.	Knowledge transfer: The teaming arrangement structure allows knowledge gained from each SMR-300 project to be leveraged to improve the construction and delivery of additional plants.

vii.	Global and U.S. presence: Hyundai E&C is headquartered in South Korea and operates a fully domiciled U.S. subsidiary in New Jersey, supporting both domestic and international SMR-300 deployments.

Framatome

Framatome is our nuclear fuel supplier for the SMR-300 program. Framatome is responsible for fuel qualification, licensing support and the supply of proven 17x17 (GAIA) PWR fuel assemblies. These assemblies will be manufactured domestically at Framatome’s facility in Richland, Washington which is intended to ensure we receive a secure and reliable supply of proven fuel. Framatome is also expected to supply the CRDMs, IHA, FHE and the RVUI for the planned Palisades SMR-300 plant.

MELCO

MELCO is our supplier for advanced digital I&C systems for the SMR-300. MELCO’s MELTAC® digital I&C platform is integrated into the SMR-300 reactor design, which is intended to provide reliable and efficient control of both safety and non-safety functions. The MELTAC® platform has been successfully implemented in over 450 applications across 24 operating nuclear power plants and has been qualified for use in U.S. nuclear power plants with NRC approval.

ENERCON

ENERCON is an engineering and environmental services partner, providing specialized expertise that is intended to enhance the design and integration of key SMR-300 plant systems. ENERCON supports engineering design for radioactive waste processing, security systems, HVAC systems, raw water and chilled water systems and other safety-related components, leveraging extensive experience gained through prior work at Palisades, Indian Point and Oyster Creek. ENERCON is also developing the ER for our LWA submittal to the NRC and contributing to the establishment of our EQ program.

EDF UK

EDF UK is considering a strategic partnership for the deployment of the SMR-300 at the 900 acre, Cottam power station in Nottinghamshire. Through a memorandum of understanding with Tritax Management, LLP and us, EDF UK intends to transform the former coal-fired power station into a hub for clean energy to power advanced data centers, supporting the UK’s energy resiliency and digital infrastructure build-out. This proposed partnership between EDF UK and us is a natural evolution of a close business relationship at Sizewell B and Hinkley Point C, where we have supplied innovative safety and spent fuel storage solutions since the mid-1990s. We have chosen EDF UK for its operational expertise and established presence in the UK nuclear sector, which along with our learned lessons from the initial SMR-300 deployment at the Palisades site, is expected to support the reliable delivery and long-term success of the SMR-300 program abroad and achieve the U.S.-UK’s goal of transatlantic collaboration.

Holtec Asia

Holtec Asia is an affiliate owned and controlled by our founder. Holtec Asia operates a manufacturing facility in Gujarat, India and provides engineering services, manufacturing and equipment supply in support of our nuclear power and heat transfer businesses, including potential participation in the SMR-300 program. Holtec Asia operates through three complementary business divisions—Nuclear Power, Heat Transfer and Air-Cooled Condensers—and supplies a range of components and services, including nuclear engineering support, tubular heat exchangers, air-cooled condensers and specialized equipment such as the Holtec Green Boiler and HI-THERM HCSP systems, serving customers globally, including projects marketed by us in the United States and Europe.

We maintain a commercial relationship with Holtec Asia pursuant to a formal business alliance framework that governs the provision of goods and services between the parties, including standardized invoicing, cost transparency and defined profit margins designed to be consistent with market practices. Under this framework, Holtec Asia supports our projects through engineering services and manufacturing under commercial arrangements, while we provide Holtec Asia with licensed access to proprietary technology, quality assurance programs and engineering software in exchange for agreed fees and royalties.

Our competition

Our competitors include nuclear service providers and other power generation systems, including traditional baseload power producers, other advanced nuclear technologies, renewables with or without energy storage, advanced energy storage, fossil fuels with carbon capture and combinations of these technologies. Specifically, our primary competitors are: Orano USA, LLC and NAC International in dry storage; GE Vernova, Inc., Rolls-Royce SMR Limited, NuScale Power Corporation, TerraPower, LLC, Oklo Inc., Kairos Power, LLC and Westinghouse Electric Company LLC in SMR technology; and Thermal Engineering International (USA) Inc., American Exchanger Services, Inc., BWX Technologies, Inc. and Korea Hydro & Nuclear Power Co., Ltd. in advanced nuclear engineering and manufacturing. Given that many companies that fit the described criteria are also our customers, our energy generation deployment strategy will be such that we will serve as the operator of last resort for our own SMR-300 plants if there is no operating interest from the existing utilities. We expect that our turnkey approach will allow us to better control costs and project economics, creating viable projects where others cannot. Through Energetics, we will also offer co-development arrangements and a Develop-to-Deploy model that will allow us to partner with other power generation companies and project and data center developers to deliver SMR-300 plants.

Our competitors are:

i.	Nuclear services providers: Alternative waste fuel storage methodologies, including variations of our wet and dry storage technology.

ii.	Traditional baseload: Traditional baseload power includes natural gas, coal, oil and large-scale nuclear.

iii.

Fossil fuels with carbon capture: Fossil fuel sources provide firm, baseload power, but require carbon capture technology to provide clean power. Carbon capture has not yet been demonstrated to be scalable to meet the need.

iv.

Renewables with or without energy storage: Wind and solar provide clean energy but cannot provide firm, baseload energy due to their intermittency. When paired with energy storage, they can provide a more dispatchable energy supply, but battery storage technology has not been demonstrated to be scalable or cost-effective to meet the need today.

v.

Other advanced nuclear reactors: There are several advanced reactor and SMR technologies in various stages of development, including high-temperature gas reactors, molten salt reactors, fusion technologies and advanced light water reactor designs.

Four pillars of Holtec’s enterprise stability

As we strengthen our relationships with existing clients and seek to win new ones, our approach remains underpinned by four pillars of security which protect our market share from competitive threats:

i.

Strong performance: We have demonstrated a culture of delivering large scale and first-of-a-kind projects on time and on budget. Our vertically integrated, in-house manufacturing capabilities allow us to assure quality, consistency and reliability to our customers.

ii.

Substantial IP portfolio: Our proprietary products and technologies across spent fuel storage, advanced manufacturing and SMRs are protected by a substantial portfolio of patents that we believe has significant value and helps prevent competitors from easily replicating our designs and procedures.

iii.

Long-term contracts: Our customer relationships are typically secured over multiple decades and protected by contractual agreements that span 30-40 years and often cover the full lifecycle of nuclear facilities. These contracts provide highly visible revenue streams and allow us to execute on behalf of our customer, further strengthening our business relationship.

iv.

Licensed components: Our wet and dry spent fuel storage technologies include licensed components, which require in-depth analyses and compliance with regulatory requirements for each site. Once approved by the NRC or foreign regulatory agencies, these licensed components are extremely difficult to change or replicate, creating a large barrier for entry and further underscoring the stickiness of our industry-leading solutions.

With a commitment to our customers, upheld by these four pillars, we can proudly say that as of June 30, 2026, we believe that no dry storage customer in the United States has switched its system away from Holtec, further highlighting the quality-assurance, reliability and the value and strength of our client partnerships.

Project execution and development approach

We have a demonstrated track record of exceptional major project execution over the years, with hundreds of projects completed in over 40 countries delivered on-time. Our largest single project value to date exceeds the $400 million mark and we have approximately 150 active projects today. Our project execution record is exceptional, as we have completed all projects undertaken in our corporate history with a strong focus on safety and execution. Our approach is further reinforced by the prescriptive regulatory and quality-assurance frameworks applicable to nuclear projects that impose disciplined design control and verification processes that reduce the risk of latent defects, uncontrolled scope changes and execution variability. This track record is enabled by our project execution and development approach, detailed below:

Only full spectrum, turnkey nuclear supplier in the United States: We believe that our unique position as a turnkey provider differentiates us from our competitors and enables our ability to execute on time and on budget, with a range of capabilities in-house that includes design, engineering, licensing, manufacturing, site construction, commissioning, operations and decommissioning services. We have a large Corporate Engineering Center and three large, domestic manufacturing plants capable of producing a wide range of equipment required by the industry, as well as in-house construction and site service organizations with a deep bench of field engineers. Turnkey supply means conceptualizing to finalizing a design embodiment, performing required safety analyses in-house, securing regulatory approvals, manufacturing components in our own plants, transporting and installing the required products on the client’s site, and operating as required, before associated decommissioning activities. Our project and engineering expertise is mirrored by our deep licensing experience, with over 30 major licensing dockets and more than 90 certifications and certificate amendments secured through NRC approval over the past 30 years, making us the most experienced SMR developer in the United States. We have established a similar track record with regulators in a dozen foreign countries, showing our ability to deliver projects globally.

Domestic manufacturing supported by AI-enabled digital innovation and robotics: Our domestic manufacturing makes us a direct beneficiary of the onset of U.S. reemphasis on domestic manufacturing, which has been our business policy for decades. To ensure that the fabrication of all our components is completed on-time, on-budget, and with the highest standard of quality and safety, we employ an integrated manufacturing control infrastructure across each of our plants. We maintain a commitment to digital innovation and robotics, especially as it pertains to product quality, efficiency and productivity gains. Our in-house team of over 40 software developers has leveraged our insight to create and deploy more than two dozen proprietary web-based applications, including applications such as HI-DOC, our cloud-based information management system that provides searchable access to technical and business information for real-time project management, design and quality control across global teams and EST, our nuclear quality-compliant manufacturing sequencing software that supports the execution of manufacturing activities and records all related tests and inspections by Holtec’s and the client personnel.

Unlike off-the-shelf technology solutions, our digital platforms are purpose-built for the nuclear industry and are regularly refined based on lessons learned and applicable nuclear quality standards. In addition to our software capabilities, we have equipped our manufacturing facilities with advanced robotics and automation, including robotic welding, forming and material handling systems. Together, these capabilities enable precise fabrication of large, complex nuclear components with a focus on safety, high precision, reduced manual intervention, and enhanced product consistency. This integration of digital platforms and robotics increasingly incorporates data analytics and AI tools to support design and ongoing improvement in production processes. The key controls are as follows:

i.	Common quality program. A common quality platform for all required activities (i.e., from order entry, to design, to manufacturing, to delivery). The common quality platform entails:

•	one approved vendor list;

•	one corrective action program;

•	one set of operating procedures; and

•	one (all-digital) configuration control system.

ii.	Robust process for material traceability and material control:

•	computerized inventory with airtight material release protocol;

•	auto crib vending machines and color-coding working stations; and

•	visual aids are utilized and placed throughout the facilities to identify (e.g., “Proper Marking” vs. “Improper Marking”).

iii.	Electronic production control. A fully computerized traveler system that effectively combines the following (electronically robust) control elements:

•	EST: Electronic Shop Traveler;

•	e-SADS: Electronic Subassembly Data Sheet;

•	e-Inspection: Inspection Report Data Sheet;

•	software applications are fully integrated with QA protocols;

•	real-time information entry (i.e., information is entered “real time” from the shop floor via barcodes); and

•	software applications have road tested barriers to eliminate human error and to assure final product.

Proven and actively engaged supply chain and self-sufficiency in critical materials: Through our decades of manufacturing experience, we have established a robust supplier base that provides the second tier of supplies to support our projects. In parallel, we have endeavored to eliminate reliance on suppliers for critical materials with notable success. For example, to achieve self-sufficiency in neutron attenuation materials, we developed the Metamic metal matrix composite needed for reactivity control and the nanotechnology-based Metamic HT, which is both a structural material and a neutron attenuator. Today, we produce all of the Metamic products needed for our nuclear components. Likewise, we invented the Holtite shielding material in the 1990s needed in a variety of dose control applications in nuclear plants. In addition to these areas of self-sufficiency, we have a differentiated approach of leveraging the know-how of our suppliers by inviting a number of them to routinely participate in our product development programs providing valuable input to our designs to ensure optimal cost and fabricability. Because our supply chain includes a wide array of U.S. suppliers, we anticipate that this will continue to reduce our tariff exposure and strengthen our position relative to competitors whose cost structures and delivery timelines remain more sensitive to international manufacturing and trade-policy dynamics.

Site services and construction-informed designs: Because many of our projects are turnkey, ensuring that the SSCs developed are amenable to efficient site construction, commissioning and follow-on site services is an essential imperative in the design development phase. Developing construction and site services-informed designs is enabled by including our Site Services and Construction organizations inputs through the “red team”

reviews organized by the project team. These reviews have led to installation-friendly and maintenance-friendly SSCs and have become a differentiating feature of our project development approach which helps us minimize iterations that will delay project timelines.

Sustained R&D campaign to improve product and process quality and productivity: Our sustained investment in research and development allows us to maintain cost competitiveness while improving on our ability to deliver all kinds of projects in an effective and efficient manner. Among our many achievements in this area is an innovative submerged arc welding system that has eliminated rework and cut welding time by an order of magnitude for long weld seams. Likewise, the HYLAW process has increased the speed of welding of thick sections by a factor of 10 or more, and friction stir welding has allowed us to weld previously un-weldable alloys such as copper to copper and copper to stainless steel. These sustained manufacturing innovations lie at the heart of our ability to offer bespoke designs that meet a wide range of client requirements in a timely, cost-effective manner, while producing products that maintain the expected performance capabilities.

Proven experience in executing large, complex projects: The Chernobyl Defueling Project is one example that highlights our ability to deliver large-scale projects where others may struggle. After languishing unfinished by a leading European multinational company, we took over the infamous Chernobyl three-reactor defueling project in 2011. We immediately began developing a fully functional facility using the legacy SSCs, and acquiring new replacement systems as needed. By pioneering a series of innovative technologies, we successfully transformed the massive interim storage project at Chernobyl into a fully operational dry storage facility, overcoming challenges that had hindered progress for its first decade. We were awarded $430 million in 2011 by a consortium of 16 donor governments and the EU because two critical technologies to execute the Chernobyl Used fuel project were supplied by us.

We have continued to execute complex, turnkey projects over time, and our FOAK restart of a decommissioned nuclear plant provides a more recent example of our ability to deliver large projects. The 800 MW Palisades Nuclear Plant located in Covert, Michigan is on track to be the first decommissioned nuclear plant to restart and become operational in 2026. We acquired ownership of Palisades in June 2022 following the plant’s cessation of operations and month-long defueling outage. Shortly after obtaining the site, with strong support from state, federal and local partners, we decided to pursue a restart given the plans to retire much of Michigan’s coal-fired baseload generation and the anticipated future demand growth driven by advanced manufacturing, AI and data storage needs in Michigan and nationally. The Palisades restart effort was backed by significant financial commitments, including the DOE LGA Facility, a $300 million grant from the State of Michigan and large upfront capital investments from our own balance sheet.

In addition, we executed an extensive project schedule for Palisades encompassing inspections, testing, maintenance, repairs and equipment upgrades designed to ensure the plant’s long-term reliability and safety. In 2023, we entered into a multi-decade PPA with two rural electric cooperatives, Wolverine Power Cooperative and Hoosier Energy, for delivery of electricity generated by the plant. The decision to restart Palisades followed extensive due diligence by the DOE and its third-party advisors, who rigorously evaluated our financial strength, technical expertise and the viability of the restart from financial, market, legal, environmental and engineering perspectives. Following the restart, we will be serving as owner-operator of Palisades, leveraging our vast nuclear industry experience and added capabilities. While the plant is currently licensed to operate until 2031, we have already notified the NRC of our intent to pursue a subsequent license renewal to extend operations through at least 2051.

Another major ongoing project is our Pioneer One and Pioneer Two project, which aims to deploy America’s first SMR-300 at the Palisades site in Michigan. We launched our SMR project in 2011 and have continued to execute on a range of technology, regulatory and financial milestones. Our initial design and engineering work led to the receipt of a $147.5 million cost-share award from the DOE in October 2021 through the ARDP. In December 2023, we selected Palisades as the inaugural site for the deployment of the SMR-300, which allowed us to pursue several site-specific approvals, including the Michigan State Historic Preservation Office NHPA

Section 106 Approval, Environmentally Sensitive Land Use Permit Township Approval and Interconnection Application Docketing for MISO. Since then, we have also been selected by the DOE in December 2025 as one of two recipients for its coveted Tier 1 First Mover Award, which we expect will provide us a $400 million grant to accelerate deployment of our dual-unit SMR-300 plant at Palisades, subject to certain conditions, including the negotiation and execution of a funding agreement. With our project execution remaining on track, we are on the path to commercialization of the SMR-300 in the early 2030s. Key amongst them includes executing a PPA in 2026, closing on the DOE Office of Energy Dominance financing in 2027, securing a construction permit approval from the NRC in 2029, and reaching an interconnection agreement in 2030.

Our core projects

Palisades restart

The Palisades Nuclear Power Plant, located in Covert, Michigan, is an 800-megawatt PWR that has played a significant role in the region’s energy landscape since its commissioning in December 1971. Originally owned and operated by Consumers Power (now Consumers Energy), the plant provided carbon-free baseload electricity to approximately 800,000 households, helping to avoid millions of tons of carbon dioxide emissions annually. Over its operational life, Palisades maintained a high capacity factor and a strong safety record, earning recognition from both the NRC and the INPO.

Note: Pictured above is the Palisades Nuclear Power Plant in Covert, Michigan.

After a series of ownership changes and a strategic decision by Entergy to exit the merchant nuclear generation business, Palisades was scheduled for permanent shutdown in May 2022. We acquired the plant and its assets shortly after shutdown, initially with the intent to decommission the facility. However, recognizing the growing demand for clean, reliable energy and the plant’s strong operational pedigree, we made the historic decision to pursue the first-ever restart of a shuttered nuclear plant in the United States. This bold move has garnered broad support from state and federal partners, as well as the local community, and the plant is scheduled to restart generation in 2026, in advance of our commitment date with our counterparties of March 2027. A major milestone in the restart process has been the reestablishment of the plant’s training program, which has received initial accreditation from the INPO for both O&M and Technical training programs. The restart is expected to deliver substantial economic benefits to the region, including job preservation, local tax contributions and support for community services.

The Palisades restart is backed by substantial state and federal financial commitments, including the DOE LGA Facility and a $300 million grant from the State of Michigan that provided the construction capital needed. We executed a multi-decade PPA with two rural electric cooperatives, Wolverine Power Cooperative and Hoosier Energy, for sale of all of the plant’s capacity, providing visibility to the project’s cash flows.

The below table presents certain historical operating metrics relating to the Palisades power plant prior to its decommissioning and our acquisition of it. Such metrics may not be indicative of its future performance.

Operating Metrics	2001 to 2005	2006 to 2010	2011 to 2015	2016 to 2020
Median Annual Operating Capacity (MW)	788	813	819	817
Median Annual Net Generation (MWh)	6,151,481	6,118,710	6,041,696	6,097,496
Median Annual Capacity Factor (%)	89%	86%	85%	85%
Peak Annual Capacity Factor (%)	93%	93%	93%	96%

Note: The above chart presents the Palisades Nuclear Power Plant’s operating history from 2001 to 2020. Source: S&P Capital IQ.

HOLTEC PALISADES

READY TO WORK
SELF AWARENESS
ENGAGEMENT
SITUATIONAL AWARENESS

RECONSTITUTE SIMULATOR
DOE LOAN CONDITIONAL GUARANTEE
BEGIN OFFSITE EXCITER REWIND
LICENSED OPERATOR REQUAL BIENNIAL EXAM
SECURE STATE OF MICHIGAN FUNDING
DOE LOAN CLOSE
PRIMARY COOLANT SYSTEM (PCS) CHEMICAL DECONTAMINATION
REACTOR VESSEL INSPECTIONS
STEAM GENERATOR INSPECTIONS AND CLEANING
NUCLEAR SAFETY REVIEW BOARD (NSRB) AUDIT, OCT '24
INPO OPERATIONAL READINESS ASSESSMENT (ORA), NOV '24
STATION BATTERY REPLACEMENTS
SHUTDOWN COOLING (SDC) VALVE REPAIRS
INPO OPERATIONS TRAINING FULL ACCREDITATION
IN-SERVICE INSPECTIONS (ISI)
DRY FUEL STORAGE LOADING CAMPAIGN
INPO MAINTENANCE AND TECHINICAL FULL ACCREDITATION
INPO PRE-START UP READINESS REVIEW (PSUR), MAY '25
NSRB AUDIT JUNE '25
NFPA 805 COMPLIANCE
ALLOY 600 MITIGATION
REACTOR VESSEL NOZZLE REPAIRS
STEAM GENERATOR SLEEVING
LICENSED OPERATOR (INITIAL) NRC EXAM
STEAM GENERATOR SECONDARY CHEMICAL CLEANING
COMPLETE NRC LICENSING SUBMITTALS
INSTRUMENT AIR COMPRESSOR REPLACEMENT
TURBINE GENERATOR INSPECTIONS AND MAINTENANCE
MAIN FEED PUMP TURBINE ROTOR REPLACEMENT
SFP COOLING MODIFICATION
PRIMARY SYSTEM PASSIVATION
FUEL HANDLING SYSTEM UPGRADES
OPERATIONAL EP EXERCISE
IMPLEMENT OPERATIONAL TECH SPECS AND LICENSING BASIS
SWITCHYARD RESTORATION
RECEIVE NEW FUEL
PRIMARY COOLANT PUMP (PCP) MOTOR OVERHAULS
LOAD CORE AND REASSEMBLE REACTOR
TURBINE/ GENERATOR SYNC
PLANT STARTUP AND RETURN TO POWER OPERATIONS
COLOR KEY
Planning Stage
Underway
Complete

PALISADES ROAD MAP

Note: The above is a graphical overview of milestones and activities completed in preparation for Palisades restart.

We believe that the timely execution of the restart of Palisades will demonstrate the effectiveness of our project philosophy. Restart efforts included an extensive project schedule encompassing inspections, testing, maintenance, repairs and equipment upgrades seeking to ensure the plant’s long-term reliability and safety. That work includes any long-term maintenance that had been deferred due to the plant’s expected closure. Inspections completed included reactor vessel internals, steam generators, containment building structure and dome, high-voltage transformers and assessments of the main turbine. Many major components were sent off-site for refurbishment and then safely reinstalled, all on-time and on-budget.

We believe that the Palisades restart represents a transformative milestone for the U.S. nuclear industry, demonstrating the technical and economic feasibility of repowering retired nuclear assets. Our integrated approach, combining operational experience, innovative financing and a commitment to long-term stewardship, positions Palisades as a model for future nuclear plant revitalizations. As the plant prepares to return to commercial operation, it stands as a testament to the enduring value of nuclear energy in achieving America’s clean energy and grid reliability goals.

Dual-Unit SMR-300 plants at Palisades and the follow-on fleet

We are advancing the next generation of nuclear power with our SMR-300 program, targeting commercial operation of the first dual-unit SMR-300 plant at the Palisades site in Michigan in the early 2030s named Pioneer One and Pioneer Two. We believe our vertically integrated approach—encompassing technology, site ownership, engineering, manufacturing, construction and operations—positions us to be among the first to deliver a fully operational SMR fleet in the United States. The SMR-300 Pioneer project at Palisades is the flagship of this initiative, supported by robust public, governmental and financial backing, and is designed to serve as a scalable model for future deployments nationwide and globally.

The SMR-300 Pioneer project at Palisades represents the flagship deployment of our SMR technology. Located on a 432-acre site on the southern coast of Lake Michigan, the project is expected to feature a dual-unit SMR-300 plant with a total capacity of 680 MWe and an expected annual output of 5,300 GWh. The project is structured around a PPA and is targeting commercial operation in the early 2030s, subject to financing and other customary conditions. The project is expected to create approximately 270 direct long-term jobs, employ approximately 3,000 personnel during construction, and generate thousands of additional jobs through the local supply chain and related economic activity.

Note: As shown in the rendition above, the SMR-300 is expected to be deployed at the same site as the 800 MW Palisades Nuclear Power Plant owned by Holtec.

The SMR-300 Pioneer project at Palisades has garnered broad support from state and local governments, community organizations and educational institutions. Endorsements have been received from the Van Buren County Board of Commissioners, 13 members of Congress from Michigan, the Covert Township Community Foundation, Market One Economic & Community Development, nine members of the Michigan House of Representatives, Lake Michigan College and the Michigan Infrastructure Office and Department of Environment, Great Lakes, and Energy. We have built this support through transparent, frequent communication and active engagement with stakeholders, seeking to ensure that the project aligns with local economic, environmental and workforce development goals.

We are also committed to workforce development as a cornerstone of the SMR-300 Pioneer project at Palisades. The company is building on the strong foundation established during the Palisades restart, with over

2,000 personnel onsite for the restart project and over 600 full-time employees. The project benefits from the support of 15 unions and trade associations, including the UWUA and the UGSOA. The Palisades Restart Labor Agreement, signed by these organizations, demonstrates the availability and enthusiasm of the technical workforce required for the SMR-300 project.

We have made significant progress in site permitting and preparation for the SMR-300 Pioneer project at Palisades, with significant investments made in a range of pre-construction activities. We have completed all necessary geotechnical borings and groundwater monitoring installations, as well as comprehensive ecological and cultural fieldwork for compliance with environmental and regulatory standards. Permitting is underway to support pre-construction activities such as tree clearing and other activities. We have also submitted an LWA application, which, together with the finalized ER, will enable certain construction activities to commence in advance of full CPA approval. Importantly, the permitting process has proceeded without the need for exemptions or significant deviations from regulatory guidance, reflecting our commitment to regulatory best practices and project transparency.

The SMR-300 Pioneer project at Palisades is being developed within a project company under Energetics. The licensing, procurement, construction and commissioning of the SMR-300 plant is organized through a joint project office managed jointly by NPD and Hyundai E&C. Our integrated project delivery model brings together design, licensing, quality assurance and cost control within the joint project office. The joint project office coordinates the procurement of the NSSS, BOP components and major mechanical equipment, leveraging both U.S. and international partners for EPC activities. Lifetime services, including operations and maintenance, are provided by our internal divisions. This structure is designed to optimize project execution, manage risk and ensure long-term operational excellence.

Building on the SMR-300 Pioneer project at Palisades, we have access to the three other nuclear sites owned by DEAMCO that are candidate sites for redevelopment and deployment that could total to more than 7 GW of firm power from SMR-300 plants. Most notably, we have focused development activities at the Oyster Creek site in New Jersey. The Oyster Creek project is expected to feature four SMR-300 units with a combined capacity of 1,360 MWe, supporting an estimated 4,000 construction jobs and more than 400 permanent positions and generating thousands more jobs through local supply chain development. This project is expected to deliver substantial economic benefits, including increased tax revenue, infrastructure investment and the potential integration of AI data centers. In addition, we are discussing several potential projects with developers, utilities, cooperatives and states. For example, in the Mountain West, we have partnered with Hi Tech Solutions LLC (HTS) and the State of Utah to establish a comprehensive nuclear energy ecosystem, supporting Governor Spencer Cox’s Operation Gigawatt initiative. This partnership will focus on workforce development, local manufacturing and the creation of a Clean Energy Fund to accelerate nuclear deployment and enhance regional energy resilience. Additionally, we are exploring the deployment of our HI-THERM HCSP in high-sunlight areas, further diversifying our clean energy offerings, expanding our geographic reach, and redefining premium base load deployment through concurrent deployments of our SMR-300, HI-THERM HCSP and the Holtec Green Boiler, our long-duration storage solution.

Internationally, we believe that we are well-positioned for scalable deployment in India with passage of the Sustainable Harnessing and Advancement of Nuclear Energy for Transforming India (SHANTI) Act, 2025, by the Parliament of India that came into effect on December 21, 2025. This new legislation enables private sector entities to participate in the expected expansion of the nuclear power generation capacity to 100 GW by 2047, as announced by India’s Central Electricity Authority. With an operations center in India owned by our affiliate, Holtec Asia, existing business relationships, and an approved 10 C.F.R. 810 export control authorization to allow sales into the Indian market, we are targeting 30% of the planned new build capacity in the Indian market. In addition, building off our recent UK SMR-300 Generic Design Approval (“GDA”), we are advancing SMR-300 deployment plans in the UK in partnership with EDF at the former Cottam coal power station site, with an estimated 5 GW deployment opportunity across the former coal-belt in the Midlands—the former hub of the industrial revolution. We completed GDA Step 2 in April 2026 with a positive statement by the UK regulators.

The GDA, conducted by the UK’s Office for Nuclear Regulation (ONR), the UK Environment Agency (EA) and Natural Resources Wales (NRW), concluded that there are no fundamental shortfalls against UK regulatory expectations with the SMR-300 design or its safety, security and safeguards cases. This regulatory position supports the SMR-300 reactor’s safety case and its design maturity, positioning us well for future deployment. In addition, we are progressing opportunities in SMR-300 projects in Sweden and Hungary and working towards developing projects in Turkey, Armenia, Rwanda, Kazakhstan Philippines and other jurisdictions.

Over the last several years, we have developed a global opportunity pipeline of approximately 47 GW of potential capacity, of which 14 GW is in the United States, 12 GW is in Europe, 11 GW is in India and 10 GW is spread across additional markets in South America, Asia and Africa. This pipeline is based on discussions and other arrangements with utilities, governments and other counterparties in multiple jurisdictions. The pipeline will be delivered through regional supply chains building on our existing international footprint. We believe that the breadth of our opportunity pipeline reflects the depth of our relationships with utilities and governments around the world. These projects are at varying stages of development and, in many cases, remain subject to preliminary evaluation, negotiation and internal and external approvals. As of July 10, 2026, our global opportunity pipeline included approximately 2 GW related to projects that were the subject of ongoing offtake discussions, approximately 13 GW related to identified sites under development, approximately 8 GW related to identified sites for which development activities had not yet commenced, approximately 5 GW related to projects that had received letters of support for our DOE Tier 1 proposal expressing interest in follow-on projects and approximately 19 GW related to projects for which we had signed non-binding memoranda of understanding with counterparties to guide project development and execution. Based on our current internal analysis of the opportunity pipeline, of the 47 GW, we expect to deliver 27 GW in installed capacity by 2040, without factoring in any potential pipeline expansion due to the anticipated growth of the nuclear sector in the coming decades. We can provide no assurances that such projects will advance to construction, operation or commercial power generation, as we have not entered into any binding agreements with respect to the construction of our SMR-300s or agreed to any delivery timelines.

At Palisades and on the sites owned by DEAMCO following the NAMCO restructuring, we currently expect to deploy at least 6 GW, subject to regulatory approvals and other development, financing, commercial and construction milestones. We submitted Part I of the construction permit application for Palisades to the NRC on December 31, 2025, after being granted a $400 million Tier One Award from the DOE in the same month to support Pioneer One and Two deployment. In the United Kingdom, we have announced a partnership with EDF relating to the potential deployment of 1.3 GW of our SMR-300 units at Cottam, the former coal power station site in Nottinghamshire, and successfully completed the U.K. Generic Design Assessment in March 2026. We also submitted a financing proposal to the U.K. Government in collaboration with EDF under the U.K. Advanced Nuclear Framework. Other agreements with identified sites include the Utah Green River Project in the United States, as well as Energoatom in Ukraine, MVM in Hungary and RAEB in Rwanda. We recently signed an agreement with Entergy to evaluate opportunities to advance the potential deployment of SMR-300s in the Gulf South Region.

Our international strategy targets regional markets that we believe may present long-term market opportunities. In Latin America, we are evaluating Brazil to be our first SMR-300 opportunity in Latin America as the largest economy and electricity market in the region. The Plano Nacional de Energia 2055 targets up to 14 GW of new nuclear capacity by 2055. In Europe, our Cottam project with EDF is expected to establish a basis for evaluating potential additional opportunities, including in Sweden, Finland and Norway. We are also assessing opportunities in Central and Eastern Europe in Ukraine, Hungary, Turkey, Bulgaria and Armenia. We believe that India represents a sizeable deployment opportunity, given ongoing policy reform to enable the country’s New Nuclear Energy Mission and 100 GW of nuclear capacity target by 2047. We have also signed MoUs with counterparties in Vietnam, Taiwan and the Philippines. In Rwanda, our 5 GW deployment opportunity is expected to serve as a strategic gateway for SMR-300 deployments across Africa, including by leveraging the East African Power Pool (EAPP) for potential synergies.

Taken together, we expect this pipeline to provide a runway for us to realize the NOAK economics for our SMR-300 technology. There is no assurance, however, that these MOUs or our discussions with such parties will convert into definitive, binding agreements or our pipeline will be realized. See “Risk Factors—Risks related to our business—We have not yet constructed or received all necessary regulatory approvals for any of our SMR-300s or entered into definitive agreements with customers to take delivery of, or to off-take power from, an SMR-300, and there is no guarantee that we will be able to do so in the future.”

Status Legend: [1] MOU [2] NDA [3] DOE Support Letter [4] Site Identified [5] Under Development[1] [6] Ongoing Offtake Discussions

Description	Dual-Units	MWe	Status
Palisades SMR (MI, USA)	1	680	4,5,6
Oyster Creek (NJ, USA)	2	1,280	4,5
Indian Point (NY, USA)	4	2,560	4,5
Pilgrim (MA, USA)	2	1,280	4
Big Rock Point (MI, USA)	0	0	4
Existing Sites	**9**	**5,800**	
Entergy	1	640	1,4
Domestic Customer #2	1	640	1
Domestic Customer #3	4	2,560	1
Utah Green River (UT, USA)	4	2,560	1,4,5
Domestic Customer #5	1	640	3
Domestic Customer #6	1	640	2,3
Domestic Customer #7	1	640	2,3
Additional USA Interest	**13**	**8,320**	
Total USA Interest	**22**	**14,120**	

Description	Country	Dual-Units	MWe	Status
Int'l Customer #1	Brazil	1	640	1
Int'l Customer #2	Brazil	1	640	1
Int'l Customer #3	Bulgaria	1	640	1
MVM	Hungary	1	640	1
Int'l Customer #5	India	1	640	1
Int'l Customer #6	India	1	640	1
RAEB	Rwanda	8	5,120	1,4
Int'l Customer #8	UAE	1	640	1
EDF (Cottam, U.K.)	U.K.	2	1,280	1,4,5,6
Int'l Customer #10	Ukraine	10	6,400	1,4,5
Int'l Customer #11	Uzbekistan	1	640	1
Int'l Customer #12	Vietnam	1	640	1
Int'l Customer #13	Philippines	1	640	3
Int'l Customer #14	Slovenia	1	640	2,3
Int'l Customer #15	Taiwan	1	640	3
Int'l Customer #16	Finland	1	640	2,3
Int'l Customer #17	Norway	1	640	2,3
Int'l Customer #18	Sweden	2	1,280	2,3,4
Int'l Customer #19	India	15	9,600	1
International Interest		**51**	**32,640**	

Global Opportunity Pipeline	**73 dual-units**	**46,760 MWe**

1.

“Under Development” refers to a range of activities that may be undertaken with respect to a given project, including but not limited to engineering, licensing, permitting, site preparation, and related planning and preparatory work. Inclusion of a project in this status category is not intended to convey, and should not be construed as, any assurance or indication regarding the likelihood, timing, or ultimate completion of such project, whether within any particular timeframe or at all.

With over 150 existing utility clients around the globe, international operation centers and established products lines backed by a 40-year track record of delivering major projects, we believe that we are uniquely positioned with both access and reputation to capture a considerable share of the nuclear market in the 2030s and to be a key driver of the nuclear sector’s overall growth. In fact, we view the overall market for SMR-300 as supply limited, not demand limited. Our growth and capital plan projections foresee near-term focus on delivering the SMR-300 project at Palisades and developing our first set of follow-on projects in the United States with capital partners and support by the federal government and states. We are also advancing projects in a few key international markets where there is significant government support for early capitalization, off-take and financing. We expect our backlog to increase from hyperscalers directly and from the U.S. utility sector driven by datacenter demand and industrial electrification. In the late 2020s and early 2030s, we expect to grow our backlog as an integrated technology and EPC provider with funded cash flows from milestone payments from utilities and foreign government agencies that will carry the projects on their own balance sheet. Our plan to move from a fully integrated developer at our affiliate-owned sites to an integrated technology and EPC provider for third parties would support scaling and capital preservation, enabling us to focus on strategic projects, which we estimate to represent a small portion of our overall SMR-300 deployments long-term. Aggregating all of our opportunities, estimated conversion rates to contracts, and tempering them with scaling constraints, we expect fleet deployment to be achieved in the mid-2030s. As we achieve fleet-scale and the global market for new nuclear deployment rapidly expands, we are targeting a meaningful market share commensurate with our historic performance and current position in our legacy businesses, further supported by signed MOU and partnership agreements and existing manufacturing capabilities.

Additionally, we are exploring the deployment of our HI-THERM HCSP in high-sunlight areas, which could further diversify our clean energy offerings, expand our geographic reach and redefine premium base load deployment through concurrent deployments of our SMR-300, HI-THERM HCSP and the Holtec Green Boiler, our long-duration storage solution.

SMR-300 Deployment Opportunity at Affiliate-Owned Sites

Description	Number of Units	Total MWe (net)	Target COD for All Units	Order Status
Holtec SMR Project One: Palisades SMR Project (MI, USA)	2	680	Early 2030s	Firm(1)
Holtec SMR Project Two: Oyster Creek SMR Project (NJ, USA)	4	1,360	2036(2)	Development Phase(1)(4)
Holtec SMR Project Three: Indian Point SMR Project (NY, USA)	8	2,720	–(2)	Pending(4)
Holtec SMR Project Four: Pilgrim SMR Project (MA, USA)	8	2,720	–(2)	Pending(4)

TOTAL	22	7,480

(1)	Holtec is in the process of concluding PPA negotiations and project financing.
(2)	These projects are conditional on state and local support and subsequent arrangement of project financing.
(3)	Holtec submitted a proposal under DE-FOA-0003485 Tier 2.1 for site characterization activities.
(4)	Holtec intends to work with equity partners to capitalize these projects.

Spent nuclear fuel storage and transportation

We are one of the world leaders in providing innovative solutions, equipment and services to the global nuclear industry in the sector of spent (used) nuclear fuel storage and transportation. We are widely credited with changing the historical contour of spent nuclear fuel storage and transport industry through our four decade-long industry leadership. Over the years, we have been at the forefront of nuclear waste management and spent fuel storage, solving some of the nuclear industries’ most vexing problems.

With spent fuel reprocessing prohibited by the Carter administration in 1977, nuclear power plants throughout the United States were faced with a storage crisis in their spent fuel pools. Increasing the capacity of a spent fuel pool was a considerable challenge, fraught with several safety questions. Holtec’s “detuned honeycomb rack” design and the WPMR analysis methodology became the industry standard for the high density, freestanding storage racks that replaced the fixed-in-place, low density storage systems in use in the industry. It was considered a technical breakthrough, allowing nuclear power plants to increase their spent fuel storage capacity two-to-three-fold. By 1993, Holtec had become the dominant spent fuel pool re-racking company in the world.

Already anticipating the next spent fuel storage challenge, we began the design and licensing work that would lead to the HI-STAR and HI-STORM family of dry cask storage systems. Our dry cask storage system is currently in use at 81 operating and decommissioned nuclear plants in the United States and 73 nuclear plants overseas. More recently, Holtec introduced the below-ground HI-STORM UMAX system, which has very high earthquake resistance and radiation blockage capability. The HI-STORM UMAX system is the first and only underground dry cask storage system available in the world. By placing canisters in heavily reinforced concrete vaults below ground, we believe that HI-STORM UMAX delivers better security and extreme seismic performance, while keeping radiation dose to the environment near background levels.

Note: Pictured above is a selection of our industry-leading suite of wet and dry spent fuel storage products.

Our industry leading, patented innovations have propelled us to the forefront of the spent fuel storage sector. We are the developer of the highest-capacity PWR (MPC-44, holds 44 PWR spent fuel assemblies) and BWR (MPC-89, holds 89 BWR spent fuel assemblies) used nuclear fuel storage systems in the industry. Our MPC-89 is the highest capacity BWR spent fuel storage system loaded in the United States and we believe the highest ever loaded in the world. We are the only company with a double wall spent nuclear fuel storage canister. This features two independently qualified stainless steel pressure vessels, providing two separate confinement barriers for protection of radioactive material. This specialized canister has been approved by the UK and Ukrainian regulators and deployed in both countries. We also believe we are the only U.S. supplier of dry storage systems to Russian-design reactors. We believe that this makes the company particularly attractive to countries seeking to diversify away from Russian nuclear supply chains and opens up the total addressable market to a broad universe of reactors.

Thanks to our innovative technology, strong project execution record and high-quality customer service, we have served as the leading provider of wet storage equipment (in-pool storage) with more than a 90% U.S. market share. Similarly, in dry storage (on-site storage) of used nuclear fuel, we are the principal dry storage and transportation system supplier with approximately 75% of the U.S. market share for operating reactors. Globally, 169 total nuclear stations rely on us for their critical operating needs in wet and dry storage equipment, which speaks to our diversified, multinational customer base.

Decommissioning and repurposing of retired nuclear plants

We pioneered a vertically integrated “acquire the plant and decommission” business model that we believe positions us to capture a substantial market share.

We currently own shuttered or decommissioning sites at Oyster Creek, Pilgrim, Indian Point, Big Rock Point and Palisades (currently under restart), forming the largest privately held portfolio of shuttered nuclear sites by an SMR developer in the United States that could potentially be used as future SMR sites. Most of these sites preserve grid ties, cooling infrastructure and skilled workforces and are already qualified for nuclear use, which we believe will reduce the projected SMR-300 development timelines by at least three years compared to greenfield projects if deployed at such locations.

In early 2026, we made the strategic decision to pursue the NAMCO Restructuring. Pursuant to NAMCO Restructuring Phase I, which was completed prior to the closing of this offering, we transferred certain decommissioning sites and related liabilities from NAMCO to DEAMCO, a subsidiary of Holtec Holdings, in order to reduce our exposure to market fluctuations in the NDTs and uncertainties regarding decommissioning-related costs. Following the completion of NAMCO Restructuring Phase II, which remains subject to NRC and certain other regulatory approvals and may occur after the closing of this offering, we expect to continue to generate decommissioning services revenues through HDI, which is expected to provide decommissioning services for these sites under long-term service agreements with DEAMCO and its subsidiaries on arm’s-length commercial terms. We also expect to collaborate with DEAMCO to pursue future development opportunities at these sites, including the potential deployment of our SMR-300 reactors. Given that the Palisades restart project is nearing recommencement, the Palisades site and its related assets and liabilities will not be part of the NAMCO Restructuring and will remain wholly owned by us.

Following NAMCO Restructuring Phase II, we intend to continue to leverage our in-house expertise in project management, engineering, regulatory compliance, waste management and spent fuel storage to manage our decommissioning operations through HDI. Our broad spectrum of capabilities allow us to self-perform critical activities such as spent fuel transfer, site remediation, demolition and waste packaging, while drawing on our advanced manufacturing plants for specialized equipment and spent fuel storage systems.

NAMCO Restructuring Phase II may not be completed prior to the closing of this offering and remains subject to NRC and certain other regulatory approvals, which carries the risk of delay, denial, or additional conditions. See “Risk Factors—Risks related to our business—Completion of NAMCO Restructuring Phase II remains subject to NRC and certain other regulatory approvals” and “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Note: Our decommissioning nuclear sites can serve as locations for future SMR-300 deployment. We intend to continue to own and operate the Palisades power plant. The remaining sites will be transferred to our affiliate as a result of the NAMCO restructuring. Following its completion, we expect to retain access to such decommissioned nuclear sites for potential SMR-300 deployment pursuant to a separate arrangement with DEAMCO.

Under development clean energy technologies

We are developing a portfolio of complementary clean energy technology offerings that can be deployed individually or in integrated configurations to provide reliable, carbon-free baseload power. These technologies—our SMR-300, HI-THERM HCSP and the Holtec Green Boiler—can be combined to form what we refer to as an “Energy Island.” An Energy Island is a modular, autonomous energy system designed to deliver continuous power output while mitigating renewable intermittency and reducing reliance on fossil fuels.

The HI-THERM HCSP is a patented solar energy collection system that integrates concentrated solar power and photovoltaic generation within a single land footprint. The system is designed to maximize energy capture per acre by producing both thermal energy and direct-current electricity. Standard configurations are designed to deliver continuous output, with modular scalability for larger deployments. When paired with the Holtec Green Boiler, HI-THERM HCSP is intended to support continuous, dispatchable power generation. The system is well suited for regions with high solar irradiance and limited water availability.

The Holtec Green Boiler is a long-duration thermal energy storage and steam generation system designed to store large quantities of heat at elevated temperatures for extended periods with minimal losses. The Holtec Green Boiler has a design life exceeding 60 years, retains thermal energy with approximately 5% loss per month, and does not rely on lithium, rare-earth elements, or other materials subject to degradation or fire risk. Its modular design allows scalable capacity and flexible output, including electricity generation, industrial process heat, district heating and hydrogen production. Our affiliate, Holtec Asia, is currently executing a pilot demonstration project in India, and we have planned to launch our domestic pilot program at Idaho National Laboratory with results anticipated in 2027.

When deployed together, the SMR-300 will provide firm nuclear baseload generation, HI-THERM HCSP supplies renewable solar energy, and the Holtec Green Boiler will store and dispatch thermal energy on demand. This integrated configuration is designed to provide continuous, dispatchable baseload power, reduce energy curtailment, and enhance grid stability. Energy Islands may be deployed at retiring coal-fired power plant sites, industrial facilities, or other locations where reliable, low-carbon power is required, often leveraging existing grid infrastructure.

We intend to commercialize Energy Island technologies through direct deployment and through licensed or partnered deployment via our affiliate Holtec Asia. In the United States and select international markets, we expect to deliver these technologies directly using our vertically integrated engineering, manufacturing and project execution capabilities. In Southeast Asia and other emerging markets, deployments are expected to be supported by Holtec Asia, an affiliated entity that provides manufacturing and localized supply chains, while still providing income (in royalty or support form) to Holtec under a partnership agreement. We believe this dual-path strategy enhances scalability and positions Energy Island technologies for adoption in markets with growing electricity demand and ongoing coal plant retirements. As of the date of this prospectus, the SMR-300, Holtec Green Boiler and HI-THERM HCSP have each achieved technical design, but none have been commercially deployed to date and each remain subject to successful commercialization.

Lifecycle unit economics

The way in which our Enterprise Units earn revenue and derive margins varies by the business segment and where the project is in its lifecycle. The unit economics described below are derived from management’s experience across the Company’s existing businesses, including historical contract awards, project execution experience, current backlog and anticipated future project characteristics. Certain figures are illustrative and reflect management estimates regarding future opportunities; however, such estimates are informed by the Company’s operating history and commercial experience.

Nuclear Power Division (NPD). This segment covers a varied set of business activities, including the design, engineering, licensing, procurement, manufacturing, installation and commissioning of heat transfer equipment, equipment and systems for used fuel and non-fissile waste management (such as high-density spent nuclear fuel storage racks, dry spent nuclear fuel storage and transport systems), along with the decommissioning and recommissioning of nuclear plants, amongst other activities. The scope and contract size of our projects vary significantly between projects and markets. The paragraphs below further describe our typical business revenue distribution profiles and contract sizes within NPD.

For dry storage, which comprises the majority of NPD revenue, our larger contracts are generally for the initial deployment of dry storage systems at a particular nuclear power plant and may include design, engineering, regulatory licensing, environmental permitting, civil design and construction, and major plant modifications, in addition to the supply of the dry storage systems and associated spent fuel loading services. These initial implementation contracts can range from $40 million to over $400 million per plant (generally $250 million to $350 million per plant) depending on the contract and typically last for several years. After the initial establishment of a dry storage program at a particular site, we typically receive recurring orders for the supply of additional dry storage systems and, at times, spent fuel loading services every two to four years. These contracts generally range from $10 million to over $200 million in revenue per contract. In addition, for a significant portion of our client base, we have established long-term contracts that can last through the life of the nuclear plant all the way to defueling of the plant’s fuel pool(s) providing predictability of supply that supports the plant’s long-term operation. The value of these long-term contracts has reached over $400 million over the life cycle of the contract. Our current pro forma backlog after giving effect to the NAMCO restructuring is greater than $5.2 billion over the next 10 years. For future growth from new build projects, we believe NPD is well positioned to maintain its market share. We estimate our addressable opportunity across our current product lines is an estimated $400 million to $600 million in revenue over the life of plant of any new 1,000 MW nuclear plant. In addition, NPD expects to earn revenue for the initial implementation and recurring supply of dry storage systems and associated services for every SMR-300 plant with the expected revenue opportunity of $40 million to $80 million for the initial deployment, with additional revenue opportunities thereafter. See also “Risk Factors—Risks related to our business—Our backlog is subject to unexpected adjustments and cancellations and may not be a reliable indicator of future revenues or earnings.”

Heat transfer equipment and wet spent nuclear fuel storage projects are a smaller part of our business today due to the slowdown in new nuclear plant construction in recent years. Contract durations for these projects are generally two to four years. These contracts sometimes include plant modifications and/or installation services as part of the contracted scope and on average the contract values generally range from less than $2 million to more than $30 million. The total potential revenue for a typical large nuclear new build over an initial 40-year license life could total $20 million to $40 million for wet storage products and services and $30 million to $60 million for heat transfer equipment products and services.

In NPD’s contracts for supply of equipment and services, we typically receive an initial upfront payment that funds the start of the project and then milestone payments throughout project execution to ensure a neutral or positive cash flow during project execution. For our other services, the total potential revenue opportunity for a typical large nuclear new build over an initial 40-year license life could total $100 million to $150 million. Our contracts typically include inflation adjustment mechanisms. Across NPD, we historically earned a gross margin from 15% to 40% on any given project (without accounting for research and development expenditures, which may be significant). Because we recognize revenue based on the percentage of completion of the project, the revenue is distributed over the project duration, with a heavier weighting toward the later years of the project when equipment manufacturing and major site services are underway. We expect that the total market opportunity through 2050 for NPD’s existing products is between $400 billion and $530 billion.

For decommissioning projects, we have historically undertaken the outright acquisition of the plant, including the land, facilities, programs and procedures, transfer of the employees, and transfer of the funds held in the applicable NDT. We have earned income from decommissioning activities in two ways: (i) self-performing key elements of the decommissioning work at a lower cost than the NDT disbursements based on historical costs, leveraging our vertically integrated platform; and (ii) providing dry storage equipment and services for removal and storage of the spent nuclear fuel. By utilizing robotics and state-of-the-art process management, we have successfully reduced the cost of decommissioning. As a result, our NDTs generally have a significant surplus. Following the completion of the NAMCO Restructuring, NPD, through HDI, will continue to perform decommissioning as a service for DEAMCO Facility Entities and for the broader market.

As a result of the DOE’s breach of the Standard Contract under the NWPA, we retain the right to claim compensation from the DOE for costs incurred from the long-term storage of the spent nuclear fuel at the site, including costs for continued maintenance, monitoring, security and oversight. Following the completion of the NAMCO Restructuring, we expect that DEAMCO or one of its affiliates would have the right to claim compensation from the DOE with respect to the DEAMCO Facility Entities. Typically, the majority of decommissioning activities are performed and associated costs are incurred during the first eight to ten years of the project.

Following partial license termination, remaining site costs are largely limited to security, maintenance, insurance, and taxes incurred until the scheduled final spent fuel pickup by the DOE. Decommissioning cost estimate schedule models for each site assume a conservative 2% real rate of return on NDT fund balances. Historically, NDT funds managed by us have achieved returns in excess of this assumption. Based on that historical experience and assuming no material adverse regulatory, industry, macroeconomic or other changes, as compared to such historical experience, we expect NDT fund appreciation during the post-license termination period to generate a surplus relative to forecasted remaining site costs. Following the completion of the NAMCO Restructuring, we expect that DEAMCO or one of its affiliates would be responsible for managing the NDT funds with respect to the DEAMCO Facility Entities. See “Risk Factors—Risks related to our business—While historically our decommissioning costs have been below the amounts available in the applicable NDT funds and DOE reimbursements, there can be no assurance that future decommissioning projects will not incur costs in excess of available NDT funds or DOE reimbursements. Any such cost overruns could adversely affect our financial condition and results of operations. Following the completion of the NAMCO Restructuring, we expect that DEAMCO or one of its affiliates will be responsible for seeking reimbursements from the DOE and for any NDT shortfall with respect to the DEAMCO Facility Entities.” See also “—We have not yet entered into agreements governing the services we expect to provide to the DEAMCO Facility Entities following the completion of this offering and NAMCO Restructuring Phase II, and there can be no assurance that such agreements will be entered into on terms favorable to us or at all” and “—Market volatility, investment performance, changes in interest rates or other factors could reduce the value of our NDT funds. To the extent that the value of the NDT funds is insufficient to cover decommissioning obligations as they come due, we would be required to provide additional funding from treasury funds, unless decommissioning activities can be deferred or otherwise restructured, which may not always be feasible. Following the completion of the NAMCO Restructuring, we expect that DEAMCO or one of its affiliates will be responsible for managing and bearing the economic risk of the NDT funds with respect to the DEAMCO Facility Entities.”

Following the completion of NAMCO Restructuring Phase II, we expect that NPD, through HDI, will continue to perform decommissioning as a service for the DEAMCO Facility Entities and for the broader market. Given planned nuclear plant restarts and life extensions, we expect our decommissioning services business for commercial nuclear plants in the United States to decline in the near-term, with future growth expected in the mid- and long-term as plants come up against end of life limits before 2050. Domestically, in the near-term, in addition to services for the DEAMCO Facility Entities, we are focusing our decommissioning services expertise on government sites and dismantling of nuclear aircraft carriers and submarines with revenue expected between $10 million to over $200 million per contract depending on the vessel type and partnership structure. In addition, there are still some opportunities for commercial nuclear plant decommissioning services that we expect will come to market, which we plan to perform as a service provider to DEAMCO or other clients. Specifically, we anticipate one commercial nuclear plant asset transfer (asset acquisition by DEAMCO and decommissioning services by HDI) and decommissioning opportunity within the next decade in the United States, with additional opportunities arising in the 2040s and 2050s. Internationally, there is a market opportunity for decommissioning services for approximately 20 plants planned for shutdown in the next 10 years in target markets like the United Kingdom, Sweden, Spain and others, with additional opportunities arising in the 2040s and 2050s. The opportunity size is highly dependent on the decommissioning framework, ownership structure and funding arrangements at each plant, but is expected to result in an up to approximately $200 million dollars potential revenue opportunity per plant for dismantling and decommissioning services over the decommissioning lifecycle, excluding any spent fuel management scope. Individual contracts for specific dismantling and decommissioning services are expected to generally range from between $10 million to $50 million.

The SMR-300 business remains in development and no SMR-300 plant has been commercially deployed, constructed or placed into commercial operation to date, and we have not entered into power purchase agreements related to any operating SMR-300 plant or recognized operating results or incurred construction costs for a completed SMR-300 plant. Accordingly, the estimates set forth below relating to SMR-300 revenues, costs, margins, construction timelines and other operating metrics are based on management’s experience across the Company’s existing businesses, including nuclear engineering, licensing, manufacturing, project execution and plant operations, together with current assumptions regarding the expected scope and scale of future SMR-300 deployments. NPD has not recognized revenue from SMR-300 plant sales. Actual results may differ materially from the estimates discussed below.

For EPC delivery of SMR-300 plants to third-party customers, NPD is expected to generate income through site-specific engineering and licensing services, procurement, construction and commissioning of the plant. In such cases, revenue is expected to be recognized based on the percentage of completion of the project. For NOAK plants with amenable site conditions, the SMR-300 plant has a planned construction timeline of three to four years. Under our current arrangements, we are responsible for manufacturing and procurement of the Nuclear Island and have partnered with Hyundai E&C for construction through our joint project management office. NPD expects an aggregate revenue opportunity from the sale of a dual-unit SMR-300 plant of approximately $2.0 billion to $2.5 billion ($3,000 to $3,700/kW), inclusive of intellectual property fees, with a targeted 25% to 35% gross margin. Depending on the deployment model, NPD expects a revenue opportunity between $250 million to $350 million for dry storage services and between $100 million to $150 million for other services in connection with deployment of an SMR-300 plant. Total expected revenue opportunity under the Build-Own-and-Operate model is expected to be between $19 billion and $34 billion, and total expected cash proceeds under the Develop-to-Deploy model is expected to be a fixed return on our initial development spend, commensurate with the risk undertaken during the early development stage, for carrying the project through all licensing and permitting milestones.

For Energetics, we expect to have two distinct but related economic models: (i) Build-Own-and-Operate; and (ii) Develop-to-Deploy, with the majority of SMR-300 deployment expected to occur under the latter model. Under the Build-Own-and-Operate structure, we will deploy our SMR-300 technology at Palisades for Pioneer One and Pioneer Two, overseeing all elements of project execution together with Hyundai E&C, and will initially retain ownership after commissioning, although we may subsequently sell all or a portion of our equity interest in either project. For plants developed under this model, we expect to earn revenues from the sale of power generated from the site and intend to have long-term contracts in place with counterparties of high credit quality, similar to the PPAs we have entered into in connection with the Palisades restart project, reducing power market risk. We expect Pioneer One and Pioneer Two at the Palisades site to be built using this model to demonstrate proof of concept to the industry and are in negotiations with potential off-takers. While we currently hold 100% of the equity interest for Pioneer One and Pioneer Two, we are likely in the future to sell some of our equity interests in the Pioneer project to one or more third parties based on then-current market conditions, our capital and liquidity needs, the availability and cost of financing, our future development and capital allocation plans, strategic considerations and other factors we deem relevant. If we were to sell all or a portion of our ownership interest in the Pioneer project, the nature and amount of revenues and other economic benefits we receive from the Pioneer project, including under any anticipated PPAs, could differ from those contemplated under our current Build-Own and-Operate model. Under the Develop-to-Deploy model, ownership of the plant will be transferred once all required licensing and permitting work has been completed. In contrast to the Build-Own-and-Operate, we will not retain ownership of the plant and expect to earn a reasonable rate of return commensurate to our cost of capital and risk profile of the project at the time of transfer. We expect the majority of SMR-300 deployments to occur under the Develop-to-Deploy model but retain the option and ability to own and operate plants when strategically favorable. The FOAK SMR-300 plant at the Palisades site (Pioneer One and Pioneer Two) that is being developed by Energetics under a Build-Own-and-Operate model is targeted to reach commercial operation in the early 2030s.

The economic assumptions underlying our SMR-300 deployment strategy are informed by more than four decades of experience designing, manufacturing and delivering nuclear safety-related structures, systems and components, executing large-scale nuclear EPC projects and supporting and operating nuclear facilities globally. We believe this experience provides a practical foundation for evaluating the expected capital requirements, operating characteristics and long-term value proposition of future SMR deployments. To inform the economics of our Energetics project portfolio, we target an overnight capital cost for an SMR-300 dual-unit plant in the early 2030s of $7,500 to $8,500 per kW (quoted in 2026 dollars) for projects in high-cost countries, including the United States, with such number projected to be 25% to 45% lower in low-cost markets. The operating cost for an SMR-300 fleet with shared operating services is targeted to be between $30 to $40 per MWh, inclusive of fuel costs. Additionally, based on an assumed PPA price, each SMR-300 plant is expected to deliver gross margin of approximately 20% to 40%, in line with what we currently target to achieve at the Palisades site. We expect total PPA revenue to range between $19 billion and $34 billion, assuming an initial 40-year life of contracted cash flows and a 90% net capacity factor, with a PPA price range from $90/MWh to $160/MWH. We expect that the total market opportunity through 2050 for SMR-300 is between $2,300 billion and $2,900 billion. Together with NPD’s existing products, we expect the total market opportunity through 2050 for our enterprise is between $2,700 billion and $3,400 billion, which we based on a projected increase of global nuclear capacity of 780 GW by 2050 and the unit economics of our core products and services for each new plant constructed. Our assessment of this opportunity is further informed by our existing relationships with utilities, operators and government agencies around the world, as well as our long-standing participation across multiple segments of the nuclear value chain. We expect to convert this market opportunity to contracted sales maintaining or improving our current market shares for each product line benefiting from higher volume production and ongoing investment to continuously improve efficiency.

Energetics Develop-to-Deploy Illustrative Cash Flow Profile

COD
Transfer price of asset delivers development return to Energetics
Yr-6
Yr-5
Yr-4
Yr-3
Yr-2
Yr-1
Yr 1
Yr 2
Yr 3
Yr 4
Yr 5···
Yr 60
Early site development work and sale to project equity partners
Over the construction period, SMR LLC will earn revenue through the sale and delivery of SMR-300 plants

Energetics Build-Own-and-Operate Illustrative Cash Flow Profile

COD
Contracted Cash flows
...
Yr-5
Yr-4
Yr-3
Yr-2
Yr-1
Yr 1
Yr 2
Yr 3
Yr 4
Yr 5
Yr 10
Yr 20
Yr 30
...
Yr 60
Development
Construction

Palisades. This segment includes our 800 MW Palisades nuclear plant, which we are on track to restart in 2026. All of the plant’s capacity is contracted through two fixed-price PPAs with electric cooperatives, each for an initial term of 28 years. Accordingly, revenues are not expected to be subject to market price fluctuations in PJM and MISO where the plant is located. We expect to operate the plant in an efficient, low-cost manner and will target capacity factors above 90%, in line with the plant’s historical performance. For the next several years, Palisades is expected to generate additional value from tax credits associated with the production of nuclear energy that will be accretive to operating margins. Based on contract pricing and historical plant operating costs through the end of the plant’s subsequent renewal period, we are targeting gross margins in the 20% to 40% range over the next several decades. These margin targets are informed by historical operating performance and cost data from Palisades and management’s analysis of the plant’s expected operating profile following restart. Actual costs and other aspects of the plant’s operations may vary significantly from its historical performance, which could adversely impact our projected margins.

Key assumptions underlying unit economics

The explanations above illustrate management’s current expectations regarding our costs and resulting margins across business lines. The figures are illustrative and based on certain assumptions which management believes to be reasonable as of the date of this prospectus and are not forecasts, targets or guidance. Our ability to achieve the illustrative revenue and margins is sensitive to a variety of factors further described below and under “Risk Factors” elsewhere in this prospectus. Actual outcomes will depend on variables, including customer negotiations and fee structures, market conditions, supply-chain costs and dynamics, manufacturing efficiency and utilization, financing assumptions and customer adoption of optional service packages, any of which could cause material differences from the figures presented above. This “Lifecycle Unit Economics” discussion should be read together with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our consolidated financial statements included elsewhere in this prospectus.

Our facilities

Our in-house heavy fabrication and manufacturing capabilities are anchored by three domestic manufacturing facilities utilized by our NPD segment: (i) the Holtec Manufacturing Division in Pittsburgh, Pennsylvania; (ii) the

Orrvilon Manufacturing Division in Orrville, Ohio; and (iii) the Advanced Manufacturing Division in Camden, New Jersey. Together, these three facilities cover over 1 million square feet of manufacturing floor space and offer extensive capacity, resources and expertise to deliver a broad range of custom-engineered SSCs to our clients. We have strategically located our facilities, with convenient access to roads, rail and waterways, each well positioned for efficient shipment of our SSCs domestically and abroad. To date, we have manufactured and delivered custom equipment to over 40 countries on six continents.

All of our Manufacturing Divisions employ a Common Quality Program, which means that all plants work with one approved vendor list, employ one corrective action program and set of operating procedures, and are managed with one (all-digital) configuration control system. This assists with maintaining the quality of our products, regardless of where the components are manufactured and assembled. In addition, our IMS ties together the key pieces of process oversight and control, supporting strong safety and quality assurance practices. The four main components of our IMS include:

i.

Nuclear Safety Culture Program: Our Nuclear Safety Program is captured in our Corporate Manual CD-19 and is based on the NRC’s INPO 12-012. Our procedures include QA Indoctrination and annual refresher training for staff, annual self-assessments and periodic updates to our Safety Culture Enhancement Plan.

ii.

Conventional Safety Program: Our Conventional Safety Program is compliant with OSHA regulations, which is documented in our Field Services Industrial Safety Program handbook (HSP-600) for projects executed on the client sites and our Safety Manuals at our Manufacturing Divisions.

iii.

Quality Assurance Program: Our Quality Assurance Program is compliant with industry codes and standards for each applicable program and is regularly audited by the NRC, NUPIC, NIAC, international regulators and our clients.

iv.

Environmental / Occupational Health and Safety Programs: Our Environmental Management System meets requirements of ISO 14001:2015 (efficient use of resources and reduction of waste) and our Occupational Health and Safety Management System meets ISO 45001:2018 requirements (control factors that may result in illness/injuries).

Our manufacturing plants also reflect our relentless pursuit of excellence through robotics and digital innovation. We have deployed advanced robotics and automation technology across our plants, driving annual productivity gains, and have an in-house team of over 40 software developers who have developed and deployed over two dozen applications that are used to manage our manufacturing process internally. These include HI-DOC, a cloud-based information management system for real-time project, design and quality control across global teams, EST, which contains a complete sequential list of every manufacturing activity to guide and control the manufacturing process, and HI-POP, which is used to issue requisitions for materials and parts from our suppliers. We have also integrated our design and manufacturing processes to enable concurrent design, rapid prototyping and turnkey project delivery.

Holtec Manufacturing Division (HMD). Located outside Pittsburgh in Turtle Creek, Pennsylvania, the Holtec Manufacturing Division occupies approximately 450,000 square feet of manufacturing floor space and represents our oldest division, having manufactured racks since our inception and dry storage and transport systems since the late 1990s. Today, HMD specializes in the heavy manufacturing of heat exchanger components, spent fuel storage, transportation casks, canisters, and the lifting and handling of equipment for both domestic and international power generation markets. Maintaining a commitment to nuclear quality and a leading manufacturing infrastructure, the facility is equipped with modern machinery and holds multiple ASME and ISO certifications to meet the exacting codes and standards in each of our customers’ purchase specifications. As a result, HMD has become a trusted partner for many Fortune 500 U.S. and foreign companies on the fabrication of complex capital equipment. As such, HMD is recognized as one of the largest manufacturing plants in the United States for wet and dry storage components and is one of the largest U.S. exporters of dry spent fuel storage technology in the world.

Note: Pictured above is the Holtec Manufacturing Division facility in Turtle Creek, Pennsylvania.

Orrvilon Manufacturing Division. Established in 2009 in Orrville, Ohio, the Orrvilon Manufacturing Division is a 350,000 square foot fabrication and testing facility that specializes in aluminum extrusion, special material production (e.g., Classic METAMIC® and METAMIC® HT) and systems fabrication. Orrvilon also performs the manufacturing of spent fuel storage equipment, including fabrication of spent fuel racks and fuel canister basket weldments. Orrvilon’s key capabilities include: (i) powder blending and billet manufacturing, (ii) extrusion of complex aluminum shapes and exotic alloys, (iii) water jet cutting, (iv) friction stir welding and (v) rolling mills for sheet fabrication.

Note: Pictured above is the Orrvilon Manufacturing Division facility in Orrville, Ohio.

Advanced Manufacturing Division. Located in Camden, New Jersey on the Krishna P. Singh Technology Center and commissioned in 2017, the Advanced Manufacturing Division is our most recent, advanced heavy manufacturing facility that covers nearly 370,000 square feet of fabrication space. With the focal point of the facility lying in the development of the SMR-300, AMD is readily equipped with modern computer-controlled machinery, high capacity cranes, forming, cutting, welding, casting and forging equipment as well as rooms for testing and inspection of full-scale reactor mockups. These extensive fabrication capabilities make AMD a convenient location for RV and RVI segmentation testing. To further support an integrated design and efficient manufacturing process, AMD is co-located with the newly constructed seven-story, Corporate Engineering Center office building that hosts the majority of our engineering, project management, quality, site services and executive management staff. The facility is also strategically located on the waterfront in Camden, with access to transport by rail or barge, further supporting the delivery of the SMR-300 and key nuclear SSCs domestically and abroad.

Note: Pictured above is the Advanced Manufacturing Division facility in Camden, New Jersey.

The table below summarizes the major highlights from each of our Manufacturing Divisions outlined above:

	HMD	Orrvilon	AMD
Commissioning Year	2004	2009	2017
Fabrication Floor Area (Sq. Ft.)	~450,000	~350,000	~370,000
Maximum Crane Capacity	200 (2 cranes)	40	400 (double hoist)
Maximum Height of Crane under the Hook (Ft.)	82	35	65
Total Number of Bays	7	8	6
Main Activity	Manufacturing of heavy weldments	Manufacturing of Holtec- invented special alloys	Manufacturing of heavy weldments
Types of Fabrication Operations	Manual and robotic welding, forming, rolling, machining, drilling, etc.	Extrusion, friction stir welding, rolling, precision shearing, etc.	Manual and robotic welding, forming, rolling, machining, drilling, etc.
Owned/Leased (Lease Expiration)	Leased (2029)	Owned	Owned

Our Manufacturing Capacity Expansion Plans. We are undertaking a multi-pronged expansion of our U.S. manufacturing footprint to support growing global demand in the nuclear energy sector and the anticipated commercial deployment of our SMR-300 small modular reactor. This strategy is designed to both scale production capacity and modernize our existing facilities, positioning us to serve near-term market opportunities while establishing long-term manufacturing resilience.

At our Advanced Manufacturing Division in Camden, New Jersey, we are executing a nearly 75,000 square-foot warehouse expansion to enable the relocation of our spent nuclear fuel storage product lines. This reconfiguration will free critical manufacturing space for the installation of newly acquired SMR-300 component fabrication equipment. Our investment will be partially supported by DOE Qualifying Advanced Energy Project Credits (48C), underscoring alignment with federal clean-energy initiatives. The AMD facility is expected to play a central role in producing our FOAK SMR-300 units, including the Pioneer One and Two reactors planned for deployment at the Palisades Nuclear Power Plant in Michigan.

In parallel, we plan to refurbish and upgrade our Holtec Manufacturing Division facility in Turtle Creek, Pennsylvania. The refurbishment will include structural enhancements, replacement of core building systems, installation of new cranes and the addition of significant office space. These upgrades are intended to extend the operational life of the facility by many years, preserving manufacturing capacity and workforce continuity while continuing to support our heavy manufacturing product lines.

To further expand our domestic manufacturing fleet, we are planning the construction of a new Advanced Manufacturing Center. The proposed facility is designed to include approximately 450,000 square feet of manufacturing space and 100,000 square feet of warehouse space, with heavy-lift crane capabilities to support large-scale nuclear component fabrication. Once fully operational, the AMC is expected to employ approximately 325 full-time personnel and significantly increase our ability to produce SMR-300 components, capital equipment and spent fuel and radioactive waste storage and transport systems. Collectively, these expansion initiatives reflect our strategy to scale production, support long-term growth and strengthen our competitive position in the global nuclear supply chain.

Note: Pictured above is a rendering of the preliminary plans for our future Advanced Manufacturing Center.

Our relationship with Hyundai E&C

We have entered into a teaming arrangement with Hyundai E&C to build our SMR-300 plants around the world. Hyundai E&C is a recognized name among nuclear plant constructors, having built the largest nuclear plant complex in the UAE in the past decade and bringing over 50 years of nuclear plant construction experience. Our teaming arrangement with Hyundai E&C, a globally recognized nuclear EPC contractor, reinforces our own construction credibility and execution capabilities in delivering SMR-300 plants to our customers and to our own project development company, Energetics.

Holtec’s risk management strategies and program

Like any commercial enterprise, our operations entail certain inherent risks that, without proper oversight and management, could have an adverse effect on our business and operations. Management, under the guidance of our board of directors, is responsible for identifying, assessing and managing evolving risks to our enterprise and developing measures intended to address such risks. Consistent with the regulatory and safety standards promulgated by the NRC and other regulatory agencies, we have established comprehensive policies and procedures and structured our governance functions to address the most prevalent risks facing our business. Leveraging our 39 years of industrial experience and institutional knowledge, we utilize established systems to manage these risks, and newly identified sources of risk are incorporated by management into our applicable strategies, policies and procedures.

In evaluating enterprise risk, management broadly classifies potential risks in two categories: (1) financial risks that may directly affect our financial performance; and (2) operational risks that may impact our reputation and indirectly affect our financial performance by reducing our counterparties’ desire to do business with us and diminishing our position in the industry. Below we have summarized certain of the strategies and methods that we use in an effort to address such risks as part of our enterprise risk management program. However, even with these strategies, we continue to face risks, including those set forth under “Risk Factors.”

Financial risks that may directly affect our financial performance

i.

Rise of competing technologies. The rise of alternative energy sources and competing technologies, such as nuclear fusion and geothermal energy utilizing hydraulic fracturing technology, may compete with our SMR-300 business if those technologies prove technically and commercially viable and become cost competitive. While the commercial viability of these technologies is uncertain, our approach to establishing and protecting our market share includes:

•	standardizing our SMR-300 design such that its components can be mass produced to drive down costs;

•

incorporating passive safety features, standardized modular components and a plant layout that is intended to simplify construction and inspection, reduce the number of active safety-related systems and facilitate licensing under existing light-water reactor regulatory frameworks;

•	designing the SMR-300 with conventional pressurized water reactor fuel assemblies supplied by an established vendor, which is intended to avoid the need for new fuel qualification regimes;

•	improving the supply chain for the manufacturing of these reactors, supported by our decades of manufacturing know-how; and

•	utilizing robotics for the site construction process to dramatically reduce costs.

In addition, we are developing a new solar energy capture technology which, along with the Holtec Green Boiler, is designed for use at a SMR-300 plant to improve such plant’s output and operational capability as an Energy Island. As of the date of this prospectus, we believe that we are the only company pursuing the integration of solar energy with nuclear generation and large-scale thermal storage. We also believe that these measures will position us as a leading provider of nuclear fission and enhance our ability to compete with alternative energy sources in the future.

ii.

Public company transition. Our transition from a privately owned to publicly traded company entails unique risks that pertain to the architecture of our governing documents and governance functions. The following measures, among others, reflected in our governing documents and procedures as well as applicable law, are designed to help ensure that we act in the best interests of all of our stockholders, including our public investors:

•	Although we qualify as a “controlled company” under the Nasdaq and Nasdaq Texas rules, our board of directors will be comprised of a majority of independent directors and have independent audit and compensation, governance and nominations committees, subject to applicable phase-in rules. Our directors will be subject to the qualifications set forth in our principles of corporate governance, including highest personal and professional ethics, unimpeachable personal integrity and moral values, and proven competence in their respective areas of specialty.

•

Both independent and non-independent directors, including our founder and Chief Executive Officer, are required to act in the best interests of the Company and its stockholders, consistent with applicable fiduciary duties of care and loyalty under Delaware law.

iii.

Aggressive acts by foreign, government-owned competitors. China and Russia are pursuing the expanding global market opportunity for SMR technology, particularly in emerging markets. Certain competitors in China and Russia receive substantial state support, which may disadvantage us in competing for market share, and we expect competition to intensify in the near term. We are deploying four primary strategies to compete with such companies in China and Russia as described below.

•

We are strengthening our competitive advantage through our access to the capabilities of our affiliate, Holtec Asia, which is developing a strong presence in the Indian energy market independently from our operations. Holtec Asia’s on-the-ground footprint—spanning project development support, construction labor capability and selective in-country manufacturing and assembly—is expected to be made available to us pursuant to an alliance agreement designed to grant us access to India’s deep base of high-quality, cost-competitive manufacturers and component suppliers, and an established base of engineering talent that can provide technical and services support to our growing needs. For example, Holtec Asia’s engagement framework, including an MOU with India’s leading manufacturer and constructor, Larsen & Toubro, can help strengthen our supply chain, improve delivery certainty, and partially offset competitors’ labor-cost advantages while maintaining our technology and quality standards.

•

We are developing the facility and training programs to support future training of reactor operators and maintenance staff to run our SMR-300 reactors, with initial program development completed in 2024.

•	We are providing on-site capability to store used fuel indefinitely as a part of the SMR-300 plant, which we believe provides us an advantage compared to our competitors.

•	We are providing the ability to site our SMR-300s at locations that suffer from scarcity of water, which we believe differentiates us from our competitors.

iv.

Tariffs. Unpredictable tariff levels and retaliatory tariffs have emerged as a serious risk for several businesses across industries. We are partially insulated from the risk of tariffs by conducting a substantial portion of our manufacturing operations in the United States at three manufacturing facilities in Orrville, Ohio; Pittsburgh, Pennsylvania; and Camden, New Jersey. In addition, we seek to negotiate long-term agreements with suppliers and develop relationships with alternative suppliers in countries with lower tariffs. We have in the past, and may in the future, file claims with the U.S. Court of International Trade seeking refunds of certain tariffs, which refunds would be contingent upon a favorable judicial determination. To date, our strategies have partially mitigated, but not fully eliminated, the adverse effect of high tariffs on our operating margins.

v.

Inflation. To mitigate the effects of inflation, our customer contracts generally provide for adjustments to portions of the contract price based on applicable BLS indices, which partially protects us from rapid inflation. This protection, however, is not available under all contracts and may be incomplete. In certain cases, the applicable BLS indices may not accurately reflect the operating costs we incur, which can result in reduced profit margins on affected projects. In addition, we seek to mitigate inflationary pressures by purchasing materials in bulk in advance of anticipated price increases, although this strategy is only partially effective and requires us to maintain higher inventory levels, increasing our working capital requirements and related financing costs.

vi.

Foreign counterparty non-performance. Because we have systems designed to carefully vet new customers before accepting an order, we have not historically experienced material instances of customer non-payment in the United States. In certain foreign markets, particularly in developing countries, the collection of lawfully issued invoices can be challenging and, in some cases, collections may take up to six months. In addition, limitations on international trade dispute resolution mechanisms may reduce our ability to pursue legal remedies against non-paying counterparties. We attempt to address these risks by executing long-term contracts with defined work scopes and structured milestone reviews that provide line-of-sight into our margins and align incentives with our customers and partners.

vii.

Vendor and subcontractor under performance. Failure by a significant vendor to perform in accordance with its contractual obligations represents a key source of uncertainty in each project. To manage this risk, we have been vertically integrating aspects of our operations to reduce the likelihood and impact of vendor non-performance, and we maintain multiple qualified vendors on our approved vendor list to provide alternative sourcing options. With respect to our SMR-300 plants in particular, EPC risk is further addressed by the way we intend to structure SMR-300 delivery. Each project company is expected to enter into an EPC contract with Hyundai E&C that includes a defined scope of work, schedule and pricing, together with performance guarantees and liquidated damages for potential delay or under-performance. Hyundai E&C brings decades of nuclear EPC experience, including construction of multiple large reactors in South Korea and the United Arab Emirates, and we expect to apply standardized designs, modular construction methods and repeatable work packages across the SMR-300 fleet. These features are intended to reduce design changes during construction, improve schedule predictability, and limit the project company’s exposure to cost overruns relative to bespoke, first-of-a-kind projects.

viii.

Equipment malfunction. Unexpected failure of a critical equipment or part can have an adverse effect on the operation of the affected business unit. Operating nuclear plants, including our Palisades plant, are vulnerable to unplanned events from unexpected equipment breakdown. We address the risk of such breakdowns by maintaining a wide-ranging preventive maintenance program. Another strategy that we implemented is stocking the plant with a comprehensive inventory of replacement parts. This strategy is, however, impractical in the case of large and expensive non-performing equipment such as the main transformer, steam generator and the turbogenerator. In addition, we regularly monitor industry reports and other information disseminated by NEI, EPRI, INPO and the NRC for industry best practices.

ix.

Nuclear accident. While the risk of a nuclear accident resulting in uncontrolled reactivity of one of our SMR-300s is not expected based on historical data and current technology, there is a remote possibility of an incident that could result in radiation exposure to certain personnel in excess of applicable federal limits. Although such a scenario is unlikely, it would be treated as a serious safety and regulatory event, with potential consequences including impacts to personnel, enhanced regulatory oversight, operational disruption and related compensation obligations. We employ multiple safety measures designed to prevent such incidents and, to date, we have not experienced a high-exposure event across any of our projects.

x.

Unavailability of critical materials. We use a certain aluminum compound in our Orrvilon facility which has a limited supply source. To address the risk of non-availability of this indispensable material and price fluctuations, we have entered into long-term binding contracts with suppliers in two different countries. We also maintain a large inventory of this scarce material at our factory as a buffer against supply disruption.

xi.

Loss of management and technical personnel to competitors. While employee attrition is possible, we do not believe we face a material risk of significant talent migration. Through strong employee management practices that emphasize merit-based performance, we have a workforce with a high level of retention and shared commitment to our success. Many of our leading professionals have long tenures with the Company and have been instrumental in our sustained growth and operational achievements. In connection with our transition to a public company, we expect to enhance the compensation arrangements for key personnel, which we are implementing with the assistance of a compensation consultant.

xii.

Leadership continuity and succession. Recognizing that the unexpected death or incapacity of our key personnel, including our founder and Chief Executive Officer, could disrupt our operations, we have implemented measures designed to limit the impact of such an event. For example, our certificate of incorporation will contain provisions and our board of directors will have succession planning in place regarding CEO succession planning in the case of our founder’s death providing for an orderly transition with the support of management and our board of directors. In addition, we maintain travel policies designed to limit the number of senior management personnel traveling together in order to reduce concentration risk. Finally, the authority of our management team has been significantly expanded and formalized in connection with our transition to a public company, including by delineating duties, responsibilities and authority of management in our policy manual and other corporate governance documents.

xiii.

Misconduct by employees, affiliates or agents. We have previously identified misconduct involving a limited number of employees, which prompted us to enhance our internal control environment to better prevent and detect noncompliant activity. As a result, we have implemented additional procedures and internal audit protocols, and since 2023, we have conducted ongoing training for personnel involved in accounts payable and accounts receivable functions focused on detection. In addition, we operate in jurisdictions where the risk of bribery and corruption may be elevated. We maintain a policy of strict compliance with anti-corruption laws, and violations of these policies by employees, agents or representatives would result in disciplinary action, including termination of employment or engagement and referral for legal action, as set forth in our corporate governance guidelines.

xiv.

Material cyberattacks. Cybersecurity incidents in the industry, including sophisticated and persistent attacks from state-sponsored actors and other malicious third parties, have become increasingly prevalent. Our information technology organization has implemented measures designed to prevent, detect, and respond to such cybersecurity incidents and threats and, to date, we are not aware of any material cybersecurity breaches. Among others, our cybersecurity initiatives include:

•	maintaining a U.S. government-sponsored cloud to store sensitive information;

•	maintaining multiple barriers to accessing our cloud data; and

•	maintaining redundant data storage facilities at two discrete geographically distant locations with daily updates of developing information.

xv.

Operator error resulting in damage to critical equipment. Nuclear power plants are complex assets that require highly qualified operators. Inadequate operational practices could result in damage to plant components, including through excessive wear, corrosion or vibration affecting internal systems. Our Corporate Engineering Center in Camden, New Jersey has been designated as the “Owner’s Engineer,” with responsibility for overseeing plant operations and maintenance practices designed to maximize service life. Maintaining an in-house Owner’s Engineer allows plant protection and long-term asset integrity to remain a central focus of the Company.

xvi.

Reduced water availability for our plants’ cooling and warming of the coolant source. Climate change has contributed to gradual increases in the temperature of Lake Michigan, which could adversely affect the power output of the Palisades plant, particularly during summer months. We are taking steps to mitigate the potential impact of such climate-related derating by deploying a newly patented solution based on our tubular heat exchanger technology, which replaces a single larger unit in a physically constrained space with smaller units to achieve higher heat-duty performance.

xvii.

Third-party misappropriation of our IP. Certain of our proprietary technologies, including confidential information not disclosed through patents, have been misappropriated in the past by foreign, government-controlled entities, resulting in financial harm to the Company. In response, we have implemented enhanced safeguards designed to protect highly sensitive information and restrict access where there is a heightened risk of unauthorized use or industrial espionage. Our management team oversees the development and enforcement of policies and controls intended to mitigate the risk of IP theft.

Operational risks that may impact our reputation and indirectly affect our financial performance

i.	Heavy load handling. While extremely rare, a heavy load drop event is possible. To reduce the risk of such an event, we employ a number of preventive measures, such as:

•	designing lifting rigs with a minimum safety factor of 10 (i.e., capacity to handle 10 times the expected load);

•	subjecting the rig to load tests up to 300% of the maximum payload that will be handled;

•	verifying the strength properties of all materials used in the fabrication of the rig;

•	memorializing safe load handling practices through our regularly updated Rigging Manual; and

•	providing focused training to the crew during “pre-job briefs,” which employ visual simulations of handling errors to illustrate potential handling errors and accident scenarios.

ii.

Worker health and safety. Human error can cause a pressure vessel to be over-pressurized or a sub-atmospheric vessel to get depressurized to full vacuum. In many cases, this kind of human error can cause loss of property and pose possible risk to crew safety. To address these risks, we employ engineered safety features such as pressure relief and vacuum protection systems, implement detailed operating and maintenance procedures and provide ongoing training to personnel to reinforce adherence to established safety protocols.

iii.

Use of unknown carcinogenic materials. Our operational policies and procedures do not permit use of any known carcinogenic materials at our plants. Our health and safety department stays abreast of developments in public health data to identify materials that may pose risks to public health and safety and works to remove them from use as soon as possible.

iv.

Fire or explosion at one of our plants. While our facilities generally do not utilize flammable or explosion-prone materials (with the exception of our Orrvilon facility, which uses aluminum powder), we maintain a safety-first operating philosophy. Our health and safety department regularly evaluates and enhances our safety practices to protect the health and well-being of our employees. Our safety program includes the extensive deployment of fire suppression systems and extinguishers and adherence to applicable OSHA requirements. Although we cannot rule out the occurrence of a safety incident, we are committed to implementing measures designed to promote a safe working environment across our operations.

v.

Ineffective employee training. Human performance errors, which sometimes can be the result of ineffective training, are a common contributing factor to adverse events at industrial facilities. We have regularly enhanced our training programs for both professional and operational personnel to improve skill levels and reinforce the importance of maintaining a safety-conscious work environment.

vi.

Adverse chemical reaction resulting in failure of materials or deleterious gas generation. Chemical reactions, while infrequent at nuclear facilities, may present risks when new materials are introduced. Historical industry experience, including instances involving reactions between aluminum-based materials and water, demonstrates the potential for such risks under certain conditions. We maintain a policy of requiring extensive testing of materials across a range of anticipated operating conditions prior to their use in our facilities.

Intellectual property

We have a substantial portfolio of IP assets, registered and unregistered, that protect both our investments in research and development across our businesses as well as our products and services. To protect our innovation, we rely on a variety of IP rights and data protection measures, as well as monitor the activities of third parties to ensure that unauthorized use of IP does not go unremedied.

Patents are an important part of our IP strategy. They protect our inventions around the world. We shape and reposition our patent portfolio to cover emerging and other technologies that drive our core businesses. As of June 30, 2026, we had 203 granted patents worldwide. These patents and patent applications are directed to various fields, including nuclear fuel management technologies, small modular reactors, heat exchanger technology, materials science, Holtec Green Boiler technology and clean energy technologies. We have approximately 10 registered trademarks in the United States. Our patents expire between 2026 and 2045.

We protect our trade secrets and confidential know-how by actively enforcing our internal policies for data classification and protection and by requiring and enforcing agreements that prohibit the disclosure of our confidential information and, where appropriate, ensure our ownership of newly developed IP. Such agreements include non-disclosure agreements and employment agreements. We also utilize contemporary cybersecurity tools and systems, as well as physical security measures, designed to safeguard our most valuable data from insider threats and third-party concentrated efforts to misappropriate our IP.

While our patents and other IP protections are important to our operations, we do not consider any single IP asset or group of assets to be of material significance to any of our business segments or our business as a whole. However, we believe that we derive a sustained competitive advantage both from our IP portfolio as well as technical know-how embedded in our products and manufacturing techniques developed over decades. We further believe that our understanding of our customers’ needs, technology expertise and manufacturing know-how are critical to our business.

Operating risks and insurance

Some of our operations, including the packaging, handling, transportation and disposal of radioactive and hazardous wastes and materials, including nuclear fuel, nuclear equipment and their contaminated and non-contaminated components, involve hazardous activities, which can expose our business, employees, customers and the general public to various risks. These various hazards can potentially cause damage or destruction to our assets or other property and equipment, personal injury or loss of life, pollution or environmental damage and a suspension of our operations.

In addition to property damage, personal injury and other losses from these hazards, and the frequency and severity of these incidents, affect our operating costs and insurability and our relationships with customers, employees, regulatory agencies and the general public. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.

We are subject to NRC insurance requirements and the Price-Anderson Act scheme, and we maintain workers’ compensation, property and liability, excess liability, and directors and officers insurance policies, providing coverage of risks and amounts that we believe to be customary in our industry. The Price-Anderson Act partially indemnifies the nuclear industry against liability arising from nuclear incidents in the United States, while ensuring compensation for the general public. The Price-Anderson Act comprehensively regulates the manufacture, use and storage of radioactive materials, while promoting the nuclear industry by offering indemnification to commercial nuclear power plant operators and DOE contractors.

Under the Price-Anderson Act, owners of nuclear power plants regulated by the NRC are required to have private insurance for each reactor site to cover the first $500 million in damages related to an accident, referred to as “First Tier”. If damages are in excess of $500 million, then each licensee that operates a nuclear power plant under the NRC would be assessed a prorated share of the excess, up to a maximum of approximately $170 million per reactor, referred to as “Second Tier”. If an accident occurs at our own facility, we may also be required to pay an assessment in the Second Tier, in addition to the $500 million covered by the First Tier. Based on the current number of operating reactors in the United States, the First and Second Tiers of insurance under the Price-Anderson Act provide approximately $16 billion to cover liability. Beyond this cap, there is no liability for injuries caused by a nuclear accident covered under the Price-Anderson Act.

If an accident occurs at any reactor licensed by the NRC and damages are in excess of $500 million, then all licensees are required to pay an assessment based on the Price-Anderson Act’s Second Tier of insurance. Thus, under the Price-Anderson Act’s structure for nuclear insurance, our operation of the Palisades plant could require us to contribute up to approximately $170 million per reactor in the event of a nuclear accident at any operating reactor in the country, even if the accident has no direct relation to our business.

Although we maintain insurance coverage of types and amounts that we believe to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risk. Further, insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retention. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on our business and financial condition. For more information, see “Risk Factors—Risks related to our business—Our operations are subject to operating risks, which could expose us to potentially significant workers’ compensation, contractual liability, professional liability, product liability, warranty and other claims. Our insurance coverage may be inadequate to cover all of our risks, or our insurers may deny coverage of material losses we incur, which could adversely affect our business, financial condition, results of operations and future prospects.”

Regulatory overview

We are subject to numerous federal, state, local and foreign laws and regulations covering a wide variety of subjects relating to our operations, and the scope of this coverage continues to broaden with continuing new legal and regulatory developments in the United States and internationally. In particular, we must comply with a range of laws and regulations, including those relating to nuclear energy, nuclear materials, the environment, human and worker health and safety, export controls, sanctions, anti-money laundering, national security and other broad areas of law.

Like other companies involved in the development, manufacturing, engineering and operation of nuclear equipment and assets, we must comply with stringent laws and regulations from both the United States and foreign governments with respect to our operations. Many of these laws and regulations are evolving and their applicability and scope, as interpreted by agencies or ultimately the courts, remain uncertain. Some of these laws and regulations require that certain aspects of our operations, facilities and business model be licensed or approved by specific regulators, including the NRC.

Global manufacturing

Our global manufacturing operations are subject to global laws and regulations, such as permitting, quality controls, environmental and eco-design regulations, health and safety regulations, export control laws, product specifications, market-related policies and distribution regulations in the United States and other countries in which our products are manufactured or sold. For example, we are subject to the Export Administration Regulations (EAR) regulations from the Bureau of Industry and Security, which is a part of the U.S. Department of Commerce, and regulations issued by the DOE. The regulations exist to advance the national security and foreign policy interests of the United States and to further its nonproliferation policies. We maintain processes and procedures that comply with such applicable global laws and regulations as they pertain to the various stages of our production life cycle, including the development of our products. Our ability to design, market, sell, and distribute our products globally depends upon our compliance with laws and regulations in each jurisdiction in which we operate.

We design and manufacture sophisticated, innovative products and services for the nuclear industry, which are subject to environmental, health and safety laws and regulations. A significant portion of our operations involve the use, packaging, handling, storage, transportation and disposal of radioactive and hazardous materials, including nuclear fuel, nuclear power equipment and their components. We are subject to federal, state, local and foreign laws and regulations governing the use, packaging, handling, storage, transportation and disposal of such materials.

Nuclear generation

We are subject to the jurisdiction of the NRC with respect to commissioning and operating of our Palisades plant, and the development, commissioning and operation of future nuclear generating facilities, including the licensing for operation of each unit, such as Pioneer One, Pioneer Two and any SMR-300 deployment thereafter. We have been in the past, and currently remain subject to the jurisdiction of the NRC with respect to our decommissioning operations at the Oyster Creek Generating Station, the Pilgrim Nuclear Power Station, the Indian Point Energy Center and the Big Rock Point facility and will remain subject to NRC jurisdiction with respect to our decommissioning activities through HDI following the NAMCO Restructuring. The NRC subjects nuclear generating stations to continuing review and regulation covering, among other things, operations, maintenance, emergency planning, security and environmental and radiological aspects of those stations. As part of its Reactor Oversight Process, the NRC continuously assesses unit performance indicators and inspection results and communicates its assessment on a semi-annual basis. The NRC may modify, suspend, or revoke operating licenses and impose violations and/or civil penalties for failure to comply with the Atomic Energy Act, NRC regulations or the terms of the operating licenses or orders. Changes in requirements by the NRC may require a substantial increase in capital expenditures for retrofitting our Palisades plant or for developing future nuclear generating facilities and higher than anticipated operating costs to comply with new regulations. NRC regulations also require that licensees of nuclear generating facilities demonstrate reasonable assurance that funds will be available in specified minimum amounts at the end of the life of the facility to decommission the facility. We meet the ultimate decommissioning funding obligation through the use of dedicated NDT funds.

As part of the restart of the Palisades plant and the construction of a fleet of SMR-300 reactors, we are subject to additional NRC regulations related to the construction and operation of nuclear facilities. These regulations will impose significant requirements on the construction and operation of our planned nuclear facilities, which can lead to significant compliance costs. As a condition of receiving a license from the NRC, we must comply with all regulations applicable to, among other areas, the construction of the reactor, the procurement of reactor components, the possession and use of special nuclear material, the operation of the reactor, financial protection requirements, insurance requirements under the Price-Anderson Act, the handling of spent nuclear fuel and eventual decommissioning of the reactors. These regulations may change, which could lead to additional significant compliance costs. The preparation of license applications to the NRC can lead to significant expenses of resources and time, and approval is not guaranteed.

Our ownership of the Palisades plant makes us subject to various categories of NRC regulation. We currently own and operate an ISFSI at Palisades that subjects us to additional regulation at the NRC, including regulations governing the handling and ownership of spent nuclear fuel. In connection with the restart of the Palisades plant, the NRC has issued Holtec a license to operate the plant, and restart of operations is currently expected to be imminent. Regulatory oversight could lead to unexpected delays in restarting the plant, or, once the plant is restarted, could lead to unexpected or prolonged shutdowns.

Additionally, with respect to our SMR-300 development, United States regulators (including the NRC) have little precedent regulating SMR development and operations, which could make regulatory and licensing processes for our SMR-300 reactor more time-consuming and costly compared to our other operations. As the NRC develops its regulations governing SMRs, we could become subject to additional requirements that impose additional significant costs on our business.

Government procurement

A portion of our sales are made to the United States or foreign governments, regulated entities such as public utilities, state-owned companies and other public sector customers. These types of sales often entail additional compliance obligations, such as public procurement laws. For example, a bidder may be required to demonstrate that it has been active as a local registered company or has sufficient capitalization or technical qualifications. For contracts with the United States federal government, with certain exceptions, we must comply with the Federal Acquisition Regulation and applicable agency rules, regulations governing Federal Financial Assistance Agreements, rules and regulations issued by the Office of Federal Contract Compliance Programs, the Procurement Integrity Act, the Buy American Act, the Trade Agreements Act, and/or presidential executive orders. The United States federal government could invoke the Defense Production Act, requiring that we accept and prioritize contracts for materials deemed necessary for national defense, regardless of loss in revenue incurred on such contracts. Most government contracts include a termination-for-convenience clause and may be modified, curtailed or terminated by the government either at its discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profits from that contract. From time to time, we may also need to comply with the EU’s Foreign Subsidies Regulation, which imposes mandatory notification and approval requirements on companies bidding on large public tenders in the EU.

Environmental and occupational health and safety matters

We are committed to protecting the environment and public health and meeting applicable EH&S requirements. Our Integrated Management System provides enterprise-wide EH&S governance, including nuclear safety culture, regulator-and customer-audited quality assurance, and environmental and occupational health and safety management systems aligned with ISO 14001:2015 and ISO 45001:2018.

Regulatory framework and compliance

Our operations are subject to extensive federal, state, local, and foreign laws and regulations governing air emissions, water discharges, solid waste management, chemical reporting, site remediation, emergency preparedness, community right-to-know obligations and the use, packaging, handling, storage, discharge, transportation and disposal of hazardous and radioactive materials and other waste products. In the United States, these include, among others, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act, as well as the Atomic Energy Act and U.S. Department of Transportation and international standards for the packaging and shipment of radioactive materials. Where our activities involve nuclear or radiological materials or services, we are subject to the jurisdiction of the NRC and comparable international regulators, and to occupational health and safety requirements under OSHA and analogous state laws, including hazard communication and Emergency Planning and Community Right-to-Know Act obligations.

These requirements are increasingly stringent and impose permitting, monitoring, recordkeeping, reporting, and remedial obligations and liabilities. Compliance is complex and evolving; we receive routine regulatory inquiries and may identify non-conformances through audits or inspections, that require corrective actions and notifications. We may incur significant compliance costs, modify operations, perform remediation, or become involved in enforcement actions or litigation.

Nuclear waste, storage, and disposal

There are no facilities for the reprocessing or permanent disposal of SNF currently in operation in the United States. As a result, several customers rely on our wet and dry SNF storage solutions to safely manage SNF. We design, manufacture, and service systems used for the packaging, handling, storage and transportation of SNF and other radioactive materials, including our HI-STORM UMAX below-grade dry storage system and HI-STAR transport casks. These systems are engineered to meet stringent requirements for confinement, shielding, criticality control, heat removal, and structural integrity and are deployed domestically and internationally. For transportation packages, we obtain and maintain certificates of compliance and conduct quality assurance and testing in accordance with NRC, DOT, and applicable international codes and standards.

Through HDI, we operate decommissioning sites, including Indian Point, Pilgrim, Oyster Creek, Big Rock Point, and Palisades, where we operate ISFSIs and are responsible for radiological controls, security, emergency preparedness, waste management, and quality assurance. In the United States, we and our counterparties also pursue reimbursement from the DOE for certain spent fuel storage costs under Nuclear Waste Policy Act standard contracts; the timing and amount of any recoveries are uncertain. Following the completion of the NAMCO Restructuring, we expect that DEAMCO or one of its affiliates would be able to pursue reimbursement from the DOE with respect to the DEAMCO Facility Entities.

Risk management and outlook

Environmental risks include changes in environmental and climate-related laws and regulations, permitting timelines, incidents or releases, transportation events, contractor performance, legacy remediation, and community acceptance of nuclear and waste-related projects. Physical climate risks, such as extreme weather and flooding, may affect certain sites and supply chains. We seek to mitigate these risks through waste minimization procedures, radiation protection programs, material control and accountability, routine monitoring and recordkeeping, emergency preparedness, and role-appropriate training.

Once our storage systems are delivered and title passes to the customer (or, for licensed cask systems, once placed into service under the site license), primary responsibility for safe operation, monitoring, maintenance, security, emergency preparedness, and compliance with environmental and nuclear laws and regulations rests with the site owner/operator and its regulators. We remain responsible for our products’ design and manufacturing quality and for meeting applicable certificates of compliance and licensing bases at the time of supply. Where required by regulation, we retain obligations as the certificate holder for transportation packages, including maintaining design control, quality assurance records, and implementing reportable defect and noncompliance notifications. We also issue technical bulletins, perform evaluations, and provide replacement components or design updates as appropriate.

Ongoing responsibilities beyond delivery arise only to the extent provided by contract or required by law. Under service, maintenance, or warranty agreements, we may perform inspections, monitoring, repairs, or training; in those circumstances we are responsible for our work scope and compliance with applicable laws while on site. Environmental permits, radiological controls, and ISFSI operational obligations remain with the licensee. Our agreements may include customary limitations of liability and insurance or indemnity provisions, which may not cover all losses and are subject to exclusions. We do not assume ownership or disposal responsibility for spent nuclear fuel or site environmental liabilities by virtue of supplying storage systems.

Nevertheless, from time to time we could be, and have in the past been, named in lawsuits, regulatory proceedings, or indemnity claims alleging product defects, performance shortfalls, or other failures in our systems, including in connection with environmental releases or incidents at customer sites, even where we are not at fault. Adverse outcomes in such matters could result in damages, fines or penalties, remediation or repair costs, increased insurance and compliance expenses, and other liabilities, some of which may not be covered by insurance or are subject to limitations.

Health and safety

We believe our corporate culture plays a significant role in our ability to consistently deliver efficient and reliable service to our customers, as well as our ability to attract and retain high quality personnel. Safety is a focus for our operations, and we recorded a TRIR of 1.30 for the six months ended June 30, 2026.

Employees

Our employees are a critical asset and are key to our innovative culture and overall success. We are focused on building upon our high-performance culture by attracting, engaging, developing, retaining and rewarding top talent. We strive to enhance the economic and social well-being of our employees. We are committed to providing a welcoming, inclusive environment for our workforce, with training and career development opportunities to enable employees to thrive and achieve their career goals.

As of June 30, 2026, we had a global workforce of over 4,150 employees and contractors. Approximately 210 of our manufacturing employees are employed under collective bargaining agreements, which from time to time are subject to renewal and negotiation. We believe that we have a good relationship with our employees, and we have not experienced a material strike, work stoppage or disputes leading to any form of downtime.

Legal proceedings

We are from time to time involved in other various claims, litigation matters, contract negotiations and disputes, and we anticipate that we will be involved in such matters from time to time in the future. The operating hazards inherent in our business expose us to claims and litigation, including in the ordinary course of our business or from extraordinary corporate, tax or regulatory events, including commercial, product liability, employment (including with respect to our former officers or other key employees), whistleblower, IP and other litigation and claims, and governmental and other regulatory investigations and proceedings. Risks associated with litigation include potential negative outcomes, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management’s time and attention to these matters. We may also be subject to significant legal costs in defending these actions, which we may or may not be able to recoup depending on the results of such claim. While many of these matters involve inherent uncertainty, we believe that the amount of the liability, if any, ultimately incurred with respect to current proceedings or claims will not have a material adverse effect on our consolidated financial position as a whole or on our liquidity, capital resources or future annual results of operations. See Note 17—”Commitments and Contingencies” to our audited consolidated financial statements included elsewhere in this prospectus for further information regarding our legal and regulatory proceedings.

MANAGEMENT

The following table sets forth certain information as of August 21, 2026 regarding individuals who serve or are expected to serve as our executive officers and directors upon the completion of this offering as well as our key employees.

Name	Age	Position

Executive Officers and Employee Directors
Dr. Krishna P. Singh	79	Founder, Chief Executive Officer and Chairman
Martha J. Singh	73	Co-Founder, Vice Chairman and Chief Strategy Officer
Dr. Richard M. Springman	47	President
Thomas Howe	53	Chief Financial Officer
Non-Employee Director Nominees
Mark P. Long	59	Director Nominee
Daniel B. More	70	Director Nominee
Michael W. Rencheck	64	Director Nominee
Susan N. Story	66	Director Nominee

Set forth below is biographical information about each of the executive officers, directors, director nominees and key employees named in the table above.

Executive Officers and Employee Directors

Dr. Krishna P. Singh is our Founder, Chief Executive Officer and Chairman of the board. He is also Chief Executive Officer and chairman of the board of directors of Holtec International, our operating subsidiary, which he established in 1986 and nurtured its steady rise into a multinational company with a customer base in 40 countries on five continents. He is also a Professor at the University of South Florida’s (USF) Institute for Advanced Discovery and Innovation where he collaborates with the USF faculty in the areas of advanced thermal storage and efficient harnessing of solar energy. Dr. Singh received his Ph.D. in Mechanical Engineering from the University of Pennsylvania, Philadelphia (1972), a Master of Science in Engineering Mechanics also from Penn (1969), and a Bachelor of Science in Mechanical Engineering from BIT Sindri (Ranchi University), India (1967). Dr. Singh was elected to the National Academy of Engineering in 2013 for his seminal impact in the energy sector of mechanical engineering. He received Edison Foundation’s “Thomas Alva Edison Award” in 2015 for his ecologically and environmentally impactful inventions. Rutgers University named him “South Jerseyan of the year – 2016” for his significant beneficial impact on the mid-Atlantic region. In 2015, he received the George Washington medal from the Engineer’s Club of Philadelphia. In 2017, the National Academy of Inventors elected him a Fellow and the University City Science Center (Philadelphia) inducted him into its “Walk of Fame” on the Penn campus. The Pan American Academy of Engineering, the Americas’ institution of leading engineering thought leaders, elected Dr. Singh to its Academy in 2020. In 2019, he was elected to the Academy of Science, Engineering and Medicine of Florida. He was named a Fellow of the American Society of Mechanical Engineers in 1987 for his numerous contributions to heat exchange technologies. He is a senior fellow in Mechanical Engineering at the University of Pennsylvania, a registered Professional Engineer in Pennsylvania and Michigan and a member of the American Nuclear Society. Dr. Singh is extensively published across leading scientific journals and symposia, complemented by a major textbook and a vast portfolio of international patents that have shaped industry standards. An intrepid entrepreneur and a socially conscious industrialist, Dr. Singh built the $300 million Krishna P. Singh Technology Campus on the Delaware River in Camden, New Jersey in 2017 to create much needed employment in one of America’s poorest cities. Dr. Singh is currently an Emeritus member of the University of Pennsylvania’s Board of Trustees, where he served from 2009-2017, and is an active member of Penn’s Board of Overseers for the School of Engineering and Applied Science. In addition, he serves on the Board of the Nuclear Energy Institute (1998-present), the Atlantic Council, a Washington, DC-based think tank, the “National Investment Council” chaired by the President of Ukraine and chair of the KPS Foundation, a charitable Singh family foundation whose signature contribution to the advancement of science is the completion of the “Krishna P. Singh Center for Nanotechnology” at the University of Pennsylvania in Philadelphia in 2013. The KPS Foundation is also active in improving child literacy and public health in developing countries. We believe Dr. Singh’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.

Martha J. Singh will serve as our Chief Strategy Officer and Vice Chairman of the board of directors upon the completion of this offering. Martha J. Singh is Co-Founder and a long-serving executive of Holtec International, our operating subsidiary, having served in various positions of increasing responsibility since the Company’s founding. She has served as Chief Strategy Officer of Holtec International and Vice Chair of its board since 2024, having first joined its board in 2005. Between 2020 and 2024, she served as Holtec International’s Chief Commercial Officer. Prior to that, from 1986 until 1992, she served as Holtec’s Controller with all accounts receivable and payable personnel reporting to her. In 1998, she became Senior Vice President and Controller of Holtec International. As Holtec’s Controller, she was the top Holtec executive responsible for interfacing with Holtec’s financial counterparties and managing the company’s finances. In 1994, Martha Singh founded Singh Real Estate Enterprises (SRE) which she built into a substantial owner of commercial assets with holdings in Florida, New Jersey and Pennsylvania in a few short years. A serial entrepreneur, Mrs. Singh founded Tequesta Properties in 2013, a real estate management company, which owns equity in a portfolio of buildings in Florida and New Jersey. In addition to serving on Holtec’s board of directors, Mrs. Singh also serves on the boards of the Midlantic Insurance Company and the KPS Foundation. She is also President of Mariner Strategic Investments, LLC. We believe Mrs. Singh’s extensive knowledge of our business and industry qualifies her to serve on our board of directors.

Dr. Richard M. Springman is President of Holtec International, where he leads the company’s global nuclear business and growth strategy, reporting to CEO and Executive Chairman Dr. Krishna P. Singh. Dr. Springman is also responsible for the SMR-300 delivery program and oversees capital planning and investor engagements. Since joining Holtec in 2009, he has played a central role in contributing to the Company’s global growth, technological advancements, and strategic direction. During his tenure at Holtec, Dr. Springman has held senior leadership roles including President of Global Clean Energy Opportunities and Senior Vice President of International Projects. He has served on the company’s Executive Committee since 2019 and currently serves as Vice Chairman. As President of Global Clean Energy Opportunities, Dr. Springman led the global deployment strategy for Holtec’s advanced energy technologies, including the SMR-300 small modular reactor. In this role, he directed project development, capital formation, and long-term off-take strategy with utilities, governments, and large-scale energy buyers, while serving as the company’s executive lead for capital planning. He has been instrumental in advancing public-private partnerships to support nuclear deployment, working closely with U.S. federal and state agencies, export credit institutions, and international government counterparts. Dr. Springman has represented Holtec in high-level forums and bilateral initiatives, supporting regulatory alignment, project financing and cross-border deployment strategies for advanced nuclear technologies. Previously, as Senior Vice President of International Projects, he led Holtec’s global expansion, establishing and managing business operations across Europe, Asia and the Middle East. He has overseen the development and execution of more than 30 nuclear projects across 15 countries, spanning the full project life cycle from market entry and regulatory licensing through manufacturing localization, supply chain development and EPC delivery. Dr. Springman has contributed to the commercialization of advanced nuclear technologies and holds multiple patents in spent fuel management. Dr. Springman holds a Bachelor’s in Mechanical Engineering and a doctorate in Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.

Thomas Howe is the Chief Financial Officer of Holtec Nuclear. He has served as the Chief Financial Officer of Holtec International, our operating subsidiary, since July 2025. Prior to joining Holtec International, Mr. Howe had an extensive leadership career at BMO US, a North American bank, culminating in his roles as Head of Strategic Initiatives of BMO Wealth Management between 2019 and 2022 and as the Chief Operating Officer of the BMO Family Office, a role he held between 2022 and July 2025. Mr. Howe spent more than a decade in finance leadership at BMO Private Bank, serving as Chief Financial Officer for several of those years. Mr. Howe holds a Bachelor of Science in Finance from Illinois State University and an MBA in Finance from Northern Illinois University.

Non-Employee Director Nominees

Mark P. Long is expected to serve on our board of directors upon the completion of this offering. Mr. Long has served since 2019 as a principal of Prime Impact Capital, LLC (“Prime Impact Capital”), an early-stage investment and advisory firm. Mr. Long also served as Co-Chief Executive Officer and Chief Financial Officer of Prime Impact Acquisition I, a publicly listed special purpose acquisition company focused on technology sector opportunities, from 2020 to 2023. Prior to joining Prime Impact Capital, Mr. Long served as Chief Financial Officer of Western Digital Corporation (“Western Digital”), a publicly listed data storage company, from 2016 to 2019. During his tenure at Western Digital, he also served as Chief Strategy Officer from 2015 to 2019 and as Executive Vice President, Strategy and Corporate Development from 2013 to 2015, where he was responsible for corporate strategy, corporate development and capital allocation. Prior to Western Digital, Mr. Long led strategic development at Hitachi Global Storage Technologies, a data storage company owned by Hitachi, Ltd., from 2009 until its acquisition by Western Digital in 2012. Mr. Long holds a Juris Doctor and a Master of Business Administration from the University of Michigan. We believe Mr. Long’s experience in finance, strategy and corporate development, including significant experience in capital markets transactions, mergers and acquisitions and capital allocation, qualifies him to serve on our board of directors.

Daniel B. More is expected to serve on our board of directors upon the completion of this offering. Mr. More previously served as Senior Advisor at Guggenheim Partners, a global investment and advisory firm, from October 2015 to August 2025, where he focused on advising companies in the power and energy industries on capital raising, privatizations and mergers and acquisitions. Mr. More also served as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley, a multinational investment bank and financial services company, from 1996 to 2014. Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986. Mr. More currently serves as a board member of Clearway Energy, Inc., a publicly listed, independent power producer; and on the board of directors of H2O America, a publicly listed water utility company. Mr. More previously served on the boards of Saeta Yield, a publicly listed Spanish independent power producer, between February 2015 and June 2018 and the New York Independent System Operator, which administers the wholesale electricity markets in New York, between April 2014 and February 2016. Mr. More holds a Bachelor’s degree in Economics from Colby College and a Master’s in Business Administration from the Wharton School at the University of Pennsylvania. We believe Mr. More’s extensive experience in investment banking, including capital raising and strategic initiatives, combined with experience as a director of energy industry companies, qualifies him to serve on our board of directors.

Michael W. Rencheck is expected to serve on our board of directors upon the completion of this offering. He is also expected to serve as a member of our Nuclear Safety Review Board following the completion of this offering. Mr. Rencheck served as Executive Vice Chairman of Bruce Power L.P., an electricity company (“Bruce Power”), from July 2024 to June 2026. Prior to that, Mr. Rencheck served as Bruce Power’s President and Chief Executive Officer from August 2016 to June 2024. Prior to joining Bruce Power, between 2014 and 2016, Mr. Rencheck served as the Deputy Chief Operating Officer of AREVA Group, a French multinational conglomerate specializing in nuclear power and renewable energy (“AREVA”), overseeing its extensive global capital portfolio of nuclear and renewable projects. Prior to that role, Mr. Rencheck served in various senior positions within the AREVA conglomerate between 2009 and 2014 including President and Chief Executive Officer of AREVA Inc., a North American subsidiary. Prior to joining AREVA, he served in several senior roles, including as Senior Vice President and Chief Nuclear Officer, at American Electric Power, a publicly listed electric company, from 2007 to 2009 and held many other senior roles at the company since first joining it in 1998. Mr. Rencheck currently serves on the boards of the Technical Standard and Safety Authority, a public safety regulator in Ontario, and Hydro One Limited, a publicly listed electricity transmission and distribution utility. Mr. Rencheck previously served as a board member for Framatome Inc., an international nuclear energy company, from August 2024 until June 2026. Mr. Rencheck holds a Bachelor’s degree in Electrical Engineering from Ohio Northern University and a Master’s in Management and Computer Information Systems from Robert Morris University. We believe Mr. Rencheck’s extensive experience in nuclear and renewable technology coupled with his experience as a board member of energy industry companies, qualifies him to serve on our board of directors.

Susan N. Story is expected to serve on our board of directors upon the completion of this offering. Ms. Story served as Chief Executive Officer and board director of American Water Works Company, Inc. (“American Water”), the largest, publicly listed water and wastewater utility in the United States, between May 2014 to April 2020 after serving as Chief Financial Officer of the company from 2013 to 2014. Prior to American Water, Ms. Story spent 31 years at Southern Company, a large, publicly listed gas and electric utility holding company. She held several leadership roles at Southern Company’s subsidiaries, including Chief Executive Officer of Southern Company Services, Inc. from January 2011 to March 2013, President and Chief Executive Officer of Gulf Power Company, Inc. from April 2003 to December 2010, and Executive Vice President of Southern Company Engineering and Construction Services from January 2001 to March 2003. Prior to those roles, she held numerous other positions within the company, including seven years as a nuclear power plant engineer. Ms. Story currently serves as Lead Independent Director of Dominion Energy, Inc., a publicly listed energy company. Ms. Story is also a board member of Carrier Global, Inc., a publicly listed global leader in intelligent climate and energy solutions, focusing on heating, ventilation, air conditioning, refrigeration and national/international cold transport for residential, commercial and industrial sectors. Ms. Story previously served on the board of Newmont Corporation, Inc., a publicly listed company and the world’s largest gold mining company, between September 2020 and April 2025. Ms. Story also served on the board of Raymond James Financial, Inc., a publicly listed multinational independent investment bank and financial services company, between February 2008 and February 2023. Ms. Story holds a Bachelor’s degree in industrial engineering from Auburn University, where she also received the Auburn University Lifetime Achievement Award in 2025, and a Master’s in Business Administration from the University of Alabama. She also serves on the Board of Advisors of the H. Lee Moffitt Cancer Center and Research Institute, and previously served on the Electric Power Research Institute’s (EPRI’s) Advisory Board, the National Renewable Energy Laboratory (NREL) Board of Advisors, and the Bipartisan Policy Center in Washington, D.C. We believe Ms. Story’s extensive experience in the energy and electricity industry as well as her experience as a public company director and executive qualifies her to serve on our board of directors.

Family relationships

There are no family relationships among any of our directors or executive officers, except that Martha J. Singh is Dr. Singh’s spouse.

Controlled company exemption

Upon completion of this offering, Holtec Holdings will directly or indirectly own approximately    % of the voting power of our common stock with respect to director elections (or approximately    % of the voting power with respect to director elections if the underwriters exercise in full their option to purchase additional shares of our common stock). As a result, we expect to be a “controlled company” within the meaning of the Nasdaq and Nasdaq Texas corporate governance standards. Under the Nasdaq and Nasdaq Texas rules, a company of which more than 50% of the voting power with respect to director elections is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq and Nasdaq Texas corporate governance requirements, including the requirements that:

•	a majority of such company’s board of directors consist of independent directors as defined under the rules of Nasdaq and Nasdaq Texas;

•

director nominees be selected or recommended for our board of directors’ selection by independent directors constituting a majority of our board of directors’ independent directors or by a nominating committee composed entirely of independent directors, with a written charter or board resolution, as applicable, addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	to conduct annual performance evaluations of the nomination and compensation committees.

We do not currently intend to avail ourselves of these exemptions and intend to comply with all applicable corporate governance requirements of Nasdaq and Nasdaq Texas applicable to non-controlled companies, although we may elect to take advantage of these exemptions in the future for as long as we remain a controlled company.

Composition of our board of directors

Upon the consummation of the offering, our board of directors will consist of six directors. Subject to the terms of our certificate of incorporation and bylaws, the number of directors on our board of directors will be determined from time to time by our board of directors. The Chairman of the board or Vice Chairman of the board has to be part of the quorum for purposes of board of directors’ meetings.

Our certificate of incorporation will provide that our board of directors will initially be subject to annual elections. Each director will hold office until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. During such time, (i) directors (other than Dr. Krishna P. Singh and Martha Singh) may be removed with or without cause upon the affirmative vote of the holders of a majority of the voting power of our outstanding shares entitled to vote generally for the election of directors and (ii) Dr. Krishna P. Singh and Martha Singh may be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B common stock, voting as a separate class. During that time, vacancies, including as a result of newly created directorships on our board of directors, may be filled at any time by the remaining directors or by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class.

From and after such time when our founder, Martha Singh and Holtec Holdings (including their permitted transferees) cease to beneficially own at least 40% of the combined voting power of our then-outstanding shares of capital stock entitled to vote generally in director elections (which we refer to as the “Trigger Date”), our board of directors will be divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. During such time as our board of directors is classified, our certificate of incorporation will provide that (i) any director may only be removed for cause and only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote on the election of directors, voting together as a single class and (ii) Dr. Krishna P. Singh and Martha Singh may be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B common stock, voting as a separate class. Furthermore, from and after the Trigger Date, vacancies shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

Role of our board of directors in risk oversight

We face a number of risks, including those described under the section titled “Risk Factors” included elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations and the financial condition and performance. Our board of directors focuses its oversight on the most significant risks facing us and on the processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors and its committees receive regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Director independence

Our board of directors has determined that each of Mark Long, Daniel More, Michael Rencheck and Susan Story is independent within the meaning of the listing standards of Nasdaq and Nasdaq Texas, currently in effect. In making this determination, our board considered that Michael Rencheck provided consulting services to the Company in 2026 below $120,000 per year, and is expected to serve as a member of our Nuclear Safety Review Board following the completion of this offering with compensation not to exceed $120,000 annually.

Board leadership structure

Our certificate of incorporation will provide that Dr. Krishna P. Singh will serve as our Chairman of the board and Martha Singh will serve as our Vice Chairman of the board for as long as they are serving as directors of the Company. In addition, if Dr. Singh were to die or become disabled, the certificate of incorporation will provide that Martha Singh will succeed him as Chairman of the board and the position of Vice Chairman will be eliminated. In addition, once Chairman, pursuant to the terms of our certificate of incorporation, Martha Singh will appoint an interim Chief Executive Officer and will participate in the search for a permanent Chief Executive Officer as quickly as practicable. In the event Dr. Singh steps down as Chief Executive Officer but remains as Chairman of the board of directors, he would confer with the board of directors and thereafter designate and appoint his successor to the interim and/or permanent Chief Executive Officer position. In addition, pursuant to our corporate guidelines that we expect to be effective upon the completion of this offering, the board or independent directors may appoint a lead independent director when the Chairman of the board is not independent.

Our board of directors has concluded that our current leadership structure is appropriate at this time.

Board committees

In connection with the completion of this offering, our board of directors will establish an audit committee, a compensation, governance and nominations committee, performance and strategy committee, nuclear oversight committee and an executive oversight committee. These committees will be governed by their charters that will be available on our website at www.holtecinternational.com. Pursuant to our bylaws, subject to our certificate of incorporation, our board of directors may, from time to time, establish other committees to facilitate the management of our business and operations. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

Audit committee

The primary responsibilities of our audit committee will include, among other things:

•

assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence and our accounting and financial reporting processes of and the audits of our financial statements;

•	preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•	approving audit and non-audit services to be performed by the independent accountants; and

•	performing such other functions as our board of directors may from time to time assign to the audit committee.

The audit committee will be empowered to retain any advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of such advisors.

Upon the completion of this offering, Mark Long, Daniel More and Susan Story are expected to be the members of our audit committee. Our board of directors has determined that each of Mark Long, Daniel More and Susan Story qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act and that each of Mark Long, Daniel More and Susan Story qualifies as an independent director for purposes of Rule 10A-3 of the Exchange Act and the listing standards of Nasdaq and Nasdaq Texas. Daniel More is expected to serve as the chair of the audit committee.

Compensation, Governance and Nominations Committee

The primary responsibilities of our compensation, governance and nominations committee will include, among other things:

•

overseeing the company’s overall compensation philosophy, assessing whether it is aligned with the company’s business strategy and stockholder interests and establishing appropriate incentives for management and employees;

•

reviewing and recommending to the full board of directors for approval the compensation and other benefits for executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, and recommending to the board compensation for these executive officers based on those evaluations;

•	reviewing and recommending to our board of directors for approval the form and amount of compensation for our independent directors;

•

making recommendations to our board of directors regarding director candidates and assisting our board of directors in determining the composition of our board of directors and its committees, subject to the terms of our certificate of incorporation; and

•	performing such other functions as our board of directors may from time to time assign to the compensation, governance and nominations committee.

Upon the completion of this offering, Mark Long, Daniel More, Michael Rencheck and Susan Story are expected to be the members of our compensation, governance and nominations committee. Our board of directors has determined that each of Mark Long, Daniel More, Michael Rencheck and Susan Story is independent under the listing standards of Nasdaq and Nasdaq Texas, including the heightened independent standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Susan Story is expected to serve as the chair of the compensation, governance and nominations committee.

Performance and Strategy Committee

Our performance and strategy committee will assist the board of directors in overseeing the Company’s long-term strategy, enterprise performance, major initiatives, capital allocation, and key performance indicators. Upon the completion of this offering, Mark Long, Daniel More, Michael Rencheck and Susan Story are expected to be the members of our performance and strategy committee. Mark Long is expected to serve as the chair of the performance and strategy committee.

Nuclear Oversight Committee

Our nuclear oversight committee will assist the board of directors in fulfilling its oversight responsibilities relating to: (i) the safety, reliability and operational performance of the Company’s nuclear facilities and projects; (ii) compliance with applicable laws, regulations, licenses, permits and industry standards governing nuclear operations, decommissioning activities, spent fuel management and advanced reactor technologies; (iii) risks arising from nuclear operations, nuclear development projects, decommissioning activities, physical security, cybersecurity and other mission-critical activities of the Company; and (iv) the effectiveness of management systems designed to identify, monitor and mitigate significant nuclear, operational, safety, security and technology-related risks. Upon the completion of this offering, Mark Long, Daniel More, Michael Rencheck and Susan Story are expected to be the members of our nuclear oversight committee. Michael Rencheck is expected to serve as the chair of the nuclear oversight committee.

Executive Oversight Committee

Our executive oversight committee will have authority to exercise all the powers of the board of directors (other than those matters which are expressly reserved for the decision of the full board of directors or delegated to another committee of the board of directors) so far as may be permitted by applicable law, rules and regulations and our certificate of incorporation and bylaws. Initially, upon the completion of this offering, the executive oversight committee will consist of the Chairman of the board, the Vice Chairman of the board and a lead independent director if and when one is designated.

Compensation committee interlocks and insider participation

During the last completed fiscal year, we were not a standalone, publicly traded company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who are expected to serve as our executive officers were made by the Chief Executive Officer and the President of Holtec Holdings. See “Executive Compensation.”

Code of business conduct and ethics

In connection with this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq and Nasdaq Texas. We expect that any amendments to the code or any waivers of its requirements applicable to our directors and executive officers will be disclosed on our website at www.holtecinternational.com as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq and Nasdaq Texas. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of, nor is it incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part.

Corporate governance guidelines

In connection with the completion of this offering, we intend to adopt corporate governance guidelines, which will set forth expectations for directors, director qualification standards, committee structure and functions and other policies for the governance of our company. A copy of our corporate governance guidelines will be posted on our website at www.holtecinternational.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of, nor is it incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for the following named executive officers (collectively, referred to as “NEOs”) during the fiscal year ended December 31, 2025 (the “2025 Fiscal Year”). As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies.

Name	Position
Dr. Krishna P. Singh	Chief Executive Officer
Kelly Trice(1)	Former President
Thomas Howe	Chief Financial Officer

(1)	Kelly Trice departed from the company on April 16, 2026.

Summary compensation table

The following table presents information regarding the total compensation awarded to, earned by and paid to the NEOs for the 2025 Fiscal Year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Dr. Krishna P. Singh	2025	3,675,000	2,000,000	1,853,699	7,528,699
Chief Executive Officer

Kelly Trice	2025	550,000	600,000	762,198	1,912,197
Former President

Thomas Howe(3)	2025	176,923	400,000	79,671	656,594
Chief Financial Officer

(1)

Amounts reported in this column reflect discretionary annual bonuses for the 2025 Fiscal Year, as described under “—Narrative disclosure to summary compensation table—Annual incentive compensation” below.

(2)

Amounts reported in this column for each NEO include matching contributions under our tax qualified 401(k) plan, Company contributions to our non-qualified deferred compensation plan, the Holtec International Distinguished Performance Incentive (the “DPI”), Company-paid captive life insurance premiums, relocation expense reimbursements and Company-provided services to Dr. Singh’s family office, as set forth in the table below:

Name	Company 401(k) Contributions ($)	Company DPI Contributions ($)	Life Insurance Premiums ($)	Relocation Expenses ($)(a)	Family Office Services ($)(b)
Dr. Krishna P. Singh	16,865	—	36,113	—	1,800,721
Kelly Trice	13,750	300,000	448,448	—	—
Thomas Howe	—	—	—	79,671	—

(a)	Includes reimbursement of relocation expenses ($47,056), a tax gross-up payment related to such reimbursements ($31,415), and the incremental cost associated with a Company-provided apartment.
(b)

Includes a portion of the 2025 total compensation (including an allocable share of benefits and employer payroll taxes) paid each Company service provider who provided services to Dr. Singh’s family office based on the allocation of each service provider’s working time.

(3)	Mr. Howe was appointed to the position of the Company’s Chief Financial Officer effective July 7, 2025.

Narrative disclosure to summary compensation table

Base salary

Each NEO’s base salary is a fixed component of compensation that is paid for performing specific duties and functions. Historically, the CEO and President have reviewed base salaries of senior company officers on an annual basis in November or December, taking into account the Company’s performance, market compensation rates and the NEO’s individual performance and responsibilities. Initial base salaries were determined and guided by our review of market compensation rates and the executive’s individual responsibilities. During the 2025 Fiscal Year, the base salary for each of the NEOs was $3,675,000 for Dr. Singh, $550,000 for Mr. Trice, and $400,000 for Mr. Howe.

Annual incentive compensation

Annual bonuses for the 2025 Fiscal Year for our NEOs were discretionary and approved by the CEO and President at the end of the year after taking into consideration the Company’s and individual performance. Annual bonuses for the 2025 Fiscal Year were paid in December 2025. For performance in the 2025 Fiscal Year, Dr. Singh was awarded an annual bonus of $2,000,000 and Mr. Trice was awarded an annual bonus of $600,000, in each case based on a holistic assessment of the Company’s and the NEO’s performance during the 2025 Fiscal Year. In accordance with the terms of his offer letter of employment, Mr. Howe received an annual bonus of $400,000.

Outstanding equity awards at fiscal year-end

We have not historically provided equity or equity-based compensation to our executive officers, including the NEOs. As such, there were no outstanding equity awards as of December 31, 2025.

Additional narrative disclosure

Retirement benefits

401(k) plan. All of our NEOs are eligible to participate in the Holtec International Profit Sharing Plan (the “401(k) Plan”), which is a broad-based, tax-qualified defined contribution retirement plan in which all of our eligible U.S. employees who meet the age and service requirements are able to elect to participate. Under the 401(k) Plan, we make fully vested matching contributions on 100% of the first 5% of eligible compensation contributed by participants, subject to certain limits under the Code.

Deferred compensation. All of our NEOs are eligible to participate in the DPI, following one year of service with the Company, which is a non-qualified deferred compensation plan. Under the DPI, NEOs may elect to defer up to 80% of their base salary and annual bonus, and the Company may make discretionary contributions. Participants may select from a range of investment funds similar to those offered under the 401(k) Plan and may elect to receive distributions in a lump sum payment or in installments upon separation from service or an earlier in-service specified date. On April 1, 2026, the DPI was terminated, and in accordance with Section 409A of the Code, all DPI accounts will be fully vested and distributed between April 1, 2027 and April 1, 2028.

During the 2025 Fiscal Year, none of our NEOs elected to defer any of their compensation under the DPI. However, in December 2025, the CEO and President approved a discretionary contribution to Mr. Trice’s DPI account of $300,000, based on the Company’s and his individual performance during 2025. Company contributions to Mr. Trice’s DPI account vested as to 10% each year based on his initial service date with the Company (March 25, 2019) through his April 16, 2026 termination of employment.

Mr. Howe retirement benefit. Under the terms of his offer letter, in order to make him whole for retirement funds that he forfeited upon resignation from his prior employer, Mr. Howe is eligible to receive a retirement benefit of $355,000 upon his 60th birthday, subject to his continued employment through such date.

Potential payments upon termination or change in control

Prior to this offering, none of the NEOs were party to any agreements or arrangements providing for payments or benefits upon a termination of employment or a change in control.

In connection with this offering, we intend to adopt a change in control severance plan (the “Severance Plan”) that provides severance benefits to our executive officers and other key employees in the event of a termination of employment without cause in connection with or within 24 months following a change in control of the Company (a “Qualifying Termination”). We consider our human capital to be among our principal assets, and the Severance Plan is intended to ensure the continuance of the Company’s human capital in the event of such a transaction. The administrator of the Severance Plan will select the eligible participants thereunder and designate the tier applicable to each participant.

Upon a Qualifying Termination, subject to the participant’s timely execution and non-revocation of a general release of claims against the Company, the participant will be eligible to receive a cash severance benefit equal to the participant’s “total compensation” (as defined in the Severance Plan) multiplied by the applicable severance multiplier, payable in substantially equal installments on the Company’s regular payroll dates over the applicable severance period, as follows:

Tier	Severance Multiplier	Severance Period
Tier 1	2.5x	24 months
Tier 2	1.5x	18 months
Tier 3	1.0x	12 months

Clawback policy

In connection with this offering, we will adopt a compensation recoupment (clawback) policy that complies with the applicable Nasdaq and Nasdaq Texas listing standards implementing Rule 10D-1 of the Exchange Act.

2026 Equity Incentive Plan

In connection with this offering, we intend to adopt the Holtec Nuclear Corporation 2026 Equity Incentive Plan (the “2026 Plan”). The purpose of the 2026 Plan is to promote and closely align the interests of our employees, officers, non-employee directors, and other service providers and our stockholders by providing stock-based compensation and other performance-based compensation. The objective of the 2026 Plan is to attract and retain the best available personnel for positions of substantial responsibility and to motivate participants to optimize the Company’s profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The 2026 Plan allows for the grant of stock options, both incentive stock options and “non-qualified” stock options; stock appreciation rights (“SARs”), alone or in conjunction with other awards; restricted stock and restricted stock units (“RSUs”); incentive bonuses, which may be paid in cash, stock, or a combination thereof; and other stock-based awards. We refer to these collectively herein as “Awards.”

The following description of the 2026 Plan is not intended to be complete and is qualified in its entirety by reference to the complete text of the 2026 Plan, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Please read the 2026 Plan in its entirety.

Administration

The 2026 Plan will be administered by our board of directors or a committee thereof designated by our board of directors to administer the 2026 Plan, which we refer to herein as the “Administrator.” The Administrator will have broad authority, subject to the provisions of the 2026 Plan, to administer and interpret the 2026 Plan and Awards granted thereunder. All decisions and actions of the Administrator will be final.

Stock subject to 2026 Plan

The maximum number of shares of our Class A common stock that may be issued under the 2026 Plan will not exceed     shares of our Class A common stock (the “Share Pool”); however, the Share Pool will be increased on January 1 of each calendar year beginning in 2027 by a number of shares equal to 1% of the outstanding shares of Class A common stock on the immediately preceding December 31 (or such lesser amount as approved by the Administrator). The Share Pool is subject to certain adjustments in the event of a change in our capitalization. Shares of common stock issued under the 2026 Plan may be either authorized and unissued shares or previously issued shares acquired by us. On termination or expiration of an Award under the 2026 Plan, in whole or in part, the number of shares of Class A common stock subject to such Award but not issued thereunder or that are otherwise forfeited back to the Company will again become available for grant under the 2026 Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price, or tax withholding obligation of an Award will again become available for grant under the 2026 Plan.

Eligibility

Current or prospective employees, officers, non-employee directors, and other service providers to the Company and its affiliates will be eligible for selection to participate in the 2026 Plan.

Types of awards

Stock options. Stock options granted under the 2026 Plan may be granted as incentive stock options or non-qualified stock options, in either case with a term not to exceed 10 years. Subject to the express provisions of the 2026 Plan, stock options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares, or withholding of shares deliverable upon exercise.

Stock appreciation rights. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in common stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion. The exercise price for any SARs may not generally be less than the fair market value of the common stock subject to the SAR on the grant date.

Restricted stock and RSUs. Awards of restricted stock consist of shares of Class A common stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of stock or cash to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Incentive bonuses. Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period. The Administrator will establish the performance criteria and level of achievement versus these criteria that will determine the threshold, target, and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.

Other stock-based awards. Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of stock.

Performance criteria

The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period to ensure that Awards are aligned with the Company’s commitment to meritocracy.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each stock option or SAR may be exercisable only by the participant during his or her lifetime.

Clawback

Awards will be subject to recoupment in accordance with any clawback policy that we adopt, including any clawback policy required under Rule 10D-1 of the Exchange Act.

Amendment and termination

Our board of directors has the right to amend, alter, suspend, or terminate the 2026 Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2026 Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the 2026 Plan, or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The 2026 Plan is expected to be adopted by our board of directors and approved by our stockholders in connection with this offering and will automatically terminate as to the grant of future awards, unless earlier terminated by our board of directors, 10 years after such approval by our board of directors.

Founder Equity Awards

In connection with the consummation of this offering, we expect to grant founder equity awards as RSUs under the 2026 Plan to over 200 employees. The recipients of the founder RSUs include individual contributors, innovators, factory floor managers and business unit leaders, each of whom is exceptionally talented and has demonstrated dedication and commitment to our culture, operational success and common cause—to deliver long-term per-share value creation, safety, and regulatory excellence. These grants are expected to have an aggregate value (based on the initial public offering price) of approximately $39 million, including a grant to Mr. Howe of approximately $1 million, and are expected to vest in substantially equal installments on each of the first three anniversaries of this offering. The founder equity awards are intended to recognize the recipients for their past contributions to our success and to provide a key retention incentive as we enter the public markets and continue executing on our long-term strategy to best serve stockholders’ interest as a public company.

2026 Employee Stock Purchase Plan

In connection with this offering, we intend to adopt the Holtec Nuclear Corporation 2026 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible employees to acquire an interest in the Company through the ownership of our common stock. The maximum number of shares of common stock that may be purchased under the ESPP will not exceed     shares of Class A

common stock (the “ESPP Share Pool”); however, the ESPP Share Pool will be increased on January 1 of each calendar year beginning in 2027 by a number of shares equal to 0.5% of the outstanding shares of Class A common stock on the immediately preceding December 31 (or such lesser amount as approved by the ESPP Administrator). The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code.

The following description of the ESPP is not intended to be complete and is qualified in its entirety by the complete text of the ESPP, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the ESPP in its entirety.

Administration

The ESPP will be administered by the compensation, governance and nominations committee of our board of directors or such other committee designated by our board of directors to administer ESPP, which we refer to herein as the “ESPP Administrator.” All questions of interpretation of the ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate its responsibilities under the ESPP to one or more other persons.

Eligibility; participation

Every Company employee is eligible to participate in the ESPP. The offering periods and purchase periods will be determined by the ESPP Administrator. The initial offering period will commence upon the consummation of this offering and end on November 30, 2026. Thereafter offering periods will run for successive six-month periods ending on each May 31 and November 30. An eligible employee may begin participating in the ESPP effective at the beginning of an offering period or any purchase periods within an offering period. Once enrolled in the ESPP, a participant is able to purchase shares of our common stock with payroll deductions at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the ESPP.

Purchase price

The price per share at which shares are purchased under the ESPP is determined by the ESPP Administrator, but in no event will be less than 85% of the fair market value of the common stock on the first or the last day of the offering period, whichever is lower. A participant may designate payroll deductions to be used to purchase shares of Class A common stock equal to at least $500 up to a maximum of $25,000 (or other minimum or maximum designated by the ESPP Administrator). A participant may only change the percentage of compensation that is deducted to purchase shares under the ESPP (other than to withdraw entirely from the ESPP) effective at the beginning of an offering period. At the end of each offering period, unless the participant has withdrawn from the ESPP, payroll deductions are applied automatically to purchase shares of common stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price.

Adjustments

In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions, or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the ESPP and the applicable purchase price of such shares.

Limitations on participation

A participant is not permitted to purchase shares under the ESPP if the participant would own common stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s equity interests. A participant is also not permitted to purchase shares of our Class A common stock with a fair market value in excess of $25,000 in any one calendar year (or more than     shares of our Class A common stock in any purchase period). A participant does not have the rights of a stockholder until the shares are actually issued to the participant.

Transferability

Rights to purchase common stock under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and termination

The ESPP will become effective when it is approved by the Company’s board of directors and our stockholders prior to this offering in accordance with applicable law. The ESPP Administrator may amend, alter, or discontinue the ESPP in any respect at any time; however, stockholder approval is required for any amendment that would increase the number of shares reserved under the ESPP other than pursuant to an adjustment as provided in the ESPP or materially change the eligibility requirements to participate in the ESPP.

Director compensation

During the 2025 Fiscal Year, we did not have any non-employee directors who received compensation for their service on our board of directors. In connection with this offering, we expect to adopt a director compensation program pursuant to which members of our board of directors who are not employees or officers of the company will receive:

•	An annual cash retainer of $85,000 for service on our board of directors;

•	An additional annual cash retainer of $35,000 for service to the lead independent director, if named;

•	An additional annual cash retainer of $20,000 for service as the chair of a committee of our board of directors; and

•

An annual equity grant of RSUs under the 2026 Plan with a value of approximately $160,000 for the lead independent director, $145,000 for any director serving as the chair of a committee, or $140,000 for all other non-employee directors. Such RSUs will vest on the first anniversary of the date of grant.

In addition, we expect that our director compensation program will provide each director with reimbursement for travel and miscellaneous expenses incurred in attending meetings and activities of our board of directors and its committees, as set forth in the applicable Holtec policies or other applicable corporate documents.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of certain relationships and transactions that exist or have existed or that we have entered into with our directors, executive officers or Holtec Holdings and their affiliates and immediate family members that are disclosable under Item 404 of Regulation S-K.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Proposed transactions with Holtec Nuclear

Holtec Nuclear has had no assets or business operations since its incorporation and has not engaged in any transactions with our current directors, director nominees, executive officers or sole security holder prior to the Reorganization and this offering. In connection with the Reorganization and this offering, we will engage in certain transactions with certain of our directors, director nominees, each of our executive officers and other persons and entities who will become holders of 5% or more of our voting securities through their ownership of shares of our common stock upon the consummation of the Reorganization and this offering. These transactions are described in “Organizational Structure.”

The Reorganization

In connection with the Reorganization, we will (i) enter into the Tax Receivable Agreement, the Holtec International LLC Agreement and the Registration Rights Agreement, (ii) acquire from Holtec International all of the Class A Interests, (iii) contribute all of the proceeds of this offering to Holtec International, (iv) issue     shares of Class B common stock to Holtec Holdings and     shares of Class B common stock to Holtec International Holdco, and (v) from time to time after this offering, allow for the exchange Class B Interests (in combination with the cancellation of the corresponding shares of Class B common stock) for shares of our Class A common stock or, at our election, for cash, on an ongoing basis.

Tax Receivable Agreement

Following this offering, each of Holtec Holdings and Holtec International Holdco (or certain of their permitted transferees) may exchange its Class B Interests for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. Holtec International will have in effect an election under Section 754 of the Code for the taxable year of the offering and each taxable year in which an exchange occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of Holtec International attributable to Holtec Nuclear. These increases in tax basis are expected to increase Holtec Nuclear’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that Holtec Nuclear would otherwise be required to pay. The parties intend to treat each exchange of Class B Interests pursuant to the Holtec International LLC Agreement as our direct purchase of Class B Interests from a TRA Beneficiary for U.S. federal income and other applicable tax purposes, regardless of whether such Class B Interests are surrendered by a TRA Beneficiary to Holtec International for exchange, or, to the extent there is cash available from a contemporaneous public offering or private sale of our Class A common stock by us and we so authorize, transferred or sold directly to us.

Holtec Nuclear will enter into the Tax Receivable Agreement with Holtec Holdings and Holtec International Holdco (the “TRA Beneficiaries”). The Tax Receivable Agreement will provide for payment by Holtec Nuclear to the TRA Beneficiaries of 85% of the amount of the net cash tax savings, if any, that Holtec Nuclear is deemed to realize as a result of our utilization of certain tax benefits resulting from (i) certain increases in the tax basis of assets of Holtec International and its subsidiaries resulting from exchanges of Class B Interests for Class A common stock in the future, (ii) certain tax attributes of Holtec International and subsidiaries of Holtec International (including the existing tax basis of assets owned by Holtec International or its subsidiaries, which may be increased as a result of the anticipated distributions of cash to Holtec Holdings and Holtec International Holdco as described under “Use of Proceeds”) that exist as of the time of this offering or may exist at the time when Class B Interests are exchanged for shares of Class A common stock and (iii) certain other tax benefits related to Holtec Nuclear entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Holtec Nuclear makes under the Tax Receivable Agreement.

Holtec Nuclear will retain the benefit of the remaining 15% of these deemed net cash tax savings. The obligations under the Tax Receivable Agreement will be Holtec Nuclear’s obligations and not obligations of Holtec International. For purposes of the Tax Receivable Agreement, the net cash savings deemed realized by Holtec Nuclear will be computed by comparing Holtec Nuclear’s U.S. federal, state and local income tax liability, adjusted for certain assumptions, to the amount of such U.S. federal, state and local taxes that Holtec Nuclear would have been required to pay had it not been able to utilize any of the benefits subject to the Tax Receivable Agreement. The actual tax benefits realized by Holtec Nuclear may differ from the tax benefits used for purposes of calculating payments under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including, for example, (i) the assumption that if Holtec Nuclear holds Class B Interests through one or more wholly owned subsidiaries, no such subsidiary exists and Holtec Nuclear holds all of its Class B Interests directly and (ii) the assumption that the increase in tax basis of the assets of Holtec International that result from exchanges of Class B Interests for shares of Class A common stock will be determined by assuming that the assets of Holtec International have no tax basis other than (to the extent necessary to avoid double counting) that tax basis that is otherwise already being taken into account in calculating payments under the Tax Receivable Agreement. In addition, the Holtec International LLC Agreement provides that Holtec International may elect to apply an allocation method with respect to certain of Holtec International’s investment assets that are held at the time of the closing of this offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to Holtec Nuclear and corresponding items of gain being specially allocated to the other members of Holtec International.

The term of the Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless Holtec Nuclear exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to our breach of a material obligation thereunder), in which case Holtec Nuclear will be required to make the termination payment specified in the Tax Receivable Agreement, as specified below.

Estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including (without limitation):

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Holtec International at the time of each purchase of interests from the TRA Beneficiaries in this offering or each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of Holtec International is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of interests from a TRA Beneficiary in connection with this offering or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the tax basis of Holtec International’s subsidiaries and the depreciation deductions resulting from such tax basis;

•

the amount, timing and character of Holtec Nuclear’s income—we expect that the Tax Receivable Agreement will require Holtec Nuclear to pay 85% of the net cash tax savings as and when deemed realized. If Holtec Nuclear does not have taxable income during a taxable year, Holtec Nuclear generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreement; and

•	U.S. federal, state and local tax rates in effect at the time that we are deemed to realize the relevant tax benefits.

In addition, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that Holtec Nuclear may have made under the Tax Receivable Agreement and the portion of Holtec Nuclear’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

Holtec Nuclear will have the right to terminate the Tax Receivable Agreement, in whole or in part, at any time. The Tax Receivable Agreement will provide that if (i) Holtec Nuclear exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iii) Holtec Nuclear fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (iv) Holtec Nuclear materially breaches its obligations under the Tax Receivable Agreement, Holtec Nuclear will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by Holtec Nuclear under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement, including (i) the assumption that Holtec Nuclear would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of the Tax Receivable Agreement; (ii) the assumption that any item of loss, deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by Holtec Nuclear ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (iv) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change; and (v) the assumption that any interests in Holtec International (other than those held by Holtec Nuclear) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by Holtec Nuclear under the Tax Receivable Agreement at a discount rate of SOFR plus 100 basis points. In addition, upon a change of control, our (or our successor’s) payments under the Tax Receivable Agreement for each taxable year after any such event would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential tax benefits that are subject to the Tax Receivable Agreement.

The payments that we will be required to make under the Tax Receivable Agreement are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that Holtec Nuclear earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreement, we expect that future payments to the TRA Beneficiaries (not including Holtec Nuclear) in respect of the Reorganization and the initial public offering will equal $     in the aggregate, although the actual future payments to the TRA Beneficiaries will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

See “Risk Factors—Our corporate structure, tax matters, our Class A common stock and this offering—In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that we actually realize.”

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes in control. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Holtec International to make distributions to us. The ability of Holtec International to make such distributions will be subject to, among other things, restrictions in the agreements governing its debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Holtec Nuclear will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although Holtec Nuclear would reduce future amounts otherwise payable to a TRA Beneficiary to the extent such TRA Beneficiary has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under the Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and Holtec Nuclear will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been such a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that Holtec Nuclear is deemed to realize in respect of its utilization of tax benefits resulting from (i) Holtec Nuclear’s acquisition of Class B Interests from the TRA Beneficiaries in future exchanges and (ii) any payments Holtec Nuclear makes under the Tax Receivable Agreement. Holtec Nuclear may not be able to recoup those payments, which could adversely affect our financial condition and liquidity. If the outcome of any challenge to all or part of the tax benefits we claim would reasonably be expected to materially affect a TRA Beneficiary’s rights and obligations under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of certain TRA Beneficiaries. The interests of such TRA Beneficiaries in any such challenge may differ from or conflict with our and our investors’ interests, and such TRA Beneficiaries may exercise their consent rights relating to any such challenge in a manner adverse to our and our investors’ interests.

Under the Tax Receivable Agreement, we are required to provide each TRA Beneficiary that holds an interest in the Tax Receivable Agreement and to which a tax benefit or detriment is attributable with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation to such holder arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points from the due date (without extensions) of such tax return. Some late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of SOFR plus 500 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either Holtec International or us by any TRA Beneficiary. The rights of each TRA Beneficiary under the Tax Receivable Agreement are assignable regardless of whether the underlying Class B Interests are also assigned. In general, the TRA Beneficiaries’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without such person becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable TRA Beneficiaries’ interest therein.

Exchange right; Holtec International LLC Agreement

In connection with the Reorganization, Holtec Nuclear, Holtec International, Holtec Holdings and Holtec International Holdco will enter into the Holtec International LLC Agreement. Following the Reorganization, and in accordance with the terms of the Holtec International LLC Agreement, we will operate our business through Holtec International. As the sole managing member of Holtec International, we will have control over all of the affairs and decision making of Holtec International. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Holtec International and the day-to-day management of Holtec International’s business.

Following this offering, under the Holtec International LLC Agreement, each holder of a Class B Interest will, subject to certain limitations, have the right (the “Exchange Right”) to cause Holtec International to acquire all or a portion of its Class B Interests (along with the cancellation of a corresponding number of our shares of Class B common stock) for, at Holtec International’s election, (i) shares of Class A common stock at an exchange ratio of one share of Class A common stock for each Class B Interest exchanged, subject to conversion rate adjustments for equity splits, dividends and reclassifications and other similar transactions (“applicable conversion rate adjustments”), or (ii) cash in an amount equal to the Cash Election Amount (as defined herein) of such shares of Class A common stock, subject to the Equity Offering Condition (as defined herein). Holtec International will determine whether to issue shares of Class A common stock or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of shares of Class A common stock based on facts in existence at the time of the decision, which we expect would include the relative value of the shares of Class A common stock (including the trading price for the shares of Class A common stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional shares of common stock) to acquire the Class B Interests and alternative uses for such cash. Alternatively, upon the exercise of the Exchange Right, we (instead of Holtec International) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Class B Interest directly from the holder of the exchanged Class B Interest for, at our election, (x) one share of Class A common stock, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock, subject to the Equity Offering Condition. We may exercise the Call Right only if a holder of a Class B Interest first exercises its Exchange Right, and a holder of a Class B Interest may exercise its Exchange Right beginning immediately following the consummation of this offering. As the sole managing member of Holtec International, our decision to pay the Cash Election Amount upon an exercise of the Exchange Right or Call Right is expected to be made by a committee consisting solely of independent directors. In connection with any exchange of Class B Interests pursuant to the Exchange Right or acquisition of Class B Interests pursuant to the Call Right, a corresponding number of shares of Class B common stock held by the holder of the exchanged Class B Interest will be automatically cancelled. We are obligated to ensure that at all times the number of Class A Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

For so long as an exchanging holder and its affiliates own at least 40% of the voting power of Holtec Nuclear, (i) Holtec International may elect to settle an exchange by such holder in cash only to the extent that, prior to or contemporaneously with making such election, Holtec Nuclear issues a number of equity securities at least equal to the number of Class B Interests subject to such exchange and contributes to Holtec International an amount in cash equal to the net proceeds received by Holtec Nuclear from the issuance of such equity securities, and (ii) Holtec Nuclear may make a cash election in connection with its exercise of the Call Rights with respect to an exchange by such holder only to the extent that, prior to or contemporaneously with making such election, Holtec Nuclear issues a number of equity securities at least equal to the number of Class B Interests subject to such exchange (in each case, the “Equity Offering Condition”).

Our Certificate of Incorporation will contain provisions effectively linking each Class B Interest with one of our shares of Class B common stock such that shares of Class B common stock cannot be transferred without transferring an equal number of Class B Interests and vice versa.

As the holders of Class B Interests cause their Class B Interests to be exchanged, holding other assumptions constant, our membership interest in Holtec International will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class B common stock will be decreased.

“Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to the exchanging holders of Class B Interests by Holtec International pursuant to the Exchange Right or the Call Right, as applicable, (i) the amount of cash that would be received if the number of shares of Class A common stock to which the holder of the exchanged Class B Interests would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A common stock on such exchange date, net of actual or deemed offering expenses or (ii) if the shares of Class A common stock no longer trade on a securities exchange or automated or electronic quotation system, an amount equal to the Fair Market Value (as defined in the Holtec International LLC Agreement) of one share of Class A common stock that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell and without regard to the particular circumstances of the buyer or seller.

Under the Holtec International LLC Agreement and in our capacity as the managing member of Holtec International, subject to the obligation of Holtec International to make tax distributions and to reimburse us for our corporate and other overhead expenses, we will have the right to determine when distributions will be paid to the Holtec International members and the amount of any such distributions.

Following this offering, if we authorize distributions, such distributions will be paid to the members of Holtec International generally on a pro rata basis in accordance with their respective percentage ownership of interests in Holtec International.

The members of Holtec International, including us, will be allocated their proportionate share of any taxable income or loss of Holtec International pursuant to the Holtec International LLC Agreement and will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holtec International. Net profits and net losses of Holtec International generally will be allocated to members of Holtec International on a pro rata basis in accordance with their respective percentage ownership in Holtec International, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depreciation and amortization with respect to such built-in gains and losses. The Holtec International LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the members of Holtec International in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of Holtec International; (ii) pro rata tax distributions to the members of Holtec International in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with Holtec International and the TRA Beneficiaries in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the members of Holtec International in an amount generally intended to allow the holders of the Class B Interests to satisfy their estimated tax liabilities with respect to their allocable share of the income of Holtec International, based on certain assumptions and conventions.

The Holtec International LLC Agreement will provide that, except as otherwise determined by us or in connection with the exercise of the Call Right, at any time we issue a share of Class A common stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Holtec International, and Holtec International shall issue to us one Class A Interest in Holtec International or other economically equivalent equity interest. Conversely, if at any time any shares of Class A common stock are exchanged, repurchased or otherwise acquired, Holtec International shall exchange, repurchase or otherwise acquire an equal number of Class A Interests in Holtec International held by us, upon the same terms and for the same price, as the shares of Class A common stock are exchanged, repurchased or otherwise acquired.

The Holtec International LLC Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the Holtec International LLC Agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with Holtec Holdings and Holtec International Holdco. We expect that the agreement will contain provisions by which we agree to register under the federal securities laws the offer and resale of approximately    shares of our common stock by Holtec Holdings and Holtec International Holdco or certain of their affiliates or permitted transferees under the registration rights agreement. These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all of our registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

The form of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the registration rights agreement is qualified by reference thereto.

Holtec Holdings Distribution

In connection with this offering, Holtec International will distribute $    in cash to Holtec Holdings and $    in cash to Holtec International Holdco. Holtec International Holdco will distribute the $    in cash received from Holtec International to Holtec Holdings. The distribution by Holtec International of $    in cash from the proceeds of the offering to Holtec Holdings, the distribution by Holtec International of $     in cash from the proceeds of the offering to Holtec International Holdco and the distribution by Holtec International Holdco of $    in cash from the distribution received from Holtec International to Holtec Holdings, taken together, are intended to provide Holtec Holdings with the liquidity to distribute to the Legacy Stockholders the previously taxed net income of Holtec International on a tax-free basis. See “Organizational Structure” and “Use of Proceeds.”

Transactions with the Legacy Stockholders and their affiliates

NAMCO Restructuring

As part of NAMCO Restructuring Phase I, prior to the completion of this offering, ownership of the DEAMCO Facility Entities was transferred from NAMCO, an indirect wholly owned subsidiary of Holtec International, to DEAMCO, a wholly owned subsidiary of Holtec Holdings. Holtec Holdings is controlled by the Legacy Stockholders for the benefit of members of the Singh family, which also indirectly control us.

In connection with the transfer of ownership of the DEAMCO Facility Entities, the limited liability company agreements of each of the DEAMCO Facility Entities were amended to designate NAMCO as the manager of each such entity. In addition, Holtec International entered into a Control and Support Agreement, pursuant to which Holtec International will provide ongoing corporate services and financial support with respect to certain of the DEAMCO Facility Entities’ obligations. These arrangements are intended to maintain continuity of operational control and corporate support during the transitional period before the consummation of NAMCO Restructuring Phase II.

As part of NAMCO Restructuring Phase II, we have submitted an application to the NRC seeking approval to transfer control of the NRC ownership licenses for the DEAMCO Facility Entities from us to DEAMCO. There can be no assurance that such approval will be obtained, and any such approval remains subject to the NRC’s ongoing review.

The amended limited liability company agreements and the Control and Support Agreement described above will remain in effect unless and until the NRC approves the transfer of the applicable licenses and such approval becomes effective. If such approval is obtained, we expect that (i) the limited liability company agreements of the DEAMCO Facility Entities will be further amended to provide that each such entity is managed by DEAMCO and its independent fiduciary manager; and (ii) Holtec and NAMCO will no longer provide such management services or corporate support, except as would be provided by HDI pursuant to arm’s-length contractual decommissioning services agreements. Upon the effectiveness of such NRC approval, we expect that any surety bonds, letters of credit or indemnification obligations previously provided by Holtec or its subsidiaries in connection with or support of the DEAMCO Facility Entities will be terminated and replaced by comparable instruments or arrangements provided by DEAMCO.

Following the effectiveness of such NRC approval and the implementation of the arrangements described above, we expect that the DEAMCO Facility Entities would no longer be consolidated in our consolidated financial statements. In addition, the DEAMCO Facility Entities will continue to be responsible for the asset retirement obligations associated with their respective facilities. DEAMCO would also assume primary economic responsibility for such obligations, including those funded through the applicable NDTs, and Holtec’s direct financial exposure to such obligations would be correspondingly reduced.

Letter of credit facility and line of credit collateral support with Harbor

We are party to a letter of credit facility agreement, dated January 11, 2022 (as amended, the “2022 Credit Agreement”), with BMO, as agent for itself and Bank of Montreal, pursuant to which letters of credit in an aggregate amount of up to $400.0 million may be issued for our benefit. In March 2026, the 2022 Credit Agreement was amended to increase the facility limit to $400.0 million, from $250.0 million. As credit support, we obtained letters of credit in the following approximate aggregate amounts: $104.7 million in 2023; $188.6 million in 2024; $238.7 million in 2025; and $385.4 million as of June 30, 2026, none of which has been drawn.

On October 15, 2025, we entered into a Discretionary and Demand Line of Credit Agreement (the “2025 D&D Agreement”) with BMO, which provides an uncommitted, discretionary, demand revolving line of credit with a maximum principal amount of $50.0 million. Borrowings under the 2025 D&D Agreement bear interest at a floating rate equal to the one-month Secured Overnight Financing Rate (“SOFR”) plus 0.75% per annum, payable monthly, and may be accelerated at BMO’s option. Amounts outstanding after an event of default bear interest at the otherwise applicable rate plus 2.00%. As of December 31, 2025, there were no borrowings outstanding under the 2025 D&D Agreement, and as of June 30, 2026, there were $43.0 million of total borrowings outstanding under the 2025 D&D Agreement. During the year ended December 31, 2025, we paid interest of approximately $49,000 under the 2025 D&D Agreement. Between December 31, 2025 and June 30, 2026, we paid interest of approximately $486,000 under the 2025 D&D Agreement.

In connection with the 2022 Credit Agreement and the 2025 D&D Agreement, on October 15, 2025, Harbor Associates Limited Partnership (“Harbor”), an entity owned and controlled by our founder, Dr. Krishna P. Singh, entered into a Third Amended and Restated Security Agreement with BMO, as agent.

Pursuant to that security agreement, Harbor granted a continuing security interest in specified collateral accounts and related property to secure $450 million of our obligations under both the 2022 Credit Agreement and the 2025 D&D Agreement. The collateral consists of cash and investment assets, including securities, held by Harbor in the pledged accounts. The security agreement requires that the value of the collateral be maintained at no less than the aggregate undrawn face amount of all issued and outstanding letters of credit and any of our outstanding borrowings under the 2025 D&D Agreement.

Revolving loan with Harbor

On October 24, 2025, we entered into a related party revolving loan agreement with Harbor (as amended, the “2025 RP Agreement”). Under the 2025 RP Agreement, Harbor agreed to provide us with a revolving credit facility with an original maximum aggregate principal amount of $100.0 million. Borrowings under the facility bear interest at a rate equal to the greater of (i) the one-month SOFR plus 75 basis points per annum or (ii) the monthly applicable federal rate, calculated on the basis of a 365-day year and payable monthly in arrears. No interest accrues on undrawn amounts. In 2026, the 2025 RP Agreement was amended, and the facility limit was increased to $250.0 million, from $100.0 million. In addition, effective April 1, 2026, the 2025 RP Agreement bears interest at a rate equal to the greater of (1) the one-month SOFR plus 1.50% per annum or (2) the applicable federal rate. The facility may be borrowed, repaid, and re-borrowed at any time up to the facility limit and is terminable by either party upon written notice, at which time all outstanding principal and accrued interest become immediately due and payable. Any borrowings under the 2025 RP Agreement are secured by certain personal assets of Dr. Krishna P. Singh, including $717.0 million held in cash, equity, fixed income investments and private market securities.

The 2025 RP Agreement does not have a stated maturity date and remains in effect until terminated by either party upon written notice. As of December 31, 2025, there were $100.0 million of total borrowings outstanding, and as of June 30, 2026, there were $125.0 million of total borrowings outstanding. During the year ended December 31, 2025, we paid interest of approximately $418,000 under the 2025 RP Agreement. Between December 31, 2025 and June 30, 2026, we paid interest of approximately $4.2 million under the 2025 RP Agreement.

Related party loan with MSI

On July 29, 2026, we entered into a related party loan agreement (the “2026 RP Agreement”) with MSI, a related party under common ownership, pursuant to which MSI agreed to provide us with a loan of up to $150.0 million. The outstanding principal amount under the 2026 RP Agreement bears interest at a fixed rate of 1.0% per month and, together with accrued and unpaid interest, is due and payable six months after the date of the 2026 RP Agreement. The loan is unsecured and may be prepaid, in whole or in part, at any time without premium or penalty, provided that amounts repaid or prepaid may not be reborrowed. We borrowed $60.0 million under the 2026 RP Agreement in July 2026.

Insurance transactions with MEIC

Midlantic Equity Insurance Company, LLC (“MEIC”) is a captive insurance company wholly owned by MSI, which is controlled by our founder, Dr. Krishna P. Singh. MEIC provides direct insurance coverage for certain of our risks.

For the twelve months ended December 31, 2025, 2024 and 2023, we paid insurance premiums of approximately $17.7 million, $13.9 million and $13.9 million, respectively, to MEIC. Between December 31, 2025 and June 30, 2026, we received insurance premium adjustments of approximately $480,000 from MEIC. As of December 31, 2025, 2024 and 2023, we had prepaid expenses paid to MEIC totaling $18.7 million, $19.6 million and $13.9 million, respectively. As of June 30, 2026, prepaid expenses to MEIC were $8.9 million. These premiums were recorded in selling, general, and administrative expenses.

Insurance coverage provided by MEIC includes property, general liability, and workers’ compensation. Premiums and coverage limits are determined annually based on independent actuarial studies and risk assessments performed by management, with premium levels set to market rates and confirmed by our broker of record, Marsh. All claims during the periods presented were processed in accordance with the terms of the applicable insurance policies, and there were no unpaid or disputed claims outstanding as of June 30, 2026.

Insurance transactions with Adriatic, Pacific and Caspian

Adriatic Business Indemnity Company, Inc. (“Adriatic”), Pacific Business Insurance Company, Inc. (“Pacific”), and Caspian Business Insurance Company, Inc. (“Caspian”) are captive insurance entities, each wholly owned by MSI, that provide reinsurance coverage to MEIC for our ultimate benefit. Reinsurance is provided for specified layers of risk pursuant to annually negotiated agreements between MEIC and these captive reinsurers. Risk layers, limits, and premium rates are determined by management based on coverage requirements and risk assessments.

We do not make any direct payments to Adriatic, Pacific or Caspian, and all insurance-related payments are made solely to MEIC. As of June 30, 2026, there were no outstanding receivables or payables between us and Adriatic, Pacific, or Caspian. Certain administrative services are performed by our employees on behalf of these captive reinsurers, for which no separate fees are charged.

Related party export sales commissions

Holtec DISC, Inc. (“DISC”) is a Domestic International Sales Corporation that is wholly owned by our founder, Dr. Krishna P. Singh and his spouse Martha Singh, and was established to facilitate tax-advantaged commission arrangements related to export sales. DISC receives commissions on qualifying export sales made by us, consistent with U.S. federal tax rules applicable to Domestic International Sales Corporations.

During the years ended December 31, 2025, 2024, and 2023, we paid export sales commissions of approximately $20.0 million, $17.0 million, and $15 million, respectively, to DISC. There were no amounts paid between December 31, 2025 and June 30, 2026. These amounts were recorded in selling, general, and administrative expenses. Commission rates are established annually by management and are designed to comply with applicable DISC regulations. Payments are made annually within 30 days of December 15th in accordance with the terms of the applicable agreements. During the years ended December 31, 2025, 2024 and 2023, we paid interest expense of $0.35 million, $0.57 million and $0.56 million, respectively. There were no amounts paid between December 31, 2025 and June 30, 2026. No other services or transactions were conducted between the Company and DISC during the periods presented.

Orrvilon, Inc. manufacturing company

In July 2026, our founder, Dr. Krishna P. Singh, and the Multi-Decades Trust contributed all of their ownership interests in Orrvilon, Inc. (“Orrvilon”), a vertically integrated manufacturing company, to Holtec International

(the “Orrvilon Contribution”). Prior to the Orrvilon Contribution, Dr. Krishna P. Singh owned approximately 22.8% of Orrvilon directly, and the remaining 77.2% was owned indirectly through the Multi-Decades Trust. Orrvilon’s sales were completely dependent on us, and we have historically consolidated Orrvilon in our financial statements as a variable interest entity. We engaged Orrvilon to perform fabrication, testing and manufacturing services for us, including aluminum extrusion, special material production, systems fabrication and the manufacturing of spent fuel storage equipment. In addition, we provided Orrvilon working capital support on an as-needed basis in the ordinary course of business.

Prior to the Orrvilon Contribution, we paid Orrvilon approximately $41.0 million, $9.0 million and $9.6 million during the fiscal years ended 2025, 2024, and 2023, respectively. We also paid Orrvilon approximately $10.7 million, $0.6 million, $0.8 million for operational expenses during the fiscal years ended 2025, 2024, and 2023, respectively. Holtec also paid $7.6 million to Orrvilon for manufacturing services between December 31, 2025 and June 30, 2026. As of June 30, 2026, the outstanding balance payable to us by Orrvilon was $49.5 million. Orrvilon owns various assets, including our plant in Orrville, Ohio, and the manufacturing and fabrication equipment located at that facility.

Following the Orrvilon Contribution, Orrvilon was converted into a Delaware limited liability company and became a wholly owned subsidiary of Holtec International. Accordingly, transactions with Orrvilon no longer constitute related person transactions following the Orrvilon Contribution.

Notes payable to Community Development Enterprises

We previously entered into financing arrangements with certain Community Development Enterprises (“CDEs”) in connection with qualified low-income community investment transactions. During 2024, we settled all outstanding notes payable to three CDEs: CDVCA Sub-CDE XI LLC (“CDVCA”); Mid-City Community Sub-CDE 24 LLC (“Mid-City”); and Advantage Capital Community Development Fund XXXI LLC (“Advantage Capital”).

The arrangements with CDVCA consisted of two notes payable in the original principal amounts of approximately $5.4 million and $2.4 million, respectively, each bearing interest at a rate of 1.3753% per annum, compounded quarterly, with a stated term of 30 years. The arrangements with Mid-City consisted of two notes payable in the original principal amounts of approximately $4.7 million and $2.2 million, respectively, each bearing interest at a rate of 1.3587% per annum, compounded quarterly, with a stated term of 30 years. The arrangements with Advantage Capital consisted of two notes payable in the original principal amounts of approximately $4.1 million and $1.3 million, respectively, each bearing interest at a rate of 1.0% per annum, compounded quarterly, with a stated term of seven years. The CDVCA and Mid-City notes were interest-only for the first seven years, followed by principal amortization over the remaining term, and the Advantage Capital notes were interest-only for their entire term.

During the fiscal year ended December 31, 2024, we made aggregate interest payments of approximately $151,000 with respect to the CDVCA and Mid-City notes and approximately $40,000 with respect to the Advantage Capital notes. During the fiscal year ended December 31, 2023, we made interest payments of approximately $201,000 with respect to the CDVCA and Mid-City notes. The notes were fully settled during 2024, and no amounts were outstanding as of December 31, 2024.

Sale of Holtec Asia

On January 1, 2026, Holtec International entered into a share purchase agreement with Holtec Holdings, for the sale of its equity interest in Holtec Asia, an affiliate owned and controlled by our founder Dr. Krishna P. Singh. The sale of Holtec Asia is intended to allow Holtec Asia to focus on its core business and access local capital markets. The purchase price of $11.51 million was paid in full to Holtec International on January 14, 2026.

Alliance Agreement with Holtec Asia

In connection with the completion of this offering, we intend to enter into an Amended and Restated Alliance Agreement with Holtec Asia. We intend to describe the material terms of this agreement in a subsequent pre-effective amendment to the registration statement of which this prospectus forms a part.

Master Services Agreement with MSI

In connection with the completion of this offering, we intend to enter into an Amended and Restated Master Services Agreement with MSI. We intend to describe the material terms of this agreement in a subsequent pre-effective amendment to the registration statement of which this prospectus forms a part.

Lease arrangements with Tequesta Properties

Holtec International leases several condominium units from Tequesta Properties, a real estate management company that was founded and is owned by Martha Singh. The condominium units are used by Holtec International for corporate housing and business travel accommodations for our employees and consultants. Under these lease arrangements, Holtec International paid aggregate rent of approximately $175,575, $182,585, $212,532 and $106,917 during fiscal years 2023, 2024 and 2025, and as of June 30, 2026, respectively, to Tequesta Properties. Holtec International believes that the lease terms are no less favorable to the Company than those that could be obtained in arm’s length transactions with unaffiliated third parties and that per unit rental costs reflect prevailing market rates.

Lease agreement with Cascades Opportunities LLC

In 2025, Holtec International entered into a 20-year lease agreement with Cascades Opportunities LLC, a holding company in which our founder, Dr. Krishna P. Singh, is vested through his controlled entity, Appalachia Opportunities LLC, to lease an office building comprising approximately 54,327 rentable square feet located in Camden, New Jersey. Under the lease agreement, Holtec International incurred rent expense of approximately $509,315 during fiscal year 2025 and $1,018,631 for the six months ended June 30, 2026. Holtec International made aggregate rent payments of approximately $1,527,946 as of June 30, 2026.

Lease arrangements with Coastal Ownership

Holtec International leases Coastal Building Suites #800 and #203 from Coastal Ownership, a leasing and property management company that is owned by Martha Singh. Coastal Building Suite #800 was used by Holtec International for business purposes until September 2025 when Holtec International downsized and moved to Suite #203. Under these lease arrangements, Holtec International paid aggregate rent of approximately $210,368, $222,462, $41,714 and $34,430 during fiscal years 2023, 2024 and 2025, and between December 31, 2025 and June 30, 2026, respectively, to Coastal Ownership. Holtec International believes that the lease terms are no less favorable to the Company than those that could be obtained in arm’s length transactions with unaffiliated third parties and that per unit rental costs reflect prevailing market rates.

Sale of Equipment to Mariner Family Office Management, LLC

On March 1, 2025, Holtec International, through its wholly owned subsidiary, Holtec Logistics, LLC, sold equipment to Singh Real Estate Enterprises, Inc., of which Martha Singh is the director and President, for a purchase price of $10.0 million. The purchase price accrued interest at a rate of 4.16% per annum until paid. On December 12, 2025, Holtec International received payment in full of the $10.0 million purchase price along with accrued interest of $0.33 million.

Distributions to Harbor

On August 6, 2024, August 30, 2024, and April 15, 2026, Holtec International made ownership distributions of $50.0 million, $30.0 million, and $99.0 million, respectively, to Harbor, an entity owned and controlled by our founder, Dr. Krishna P. Singh and Holtec International. No additional distribution obligations exist on a go-forward basis but can be made from time to time.

Current and Former Employment Relationships of Certain Family Members

Martha Singh, who is the spouse of Dr. Krishna P. Singh, our Chief Executive Officer and Chairman of the board, is employed by us as Chief Strategy Officer and, in addition, is expected to serve as one of our directors. Mrs. Singh received total compensation (inclusive of salary, annual incentive compensation and other benefits) of approximately $743,749, $248,062, $855,891 and $137,579 during fiscal years 2023, 2024 and 2025, and between January 1, 2026 and June 30, 2026, respectively. In addition, Dr. Singh’s and Mrs. Singh’s daughter, Shubhra Singh, is employed by us in the Communications Director role. Shubhra Singh received total compensation of approximately $296,249, $247,892, $870,891 and $137,579 during fiscal years 2023, 2024 and 2025, and between January 1, 2026 and June 30, 2026, respectively.

Policies and procedures for review and approval of related person transactions

In connection with the completion of this offering, we will adopt a written policy pursuant to which the audit committee will review and approve or disapprove certain “interested transactions” (as defined in the policy) with our directors, executive officers and/or holders of more than 5% of any class of our voting securities and certain of their family members and affiliates. In approving or disapproving any such transaction, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or disapproval of the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A common stock that, upon the consummation of this offering and transactions related thereto, will be owned by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock;

•	each of our named executive officers, directors and director nominees; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based on    shares of our Class A common stock outstanding as of    , 2026, after giving effect to the Reorganization and the sale of    shares of Class A common stock in this offering. The table does not reflect (i) any shares of our Class A common stock that may be issued under the 2026 Plan or ESPP as described under “Executive Compensation—2026 Equity Incentive Plan” and “Executive Compensation—2026 Employee Stock Purchase Plan” or (ii) any shares of our Class A common stock that more than 5% stockholders, directors and named executive officers may purchase in this offering through the directed share program described in “Underwriting—Directed share program.”

Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Holtec Nuclear Corporation, 1 Holtec Boulevard, Camden, New Jersey 08104.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering (No Exercise)						Shares Beneficially Owned After This Offering (Full Exercise)
Name or Beneficial Owner	Number	%	Class A common stock		Class B common stock		Combined Voting Power		Class A common stock		Class B common stock		Combined Voting Power
			Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
5% Stockholders:

Entities affiliated with Holtec Holdings(1)		%		%		%		%		%		%		%

Named Executive Officers, Directors and Director Nominees:

Dr. Krishna P. Singh		%		%		%		%		%		%		%

Martha J. Singh		%		%		%		%		%		%		%

Dr. Richard M. Springman		%		%		%		%		%		%		%

Thomas Howe		%		%		%		%		%		%		%
Mark P. Long		%		%		%		%		%		%		%
Daniel B. More		%		%		%		%		%		%		%
Michael W. Rencheck		%		%		%		%		%		%		%

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering (No Exercise)						Shares Beneficially Owned After This Offering (Full Exercise)
Name or Beneficial Owner	Number	%	Class A common stock		Class B common stock		Combined Voting Power		Class A common stock		Class B common stock		Combined Voting Power
			Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Susan N. Story		%		%		%		%		%		%		%
All executive officers, directors and director nominees as a group (10 persons)		%		%		%		%		%		%		%

*	Represents holdings of less than 1% of any class of our common stock.
(1)

Consists of     shares of Class A common stock and     shares of Class B common stock held of record by Holtec Holdings. Holtec Holdings is controlled by a board of directors comprised of one director. The Multi-Decades Trust beneficially owns a majority of the shares of common stock of Holtec Holdings, and therefore, is able to elect the board of directors of Holtec Holdings. Dr. Krishna P. Singh is the Trustee of the Multi-Decades Trust and maintains investment control of the securities held by the Multi-Decades Trust. As a result, each of the Multi-Decades Trust and Dr. Krishna P. Singh may be deemed to beneficially own the securities held by Holtec Holdings. The address for each of the Multi-Decades Trust and Dr. Krishna P. Singh is c/o 1001 N. U.S. Highway 1, Jupiter, Florida 33477.

DESCRIPTION OF CAPITAL STOCK

The following summary of the capital stock and certificate of incorporation and bylaws of Holtec Nuclear (which we expect will be in effect upon the completion of this offering) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the certificate of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus is a part. To understand the material terms of our common stock, you should read our certificate of incorporation and our bylaws in their entirety.

General

Upon completion of this offering, the authorized capital stock of Holtec Nuclear will consist of    shares of common stock, $0.01 par value per share, of which    shares will be issued and outstanding, and      shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding.

Common stock

We will have two classes of authorized common stock: Class A common stock; and Class B common stock. Each share of Class A common stock is entitled to one vote per share on all matters presented to our stockholders generally. Each share of Class B common stock is entitled to 10 votes per share on all matters presented to our stockholders generally until the Sunset becomes effective. After the Sunset becomes effective, each share of Class B common stock will be entitled to one vote per share instead of 10 votes per share. Holders of our common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as provided in our certificate of incorporation or as otherwise required by applicable law. Among other things, holders of the Class A common stock and Class B common stock, as the case may be, would have a separate class vote if we subdivide, combine or reclassify shares of the other class without concurrently subdividing, combining or reclassifying shares of such class in a proportional manner. Pursuant to the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. In addition, under our certificate of incorporation, only holders of Class B common stock will be eligible to vote on the election of Dr. Krishna P. Singh and Martha Singh and, for as long as any shares of Class B common stock are outstanding, will have a separate class vote (in addition to any other vote required under applicable law) on amendments to our certificate of incorporation impacting rights of holders of Class B common stock or rights granted to Dr. Krishna P. Singh and Martha Singh under the certificate of incorporation, as further described below.

Class A common stock

Voting. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividends. Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Dissolution and liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Other rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Issuance of additional Class A common stock. We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law. We are obligated to issue shares of Class A common stock (subject to the transfer and exchange restrictions set forth in the Holtec International LLC Agreement) to Holtec Holdings (or any other holder, including permitted transferees) upon the exchange of any of its Class B Interests for shares of our Class A common stock on a one-for-one basis (unless we elect to satisfy such exchange for cash). When a Class B Interest is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will automatically be retired.

Class B common stock

Voting. Holders of our Class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of stockholders prior to the Sunset. See “Organizational Structure—Post-offering holding company structure — Our Class B common stock.” After the Sunset becomes effective, holders of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to stockholders for a vote. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividends. Holders of our Class B common stock are not entitled to dividends or any other economic rights in respect of their shares of Class B common stock.

Dissolution and liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, the holders of our Class B common stock will not be entitled to receive any distributions above the par value of the Class B common stock.

Other rights. Holders of our Class B common stock do not have preemptive, subscription, redemption or conversion rights.

The Class B common stock is subject to automatic retirement upon an exchange of a Class B Interest of Holtec International for a share of Class A common stock.

Subject to the terms of the certificate of incorporation, which broadly permits transfers to family members and certain controlled and affiliated entities (referred to as “permitted transferees”), the shares of Class B common stock are otherwise non-transferable.

Issuance of additional Class B common stock. We are obligated to issue shares of Class B common stock in connection with a stock split, stock dividend, reclassification or similar transaction. In connection with an exchange of a Class B Interest for cash or shares of Class A common stock, at the election of Holtec Nuclear in its sole discretion, the corresponding share of Class B common stock will automatically be retired.

Preferred stock

Our certificate of incorporation will authorize our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of     shares of preferred stock. Each class or series of preferred stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. Any issuance of preferred stock could also have the effect of decreasing the market price of our Class A common stock and could delay, deter or prevent a change in control of our company.

Anti-takeover effects of provisions of our certificate of incorporation, our bylaws and Delaware law

Some provisions of Delaware law, and our certificate of incorporation and our bylaws will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, as summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Anti-takeover statute under Delaware law

In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder, or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

We intend to elect in our certificate of incorporation not to be subject to Section 203. Our certificate of incorporation, however, will contain provisions that have generally the same effect as Section 203, except that our founder, Martha Singh and Holtec Holdings (including their permitted transferees, their affiliates and their respective successors (other than the company)), as well as their direct and indirect transferees, will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Anti-takeover provisions under our certificate of incorporation and bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent executive officers and directors. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Class A common stock.

Springing classified board of directors; removal of directors; vacancies

Our certificate of incorporation will provide that, prior to the Trigger Date (defined as such time when as our founder, Martha Singh and Holtec Holdings (including their permitted transferees) cease to beneficially own at least 40% of the combined voting power of our then-outstanding shares of capital stock entitled to vote generally in director elections), our board of directors will be subject to annual elections. Each director will hold office until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. During such time, (i) directors (other than Dr. Krishna P. Singh and Martha Singh) may be removed with or without cause upon the affirmative vote of the holders of a majority of the voting power of our outstanding shares entitled to vote generally for the election of directors and (ii) Dr. Krishna P. Singh and Martha Singh may be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B common stock, voting as a separate class, and vacancies, including as a result of newly created directorships on the board of directors, may be filled at any time by the stockholders or by remaining directors.

However, from and after the Trigger Date, the board of directors will be divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. During such time as our board is classified, our certificate of incorporation and bylaws will provide that (i) any director may only be removed for cause and only by the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock and (ii) Dr. Krishna P. Singh and Martha Singh may also be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B common stock, voting as a separate class. In addition, during such time, the classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. From and after the Trigger Date, vacancies, including as a result of newly created directorships on the board of directors, shall be filled at any time only by the remaining directors, or a sole remaining director.

No cumulative voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our certificate of incorporation will not provide for cumulative voting.

Special meetings of stockholders and the board of directors

Our certificate of incorporation will provide that special meetings of the stockholders may be called only by the board of directors, the Chairman of our board, the Vice Chairman of our board or the Chief Executive Officer. A special meeting must also be called by the Chairman of our Board or Corporate Secretary at the request of a majority of the holders of our Class B common stock and may not be called by any other person or persons. Our certificate of incorporation will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, special board meetings can only be called by the Chairman of the board, the Vice Chairman of the board, Corporate Secretary or the board (with participation of Dr. Krishna P. Singh and/or Martha Singh, if then serving). These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder action by written consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws will permit stockholder action by written consent prior to the Trigger Date and will preclude stockholder action by written consent from and after the Trigger Date. Our certificate of incorporation will also provide that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote by stockholder consent in accordance with the DGCL.

Requirements for advance notification of stockholder meetings, nominations and proposals

Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder (other than any holders of Class B common stock) will have to comply with such advance notice procedures and provide us with certain information. Our bylaws will allow the chairperson of the meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Amendments to our governing documents

Our certificate of incorporation and our bylaws will provide that the board of directors is expressly authorized to adopt, make, alter, amend or repeal our bylaws. From and after the Trigger Date, any adoption, alteration, amendment or repeal of our bylaws by our stockholders will require the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding common stock entitled to vote thereon. In addition, our certificate of incorporation will provide that from and after the Trigger Date, certain articles of the certificate of incorporation, including those relating to (i) the board size, classification, removal and vacancies, (ii) stockholder action by written consent, (iii) special meetings of stockholders, (iv) amendment of certificate and bylaws, (v) business combinations with interested stockholders, (vi) liability of directors and corporate opportunity waiver and (vii) forum selection, may be amended only by a vote of at least 66 2/3% of the voting power of our outstanding common stock entitled to vote thereon. In addition, certain certificate provisions (including those relating to the rights of holders of Class B common stock and Dr. Krishna P. Singh and Martha Singh and their roles on the board) will require vote of Class B stockholders to be amended and/or modified.

Certain board leadership rights

Upon the completion of our initial public offering, Dr. Krishna P. Singh will serve as our Chairman of the board and Chief Executive Officer, and Martha Singh will serve as Vice Chairman of the board (in addition to holding a Chief Strategy Officer role). Pursuant to the terms of our certificate of incorporation, they will hold these board leadership roles for as long as they are willing and able, and they can only be elected or removed from the board of directors and these board leadership positions by holders of Class B common stock (or, once the board is classified, (i) without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B common stock or (ii) for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the election of directors, voting together as a single class). If Dr. Singh is no longer serving as our Chief Executive Officer and Chairman of the board, pursuant to the terms of our certificate of incorporation, Martha Singh will become the Chairman of the board, will appoint an interim Chief Executive Officer and will participate in the search for a permanent Chief Executive Officer. Our certificate of incorporation will further provide that these rights cannot be modified without approval of holders of our Class B common stock voting as a separate class. In the event Dr. Singh steps down as CEO but remains as Chairman of the board of directors, he shall be the only director entitled to vote on the appointment of an interim Chief Executive Officer or successor permanent Chief Executive Officer and the other directors shall have no voting power on such matter.

Authorized but unissued shares

As mentioned above, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of our stockholders. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the applicable Nasdaq and Nasdaq Texas listing requirements require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Corporate opportunity

Under our certificate of incorporation, to the fullest extent permitted by law, we will renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities (as specified in the certificate of incorporation) that are from time to time presented to any of Dr. Krishna P. Singh and Martha Singh in their officer and director capacities as well as non-employee directors and any of their affiliates, including their respective agents, stockholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Company and our subsidiaries, including, without limitation, Holtec International, Holtec Holdings, their successors or their general partners), even if the business opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the company shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation addressing this corporate opportunity waiver.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions, including by making a pre-suit demand on our board of directors or satisfying its burden to show that any pre-suit demand would be futile. Our amended and restated certificate of incorporation has vested an independent and disinterested litigation demand committee with sole and exclusive authority to consider the merits of any such demands and make decisions and taken actions with respect to any such demands, including whether to initiate a proceeding. This provision may affect a stockholder’s ability to commence or control a derivative proceeding.

Forum selection

Our certificate of incorporation will provide that, unless we, in writing, select or consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, subject matter jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our certificate of incorporation further will provide that, unless we, in writing, select or consent to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, including, in each case, the applicable rules and regulations promulgated thereunder. Our choice-of-forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation will limit the liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (as the same may be amended hereafter), except for liability that cannot be eliminated under the DGCL. Delaware law currently provides that directors and officers of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors or officers, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in the case of directors, for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL;

•	for any transaction from which the director or officer derived an improper personal benefit; or

•	in the case of officers, for any action by or in the right of the corporation.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also will permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration rights

For a description of registration rights with respect to our Class A common stock, see the information under the heading “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Registration Rights Agreement.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Class A common stock is Equiniti Trust Company, LLC.

Listing

We intend to apply to list our Class A common stock on Nasdaq and Nasdaq Texas under the symbol “HNUC.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of restricted shares

Upon the closing of this offering, we will have outstanding an aggregate of    shares of Class A common stock. Of these shares, all of the    shares of Class A common stock (or    shares of Class A common stock if the underwriters’ option to purchase additional shares is exercised in full) to be sold in this offering, other than any shares of Class A common stock sold pursuant to the directed share program, which may be subject to the lock-up restrictions described under “Underwriting,” will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All remaining shares of Class A common stock that will be held by Holtec Holdings will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below,    shares of Class A common stock (    shares if the underwriters’ option to purchase additional shares is exercised in full) will be eligible for sale upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus when permitted under Rule 144 or Rule 701.

Lock-up agreements

We, the Legacy Stockholders, Holtec Holdings and all of our directors and executive officers have agreed not to sell any Class A common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least nine months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock reported through Nasdaq and Nasdaq Texas during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with Holtec Holdings. We expect that the agreement will contain provisions by which we agree to register under the federal securities laws the offer and resale of approximately    shares of our Class A common stock by Holtec Holdings or certain of its affiliates or permitted transferees under the registration rights agreement. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

Stock issued under employee plans

We intend to file a registration statement on Form S-8 under the Securities Act to register stock issuable under our 2026 Plan and ESPP. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences of an investment in our Class A common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances (including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax) or to taxpayers subject to special tax rules (including a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, a tax-exempt organization or a governmental organization, a financial institution, a person holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, a person who holds or receives our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation, a tax-qualified retirement plan, a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or an entity all of the interests of which are held by qualified foreign pension funds, a broker or dealer in securities, a U.S. expatriate or a former U.S. citizen or resident).

Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that acquires our Class A common stock in this offering and holds our Class A common stock as a capital asset.

This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A common stock and partners in such partnerships should consult their tax advisors concerning the U.S. federal income and other tax consequences of investing in our Class A common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, GIFT, ESTATE AND OTHER TAX CONSIDERATIONS.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock (other than certain pro rata distributions of our stock), such distributions will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder of our Class A common stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If the amount of a distribution exceeds our current or accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in its shares of our Class A common stock, and thereafter will be treated as capital gain from the sale or exchange of the Non-U.S. Holder’s shares of Class A common stock taxable as described below under “—Sale or disposition of common stock.” A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a duly completed and properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or disposition of common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Class A common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A common stock (the “applicable period”).

We are not and do not expect to be a United States real property holding corporation. If we are a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that our Class A common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). If our Class A common stock is not regularly traded on an established securities market, a purchaser of the stock generally would be required to withhold and remit to the IRS 15% of the purchase price. In addition, a Non-U.S. Holder would be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our Class A common stock that is subject to U.S. federal income tax.

An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition and meets certain other conditions is taxed on its gains (including gains from the disposition of our Class A common stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder for whom gain recognized on the disposition of our Class A common stock is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder within the United States generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of a Non-U.S. Holder that is a foreign corporation, the branch profits tax discussed above generally may also apply.

Information reporting requirements and backup withholding

The amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld generally will be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A common stock. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies only to payments of dividends on our Class A common stock. Under proposed regulations, the preamble to which states that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from the sale, exchange, redemption or other taxable disposition of our Class A common stock. There can be no assurance that the proposed regulations will be finalized in their present form. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our Class A common stock.

UNDERWRITING

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Guggenheim Securities, LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Guggenheim Securities, LLC
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Cantor Fitzgerald & Co.
BMO Capital Markets Corp.
Oppenheimer & Co. Inc.

Total

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the public offering price. After the initial offering of the shares of Class A common stock to the public, if all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In addition to the shares listed in the table above, the underwriters may buy up to    additional shares of Class A common stock from us to cover over-allotments, if any, made in connection with the offering covered by this prospectus at the public offering price, less underwriting discounts and commissions (which are listed on the cover page of this prospectus). The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares of Class A common stock. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$

Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $    . We have also agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $    . The underwriters have agreed to reimburse us for a certain portion of the expenses in connection with this offering.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

In connection with this offering, we, our executive officers and directors, Holtec Holdings, the Legacy Stockholders and certain of their affiliates, have agreed with the underwriters not to, subject to certain exceptions, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or transfer any of their shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The representatives, in their sole discretion and subject to applicable requirements, may release the shares of Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the shares of Class A common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of Class A common stock or other securities for which the release is being requested.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We will apply to have our Class A common stock approved for listing on Nasdaq and Nasdaq Texas under the symbol “HNUC.”

In order to facilitate this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A common stock, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the option to purchase additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A common stock as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq and Nasdaq Texas, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of Class A common stock, or that the shares of Class A common stock will trade in the public market at or above the public offering price.

Directed share program

At our request, the underwriters have reserved up to   % of the shares of Class A common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by J.P. Morgan Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares of Class A common stock, but any purchases they do make will reduce the number of shares of Class A common stock available to the general public. Any reserved shares of Class A common stock not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Directors, officers and other employees that participate in the directed share program will be subject to a 180-day lock-up with respect to any shares of Class A common stock sold to them pursuant to the directed share program. This lock-up will have similar restrictions and extension provisions to the lock-up agreements described above. Any shares of Class A common stock sold in the directed share program to our directors or officers will be subject to the lock-up agreements described above. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of shares of Class A common stock reserved for the directed share program.

Other than the underwriting discounts described on the cover page of this prospectus, the underwriters will not be entitled to any commissions with respect to shares of the Class A common stock sold pursuant to the directed share program.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, an affiliate of BMO Capital Markets Corp., which is acting as an underwriter in this offering, is a lender under the 2022 Credit Agreement and the 2025 D&D Agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”) no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of Class A common stock may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:

(A)	where the offer is conditional on the admission of the shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 to POATRs);

(B)	to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

(C)	to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs), subject to obtaining the prior consent of representatives for any such offer; or

(D)	in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to buy or subscribe for any shares and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of Class A common stock in the United Kingdom within the meaning of the POATRs. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of Class A common stock. No shares of Class A common stock have been offered or will be offered to the public in Switzerland, except that offers of shares of Class A common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (the “FinSA”):

(i)	to any person which is a professional client as defined under the FinSA;

(ii)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of shares of Class A common stock shall require us or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The shares of Class A common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares of Class A common stock constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares of Class A common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (the “Exempt Investors”).

The shares of Class A common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of Class A common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of Class A common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of Class A common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of Class A common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of Class A common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of Class A common stock, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Japan

The shares of Class A common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (the “FIEA”). Accordingly, none of the shares of Class A common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made under the SFO; or (b) in other circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time) (the “SFA”) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of Class A common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of Class A common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in China

This prospectus will not be circulated or distributed in the PRC and the shares of Class A common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to prospective investors in Korea

The shares of Class A common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the shares of Class A common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of Class A common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of Class A common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of Class A common stock. By the purchase of the shares of Class A common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of Class A common stock pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Taiwan

The shares of Class A common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of Class A common stock in Taiwan.

Notice to prospective investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (the “CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”) this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares of Class A common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

Notice to prospective investors in Bermuda

Shares of Class A common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in the British Virgin Islands

The shares of Class A common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the us. The shares of Class A common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (the “BVI Companies”) but only where the offer will be made to, and received by, the relevant BVI Company entirely outside the British Virgin Islands.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares of Class A common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(a)	Section 96(1)(a) the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorised financial service providers under South African law;

(v)	financial institutions recognised as such under South African law;

(vi)

a wholly-owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

(b)

Section 96 (1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR 1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Notice to prospective investors in Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of Class A common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), or, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to prospective investors in Qatar

The shares of Class A common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to prospective investors in Bahamas

Shares of Class A common stock may not be offered or sold in The Bahamas via a public offer. Shares of Class A common stock may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Notice to prospective investors in Brazil

The offer and sale of the shares of Class A common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of Class A common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of Class A common stock on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Holtec Nuclear Corporation included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of KPMG LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Holtec International included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of KPMG LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On September 29, 2025, the board of directors of Holtec International approved the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm for Holtec International, our accounting predecessor, to audit Holtec International’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 in accordance with PCAOB standards. Holtec International initially engaged KPMG to provide these audit services on October 29, 2025. RSM US LLP (“RSM”) had previously audited the consolidated financial statements of Holtec International as of and for the fiscal years ended December 31, 2024 and 2023 (the “Prior Financial Statements”) in accordance with AICPA standards. We informed RSM on or about September 29, 2025 that it would be dismissed as the auditor of Holtec International.

The audit report of RSM, dated July 1, 2025, on the Prior Financial Statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through the date of RSM’s dismissal as Holtec International’s auditor, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between Holtec International and RSM on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM would have caused it to make reference to the subject matter of the disagreements in connection with its report on Holtec International’s consolidated financial statements for such fiscal year.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through the date of RSM’s dismissal as Holtec International’s auditor, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto other than (i) the 2024 material weaknesses in the internal control over financial reporting in the year-end close process and the lack of secondary review over the Holtec International’s accounting for asset retirement obligations and (ii) the 2023 material weaknesses in the internal control over financial reporting relating to controls over new vendor setup and change management for vendors, expertise related to certain state tax positions, review procedures in place over investments measured at net asset value, work in process, asset retirement obligations, and compliance with certain grant agreements.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through the date of KPMG’s appointment, we did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Holtec International’s consolidated financial statements, and no written report or oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue for Holtec International.

We have provided RSM with a copy of the disclosure set forth in this section and requested that RSM furnish us with a letter addressed to the SEC stating whether or not RSM agrees with the statements made herein, each as required by applicable SEC rules. A copy of RSM’s letter, dated , is attached hereto as Exhibit 16.1.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto. For more information regarding us and the shares of our common stock offered by this prospectus, we refer you to the full registration statement, including the exhibits and schedules filed therewith. This prospectus summarizes certain provisions of certain contracts and other documents filed as exhibits to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website. As a result of the offering, we will become subject to the reporting requirements of the Exchange Act and will file with or furnish to the SEC periodic reports and other information. We intend to furnish or make available to our stockholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, for the first three fiscal quarters of each fiscal year (or, if and when permitted by the SEC rules and deemed in the best interest of the Company, semi-annual reports). Our website is located at www.holtecinternational.com. Following the completion of this offering, we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Holtec Nuclear Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Holtec Nuclear Corporation (the Company) as of December 31, 2025 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

Philadelphia, Pennsylvania

April 23, 2026

HOLTEC NUCLEAR CORPORATION

BALANCE SHEET

AS OF DECEMBER 31, 2025

December 31, 2025
Assets
Cash	$10

Total assets	$10

Liabilities and stockholders’ equity
Total liabilities	–

Total liabilities	–
Stockholders’ equity:
Common stock, $.01 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	$10

Total stockholders’ equity	$10

Total liabilities and stockholders’ equity	$10

HOLTEC NUCLEAR CORPORATION

NOTES TO BALANCE SHEET

1.	Organization and Nature of Operations

Holtec Nuclear Corporation (the “Company”) was incorporated in the state of Delaware on December 16, 2025. The Company is authorized to issue 5,000 shares of one class of common stock with a par value of $0.01. The Company was formed with the intent that it will be included in a reorganization into a holding corporate structure and its sole material asset is expected to be a controlling equity interest in Holtec International.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet is prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). As there has been no operating activity for this entity since its inception, separate statements of operations, changes in stockholder’s equity and cash flows have not been presented. The Company’s year-end is December 31.

Offering Costs

In connection with the initial public offering (“IPO”), affiliates of the Company have incurred or will incur accounting, legal and other costs, which will be reimbursed by the Company upon the consummation of the IPO. Such costs will be deferred and recorded as a reduction to stockholder’s equity and recorded against the proceeds from the offering. In the event the offering is aborted, such deferred offering costs will be expensed.

Organization Costs

Organization costs will be expensed as incurred. Such costs are comprised of the legal and professional fees associated with the formation of the Company.

3.	Subsequent Events

Management has performed an analysis of activities and transactions subsequent to December 31, 2025, through April 23, 2026, which is the date the financial statements were issued, to determine the need for any adjustments to or additional disclosures within these financial statements. We determined that there are no significant subsequent events requiring adjustment or disclosure.

HOLTEC NUCLEAR CORPORATION

BALANCE SHEET

AS OF JUNE 30, 2026

June 30, 2026
Assets
Cash	$10

Total assets	$10

Liabilities and stockholders’ equity
Total liabilities	–

Total liabilities	–
Stockholders’ equity:
Common stock, $.01 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	$10

Total stockholders’ equity	$10

Total liabilities and stockholders’ equity	$10

HOLTEC NUCLEAR CORPORATION

NOTES TO UNAUDITED BALANCE SHEET

1.	Organization and Nature of Operations

Holtec Nuclear Corporation (the “Company”) was incorporated in the state of Delaware on December 16, 2025. The Company is authorized to issue 5,000 shares of one class of common stock with a par value of $0.01. The Company was formed with the intent that it will be included in a reorganization into a holding corporate structure and its sole material asset is expected to be a controlling equity interest in Holtec International.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet is prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). As there has been no operating activity for this entity since its inception, separate statements of operations, changes in stockholder’s equity and cash flows have not been presented. The Company’s year-end is December 31.

Offering Costs

In connection with the initial public offering (“IPO”), affiliates of the Company have incurred or will incur accounting, legal and other costs, which will be reimbursed by the Company upon the consummation of the IPO. Such costs will be deferred and recorded as a reduction to stockholder’s equity and recorded against the proceeds from the offering. In the event the offering is aborted, such deferred offering costs will be expensed.

Organization Costs

Organization costs will be expensed as incurred. Such costs are comprised of the legal and professional fees associated with the formation of the Company.

3.	Subsequent Events

Management has performed an analysis of activities and transactions subsequent to June 30, 2026, through August 21, 2026, which is the date the financial statements were issued, to determine the need for any adjustments to or additional disclosures within these financial statements. We determined that there are no significant subsequent events requiring adjustment or disclosure.

HOLTEC NUCLEAR CORPORATION

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

Introduction

Holtec Nuclear Corporation (the “Company”) will have no assets or operations prior to this offering (the “IPO”). The unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 present the historical financial statements of Holtec International (including Holtec International LLC as its successor, “Holtec International”), which is held entirely by The Great Banyan Trust and the Multi-Decades Trust (a complex irrevocable trust) (collectively with Dr. Krishna P. Singh, the “Legacy Stockholders”), on a pro forma basis to give effect to the following transactions (collectively, the “Transactions”):

(1)	the deconsolidation of Holtec Asia Private Limited (“Holtec Asia”), as described in more detail below;

(2)	the planned restructuring of the ownership of decommissioning assets, as described in more detail below;

(3)

the conversion of Holtec International into an umbrella partnership C corporation (or “UP-C”) structure in connection with the IPO, inclusive of the entry into the Tax Receivable Agreement and Amended and Restated Limited Liability Company Agreement of Holtec International LLC (the “Holtec International LLC Agreement”); and

(4)	the IPO and the use of proceeds therefrom.

The unaudited condensed consolidated pro forma balance sheet as of June 30, 2026 gives pro forma effect to the Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 give pro forma effect to the Transactions as if they had been consummated on January 1, 2025. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended.

As a public company, the Company will implement additional procedures and processes to address the standards and requirements applicable to public companies. The Company expects to incur additional annual expenses in connection with these measures, including, among other things, increased directors’ and officers’ liability insurance premiums, director fees, fees associated with compliance with SEC reporting requirements, transfer agent fees, costs related to hiring additional accounting, legal and administrative personnel, increased auditing and legal fees, and similar expenses. The Company has not included any pro forma adjustments relating to these costs.

Holtec Asia

The Legacy Stockholders owned 100% of the ownership interests in Holtec International in the form of common stock. On January 1, 2026, the Legacy Stockholders contributed their ownership interest in Holtec Asia, then a wholly owned subsidiary of Holtec International, to a newly formed entity, Holtec Holding Company, LLC. Holtec Holding Company, LLC is not a subsidiary of Holtec International. On January 1, 2026, Holtec International deconsolidated Holtec Asia, which has since become consolidated by Holtec Holding Company, LLC. The deconsolidation of Holtec Asia was accounted for as a transaction between entities under common control because Holtec International and Holtec Holding Company, LLC are controlled by the Legacy Stockholders. Accordingly, upon derecognition of Holtec Asia’s net assets, no gain or loss was recognized. The $2.4 million net adjustment from the transaction was recorded directly to additional paid-in capital in 2026. Refer to Note 4 below. In connection with such transaction, the intellectual property previously held by Holtec Asia was retained by Holtec Asia IP Inc., a wholly owned subsidiary of Holtec International. The Holtec Asia IP represents an unrecognized intangible asset and, as such, had no historical carrying value.

NAMCO Restructuring

In 2026, Holtec International will implement a reorganization of its decommissioning-related assets and activities. Under this structure, ownership of decommissioning sites and related economic responsibilities will be transferred to an affiliated company, Decommissioning Asset Management Company (“DEAMCO”), an entity owned by Holtec Holdings, Inc. (“Holtec Holdings”), while Holtec International will continue to provide decommissioning services through Holtec Decommissioning International (“HDI”) (such restructuring, the “NAMCO Restructuring”). Because DEAMCO and Holtec International are under common ownership, this structure involves related-party arrangements. These arrangements are expected to be subject to governance oversight; however, there can be no assurance that they will be equivalent to arrangements between unaffiliated third parties.

Following receipt of the necessary NRC and certain other regulatory approvals in Nuclear Asset Management Company (“NAMCO”) Restructuring Phase II, Holtec International expects to deconsolidate the decommissioning activity which will be consolidated by DEAMCO. The deconsolidation will be accounted for as a transaction between entities under common control because Holtec International and Holtec Holdings are controlled by the Legacy Stockholders. Accordingly, upon derecognition of the decommissioning activity’s net assets, no gain or loss will be recognized in connection with such transaction. Refer to Note 2 below.

The Initial Public Offering

Pre-IPO

Holtec International was classified as an S Corporation for U.S. federal income tax purposes. The Legacy Stockholders owned 100% of the outstanding common stock of Holtec International. On February 17, 2026, the Legacy Stockholders formed Holtec Holdings, and on    , 2026, the Legacy Stockholders transferred their shares in Holtec International to Holtec Holdings in exchange for shares in Holtec Holdings. As a result, the Legacy Stockholders indirectly owned 100% of Holtec International through their 100% direct ownership of Holtec Holdings. On     , 2026, Holtec International and its U.S. subsidiaries converted to limited liability companies (each, an “LLC”). As a result, Holtec International became Holtec International LLC, and the common stock in Holtec International held by Holtec Holdings was converted into membership interests in Holtec International LLC (the “Interests”).

PubCo formation

The Legacy Stockholders formed Holtec Nuclear Corporation as a Delaware corporation on December 16, 2025 with the intent of the Company being the issuer of its common stock in the IPO. Prior to the IPO, the Company was 100% owned by the Legacy Stockholders through Holtec Holdings. In connection with the IPO, the Company will create two classes of common stock: Class A common stock will be offered in the IPO and Class B common stock will be issued to Holtec Holdings. Each share of Class A common stock entitles its holder to one vote per share on all matters presented to the Company’s stockholders generally. Each share of Class B common stock entitles its holder to 10 votes per share on all matters presented to the Company’s stockholders generally until the Sunset becomes effective, representing an aggregate of     % of the combined voting power of the Company’s issued and outstanding common stock upon completion of the IPO (or     % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). After the Sunset becomes effective, each share of Class B common stock will entitle its holder to one vote per share instead of 10 votes per share. Holders of the Company’s Class B common stock are not entitled to dividends or any other economic rights in respect of their shares of Class B common stock. The “Sunset” becomes effective upon the first trading day on or after the date on which Holtec Holdings and certain of its affiliates (including permitted transferees) collectively cease to maintain beneficial ownership of at least 20% of the aggregate number of shares of Class B common stock owned by them immediately after this offering. The Sunset is not triggered by the death of the Company’s founder (or any other holder of Class B common stock), or by intra-family transfers of the Class B common stock, and no conversion of the Class B common stock will be required upon such death or intra-family transfer.

IPO

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, the Company will issue    shares of Class A common stock in the IPO for net proceeds of $    million. The Company will use the IPO proceeds to purchase     Class A Interests.

The following summarizes the common stock of the Company outstanding as of the completion of the IPO. The percentage of beneficial ownership is based on    shares of Class A common stock and    shares of Class B common stock issued and outstanding as of     , 2026.

	Shares	% of Common Stock
Class A Common Stock
PubCo Public Stockholders	—
Total Class A Common Stock	—
Class B Common Stock
Legacy Stockholders	—

Total Class B Common Stock	—

Total Common Stock	—

Total Common Stock

The organization structure following the Transactions is commonly referred to as an umbrella partnership C corporation structure (UP-C), which is often used by partnerships and limited liability companies undertaking an initial public offering. The UP-C approach provides Holtec Holdings, which will initially own all (or substantially all) of the Class B Interests, with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for the Company as the public company and economic benefits for Holtec Holdings when the Class B Interests are exchanged for shares of Class A common stock. Upon the closing of the IPO, Holtec Holdings will hold     Class B Interests and     shares of Class B common stock, which will be exchangeable for an aggregate of     shares of Class A common stock.

Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement with Holtec Holdings and Holtec International Holdco 1, LLC (“Holtec International Holdco 1”), the Company will be required to pay to Holtec Holdings and Holtec International Holdco 1 85% of the net cash savings in U.S. federal, state and local income tax, if any, that it actually realizes (or in certain cases is deemed to realize) in periods after the Transactions as a result of the Company’s utilization of certain tax benefits attributable to (i) the tax basis attributable to the Company’s interest in the assets of Holtec International arising from the Company’s initial purchase of Class A Interests, (ii) increases in the tax basis of the assets of Holtec International attributable to the Company’s interest in Holtec International arising from any subsequent exchanges by Holtec Holdings or Holtec International Holdco 1 of Class B Interests for Class A common stock pursuant to the Holtec International LLC Agreement and (iii) payments made by the Company under the Tax Receivable Agreement. Any such payments to Holtec Holdings and Holtec International Holdco 1 will reduce the cash provided by the tax savings generated that would otherwise have been available to the Company for other uses, including reinvestment in Holtec International or dividends to holders of shares of Class A common stock. Cash tax savings from the remaining 15% of the tax benefits will be retained by the Company for reinvestment or distribution. See “Organizational Structure” and “Certain Relationships and Related Person Transactions—Proposed transactions with Holtec Nuclear—Tax Receivable Agreement.”

Holtec International LLC Agreement

Pursuant to the Holtec International LLC Agreement, each of Holtec Holdings and Holtec International Holdco 1 will have a right to exchange its Class B Interests for shares of Class A common stock on a one-for-one basis. In the case of an exchange by a holder of Class B Interests, a corresponding number of shares of Class B common stock will be cancelled. Upon the receipt of an Exchange Notice from Holtec Holdings, the Company, acting as the Managing Member for Holtec International, may elect to settle any such exchange entirely for cash (a “Cash Election”) equal to the Cash Election Amount (as defined in the Holtec International LLC Agreement). Separately, the Company may exercise a Call Right to purchase the Class B Interests directly from a holder of Class B Interests and may elect to pay either shares of Class A common stock or cash equal to the Cash Election Amount. Cash settlement is restricted in certain circumstances, including (i) if a Legacy Stockholder and its affiliates hold greater than or equal to 40% of the Company’s voting power, a Cash Election (or cash under the Call Right) generally cannot be used, unless the Company has completed a sufficiently sized equity issuance and contributed the related net proceeds to Holtec International and (ii) in certain forced redemption scenarios.

Pursuant to the Holtec International LLC Agreement, in exchange for the net IPO proceeds, the Company will (i) receive a number of Class A Interests equal to the number of shares of Class A common stock issued in the IPO and (ii) be admitted as the sole managing member (the “Managing Member”) of Holtec International LLC. As the Managing Member, the Company will have full and complete charge of all affairs of Holtec International LLC, as well as the management and control of Holtec International LLC’s business activities and operations.

The unaudited pro forma condensed consolidated financial information has been developed from and should be read in conjunction with:

•	the notes accompanying the unaudited pro forma condensed consolidated financial statements;

•	the historical audited financial statements of Holtec International included elsewhere in this prospectus; and

•

“Organizational Structure,” “Capitalization,” “Prospectus Summary—Summary historical and pro forma consolidated financial and operating data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere in this prospectus.

These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed consolidated financial information.

HOLTEC NUCLEAR CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2026

Dollars in thousands, unless otherwise noted

	As of June 30, 2026
	Historical Holtec International	UP-C Restructuring and IPO	Note 3		NAMCO Restructuring	Note 2		Pro Forma combined
Assets
Cash and cash equivalents	$27,413	$—	(a	)	$—			$27,413
Accounts receivable	139,691	—			126,818	(b	)	266,509
Nuclear decommissioning trust funds, current portion	96,671	—			(95,813)	(a	)	858
Costs and estimated earnings in excess of billings	226,165	—			—			226,165
Inventories	20,456	—			—			20,456
Prepaid expenses and other current assets	138,723	—			(50,180)	(a	)	88,543

Total current assets	649,119	—			(19,175)			629,944

Property and equipment, net	2,141,088	—			(1)	(a	)	2,141,087
Nuclear decommissioning trust funds, less current portion	2,740,946	—			(2,081,913)	(a	)	659,033
Long-term receivables	684,041	—			(547,071)	(a	)	136,970
Deferred tax assets	—	—	(a	)	—			—
Other assets	264,259	—			—			264,259

Total assets	$6,479,453	$—			$(2,648,160)			$3,831,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$241,131	$—			$67,884	(b	)	$309,015
Billings in excess of costs and estimated earnings	152,860	—			—			152,860
Accrued expenses and other current liabilities	205,708	—	(e	)	(56,272)	(a	)	149,436
Asset retirement obligations—current portion	96,671	—			(95,813)	(a	)	858
Revolving credit facility	168,000	—			—			168,000
Acquisition payables—current portion	10,000	—			(10,000)	(a	)	—

Total current liabilities	874,370	—			(94,201)			780,169

Tax receivable agreement	—		(b	)	—			—
Acquisition payables	19,302	—			(19,302)	(a	)	—
Asset retirement obligations, less current portion	1,532,768	—			(1,221,247)	(a	)	311,521
Unearned income	245,306	—			—			245,306
Deferred income tax liabilities	247,985	—	(e	)	(187,569)	(a	)	60,416
Long-term debt	1,057,056	—			—			1,057,056
Other long-term liabilities	38,612	—			—			38,612

Total liabilities	4,015,399	—			(1,522,319)			2,493,080

Stockholders’ equity:
Common Interests, $.01 par value, 2,000,000 shares authorized, 1,178,916 shares issued and outstanding	12	—	(d	)	—			12
Class A Common Stock	—	—	(d	)	—			—
Class B Common Stock	—	—	(d	)	—			—
Additional paid-in-capital	15,046	—	(d	)	—			15,046
Retained earnings	2,453,268	—	(d	)	(1,125,841)			1,327,427
Noncontrolling interests	(4,272)	—	(c	)	—			(4,272)

Total stockholders’ equity	2,464,054	—			(1,125,841)			1,338,213

Total liabilities and stockholders’ equity	$6,479,453	$—			$(2,648,160)			$3,831,293

See the accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

HOLTEC NUCLEAR CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

Dollars in thousands, unless otherwise noted

	For the Six Months Ended June 30, 2026
	Historical Holtec International	UP-C Restructuring and IPO	Note 5		NAMCO Restructuring	Note 4		Pro Forma Combined
Revenues	$269,879	$—			$218,565	(c	)	$488,444
Direct operating costs	151,422				110,586	(c	)	262,008

Gross operating profit	118,457	—			107,979			226,436

Operating expenses
Selling, general, and administrative expenses	121,748	—			(54)			121,694
Accretion of asset retirement obligations	26,150	—			(24,504)			1,646

Total operating expenses	147,898	—			(24,558)	(c	)	123,340
Asset retirement obligation settlement and measurement gain (loss)	88,666	—			(87,020)	(c	)	1,646

Income from operations	59,225	—			45,517			104,742

Other income (expenses)
Interest expense	(7,006)	—			491			(6,515)
Interest and investment income	34,793	—			(25,838)			8,955
Realized gain on investments	202,248	—			(200,093)			2,155
Unrealized gain on investments	(43,999)	—			78,741			34,742
Gain (loss) on foreign currency exchange	2,140	—			—			2,140
Gain on sale of fixed assets	(10)	—			—			(10)
Other income (loss)	548	—			—			548

Net other income (expenses)	188,714	—			(146,699)	(c	)	42,015
Income before provision for income taxes	247,939	—			(101,182)			146,757
Provision for income taxes	42,299	—	(a	)	(29,233)	(c	)	13,066

Net income	205,640	—			(71,949)			133,691
Less net income attributable to noncontrolling interests	(6,309)	—	(b	)	—			(6,309)

Net income attributable to Holtec Nuclear and subsidiaries	$211,949	$—			$(71,949)			$140,000

Earnings per share (EPS)
Weighted average common shares outstanding	1,178,916				1,178,916			1,178,916
Basic and diluted earnings per share	$179.78				$(61.03)			$118.75

See the accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

HOLTEC NUCLEAR CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

Dollars in thousands, unless otherwise noted

	For the Year Ended December 31, 2025
	Historical Holtec International	Less: Holtec Asia Private Limited Note 4(a)	Note 4		UP-C Restructuring and IPO	Note 5		Pro Forma prior to NAMCO Restructuring impact	Less: NAMCO Restructuring Note 4(c)	Note 4		Pro Forma Combined
Revenues	$576,617	$(5,408)	(a	)	$—			$571,209	$322,202	(c	)	$893,411
Direct operating costs	377,082	(4,349)	(a	)	—			372,733	229,944	(c	)	602,677

Gross operating profit	199,535	(1,059)			—			198,476	92,258			290,734

Operating expenses
Selling, general, and administrative expenses	160,169	(7,220)			—			152,949	(98)			152,851
Accretion of asset retirement obligations	60,452	—			—			60,452	(57,914)	(c	)	2,538

Total operating expenses	220,621	(7,220)	(a	)	—			213,401	(58,012)			155,389
Asset retirement obligation settlement and measurement gain (loss)	58,181	—			—			58,181	(53,328)	(c	)	4,853

Income from operations	37,095	6,161			—			43,256	96,942			140,198

Other income (expenses)
Interest expense	(3,377)	19			—			(3,358)	1,583			(1,775)
Interest and investment income	78,963	(706)			—			78,257	(59,625)			18,632
Realized gain on investments	118,536	—			—			118,536	(114,392)			4,144
Unrealized gain on investments	230,033	—			—			230,033	(174,866)			55,167
Gain (loss) on foreign currency exchange	6,169	(3,030)			—			3,139	—			3,139
Gain on sale of fixed assets	2,342	—			—			2,342	(1,092)			1,250
Other income (loss)	1,271	—			—			1,271	—			1,271

Net other income (expenses)	433,937	(3,717)	(a	)	—			430,220	(348,392)	(c	)	81,828

Income before provision for income taxes	471,032	2,444			—			473,476	(251,450)			222,026
Provision for income taxes	84,464	—			—	(a	)	84,464	(62,712)	(c	)	21,752

Net income	386,568	2,444			—			389,012	(188,738)			200,274
Less net income attributable to noncontrolling interests	(11,047)	—			—	(b	)	(11,047)	—			(11,047)

Net income attributable to Holtec Nuclear and subsidiaries	$397,615	$2,444			$—			$400,059	$(188,738)			$211,321

Earnings per share (EPS)
Weighted average common shares outstanding	1,178,916							1,178,916				1,178,916
Basic and diluted earnings per share	$337.27							$339.34				$179.25

See the accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of presentation

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2026, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, present the historical financial statements of Holtec International, adjusted to reflect the Transactions. The unaudited condensed consolidated pro forma balance sheet as of June 30, 2026 gives pro forma effect to the Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, give pro forma effect to the Transactions as if they had been consummated on January 1, 2025. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X, as amended.

The unaudited pro forma condensed consolidated financial information has been derived from Holtec International’s historical consolidated financial statements, which were prepared in accordance with GAAP.

Note 2 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

PRO FORMA BALANCE SHEET ADJUSTMENTS FROM NAMCO RESTRUCTURING AS OF JUNE 30, 2026

Dollars in thousands, unless otherwise noted

	As of June 30, 2026
	NAMCO Restructuring stand-alone balance sheet including tax impact (if any)	Intercompany balances of the NAMCO Restructuring derecognized from Holtec International consolidated balance sheet	Total carrying amounts derecognized from Holtec International consolidated balance as presented in Note 2(a)	Recognition of Intercompany balances with the NAMCO Restructuring Note 2(b)	Total NAMCO Restructuring Note 2(a)
Assets
Accounts receivable	$91,872	$(91,872)	$—	$(126,818)	$(126,818)
Nuclear decommissioning trust funds, current portion	95,813	—	95,813	—	95,813
Prepaid expenses and other current assets	50,180	—	50,180	—	50,180

Total current assets	237,865	(91,872)	145,993	(126,818)	19,175

Property and equipment, net	1	—	1	—	1
Nuclear decommissioning trust funds, less current portion	2,081,913	—	2,081,913	—	2,081,913
Long-term receivables	547,071	—	547,071	—	547,071

Total assets	$2,866,850	$(91,872)	$2,774,978	$(126,818)	$2,648,160

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$150,806	$(151,803)	$(997)	$(66,887)	$(67,884)
Accrued expenses and other current liabilities	56,272	—	56,272	—	56,272
Asset retirement obligations—current portion	95,813	—	95,813	—	95,813
Acquisition payables—current portion	10,000	—	10,000	—	10,000

Total current liabilities	312,891	(151,803)	161,088	(66,887)	94,201

Acquisition payables	19,302		19,302	—	19,302
Asset retirement obligations, less current portion	1,221,247		1,221,247	—	1,221,247
Deferred income tax liabilities	187,569	—	187,569	—	187,569

Total liabilities	1,741,009	(151,803)	1,589,206	(66,887)	1,522,319

Stockholders’ equity:
Retained earnings	1,125,841	59,931	1,185,772	(59,931)	1,125,841

Total stockholders’ equity	1,125,841	59,931	1,185,772	(59,931)	1,125,841

Total liabilities and stockholders’ equity	$2,866,850	$(91,872)	$2,774,978	$(126,818)	$2,648,160

NAMCO	Restructuring

a.

The pro forma adjustments reflect the deconsolidation of the assets, liabilities, and equity of the decommissioning activity. The assets being transferred in the table below include trust funds of $2,178 million, long-term receivables from the Department of Energy of $547 million, and prepaid expenses of $50 million for June 30, 2026. The liabilities include asset retirement obligations of $1,317 million for June 30, 2026, deferred tax liabilities of $188 million, and accrued expenses, acquisition payables and other current liabilities for $86 million for June 30, 2026.

NAMCO Restructuring

Dollars in Thousands, unless otherwise noted	June 30, 2026
Carrying amounts derecognized from Holtec International consolidated balance sheet
Assets	$2,774,978
Liabilities	1,589,206

Net assets derecognized	1,185,772
Add: Intercompany balances	59,931

Common-control equity adjustment	$(1,125,841)

b.	Related Party Transactions – NAMCO Restructuring

Holtec International recognition of intercompany balances

Dollars in Thousands, unless otherwise noted	June 30, 2026
Assets	$126,818
Liabilities	66,887

Net intercompany balances recognized	$59,931

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Impact on Receivables and Payables:

The pro forma adjustments reflect the Company’s additional receivables and payables as of June 30, 2026, resulting from the transaction that prior to deconsolidation, were eliminated upon consolidation. These balances do not reflect arm’s-length transactions as the Decommissioning activity will be controlled by the Legacy Stockholders.

Summary of Additional Balances:

Accounts Receivable: As of June 30, 2026, Holtec International would have recognized accounts receivable from the Decommissioning activity amounting to $126.8 million, representing mainly balances for services rendered.

Accounts Payable: As of June 30, 2026, Holtec International has recorded accounts payable to the Decommissioning activity amounting to $67.9 million, comprising amounts deposited with HDI by the respective seller of the Indian Point and Oyster Creek sites in connection with the settlement of the purchase price for those sites, which are due to Indian Point and Oyster Creek but were deposited with HDI for administrative reasons.

Nature of Transactions:

Holtec International continues to engage with the Decommissioning activity in the ordinary course of business. These transactions principally include the decommissioning services provided by HDI to the decommissioning sites. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—NAMCO Restructuring.”

Note 3 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet – Impacts of UP-C Restructuring and IPO

a.	Cash

Represents the impact of the Transactions on the cash balance of the Company.

The table below represents the Transactions sources and uses of funds as of June 30, 2026:

Cash balance prior to the Transactions
Dollars in Thousands, unless otherwise noted
Historical Holtec International Cash Balances	$27,413
Transaction cash adjustments:
Cash held under NAMCO	—
Legacy Stockholder capital contribution for class B Common Stock	—
IPO financing proceeds	—
Purchase of Holtec International LLC Class A Interest using IPO proceeds	—

Pro forma cash balance	$27,413

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

b.	Tax Receivable Agreement

Concurrently with the completion of the IPO, the Company will enter into the Tax Receivable Agreement with Holtec Holdings and Holtec International Holdco 1. Under the terms of the Tax Receivable Agreement, the Company will be required to pay to Holtec Holdings and Holtec International Holdco 1 85% of the net cash savings in U.S. federal, state and local income tax, if any, that it actually realizes (or in certain cases is deemed to realize) in periods after the Transactions as a result of the Company’s utilization of certain tax benefits attributable to (i) the tax basis attributable to the Company’s interest in the assets of Holtec International arising from the Company’s initial purchase of Class A Interests, (ii) increases in the tax basis of the assets of Holtec International attributable to the Company’s interest in Holtec International arising from any subsequent exchanges by Holtec Holdings or Holtec International Holdco 1 of Class B Interests for Class A common stock pursuant to the Holtec International LLC Agreement and (iii) payments made by the Company under the Tax Receivable Agreement. Any such payments to Holtec Holdings and Holtec International Holdco 1 will reduce the cash provided by the tax savings generated that would otherwise have been available to the Company for other uses, including reinvestment in Holtec International or dividends to holders of shares of Class A common stock. Cash tax savings from the remaining 15% of the tax benefits will be retained by the Company for reinvestment or distribution.

The estimate of the fair value of the Tax Receivable Agreement contingent consideration liability is subject to additional analyses. The adjustments to the Tax Receivable Agreement will be recorded as an adjustment to earnings. The Company anticipates that it will account for the income tax effects resulting from future taxable exchanges of Class B Interests by Holtec Holdings for shares of Class A common stock, or the cash equivalent thereof, by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, the Company intends to evaluate the likelihood that it will realize the benefit represented by the deferred tax asset, and, to the extent that it estimates that it is more likely than not that the Company will not realize the benefit, the Company will reduce the carrying amount of the deferred tax asset with a valuation allowance.

The Company estimates the value of the Tax Receivable Agreement to be $    million. The Company estimates its deferred tax asset, from the use of IPO cash proceeds to purchase Class A Interests of Holtec International, to be $    million (or $    million, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

The use of the IPO proceeds to purchase Class A Interests in Holtec International LLC results in a tax-over-book deferred tax (the “Initial Contribution DTA”). The Initial Contribution DTA of $    was recorded with an offsetting entry to equity. Subsequent changes to the deferred tax assets will be recorded as an adjustment to earnings.

c.	Noncontrolling interests

Upon completion of the Reorganization, Holtec Nuclear will become the sole managing member of Holtec International pursuant to the Holtec International LLC Agreement. Holtec Holdings will retain a    % (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) economic interest in Holtec International through Class B Interests and Holtec International Holdco 1 will retain a    % (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) economic interest in Holtec International through Class B Interests, each of which represents a non-controlling interest and is reflected as such in the Company’s consolidated financial statements in accordance with ASC 810, Consolidation. Pursuant to the Holtec International LLC Agreement, each holder of Class B Interests, including Holtec Holdings and Holtec International Holdco 1, can exchange its Class B Interests into shares of Class A common stock on a

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

one-for-one basis. In the case of an exchange by a holder of Class B Interests, a corresponding number of shares of Class B common stock will be cancelled.

The pro forma consolidated financial statements present the portion of Holtec International’s stockholders’ equity and net income attributable to Holtec Holdings and Holtec International Holdco 1.

The following shows Holtec International’s capitalization as of June 30, 2026.

	Shares/Interests	% of Economic Interests
Class A Common Stock
Public Stockholders	—

Total Class A Common Stock	—
Class B Common Stock
Holtec Holdings	—
Holtec International Holdco 1	—

Total Class B Common Stock	—
Common Interests
Holtec Holdings	—
Holtec International Holdco 1	—

Total Common Interests	—

Total Economic Interest	—

The noncontrolling interest may decrease according to the number of Class B Interests that are exchanged for shares of Class A common stock.

d.	Impact on Equity

The following table represents the impact of the Transactions on the total equity section:

Common Interests	$—
Class A Common Stock	$—
Class B Common Stock	$—
Additional paid-in-capital	$—
Retained earnings	$—
Noncontrolling interests	$—

e.	Deferred Taxes

Under the historical structure, Holtec International has generally elected to be taxed as a pass-through entity under the applicable federal and state revenue codes, by unanimous consent of the Legacy Stockholders, where available. As a result, there are no provisions for federal or state income taxes for the states for which Subchapter S status is permitted and elected. Instead, the stockholders are liable for federal and state income taxes on their individual tax returns. Certain states assess a separate corporate income tax which has been reflected in these consolidated financial statements. The provision for state income taxes for those states in which the Company does not have pass-through status is determined by the asset and liability method.

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Upon the consummation of the Transactions, the Company will become subject to U.S. federal and state income taxes on its share of the taxable income attributable to its ownership in Holtec International. The pro forma consolidated statement of operations reflects an adjustment to record a provision for income taxes as if the Company had always owned its pro forma ownership percentage in Holtec International and was subject to corporate income taxes for the periods presented.

Certain entities included in the Company’s consolidated financial statements are subject to income taxes at the entity level. These entities include Nuclear Decommissioning Trusts (“NDTs”) that are treated as separate taxable entities under applicable tax laws. The Company recognizes current and deferred income taxes for these entities on a stand-alone basis, consistent with their status as taxable entities. In connection with the planned NAMCO Restructuring, the Company expects to complete the restructuring prior to the IPO, subject to obtaining the necessary regulatory approvals, pursuant to which the decommissioning activity and the related NDTs will be deconsolidated from the Company’s financial statements. As a result, the historical results of operations and financial position of these entities are reflected in the consolidated financial statements but will not be included in the Company’s results following the completion of the Transactions.

Accordingly, the pro forma financial information reflects adjustments to remove the historical income tax effects and related balances associated with these entities, as they are not planned to impact the Company on a go-forward basis. In addition, because these entities are not expected to be part of the post-Transaction structure, the application of the Company’s UP-C structure and the related pro forma tax adjustments reflect only the continuing operations of the Company and therefore are impacted by the deconsolidation of the NDTs.

The pro forma income tax provision was calculated using the statutory U.S. federal and state income tax rates expected to apply to the Company’s taxable income. The actual ownership percentage of the Company and noncontrolling interest shareholders are still unknown. Accordingly, the pro forma tax provision will likely be adjusted in correlation with decisions made around the future ownership structure.

Note 4 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Holtec Asia

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FROM DECONSOLIDATION OF HOLTEC ASIA FOR THE YEAR ENDED DECEMBER 31, 2025

Dollars in thousands, unless otherwise noted

	For the Year Ended December 31, 2025
	Holtec Asia stand-alone statement of operations including tax impact (if any)	Intercompany balances of Holtec Asia derecognized from Holtec International consolidated statement of operations	Total carrying amounts derecognized from Holtec International consolidated statement of operations	Recognition of Intercompany balance with the Holtec Asia Note 4(b)	Total Holtec Asia impact Note 4(a)
Revenues	$22,810	$(8,844)	$13,966	$(8,558)	$5,408
Direct operating costs	21,751	(8,558)	13,193	(8,844)	4,349

Gross operating profit	1,059	(286)	773	286	1,059
Operating expenses
Selling, general, and administrative expenses	7,220	—	7,220	—	7,220
Accretion of asset retirement obligations	—	—	—	—	—

Total operating expenses	7,220	—	7,220	—	7,220
Asset retirement obligation settlement and measurement gain (loss)	—	—	—	—	—

Income from operations	(6,161)	(286)	(6,447)	286	(6,161)

Other income (expenses)
Interest expense	(19)	—	(19)	—	(19)
Interest and investment income	706	—	706	—	706
Gain on foreign currency exchange	3,030	—	3,030	—	3,030

Net other income (expenses)	3,717	—	3,717	—	3,717
Income before provision for income taxes	(2,444)	(286)	(2,730)	286	(2,444)
Provision for income taxes	—	—	—	—	—

Net income	(2,444)	(286)	(2,730)	286	(2,444)
Less net income attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to Holtec Nuclear and subsidiaries	$(2,444)	$(286)	$(2,730)	$286	$(2,444)

a.	The pro forma adjustments reflect the deconsolidation of the revenues, expenses and other income (loss), of Holtec Asia.

Dollars in Thousands, unless otherwise noted	For the Year Ended December 31, 2025
Revenue	$(5,408)
Direct operating costs	4,349
Operating expenses	7,220
Net other income (expenses)	(3,717)

Net income attributable to Holtec Nuclear and Subsidiaries	$2,444

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

b.	Related Party Transactions – Deconsolidation of Holtec Asia

Effective January 1, 2026, Holtec Asia was deconsolidated from Holtec International’s legal entity structure. As a result, Holtec Asia is no longer part of the Company’s consolidated financial reporting and is instead treated as an external third party for financial reporting purposes.

Holtec International, Inc. recognition of intercompany activity with Holtec Asia Private Limited

Dollars in Thousands, unless otherwise noted	For the Year Ended December 31, 2025
Revenue	$8,558
Direct operating costs	8,844

Net intercompany activity recognized	$(286)

Impact on Revenues and Expenses:

The pro forma adjustments reflect the Company’s additional revenues and expenses for the year ended December 31, 2025, resulting from transactions with Holtec Asia that, prior to deconsolidation, were eliminated upon consolidation. These transactions do not reflect arm’s-length terms, as Holtec Asia is controlled by the Legacy Stockholders.

Summary of Additional Transactions:

Revenues:

For the year ended December 31, 2025, Holtec International has recognized revenues from Holtec Asia amounting to $8.6 million, representing amounts billed for goods sold and services rendered, recorded on standard commercial terms.

Expenses:

For the year ended December 31, 2025, Holtec International has recognized expenses related to Holtec Asia amounting to $8.8 million, consisting of costs incurred for goods and services acquired.

Nature of Transactions:

Holtec International continues to engage with Holtec Asia in the ordinary course of business. These transactions principally include the sale and purchase of materials, components and services. See “Certain Relationships and Related Person Transactions—Transactions with the Legacy Stockholders and their affiliates—Sale of Holtec Asia.”

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

NAMCO Restructuring

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FROM NAMCO RESTRUCTURING FOR THE SIX MONTHS ENDED JUNE 30, 2026

Dollars in thousands, unless otherwise noted

	For the Six Months Ended June 30, 2026
	NAMCO Restructuring stand-alone statement of operations including tax impact (if any)	Intercompany balances of NAMCO Restructuring derecognized from Holtec International consolidated statement of operations	Total carrying amounts derecognized from Holtec International consolidated statement of operations	Recognition of Intercompany balance with the NAMCO Restructuring Note 4(d)	Total NAMCO Restructuring impact Note 4(c)
Revenues	$6,080	$—	$6,080	$(224,645)	$(218,565)
Direct operating costs	114,059	(224,645)	(110,586)	—	(110,586)

Gross operating profit	(107,979)	224,645	116,666	(224,645)	(107,979)
Operating expenses
Selling, general, and administrative expenses	54	—	54	—	54
Accretion of asset retirement obligations	24,504	—	24,504	—	24,504

Total operating expenses	24,558	—	24,558	—	24,558
Asset retirement obligation settlement and measurement gain (loss)	87,020	—	87,020	—	87,020

Income from operations	(45,517)	224,645	179,128	(224,645)	(45,517)

Other income (expenses)
Interest expense	(491)	—	(491)	—	(491)
Interest and investment income	25,838	—	25,838	—	25,838
Realized gain on investments	200,093	—	200,093	—	200,093
Unrealized gain on investments	(78,741)	—	(78,741)	—	(78,741)

Net other income (expenses)	146,699	—	146,699	—	146,699
Income before provision for income taxes	101,182	224,645	325,827	(224,645)	101,182
Provision for income taxes	29,233	—	29,233	—	29,233

Net income	71,949	224,645	296,594	(224,645)	71,949
Less net income attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to Holtec Nuclear and subsidiaries	$71,949	$224,645	$296,594	$(224,645)	$71,949

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FROM NAMCO RESTRUCTURING FOR THE YEAR ENDED DECEMBER 31, 2025

Dollars in thousands, unless otherwise noted

	For the Year Ended December 31, 2025
	NAMCO Restructuring stand-alone statement of operations including tax impact (if any)	Intercompany balances of NAMCO Restructuring derecognized from Holtec International consolidated statement of operations	Total carrying amounts derecognized from Holtec International consolidated statement of operations	Recognition of Intercompany balance with the NAMCO Restructuring Note 4(d)	Total NAMCO Restructuring impact Note 4(c)
Revenues	$17,855	$—	$17,855	$(340,056)	$(322,202)
Direct operating costs	110,114	(340,057)	(229,944)	—	(229,944)

Gross operating profit	(92,259)	340,057	247,798	(340,056)	(92,258)
Operating expenses
Selling, general, and administrative expenses	98	—	98	—	98
Accretion of asset retirement obligations	57,914	—	57,914	—	57,914

Total operating expenses	58,012	—	58,012	—	58,012
Asset retirement obligation settlement and measurement gain (loss)	53,328	—	53,328	—	53,328

Income from operations	(96,943)	340,057	243,114	(340,056)	(96,942)

Other income (expenses)
Interest expense	(1,585)	—	(1,585)	—	(1,585)
Interest and investment income	59,627	—	59,627	—	59,627
Gain on sale of fixed assets	1,092	—	1,092
Realized gain on investments	114,392	—	114,392	—	114,392
Unrealized gain on investments	174,866	—	174,866	—	174,866

Net other income (expenses)	348,392	—	348,392	—	348,392
Income before provision for income taxes	251,449	340,057	591,506	(340,056)	251,450
Provision for income taxes	62,712	—	62,712	—	62,712

Net income	188,737	340,057	528,794	(340,056)	188,738
Less net income attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to Holtec Nuclear and subsidiaries	$188,737	$340,057	$528,794	$(340,056)	$188,738

c.	The pro forma adjustments reflect the deconsolidation of the revenues, expenses and other income (loss), of the NAMCO Restructuring

For the Six Months Ended June 30, 2026
Revenue	$218,565
Direct operating costs	(110,586)
Operating expenses	24,558
Asset retirement obligation settlement and measurement gain (loss)	(87,020)
Net other income (expenses)	(146,699)
Provision for income taxes	29,233

Net income attributable to Holtec Nuclear and Subsidiaries	$(71,949)

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

For the Year Ended December 31, 2025
Revenue	$322,202
Direct operating costs	(229,944)
Operating expenses	58,012
Asset retirement obligation settlement and measurement gain (loss)	(53,328)
Net other income (expenses)	(348,392)
Provision for income taxes	62,712

Net income attributable to Holtec Nuclear and Subsidiaries	$(188,738)

Upon completion of the NAMCO Restructuring, the Company will provide decommissioning services for sites owned by DEAMCO in accordance with the established NRC approved decommissioning plan and based on contracts that will be signed with the individual sites. Upon execution of various decommissioning activities, the Company bills the DEAMCO trust and recognizes revenue as services are provided. Revenues consist of fees for services provided in the execution of those agreements by outside contractors as well as self-performed services, including security, management, engineering services for oversight of dry storage operations and fabrication activities related to dry cask storage systems, among others. Revenues recognized for the six months ended June 30, 2026 reflect actual amounts billed to the trust under the current structure and reflect our expectation of how revenues will be recognized going forward. For the six months ended June 30, 2026 and the year ended December 31, 2025, those revenues were $218.6 million and $322.2 million, respectively. Direct operating costs fall into three categories as reported annually to the NRC: license termination, spent fuel management and site restoration. For the six months ended June 30, 2026 and the year ended December 31, 2025, those costs were $110.6 million and $230.0 million, respectively.

d.	Related Party Transactions – NAMCO Restructuring

Holtec International recognition of intercompany activity with the NAMCO Restructuring
For the Six Months Ended June 30,
Dollars in Thousands, unless otherwise noted	2026
Revenue	$224,645
Direct operating costs	—

Net intercompany activity recognized	$224,645

For the Year Ended December 31,
Dollars in Thousands, unless otherwise noted	2025
Revenue	$340,056
Direct operating costs	—

Net intercompany activity recognized	$340,056

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Impact on Revenues and Expenses:

The pro forma adjustments reflect the Company’s additional revenues and expenses for the six months ended June 30, 2026 and for the year ended December 31, 2025 resulting from decommissioning services transactions that, prior to restructuring, were eliminated upon consolidation. These transactions do not reflect arm’s-length terms, as both companies are controlled by the Legacy Stockholders.

Summary of Additional Transactions:

Revenues:

For the six months ended June 30, 2026 and for the year ended December 31, 2025, Holtec International has recognized revenues from decommissioning services amounting to $218.6 million and $340.1 million, respectively, representing amounts billed for services rendered, recorded on standard commercial terms.

Nature of Transactions:

Holtec International will continue to engage with DEAMCO in the ordinary course of business. These transactions principally include the decommissioning services rendered by HDI. See “Certain Relationships and Related Person Transactions — Transactions with the Legacy Stockholders and their affiliates — NAMCO Restructuring.”

Note 5 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Income – Impacts of UP-C Restructuring and IPO

a.	Provision for Income Taxes

Refer to Note 3(e), above.

b.	Noncontrolling interests

Refer to Note 3(c) above.

The net income of the Company is being reduced as summarized below:

For the Six Months Ended June 30, 2026
Pro forma net income
Noncontrolling interest percentage

Noncontrolling interest pro forma adjustment

Net income attributable to PubCo

For the Year Ended December 31, 2025
Pro forma net income
Noncontrolling interest percentage

Noncontrolling interest pro forma adjustment

Net income attributable to PubCo

HOLTEC NUCLEAR CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Note 6 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Income – Pro Forma the Company and Subsidiaries

a.	Earnings Per Share (“EPS”)

The pro forma basic and diluted EPS of the Company have been computed using the number of shares of Class A common stock outstanding following the consummation of the IPO, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock and further assuming that such shares were outstanding since January 1, 2025.

For the Six Months Ended June 30,
Dollars in thousands, except shares and per share amount	2026
Numerator:
Pro forma net income attributable to common stockholders, basic and diluted

Denominator:

Weighted average number of Class A Common Stock outstanding for Holtec Nuclear basic per share calculation

Effect of dilutive potential shares:

Adjusted weighted average shares outstanding for diluted per share calculation	—

Pro forma earnings per share

Basic
Diluted

For the Year Ended December 31,
Dollars in thousands, except shares and per share amount	2025
Numerator:
Pro forma net income attributable to common stockholders, basic and diluted

Denominator:

Weighted average number of Class A Common Stock outstanding for Holtec Nuclear basic per share calculation

Effect of dilutive potential shares:

Adjusted weighted average shares outstanding for diluted per share calculation	—

Pro forma earnings per share

Basic
Diluted

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Holtec International:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Holtec International and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

Philadelphia, Pennsylvania

April 10, 2026

HOLTEC INTERNATIONAL

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$23,421	$106,332
Accounts receivable	130,753	150,115
Nuclear decommissioning trust funds, current portion	98,511	227,607
Costs and estimated earnings in excess of billings	253,868	189,667
Inventories	26,613	24,657
Prepaid expenses and other current assets	92,862	71,795

Total current assets	626,028	770,173
Property and equipment, net	1,709,296	776,373
Nuclear decommissioning trust funds, less current portion	2,895,430	2,856,635
Long-term receivables	635,355	621,563
Other assets	209,527	81,284

Total assets	$6,075,636	$5,106,028

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$149,990	$136,699
Billings in excess of costs and estimated earnings	132,055	170,120
Accrued expenses and other current liabilities	261,790	97,614
Asset retirement obligations—current portion	98,511	227,607
Revolving credit facility	100,000	—
Acquisition payables—current portion	10,000	10,000

Total current liabilities	752,346	642,040
Acquisition payables	19,159	28,563
Asset retirement obligations, less current portion	1,704,028	1,802,609
Unearned income	245,306	300,000
Deferred income tax liabilities	256,877	214,232
Long-term debt	690,171	—
Other long-term liabilities	36,439	7,146

Total liabilities	3,704,326	2,994,590
Stockholders’ equity:
Common stock, $.01 par value, 2,000,000 shares authorized, 1,178,916 shares issued and outstanding at	12	12
Additional paid-in capital	17,415	17,415
Retained earnings	2,351,846	2,080,927
Noncontrolling interests	2,037	13,084

Total stockholders’ equity	2,371,310	2,111,438

Total liabilities and stockholders’ equity	$6,075,636	$5,106,028

The accompanying notes are an integral part of these Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Revenues	$576,617	$765,531
Direct operating costs	377,082	432,698

Gross operating profit	199,535	332,833
Operating expenses:
Selling, general, and administrative expenses	160,169	146,955
Accretion of asset retirement obligations	60,452	72,604

Total operating expenses	220,621	219,559
Asset retirement obligation settlement and measurement gain (loss)	58,181	177,711

Income from operations	37,095	290,985
Other income (expenses):
Interest expense	(3,377)	(5,714)
Interest and investment income	78,963	91,741
Realized gain on investments	118,536	45,536
Unrealized gain on investments	230,033	247,552
Gain on foreign currency exchange	6,169	3,775
Gain on sale of fixed assets	2,342	520
Other income (loss)	1,271	5,023

Net other income (expenses)	433,937	388,433

Income before provision for income taxes	471,032	679,418
Provision for income taxes	84,464	83,638

Net income	386,568	595,780
Less net (loss) income attributable to noncontrolling interests	(11,047)	3,836

Net income attributable to Holtec International and subsidiaries	$397,615	$591,944

Earnings Per Share (EPS)
Weighted-average common shares outstanding	1,178,916	1,178,916

Basic and diluted earnings per share	$337.27	$502.11

The accompanying notes are an integral part of these Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

	Common Stock		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Common Share
Balances—January 1, 2024	1,178,916	$12	$17,415	$1,674,750	$1,692,177	$9,248	$1,701,425
Net Income	—	—	—	591,944	591,944	3,836	595,780
Distributions	—	—	—	(185,767)	(185,767)	—	(185,767)

Balances—December 31, 2024	1,178,916	$12	$17,415	$2,080,927	$2,098,354	$13,084	$2,111,438

Net Income	—	—	—	397,615	397,615	(11,047)	386,568
Distributions	—	—	—	(126,696)	(126,696)	—	(126,696)

Balances—December 31, 2025	$1,178,916	$12	$17,415	$2,351,846	$2,369,273	$2,037	$2,371,310

The accompanying notes are an integral part of these Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$386,568	$595,780
Depreciation and amortization	23,359	13,158
Amortization of bond discount/premium	900	4,497
Gain on sale of equipment	(2,342)	(520)
Deferred income tax provision	42,645	50,409
Accretion expense	60,452	72,604
Interest expense	2,477	1,012
Gain on loan forgiveness	—	(4,649)
Asset retirement obligation settlement and measurement (gain) loss	(58,181)	(177,711)
Unrealized gain on investments	(230,033)	(247,552)
Realized gain on investments	(118,536)	(45,536)
Michigan grant reimbursements recognized as a reduction of expenses	(54,694)	—
Non-cash income related to NDT Investments	90	1,072
Change in operating assets and liabilities:
Accounts and contract receivable	19,361	(38,512)
Nuclear decommissioning trust funds	7,901	—
Costs and estimated earnings on uncompleted contracts	(64,201)	(15,992)
Inventories	(1,956)	(2,436)
Prepaid expenses and other assets	(21,067)	(8,056)
Long-term receivables	(13,792)	(151,686)
Other assets	(72,025)	12,262
Accounts payable	611	25,330
Billings in excess of costs and estimated earnings on uncompleted contracts	(38,065)	(17,326)
Accrued expenses and other liabilities	83,119	(14,024)
Asset retirement obligations	(229,948)	(201,249)
Other liabilities	28,845	(1,032)

Net cash flows used in operating activities	(248,512)	(150,157)

Cash flows from investing activities
Capital expenditures	(983,562)	(546,432)
Proceeds from the sale of property and equipment	11,093	520
Deferred grant income	—	300,000
Grant reimbursement for capital projects	67,520	30,312
Purchases of NDT Investments	(2,823,927)	(3,633,079)
Sales of NDT Investments	3,101,826	3,975,821
Proceeds from redemption of NDT debt securities	152,081	265,241

Net cash flows provided by (used in) investing activities	(474,969)	392,383

Cash flows from financing activities
Payment of acquisition payables	(10,000)	(10,000)
Settlement of related party notes payable	—	(15,426)
Debt proceeds	787,266	—
Debt payments	(10,000)	—
Distributions to stockholders’ interests	(126,696)	(185,767)

Net cash flows provided by (used in) financing activities	640,570	(211,193)

Net increase (decrease) in cash and cash equivalents	(82,911)	31,033

Cash and cash equivalents
Beginning	106,332	75,299

Ending	$23,421	$106,332

Supplementation Disclosure of Cash Flow Information
Cash paid for Income taxes	$44,947	$25,483
Cash paid for interest expense	$1,083	$244
Non-cash transactions
Additions to property and equipment included in accounts payable and accrued expenses	$181,849	$95,997
Right-of-use assets obtained in exchange for new lease obligations	$30,040	$10,082

The accompanying notes are an integral part of these Consolidated Financial Statements.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

1.	Organization and Nature of Operations

Holtec International (“Holtec”) through its domestic and international subsidiaries (collectively, the “Company”) is a U.S.-headquartered multinational energy technology company primarily focused on nuclear power generation and related clean energy solutions. The Company operates as a turnkey nuclear technology provider, providing systems, structures, components and specialty services across the nuclear power lifecycle to a global customer base that includes utilities, governments and industrial companies. The Company also engages in early-stage development of complementary solar and energy storage technologies. The Company holds a significant portfolio of intellectual property and operates advanced manufacturing facilities in New Jersey, Pennsylvania and Ohio. The Company was formed as a Delaware corporation in 2006, although its predecessor company was founded in 1986.

The Company’s principal business activities include spent nuclear fuel storage and transportation solutions, nuclear plant decommissioning services, the restart of a decommissioned nuclear power plant and the development of small modular reactors (“SMRs”). The Company also engages in early-stage development of complementary solar and energy storage technologies.

2.	Basis of Presentation and Significant Accounting Policies

a.	Basis of presentation and principles of consolidation

The Consolidated Financial Statements include the accounts of Holtec, its wholly owned subsidiaries, and certain affiliated companies.

The Consolidated Financial Statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The Consolidated Financial Statements include Holtec’s accounts and operations and those of its subsidiaries in which the Company has a controlling interest. The Company’s total comprehensive income was equal to net income for the years ended December 31, 2025 and 2024. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, Holtec applies the guidance of Accounting Standards Codification (“ASC” or the “Codification”) 810, Consolidations (“ASC 810”), to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a VIE, should be consolidated. All material intercompany transactions and balances have been eliminated in consolidation.

b.	Reportable Segments

The Company is principally engaged in providing products and services related to nuclear power and decommissioning nuclear facilities. The Company defines its segments on the basis of the way in which internally reported financial information is regularly reviewed by the Chief Operating Decision Maker (“CODM”) to analyze financial performance, make decisions, and allocate resources. The Company’s CODM is the founder and Chief Executive Officer. Based on how the CODM measures financial performance, the Company has identified two reportable segments: Nuclear Power Division (“NPD”) and Palisades. See Note 11 for financial information about the Company’s segments.

NPD

The NPD segment manufactures products for and provides services to the nuclear energy sector. NPD’s operations primarily consist of: designing, developing and constructing nuclear energy technologies,

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

including spent fuel management systems, heat exchange equipment and SMR technology; site services, such as storage and transportation of spent nuclear fuel; decommissioning of shuttered nuclear power plants; and engineering and consulting services. NPD delivers these products and performs these services under various contracts, including nuclear fuel and waste management contracts.

Palisades

The Palisades segment provides services to recommission the Palisades Nuclear Plant (“Palisades”) in Covert, Michigan. This 800-megawatt facility was shut down in May 30, 2022, with plans for decommissioning; however, the Company is providing services to bring the site back online. As of August 2025, the plant has obtained Operations Status under the oversight of the U.S. Nuclear Regulatory Commission (“NRC”). On August 25, 2025, Palisades officially transitioned from decommissioning to operations status under the oversight of the NRC, following the agency’s July 2025 approval of the Company’s licensing package. While authorized to receive nuclear fuel and complete restart preparations, final power operations are subject to compliance with applicable Technical Specifications and regulatory requirements. The plant’s Emergency Response Organization is fully activated, and extensive maintenance, inspections, and testing are underway as part of the restart process. Upon return to service, Palisades is expected to provide approximately 800 megawatts of electricity.

c.	Summary of significant accounting policies

The following is a summary of the significant accounting policies followed in the preparation of the accompanying Consolidated Financial Statements. The guidelines and numbering system prescribed by the Financial Accounting Standards Board (“FASB”) Codification are used when referring to GAAP in these Consolidated Financial Statements.

d.	Use of estimates

The preparation of Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management’s knowledge of current events, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from management’s best estimates as additional information becomes available in the future.

e.	Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Identify the contract;

•	Identify performance obligations;

•	Determine the transaction price;

•	Allocate the transaction price; and

•	Recognize revenue.

The Company’s revenues are primarily derived from NPD. NPD customers consist of private and publicly held utility companies and various federal, state and local governmental entities located within the

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

United States and abroad. NPD conducts a significant portion of its operations under nuclear fuel and waste management contracts, which provide for the design, development and construction of nuclear energy technologies, including spent fuel management systems, heat exchange equipment and SMR technology; site services, such as storage and transportation of spent nuclear fuel; decommissioning of shuttered nuclear power plants; and engineering and consulting services as described below:

Construction-Type Revenues

NPD generates construction-type revenues from contracts to design and manufacture spent fuel management systems and heat exchange systems, including dry cask and wet fuel storage systems. These systems are custom-designed to meet the customer-specific operational and regulatory requirements. Construction contracts typically contain a single performance obligation for construction services with terms ranging from one year to multiple decades.

Management has concluded that the Company’s performance obligations are satisfied over time because the Company’s performance does not create an asset with an alternative use, and the Company has an enforceable right to payment for performance completed to date. The Company measures the progress toward complete satisfaction of the performance obligation(s) using the cost-to-cost input method resulting in a percentage of completion accounting model.

Certain customer arrangements include both (i) construction-type activities to design and manufacture spent fuel management systems and (ii) subsequent ongoing site services. The Company accounts for construction services and site services as separate performance obligations. The construction and site services are generally priced separately, consistent with their respective standalone selling prices. Revenue for each performance obligation is recognized over time using a percentage-of-completion method.

Site Service Revenues

NPD also generates recurring revenues from site services associated with the removal, on-site transportation, loading, and on-site storage of spent nuclear fuel. Customers typically contract for an integrated spent fuel waste management service, and the Company accounts for these activities as a single performance obligation. These arrangements generally have terms ranging from five years to multiple decades, reflecting the anticipated operating life and post-shutdown needs of the customer’s nuclear facility.

The Company’s performance obligations are satisfied over time because the customer simultaneously receives and consumes benefit over the duration of site services performed. The Company measures the progress toward complete satisfaction of the performance obligation(s) using the cost-to-cost input method resulting in a percentage of completion accounting model.

The Company has determined that decommissioning arrangements generally contain a single performance obligation because the promised activities (primarily removal, storage, monitoring, security, and spent fuel management) are highly interrelated and, in combination, represent an integrated service of managing and safeguarding spent fuel on behalf of the DOE.

Decommissioning Revenues

NPD generates revenues from site services associated with the removal, storage, monitoring, security, management of spent fuel, and other decommissioning related services at decommissioning sites. These services are reimbursed by the DOE as a result of the DOE’s failure to remove and securely store spent

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

nuclear fuel under the standard contract for the disposal of spent nuclear fuel entered into pursuant to the Nuclear Waste Policy Act of 1982 (the “Standard Contract”).

The Company is entitled to claim compensation from the DOE for costs incurred for services performed, either pursuant to a settlement agreement, as in the case of the Oyster Creek decommissioning site, or through claims related to the DOE’s ongoing breach of its obligations under the Standard Contract at other decommissioning sites. This is a standard practice in the nuclear energy industry for sites that have not reached a settlement agreement with DOE. The right to pursue such claims has been assigned to the Company pursuant to the applicable asset sale and purchase agreements or equity purchase and sale agreements with the prior site owners.

The Company has determined that decommissioning arrangements generally contain a single performance obligation because the promised activities for site services are highly interrelated and, in combination, represent an integrated service of managing and safeguarding spent fuel on behalf of the DOE. The Company recognizes revenue for this performance obligation over time using a cost incurred input measure of progress.

Engineering and Consulting Service Revenues

NPD generates revenues from engineering and consulting service contracts that provide design, safety, civil engineering, deactivation consulting, and other advisory services to customers in the energy generation industry. These services are provided pursuant to service contracts with terms generally ranging from less than one year to five years. Consulting services are recorded over-time based on time and materials incurred to date reflecting the enforceable right to payment and the value transferred to the Company’s customer for services rendered to date.

Variable Consideration

Typically, the Company’s construction and site service contracts are fixed price. The Company’s decommissioning revenues may include variable consideration, primarily related to reimbursement of certain qualifying costs that are subject to DOE review, audit, allowability determinations, and final approval. The Company estimates variable consideration using the expected value method and recognizes revenue only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.

Contract modifications

Contract modifications are generally executed through change orders and typically result from customer-directed changes in scope, sequencing, or timing of work. Because the Company’s arrangements generally comprise integrated services accounted for as a single performance obligation, most modifications do not add distinct goods or services and are accounted for as part of the existing contract. Accordingly, changes in the transaction price and/or measure of progress are recognized on a cumulative catch-up basis. Modifications are accounted for as a separate contract only when additional distinct goods or services are added at their standalone selling prices.

The Company excludes from the transaction price taxes it collects from its customers that were assessed by a government authority on (or contemporaneous with) the Company’s revenue-generating transactions with their customers. The Company generally provides limited-assurance-type warranties for work performed under its contracts. The warranty periods typically extend for a limited duration following substantial completion of the Company’s work on a project and only covers the product’s or service’s

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

compliance with agreed-upon specifications. The Company does not offer extended warranties or sell warranties to its products or services separately, and its standard warranties do not provide the customer with any incremental services. As such, these assurance-type warranties are accounted for under ASC 460, Guarantees, as guarantees. Historically, warranty claims have not resulted in material costs incurred.

The accuracy of the Company’s revenue and profit recognition in a given period depends on the accuracy of management’s estimates of the cost to complete each project. There are a number of factors that can contribute to changes in estimates of contract cost and profitability, including the completeness and accuracy of the original bid, scope changes and changes from the original design, changes in the costs of labor and/or materials, owner changes, weather, site conditions, subcontractor performance issues and other delays. Management generally recognizes changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified.

Contract related receivables, assets and liabilities

Current contract assets are classified on the Consolidated Balance Sheet as Costs and estimated earnings in excess of billings and represent revenues recognized in excess of amounts billed or available to be billed where the right to payment is not unconditional. Non-current contract assets are classified on the Consolidated Balance Sheet as Long-term receivables. Current contract liabilities are classified on the Consolidated Balance Sheet as Billings in excess of costs and estimated earnings and represent billings in excess of revenues recognized.

Accounts receivable are classified on the Consolidated Balance Sheet as Accounts receivable and are recorded when the Company obtains an unconditional right to payment under the terms of the contracts. This includes retentions receivable, which is a component of accounts receivable representing an amount withheld from initial billings by the Company’s customers until the end of the project or some other specified period of time, pursuant to provisions in the contract.

Management determines an allowance for credit losses to provide for the estimated amount of accounts and retentions receivable and contract assets that will not be collected. The allowance is based on historical information, the age and delinquency of the accounts, current economic conditions, and other reasonable and supportable information, as applicable. Accounts and retentions receivable are written off when it is determined that there is no possibility of recovery. Recoveries of accounts and retentions receivable previously written off are recorded as an offset to the provision for credit losses in the year of recovery. No allowance for credit losses was deemed necessary by management as of December 31, 2025 and 2024.

The Company’s billing practices are governed by the contract terms and generally are based on achievement of milestones or predetermined schedules. From time to time these terms may require the customer to make advance payments as work progresses or could result in the Company receiving payment prior to transferring the related good or service. For all construction-type and service contracts, the period between the receipt of payment and the completion of the work to which it relates is one year or less as payments are received over time as work progresses, generally on a periodic or milestone basis. As such, the Company has elected not to adjust consideration for the effects of a significant financing component when accounting for these contracts.

Remaining performance obligations

The Company’s remaining performance obligations as of December 31, 2025 represent a measure of the total dollar value of work to be performed on contracts awarded and in progress. The Company had

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

approximately $1.8 billion in remaining performance obligations as of December 31, 2025, respectively, which excluded variable consideration that has been constrained. As of December 31, 2025, the Company expects to recognize 24% of its remaining performance obligations related to contracts with a duration of greater than one year within the next twelve months and the remaining 76% thereafter. The majority of the remaining performance obligations after the first twelve months are expected to be recognized over a three-year period.

Although the remaining performance obligations reflect business volumes that are considered to be firm, normal business activities including scope adjustments, deferrals, or cancellations may occur that impact volume or expected timing of their recognition. Remaining performance obligations are adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations, and project deferrals, as appropriate.

Contract costs

All contract costs, including those associated with change orders, unresolved contract modifications, claims to or from customers, and back-charge recoveries, are recorded as incurred, and revisions to estimated total costs are reflected as soon as the obligation to perform is determined. Contract costs include all direct labor, material, subcontractors, equipment and indirect costs related to contract performance. General and administrative expenses are charged to operations as incurred. Costs to obtain the Company’s contracts (pre-bid costs) that are not expected to be recovered from the customer are expensed as incurred and included in selling, general and administrative expenses on the Company’s Consolidated Statement of Operations.

The Company elects to apply the practical expedient to expense contract acquisition costs as incurred where the expected period of benefit is one year or less. Contract acquisition costs are deferred and amortized on a straight-line basis over the period of benefit as it approximates the transfer of the goods and services to which the contract asset relates. The Company assesses the amortization term for all major transactions based on specific facts and circumstances.

Contract acquisition costs are classified as current or noncurrent assets based on when the expense will be recognized. The current and noncurrent portions of contract acquisition costs are included in Prepaid expenses and other current assets, and in other assets, respectively. As of December 31, 2025 and 2024, the Company had $8.5 million of contract acquisition costs. The Company had amortization expense of $1.4 million related to these costs during the fiscal years ended December 31, 2025 and 2024. There was no impairment related to contract acquisition costs.

f.	Grants

During May 2024, Holtec Palisades, LLC (“Holtec Palisades”), a wholly owned subsidiary of Holtec, entered into two separate grant agreements with the Michigan Economic Development Corporation to support the restart of the Palisades plant. The first grant (Case-400490), effective October 1, 2023, provides for funding up to $150.0 million through September 30, 2027. The second grant (Case-418658), effective July 24, 2024, provides for funding up to $150.0 million through September 30, 2028.

Both grants are intended to support activities necessary to restart the Palisades facility, with funding disbursed in stages as specified milestones and reporting requirements are met. Disbursements under the second grant are contingent on full expenditure and documentation of the first grant’s funds. The Company must comply with various ongoing reporting, compliance, and operational requirements under the agreements. Funds received are subject to potential claw back in the event of non-compliance with

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

grant terms, misuse of funds, or failure to achieve specified outcomes. The funds were awarded in 2024 for the full amount of $300.0 million under both vehicles, and are recorded as deferred revenue and will be recognized over the estimated useful life of the plant once it becomes operational.

There is no specific guidance in GAAP that addresses the recognition and measurement of government assistance received by a business entity. ASC 958-605, Application of the Limited Discretion Indicator and Accounting for Cost-Sharing Provisions In a Grant Agreement (“ASC 958-605”), contains the GAAP on grant accounting; however, ASC 958-605 excludes from its scope transfers of assets from governments to business entities. As a result, reporting entities may apply ASC 958-605 by analogy, or may analogize to the International Financial Reporting Standards (“IFRS”) International Accounting Standards (“IAS”) 20, Accounting for Government Grants and Disclosures of Government Assistance (“IAS 20”). The Company accounts for government grants under IAS 20 and recognizes benefits where there is reasonable assurance that the Company will comply with the required conditions and that the benefits will be received. It is reasonably certain that the conditions of the grant agreement will be met, the Company recorded the grant proceeds as Unearned Income within the Consolidated Balance Sheets. Such amounts will be recognized over the 25-year useful life of the Palisades facility. To the extent that grant proceeds reimburse the Company for its operating expenses reflected in the Consolidated Statements of Operations, the Company recognizes the related income in the period in which the underlying expenses are incurred. The Company examined the expenses of the Palisades segment and determined that for the year ended December 31, 2025, $54.7 million were reimbursable under the grant. As a result, the Company recorded $54.7 million as a reduction of Selling, general, and administrative expenses in the Consolidated Statement of Operations.

g.	Power Purchase Agreements (PPAs)

Wolverine Power Supply Cooperative and Hoosier Energy Rural Electric Cooperative

In September 2023, Holtec Palisades entered into separate power purchase agreements (the “PPAs”) with two buyers: Wolverine Power Supply Cooperative, Inc. and Hoosier Energy Rural Electric Cooperative, Inc. (together, the “Buyers”). The Buyers collectively agree to take all power generated by the existing pressurized water reactor at the Palisades plant. The substantive terms and conditions of each PPA are almost identical. Notably:

•	Each Buyer agrees to purchase a percentage of the plant’s capacity, including related environmental attributes (e.g., beneficial credits, emissions reductions, etc.), with a minimum and maximum range.

•	The PPAs have a term corresponding with the expiration date of the plant’s operating license,

•	The Buyers pay a fixed price per megawatt-hour (“MWh”).

•

Among other things, the PPAs provide mechanisms for pricing adjustments, denote an exchange of financial assurances, specify remedies for default, address the adverse impacts of certain events that might impact power generation, and describe maintenance and outage scheduling obligations.

•	As of December 31, 2025, the Company has represented no triggering events of defaults exist.

•	The obligations set forth in the PPAs were also subject to Holtec Palisades and the Buyers satisfying a number of conditions precedent, all of which were accomplished by mid-2025.

On December 3, 2025, Holtec Palisades formally notified the buyers that the Company had satisfied all of the Sellers Conditions Precedent set forth in the PPAs. As a result, both PPAs are now effective and the

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Company may begin advancing remaining pre-operational and commercial steps, including recommissioning activities and making preparations for energy deliveries under the PPAs.

The Company accounts for the PPAs as revenue contracts within the scope of ASC 606, Revenue from Contracts with Customers, and expects to recognize revenue as electricity (and related environmental attributes, as applicable) is generated and delivered to the Buyers. As the Palisades facility was not operational as of December 31, 2025, no revenue was recognized under the PPAs for the period presented.

h.	Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company also maintains cash in bank deposit accounts that exceed federally insured limits. The Company has not experienced any losses in such accounts.

i.	Nuclear Decommissioning Trusts

The NRC requires the operator of a decommissioning site to develop a site-specific decommissioning cost estimate covering the NRC license termination costs, spent fuel management costs and site restoration costs. This cost information is used in calculating the ARO and recorded as Asset Retirement Obligations, current and long term, on the Consolidated Balance Sheet at inception of the decommissioning site acquisition. Additionally, at closing, the former decommissioning site owners transferred to the Company the existing NDT funds. These funds are restricted in their use and managed by a third-party trustee. It is not expected that the assets of the decommissioning site (e.g., real property) will have significant appreciable value to the Company until the completion of the decommissioning.

The value of the NDT fund at closing for each decommissioning site, together with the forecasted earnings on those funds, is expected to provide funding approximately equal to the estimated fair value of anticipated future cash flows required to complete decommissioning and spent fuel management activities at each site. The ARO approximated the consideration received through the value of the NDT fund at its inception.

The Company records NDT funds on the Consolidated Balance Sheet at their fair value. The NDT funds represent the regulatory expected amounts needed to fund the decommissioning of shuttered plant sites. Amounts held in cash within each NDT are typically deployed as part of the trust’s overall investment portfolio, which may consist of corporate and government debt securities, equities and cash.

The NDT funds are restricted to use for nuclear decommissioning activities, including demolition and dismantling, and site restoration. The Company applied to the NRC, and was awarded, an exemption to use the NDT to reimburse itself for any spent fuel management costs at each site. Certain of these costs may also be reimbursable from the DOE (see Note 4).

Under NRC regulations and the applicable acquisition agreement with the prior owner, the Company is required to maintain minimum NDT fund balances and provide other financial guarantees, respectively. The Company is in compliance with all funding and financial guarantee requirements as of December 31, 2025.

j.	Inventories

Inventory is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out (“FIFO”) method, and market is determined on the basis of estimated realizable values.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

k.	Property and equipment

Property and equipment consist of buildings, machinery and equipment, nuclear fuel held for use in power generation, land and buildings, leasehold improvements, furniture, fixtures, office equipment, vehicles, and information technology systems. Assets under development are initially recorded as construction in progress and are not depreciated. Upon completion and when the asset is placed into service and ready for its intended use, the related costs are reclassified from construction in progress to the appropriate property and equipment category, and depreciation commences over the asset’s estimated useful life. Each class of asset is recorded at cost and depreciated using the straight-line method over the estimated useful lives. Leasehold improvements are amortized over the term of the lease or the estimated useful life, whichever is shorter.

During the years ended December 31, 2025 and 2024, the Company capitalized costs related to the Palisades restart project of approximately $955.2 million and $532.5 million, respectively. These costs include direct labor, materials, and overhead directly attributable to construction and development activities. The total capitalized costs attributed to fuel management for the years ended December 31, 2025 and 2024 amounted to approximately $84.8 million and $258.5 million, respectively. The capitalized costs are depreciated over the estimated useful lives of the related assets, which range from 3 to 24.5 years. Depreciation expense related to these capitalized costs for the year ended December 31, 2025 was $8.8 million. Depreciation expense related to these capitalized costs for the years ended December 31, 2024 was immaterial.

Maintenance, repairs, and minor renovations are charged to expense when incurred. Significant betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset accounts and related accumulated depreciation or amortization accounts are relieved, and any gain or loss is included in the Consolidated Statements of Operations.

The estimated useful lives of property and equipment for purposes of computing depreciation and amortization are:

Buildings	30-39 years
Leasehold improvements	5-15 years
Furniture, fixtures, and office equipment	5-8 years
Machinery and equipment	3-30 years
Nuclear fuel	4.5-5 years
Vehicles	5-20 years
Information technology systems	6 years

l.	Intangible assets

The Company amortizes intangible assets consisting of patents and internally developed software on the straight-line basis over their estimated useful lives. Intangible assets are recorded in other assets.

m.	Long-lived assets

The Company accounts for long-lived asset impairment in accordance with ASC 360, Property, Plant, and Equipment. Long-lived assets, consisting primarily of property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances by those assets are less than the carrying amounts of those assets. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Determination of fair value requires management to make estimates of future cash flows that are inherently susceptible to significant revision as more information and economic data becomes available. The Company has determined no impairment charges were necessary in 2025 and 2024.

n.	Asset retirement obligations

The Company accounts for ARO in accordance with ASC 410, Asset Retirement and Environmental Obligations. The Company recognizes a liability for its legal obligation to perform ARO activities. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion of asset retirement obligations in Holtec’s Consolidated Statement of Operations. Changes resulting from revisions to the timing or amount of estimated asset retirement cash flows are recognized as increases or decreases to the asset retirement obligation liability. If the related decommissioned nuclear sites are fully depreciated, the corresponding adjustments are recognized in earnings within Asset retirement obligation settlement and measurement gain (loss).

o.	Foreign currency translation

The Company’s operations outside of the United States are largely financed in U.S. dollars and, accordingly, utilize the U.S. dollar as their functional currency. For those foreign subsidiaries that do have transactions in local currencies, all foreign currency Consolidated Financial Statement amounts are remeasured into U.S. dollars. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are calculated when the payments are made or at reporting period ends and included in the Consolidated Statements of Operations.

p.	Income taxes

The Company has generally elected to be taxed as a pass-through entity under the applicable federal and state revenue codes, by unanimous consent of its stockholders, where available. As a result, there are no provisions for federal or state income taxes for the states for which Subchapter S status is permitted and elected. Instead, the stockholders are liable for federal and state income taxes on their individual tax returns. Certain states assess a separate corporate income tax which has been reflected in these Consolidated Financial Statements. The provision for state income taxes for those states in which the Company does not have pass-through status is determined by the asset and liability method.

Under the asset and liability method, deferred tax assets and liabilities represent the differences between financial reporting and tax basis of assets and liabilities, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recorded against a deferred tax asset when management determines it to be more likely than not that the asset will not be realized.

The Company accounts for the effect of any uncertain tax positions based on a more likely than not threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a cumulative probability assessment that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are recognized as accrued income tax expense. No provision or liability for uncertain tax positions is reflected in these Consolidated Financial Statements.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The Company maintains NDTs to fund the cost of decommissioning their respective nuclear power plants. Pursuant to Internal Revenue Code Section 468A, the NDTs in which the Company retains ownership are classified as Qualified Funds. As a result, the NDTs are taxed as separate taxpayers on their net investment earnings at a reduced rate of 20% for federal tax purposes.

Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are classified as noncurrent.

q.	Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under ASC 842, Leases, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying assets and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

For leases with a term of twelve months or more, the Company recognizes right-of-use (“ROU”) assets and lease obligations based on the present value of lease payments over the lease term at the commencement date of the lease. The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives. The Company has elected not to recognize ROU assets and lease obligations for leases with a term of twelve months or less.

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index (“CPI”)). Variable lease payments that fluctuate after the commencement date for reasons other than a change in an index or rate are recorded as variable lease expenses in the period incurred. Fees for terminating a lease are included in the lease payments only when it is probable that the charges will be incurred.

The Company’s leases may include non-lease components representing additional services transferred to the Company, such as common area maintenance for real estate. The Company made an accounting policy election to account for each separate lease component and any non-lease components associated with a lease component as a single lease component. Non-lease components that are variable in nature are recorded in variable lease expense in the period incurred.

The Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of the future payments. The IBR is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.

r.	Recent Accounting Pronouncements

Accounting Standards Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an annual and interim basis. Under the new guidance an entity is required to disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

assessing segment performance and deciding how to allocate resources. The ASU also requires that an entity that has a single reportable segment provide all the disclosures required by this ASU and all existing segment disclosures in Topic 280. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted ASU 2023-07. Refer to Note 11, Segments.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” that requires presentation of specific categories of reconciling items, as well as reconciling items that meet a quantitative threshold, in the reconciliation between the income tax provision and the income tax provision using statutory tax rates. The standard also requires disclosure of income taxes paid disaggregated by jurisdiction with separate disclosure of income taxes paid to individual jurisdictions that meet a quantitative threshold. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, entities have the option to apply retrospectively for each period presented. The Company evaluated the impact of ASU No. 2023-09 on the financial statement disclosures. For the periods presented, no individual reconciling item exceeded the 5% threshold, and no single jurisdiction accounted for 5% or more of total income taxes paid. Accordingly, no additional disaggregated disclosures are required.

Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires an entity to disclose the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. It also requires an entity to include certain amounts that are already required to be disclosed under current GAAP in the same disclosure. Additionally, it requires an entity to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. An entity may apply the amendments prospectively for reporting periods after the effective date or retrospectively to any or all prior periods presented in the Financial Statements. This ASU will likely result in the Company including additional required disclosures in the Financial Statement Footnotes but is not expected to have an effect on the Consolidated Balance Sheet, Statements of Operations, or Statements of Cash Flows.

3.	Accounts Receivable

Accounts receivable for the years ended December 31, 2025 and December 31, 2024 were $130.8 million and $150.1 million, respectively. As of December 31, 2025 and 2024, the Company had no recorded allowance for credit losses on accounts receivable, based on a review of all relevant information and risk factors affecting collectability. This conclusion reflects the Company’s historical experience of minimal credit losses, the creditworthiness of its customers, and its collection policies and procedures. The Company will continue to monitor customer credit risk and economic conditions for any indicators of potential credit losses in the future.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

4.	Site Decommissioning

Under the NWPA, the DOE is tasked with creating a geologic repository for and managing the disposal of spent nuclear fuel and high-level radioactive waste. In line with these requirements, the Company is a party, through assignments from the prior owners of its nuclear sites, to a standard contract with the DOE to provide for the disposal of spent nuclear fuel from nuclear generating stations (the “Standard Contract”). Based on assumptions of the amount of time it will take for the DOE to select a repository location and build the necessary long-term storage infrastructure, the Company estimates the DOE will begin accepting spent nuclear fuel in 2041, which is used for purposes of estimating the nuclear decommissioning AROs.

The NWPA and the Standard Contract required the DOE to take possession of SNF generated by nuclear generating units. The DOE, however, failed to take possession of the SNF, and is expected to remain, delayed. Under the terms of the OC Settlement Agreement (as defined in Note 18) applicable to Oyster Creek (which resolves claims for past damages and does not govern the DOE’s ongoing obligations for spent fuel disposal under the Standard Contract), the Company, as assignees of the OC Settlement Agreement, is eligible to submit costs incurred for spent fuel management for reimbursement by the DOE for Oyster Creek. The remaining sites do not have a settlement agreement with the DOE. As long as the DOE has not fulfilled its obligation for the removal and storage of spent fuel, the Company intends to seek reimbursement of those costs through litigation for partial breach of the Standard Contract.

Decommissioning site service revenues and costs relate to spent fuel management costs and services that are attributable to the DOE’s failure to begin accepting SNF as required. SNF services are incremental reimbursable services separate from the Company’s asset retirement obligations. The Company recognizes these amounts as revenues and direct operating costs over time based on an input method that uses costs incurred to measure progress in exchange for consideration of the Company expects to recover from the DOE.

The Company includes amounts in revenue only to the extent it is probable that a significant reversal will not occur. The allowance for cost adjustments represents management’s estimate of consideration related to spent fuel management costs and services that is constrained under ASC 606-10-32-11 through 32-13 and therefore not expected to be recovered from the DOE. The allowance is reflected as a reduction of decommissioning site service revenues and is evaluated each reporting period based on the Company’s assessment, which includes an evaluation of the DOE’s contractual obligations under the NWPA, observed evaluation of claim supportability, documentation, applicable settlement terms (for Oyster Creek), relevant legal/contractual considerations, and historical DOE precedent on recoveries, as applicable.

The Company has recognized the following long-term receivables from the DOE, net of estimates for costs adjustments:

	December 31, 2025	December 31, 2024
Long-term DOE receivable for spent fuel	$1,057,519	$1,026,389
Allowance for cost adjustments	(422,164)	(404,826)

Total	$635,355	$621,563

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

5.	Inventories

Inventories consist of the following:

	December 31, 2025	December 31, 2024
Raw material and supplies	$16,444	$13,738
Work in process	8,486	8,524
Finished goods	1,683	2,395

	$26,613	$24,657

6.	Prepaid Expenses and Other

Prepaid expenses and other consisted of the following:

	December 31, 2025	December 31, 2024
Taxes receivable	$52,446	$30,731
Prepaid insurance premium	18,740	18,252
Deposits	8,145	13,249
Other receivables	443	524
Other prepaids	13,088	8,980
Other	—	59

Total	$92,862	$71,795

7.	Property and Equipment

The following is a summary of property and equipment, at cost, less accumulated depreciation:

	December 31, 2025	December 31, 2024
Cost
Land and improvements	$1,881	$1,057
Buildings and improvements	163,577	160,782
Machinery and equipment	564,045	497,725
Nuclear fuel	27,564	—
Furniture, fixtures and office equipment	10,621	9,013
Vehicles	14,541	24,493
Palisades restart work in process	1,144,237	273,997
Construction-in-progress	16,488	23,161

Total cost	1,942,954	990,228
Accumulated depreciation and amortization	(233,658)	(213,855)

Property and equipment, net	$1,709,296	$776,373

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Depreciation expense for the years ended December 31, 2025 and December 31, 2024, was $21.2 million and $12.8 million, respectively.

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31, 2025	December 31, 2024
Vendor accruals	$177,047	$60,697
Accrued compensation and benefits	17,059	17,175
Accrued taxes	25,739	7,727
Advance from customers	20,286	6,349
Lease liability	3,699	1,724
Other misc. accruals	17,959	3,942

Total	$261,790	$97,614

9.	Intangible Assets

The Company has made significant investment in the capital equipment and technologies. The following tables summarize the Company’s intangible assets, at gross carrying amount, less accumulated amortization as of:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (Years)
Amortized intangible assets:
Patents	$7,455	$(2,503)	$4,952	13.21
Internally developed software	969	(969)	—	—

	$8,424	$(3,472)	$4,952	13.21

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (Years)
Amortized intangible assets:
Patents	$6,960	$(2,284)	$4,676	13.30
Internally developed software	969	(873)	96	0.50

	$7,929	$(3,157)	$4,772	12.77

The above amounts are included in other assets on the Consolidated Balance Sheets.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Estimated amortization expense for the next five fiscal years is as follows:

Year Ended December 31,	Amount
2026	$351
2027	330
2028	317
2029	303
2030	290
Thereafter	3,361

Total	$4,952

The following summarizes the changes in the carrying amount of Intangible Assets:

	December 31, 2025
	Patents	Internally Developed Software	Total
Balance at beginning of period	$4,676	$96	$4,772
Acquisitions	494	—	494
Amortization expense	(218)	(96)	(314)

Balance at end of period	$4,952	$—	$4,952

	December 31, 2024
	Patents	Internally Developed Software	Total
Balance at beginning of period	$4,416	$290	$4,706
Acquisitions	466	—	466
Amortization expense	(206)	(194)	(400)

Balance at end of period	$4,676	$96	$4,772

10.	Asset Retirement Obligations

AROs are recognized legal obligations associated with the retirement of the Company’s shutdown nuclear reactors, at the present value, discounted at the credit adjusted risk-free rate, of the projected liability over the period in which it is expected to be incurred. The decommissioning process may take several years, and full decommissioning must be complete within sixty years of the nuclear plant ceasing operations. The present value of the initial obligation and subsequent remeasurements are based on site-specific cost estimates.

The minimum decommissioning required by the NRC reflects only the efforts necessary to terminate the NRC license. Other activities related to facility deactivation and site closure, including operation of the spent fuel storage pool, construction and operation of an independent spent fuel storage installation (ISFSI), demolition of decontaminated structures, and site restoration activities after residual radioactivity has been removed, are not included in the NRC definition of decommissioning. However, costs for the completion of these activities are typically included in the decommissioning cost estimate because there are generally legal obligations imposed by the state or local government, or both, for ultimate release of

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

the property. The Company includes in the ARO balance, all costs directly attributable to decommissioning and dismantling of the reactors and support infrastructure. Reimbursable costs from the DOE associated with ongoing operations, primarily for security and maintenance for spent fuel management services, are excluded from the ARO balance.

Changes resulting from revisions to the timing or amount of estimated asset retirement cash flows are recognized as increases or decreases to the asset retirement obligation liability. Changes in ARO liabilities related to fully depreciated nuclear decommissioning sites are recognized in earnings within “Asset retirement obligation settlement and remeasurement (gain) loss.”

Should the costs incurred to retire the above obligations exceed the available NDT funds, the Company would be responsible for any shortfall. Management has not recorded a liability for this amount as it does not estimate a shortfall as of December 31, 2025 and 2024.

The following tables summarize the Company’s AROs and related NDTs recorded in the Consolidated Financial Statements. All ARO activity occurred within the Company’s NPD segment:

	December 31, 2025	December 31, 2024
Asset retirement obligation at beginning of year	$2,030,216	$2,336,572
Accretion expense	60,452	72,604
Liabilities settled	(229,948)	(201,249)
Settlement/measurement (gain) loss	(58,181)	(177,711)

Asset retirement obligation at end of year	1,802,539	2,030,216

NDT at end of year	$2,993,941	$3,084,242

During the year ended December 31, 2025 and December 31, 2024, the Company recorded settlement gains of $96.0 million and $40.3 million, respectively, and a measurement loss of $37.9 million and a measurement gain of $137.4 million, respectively. Measurement gains for the year ended December 31, 2024 were largely driven by a $186.1 million gain from remeasurement of the asset retirement obligation for the Palisades nuclear decommissioning site after the U.S. Department of Energy approved the transition from decommissioning activities to restart with remaining decommissioning efforts to recommence earliest 2054, partially offset by remeasurement losses for expected increases in total asset retirement costs for the remaining nuclear decommissioning sites.

11.	Segments

The Company’s CODM primarily utilizes each segment’s income before provision for income taxes during quarterly meetings with the President of the Company to evaluate the performance of the NPD and Palisade reportable segments. The CODM considers the quarterly income before provision for income taxes when making decisions about allocating capital and personnel to the segments. Intersegment revenue and expenses have been eliminated in the computation of total revenue and income before taxes. The significant expense categories shown below align with the segment-level information regularly provided to the CODM. The accounting policies of the segments are the same as those described in the Company’s Significant Accounting Policies.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The table below provides the information about the Company’s segments and includes the reconciliation to Net income (loss).

Year Ended December 31, 2025	NPD	Palisades	Total
Revenue (1)	576,617	—	576,617
Direct operating costs (1)	377,082	—	377,082

Gross operating profit	199,535	—	199,535
Operating expenses
IT development expenses	1,354	—	1,354
Other selling, general, and administrative expenses (1)	149,068	9,747	158,815
Accretion of asset retirement obligations	60,452	—	60,452

Total operating expenses	210,874	9,747	220,621
Asset retirement obligation settlement and measurement gain (loss)	58,181	—	58,181

Total consolidated (loss) income from operations	46,842	(9,747)	37,095

Other income (expenses)
Interest expense	(3,377)	—	(3,377)
Interest and investment income	77,648	1,315	78,963
Realized gain (loss) on investments	118,536	—	118,536
Unrealized gain (loss) on investments	230,033	—	230,033
Gain on foreign currency exchange	6,169	—	6,169
Gain on sale of fixed assets	2,342	—	2,342
Other income (loss)	1,271	—	1,271

Net other income (expenses)	432,622	1,315	433,937

Income before income taxes	479,464	(8,432)	471,032
Provision for income taxes	84,464	—	84,464

Net income (loss)	$395,000	$(8,432)	$386,568

(1)

For the year ended December 31, 2025, Revenues include intersegment revenues of $60.9 million, Direct operating costs include intersegment costs of $39.5 million and Selling, general and administrative expenses include intersegment amounts of $21.4 million, which are eliminated in the Consolidated Statements of Operations.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Year Ended December 31, 2024	NPD	Palisades	Total
Revenue	$765,531	—	$765,531
Direct operating costs	432,698	—	432,698

Gross operating profit	332,833	—	332,833
Operating expenses
IT development expenses	1,362	—	1,362
Other selling, general, and administrative expenses	144,498	1,095	145,593
Accretion of asset retirement obligations	72,604	—	72,604

Total operating expenses	218,464	1,095	219,559
Asset retirement obligation settlement and measurement gain (loss)	$177,711	—	177,711

Total consolidated income (loss) from operations	292,080	(1,095)	290,985

Other income (expenses)
Interest expense	(5,714)	—	(5,714)
Interest and investment income	91,339	402	91,741
Realized gain (loss) on investments	45,536	—	45,536
Unrealized gain (loss) on investments	247,552	—	247,552
Gain on foreign currency exchange	3,775	—	3,775
Gain on sale of fixed assets	520	—	520
Other income (loss)	5,023	—	5,023

Net other income (expenses)	388,031	402	388,433

Income (loss) before income taxes	680,111	(693)	679,418
Provision for income taxes	83,638	—	83,638

Net income (loss)	$596,473	$(693)	$595,780

Total segment assets include all assets and reconcile to consolidated assets.

As of December 31, 2025	NPD	Palisades	Total
Segment assets	$4,597,129	$1,478,507	$6,075,636

Year Ended December 31, 2025	NPD	Palisades	Total
Depreciation and amortization	$14,578	$8,781	$23,359
Capital expenditures	$114,941	$868,621	$983,562

As of December 31, 2024	NPD	Palisades	Total
Segment assets	$4,531,539	$574,489	$5,106,028

Year Ended December 31, 2024	NPD	Palisades	Total
Depreciation and amortization	$12,596	$562	$13,158
Capital expenditures	$109,899	$436,533	$546,432

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The Company allocates revenues based on the location in which the sale was originated. The following table shows the revenue attributed to countries that represent a significant portion of consolidated revenue:

	December 31, 2025	December 31, 2024
Revenues
United States	$389,651	$557,929
Rest of the world	186,966	207,602

Total revenues	$576,617	$765,531

One customer accounted for approximately 10.1% of the Company’s consolidated revenue for the year ended December 31, 2025. No single customer accounted for 10% or more of consolidated revenue for the year ended December 31, 2024.

As of December 31, 2025, one customer within the NPD reportable segment represented approximately 32% of aggregate accounts receivable. The outstanding balance of this customer was collected in full in February 2026.

As of December 31, 2024, two customers within the NPD reportable segment represented approximately 14% and 12%, respectively, of aggregate accounts receivable.

The following table shows the long-lived assets, representing the Company’s property and equipment, net, attributed to countries that represent a significant portion of consolidated revenue:

	December 31, 2025	December 31, 2024
Long-lived assets
United States	$1,688,434	$759,426
Rest of the world	20,862	16,947

Total long-lived assets	$1,709,296	$776,373

12.	Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share (“ASC 260”). As of December 31, 2025 and 2024, the entire outstanding equity of the Company consists of a single class of common stock, totaling 1,178,916 shares. All shares are directly or indirectly held through two trusts controlled by Dr. Krishna P. Singh. There are no potentially dilutive equity securities outstanding, as defined by ASC 260. In accordance with ASC 260, only basic EPS is presented, as there are no instruments that could result in dilutive shares. The Company has not issued any options, warrants, convertible debt, stock-based compensation instruments, or agreements that would require the presentation of diluted EPS. Additionally, the Company does not have any outstanding employee or non-employee equity compensation arrangements, convertible debt, or other securities or commitments that could result in the issuance of additional shares of common stock.

Accordingly, the Company’s capital structure is considered simple for purposes of GAAP earnings per share calculations, consistent with ASC 260, Earnings Per Share.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

As of December 31, 2025 and December 31, 2024, the Company’s basic earnings per share is therefore equal to its diluted earnings per share for the period presented is as follows:

	December 31, 2025	December 31, 2024
Net income attributable to Holtec International and subsidiaries	$397,615	$591,944
Weighted-average common shares outstanding	1,178,916	1,178,916

Basic and diluted earnings per share	$337.27	$502.11

13.	Revenue Contracts

Contract Balances

Contract Assets

The Company recorded contract assets for the revenue recognized before the Company has an unconditional right to bill for and receive the consideration from the customer. These contract assets are subsequently reclassified to receivables when the right to payment becomes unconditional. The Company records current contract assets under Costs and estimated earnings in excess of billing and Accounts receivables in the Consolidated Balance Sheet. The Company records non-current DOE receivables in long-term receivables.

Contract Liabilities

The Company records contract liabilities when consideration is received or due prior to the satisfaction of performance obligations. The Company records contract liabilities in Billings in excess of costs and estimated earnings in the Consolidated Balance Sheet.

The following table presents the Company’s contract balances as of December 31, 2025, and December 31, 2024.

Contract Balances (Current)

	Accounts receivable	Costs and estimated earnings in excess of billings	Billings in excess of costs and estimated earnings
Balance as of 12/31/2024	$150,115	$189,667	$170,120
Balance as of 12/31/2025	130,753	253,868	132,055
Increase/(decrease)	(19,362)	64,201	(38,065)

Contract Balances (Non-Current)

Long-term receivables
Balance as of 12/31/2024	$621,563
Balance as of 12/31/2025	635,355
Increase/(decrease)	13,792

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The following table presents the net of the Company’s current contract assets and current contract liabilities, as reflected on the Consolidated Balance Sheet:

	December 31, 2025	December 31, 2024
Costs and estimated earnings in excess of billings	$253,868	$189,667
Billings in excess of costs and estimated earnings	(132,055)	(170,120)

	$121,813	$19,547

The difference between the opening and closing balances of the Company’s contract assets and contract liabilities primarily results from the timing difference between the Company’s performance and the customer’s payment.

During the years ended December 31, 2025 and December 31, 2024, the long-term receivables balance, which represents the Company DOE receivables, increased by $13.8 million and $151.7 million, respectively. The increase is primarily attributable to the completion of performance obligations in excess of cash collections.

During the years ended December 31, 2025 and December 31, 2024, the Company performed services and recognized $117.2 million and $137.3 million, respectively, of revenue related to contract liabilities (billings in excess of costs and estimated earnings) that existed at December 31, 2024 and December 31, 2023, respectively.

The following table presents the Company’s costs and estimated earnings on uncompleted contracts, less billings to date, as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Costs and estimated earnings	$2,238,557	$1,508,095
Less: Billed to date	(2,116,744)	(1,488,548)

Net billings in excess of costs and estimated earnings	$121,813	$19,547

The change in net billings in excess of costs and estimated earnings on uncompleted contracts as of December 31, 2025 and December 31, 2024, was driven primarily by ordinary course project activity.

Revenue Disaggregation

The following tables represent the Company’s disaggregation of revenue from contracts with customers for the years ended December 31, 2025 and 2024.

	December 31, 2025	December 31, 2024
Construction and Site Services	$529,025	$581,379
Decommissioning Site Services	23,055	157,187
Engineering and Consulting Services	24,537	26,965

	$576,617	$765,531

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

14.	Credit Agreements

2022 Credit Agreement

The Company holds a Letter of Credit Facility Agreement with BMO Bank N.A., which permits the issuance of letters of credit (the “2022 Credit Agreement”). The 2022 Credit Agreement was amended in October 2025 to increase the facility amount to $250.0 million. The Company has $238.7 million and $188.6 million of outstanding letters of credit as of December 31, 2025 and December 31, 2024, respectively, none of which have been drawn. The 2022 Credit Agreement is secured through cash, bonds and equities held by Harbor Associates Limited Partnership (“Harbor”), a related party to the Company under common ownership (refer to Note 22). The main use of the facility is to provide assurance that adequate funds exist to complete site clean-up and indemnify prior site owners. In March 2026, the 2022 Credit Agreement was amended to increase the facility limit to $400.0 million.

DOE Loan Guarantee Agreement

On July 31, 2024, Holtec Palisades entered into a Loan Guarantee Agreement (the “LGA”) with the DOE, which guarantees loan advances from the Federal Financing Bank (the “FFB”) to Holtec Palisades in an amount of up to $1.52 billion, subject to certain conditions and in accordance with the terms of the LGA. Upon execution of the LGA, Holtec Palisades paid (i) a one-time facility fee of $8.1 million and (ii) a prorated 2024 maintenance fee of $0.2 million. For each subsequent year during the term of the LGA, Holtec Palisades is required to pay an annual maintenance fee of $0.3 million. As a condition under the LGA to receiving loan proceeds, Holtec was required to make a “Base Equity Commitment” to the Palisades project up to $390.0 million. In connection with taking the first loan advance, Holtec was required to (i) make an “Initial Base Equity Commitment” of at least $150.0 million in the form of cash deposits into the project’s Restart Account or payment of Project Costs prior to September 10, 2024, and (ii) make a “Supplemental Base Equity Commitment” of $65.0 million in the form of cash deposited into the project’s Base Equity Account or a letter of credit acceptable to the DOE. Holtec International was also required to guarantee 50% of the obligations under the FFB Notes (as defined below) from FFB and certain other related secured obligations. In addition, Holtec Palisades was required to secure a grant of $300.0 million from the State of Michigan and deposit those funds into the project’s Restart Account.

On January 17, 2025, Holtec Palisades received its first loan advance from the FFB for the Palisades restart. Holtec Palisades’ obligations to FFB are guaranteed under the LGA. The LGA provides the Company with guaranteed funding of up to $1.52 billion through two notes (“Note 1” and “Note 2,” and collectively, the “FFB Notes”) from the FFB. As of December 31, 2025, total advances received from the FFB were $677.3 million, all of which are classified as long-term debt, with principal and interest repayments scheduled to commence on December 15, 2027. The effective interest rate on total advances received as of December 31, 2025, is 4.584%. During February 2026, Holtec Palisades received an additional advance in the amount of $107.6 million which bears interest at an effective rate of 4.436%.

Note 1 permits capitalized interest up to $132.0 million and principal up to $1.057 billion. The first scheduled payment date is December 15, 2027, with semiannual payment dates on June 15 and December 15 thereafter, and a maturity date of June 15, 2037. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

Note 2 permits capitalized interest up to $36.7 million and principal up to $294.1 million. The first scheduled payment date is December 15, 2027, with semiannual payment dates on June 15 and

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

December 15 thereafter, and a maturity date of December 15, 2045. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

The aggregate scheduled maturities of the FFB loan as of December 31, 2025 are as follow:

Year Ended December 31,
2026	—
2027	6,405
2028	7,141
2029	14,939
2030	51,414
Thereafter	610,272

Total	$690,171

2025 Credit Agreements

In October 2025, the Company entered into a Discretionary and Demand Line of Credit Agreement (the “2025 D&D Agreement”) with BMO Bank N.A., pursuant to which Holtec may borrow on an uncommitted basis up to an aggregate principal amount of $50.0 million. The 2025 D&D Agreement is demand-based and permits borrowings from time to time at the bank’s discretion. Borrowings bear interest at a floating rate equal to the one-month Secured Overnight Financing Rate (“SOFR”) plus 0.75% per annum, payable monthly, and may be accelerated at the bank’s option. The facility is secured pursuant to related security arrangements and is subject to customary reporting obligations, liquidity requirements, and other covenants. In October 2025, the Company drew $10.0 million from the facility, which was paid in full in November 2025. As of December 31, 2025, there were no cash borrowings outstanding under the line of credit. In January and February 2026, the Company borrowed $80.0 million under the 2025 D&D Agreement with BMO Bank N.A. out of which $57.0 million was repaid between February and April 2026.

In October 2025, the Company entered into a Related Party Revolving Loan Agreement (the “2025 RP Agreement”) with Harbor, a related party under common ownership. The 2025 RP Agreement is backed by personal assets of the Company’s founder. The 2025 RP Agreement provides for a $100.0 million facility limit, which accrues interest at the greater of (i) rate of one-month SOFR plus 75 basis points per annum, and (ii) the monthly applicable federal rate. The 2025 RP Agreement remains available in perpetuity until terminated by either party upon written notice to the other party. As of December 31, 2025, the 2025 RP Agreement was fully drawn. In January 2026 the 2025 RP Agreement was amended and the facility limit was increased to $250.0 million. The Company has the intent to repay amounts outstanding under the 2025 RP Agreement within one year of the balance sheet date; therefore, the balance is classified as a short-term liability.

15.	Income Taxes

Effective Tax Rate

The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes and the Company’s treatment as an S Corporation, which is not taxed at the entity level for Federal

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Income tax purposes. The following tables reconcile pre-tax book income (“PTBI”) to the Company’s effective tax rate for each applicable period presented.

	December 31, 2025
Component	PTBI	Tax Effect	Rate Effect
U.S. Federal Statutory Rate	$471,032	$98,917	21.00%
State and Local Income Taxes		(1,310)	(0.28)%
Foreign Tax Effects
Other foreign jurisdictions		(79)	(0.02)%
Changes in Valuation Allowances		(4,160)	(0.88)%
Nontaxable S Corp Earnings		(10,113)	(2.15)%
Nontaxable NDT Earnings		(4,229)	(0.90)%
Other Adjustments		5,438	1.15%

Effective Tax Rate	$471,032	$84,464	17.93%

	December 31, 2024
Component	PTBI	Tax Effect	Rate Effect
U.S. Federal Statutory Rate	$679,418	$142,678	21.00%
State and Local Income Taxes		5,607	0.83%
Foreign Tax Effects
Other foreign jurisdictions		(1,354)	(0.20)%
Changes in Valuation Allowances		4,160	0.61%
Nontaxable S Corp Earnings		(63,222)	(9.31)%
Nontaxable NDT Earnings		(3,784)	(0.56)%
Other Adjustments		(447)	(0.07)%

Effective Tax Rate	$679,418	$83,638	12.31%

During the years ended December 31, 2025 and 2024, state taxes in New York made up the majority of the tax effect in this category.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Income Taxes

The Company does not have any net operating loss or tax credit carryforwards at December 31, 2025 and 2024

Deferred Tax Assets/(Liabilities)	December 31, 2025	December 31, 2024
Capitalized RD	—	4,211
Capital loss carryforward	7,693	12,214
Deferred revenue	7,008	—
Foreign currency DTA	34	107
Other temporary differences	2,681	3,056

Total DTA	17,416	19,588

Fixed assets	(6,904)	(5,133)
Prepaid exp	(535)	(638)
Decommissioning liabilities	(4,945)	(14,583)
Unrealized gains on securities	(259,213)	(206,438)
Other temporary differences	(2,696)	(2,868)

Total DTL	(274,293)	(229,660)

Valuation allowance	—	(4,160)

Net DTA/(DTL)	(256,877)	(214,232)

Unrecognized Tax Benefits and Other Considerations

The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company’s tax audits progress in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future. For the years ended December 31, 2025 and 2024, the Company has not recorded any uncertain tax positions.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, with the provision for income taxes in the Consolidated Statements of Operations.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and various foreign jurisdictions. As of December 31, 2025, the Company is not under examination by income tax authorities in federal, state, or other jurisdictions. The Company’s tax returns remain open for examination by the federal and state authorities since 2022.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The components of the income tax provision are as follows:

Provision for Income Taxes	December 31, 2025	December 31, 2024
Current federal	$32,859	$27,074
Current state	9,001	9,041
Current Foreign	(79)	(1,354)

Total Current Expense	$41,781	$34,761

Deferred federal	$57,154	$48,151
Deferred state	(10,311)	(3,434)

Total Deferred Expense	$46,843	$44,717

Change in valuation allowance	(4,160)	4,160

Total tax provision	$84,464	$83,638

Income Taxes—Valuation Allowance

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historic results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning strategies. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years. Accordingly, as of December 31, 2024, the Company has recorded a valuation allowance against a portion of the deferred tax assets related to the NDT capital loss carryforward in the amount of $4,160 which was reversed in 2025 as the Company was able to utilized existing deferred tax liabilities as a source of income against the capital loss carryforward. The valuation allowance represents the portion of the capital loss carryforward that the Company is unable to overcome the uncertainty required to utilize the capital loss carryforward.

16.	Employee Benefits

The Company has a profit-sharing plan covering substantially all eligible employees. Eligible employees may participate in the plan after their first 60 days of employment. Employees are permitted to make elective deferrals in any amount up to Internal Revenue Service limitations of their compensation, which are always 100% vested. The Company matches up to the first 5% of employee elective deferrals. In addition, the Company may make a discretionary profit sharing contribution. Employees are immediately 100% vested in the employer’s contributions. Employer contributions made by the Company for the years ended December 31, 2025 and 2024 were $13.7 million and $7.6 million, respectively, of which $7.1 million and $3.7 million were included in direct operating costs, $1.3 million and $2.0 million were included in selling, general and administrative expenses in the Consolidated Statements of Operations, and $5.3 million and $1.9 million were capitalized in property and equipment, net, in the Consolidated Balance Sheets

Through December 31, 2024, Holtec Manufacturing Division, Inc. (“HMD”), a subsidiary of the Company, maintained a 401(k) plan for all union workers who complete 90 days of service. Employees become eligible after completing one year of employment. HMD matches every union employee dollar contributed,

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

up to a maximum of 5% of compensation by each individual employee and makes additional contributions in the amount of $0.25 for each hour-of-service performed up to a maximum of 2,080 hours per year. Effective January 1, 2025, union employees were transitioned into the Company’s profit-sharing plan and the separate HMD plan was terminated. Employer contributions under the HMD plan for the year ended December 31, 2024 were $0.6 million and were included in direct operating costs in the Consolidated Statement of Operations.

Through December 31, 2024, Holtec Security International Corp (“HSI”), a subsidiary of the Company, maintains a 401(k) plan for all security workers who complete 60 days of service. Employees become eligible after completing one year of employment. HSI matches every participant dollar contributed, up to a maximum of 5% of compensation by each individual employee and makes additional contributions in the amount of 6 and/or 7% on grandfathered associates who transitioned from a separate subsidiary of the Company. Effective January 1, 2025, all security participants were transitioned into the Company’s profit-sharing plan and the separate HSI plan was terminated. Employer contributions under the HSI plan for the year ended on December 31, 2024 were $3.1 million and were included in direct operating costs in the Consolidated Statement of Operations.

The Company maintains a Distinguished Performance Incentive Program (“DPI”), which is a non-qualified deferred compensation program for top-performing employees. Eligibility for the program is determined based on peer and manager reviews. The Company deposits awards for eligible employees annually at the beginning of each year, and such awards vest after three full years. Employees are also permitted to defer a portion of their salary into the program. Employer contributions and employee deferrals for the DPI for the year ended December 31, 2025 were $1.4 million and $0.15 million, respectively, and for the year ended December 31, 2024, $1.4 million and $0.24 million, respectively.

17.	Leases

Operating Leases

The Company leases offices, warehouse space and vehicles and equipment under operating and financing leases agreements that have initial terms ranging from 1 to 50 years. The Company also has various month-to-month leases. In addition, certain leases contain options to renew or terminate the lease. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s leases generally do not contain any material restrictive covenants or residual value guarantees.

Finance Leases

Effective October 1, 2025, the Company entered into a 20-year lease agreement with Cascades Opportunities LLC, a related party under common control, to lease an office building comprising approximately 54,327 rentable square feet located in Camden, New Jersey.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

A summary of finance and operating lease right-of-use assets and liabilities as of December 31, 2025 and 2024 is as follows:

	December 31, 2025	December 31, 2024
Finance leases	$29,664	$—
Operating leases	7,097	8,841

Total right of use assets	$36,761	$8,841

Finance leases:
Current liabilities	$2,058	$—
Long-term liabilities	27,923	—
Operating leases:
Current liabilities	1,641	1,724
Long-term liabilities	5,626	7,267

Total lease liabilities	$37,248	$8,991

The components of lease expense for the twelve months ended December 31, 2025 and 2024 were as follows:

	December 31, 2025	December 31, 2024
Finance lease cost:
Amortization of right of use assets	$375	$—
Interest on lease liabilities	450	—
Operating lease costs:
Operating lease cost	2,543	2,130
Variable lease cost	134	192

Total lease liabilities cost	$3,502	$2,322

The weighted-average remaining lease term and weighted-average discount rate for the Company’s leases were as follows:

	December 31, 2025	December 31, 2024
Finance lease:
Weighted average remaining lease term (in years)	19.75	—
Weighted average discount rate	6.00%	—
Operating lease:
Weighted average remaining lease term (in years)	3.98	4.88
Weighted average discount rate	6.00%	6.00%

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

As of December 31, 2025 future minimum lease payment for finance and operating leases consisted of the following:

Year Ended December 31,	Finance Leases	Operating Leases
2026	2,053	2,022
2027	2,114	2,016
2028	2,177	2,045
2029	2,243	2,074
2030	2,310	0
Thereafter	43,336	0
Total minimum payments	54,233	8,157
Less: imputed interest	(24,252)	(890)

Total lease liabilities	$29,981	$7,267

18.	Commitments and Contingencies

Cost-share awards

The Company has entered into cost-sharing arrangements with U.S. and international government agencies to support the development of certain future projects. The Company capitalizes qualifying project costs as non-current other assets in the consolidated balance sheet. The Company invoices the government agencies for their reimbursable share of eligible costs, and amounts billed are recorded as a reduction of the related capitalized project costs within non-current other assets, resulting in a net asset balance. Capitalized qualifying project costs, net of reimbursements, were $9.9 million and $12.3 million as of December 31, 2025 and 2024, respectively. Assets associated with the cost-sharing awards are amortized when they are substantially complete and available for their intended use. As of December 31, 2025, no related assets were substantially complete; therefore, no amortization expense was recorded.

A summary of the awards is:

•

Award DE-NE0008833 for the development of Hybrid Laser Arc Welding was awarded April 1, 2020. The total award budget was approximately $14.1 million. As part of this arrangement, approximately $1.3 million of the total budget was paid directly by the DOE to Sandia national laboratory, a Federally Funded Research and Development Center, and is not subject to reimbursement to the Company. For the remaining budget of approximately $12.8 million, the DOE will reimburse the Company for up to 39.06% of eligible costs incurred, with the Company funding the remaining 60.94%.” The Period of Performance was through March 31, 2025.

•

Award DE-NE0009055 was authorized on November 1, 2021, for the Base Year of the Advance Reactor Demonstration Program. It requires outlays of $5.9 million, or 32.36%, in order to receive the 67.64% cost share of $12.4 million and technology transfer benefit of $0.3 million bringing the total contract value to $18.7 million. Period 2 was exercised on November 1, 2022, which added a required outlay of $3.7 million, or 9.52% in order to receive the 90.48% cost share of $35.0 million and technology transfer benefit of $1.3 million bringing the Period 2 value to $40.0 million. Period 3 was exercised in April 2023, which added a required outlay of $12.5 million, or 29.30%, in order to receive the 70.70% cost share of $30.2 million and technology transfer benefit of $2.1 million bringing the Period 3 value to $44.8 million. A 4th and 5th were added and if all 5 periods are exercised, the Company

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

expenditures will be $31.4 million and it will yield $109.9 million of matching cost share and technology transfer of $6.2 million which brings the total value of the contract to $147.5 million. The period of performance is currently through October 31, 2024. The Company exercised the first and second options and has received approval to extend the period of performance to October 31, 2026.

•

Award DE-NE0009336 for Consent Based Siting was awarded on September 25, 2023. The total contract value is $2.0 million. It is a 100% cost reimbursable effort. The period of performance is through March 24, 2026.

•

Award No. DE-CD0000044 was awarded in January 2025. The Company is a subrecipient under a federal cost-reimbursement subaward issued by the Mid-Atlantic Clean Hydrogen Hub (“MACH2”). The period of performance is January 2025 through July 2034. The total budget for the award through the end of the performance period is $100.1 million, of which, approximately 22% is reimbursable.

•

Award FNEF_004 to perform Step 1 and Step 2 of Generic Design Assessment (GDA), as a critical enabler to ensure the Holtec SMR PWR technology is ready for deployment in the UK. The Company was awarded cost-sharing arrangements with the UK Secretary of State for Energy Security and Net Zero (the “UK Government”) for the purpose of assisting the Company in the development of various future projects. The Company capitalizes qualifying project costs as non-current other assets in the Consolidated Balance Sheet. The total contract requires an expenditure of, in pounds sterling (GBP), GBP 69 million to receive the maximum matching 50% cost share of GBP 34.5 million. The Period of Performance is through March 31, 2026.

•

On December 2, 2025, Holtec was notified by the DOE that its proposed dual-unit SMR-300 project at the Palisades Energy site was selected to receive the Tier 1 First Mover Award under the DOE’s Generation III+ Small Modular Reactor Pathway to Deployment Program. The Company can receive up to $400.0 million from the Tier 1 First Mover Award, though the final amount and terms remain subject to further negotiations and are not yet guaranteed or finalized. At this stage, Holtec has not been authorized to commence the project, and there is no financial obligation on the part of the DOE until award negotiations are completed and a funding agreement is executed. If finalized, the milestone-based award is expected to advance licensing, pre-construction, and supply-chain mobilization for the first-of-a-kind deployment of the SMR-300 plant.

Pilgrim Nuclear Generating Station (“Pilgrim”)

In August 2019, the Company entered into an Equity Purchase Agreement (the “Pilgrim EPA”) with Entergy Corporation (“Entergy”) to acquire Pilgrim. The transaction included the site, real property, and spent nuclear fuel, subject to regulatory approval. Pilgrim is located in Plymouth, Massachusetts, and was permanently shut down in May 2019 by Entergy.

As part of the Pilgrim transaction with Entergy, the Company agreed to provide certain parent guarantees to provide assurance to Entergy regarding the Company’s indemnity obligations in the Pilgrim EPA.

The Company is obligated to make annual payments to the Massachusetts Department of Public Health and Massachusetts Emergency Management Agency through license termination, to support emergency planning, public health, and environmental monitoring activities. In addition, on June 16, 2020, Holtec Pilgrim, LLC (“Holtec Pilgrim”) and Holtec Decommissioning International, LLC (“HDI”), each wholly owned subsidiaries of Holtec, entered into a settlement agreement (the “Pilgrim Settlement Agreement”) with the Commonwealth of Massachusetts (the “Commonwealth”) to resolve outstanding litigation and regulatory

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

proceedings related to the ownership, decommissioning, and site restoration of Pilgrim. Under the Pilgrim Settlement Agreement, Holtec Pilgrim and HDI agreed:

•

To provide assurances to the Commonwealth that the Pilgrim NDT will have adequate funds to decommission the site through Partial Site Release (the date the NRC approves Holtec Pilgrim’s application for partial release of the Pilgrim site for unrestricted use) and that Holtec Pilgrim and HDI will file an annual 10 C.F.R. §50.75(f)(1) report to the NRC.

•

If the estimated amount in the NDT at Partial Site Release is ever less than the value of $193.3 million (in 2019 dollars, the “Phase 1 Minimum Balance”), Holtec Pilgrim and HDI will deposit within 30 days following submission to the NRC, sufficient funds to increase the NDT balance at Partial Site Release to an amount equal to the Phase 1 Minimum Balance. Holtec Pilgrim and HDI will use proceeds recovered through litigation or settlement with the DOE. If the DOE recoveries are insufficient to make up any shortfall, Holtec Pilgrim and HDI will utilize funds from an alternative source or other financial assurance of equivalent value in the form of a parental guarantee, letter of credit, or other mutually acceptable instrument. Holtec Pilgrim and HDI will deposit funds into the NDT fund or a separate fund meeting the requirements of the Settlement Agreement.

•

After Partial Site Release, Holtec Pilgrim and HDI are required to report to the NRC the estimated amount required to pay for remaining decommissioning activities. If the amount in the NDT is ever less than $38.4 million (in 2021 dollars, the “Phase 2 Minimum Balance”), prior to the completion of the decommissioning activities, NRC license termination and/or final site release, as applicable under the Settlement Agreement, Holtec Pilgrim and HDI will deposit an amount sufficient to increase the value of the NDT or a separate fund to an amount equal to the Phase 2 Minimum Balance. Holtec Pilgrim and HDI will use proceeds recovered through litigation or settlement with the DOE to fund any such shortfall.

In addition to the restoration of the site, the Company has sought compensation from the DOE for costs incurred for site services pertaining to the transportation and storage of nuclear waste as a result of the DOE’s failure to pick up the spent fuel. The Company has no defined settlement agreement with the DOE for this site. Claims for reimbursement are presented as long-term receivables on the Consolidated Balance Sheet.

Palisades and Big Rock Point Nuclear Plant (“Big Rock”)

In July 2018, the Company entered into a Membership Interest Purchase and Sale Agreement (the “Palisades MIPSA”) with Entergy for the acquisition of 100% of the membership interests from an entity that held the Palisades and Big Rock plants, including the related decommissioning obligations, licenses, permits and NDT funds. The Palisades Plant, located in Covert, Michigan, is an 800-megawatt pressurized water reactor, initially scheduled for shut down by Entergy and now subject to restart. Big Rock, located in Charlevoix, Michigan, was permanently shut down in 1997 and decommissioned in the early 2000s by Entergy.

The acquisition featured mutual indemnification provisions for breaches of representations and warranties, and certain environmental and tax matters, subject to specified dollar thresholds and maximum liabilities. Entergy retained specified obligations for pre-closing off-site environmental liabilities, while the Company assumed liabilities related to post-closing operations and decommissioning, subject to indemnity limitations.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

As part of the Palisades and Big Rock transaction with Entergy, the Company agreed to provide certain parent guarantees to provide assurance to Entergy regarding the Company’s indemnity obligations under the Palisades MIPSA.

The Company seeks compensation from the DOE for costs incurred for site services pertaining to the transportation and storage of nuclear waste due to the DOE’s failure to pick up the spent fuel. The Company has no defined settlement agreement with the DOE for this site. Claims for reimbursement are presented as long term receivables within the Consolidated Balance Sheet.

In May 2024, the Company secured a $300.0 million grant from the State of Michigan to assist with the funding and development of the Palisades restart, in addition to the Company’s capital investment.

Indian Point Energy Center (“Indian Point”)

On April 15, 2021, the Company acquired all the membership interests in the entities owning and operating Indian Point from affiliates of Entergy under a Membership Interest Purchase and Sale Agreement (the “Indian Point MIPSA”). Indian Point is located in Westchester County, New York and was permanently shut down in April 2021.

As part of the acquisition, the Company assumed the decommissioning and asset retirement obligations and acquired ownership of the NDT funds. The acquisition featured mutual indemnification provisions for breaches of representations and warranties, and certain environmental and tax matters. Entergy affiliates retained specified obligations for pre-closing off-site environmental liabilities, while the Company assumed liabilities related to post-closing operations and decommissioning, subject to indemnity limitations.

As part of the transaction with Entergy, the Company agreed to provide certain parent guarantees to provide assurance to Entergy regarding the Company’s indemnity obligations under the Indian Point MIPSA.

On April 14, 2021, HDI and the New York State Department of Environmental Conservation (“NYSDEC”) agreed to an Order on Consent and Administration Settlement related to Indian Point. Under the Order on Consent, HDI agreed to:

•

post a $110.6 million surety bond to ensure adequate funds existed to pay for the site’s cleanup (this was statutory requirements), which may be adjusted in amount as decommissioning progresses and substituted for a letter of credit subject to the NYSDEC’s approval; and

•	provide a $30.0 million Pollution Liability Insurance Policy, which remains in effect.

In addition, in April 2021, Nuclear Asset Management Co, LLC (“NAMCO”), a wholly owned subsidiary of Holtec, and HDI entered into a Joint Proposal with a number of regulatory agencies in the State of New York regarding the cleanup of Indian Point. Under the Joint Proposal NAMCO and HDI agreed to:

•	Maintain at least $400.0 million in the Indian Point NDT for 10 years following the transaction closing date;

•	Maintain at least $360.0 million in the Indian Point NDT until Partial Site Release, subject to an adjustment mechanism;

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

•

After Partial Site Release, maintain a certain amount in the NDT—to be calculated at Partial Site Release but sufficient to cover the cost of managing any spent fuel left onsite, decommissioning the site’s Independent Spent Fuel Storage Installation (“ISFSI”), and meeting any remaining state radiological cleanup standards—until the later of (i) the State of New York issuing a cleanup Satisfactory Completion Letter or (ii) the site NRC license being terminated; and

•

File or commence litigation against the DOE within five years to recover spent fuel management costs, with at least 50% of any recovery from the lawsuit deposited into a new subaccount under the Indian Point NDT. Any such recovered funds so deposited are required to remain in the subaccount until Partial Site Release (or longer if at Partial Site Release all other NDT funds have been exhausted). Also, if the NDT funds fall below the minimum balances noted above—even with the additional 50% recovery taken into consideration—HDI would be obligated to contribute as much of the remaining recovery as needed to meet the minimum balances.

Claims for reimbursement related to spent nuclear fuel management, as a result of the DOE’s failure to remove spent fuel, are presented as long-term receivables within the Consolidated Balance Sheet. No settlement agreement exists with the DOE for this site.

Oyster Creek

In July 2018, the Company and its subsidiary Oyster Creek Environmental Protection, LLC (“OCEP”) entered into an Asset Purchase and Sale Agreement (the “OC APA”) with Exelon Generation Company, LLC (now Constellation). The transaction closed in July 2019. As part of this transaction, the Company agreed to provide certain indemnities until all obligations of the Holtec parties in the OC APA and related transaction documents have been completed.

Additionally, pursuant to a Decommissioning Completion Agreement (the “DCA”), dated July 2019, which was signed in concert with the OC APA, the Company is required to certify annually to Exelon (now Constellation) that it (1) has a Tangible Net Worth, as defined in the DCA, of $200.0 million and (2) has not had two or more consecutive years of negative EBITDA, as defined in the DCA. If the Company cannot meet these requirements, it must provide two letters of credit: one issued to Constellation, and the other issued to either the “qualified” or the “non-qualified” decommissioning trust fund. Each letter of credit must be for an amount equal to 50% of the lesser of: (1) $200.0 million, or (2) the remaining cost to achieve Stage One Completion, multiplied by two, minus the sum of the balances of the qualified and non-qualified trusts as of December 31 of the prior year.

Hyundai Engineering & Construction (“Hyundai E&C”)

The Company has entered into a strategic teaming arrangement with Hyundai pursuant to which Hyundai will serve as the Company’s exclusive engineering, procurement, and construction (“EPC”) delivery partner for the Company’s SMR-300 program. Under the arrangement, Hyundai is responsible for performing the detailed design of the balance of plant (“BOP”), performing constructability assessments for each plant, and co-delivering procurement and construction through a Joint Project Management Office (“JPMO”) with the Company.

EDF Energy Limited and Tritax Management LLP

In September 2025, the Company entered into a non-exclusive memorandum of understanding (the “MOU”) with EDF Energy Limited and Tritax Management LLP to explore a potential strategic collaboration

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

related to SMR-300-powered data center projects in the lower Trent Valley, United Kingdom. The MOU contemplates (i) joint engagement with the UK National Wealth Fund and other potential investors to explore financing options for a potential first-of-a-kind SMR project at Cottam and related data center development, and (ii) a joint feasibility study of potential deployment sites, including review of design and certain Generic Design Assessment-related areas, financing/offtake strategy, and development of preliminary project schedule and cost estimates.

Under the MOU, each party bears its own costs, and the arrangement does not create a partnership or joint venture. The MOU terminates upon the earlier of execution of a superseding definitive agreement or five years from the effective date, and may be terminated by any party for convenience upon 15 business days’ written notice. The Company has not yet executed definitive agreements to construct or acquire assets related to the contemplated projects. Accordingly, no amounts have been recognized in the accompanying financial statements as a result of this event.

SMR-300 Limited Work Authorization Acceptance

On December 31, 2025, SMR, LLC, a wholly owned subsidiary of the Company, submitted the first part of the phased Construction Permit Application (“CPA”), including a Limited Work Authorization (“LWA”) request, to the U.S. Nuclear Regulatory Commission (“NRC”). The LWA request sought NRC approval to conduct certain early construction activities for a dual-unit SMR-300 plant located at the Palisades Energy Center in Covert, Michigan.

On February 13, 2026, the Company received a letter from the NRC stating that it had performed an acceptance review of the LWA request and determined that the application is acceptable for docketing, contains sufficient information to initiate a detailed safety and environmental technical review, and allows the NRC to establish a predictable review schedule.

19.	Legal

In the normal course of conducting its business, the Company is subject to various claims and actions, the outcome of which cannot be presently determined. The assessment of whether a loss is probable or a reasonable possibility, and whether the loss is estimable, often involves a series of complex judgments about future events. The Company maintains accruals for such losses that are probable of being incurred and subject to reasonable estimation.

Management is sometimes unable to estimate an amount or a range of reasonably possible losses, particularly where 1) damages sought are indeterminate or 2) the proceedings are in the early stages. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss. The Company does not believe any of the pending proceedings, individually or in the aggregate, will have a material effect on its consolidated results of operations, cash flows, or financial condition.

For open litigation, unless otherwise noted, the Company cannot predict the outcome or ultimate resolution of their respective matters.

Pilgrim Spent Fuel Management Reimbursement DOE

The Company, acting through its subsidiaries, is a plaintiff in a lawsuit against the United States currently pending in the United States Court of Federal Claims. The suit was filed in mid-2022 and is captioned Holtec

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Pilgrim, LLC and Holtec Decommissioning International, LLC v. The United States, Case No. 1:22-cv-00771-CFL. The principal parties are Holtec Pilgrim, LLC and Holtec Decommissioning International, LLC, as plaintiff, and the United States, acting through the U.S. Department of Justice (“DOJ”) on behalf of the DOE, as defendant.

This proceeding arises from DOE’s continuing failure to remove spent nuclear fuel from the Pilgrim site in accordance with its statutory and contractual obligations. As a result, Holtec Pilgrim and/or HDI have incurred substantial costs, primarily related to the transfer of all spent nuclear fuel into long-term dry storage casks. The original Complaint filed by the Holtec parties seeks approximately $190.0 million in damages to recover costs already incurred and reasonably anticipated for spent fuel management. The Company’s expert witnesses are in process of validating costs and finalizing their reports. The Company believes it is entitled to recover the full amount of its costs established at trial consistent with legal precedent and existing contractual entitlements under federal law. The ultimate outcome of this litigation and the timing and amount of any recovery remain uncertain.

Indian Point Spent Fuel Management Reimbursement DOE

The Company, acting through its subsidiaries, is also a plaintiff in a separate lawsuit against the United States, pending in the United States Court of Federal Claims. This action was filed on December 30, 2022 and is captioned Holtec Indian Point 2, LLC, Holtec Indian Point 3, LLC and Holtec Decommissioning International, LLC, v. The United States, Case No. 1:22-cv-01935-EGB. The principal parties are Holtec Indian Point 2, LLC, Holtec Indian Point 3, LLC and Holtec Decommissioning International, LLC, as plaintiff, and the United States, acting through the DOJ on behalf of the DOE, as defendant.

This case arises from DOE’s ongoing failure to satisfy its statutory and contractual obligations to accept and dispose of spent nuclear fuel stored at the Indian Point site. The Company is seeking monetary relief for costs already incurred and to be incurred in connection with spent fuel management, particularly for extensive dry storage campaigns necessary for long-term onsite storage. The precise amount of damages will be proven at trial, and the Company’s expert witnesses are currently validating costs and compiling their reports. The Company’s position is that it is entitled to full recovery of its spent fuel management costs established at trial under contractual and legal precedent. The outcome of these proceedings, along with the amount and timing of any potential recovery, remains uncertain.

Palisades and Big Rock Spent Fuel Management Reimbursement DOE

The Company, acting through its subsidiaries, currently expects to file a separate lawsuit in 2026 against the United States to recover its spent fuel management costs at the Palisades and Big Rock Point sites. The outcome of this proceeding, along with the amount and timing of any potential recovery, remains uncertain.

Water Discharge Matters at Indian Point and Pilgrim

•	Indian Point

On April 18, 2024, Holtec, Holtec Indian Point 2, LLC, Holtec Indian Point 3, LLC, and HDI filed an action in the United States District Court for the Southern District of New York against the State of New York. The lawsuit challenged New York Environmental Conservation Law § 30-0103 (the

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

“Discharge Statute”), which prohibited the discharge of radiological substances into the Hudson River during the decommissioning of nuclear power plants. The Company argued that the statute is preempted by federal law and that it impedes its ability to safely and lawfully conduct decommissioning activities under regulations set by the NRC. In September 2025, the court ruled in favor of Holtec.

On October 20, 2025 the State filed an appeal with the United States Court of Appeals for the Second Circuit. Holtec and the State have entered into a stipulation wherein Holtec promises not to discharge any water from the Indian Point site into the Hudson River that is currently being held in the spent fuel pools and reactor cavities of Units 2 and 3.

•	Pilgrim

Massachusetts regulation prohibits Pilgrim from discharging pollutants, including radioactive elements, into the Cape Cod Bay without a permit. In 2023, HDI sought to obtain a permit modification to discharge water collected at the site as part of the decommissioning effort. The water at issue has already been processed by the plant to remove pollutants and is effectively clean but for small traces of radioactive elements which cannot easily be removed with commercially available technology. Operating nuclear plants throughout the country have obtained permission to discharge similar water for decades, including Pilgrim’s prior owners.

The Massachusetts Department of Environmental Protection (“MassDEP”) denied HDI’s request on July 18, 2024. HDI filed an appeal with the Massachusetts Office of Appeals and Dispute Resolution (OADR). On November 6, 2025, the OADR issued a recommendation to the MassDEP Commissioner that HDI’s appeal be dismissed. HDI now awaits the Commissioner’s final decision. In prior decisions issued in 2025, the Commissioner took between 1 week and 2 years to render a decision. HDI may file additional claims in both State and Federal Court if an adverse ruling occurs.

Pilgrim Asbestos Matters

In recent years, Massachusetts, acting through its Attorney General’s office (“Mass AG”), has been active in policing asbestos matters at various industrial sites. In 2024, Mass AG notified Holtec Pilgrim and HDI of certain asbestos-related violations at Pilgrim. The Company disputed the alleged violations, but the parties ultimately settled this matter in February 2024 before formal legal proceedings progressed.

On September 29, 2025, Mass AG again notified HDI of its intent to sue for more asbestos-related violations unless the parties could negotiate an alternative resolution. These allegations relate to demolition activities undertaken by one of HDI’s contractors. On October 31, 2025, HDI was provided with an opportunity to make a presentation to Mass AG explaining its position that it committed no violations and acted responsibly in accordance with its interpretation of the applicable regulation. The parties are currently discussing a potential settlement, but no guarantees can presently be made regarding the ultimate outcome of this matter. The potential fines at issue in these matters are not material.

Palisades Restart and Decommissioning Matters:

The Company and its subsidiaries are parties to various proceedings before the NRC and other governmental authorities regarding the transfer, restart and operation of Palisades. Key regulatory challenges include petitions and contentions relating to NRC’s approval of the operating license transfer,

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

use of NDT funds and grant of license amendments. Of note, in February 2021 the Michigan Attorney General and certain public interest groups filed a petition with the NRC to intervene (i.e., block) in the transfer of the site’s NRC license from Entergy to Holtec. In April 2025 the NRC issued an order holding these contentions in abeyance while the plant is undergoing refurbishment. The Company expects this matter to be dismissed once the plant is restarted. The NRC declined to dismiss the action until reactor operations actually start.

Holtec has also received Non-Cited Violations and continues to cooperate with ongoing NRC review processes.

The Company has not accrued any liability in connection with these regulatory matters, as no probable loss has been identified and management does not expect a materially adverse impact.

Axpo/KKL Arbitration (Switzerland):

This matter consists of an arbitration proceeding under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) between the Company and Axpo Holding AG (“Axpo”), arising out of a 2006 contract pursuant to which the Company agreed to supply Dual-Purpose Casks to Axpo. The dispute concerns, among other things, issues relating to the licensing of the casks by the Swiss regulatory authority. Axpo terminated the agreement on December 5, 2022 and is seeking damages from the Company.

Axpo has advanced multiple alternative claims, including a non-contractual claim under Swiss law seeking approximately $73.2 million. The Company believes this non-contractual claim lacks merit. The Company disputes all of Axpo’s claims and has asserted counterclaims seeking approximately $23.4 million in compensation.

A related arbitration demand involving Kernkraftwerk Leibstadt AG (“KKL”), which is partially owned by Axpo and arises under a separate contract, was consolidated with the Axpo matter. KKL asserted claims against the Company in the amount of approximately $3.7 million. The Company contests these claims and asserted counterclaims seeking approximately $0.84 million.

The merits hearing was concluded in December 2025, and the parties exchanged post-hearing written submissions in early March 2026. Accordingly, significant uncertainty remains regarding the ultimate outcome of these proceedings and the Company’s ability to reasonably estimate any potential loss

ChNPP Arbitration (Ukraine):

On October 30, 2023, State Specialised Enterprise Chernobyl NPP (“ChNPP”) initiated an arbitration proceeding against the Company under the ICC Rules. The dispute arises from a contract dated September 17, 2007, pursuant to which the Company designed and constructed the Interim Spent Fuel Storage Facility at the Chernobyl Nuclear Power Plant.

During the course of the project, delays and additional costs were incurred, primarily as a result of alleged hidden defects associated with a prior contractor’s work and events related to the 2014 Russian invasion of Crimea. In the arbitration, ChNPP seeks approximately $55.6 million in damages related to alleged delays. The Company disputes ChNPP’s claims and has asserted counterclaims seeking approximately $43.4 million in compensation.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

A hearing was held in January 2025 to address certain preliminary issues concerning the interpretation of specific contractual provisions. Following a decision on those issues, the Company sought and obtained permission to amend its counterclaims, and an amended counterclaim was submitted in September 2025. The final merits hearing is scheduled for April 2026.

As the evidentiary hearing is forthcoming and will be followed by post-hearing briefing, significant uncertainty remains regarding the ultimate outcome of the matter and the Company’s ability to reasonably estimate any potential loss.

CBIZ Litigation:

The Company is a plaintiff in an action currently pending in the Superior Court of New Jersey against CBIZ, Inc. and certain of its subsidiaries and former executives, captioned Holtec International et al. v. CBIZ, Inc., et al., CAM-L-3019-24. The principal parties include Singh Real Estate Enterprises, Inc. and related entities, including the Company, as plaintiffs, and CBIZ, Inc., related subsidiaries, and certain former CBIZ and Sponsor executives as defendants. The Company alleges that CBIZ and its advisors provided inaccurate accounting and tax guidance, which contributed to various regulatory and compliance issues and resulted in financial damages to the Company and affiliated parties. In parallel, CBIZ has filed suit in the United States District Court for the Northern District of Ohio, captioned CBIZ MHM, LLC, et al. v. Holtec International, et al., Case No. 1:24-cv-01709, seeking declaratory judgment and payment of alleged unpaid fees for services rendered. Both matters are currently in preliminary motion practice proceedings. The Company disputes the claims asserted by CBIZ and is vigorously pursuing its own claims for damages. The ultimate outcome and possible financial impact of these proceedings are not presently known.

County v. HSI v. A-Comp – Superior Court of New Jersey, Law Division – Camden County (Docket Number: CAML000447-25)

This matter involves a breach of contract claim (as described below, the County’s complaint included a variety of additional claims, all of which have been dismissed) filed by the County of Camden (“ the County”) on February 11, 2025, against Holtec Security International (“HSI”) in connection with a cyber security incident experienced by the County in March 2023, for which the County reportedly paid approximately $3 million in ransom to recover its data. The County alleges that HSI is contractually responsible under its IT consulting agreement and seeks damages of approximately $3 million. On April 4, 2025, HSI filed its answer to complaint with affirmative defenses, counterclaims and third-party complaint, seeking, among other things, damages arising from several hundred thousand dollars in unpaid invoices. On the same date, HSI filed a motion to dismiss all claims by the County other than its standard breach of contract claim. On June 6, 2025, the court granted HSI’s motion as to some of the County’s claims. After further motion practice, on July 18, 2025, the court granted HSI’s motion as to the remaining claims, leaving only the County’s breach of contract claim in place.

The matter is currently in the early stages of discovery, and while the ultimate outcome cannot be predicted with certainty, the Company believes the County’s remaining claim lacks merit and is unlikely to succeed.

Based on the information currently available, the Company has assessed the likelihood of loss as remote.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

O’Rourke v. Holtec—Superior Court of New Jersey, Law Division–Camden County (Docket Number: CAML001585-23)

On June 1, 2023, a former Chief Financial Officer of the Company (“O’Rourke”) has filed a complaint alleging that his employment was terminated in retaliation for raising objections to an internal draft document prepared in connection with a potential investor communication. O’Rourke asserts that his termination violated the New Jersey Conscientious Employee Protection Act (CEPA) and seeks approximately $6.0 million in damages.

The Company disputes these allegations and is vigorously defending the matter. On August 14, 2023, the Company filed its answer with counterclaims in which it asserted counterclaims against O’Rourke for breach of contract and breach of confidentiality obligations. The Company believes O’Rourke’s claims lack merit and that O’Rourke is unlikely to prevail. In addition, the Company maintains insurance coverage applicable to this matter. A mediation is scheduled for May 5, 2026. If the matter is not resolved through mediation, the case is expected to proceed to trial in 2026.

ATAD Arbitration

On April 1, 2025, ATAD, a Vietnam-based subcontractor of the Company filed a request for arbitration under the ICC rules seeking $1.4 million in damages it claims to be owed related to the delivery of tubing to the Jackson Generation Plaint in Illinois. On May 23, 2025, the Company filed its answer and counterclaim seeking in excess of $3.0 million. The parties are currently engaged in fact and expert discovery. A hearing is scheduled to commence on May 25, 2026.

At this stage of the proceedings, the ultimate outcome cannot be predicted with certainty. However, based on the analyses performed and the issues identified to date, management has assessed the likelihood of loss as remote.

20.	Variable Interest Entities (“VIEs”)

The Company has a controlling financial interest that has been identified as a VIE in the entity Orrvilon, Inc. (“Orrvilon”) under ASC 810, Consolidation. Orrvilon is a vertically integrated manufacturing affiliate whose sales are reliant on the Company. While Orrvilon has multiple shareholders, its design, key activities, and ongoing viability are dictated by the Company’s requirements and contracts. As such, the Company is considered the primary beneficiary of Orrvilon since they control the most significant activities of Orrvilon, including operations and maintenance, and they have the obligation to absorb expected losses. Accordingly, the assets, liabilities, and results of operations related to Orrvilon are consolidated in the Company’s Consolidated Financial Statements. At December 31, 2025 and December 31, 2024, the assets of this VIE were approximately $24.2 million and $26.0 million, respectively, and the liabilities were $1.5 million and $1.0 million, respectively, The assets consisted primarily of inventory and property, plant, and equipment.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The table below shows the carrying amounts and classification of the consolidated VIE’s assets and liabilities included in the Consolidated Financial Statements as of December 31, 2025 and December 31, 2024. The assets can only be used to settle obligations of the VIEs.

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$(287)	$(353)
Accounts and contracts receivable	169	243
Inventories	10,053	10,813
Prepaid expenses and other current assets	4	4

Total current assets	9,939	10,707
Property and equipment, net	14,298	14,833

Total assets	$24,237	$25,540

Accounts payable	$471	$698
Accrued expenses and other current liabilities	985	533

Total liabilities	$1,456	$1,231

21.	Fair Value Measurement

NDT

The Company elected the fair value option to account for its NDT investments in accordance with ASC 825, Financial Instruments (“ASC 825”), and ASC 820, Fair Value Measurement. The fair value is updated on a quarterly basis. Investments are classified within the fair value hierarchy as Level 1, Level 2, or Level 3 based on the nature of the inputs used to determine fair value as follows:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to liquidate as of the reporting date

•	Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data

•	Level 3 – unobservable inputs, such as internally developed pricing models or third-party valuations for the asset or liability due to little or no market activity for the asset or liability

The Company’s investments in debt securities, which are classified as available-for-sale and recorded in Nuclear decommissioning trust funds or cash and cash equivalents on the Consolidated Balance Sheet, include U.S. government-sponsored debt securities and U.S. Treasury securities. These securities are recorded at cost at the time of purchase and are carried at fair value. The Company considers these securities to be available-for-sale to meet NDT requirements. Gains and losses from changes in fair value are recognized in Consolidated Statements of Operations in realized or unrealized gain or loss from investments depending on their nature.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Equity securities which are measured as Level 1 or Level 2 are recorded in Nuclear decommissioning trust funds on the Consolidated Balance Sheet, include investments in publicly traded companies as well as mutual fund investments. Dividend income is recorded in interest and investment income on the Consolidated Statement of Operations. Gains and losses from changes in fair value are recognized in Consolidated Statements of Operations in realized or unrealized gain or loss from investments depending on their nature.

The Company did not have any Level 3 assets or liabilities measured at fair value as of December 31, 2025 and December 31, 2024.

NDT Funds include alternative investment funds in which the fair value is determined using net asset value (“NAV”) or its equivalent as a practical expedient, and therefore, are not classified within the fair value hierarchy. The Company has the ability to redeem these investments at NAV or its equivalent subject to certain restrictions.

Investments with stated maturities of less than one year from the balance sheet date, or investments that the Company intends to sell within one year, are classified as current assets, while all other securities are classified as non-current assets. Unrealized gains and losses are recorded in income (loss). The specific identification method is used to calculate realized gain or loss on the sale of securities, which is recorded in investment income (expense) and other on the Consolidated Statement of Operations. Interest income is recognized when earned and is included in Interest and investment income on the Consolidated Statement of Operations.

The Company has elected the fair value option in accordance with ASC 825, Financial Instruments, for all NDT investments, including those managed by third-party fund managers. As a result, such investments are reported at fair value with changes in fair value recognized in earnings each reporting period. Accordingly, declines in fair value, regardless of whether they are believed to be temporary or other-than-temporary, are reflected in the current period’s earnings. The Company does not separately assess or disclose other-than-temporary impairment (“OTTI”) for these investments, as the recognition of unrealized losses through income is consistent with the fair value option accounting model and industry practice. The fund managers have discretion over sales and management of securities within the portfolio in accordance with investment guidelines and regulatory requirements; the Company’s policy is to recognize any decrease in value immediately in earnings rather than evaluate for OTTI, in accordance with GAAP under the fair value option.

Based on an analysis of the inputs, the Company’s financial assets and liabilities measured at fair value on a recurring basis have been categorized as follows:

	Fair Value Measurements at Reporting Date Using
	Consolidated Balance Sheet Location	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)	Total
December 31, 2025
Cash equivalents	NDT Funds	79,470	—	—	79,470
Equities	NDT Funds	1,729,019	—	—	1,729,019
Fixed income	NDT Funds	—	487,731	—	487,731

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

	Fair Value Measurements at Reporting Date Using
	Consolidated Balance Sheet Location	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)	Total
Total assets measured at fair value		1,808,489	487,731	—	2,296,220

Assets measured at NAV	NDT Funds	—	—	—	697,721

Total trading securities		$1,808,489	$487,731	$—	$2,993,941

	Fair Value Measurements at Reporting Date Using
	Consolidated Balance Sheet Location	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)	Total
December 31, 2024
Cash equivalents	NDT Funds	133,268	—	—	133,268
Equities	NDT Funds	1,660,430	—	—	1,660,430
Fixed income	NDT Funds	—	741,344	—	741,344
Other investments	Other assets	139	—	—	139

Total assets measured at fair value		1,793,837	741,344	—	2,535,181

Assets measured at NAV	NDT Funds	—	—	—	549,200

Total trading securities		$1,793,837	$741,344	$—	$3,084,381

The Company maintains substantially all of its cash and cash equivalents and investments in various financial institutions, which it believes to be high-credit quality financial institutions.

As of December 31, 2025 and December 31, 2024, $98.5 million and $227.6 million, respectively, of NDT is classified as current as it is expected to be utilized within the next twelve months to settle the current portion of the asset retirement obligation.

Financial liabilities not measured at Fair Value on a recurring basis

The Company’s long-term debt and short-term borrowings under its revolving credit facility are not measured at fair value on a recurring basis in the Consolidated Balance Sheets. In accordance with ASC 820-10-50-2E, the Company discloses the estimated fair value of these financial liabilities.

Revolving Credit Facilities

Due to the short-term nature of these borrowings, the carrying amount approximates fair value on December 31, 2025.

Long-Term Debt (FFB Notes)

The Company’s long-term debt bears interest at variable rates that reset periodically. The fair value of long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar instruments with comparable maturities. Because the interest rates reset periodically to reflect market conditions, the carrying amount approximates fair value at December 31, 2025.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

The valuation techniques for both instruments incorporate observable market inputs, including benchmark interest rates and yield curves. Accordingly, the estimated fair values are classified within Level 2 of the fair value hierarchy.

22.	Related Party Transactions

The Company enters into transactions with entities under common control of the Company’s founder. Key related party arrangements for the years ended December 31, 2025 and 2024, are as follows:

Midlantic Equity Insurance Company, LLC (“MEIC”)

MEIC is a captive insurance company wholly owned by Mariner Strategic Investments, LLC (“MSI”), which is controlled by the Company’s founder. MEIC provides direct insurance coverage for certain risks of the Company and its subsidiaries.

For the twelve months ending December 31, 2025 and 2024, the Company paid insurance premiums of $17.7 million and $13.9 million, respectively, (recorded in Selling, General, and Administrative Expenses on the Statement of Operations) to MEIC. As of December 31, 2025 and December 31, 2024, the Company had Prepaid Expenses paid to MEIC totaling $18.7 million and $19.6 million, respectively, (recorded in Prepaid Expenses and Other Current Assets on the Balance Sheet).

Insurance coverage was provided for property, general liability, and workers’ compensation, with premiums and coverage limits determined annually based on independent actuarial studies and risk assessments performed by management. Premiums are set to Market Rates and confirmed by our broker of record, Marsh. All claims during the period were processed according to the terms of the underlying insurance contracts, and there were no unpaid or disputed claims outstanding as of year-end.

Adriatic Business Indemnity Company, Inc. (“Adriatic”), Pacific Business Insurance Company, Inc. (“Pacific”), and Caspian Business Insurance Company, Inc. (“Caspian”)

Adriatic, Pacific, and Caspian are captive insurance entities, each wholly owned by MSI, that provide reinsurance to MEIC for the ultimate benefit of the Company.

Reinsurance was provided for specified layers of risk in accordance with annually negotiated agreements between MEIC and these captive reinsurers. Risk layers, limits, and premium rates are set by management based on coverage requirements and risk assessments.

No direct payments were made by the Company to Adriatic, Pacific, or Caspian; all transactions were conducted through MEIC. As of December 31, 2025 and 2024, there were no material outstanding receivables or payables between the Company and Adriatic, Pacific, or Caspian.

Certain administrative services are performed by Company employees on behalf of these reinsurers, for which no separate fees are charged.

Holtec DISC, Inc. (“DISC”)

DISC is a Domestic International Sales Corporation wholly owned by the Company’s founder, established to facilitate tax-advantaged commission arrangements related to export sales.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

For the year ended December 31, 2025, the Company paid export sales commissions of $20.0 million (recorded in Selling, General, and Administrative Expenses on the Statement of Operations) and interest expense of $0.35 million (recorded in Interest Expenses on the Statement of Operations) to DISC. For the year ended December 31, 2024 the company paid to DISC export sales commissions of $17.0 million (recorded in Selling, General, and Administrative Expenses on the Statement of Operations). As of December 31, 2025 and December 31, 2024, $18.2 million remained outstanding and payable to DISC (recorded in Accounts Payable on the Balance Sheet).

Commission rates are established annually by management and are compliant with DISC regulations. Payments are made annually within 30 days of December 15, as per agreement terms.

No other services or transactions were conducted between the Company and DISC during the period.

Harbor

The Company maintains a letter of credit facility with BMO Bank N.A., pursuant to the 2022 Credit Agreement. The 2022 Credit Agreement is secured through cash, bonds and equities held by Harbor, which is wholly owned and controlled by the Company’s founder. The Company has $238.7 million and $188.6 million of outstanding letters of credit as of December 31, 2025 and 2024, respectively, none of which have been drawn.

Holtec Holdings Company, LLC

On January 1, 2026, the Company entered into a share purchase agreement with Holtec Holdings Company, LLC, a related party to the Company under common control, for the sale of its equity interest in Holtec Asia Private Limited. For additional information, see Note 23, Subsequent Events.

Mariner Family Office Management, LLC

On March 1, 2025, the Company, through its wholly owned subsidiary, Holtec Logistics, LLC, sold equipment to Mariner Family Office Management, LLC, a related party, for a purchase price of $10.0 million. The purchase price accrued interest at a rate of 4.16% per annum until paid. On December 12, 2025, the Company received payment in full of the $10.0 million purchase price along with accrued interest of $0.33 million. The Company recognized a gain on the sale of $1.25 million, which is included in “Gain on sale of fixed assets” in the Consolidated Statements of Operations.

Cascades Opportunities LLC

Effective October 1, 2025, the Company entered into a 20-year lease agreement with Cascades Opportunities LLC, a related party under common control, to lease an office building comprising approximately 54,327 rentable square feet located in Camden, New Jersey. For additional information see Note 17, Leases.

23.	Subsequent Events

The Company evaluated subsequent events through April 10, 2026, the date on which the Consolidated Financial Statements were available to be issued, and determined that there have been no subsequent events that would require disclosure apart from those identified below.

HOLTEC INTERNATIONAL

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Dollars in thousands, unless otherwise noted

Credit Agreements

In March 2026, the 2022 Credit Agreement was amended to increase the facility limit to $400.0 million.

In 2026, the Company borrowed $80.0 million under the 2025 D&D Agreement with BMO Bank N.A. of which $57.0 million was repaid between February and April 2026. For additional information, see Note 14, Credit Agreements.

In 2026, the Related Party Revolving Loan Agreement was amended to increase the facility limit to $250.0 million. In 2026, the Company drew an additional aggregate amount of $125.0 million under the revolving loan. For additional information, see Note 14, Credit Agreements.

In February 2026, Holtec Palisades received additional advances from the FFB in the amount of $107.6 million. For additional information, see Note 14, Credit Agreements.

SMR-300 Limited Work Authorization Acceptance

On February 13, 2026, the Company received a letter from the NRC stating that it had performed an acceptance review of the LWA request and determined that the application is acceptable for docketing, contains sufficient information to initiate a detailed safety and environmental technical review, and allows the NRC to establish a predictable review schedule. For additional information, see note 19, Commitments and Contingencies.

Holtec Asia Sale

A share purchase agreement, effective January 1, 2026 was signed between the Company and Holtec Holdings Company, LLC (“Holtec Holdings”), a related party of the Company under common ownership, for the sale of the total equity share of the Company in Holtec Asia Private Limited (“Holtec Asia”), for $11.51 million (“the Purchase Price”). The sale of the Holtec Asia is intended to allow Holtec Asia to focus on its core business and access local capital markets. The Purchase Price was paid in full to the Company on January 14, 2026.

Trilateral Agreement for SMR-300 Indo-Pacific Deployment

On March 14, 2026, at the Indo-Pacific Energy Ministerial & Business Forum (IPEM), the Company joined Mitsubishi Electric Corporation and Hyundai Engineering & Construction in signing a trilateral agreement to advance the deployment of the Company’s SMR-300 in the Indo-Pacific region.

HOLTEC INTERNATIONAL

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025

Dollars in thousands, unless otherwise noted

	Unaudited June 30, 2026	Audited December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$27,413	$23,421
Accounts receivable	139,691	130,753
Nuclear decommissioning trust funds, current portion	96,671	98,511
Costs and estimated earnings in excess of billings	226,165	253,868
Inventories	20,456	26,613
Prepaid expenses and other current assets	138,723	92,862

Total current assets	649,119	626,028
Property and equipment, net	2,141,088	1,709,296
Nuclear decommissioning trust funds, less current portion	2,740,946	2,895,430
Long-term receivables	684,041	635,355
Other assets	264,259	209,527

Total assets	$6,479,453	$6,075,636

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$241,131	$149,990
Billings in excess of costs and estimated earnings	152,860	132,055
Accrued expenses and other current liabilities	205,708	261,790
Asset retirement obligations—current portion	96,671	98,511
Revolving credit facility	168,000	100,000
Acquisition payables—current portion	10,000	10,000

Total current liabilities	874,370	752,346
Acquisition payables	19,302	19,159
Asset retirement obligations, less current portion	1,532,768	1,704,028
Unearned income	245,306	245,306
Deferred income tax liabilities	247,985	256,877
Long-term debt	1,057,056	690,171
Other long-term liabilities	38,612	36,439

Total liabilities	4,015,399	3,704,326
Stockholders’ equity:
Common stock, $.01 par value, 2,000,000 shares authorized, 1,178,916 shares issued and outstanding	12	12
Additional paid-in capital	15,046	17,415
Retained earnings	2,453,268	2,351,846
Noncontrolling interests	(4,272)	2,037

Total stockholders’ equity	2,464,054	2,371,310

Total liabilities and stockholders’ equity	$6,479,453	$6,075,636

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Dollars in thousands, unless otherwise noted

	For the Six Months Ended June 30,
	2026	2025
Revenues	$269,879	$286,574
Direct operating costs	151,422	207,790

Gross operating profit	118,457	78,784
Operating expenses:
Selling, general, and administrative expenses	121,748	76,533
Accretion of asset retirement obligations	26,150	30,226

Total operating expenses	147,898	106,759
Asset retirement obligation settlement and measurement gain	88,666	42,035

Income from operations	59,225	14,060
Other income (expenses):
Interest expense	(7,006)	(1,064)
Interest and investment income	34,793	43,607
Realized gain on investments	202,248	3,779
Unrealized (loss) gain on investments	(43,999)	100,077
Gain on foreign currency exchange	2,140	74
(Loss) gain on sale of fixed assets	(10)	2,342
Other income	548	1,678

Net other income	188,714	150,493

Income before provision for income taxes	247,939	164,553
Provision for income taxes	42,299	25,474

Net income	205,640	139,079
Less net loss attributable to noncontrolling interests	(6,309)	(4,469)

Net income attributable to Holtec International and subsidiaries	$211,949	$143,548

Earnings Per Share (EPS)
Weighted-average common shares outstanding	1,178,916	1,178,916

Basic and diluted earnings per share	$179.78	$121.76

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Dollars in thousands, unless otherwise noted

	Common Stock		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Common Share
Balances—January 1, 2026	1,178,916	$12	$17,415	$2,351,846	$2,369,273	$2,037	$2,371,310
Net Income/(loss)	—	—	—	20,545	20,545	(2,776)	17,769
Sale of subsidiary under common control	—	—	(2,369)	—	(2,369)	—	(2,369)
Distributions	—	—	—	(11,526)	(11,526)	—	(11,526)

Balances—March 31, 2026	1,178,916	$12	$15,046	$2,360,865	$2,375,923	$(739)	$2,375,184

Net Income/(loss)	—	—	—	191,404	191,404	(3,533)	187,871
Sale of subsidiary under common control	—	—	—	—	—	—	—
Distributions	—	—	—	(99,001)	(99,001)	—	(99,001)

Balances—June 30, 2026	1,178,916	$12	$15,046	$2,453,268	$2,468,326	$(4,272)	$2,464,054

	Common Stock		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Common Share
Balances—January 1, 2025	1,178,916	$12	$17,415	$2,080,927	$2,098,354	$13,084	$2,111,438
Net Income/(loss)	—	—	—	25,459	25,459	(27)	25,432
Distributions	—	—	—	—	—	—	—
Deconsolidation of subsidiary	—	—	—	—	—	—	—

Balances—March 31, 2025	1,178,916	$12	$17,415	$2,106,386	$2,123,813	$13,057	$2,136,870

Net Income/(loss)	—	—	—	118,089	118,089	(4,442)	113,647
Distributions	—	—	—	—	—	—	—
Deconsolidation of subsidiary	—	—	—	—	—	—	—

Balances—June 30, 2025	1,178,916	$12	$17,415	$2,224,475	$2,241,902	$8,615	$2,250,517

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HOLTEC INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Dollars in thousands, unless otherwise noted

	For the Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$205,640	$139,079
Depreciation and amortization	47,316	8,361
Amortization of bond discount/premium	163	461
Gain on sale of equipment	10	(2,342)
Deferred income tax provision	(8,892)	16,261
Accretion expense	26,150	30,226
Interest expense	6,843	662
Asset retirement obligation settlement and measurement (gain) loss	(88,666)	(42,039)
Unrealized loss on investments	43,999	(100,077)
Realized gain on investments	(202,248)	(3,779)
Non-cash income related to sale of PPE	—	10,000
Non-cash income related to NDT Investments	32	(105)
Change in operating assets and liabilities:
Accounts and contract receivable	(571)	937
Nuclear decommissioning trust funds	5,118	1,790
Costs and estimated earnings on uncompleted contracts	27,703	(43,296)
Inventories	945	(20,849
Prepaid expenses and other assets	(57,479)	(13,650)
Long-term receivables	(44,186)	(9,487)
Other assets	(9,097)	(13,339)
Accounts payable	263,023	78,901
Billings in excess of costs and estimated earnings on uncompleted contracts	20,805	(22,601)
Accrued expenses and other liabilities	(36,805	40,214
Asset retirement obligations	(110,585)	(102,044)
Other liabilities	1,231	1,081

Net cash flows provided by (used in) operating activities	90,449	(45,635)

Cash flows from investing activities
Capital expenditures	(718,420)	(447,517)
Grant reimbursement for capital projects	6,344	26,275
Purchases of NDT Investments	(1,321,916)	(1,424,459)
Sales of NDT Investments	1,575,962	1,531,036
Proceeds from redemption of NDT debt securities	55,213	89,026

Net cash flows used in investing activities	(402,817)	(225,639)

Cash flows from financing activities
Payment of acquisition payables	(206)	(212)
Debt proceeds	512,884	251,878
Debt payments	(97,300)	—
Distributions to shareholders’ interests	(110,527)	—
Sale of subsidiary	11,509	—

Net cash flows provided by financing activities	316,360	251,666

Net increase (decrease) in cash and cash equivalents	3,992	(19,608)

Cash and cash equivalents
Beginning	23,421	106,332
Ending	$27,413	$86,724

Supplemental Disclosure of Cash Flow Information
Cash paid for Income taxes	$53,004	$18,647
Cash paid for interest expense	$4,178	$14
Non-cash transactions
Additions to property and equipment included in accounts payable and accrued expenses	$170,621	$91,367
Right-of-use assets obtained in exchange for new lease obligations	$1,225	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

1.	Organization and Nature of Operations

Holtec International (“Holtec”) through its domestic and international subsidiaries (collectively, the “Company”) is a U.S.-headquartered multinational energy technology company primarily focused on nuclear power generation and related clean energy solutions. The Company operates as a turnkey nuclear technology provider, providing systems, structures, components and specialty services across the nuclear power lifecycle to a global customer base that includes utilities, governments and industrial companies. The Company holds a significant portfolio of intellectual property and operates advanced manufacturing facilities in New Jersey, Pennsylvania and Ohio. The Company was formed as a Delaware corporation in 2006, although its predecessor company was founded in 1986.

The Company’s principal business activities include spent nuclear fuel storage and transportation solutions, nuclear plant decommissioning services, the restart of a decommissioned nuclear power plant and the development of small modular reactors (“SMRs”). The Company also engages in early-stage development of complementary solar and energy storage technologies.

2.	Basis of Presentation and Significant Accounting Policies

a.	Basis of presentation

The Company’s condensed consolidated financial statements are presented in U.S. dollars in accordance with the interim reporting requirements of Form 10-Q, Rule 10-01 of Regulation S-X and accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements, including the consolidated balance sheet as of June 30, 2026, the consolidated statements of operations for the six months ended June 30, 2026 and 2025, the consolidated statements of changes in stockholders’ equity and the consolidated statements of cash flows for the six months ended June 30, 2026 and 2025, as well as other information disclosed in the accompanying notes, are unaudited. The consolidated balance sheet as of December 31, 2025 was derived from the audited consolidated financial statements as of that date. The interim consolidated financial statements and the accompanying notes should be read in conjunction with the annual consolidated financial statements and the accompanying notes. The interim consolidated financial statements and the accompanying notes have been prepared on the same basis as the annual consolidated financial statements. The Company has included all adjustments, in the opinion of management, consisting only of normal recurring adjustments, necessary for a fair presentation. The consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future years or interim periods.

b.	Remaining performance obligations

The Company’s remaining performance obligations as of June 30, 2026 represent a measure of the total dollar value of work to be performed on contracts awarded and in progress. The Company had approximately $1.5 billion in remaining performance obligations as of June 30, 2026, which excluded variable consideration that has been constrained. As of June 30, 2026, the Company expects to recognize 24% of its remaining performance obligations related to contracts with a duration of greater than one year within the next twelve months and the remaining 76% thereafter. The majority of the remaining performance obligations after the first twelve months are expected to be recognized over a three-year period.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

c.	Accounting standards not yet adopted

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires an entity to disclose the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. It also requires an entity to include certain amounts that are already required to be disclosed under current GAAP in the same disclosure. Additionally, it requires an entity to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. An entity may apply the amendments prospectively for reporting periods after the effective date or retrospectively to any or all prior periods presented in the Financial Statements. This ASU will likely result in the Company including additional required disclosures in the Financial Statement Footnotes but is not expected to have an effect on the Consolidated Balance Sheet, Statements of Operations, or Statements of Cash Flows.

3.	Accounts Receivable

Accounts receivable as of June 30, 2026 and December 31, 2025 were $139.7 million and $130.8 million, respectively. As of June 30, 2026 and December 31, 2025, the Company had no recorded allowance for credit losses on accounts receivable, based on a review of all relevant information and risk factors affecting collectability. This conclusion reflects the Company’s historical experience of minimal credit losses, the creditworthiness of its customers, and its collection policies and procedures. The Company will continue to monitor customer credit risk and economic conditions for any indicators of potential credit losses in the future.

4.	Site Decommissioning

Under the Nuclear Waste Policy Act (the “NWPA”), the United States Department of Energy (the “DOE”) is tasked with creating a geologic repository for and managing the disposal of spent nuclear fuel (“SNF”) and high-level radioactive waste. In line with these requirements, the Company is a party, through assignments from the prior owners of its nuclear sites, to a standard contract with the DOE to provide for the disposal of spent nuclear fuel from nuclear generating stations (the “Standard Contract”). Based on assumptions of the amount of time it will take for the DOE to select a repository location and build the necessary long-term storage infrastructure, the Company estimates the DOE will begin accepting spent nuclear fuel in 2041, which is used for purposes of estimating the nuclear decommissioning AROs.

The NWPA and the Standard Contract required the DOE to take possession of SNF generated by nuclear generating units. The DOE, however, failed to take possession of the SNF, and is expected to remain delayed. Under the terms of the Oyster Creek Settlement Agreement applicable to Oyster Creek (which resolves claims for past damages and does not govern the DOE’s ongoing obligations for spent fuel disposal under the Standard Contract), the Company, as assignee of the OC Settlement Agreement, is eligible to submit costs incurred for spent fuel management for reimbursement by the DOE for Oyster Creek. The remaining sites do not have a settlement agreement with the DOE. As long as the DOE has not

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

fulfilled its obligation for the removal and storage of spent fuel, the Company intends to seek reimbursement of those costs through litigation for partial breach of the Standard Contract.

Decommissioning site service revenues and costs relate to spent fuel management costs and services that are attributable to the DOE’s failure to begin accepting SNF as required. SNF services are incremental reimbursable services separate from the Company’s asset retirement obligations. The Company adds an element of margin only on self-performed services, including security, management, engineering services for oversight of dry storage operations, and fabrication activities related to dry cask systems. This is consistent with the Company’s pricing and cost recovery methodologies for services performed for third parties. The Company recognizes these amounts as revenues and direct operating costs over time based on an input method that uses costs incurred to measure progress in exchange for consideration that the Company expects to recover from the DOE.

The Company includes amounts in revenue only to the extent it is probable that a significant reversal will not occur. The allowance for cost adjustments represents management’s estimate of consideration related to spent fuel management costs and services that is constrained under ASC 606-10-32-11 through 32-13 and therefore not expected to be recovered from the DOE. The allowance is reflected as a reduction of decommissioning site service revenues and is evaluated each reporting period based on the Company’s assessment, which includes an evaluation of the DOE’s contractual obligations under the NWPA, evaluation of claim supportability, documentation, applicable settlement terms (for Oyster Creek), relevant legal/contractual considerations, and historical DOE precedent on recoveries, as applicable.

The Company has recognized the following long-term receivables from the DOE, net of estimates for cost adjustments:

	June 30, 2026	December 31, 2025
Long-term DOE receivable for spent fuel	$1,085,831	$1,057,519
Allowance for cost adjustments	(437,024)	(422,164)

Total	$648,807	$635,355

5.	Inventories

Inventories consist of the following:

	June 30, 2026	December 31, 2025
Raw material and supplies	$12,055	$16,444
Work in process	7,840	8,486
Finished goods	561	1,683

	$20,456	$26,613

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2026	December 31, 2025
Taxes receivable	$100,906	$52,446
Prepaid insurance premium	8,888	18,740
Deposits	—	8,145
Other receivables	780	443
Other prepaids	28,148	13,088

Total	$138,723	$92,862

7.	Property and Equipment

The following is a summary of property and equipment, at cost, less accumulated depreciation:

	June 30, 2026	December 31, 2025
Cost
Land and improvements	$1,163	$1,881
Buildings and improvements	150,666	163,577
Machinery and equipment	565,930	564,045
Nuclear fuel	27,564	27,564
Furniture, fixtures and office equipment	10,530	10,621
Vehicles	14,553	14,541
Palisades restart work in process	1,633,439	1,144,237
Construction-in-progress	9,642	16,488

Total cost	2,413,487	1,942,954
Accumulated depreciation and amortization	(272,399)	(233,658)

Property and equipment, net	$2,141,088	$1,709,296

Depreciation expense was $45.0 million and $11.4 million for the six months ended June 30, 2026 and 2025, respectively. Accumulated depreciation of $6.2 million was derecognized upon deconsolidation on January 1, 2026. See Note 21 Related Party Transactions for additional information.

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30, 2026	December 31, 2025
Vendor accruals	$89,879	$177,047
Accrued compensation and benefits	34,293	17,059
Accrued taxes	72,706	25,739
Advance from customers	—	20,286
Lease liability	2,372	3,699
Other miscellaneous accruals	6,457	17,959

Total	$205,708	$261,790

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

9.	Intangible Assets

The Company has made significant investment in the capital equipment and technologies. The following tables summarize the Company’s intangible assets, at gross carrying amount, less accumulated amortization as of:

	June 30, 2026
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (Years)
Amortized intangible assets:
Patents	$7,759	$(2,616)	$5,143	13.16
Internally developed software	969	(969)	—	—

	$8,728	$(3,585)	$5,143	13.16

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (Years)
Amortized intangible assets:
Patents	$7,455	$(2,503)	$4,952	13.21
Internally developed software	969	(969)	—	—

	$8,424	$(3,472)	$4,952	13.21

10.	Asset Retirement Obligations

We have a legal obligation to decommission our nuclear power plants following the permanent cessation of operations. See Note 10—Asset Retirement Obligations of the audited consolidated financial statements included elsewhere in this registration statement for additional information regarding AROs and the financial statement impact of changes in estimates. The following table provides a rollforward of the nuclear decommissioning AROs reflected in the Consolidated Balance Sheets from December 31, 2025 to June 30, 2026:

June 30, 2026
Asset retirement obligation at beginning of year	$1,802,539
Accretion expense	26,150
Liabilities settled	(110,584)
Settlement/measurement (gain) loss	(88,666)
Asset retirement obligation at end of year	1,629,439

NDT at end of year	$2,837,617

During the six months ended June 30, 2026 and 2025, the Company recorded settlement gains of $94.0 million and $37.9 million, respectively, and a measurement loss of $5.3 million and a measurement gain of $4.1 million, respectively.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

11.	Segments

Our operations are assessed based on two reportable segments. An analysis of our operations by reportable segment is as follows:

For the Six Months Ended June 30, 2026	NPD	Palisades	Total
Revenue	$269,879	$—	$269,879
Direct operating costs	151,422	—	151,422

Gross operating profit	118,457	—	118,457
Operating expenses
IT development expenses	—	—	—
Other selling, general, and administrative expenses	81,850	39,898	121,748
Accretion of asset retirement obligations	26,150	—	26,150

Total operating expenses	108,000	39,898	147,898
Asset retirement obligation settlement and measurement gain	88,666	—	88,666

Total consolidated (loss) income from operations	99,123	(39,898)	59,225

Other income (expenses)
Interest expense	(7,006)	—	(7,006)
Interest and investment income	34,671	122	34,793
Realized gain on investments	202,248	—	202,248
Unrealized loss on investments	(43,999)	—	(43,999)
Gain on foreign currency exchange	2,140	—	2,140
Gain on sale of fixed assets	(10)	—	(10)
Other income	548	—	548

Net other income (expenses)	188,592	122	188,714

Income (loss) before income taxes	287,715	(39,776)	247,939
Provision for income taxes	42,299	—	42,299

Net income (loss)	$245,416	$(39,776)	$205,640

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

For the Six Months Ended June 30, 2025	NPD	Palisades	Total
Revenue	$286,574	$—	$286,574
Direct operating costs	207,790	—	207,790

Gross operating profit	78,784	—	78,784
Operating expenses
IT development expenses			—
Other selling, general, and administrative expenses	74,608	1,925	76,533
Accretion of asset retirement obligations	30,226	—	30,226

Total operating expenses	104,834	1,925	106,759
Asset retirement obligation settlement and measurement gain (loss)	42,035	—	42,035

Total consolidated income (loss) from operations	15,985	(1,925)	14,060

Other income (expenses)
Interest expense	(1,064)	—	(1,064)
Interest and investment income	42,786	821	43,607
Realized gain (loss) on investments	3,779	—	3,779
Unrealized gain (loss) on investments	100,077	—	100,077
Gain on foreign currency exchange	74	—	74
Gain on sale of fixed assets	2,342	0	2,342
Other income (loss)	1,678	—	1,678
Net other income (expenses)	149,672	821	150,493

Income (loss) before income taxes	165,657	(1,104)	164,553
Provision for income taxes	25,474	—	25,474

Net income (loss)	$140,183	$(1,104)	$139,079

Total segment assets include all assets and reconcile to consolidated assets.

As of June 30, 2026	NPD	Palisades	Total
Segment assets	$4,549,867	$1,929,586	$6,479,453

For the Six Months Ended June 30, 2026	NPD	Palisades	Total
Depreciation and amortization	$7,891	$39,425	$47,316
Capital expenditures	$79,048	$639,372	$718,420

As of December 31, 2025	NPD	Palisades	Total
Segment assets	$4,597,129	$1,478,507	$6,075,636

For the Six Months Ended June 30, 2025	NPD	Palisades	Total
Depreciation and amortization	$7,055	$1,306	$8,361
Capital expenditures	$85,289	$362,228	$447,517

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The Company allocates revenues based on the location in which the sale was originated. The following table shows the revenue attributed to countries that represent a significant portion of consolidated revenue:

	For the Six Months Ended June 30,
	2026	2025
Revenues
United States	$192,825	$158,440
Rest of the world	77,054	128,134

Total revenues	$269,879	$286,574

Two customers accounted for approximately 38% of the Company’s consolidated revenue for the six months ended June 30, 2026. Two customers accounted for approximately 25% or more of consolidated revenue for the six months ended June 30, 2025.

As of June 30, 2026, three customers within the NPD reportable segment represented approximately 49% of aggregate accounts receivable.

As of December 31, 2025, one customer within the NPD reportable segment represented approximately 32% of aggregate accounts receivable.

The following table shows the long-lived assets, representing the Company’s property and equipment, net, attributed to countries that represent a significant portion of consolidated revenue:

	June 30, 2026	December 31, 2025
Long-lived assets
United States	$2,141,088	$1,688,434
Rest of the world	—	20,862

Total long-lived assets	$2,141,088	$1,709,296

12.	Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share (“ASC 260”). As of June 30, 2026 and 2025, the entire outstanding equity of the Company consists of a single class of common stock, totaling 1,178,916 shares. All shares are directly or indirectly held through two trusts controlled by Dr. Krishna P. Singh. There are no potentially dilutive equity securities outstanding, as defined by ASC 260. In accordance with ASC 260, only basic EPS is presented, as there are no instruments that could result in dilutive shares. The Company has not issued any options, warrants, convertible debt, stock-based compensation instruments, or agreements that would require the presentation of diluted EPS. Additionally, the Company does not have any outstanding employee or non-employee equity compensation arrangements, convertible debt, or other securities or commitments that could result in the issuance of additional shares of common stock.

Accordingly, the Company’s capital structure is considered simple for purposes of GAAP earnings per share calculations, consistent with ASC 260, Earnings Per Share.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

For the six months ended June 30, 2026 and 2025, the Company’s basic earnings per share is equal to its diluted earnings per share for such period as follows:

	For the Six Months Ended June 30,
	2026	2025
Net income attributable to Holtec International and subsidiaries	$211,949	$143,548
Weighted-average common shares outstanding	1,178,916	1,178,916

Basic and diluted earnings per share	$179.78	$121.76

13.	Revenue Contracts

Contract Balances

The following table presents the Company’s contract balances as of June 30, 2026, and December 31, 2025.

Contract Balances (Current)

	Accounts receivable	Costs and estimated earnings in excess of billings	Billings in excess of costs and estimated earnings
Balance as of December 31, 2025	$130,753	$253,868	$132,055
Balance as of June 30, 2026	139,691	226,165	152,860

Increase/(decrease)	$8,938	$(27,703)	$20,805

Contract Balances (Non-Current)

Long-term receivables
Balance as of December 31, 2025	$635,355
Balance as of June 30, 2026	684,041
Increase/(decrease)	$48,686

The following table presents the net of the Company’s current contract assets and current contract liabilities, as reflected on the Consolidated Balance Sheet:

	June 30, 2026	December 31, 2025
Costs and estimated earnings in excess of billings	$226,165	$253,868
Billings in excess of costs and estimated earnings	(152,860)	(132,055)

	$73,305	$121,813

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The difference between the opening and closing balances of the Company’s contract assets and contract liabilities primarily results from the timing difference between the Company’s performance and the customer’s payment.

During the six months ended June 30, 2026, the long-term receivables balance increased by $30.7 million related to the activation of an escalation clause in a customer contract, $13.5 million related to the Company’s DOE receivables and $4.5 million loan to Holtec Asia that is now recognized after the deconsolidation (see Note 21 for more information related to the deconsolidation of Holtec Asia). The increase in the DOE receivable is primarily attributable to the completion of performance obligations in excess of cash collections.

During the six months ended June 30, 2026, the Company performed services and recognized $98.9 million of revenue related to contract liabilities (billings in excess of costs and estimated earnings) that existed at December 31, 2025.

The following table presents the Company’s costs and estimated earnings on uncompleted contracts, less billings to date, as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Costs and estimated earnings	$1,941,708	$2,238,557
Less: Billed to date	(1,868,403)	(2,116,744)

Net billings in excess of costs and estimated earnings	$73,305	$121,813

The change in net billings in excess of costs and estimated earnings on uncompleted contracts as of June 30, 2026 and December 31, 2025, was driven primarily by ordinary course project activity.

Revenue Disaggregation

The following tables represent the Company’s disaggregation of revenue from contracts with customers for the six months ended June 30, 2026 and 2025.

	For the Six Months Ended June 30,
	2026	2025
Construction and Site Services	$238,928	$259,521
Decommissioning Site Services	13,547	9,636
Engineering and Consulting Services	17,404	17,417

	$269,879	$286,574

14.	Credit Agreements

2022 Credit Agreement

The Company holds a Letter of Credit Facility Agreement with BMO Bank N.A., which permits the issuance of letters of credit (the “2022 Credit Agreement”). The Company has $385.4 million and $238.7 million of outstanding letters of credit as of June 30, 2026 and December 31, 2025, respectively, none of which have been drawn. In March 2026, the 2022 Credit Agreement was amended to increase the facility limit to $400.0 million.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The 2022 Credit Agreement restricts the amount of debt the Company can issue, create, incur, assume or permit to exist. Per this debt covenant, the aggregate principal amount outstanding on the FFB Notes related to the Palisades project under the Loan Guarantee Agreement with the Department of Energy cannot exceed $1.52 billion and the aggregate principal balance outstanding on the Related Party Revolving Loan with Harbor cannot exceed $250 million at any time. The Company was in compliance with this covenant as of June 30, 2026.

DOE Loan Guarantee Agreement

On January 17, 2025, Holtec Palisades received its first loan advance from the FFB for the Palisades restart. Holtec Palisades’ obligations to FFB are guaranteed under the LGA. The LGA provides the Company with guaranteed funding of up to $1.52 billion through two notes (“Note 1” and “Note 2,” and collectively, the “FFB Notes”) from the FFB. During the six months ended June 30, 2026, the Company received advances from the FFB in the amount of $347.6 million. As of June 30, 2026, total advances received from the FFB were $1.0 billion, all of which are classified as long-term debt, with principal and interest repayments scheduled to commence on December 15, 2027. The effective interest rate on total advances received as of June 30, 2026, is 4.571%.

Note 1 permits capitalized interest up to $132.0 million and principal up to $1.057 billion. The first scheduled payment date is December 15, 2027, with semiannual payment dates on June 15 and December 15 thereafter, and a maturity date of June 15, 2037. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

Note 2 permits capitalized interest up to $36.7 million and principal up to $294.1 million. The first scheduled payment date is December 15, 2027, with semiannual payment dates on June 15 and December 15 thereafter, and a maturity date of December 15, 2045. The interest rate for each advance is established by the FFB at the time the advance is made and is equal to the current average yield on outstanding marketable obligations of the United States of comparable maturity plus 0.375% per annum.

2025 Credit Agreements

In October 2025, the Company entered into a Discretionary and Demand Line of Credit Agreement (the “2025 D&D Agreement”) with BMO Bank N.A. During the six months ended June 30, 2026, the Company borrowed $140.3 million under the 2025 D&D Agreement, out of which $97.3 million was repaid during this period. As of June 30, 2026, there was $43.0 million outstanding under the line of credit.

In October 2025, the Company entered into a Related Party Revolving Loan Agreement (the “2025 RP Agreement”) with Harbor, a related party under common ownership. As of June 30, 2026, the Company has borrowed $125.0 million under the 2025 RP Agreement. The Company has the intent to repay amounts outstanding under the 2025 RP Agreement within one year of the balance sheet date; therefore, the balance is classified as a short-term liability.

In April 2026, the 2025 RP Agreement was amended to adjust the interest rate from one month SOFR plus 0.75% per annum to the greater of (i) SOFR plus 1.5% per annum, where SOFR corresponds to the SOFR rate in effect on April 1 of each calendar year and remains applicable until the next April 1 annual reset, calculated on the basis of a 365-day year and actual days elapsed, or (ii) the Monthly Applicable Federal Rate. Per this amendment, interest is payable monthly in arrears and no interest accrues on undrawn amounts. In July 2026, the Company borrowed $50.0 million under the 2025 RP Agreement.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

2026 Credit Agreements

In July 2026, the Company entered into a Related Party Loan Agreement (the “2026 RP Agreement”) with Mariner Strategic Investments, LLC, a related party under common ownership. Per the 2026 RP Agreement, the Company can borrow up to $150.0 million. The outstanding principal amount of the loan bears interest at a fixed rate of one percent (1.00%) per month. The Company borrowed $60.0 million under the 2026 RP Agreement in July 2026.

15.	Income Taxes

Effective Tax Rate

The Company’s effective income tax rate was 17.1% and 15.5% for the six months ended June 30, 2026 and 2025, respectively. Due to significant variability in forecasted full-year results, including ordinary income (loss) for the operating company and unrealized gains and losses within the Nuclear Decommissioning Trusts (“NDTs”), the Company is unable to reliably estimate an annual effective tax rate. Accordingly, income tax expense for the periods presented was based on the actual year-to-date effective tax rate.

The Company’s effective tax rate is significantly impacted by the tax treatment of its operating company, which is structured as an S corporation for U.S. federal income tax purposes, and by the activity of the Nuclear Decommissioning Trusts (“NDTs”).

The operating company is generally treated as a flow-through entity for U.S. federal income tax purposes and therefore is not subject to federal corporate income tax. However, the Company is subject to state income taxes in certain jurisdictions that impose entity-level taxation on S corporations or similar entities. The blended state effective tax rate associated with these jurisdictions, primarily California, Louisiana, New Jersey, and New York, was approximately 2.9% for the six months ended June 30, 2026 and 2025.

The NDTs are taxable entities and receive preferential tax treatment under Internal Revenue Code Section 468A. The effective tax rates associated with the NDTs were approximately 20.0% and 17.4% for the six months ended June 30, 2026 and 2025, respectively, and approximately.

The Company’s consolidated effective tax rate was materially impacted by taxable income and unrealized gains/(losses) recognized within the NDTs which are taxed at a higher tax rate under the Internal Revenue Code. For the six months ended June 30, 2026 and 2025, the NDTs recorded pre-tax book income of approximately $191.6 million and $142.9 million, respectively, including unrealized gains/(losses) of approximately $(44.4) million and $99.6 million, respectively. The resulting tax benefit associated with these losses was the primary driver of the Company’s overall effective tax rate benefit during the periods presented.

16.	Employee Benefits

The Company has a profit-sharing plan covering substantially all eligible employees. Employer contributions made by the Company for the six months ended June 30, 2026 and 2025 were $7.5 million and $6.7 million, respectively, of which $3.7 million and $3.3 million were included in direct operating costs, $0.6 million and $0.9 million were included in selling, general and administrative expenses in the Consolidated Statements of Operations, and $3.2 million and $2.4 million were capitalized in property and equipment, net, in the Consolidated Balance Sheets.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The Company maintained a Distinguished Performance Incentive Program (“DPI”), which was a non-qualified deferred compensation program for top-performing employees. The DPI was discontinued as of March 31, 2026 and no contributions were made after that date. Employer contributions for the DPI for the six months ended June 30, 2026 were $1.3 million. Employee deferral amounts were immaterial for the period.

17.	Commitments and Contingencies

Cost-share awards

The Company has entered into cost-sharing arrangements with U.S. and international government agencies to support the development of certain future projects. The Company capitalizes qualifying project costs as non-current other assets in the consolidated balance sheet. The Company invoices the government agencies for their reimbursable share of eligible costs, and amounts billed are recorded as a reduction of the related capitalized project costs within non-current other assets, resulting in a net asset balance. Capitalized qualifying project costs, net of reimbursements, were $7.7 million and $9.9 million as of June 30, 2026 and December 31, 2025, respectively. Assets associated with the cost-sharing awards are amortized when they are substantially complete and available for their intended use.

A summary of the awards is:

•

Award DE-NE0008833 for the development of Hybrid Laser Arc Welding was awarded April 1, 2020. The total award budget was approximately $14.1 million. As part of this arrangement, approximately $1.3 million of the total budget was paid directly by the DOE to Sandia National Laboratories, a Federally Funded Research and Development Center, and is not subject to reimbursement to the Company. For the remaining budget of approximately $12.8 million, the DOE will reimburse the Company for up to 39.06% of eligible costs incurred, with the Company funding the remaining 60.94%. The Period of Performance was through March 31, 2025.

•

Award DE-NE0009055 was authorized on November 1, 2021, for the Base Year of the Advance Reactor Demonstration Program. It requires outlays of $5.9 million, or 32.36%, in order to receive the 67.64% cost share of $12.4 million and technology transfer benefit of $0.3 million bringing the total contract value to $18.7 million. Period 2 was exercised on November 1, 2022, which added a required outlay of $3.7 million, or 9.52% in order to receive the 90.48% cost share of $35.0 million and technology transfer benefit of $1.3 million bringing the Period 2 value to $40.0 million. Period 3 was exercised in April 2023, which added a required outlay of $12.5 million, or 29.30%, in order to receive the 70.70% cost share of $30.2 million and technology transfer benefit of $2.1 million bringing the Period 3 value to $44.8 million. A fourth and fifth period were added and if all 5 periods are exercised, the Company expenditures will be $31.4 million and it will yield $109.9 million of matching cost share and technology transfer of $6.2 million which brings the total value of the contract to $147.5 million. The period of performance was originally through October 31, 2024. The Company exercised the first and second options and has received approval to extend the period of performance to October 31, 2026.

•

Award DE-NE0009336 for Consent Based Siting was awarded on September 25, 2023. The total contract value is $2.0 million. It is a 100% cost reimbursable effort. The period of performance is through March 24, 2026.

•	Award No. DE-CD0000044 was awarded in January 2025. The Company is a subrecipient under a federal cost-reimbursement subaward issued by the Mid-Atlantic Clean Hydrogen Hub (“MACH2”).

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The period of performance is January 2025 through July 2034. The total budget for the award through the end of the performance period is $100.1 million, of which, approximately 22% is reimbursable.

•

Award FNEF-004 to perform Step 1 and Step 2 of Generic Design Assessment (GDA), as a critical enabler to ensure the Holtec SMR PWR technology is ready for deployment in the UK. The Company was awarded cost-sharing arrangements with the UK Secretary of State for Energy Security and Net Zero (the “UK Government”) for the purpose of assisting the Company in the development of various future projects. The Company capitalizes qualifying project costs as non-current other assets in the Consolidated Balance Sheet. The total contract requires an expenditure of, in pounds sterling (GBP), GBP 69 million to receive the maximum matching 50% cost share of GBP 34.5 million. The Period of Performance is through June 30, 2026. The Company completed GDA Step 2, receiving a positive statement by the UK regulators. The GDA, conducted by the UK’s Office for Nuclear Regulation, the Environment Agency, and Natural Resources Wales, concluded that there are no fundamental shortfalls against UK regulatory expectations with the SMR-300 design or its safety, security, and safeguards cases. This regulatory position provides strong independent validation of the SMR-300 reactor’s safety case and its design maturity, instilling confidence in its readiness for deployment.

•

On December 2, 2025, Holtec was notified by the DOE that its proposed dual-unit SMR-300 project at the Palisades Energy site was selected to receive the Tier 1 First Mover Award under the DOE’s Generation III+ Small Modular Reactor Pathway to Deployment Program. The Company can receive up to $400.0 million from the Tier 1 First Mover Award; however, the final amount and terms remain subject to further negotiations and are not yet guaranteed or finalized. At this stage, Holtec has not yet finalized a funding agreement with the DOE; however, the DOE has issued a pre-award authorization allowing Holtec to begin accruing project costs at its own risk. There remains no financial obligation on the part of the DOE until award negotiations are completed and a funding agreement is executed. If finalized, the milestone-based award is expected to advance licensing, final engineering design, and supply-chain mobilization for the first-of-a-kind deployment of the SMR-300 plant.

SMR-300 Limited Work Authorization Acceptance

On December 31, 2025, SMR, LLC, a wholly owned subsidiary of the Company, submitted the first part of the phased Construction Permit Application (“CPA”), including a Limited Work Authorization (“LWA”) request, to the U.S. Nuclear Regulatory Commission (“NRC”). The LWA request sought NRC approval to conduct certain early construction activities for a dual-unit SMR-300 plant located at the Palisades Energy Center in Covert, Michigan.

On February 13, 2026, the Company received a letter from the NRC stating that it had performed an acceptance review of the LWA request and determined that the application is acceptable for docketing, contains sufficient information to initiate a detailed safety and environmental technical review, and allows the NRC to establish a predictable review schedule.

Trilateral Agreement for SMR-300 Indo-Pacific Deployment

On March 14, 2026, at the Indo-Pacific Energy Ministerial & Business Forum (IPEM), the Company joined Mitsubishi Electric Corporation and Hyundai Engineering & Construction in signing a trilateral agreement to advance the deployment of the Company’s SMR-300 in the Indo-Pacific region.

For a full description of the Company’s site commitments and contingencies, see Note 18 to the audited consolidated financial statements included elsewhere in this registration statement.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

18.	Legal

In the normal course of conducting its business, the Company is subject to various claims and actions, the outcome of which cannot be presently determined. The assessment of whether a loss is probable or a reasonable possibility, and whether the loss is estimable, often involves a series of complex judgments about future events. The Company maintains accruals for such losses that are probable of being incurred and subject to reasonable estimation.

Management is sometimes unable to estimate an amount or a range of reasonably possible losses, particularly where 1) damages sought are indeterminate or 2) the proceedings are in the early stages. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss. The Company does not believe any of the pending proceedings, individually or in the aggregate, will have a material effect on its consolidated results of operations, cash flows, or financial condition.

For open litigation, unless otherwise noted, the Company cannot predict the outcome or ultimate resolution of such matters.

Massachusetts regulation prohibits Pilgrim from discharging pollutants, including radioactive elements, into the Cape Cod Bay without a permit. In 2023, HDI sought to obtain a permit modification to discharge water collected at the site as part of the decommissioning effort. The water at issue has already been processed by the plant to remove pollutants and is effectively clean but for small traces of radioactive elements which cannot easily be removed with commercially available technology. Operating nuclear plants throughout the country have obtained permission to discharge similar water for decades, including Pilgrim’s prior owners.

The Massachusetts Department of Environmental Protection (“MassDEP”) denied HDI’s request on July 18, 2024. HDI filed an appeal with the Massachusetts Office of Appeals and Dispute Resolution (OADR). On November 6, 2025, the OADR issued a recommendation to the MassDEP Commissioner that HDI’s appeal be dismissed. HDI now awaits the Commissioner’s final decision. In prior decisions issued in 2025, the Commissioner took between 1 week and 2 years to render a decision. HDI may file additional claims in both State and Federal Court if an adverse ruling occurs.

Palisades Restart and Decommissioning Matters:

The Company and its subsidiaries are parties to various proceedings before the NRC and other governmental authorities regarding the transfer, restart and operation of Palisades. Key regulatory challenges include petitions and contentions relating to NRC’s approval of the operating license transfer, use of NDT funds and grant of license amendments. Of note, in February 2021 the Michigan Attorney General and certain public interest groups filed a petition with the NRC to intervene (i.e., block) in the transfer of the site’s NRC license from Entergy to Holtec. In April 2025 the NRC issued an order holding these contentions in abeyance while the plant is undergoing refurbishment. The Company expects this matter to be dismissed once the plant is restarted. The NRC declined to dismiss the action until reactor operations actually start.

Holtec has also received Non-Cited Violations and continues to cooperate with ongoing NRC review processes.

The Company has not accrued any liability in connection with these regulatory matters, as no probable loss has been identified and management does not expect a materially adverse impact.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

Axpo/KKL Arbitration (Switzerland):

This matter consists of an arbitration proceeding under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) between the Company and Axpo Holding AG (“Axpo”), arising out of a 2006 contract pursuant to which the Company agreed to supply Dual-Purpose Casks to Axpo. The dispute concerns, among other things, issues relating to the licensing of the casks by the Swiss regulatory authority. Axpo terminated the agreement on December 5, 2022 and is seeking damages from the Company.

Axpo has advanced multiple alternative claims, including a non-contractual claim under Swiss law seeking approximately $73.2 million. The Company believes this non-contractual claim lacks merit. The Company disputes all of Axpo’s claims and has asserted counterclaims seeking approximately $23.4 million in compensation.

A related arbitration demand involving Kernkraftwerk Leibstadt AG (“KKL”), which is partially owned by Axpo and arises under a separate contract, was consolidated with the Axpo matter. KKL asserted claims against the Company in the amount of approximately $3.7 million. The Company contests these claims and asserted counterclaims seeking approximately $0.84 million.

The merits hearing was concluded in December 2025, and the parties exchanged post-hearing written submissions in early March 2026. Accordingly, significant uncertainty remains regarding the ultimate outcome of these proceedings and the Company’s ability to reasonably estimate any potential loss.

ChNPP Arbitration (Ukraine):

On October 30, 2023, State Specialised Enterprise Chernobyl NPP (“ChNPP”) initiated an arbitration proceeding against the Company under the ICC Rules. The dispute arises from a contract dated September 17, 2007, pursuant to which the Company designed and constructed the Interim Spent Fuel Storage Facility at the Chernobyl Nuclear Power Plant.

During the course of the project, delays and additional costs were incurred, primarily as a result of alleged hidden defects associated with a prior contractor’s work and events related to the 2014 Russian invasion of Crimea. In the arbitration, ChNPP seeks approximately $55.6 million in damages related to alleged delays. The Company disputes ChNPP’s claims and has asserted counterclaims seeking approximately $43.4 million in compensation.

A hearing was held in January 2025 to address certain preliminary issues concerning the interpretation of specific contractual provisions. Following a decision on those issues, the Company sought and obtained permission to amend its counterclaims, and an amended counterclaim was submitted in September 2025. The final merits hearing was conducted in April 2026 and post-hearing briefing is ongoing, thus significant uncertainty remains regarding the ultimate outcome of the matter and the Company’s ability to reasonably estimate any potential loss.

CBIZ Litigation:

The Company is a plaintiff in an action currently pending in the Superior Court of New Jersey against CBIZ, Inc. and certain of its subsidiaries and former executives, captioned Holtec International et al. v. CBIZ, Inc., et al., CAM-L-3019-24. The principal parties include Singh Real Estate Enterprises, Inc. and related entities, including the Company, as plaintiffs, and CBIZ, Inc., related subsidiaries, and certain former CBIZ and Sponsor executives as defendants. The Company alleges that CBIZ and its advisors provided inaccurate

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

accounting and tax guidance, which contributed to various regulatory and compliance issues and resulted in financial damages to the Company and affiliated parties. In parallel, CBIZ has filed suit in the United States District Court for the Northern District of Ohio, captioned CBIZ MHM, LLC, et al. v. Holtec International, et al., Case No. 1:24-cv-01709, seeking declaratory judgment and payment of alleged unpaid fees for services rendered. Both matters are currently in preliminary motion practice proceedings. The Company disputes the claims asserted by CBIZ and is vigorously pursuing its own claims for damages. The ultimate outcome and possible financial impact of these proceedings are not presently known.

County v. HSI v. A-Comp – Superior Court of New Jersey, Law Division – Camden County (Docket Number: CAML000447-25)

This matter involves a breach of contract claim (as described below, the County’s complaint included a variety of additional claims, all of which have been dismissed) filed by the County of Camden (“the County”) on February 11 ,2025, against Holtec Security International (“HSI”) in connection with a cyber security incident experienced by the County in March 2023, for which the County reportedly paid approximately $3 million in ransom to recover its data. The County alleges that HSI is contractually responsible under its IT consulting agreement and seeks damages of approximately $3 million. On April 4, 2025, HSI filed its answer to the complaint with affirmative defenses, counterclaims and third-party complaint, seeking, among other things, damages arising from several hundred thousand dollars in unpaid invoices. On the same date, HSI filed a motion to dismiss all claims by the County other than its standard breach of contract claim. On June 6, 2025, the court granted HSI’s motion as to some of the County’s claims. After further motion practice, on July 18, 2025, the court granted HSI’s motion as to the remaining claims, leaving only the County’s breach of contract claim in place.

The matter is currently in the early stages of discovery, and while the ultimate outcome cannot be predicted with certainty, the Company believes the County’s remaining claim lacks merit and is unlikely to succeed.

Based on the information currently available, the Company has assessed the likelihood of loss as remote.

O’Rourke v. Holtec – Superior Court of New Jersey, Law Division – Camden County (Docket Number: CAML001585-23)

On June 1, 2023, a former Chief Financial Officer of the Company (“O’Rourke”) filed a complaint alleging that his employment was terminated in retaliation for raising objections to an internal draft document prepared in connection with a potential investor communication. O’Rourke asserts that his termination violated the New Jersey Conscientious Employee Protection Act (CEPA) and seeks approximately $6.0 million in damages.

The Company disputes these allegations and is vigorously defending the matter. On August 14, 2023, the Company filed its answer with counterclaims in which it asserted counterclaims against O’Rourke for breach of contract and breach of confidentiality obligations. The Company believes O’Rourke’s claims lack merit and that O’Rourke is unlikely to prevail. In addition, the Company maintains insurance coverage applicable to this matter. A mediation occurred on May 5, 2026 and the matter was not resolved. The case is expected to proceed to trial in 2026.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

ATAD Arbitration

On April 1, 2025, ATAD, a Vietnam-based subcontractor of the Company, filed a request for arbitration under the ICC rules seeking $1.4 million in damages it claims to be owed related to the delivery of tubing to the Jackson Generation Plant in Illinois. On May 23, 2025, the Company filed its answer and counterclaim seeking in excess of $3.0 million. The parties are currently engaged in fact and expert discovery. A hearing commenced on May 25, 2026.

At this stage of the proceedings, the ultimate outcome cannot be predicted with certainty. However, based on the analyses performed and the issues identified to date, management has assessed the likelihood of loss as remote.

19.	Variable Interest Entities (“VIEs”)

The Company has a controlling financial interest that has been identified as a VIE in the entity Orrvilon, Inc. (“Orrvilon”) under ASC 810, Consolidation. Orrvilon is a vertically integrated manufacturing affiliate whose sales are reliant on the Company. While Orrvilon has multiple shareholders, its design, key activities, and ongoing viability are dictated by the Company’s requirements and contracts. As such, the Company is considered the primary beneficiary of Orrvilon since it controls the most significant activities of Orrvilon, including operations and maintenance, and has the obligation to absorb expected losses. Accordingly, the assets, liabilities, and results of operations related to Orrvilon are consolidated in the Company’s Condensed Consolidated Financial Statements. At June 30, 2026 and December 31, 2025, the assets of this VIE were approximately $24.7 million and $24.2 million, respectively, and the liabilities were $2.3 million and $1.5 million, respectively. The assets consisted primarily of inventory and property, plant, and equipment.

The table below shows the carrying amounts and classification of the consolidated VIE’s assets and liabilities included in the Condensed Consolidated Financial Statements as of June 30, 2026 and December 31, 2025. The assets can only be used to settle obligations of the VIE.

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$(5)	$(287)
Accounts receivable	218	169
Inventories	10,157	10,053
Prepaid expenses and other current assets	0	4

Total current assets	10,370	9,939
Property and equipment, net	14,375	14,298

Total assets	$24,745	$24,237

Accounts payable	$1,005	$471
Accrued expenses and other current liabilities	1,270	985

Total liabilities	$2,275	$1,456

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

20.	Fair Value Measurement

NDT

The Company elected the fair value option to account for its NDT investments in accordance with ASC 825, Financial Instruments (“ASC 825”), and ASC 820, Fair Value Measurement. The fair value is updated on a quarterly basis. Investments are classified within the fair value hierarchy as Level 1, Level 2, or Level 3 based on the nature of the inputs used to determine fair value as follows:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to liquidate as of the reporting date

•	Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data

•	Level 3 – unobservable inputs, such as internally developed pricing models or third-party valuations for the asset or liability due to little or no market activity for the asset or liability

Based on an analysis of the inputs, the Company’s financial assets and liabilities measured at fair value on a recurring basis have been categorized as follows:

	Fair Value Measurements at Reporting Date Using
	Consolidated Balance Sheet Location	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
June 30, 2026
Cash equivalents	NDT Funds	$56,135	$—	$—	$56,135
Equities	NDT Funds	1,563,639	—	—	1,563,639
Fixed income	NDT Funds	—	419,818	—	419,818

Total assets measured at fair value		1,619,774	419,818	—	2,039,592

Assets measured at NAV	NDT Funds	—	—	—	798,025

Total trading securities		$1,619,774	$419,818	$—	$2,837,617

	Fair Value Measurements at Reporting Date Using
	Consolidated Balance Sheet Location	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
December 31, 2025
Cash equivalents	NDT Funds	$79,470	$—	$—	$79,470
Equities	NDT Funds	1,729,019	—	—	1,729,019
Fixed income	NDT Funds	—	487,731	—	487,731

Total assets measured at fair value		1,808,489	487,731	—	2,296,220

Assets measured at NAV	NDT Funds	—	—	—	697,721

Total trading securities		$1,808,489	$487,731	$—	$2,993,941

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

The Company maintains substantially all of its cash and cash equivalents and investments in various financial institutions, which it believes to be high-credit quality financial institutions.

As of June 30, 2026 and December 31, 2025, $96.7 million and $98.5 million, respectively, of NDT is classified as current as it is expected to be utilized within the next twelve months to settle the current portion of the asset retirement obligation.

Financial liabilities not measured at Fair Value on a recurring basis

The Company’s long-term debt and short-term borrowings under its revolving credit facility are not measured at fair value on a recurring basis in the Consolidated Balance Sheets. In accordance with ASC 820-10-50-2E, the Company discloses the estimated fair value of these financial liabilities.

Revolving Credit Facilities Due to the short-term nature of these borrowings, the carrying amount approximates fair value on June 30, 2026.

Long-Term Debt (FFB Notes) The Company’s long-term debt bears interest at variable rates that reset periodically. The fair value of long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar instruments with comparable maturities. Because the interest rates reset periodically to reflect market conditions, the carrying amount approximates fair value at June 30, 2026.

The valuation techniques for both instruments incorporate observable market inputs, including benchmark interest rates and yield curves. Accordingly, the estimated fair values are classified within Level 2 of the fair value hierarchy.

21.	Related Party Transactions

The Company enters into transactions with entities under common control of the Company’s founder. Key related party arrangements for the six months ended June 30, 2026 and 2025, are as follows:

Midlantic Equity Insurance Company, LLC (“MEIC”)

MEIC is a captive insurance company wholly owned by Mariner Strategic Investments, LLC (“MSI”), which is controlled by the Company’s founder. MEIC provides direct insurance coverage for certain risks of the Company and its subsidiaries.

During December 2025, the Company paid insurance premiums of $18.7 million, related to year end December 31, 2026. As of June 30, 2026 the Company had Prepaid Expenses paid to MEIC totaling $8.9 million (recorded in Prepaid Expenses and Other Current Assets on the Balance Sheet). For the six months ending June 30, 2026 and 2025, the Company expensed $8.9 million and $9.2 million, respectively, to Selling, General, and Administrative Expenses on the Statement of Operations.

Insurance coverage was provided for property, general liability, and workers’ compensation, with premiums and coverage limits determined annually based on independent actuarial studies and risk assessments performed by management. Premiums are set to Market Rates and confirmed by our broker of record, Marsh. All claims during the period were processed according to the terms of the underlying insurance contracts, and there were no unpaid or disputed claims outstanding as of year-end.

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

Adriatic Business Indemnity Company, Inc. (“Adriatic”), Pacific Business Insurance Company, Inc. (“Pacific”), and Caspian Business Insurance Company, Inc. (“Caspian”)

Adriatic, Pacific, and Caspian are captive insurance entities, each wholly owned by MSI, that provide reinsurance to MEIC for the ultimate benefit of the Company.

Reinsurance was provided for specified layers of risk in accordance with annually negotiated agreements between MEIC and these captive reinsurers. Risk layers, limits, and premium rates are set by management based on coverage requirements and risk assessments.

No direct payments were made by the Company to Adriatic, Pacific, or Caspian; all transactions were conducted through MEIC. As of June 30, 2026 and December 31, 2025, there were no material outstanding receivables or payables between the Company and Adriatic, Pacific, or Caspian.

Certain administrative services are performed by Company employees on behalf of these reinsurers, for which no separate fees are charged.

Holtec DISC, Inc. (“DISC”)

DISC is a Domestic International Sales Corporation wholly owned by the Company’s founder, established to facilitate tax-advantaged commission arrangements related to export sales.

For the six months ended June 30, 2026, and 2025, the Company paid export sales commissions of $10.0 million and $10.2 million, respectively, (recorded in Selling, General, and Administrative Expenses on the Statement of Operations) to DISC. For both periods, interest expense incurred was immaterial. As of June 30, 2026 and December 31, 2025, $18.2 million remained outstanding and payable to DISC (recorded in Accounts Payable on the Balance Sheet).

Commission rates are established annually by management and are compliant with DISC regulations. Payments are made annually within 30 days of December 15, as per agreement terms.

No other services or transactions were conducted between the Company and DISC during the period.

Harbor

The Company maintains a letter of credit facility with BMO Bank N.A., pursuant to the 2022 Credit Agreement. The 2022 Credit Agreement is secured through cash, bonds and equities held by Harbor, which is wholly owned and controlled by the Company’s founder. The Company has $385.4 million and $238.7 million of outstanding letters of credit as of June 30, 2026 and December 31, 2025, respectively, none of which have been drawn.

In October 2025, the Company entered into the 2025 RP Agreement with Harbor, which was later, in April 2026, amended to adjust interest rates. In July 2026, the Company borrowed $50.0 million under this agreement. For additional information see Note 14.

In April 2026, the Company distributed $99.0 million to Harbor.

Mariner Family Office Management, LLC

On March 1, 2025, the Company, through its wholly owned subsidiary, Holtec Logistics, LLC, sold equipment to Mariner Family Office Management, LLC, a related party, for a purchase price of $10.0 million. The

HOLTEC INTERNATIONAL

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollars in thousands, unless otherwise noted

purchase price accrued interest at a rate of 4.16% per annum until paid. On December 12, 2025, the Company received payment in full of the $10.0 million purchase price along with accrued interest of $0.33 million. The Company recognized a gain on the sale of $1.25 million, which is included in “Gain on sale of fixed assets” in the Consolidated Statements of Operations.

Cascades Opportunities LLC

Effective October 1, 2025, the Company entered into a 20-year lease agreement with Cascades Opportunities LLC, a related party under common control, to lease an office building comprising approximately 54,327 rentable square feet located in Camden, New Jersey.

Holtec Asia Sale

A share purchase agreement, effective January 1, 2026 was signed between the Company and Holtec Holdings Company, LLC, a related party of the Company under common ownership, for the sale of the total equity share of the Company in Holtec Asia Private Limited (“Holtec Asia”), for $11.51 million (“the Purchase Price”). The sale of Holtec Asia is intended to allow Holtec Asia to focus on its core business and access local capital markets. The Purchase Price was paid in full to the Company on January 14, 2026. The deconsolidation of Holtec Asia was accounted for as a transaction between entities under common control because the Company and Holtec Holdings Company, LLC are controlled by the same stockholders. Accordingly, upon derecognition of Holtec Asia’s net assets, no gain or loss was recognized. A $2.4 million net adjustment from the sale was recorded to additional paid-in capital.

    Shares

Holtec Nuclear Corporation

Class A Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

J.P. Morgan	Guggenheim Securities

Goldman Sachs & Co. LLC	Citigroup	BofA Securities

Morgan Stanley	Cantor	BMO Capital Markets	Oppenheimer & Co.

    , 2026

Through and including    , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee, the FINRA fee and the Nasdaq listing fee are estimated.

SEC Registration Fee	$	*
FINRA Filing Fee		*
Nasdaq Listing Fee		*
Printing Costs		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit, or in any action by or in the right of the corporation in the case of an officer.

We will enter into written indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

In connection with the Reorganization effected prior to the sale and distribution of the securities being registered, we issued     shares of our Class B common stock to Holtec Holdings. These shares of our Class B common stock were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1**	Form of Amended and Restated Certificate of Incorporation.

3.2**	Form of Amended and Restated Bylaws.

4.1**	Form of Registration Rights Agreement.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

10.1**	Form of Indemnification Agreement.

10.2**	Form of Amended and Restated Limited Liability Company Agreement of Holtec International.

10.3**	Form of Tax Receivable Agreement.

10.4**	Amended Business Alliance Agreement, by and between Holtec International, Holtec Asia Private Limited and Mariner Strategic Investments, LLC.

10.5**	Master Services Agreement, by and between Holtec Nuclear Corporation and Mariner Strategic Investments, LLC.

10.6†**	Form of Holtec Nuclear Corporation 2026 Equity Incentive Plan.

10.7†**	Form of Holtec Nuclear Corporation 2026 Employee Stock Purchase Plan.

10.8+**	Loan Guarantee Agreement, dated as of July 31, 2024, between Holtec Palisades, LLC, as Borrower, and U.S. Department of Energy, as Guarantor and Loan Servicer.

10.9+**	Letter of Credit Facility Agreement, dated January 11, 2022, between Holtec International, as Borrower, and BMO Bank, N.A., as Agent for itself and Bank of Montreal.

10.10**	Demand Line of Credit Agreement, dated October 15, 2025, between Holtec International and BMO Bank, N.A.

10.11**	Related Party Revolving Loan Agreement, dated October 24, 2025, between Holtec International, as Borrower, and Harbor Associates LP, as Lender.

10.12	First Amendment to Related Party Revolving Loan Agreement, dated January 20, 2026, between Holtec International, as Borrower, and Harbor Associates LP, as Lender.

10.13	Second Amendment to Related Party Revolving Loan Agreement, dated April 1, 2026, between Holtec International, as Borrower, and Harbor Associates LP, as Lender.

10.14	Related Party Revolving Loan Agreement, dated July 29, 2026, between Holtec International, as Borrower, and Mariner Strategic Investments, LLC, as Lender.

16.1**	Letter of RSM US LLP regarding changes in the independent registered public accounting firm of Holtec International, accounting predecessor to Holtec Nuclear Corporation.

21.1**	List of subsidiaries of Holtec Nuclear Corporation.

23.1	Consent of KPMG LLP, independent registered public accounting firm to Holtec Nuclear Corporation.

23.2	Consent of KPMG LLP, independent registered public accounting firm to Holtec International.

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page hereto).

99.1**	Consent of Director Nominee (Martha Singh).

99.2**	Consent of Director Nominee (Mark P. Long).

99.3**	Consent of Director Nominee (Daniel B. More).

Exhibit No.	Description of Exhibit

99.4**	Consent of Director Nominee (Michael W. Rencheck).

99.5**	Consent of Director Nominee (Susan N. Story).

107**	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.
+

Schedules, annexes and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule, annex or exhibit to the SEC upon request.

(b) Financial Statement Schedules

Financial statement schedules have been omitted because the information is not applicable or included in our consolidated financial statements included in the prospectus that forms a part of this Registration Statement.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camden, New Jersey, on August 21, 2026.

Holtec Nuclear Corporation

By:	/s/ Dr. Krishna P. Singh
Name: Dr. Krishna P. Singh
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of August, 2026.

Signature	Title

/s/ Dr. Krishna P. Singh Dr. Krishna P. Singh	Director and Chief Executive Officer (principal executive officer)

* Thomas Howe	Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Dr. Krishna P. Singh
Dr. Krishna P. Singh
Attorney-in-fact